As filed with the Securities and Exchange Commission on July 29, 2010
Registration No. 333-164790
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 2
TO
Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WESTERN LIBERTY BANCORP
(Exact name of registrant as specified in its charter)

Delaware	6022	26-0469120
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1370 Avenue of the Americas, 28th Floor
New York, New York 10019
(212) 445-7800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jason N. Ader, Chairman
Western Liberty Bancorp
1370 Avenue of the Americas, 28th Floor
New York, New York 10019
(212) 445-7800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jeffrey A. Horwitz, Esq.
Frank J. Lopez, Esq.
Proskauer Rose, LLP
1585 Broadway
New York, New York 10036
(212) 969-3000
(212) 969-2900

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement amends and restates the prospectus dated February 23, 2010 of Western Liberty Bancorp (“WLBC”, “we”, “us”, or “our”). Our securities are no longer listed on the New York Stock Exchange Amex (the “NYSE Amex”) or another nationally-recognized exchange and therefore we are not subject to NYSE Amex’s or another exchange’s stockholder approval requirements. Furthermore, approval of the Acquisition by our stockholders is not required under Delaware or other applicable law. As a result, we will no longer be soliciting the approval of our stockholders to consummate the Acquisition, and the prospectus no longer includes a proxy statement. We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy.

This prospectus contains information about the First Amendment to the Agreement and Plan of Merger, dated as of June 21, 2010 (the “Amendment”), which amends certain provisions of the Agreement and Plan of Merger, dated as of November 6, 2009, by and among WLBC, WL-S1 Interim Bank (“Merger Sub”), Service1st Bank of Nevada (“Service1st”) and Curtis W. Anderson, as the representative of the former stockholders of Service1st (the “Original Merger Agreement” and, as amended by the Amendment, the “Merger Agreement”). The Merger Agreement provides for the merger of Merger Sub with and into Service1st, with Service1st being the surviving entity and becoming our wholly-owned subsidiary (the “Acquisition”). Pursuant to the Amendment and as a result of certain developments described herein, the Original Merger Agreement was amended in several respects. The amendments include (i) revising the definition of Base Acquisition Consideration (as defined herein) so that the Base Acquisition Consideration will now be equal to the tangible book value of Service1st at the close of business on the last day of the calendar month immediately before the calendar month in which the final regulatory approval necessary for completion of the Acquisition is obtained (the “Valuation Date”), less (x) certain transaction expenses borne by Service1st, less (y) $1.0 million, (ii) revising the definition of Contingent Acquisition Consideration (as defined herein) so that it will now be equal to 20% of the tangible book value of Service1st at the close of business on the Valuation Date, (iii) increasing our commitment to contribute capital to Service1st at the closing of the Acquisition from $15.0 million to $25.0 million, and (iv) conditioning our obligation to close the Acquisition on the termination of John Gaynor’s employment agreement with us. Mr. Gaynor, who has retired as President and Chief Operating Officer of Service1st effective July 17, 2010, was to serve as our President and Chief Operating Officer and as the President and Chief Operating Officer of Service1st upon completion of the Acquisition. The Original Merger Agreement and the Amendment are attached hereto as Annex A and Annex B, respectively.

PROSPECTUS FOR
UP TO 5,268,068 SHARES OF COMMON STOCK

We are pleased to report that our board of directors and the board of directors of each of WL-S1 Interim Bank, a Nevada corporation (“Merger Sub”) and Service1st Bank of Nevada, a Nevada-chartered non-member bank (“Service1st”), have approved the Merger Agreement (the “Original Merger Agreement”), dated as of November 6, 2009, as amended by the First Amendment to the Agreement and Plan of Merger dated June 21, 2010 (the “Amendment” and, together with the Original Merger Agreement, the “Merger Agreement”), among WLBC, Merger Sub, Service1st and Curtis W. Anderson, as the representative of the former stockholders of Service1st, which provides for the merger of Merger Sub with and into Service1st, with Service1st being the surviving entity and becoming our wholly-owned subsidiary (the “Acquisition”).

Based on 49,811 shares of Service1st common stock outstanding as of July 28, 2010, a tangible book value of approximately $22.9 million for Service1st as of March 31, 2010, and an agreed-upon minimum share price of $8.00, the holders of common stock of Service1st will receive as consideration for the Acquisition approximately 2,775,000 shares of our common stock, or approximately 55.71 shares of our common stock for each share of Service1st common stock outstanding. Additionally, all outstanding Service1st options and warrants shall be converted into options and warrants of similar tenor to purchase an aggregate of 349,747 shares of our common stock, which, as of July 28, 2010, includes warrants to purchase 50,139 shares of our common stock and vested options to purchase 116,044 shares of our common stock. However, the number of shares the holders of common stock of Service1st will receive as consideration for the Acquisition is not fixed and cannot be determined at this time. In addition, the value of the shares of WLBC common stock to be received will depend not only on the number of shares that may be received but also on the market price of WLBC’s OTCBB (as defined below) quoted price, as described below. Finally, the receipt of the shares of WLBC common stock to be received as consideration for the Acquisition will not occur until after regulatory approvals have been received. Management expects the exchange to occur during the third quarter of 2010. Please see the section under ‘‘Summary’’ that provides more details relating to the exchange pricing and valuation.

Based upon the foregoing assumptions, upon completion of the Acquisition, the current holders of common stock and preferred stock of Service1st will own approximately 2,775,000 shares of our common stock and the current holders of our common stock will own 10,959,169 shares of our common stock. For purposes of presentation, except as noted above, all figures relating to share amounts and Service1st stock options and warrants are presented as they existed as of July 28, 2010. The actual number of shares of our common stock to be delivered to the holders of Service1st common stock as consideration for the Acquisition will be determined in accordance with the exchange ratio described in the section entitled “The Merger Agreement — Acquisition Consideration” and such ratio will take into account any exercises of Service1st options and warrants prior to the closing of the Acquisition. In addition, Service1st’s stockholders may be entitled to receive additional shares of our common stock as additional consideration if the closing price per share of our common stock exceeds $12.75 for 30 consecutive days at any time within the first two years after the closing of the Acquisition.

In connection with the Acquisition, we intend to become a bank holding company, which will enable us to participate in financial lines of business. Our wholly-owned subsidiary, Merger Sub, which was formed by us under Nevada law for the sole purpose of facilitating our acquisition of a Nevada-chartered financial institution, will merge with and into Service1st, a Nevada-chartered non-member bank. Our banking operations will be conducted through Service1st, which will be the surviving entity pursuant to the Merger Agreement and will retain the Service1st name. Our prospective business strategy will be to actively pursue government-assisted transactions, generate additional transaction deposits to grow our base of high-quality deposits, pursue conservative lending opportunities in markets that are underserved by other lenders and expand our geographic footprint.

Under the terms of the Amendment, Service1st has agreed to duly call, give notice of, and convene and hold as promptly as practicable after the date of this prospectus a meeting of the Service1st stockholders to obtain the approval of the Acquisition from the holders of a majority of the outstanding shares of capital stock of Service1st (the “Service1st Stockholder Approval”). Before the Acquisition may be completed, however, various other approvals and consents must be obtained, including from the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Federal Deposit Insurance Corporation (the “FDIC”) and the Nevada Financial Institutions Division. Due to the various consents that must be obtained, there could be a significant lapse of time between the time Service1st stockholders vote on the Acquisition and the consummation of the Acquisition.

Our common stock trades on the Over-the-Counter (OTC) Bulletin Board®, an electronic stock listing service provided by the Nasdaq Stock Market, Inc. (the “OTCBB”) under the symbol “WLBC.OB”. On July 28, 2010, the last sales price of our common stock as reported by the OTCBB was $6.00 per share. We expect our securities to be listed on a nationally-recognized exchange shortly after the closing of the Acquisition.

This prospectus provides you with detailed information about the Acquisition and other matters. You are encouraged to read carefully the entire document. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 9.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The prospectus is dated July 29, 2010.

SUMMARY

This summary highlights selected information from this prospectus. It may not contain all of the information that is important to you. You are urged to carefully read the entire prospectus and the other documents referred to in this prospectus because the information in this section does not provide all the information that might be important to you with respect to the Merger Agreement and the Acquisition. See the section entitled “Where You Can Find More Information” on page 167. Each item in this summary refers to the page of this prospectus on which that subject is discussed in more detail.

Information about the Parties (page 29)

The Parties

WLBC

•	We were formerly known as “Global Consumer Acquisition Corp.” and were a special purpose acquisition company, formed under the laws of Delaware on June 28, 2007, to consummate an acquisition, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On October 7, 2009, our stockholders approved our initial acquisition of 1st Commerce Bank, a Nevada-chartered non-member bank (“1st Commerce Bank”) (such acquisition was subsequently terminated by mutual agreement of the parties), along with certain amendments to our Amended and Restated Certificate of Incorporation removing certain provisions specific to special purpose acquisition companies, changing our name to “Western Liberty Bancorp” and authorizing the distribution and termination of our trust account. See the section entitled “The Acquisition — Background of the Acquisition.”

•	In connection with the Acquisition, we have initiated a process to obtain the regulatory approvals necessary for us to become a bank holding company, which will enable us to consummate the Acquisition and participate in financial lines of business. Upon the consummation of the Acquisition, we will operate as a “new” Nevada financial institution bank holding company and will conduct our operations through our wholly-owned subsidiary, Service1st. The consummation of the Acquisition remains subject to such conditions as are customary for acquisitions of such type, including without limitation, obtaining all applicable governmental and other consents and approvals. We expect to provide a full range of traditional community banking services focusing on core commercial business in the form of commercial real estate lending, small business lending, consumer loans and a broad range of commercial and consumer depository products. In addition, we intend to use cash-on-hand to facilitate additional acquisitions, as and when permitted by federal and state banking regulators, and to fund prudent loan portfolio and deposit base growth.

•	Our common stock trades on the OTCBB under the symbol “WLBC.OB”. We expect our securities to be listed on a nationally-recognized exchange shortly after the closing of the Acquisition.

•	The mailing address of our principal executive office is 1370 Avenue of the Americas, 28th Floor, New York, New York, 10019. Our telephone number is (212) 445-7800. Upon consummation of the Acquisition, our mailing address will become 8363 W. Sunset Road, Suite 350, Las Vegas, Nevada 89113, and our telephone number will become (702) 966-7400.

Service1st

•	Service1st operates as a traditional community bank and provides a full range of banking and related services to locally owned businesses, professional firms, real estate developers and investors, local non-profit organizations, high net worth individuals and other customers from its headquarters and two retail banking locations in the greater Las Vegas area. Services provided include basic commercial and consumer depository services, commercial working capital and equipment loans, commercial real estate (both owner and non-owner occupied) loans, construction loans, and unsecured personal and business loans. Service1st relies primarily on locally generated deposits to provide it with funds for making loans. All of its business is generated in the Nevada market. As of March 31, 2010, Service1st had total assets of approximately $210.0 million, total gross loans of $132.0 million and total deposits of $185.6 million.

•	The mailing address of Service1st’s principal executive office is 8363 W. Sunset Road, Suite 350, Las Vegas, Nevada 89113. Its telephone number is (702) 966-7400.

WL-S1 Interim Bank

•	WL-S1 Interim Bank, a Nevada corporation and our wholly-owned subsidiary, was formed solely for the purpose of merging with Service1st, with Service1st being the surviving entity and becoming our wholly-owned subsidiary upon consummation of the Acquisition. It has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

•	The mailing address of Merger Sub’s principal executive office is 1370 Avenue of the Americas, 28th Floor, New York, New York, 10019. Its telephone number is (212) 445-7800. Upon consummation of the Acquisition, Merger Sub’s mailing address will become 8363 W. Sunset Road, Suite 350, Las Vegas, Nevada 89113, and its telephone number will become (702) 966-7400.

The Acquisition (page 31)

•	Our board of directors and the board of directors of each of Merger Sub and Service1st have approved the Original Merger Agreement, attached hereto as Annex A, as amended by the Amendment, attached hereto as Annex B, which provides for the merger of Merger Sub with and into Service1st, with Service1st being the surviving entity and becoming our wholly-owned subsidiary. Service1st is referred to as the “Target” and the transaction contemplated by the Merger Agreement is referred to herein as the “Acquisition.”

•	In connection with the Acquisition, we intend to become a bank holding company, which will enable us to participate in financial lines of business. Our wholly-owned subsidiary, Merger Sub, which was formed by us under Nevada law for the sole purpose of facilitating our acquisition of a Nevada-chartered financial institution, will merge with and into Service1st, a Nevada-chartered non-member bank. Western Liberty Bancorp’s banking operations will be conducted through Service1st, which will be the surviving entity pursuant to the Merger Agreement and will retain the Service1st name. Founded in November 2006, Service1st is a Nevada-chartered non-member bank located in Las Vegas, Nevada and will continue to operate following the consummation of the Acquisition. Service1st provides a variety of personal and business banking services, including checking and savings accounts, money market accounts, certificates of deposit, loans and lines of credit. See the section entitled “Information Related to Service1st Bank of Nevada.” Service1st has no registered securities and its securities do not currently trade in any market.

•	Based on 49,811 shares of Service1st common stock outstanding as of July 28, 2010, a tangible book value of approximately $22.9 million for Service1st as of March 31, 2010, and an agreed-upon minimum share price of $8.00, the holders of common stock of Service1st will receive as consideration for the Acquisition approximately 2,775,000 shares of our common stock. Additionally, all outstanding Service1st options and warrants shall be converted into options and warrants of similar tenor to purchase an aggregate of 349,747 shares of our common stock, which, as of July 28, 2010, includes warrants to purchase 50,139 shares of our common stock and vested options to purchase 116,044 shares of our common stock. Based upon the foregoing assumptions, upon completion of the Acquisition, the current holders of common stock and preferred stock of Service1st will own 2,775,00 shares of our common stock and the current holders of our common stock will own 10,959,169 shares of our common stock. For purposes of presentation, except as noted above, all figures relating to share amounts and Service1st stock options and warrants are presented as they existed as of July 28, 2010. The actual number of shares of our common stock to be delivered to the holders of Service1st common stock as consideration for the Acquisition will be determined in accordance with the exchange ratio described in the section entitled “The Merger Agreement — Acquisition Consideration” and such ratio will take into account any exercises of Service1st options and warrants prior to the closing of the Acquisition.

•	The stockholders of Service1st may also be entitled to receive additional shares of our common stock as Contingent Acquisition Consideration (as defined herein) if at any time within the first two years after the closing of the Acquisition, the closing price per share of our common stock exceeds $12.75 for 30 consecutive days. See the section entitled “The Merger Agreement — Acquisition Consideration” for more information.

•	We considered and analyzed numerous companies and merger or acquisition opportunities in our search for attractive business combination candidates. While we sought potential targets that evidenced key characteristics, including an experienced management team and strong competitive position, some attractive candidates did not exhibit all of these characteristics. The ultimate threshold criteria was whether, in management’s opinion, the target represented an attractive investment opportunity, with growth potential at a fair valuation. Our search for and evaluation of business combination candidates and our reasons for selecting Service1st are discussed under the section entitled “The Acquisition — Background of the Acquisition.”

•	Based on our due diligence investigation of Service1st and the industry in which it operates, including the financial and other information provided by Service1st in the course of our negotiations, we believe that the Acquisition will provide our stockholders with an opportunity to participate in a company with significant growth potential. We believe that the Acquisition will provide us with a platform through which we will be able to grow our balance sheet through growth in loan assets and deposits. See the section entitled “The Acquisition — Our Board of Directors’ Reasons for the Approval of the Acquisition.” For a discussion of the significant risks and uncertainties we expect to face, see the section entitled “Risk Factors.”

•	We have entered into two employment agreements that will be effective upon consummation of the Acquisition. William E. Martin, the current Vice Chairman and Chief Executive Officer of Service1st, will serve as our Chief Executive Officer and as the Chief Executive Officer of Service1st, and Richard Deglman, the current Chief Credit Officer of Service1st, will continue to serve as Chief Credit Officer of Service1st. See the section entitled “Benefits to Certain Service1st Officers and Directors” in this summary and the section in this prospectus entitled “Executive Officer and Director Compensation — Employment Agreements.”

•	Certain stockholders of Service1st entered into an Amended and Restated Voting Agreement with us, dated as of January 28, 2010 (the “Voting Agreement”), whereby the stockholders agreed to vote all of the shares of Service1st common stock currently beneficially owned by them or acquired by them after such date in favor of the Acquisition. The Voting Agreement contains restrictions limiting the ability of the stockholders to sell or otherwise transfer the shares of Service1st beneficially owned by them. As of July 28, 2010, the stockholders party to the Voting Agreement owned an aggregate of 12,364 shares, or approximately 24% of the total amount of outstanding shares of Service1st common stock. The Voting Agreement terminates upon the earliest to occur of (i) the date of the effectiveness of the Acquisition and (ii) the date of the termination of the Merger Agreement in accordance with its terms.

•	The Acquisition is expected to be consummated as soon as practicable, subject to the fulfillment of certain conditions, including (a) obtaining the required regulatory and other consents and approvals (as described below) and (b) there having not occurred a material adverse effect with respect to Service1st (including to its business, assets, financial condition or profits). The consummation of the Acquisition is also conditioned upon the receipt of the Service1st Stockholder Approval. Under the terms of the Amendment, Service1st has agreed to duly call, give notice of, and convene and hold as promptly as practicable after the date of this prospectus a meeting of the Service1st stockholders to obtain the Service1st Stockholder Approval. The Merger Agreement is also subject to the fulfillment of other customary closing conditions. We cannot be certain when, or if, the conditions to the Acquisition will be satisfied or waived, or that the Acquisition will be consummated.

•	As a corporation not currently subject to bank supervisory regulation, our applications to become a bank holding company for a Nevada-based community bank are subject to different statutory approval processes maintained by several federal and state bank regulatory agencies with supervisory oversight and jurisdiction of the contemplated transactions and the parties to the Merger Agreement. Under the Merger Agreement, WLBC, Merger Sub and Service1st have agreed to use commercially reasonable best efforts to take all action necessary to consummate the transactions contemplated thereby, including obtaining such regulatory approvals. These approvals include approval from or notices to the Federal Reserve, the FDIC, federal and state securities authorities and various other federal and state regulatory authorities and self-regulatory organizations, including the Nevada Financial Institutions Division. We have initiated the filing of applications and notifications to obtain the required regulatory approvals. Approval terms granted by these federal and state bank regulatory agencies may include terms and conditions more onerous than our management contemplates, and approval may not be granted in the timeframes desired by the parties to the contemplated transactions or at all. In connection with the ongoing review of our applications to become a bank holding company, the relevant regulatory agencies have requested that we reduce the number of shares of common stock into which our outstanding warrants are convertible and may request that we take additional measures to facilitate our transition to a bank holding company. In particular, regulators may request changes to our proposed directors and executive officers. See the sections entitled “Risk Factors — Risks Related to the Acquisition — The Acquisition is subject to the receipt of consents and approvals from regulatory authorities that may impose conditions that could have an adverse effect on us or, if not obtained, could prevent completion of the Acquisition” and “— We may be unsuccessful in our efforts to restructure the terms of our outstanding warrants in order to obtain regulatory approval of the Acquisition”,“The Acquisition — Regulatory Matters”, “Description of Securities — Public Warrants” and “Supervision and Regulation.”

•	If the Acquisition cannot be consummated or is terminated, we intend to pursue alternative acquisitions. We do not expect to present any alternative acquisition to our stockholders for a vote, except as required under Delaware or other applicable law, or pursuant to stock exchange rules. In the event we are unable to close the Acquisition or acquire other assets shortly thereafter, for a period of time we may continue to operate as a corporation with a significant amount of unallocated capital and no operational assets other than cash and cash equivalents. Please see the section entitled “Risk Factors.”

Pricing and Valuation

The following table provides various illustrations of the potential Base Acquisition Consideration to be received for each share of Service1st common stock.

				Actual Market Value
	Base Acquisition	Actual or Minimum	Number of WLBC	of WLBC Share on
As of Date	Consideration(1)	WLBC Share Price(2)	Shares Received(2)	this Date (Closing Price)

March 31, 2010	$445.68	$8.00	55.71	$7.00

(1)	Base Acquisition Consideration (as of the respective date) is calculated as follows: As of March 31, 2010, Service1st Tangible Book Value (as defined in the Merger Agreement) was $24.2 million, less net transaction expenses of $958,000, less $1.0 million (which equals $22.2 million), divided by 49,811 common shares outstanding, for a Base Acquisition Consideration equal to $445.68 per share of Service1st common stock. The Base Acquisition Consideration is tied to the Tangible Book Value of Service1st Bank and has no floor or cap and will be calculated as of the close of business on the last day of the calendar month immediately before the calendar month in which final regulatory approvals are obtained.

(2)	Under the terms of the Merger Agreement, WLBC stock has a floor of $8.00 and a ceiling of $9.78 for computing the daily volume weighted average price.

* In addition to the Base Acquisition Consideration shares issued by WLBC as illustrated above, all outstanding Service1st options and warrants shall be converted into options and warrants of similar tenor to purchase an aggregate of 349,747 shares of our common stock, which, as of July 28, 2010, includes warrants to purchase 50,139 shares of our common stock and vested options to purchase 116,044 shares of our common stock.

Benefits to Certain Service1st Officers and Directors

•	On the Closing Date, all outstanding options and warrants to acquire Service1st common stock, including those issued to the current Service1st officers and directors, will be converted into options and warrants to acquire our common stock without change in the vesting schedule or other terms, except that the number of shares of our common stock acquirable by exercise of such options and warrants and the option and warrant exercise price will be adjusted by the exchange ratio described in the section entitled “The Merger Agreement — Acquisition Consideration.” As of July 28, 2010, the current officers and directors of Service1st held, in aggregate, options to acquire 4,019 shares of Service1st common stock, of which 1,337 shares are vested, and warrants to acquire 642 shares of Service1st common stock, all of which shares are vested. Assuming an exchange ratio of 55.71 shares our common stock for each share of Service1st common stock, the options and warrants to acquire shares of Service1st common stock at $1,000 per share will become options and warrants to acquire shares of our common stock for $17.95 per share. The exercise price of the Service1st options and warrants, after adjustment pursuant to the assumed exchange ratio, exceeds the price of our common stock as reported by the OTCBB as of July 28, 2010, which was $6.00 per share.

•	William E. Martin, Blake L. Sartini, Terrence L. Wright, and Curtis W. Anderson, all of whom are current directors or members of management of Service1st, will serve as members of our board of directors from and after the closing of the Acquisition until the first annual meeting of stockholders following the closing of the Acquisition or until their successors are elected and qualified.

•	It is anticipated that our executives’ compensation will have three primary components — salary, cash incentive bonuses and stock-based awards. We will view the three components of executive compensation as related but distinct. Although our Compensation Committee will review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We anticipate determining the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, individual performance and other information deemed relevant and timely. Since our Compensation Committee will not be formed until consummation of the Acquisition, we have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. Our board of directors has approved the award of up to 1.5 million shares of restricted stock in connection with the Acquisition, which may be awarded to certain members of our management and our consultants, in connection with the Acquisition subject to Compensation Committee approval and allocation. See the section entitled “Executive Officer and Director Compensation”

•	On February 8, 2010, in connection with the Acquisition, we entered into an amended and restated employment agreement with William E. Martin, who will become our Chief Executive Officer and remain Chief Executive Officer of Service1st upon the consummation of the Acquisition. In addition, our board of directors will appoint Mr. Martin to our board of directors upon the consummation of the Acquisition. Pursuant to the terms of his employment agreement, Mr. Martin’s employment shall commence as of the consummation of the Merger, and continue for an initial term of three years with one or more additional automatic one-year renewal periods thereafter. Mr. Martin will be entitled to a base salary of $325,000. In addition Mr. Martin will receive a one-time grant of restricted stock equal to $1.0 million divided by the closing price of our common stock on the consummation of the Merger. All restricted stock will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the consummation of the Merger, subject to Mr. Martin’s continuous employment through each vesting date. Such restricted stock shall be subject to restrictions on transfer for a period of one year following each vesting date. Mr. Martin is also eligible to receive additional equity and long-term incentive awards under any equity-based incentive compensation plans adopted by us for which our senior executives are generally eligible, and an annual discretionary incentive payment upon the attainment of one or more pre-established performance goals established by the Compensation Committee of our board of directors. Mr. Martin shall be entitled to employee benefits in accordance with our employee benefits programs. In addition, Mr. Martin shall be entitled to receive a one-time payment equal to his prior year’s salary in the event there is a change in control at Service1st and Mr. Martin remains the Chief Executive Officer of such through the closing of the change in control. Mr. Martin’s employment agreement contains customary representations, covenants and termination provisions. See the section entitled “Executive Officer and Director Compensation — Employment Agreements.”

•	On November 6, 2009, in connection with the Acquisition, we entered into an employment agreement with Richard Deglman, who will become the Chief Credit Officer of Service1st upon the closing of the Acquisition. Mr. Deglman is currently the Chief Credit Officer of Service1st. Pursuant to the terms of his employment agreement, Mr. Deglman’s employment shall commence as of the consummation of the Merger, and continue for an initial term of three years with one or more additional automatic one-year renewal periods thereafter. Mr. Deglman will be entitled to a base salary of not less than $250,000. Mr. Deglman will be eligible to receive equity and long-term incentive awards under any equity-based incentive compensation plans adopted by us for which our senior executives are generally eligible, and an annual discretionary incentive payment upon the attainment of one or more pre-established performance goals established by the Compensation Committee of our board of directors. Mr. Deglman shall be entitled to employee benefits in accordance with our employee benefits programs. In addition, Mr. Deglman shall be entitled to receive a one-time payment equal to his prior year’s salary in the event there is a change in control at Service1st and Mr. Deglman remains the Chief Credit Officer of such through the closing of the change in control. Mr. Deglman’s employment agreement contains customary representations, covenants and termination provisions. See the section entitled “Executive Officer and Director Compensation — Employment Agreements.”

COMPARATIVE PER SHARE DATA

The following table sets forth selected historical per share information of WLBC and Service1st and unaudited pro forma combined per share information after giving effect to the merger between Service1st and Merger Sub, under the acquisition method of accounting for business combinations, assuming that shares of our common stock had been issued in exchange for each outstanding share of Service1st common stock. The acquisition method of accounting for business combinations uses fair value concepts. The pro forma adjustments reflect the assets and liabilities of Service1st at their preliminary estimated fair values. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth in the following table. For information regarding the underlying numerical assumptions used in connection with the presentation of the pro forma data in the table below, see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Data” and “The Merger Agreement — Acquisition Consideration.”

In accordance with the requirements of the SEC, the unaudited pro forma combined and unaudited pro forma Service1st per share equivalent information gives effect to the Acquisition as if the Acquisition had been effective on January 1, 2009 in the case of income per share data and on March 31, 2010 and December 31, 2009, respectively, in the case of book value per share data. You should read this information in conjunction with the selected historical financial information included elsewhere in this prospectus, and the historical financial statements of WLBC and related notes that have been filed with the SEC. See the sections entitled “Selected Historical Financial Information — Western Liberty Bancorp” and “Selected Historical Financial Information — Service1st.” Our unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included in this prospectus. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Data”. Our historical per share information and the historical per share information of Service1st below is derived from unaudited financial statements as of and for the three months ended March 31, 2010 and audited financial statements as of and for the year ended December 31, 2009. The unaudited pro forma Service1st per share equivalents are calculated by multiplying our unaudited pro forma combined per share amounts by the exchange ratio of 63.03.

The unaudited pro forma combined per share information below is presented for illustrative purposes only and is not necessarily indicative of the income per share and book value that would have occurred if the Acquisition had been effective on January 1, 2009 in the case of income per share data and on March 31, 2010 and December 31, 2009, respectively, in the case of book value per share data, nor is it necessarily indicative of the future operating results or financial position of the combined company.

	As of and for the	As of and for the
	Three Months Ended	Year Ended
	March 31, 2010	December 31, 2009

Comparative per share data
WLBC — Historical
Historical per common share:
Earnings (loss) per share (basic)	$(0.16)	$(0.45)
Earnings (loss) per share (diluted)	$(0.16)	$(0.45)
Book value per share(1)	$7.92	$8.02
Unaudited Pro Forma Combined
Unaudited pro forma per common share:(2)
Earnings (loss) per share (basic)	$(0.26)	$(0.90)
Earnings (loss) per share (diluted)	$(0.26)	$(0.90)
Book value per share(1)	$7.30	$7.56

	As of and for the	As of and for the
	Three Months Ended	Year Ended
	March 31, 2010	December 31, 2009

Service1st — Historical
Historical per common share:
Earnings (loss) per share (basic)	$(36.42)	$(342.86)
Earnings (loss) per share (diluted)	$(36.42)	$(342.86)
Book value per share(1)	$449.96	$492.24
Unaudited Pro Forma Service1st Equivalents
Unaudited pro forma per equivalent Service1st share(3):
Earnings (loss) per share (basic)	$(16.39)	$(56.73)
Earnings (loss) per share (diluted)	$(16.39)	$(56.73)
Book value per share	$460.12	$476.51

(1)	The book value per share is computed by dividing total stockholders’ equity by the number of shares of common stock issued and outstanding at the end of the period.

(2)	The pro forma combined shares outstanding assumes the issuance of 2,275,375 shares as Base Acquisition consideration and 364,000 shares of Contingent Acquisition Consideration, plus shares of restricted common stock, each as defined as more fully discussed in the section entitled “Unaudited Pro Forma Condensed Combined Financial Data”.

(3)	The Service1st equivalent pro forma combined per share amounts are calculated by multiplying our unaudited pro forma combined per share amounts by the exchange ratio of 63.03, the number of shares of our common stock that would be exchanged for each share of Service1st common stock in the Acquisition.

Dividends

We do not currently pay dividends. Service1st also does not currently pay dividends. Under the terms of the Merger Agreement, Service1st may not declare, make or pay any dividends with respect to their capital stock prior to the Closing Date or the termination of the Merger Agreement.

After completion of the Acquisition, former Service1st stockholders who hold our common stock they received as consideration for the Acquisition will receive whatever dividends are declared and paid on our common stock following the merger. There can be no assurance that any dividends will be declared or paid by us or as to the amount or timing of such dividends, if any. Any future dividends will be made at the discretion of our board of directors.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this prospectus, before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this prospectus.

Risks Related to Our Business and the Financial Services Industry

As a newly-formed public bank holding company, we will incur significant legal, accounting, compliance and other expenses.

As a newly-formed public bank holding company, we will incur significant legal, accounting and other expenses that were not necessarily incurred by Service1st prior to the Acquisition. There can be no assurances that the costs will not be materially higher. For example, we will continue to be required to prepare and file quarterly, annual and current reports with the SEC, as well as comply with a myriad of rules applicable to public companies, such as the proxy rules, beneficial ownership reporting requirements and other obligations. In addition, the Sarbanes-Oxley Act of 2002 and the rules implemented by the SEC in response to that legislation have required significant changes in corporate governance practices of public companies. While we have had to comply with such rules and regulations in the past, we expect these rules and regulations to significantly affect legal and financial compliance costs when we enter into the financial services industry as a result of the Acquisition, and to make some activities more time-consuming and costly than they had been prior to the Acquisition.

Additionally, as a newly-formed bank holding company, we will be required to prepare supplemental qualitative disclosure regarding our assets and operations as set forth in Article 9 of Regulation S-X and Industry Guide No. 3, which will include information such as portfolio loan composition, yield, costs, loan terms, maturities, re-pricing characteristics, credit ratings and risk elements such as non-accrual and past due items, which will add to our legal and compliance costs going forward.

As the provider of financial services, our business and earnings will be significantly affected by general business and economic conditions, particularly in the real estate industry, and accordingly, our business and earnings could be further harmed in the event of a continuation or deepening of the current U.S. recession or further market deterioration or disruption.

The global and U.S. economies and the local economies in the Nevada market, where substantially all of the Service1st loan portfolio was originated, experienced a steep decline beginning in 2007, which is expected to continue throughout 2010. The financial markets and the financial services industry in particular suffered unprecedented disruption, causing many financial institutions to fail or require government intervention to avoid failure. These conditions were largely the result of the erosion of the U.S. and global credit markets, including a significant and rapid deterioration of the mortgage lending and related real estate markets. We give you no assurance that economic conditions that have adversely affected the financial services industry and the capital, credit, and real estate markets generally, will improve in the near term.

Our business and earnings will be sensitive to general business, economic and market conditions in the United States. These conditions include changes in short-term and long-term interest rates, inflation, deflation, fluctuation in the real estate and debt capital markets, developments in national and regional economies and changes in government policies and regulations.

Our business and earnings will be particularly sensitive to economic and market conditions affecting the real estate industry because a large portion of our loan portfolio will consist of commercial real estate and construction loans. Real estate values have been declining in Nevada, steeply in some cases, which has affected collateral values and has resulted in increased provisions for loan losses for Nevada banks.

While generally containing lower risk than unsecured loans, commercial real estate and construction loans generally involve a high degree of credit risk. Such loans also generally involve larger individual loan balances. In addition, real estate construction loans may be affected to a greater extent than residential loans by adverse conditions in real estate markets or the economy because many real estate construction borrowers’ ability to repay their loans is dependent on successful development of their properties, as well as the factors affecting residential real estate borrowers. Risk of loss on a construction loan depends largely upon whether the initial estimate of the property’s value at completion of construction equals or exceeds the cost of property construction (including interest), the ability of the borrowers to stabilize leasing or rental income to qualify for permanent financing and the availability of permanent take-out financing, itself a market we believe that is largely non-existent at present. During the construction phase, a number of factors can result in delays and cost overruns. Construction and commercial real estate loans also involve greater risk because they may not be fully amortizing over the loan period, but have a balloon payment due at maturity. A borrower’s ability to make a balloon payment may depend on the borrower being able to refinance the loan, timely sell the underlying property or liquidate other assets.

The current U.S. recession has resulted in a reduction in the value of many of the real estate assets securing a large portion of the loans that we are purchasing. Any increase in the number of delinquencies or defaults would result in higher levels of nonperforming assets, net charge-offs and provisions for loan losses, adversely affecting our results of operations and financial condition.

Future acquisitions will require regulatory approval and may be on terms that may not conform to our current business plan and our asset portfolio.

Upon the consummation of the Acquisition, we will operate as a “new” Nevada financial institution bank holding company and will conduct our operations through our wholly-owned subsidiary, Service1st. Service1st currently operates from its main office and two branch locations with approximately $132.0 million in gross loans and approximately $185.6 million in deposits as of March 31, 2010. Following the consummation of the Acquisition, we intend to grow organically, and if approved by the appropriate bank regulatory agencies, pursue additional acquisitions, including government assisted transactions and opportunities involving federally assisted bank acquisitions as well as open bank opportunities which may occur. There is no assurance that we will receive the necessary approvals for such acquisitions or that such acquisitions will conform to our current business plan and asset portfolio.

Our geographic concentration will be tied to business, economic and regulatory conditions in Nevada.

Unfavorable business, economic or regulatory conditions in Nevada, where we will conduct the majority of our business, could have a significant adverse impact on our business, financial condition and results of operations. In addition, because our business will be concentrated in Nevada, and our entire loan portfolio originated from Nevada, we could also be adversely affected by any material change in Nevada law or regulation and may be exposed to economic and regulatory risks that are greater than the risks we would face if the business were spread more evenly by geographic region.

Furthermore, the recent decline in Nevada in the value of real estate assets and local business revenues, particularly in the gaming and hospitality industries, could continue and would likely have a significant adverse impact on business, financial conditions and results of operations. There can be no assurance that the real estate market or local industry revenues will not continue to decline. Further erosion in asset values in Nevada could impact our existing loans and could make it difficult for us to find attractive alternatives to deploy our capital, impeding our ability to grow our business.

The Las Vegas market is substantially dependent on gaming and tourism revenue, and the downturn in the gaming and tourism industries has indirectly had an adverse impact on Nevada banks.

The economy of the Las Vegas area is unique in the United States for its level of dependence on services and industries related to gaming and tourism. Regardless of whether a Nevada bank has substantial customer relationships in the gaming and tourism industries, the downturn in the Nevada economy adversely affects the bank’s customers, resulting in an increase in loan delinquencies and foreclosures, a reduction in the demand for products and services, and a reduction of the value of collateral for loans, with an associated adverse impact on the bank’s business, financial condition, results of operations, and prospects.

Any event or state of affairs that adversely affects the gaming or tourism industry adversely impacts the Las Vegas economy generally. Gaming and tourism revenue is particularly vulnerable to fluctuations in the economy. Virtually any development or event that dissuades travel or spending related to gaming and tourism adversely affects the Las Vegas economy. The Las Vegas economy is more susceptible than the economies of many other cities to such issues as higher gasoline and other fuel prices, increased airfares, unemployment levels, recession, rising interest rates, and other economic conditions, whether domestic or foreign. Gaming and tourism are also susceptible to political conditions or events, such as military hostilities and acts of terrorism, whether domestic or foreign. In addition, Las Vegas competes with other areas of the country and other parts of the world for gaming revenue, and it is possible that the expansion of gaming operations in other states, such as California, and other countries would significantly reduce gaming revenue in the Las Vegas area.

The soundness of other financial institutions with which we do business could adversely affect us.

The financial services industry and the securities markets have been materially adversely affected by significant declines in values of almost all asset classes and by extreme lack of liquidity in the capital and credit markets. Financial institutions specifically have been subject to increased volatility and an overall loss in investor confidence. Financial institutions are interrelated as a result of trading, clearing, counterparty, investment, or other relationships, including loan participations, derivatives, and hedging transactions and investments in securities or loans originated or issued by financial institutions or supported by the loans they originate. Many of these transactions expose a financial institution to credit or investment risk arising out of default by the counterparty. In addition, a bank’s credit risk may be exacerbated if the collateral it holds cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan or other exposure. These circumstances could lead to impairments or write-downs in a bank’s securities portfolio and periodic gains or losses on other investments under mark-to-market accounting treatment. We could incur additional losses to our securities portfolio in the future as a result of these issues. These types of losses could have a material adverse effect on our business, financial condition or results of operation. Furthermore, if we are unable to ascertain the credit quality of certain potential counterparties, we may not pursue otherwise attractive opportunities and we may be unable to effectively grow our business.

Our earnings may be significantly affected by the fiscal and monetary policies of the federal government and its agencies.

The Federal Reserve regulates the supply of money and credit in the United States. Its policies determine in large part cost of funds for lending and investing and the return earned on those loans and investments, both of which impact net interest margin, and can materially affect the value of financial instruments, such as debt securities. Its policies can also affect borrowers, potentially increasing the risk that they may fail to repay their loans. Changes in Federal Reserve policies will be beyond our control and difficult to predict or anticipate. To the extent that changes in Federal Reserve policies have a disproportionate effect on our cost of funding or on the health of our borrowers, such changes could materially affect our operating results.

If there was a depletion of the FDIC’s Deposit Insurance Fund, the FDIC could impose additional assessments on the banking industry.

If there was a depletion of the FDIC’s Deposit Insurance Fund, we believe that the FDIC would impose additional assessments on the banking industry. In such case, Service1st’s profitability would be reduced by any special assessments from the FDIC to replenish the Deposit Insurance Fund. Please see the discussion in the section entitled “Supervision and Regulation — Deposit Insurance.”

The financial services industry is heavily regulated by federal and state agencies.

Federal and state regulation is to protect depositors, federal deposit insurance funds and the banking system as a whole, not security holders. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect the business going forward in substantial and unpredictable ways including limiting the types of financial services and products we may offer and/or increasing the ability of nonbanks to offer competing financial services and products. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies and damage to our reputation. For further discussion of applicable regulations please see the section entitled “Supervision and Regulation.”

Potential acquisitions through government-assisted transactions are ultimately decided upon by many of the agencies that will regulate us. To the extent that our regulators took actions that were not in our interests, it could have a negative impact on our growth prospects. Additionally, there can be no assurance that regulatory approvals will be granted and the Acquisition will be consummated.

We operate in a highly regulated environment and changes in the laws and regulations that govern our operations, changes in the accounting principles that are applicable to us, and our failure to comply with the foregoing, may adversely affect us.

We will be subject to extensive regulation, supervision, and legislation that governs almost all aspects of our operations. See the section entitled “Supervision and Regulation.” The laws and regulations applicable to the banking industry could change at any time and are primarily intended for the protection of customers, depositors, and the deposit insurance funds, not stockholders. Changes in these laws or in applicable accounting principles could make it more difficult and expensive for us to comply with laws, regulations, or accounting principles and could affect the way we conduct business.

Moreover, the United States, state, and foreign governments have taken or are considering extraordinary actions to deal with the worldwide financial crisis and the severe decline in the global economy. Many of these actions have been in effect for only a limited time and have produced limited or no relief to the capital, credit, and real estate markets. We cannot assure you that these actions or other actions under consideration will ultimately be successful. Although we cannot reliably predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes could be materially adverse to our investors and stockholders. Compliance with the initiatives may increase our costs and limit our ability to pursue business opportunities.

A stockholder with a 5% or greater interest in Western Liberty Bancorp could, under certain circumstances, be subject to regulation as a “bank holding company.”

Any entity (including a “group” composed of natural persons) owning 25% or more of our outstanding common stock, or 5% or more if such stockholder otherwise exercises a “controlling influence” over us, may be subject to regulation as a “bank holding company” in accordance with the Bank Holding Company Act of 1956, as amended (the “BHCA”). In addition, (1) any bank holding company or foreign bank with a U.S. presence may be required to obtain the approval of the Federal Reserve Board under the BHCA to acquire or retain 5% or more of our outstanding common stock and (2) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board under the Change in Bank Control Act to acquire or retain 10% or more of our outstanding common stock. Becoming a bank holding company imposes certain statutory and regulatory restrictions and burdens. In addition, because a bank holding company is required to provide managerial and financial strength for its bank subsidiary, such stockholder may be required to divest investments that may be deemed incompatible with bank holding company status, such as a material investment in a company unrelated to banking. Each stockholder is responsible for monitoring its ownership level to determine whether they will become subject to regulation as a “bank holding company.” Furthermore, although we will actively work with such stockholders to make sure they are in compliance with these obligations, we may not receive the requisite bank regulatory approvals for the Acquisition if any such stockholder refuses to register as a bank holding company or divest itself of certain investments.

Any current or future litigation, regulatory investigations, proceedings, inquiries or changes could have a significant impact on the financial services industry.

The financial services industry has experienced unprecedented market value declines caused primarily by the current U.S. recession and real estate market deterioration. As a result of the current market perceptions of stockholder advocacy groups as well as the current U.S. Administration in Washington, D.C., litigation, proceedings, inquiries or regulatory changes are all distinct possibilities for financial institutions. Such actions or changes could result in significant costs. Because we will be a relatively new financial institution, any costs and/or burdens imposed by such actions or changes could affect us disproportionately from how they affect our competitors.

The Emergency Economic Stabilization Act of 2008 (EESA) and the American Recovery and Reinvestment Act of 2009 (ARRA) may not stabilize the financial services industry or the U.S. economy.

The EESA was signed into law on October 3, 2008. The legislation was intended to alleviate the financial crisis affecting the U.S. banking system. A number of programs have been and are being developed and implemented under EESA. The EESA may not have the intended effect and therefore the condition of the financial services industry may worsen instead of improve. The failure of the EESA to improve the condition of the U.S. banking system could significantly adversely impact business, financial condition, financial results and/or access to funding or capital, as well as the trading price of common stock after consummation of the Acquisition.

The ARRA was signed into law on February 17, 2009. The legislation was intended to provide immediate and long-term solutions to the current U.S. recession. The ARRA may not have the intended effect; therefore, the current U.S. recession and the condition of the financial services industry may worsen instead of improve. The failure of the ARRA to improve the current U.S. recession and/or improve the condition of the U.S. banking system could significantly adversely impact business, financial condition, financial results and/or access to funding or capital, as well as the trading price of common stock after consummation of the Acquisition.

Current market volatility and industry developments may adversely affect business and financial results.

The volatility in the capital and credit markets along with the housing declines during the last year have resulted in significant pressure on the financial services industry. If current volatility and market conditions continue or worsen, there can be no assurance that the financial services industry, results of operations or the business will not continue to be significantly adversely impacted. We may have further increases in loan losses, deterioration of capital or limitations on their access to funding or capital, if needed.

Further, if other financial institutions fail to be adequately capitalized or funded, it may negatively impact business and financial results. In the past, Service1st has routinely interacted with numerous financial institutions in the ordinary course of business and has therefore been exposed to operational and credit risk to those institutions. Failures of such institutions may significantly adversely impact our operations going forward.

Strategies to manage interest rate risk may yield results other than those anticipated.

Changes in the interest rate environment are difficult to predict. Net interest margins can expand or contract, and this can significantly impact overall earnings. Changes in interest rates can also adversely affect the application of critical management estimates, their projected returns on investments, as well as the determination of fair values of certain assets. We have certain assets and liabilities with fixed interest rates. Unexpected and dramatic changes in interest rates may materially impact our operating results.

Negative public opinion could damage our reputation and adversely impact our business and revenues.

Financial institutions’ earnings and capital are subject to risks associated with negative public opinion. Negative public opinion could result from actual, alleged or perceived conduct in any number of activities, including lending practices, the failure of any product or service to meet customers’ expectations or applicable regulatory requirements, corporate governance, acquisitions, as a defendant in litigation, or from actions taken by government regulators or community organizations. Negative public opinion could adversely affect our ability to attract and/or retain customers and can expose us to litigation or regulatory action. Negative public opinion could also affect our credit ratings, which are important for access to certain sources of wholesale borrowings, thereby increasing the cost or reducing, or eliminating, the availability of these sources of funding. We are highly dependent on our customer relationships. Any negative perception of us which impacted our customer relationships could materially affect our business prospects by reducing our deposit base. We will not have controlled Service1st prior to the closing of the Acquisition. As such, there may be actions, that we are unaware of, which have been taken by Service1st in the past that could cause a negative public opinion of us in the future.

Disruptions in our ability to access capital markets may negatively affect our capital resources and liquidity.

In managing their consolidated balance sheet, financial institutions depend on access to capital markets to provide them with sufficient capital resources and liquidity to meet their commitments and business needs, and to accommodate the transaction and cash management needs of their customers. Other sources of funding available, and upon which they rely as regular components of their liquidity risk management strategy, include deposits, inter-bank borrowings, repurchase agreements and borrowings from banks and the Federal Reserve discount window. Any occurrence that may limit access to the capital markets, such as a decline in the confidence of depositors, debt purchasers, or counterparties participating in the capital markets, or a downgrade of their debt ratings, may adversely affect our borrowing costs and liquidity going forward.

Changes in interest rates could adversely affect our profitability, business and prospects.

Most of the assets and liabilities of a bank holding company are monetary in nature, exposed to significant risks from changes in interest rates that can affect net income and the valuation of assets and liabilities. Increases or decreases in prevailing interest rates could have an adverse effect on our business, asset quality, and prospects. Our operating income and net income will depend to a great extent on our net interest margin, the difference between the interest yields we receive on loans, securities, and other interest-earning assets and the interest rates we pay on interest-bearing deposits, borrowings, and other liabilities. These rates are highly sensitive to many factors beyond our control, including competition, general economic conditions, and monetary and fiscal policies of various governmental and regulatory authorities, including the Federal Reserve. If the rate of interest we pay on interest-bearing deposits, borrowings, and other liabilities increases more than the rate of interest we receive on loans, securities, and other interest-earning assets, our net interest income and therefore our earnings could be adversely affected. Our earnings could also be adversely affected if the rates on our loans and other investments fall more quickly than those on our deposits and other liabilities.

In addition, loan volumes are affected by market interest rates on loans. Rising interest rates generally are associated with a lower volume of loan originations while lower interest rates are usually associated with increased loan originations. Conversely, in rising interest rate environments loan repayment rates decline and in a falling interest rate environment loan repayment rates increase. We cannot assure you that we will be able to minimize our risk exposure to changing interest rates. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations.

Interest rates also affect how much money we can lend. When rates rise, the cost of borrowing increases. Accordingly, changes in market interest rates could materially and adversely affect our net interest spread, asset quality, loan origination volume, business, financial condition, results of operations, and cash flows.

Increasing our existing market share may depend on market acceptance and regulatory approval of new products and services.

We will assume the market share of Service1st. Our ability to increase that market share will depend, in part, on our ability to create and adapt products and services to evolving industry standards. There is increasing pressure on financial services companies to provide products and services at lower prices. This can reduce net interest margin and revenues from fee-based products and services. In addition, the widespread adoption of new technologies, including internet-based services, could require us to make substantial expenditures to modify or adapt the existing products and services we are assuming. We may not successfully introduce new products and services, achieve market acceptance of products and services and/or be able to develop and maintain loyal customers. Market share expansion will also require fixed asset (branch) expansion to service a larger customer base and to access broader markets. There is no guarantee of a positive return on these expenditures.

Risks Related to the Acquisition

The Acquisition is subject to the receipt of consents and approvals from regulatory authorities that may impose conditions that could have an adverse effect on us or, if not obtained, could prevent completion of the Acquisition.

Before the Acquisition may be completed, various approvals and consents must be obtained from the Federal Reserve, the FDIC and the Nevada Financial Institutions Division. As a corporation not currently subject to bank supervisory regulation, our applications to become a bank holding company for a Nevada-based community bank are subject to different statutory approval processes maintained by several federal and state bank regulatory agencies with supervisory oversight and jurisdiction of the contemplated transactions and the banks that are parties to the contemplated transactions. Approval terms granted by these federal and state bank regulatory agencies may include terms and conditions more onerous than our management contemplates, and approval may not be granted in the timeframes desired by the parties to the contemplated transactions. Bank regulatory approval, if granted, may contain terms that relate to deteriorating real estate lending both nationally and in Nevada; bank regulatory supervisory reactions to the current economic difficulties may not be specific to WLBC itself. Additionally, these regulators may impose conditions on the completion of the Acquisition or require changes to the terms of the Acquisition. Any such conditions or changes could have the effect of delaying or prohibiting completion of the Acquisition or imposing additional costs on or limiting the revenues following the Acquisition. There can be no assurances that regulatory approvals will be granted and the Acquisition consummated. Any future acquisitions will also be subject to regulatory approvals, and there is no assurance that such approvals will be obtained or that any future acquisitions will conform to WLBC’s business plan and asset portfolio. Additionally, there is no requirement that we bring any future acquisitions to a vote of stockholders, other than as required under Delaware or other applicable law, or pursuant to stock exchange rules.

We may be unsuccessful in our efforts to restructure the terms of our outstanding warrants in order to obtain regulatory approval of the Acquisition.

In order to prevent certain warrant holders from being deemed to have “control” of us upon exercise of their warrants, as discussed herein under the section entitled “Supervision and Regulation,” we will seek to negotiate with warrant holders to reduce the number of shares of common stock into which our outstanding warrants are convertible. This will, in turn, require the holders of a majority of our outstanding warrants to agree to alter either the terms on which their warrants are exercisable or the terms of the warrants such that they are convertible into securities other than our common stock, and any amendments could affect certain other warrant terms, including, but not limited to, the strike price, expiration date and criteria for mandatory redemption. Failed negotiations with our warrant holders will prevent us from obtaining regulatory approval, and therefore completing the Acquisition, in which case we may be forced to liquidate if we are unable to pursue other alternatives. Furthermore, even if we are successful in restructuring the outstanding warrants, there can be no assurances that such regulatory approvals would be granted and the Acquisition consummated.

Service 1st stockholders will not know the market value or number of shares of our common stock that they will receive in the Acquisition at the time of the vote to approve the Acquisition.

No assurance can be given that the value of the per share consideration that is received by a Service1st stockholder at the effective time of the Acquisition will be substantially equivalent to the value of the per share consideration as it would be computed at the time of the vote to approve the Acquisition. Under the terms of the Merger Agreement, the actual number of shares of our common stock to be delivered to the holders of Service1st common stock as consideration for the Acquisition will be determined in accordance with the exchange ratio described in the section entitled “The Merger Agreement — Acquisition Consideration” and such ratio will take into account any exercises of Service1st options and warrants prior to the closing of the Acquisition. In addition, Service1st’s stockholders may be entitled to receive additional shares of our common stock as additional consideration if the closing price per share of our common stock exceeds $12.75 for 30 consecutive days at any time within the first two years after the closing of the Acquisition.

In addition, the market price of our common stock may change as a result of a variety of factors, including general market and economic conditions, changes in its business, operations and prospects, and regulatory considerations. Many of these factors are beyond our control and are not necessarily related to a change in our financial performance or condition. As a result of the fluctuations in the exchange ratio, the market value of our shares of common stock that a Service1st stockholder receives in the Acquisition will decline or rise correspondingly with changes in the market price of our common stock prior to and as of the date the consideration is exchanged. You should obtain current market quotations for shares of our common stock.

Our board of directors has approved the award of post-closing transaction related equity awards, which, if issued, would increase the number of shares eligible for future resale in the public market and result in dilution of our stockholders.

Our board of directors has approved the award of up to 1.5 million shares of restricted stock in connection with the Acquisition, which may be awarded to certain members of our management and our consultants, in connection with the Acquisition. The Compensation Committee will meet to determine which members of our management and our consultants will receive equity grants and the allocation of such grants. No decision has been made by our current board of directors as to whether these shares will be awarded at all, how many of such shares may be awarded, when such shares may be awarded or to whom such shares may be awarded. All such determinations will be made solely by the Compensation Committee in place upon consummation of the Acquisition. However, assuming that all 1.5 million shares of restricted stock are granted, based upon a recent closing price of $5.95, the maximum dollar value represented by such grants is approximately $8.9 million. Any future awards of these restricted stock will not be subject to the approval of stockholders. To the extent such grants are allocated post-closing, 1.5 million additional shares of our common stock may be issued, which will result in the dilution of the ownership of the holders of our common stock and an increase in the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock. See the section entitled “Executive Officer and Director Compensation — Post-Closing Transaction Related Equity Awards.”

The value of our capital stock could be adversely affected to the extent we fail to effectively integrate Service1st and realize the expected benefits of the Acquisition.

The Acquisition will involve the merger of Merger Sub with and into Service1st. It is possible that this will result in the loss of key employees, the disruption of ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees. As with any financial institution acquisition, there also may be disruptions that cause us to lose customers or cause customers to take deposits out of banks.

Our financial results and condition after the Acquisition may be affected by factors different from those currently affecting our current financial results and condition. Although we believe that the Acquisition will create financial, operational and strategic benefits for the combined company and our stockholders, these benefits may not be achieved. The Acquisition, even if conducted in an efficient, effective and timely manner, may not result in combined financial performance that is better than what we would have achieved if the Acquisition had not occurred or if we entered into liquidation.

There could be a significant lapse of time between the time Service1st stockholders vote on the Acquisition and the consummation of the Acquisition.

Before the Acquisition may be completed, various approvals and consents must be obtained from the Federal Reserve, the FDIC and the Nevada Financial Institutions Division. See the section entitled “Risk Factors — The Acquisition is subject to the receipt of consents and approvals from regulatory authorities that may impose conditions that could have an adverse effect on us or, if not obtained, could prevent completion of the Acquisition.” Under the Merger Agreement, WLBC, Merger Sub and Service1st have agreed to use commercially reasonable best efforts to take all action necessary to consummate the transactions contemplated thereby, including obtaining such regulatory approvals. We have initiated the filing of applications and notifications to obtain the required regulatory approvals. Approval terms granted by these federal and state bank regulatory agencies may include terms and conditions more onerous than our management contemplates, and approval may not be granted in the timeframes desired by the parties to the contemplated transactions or at all. Under the terms of the Amendment, Service1st has agreed to duly call, give notice of, and convene and hold as promptly as practicable after the date of this prospectus a meeting of the Service1st stockholders to obtain the Service1st Stockholder Approval. Due to the various consents that must be obtained, there could be a significant lapse of time between the time Service1st stockholders vote on the Acquisition and the consummation of the Acquisition.

Service1st may not be able to obtain the Service1st Stockholder Approval, which is required to consummate the Acquisition.

Under the applicable Nevada corporate statutes, the consummation of the Acquisition will require the Service1st Stockholder Approval. Although holders of approximately 24% of Service1st’s outstanding shares have agreed to vote their shares in favor of the Acquisition in accordance with the Voting Agreement, there can be no assurance that Service1st will be able to obtain the Service1st Stockholder Approval. If the Service1st Stockholder Approval is not obtained, we will not be able to consummate the Acquisition.

If the Acquisition’s benefits do not meet the expectations of financial or industry analysts, the market price of our securities may decline.

The market price of our securities may decline as a result of the Acquisition if:

•	we do not achieve the perceived benefits of the Acquisition as rapidly as, or to the extent anticipated by, financial or industry analysts; or

•	the effect of the Acquisition on our financial results is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of a decreasing stock price and we may not be able to raise future capital, if necessary, in the equity markets.

The historical financial information included in this prospectus is not necessarily indicative of our future performance.

The historical financial information for Service1st included in this prospectus is not necessarily indicative of what our financial position, results of operations and cash flows would have been if we had been a public bank holding company during those periods. The results of future periods may be different as a result of, among other things, the additional costs associated with being a public bank holding company and the pace of growth of our business in the future, which is likely to differ from the historical growth reflected in Service1st’s financial information presented herein.

Service1st has experienced significant losses since it began operations in January of 2007. There is no assurance that it will become profitable.

Service1st commenced operations as a commercial bank on January 16, 2007, with initial capital of $50.0 million. Since inception, Service1st has not been profitable. To some extent, the lack of profitability is attributable to the start-up nature of its business; time is required to build assets sufficient to generate enough interest income to cover operating expenses. However, in addition to the customary challenges of building profitability for a start-up bank, Service1st has experienced deterioration in the quality of its loan portfolio, largely as a result of the challenging economic conditions in the Nevada market during the last two years. As a result, Service1st experienced losses of $4.2 million in 2007, $5.1 million in 2008, $17.4 million in 2009 and $1.8 million in first quarter 2010. Although Service1st’s initial capital was sufficient to absorb these losses and Service1st remains well capitalized under applicable regulatory criteria, as of March 31, 2010, Service1st’s capital of $22.9 million was less than half the level of its original capital.

Despite the guidance we expect to receive from certain executives of Service1st who will remain with the company and join our board of directors, we expect to incur certain transitional expenses that may be large in proportion to the scale of our operations. In addition, we have no earnings history and there is no guarantee that we will ever be profitable or be able to successfully implement an effective business model. In order for Service1st to become profitable, we believe that we will need to attract a larger amount of deposits and a larger portfolio of loans than it currently has. We must avoid further deterioration in its loan portfolio and increase the amount of its performing loans so that the combination of its net interest income and non-interest income, after deduction of its provision for loan losses, exceeds its non-interest expense. The source of the majority of Service1st’s loan losses can be traced primarily to real estate loans that were reliant on continuation of a growing and prosperous economic environment. Beginning in early to mid-2008, increased emphasis on underwriting standards and risk selection was introduced, which effectively discontinued the making of construction, land development, other land loans and any other loans in which the primary source of repayment was subject to greater risk than our current standards would require (such as repayment from proceeds from sales, rentals, leases or refinancing, including permanent take out financing) or based upon projections, unless such loans were accompanied by additional financial support from the borrowers or guarantors. During the first quarter of 2010, Service1st also took charge-offs of $948,000 (which included $558,000 for construction, land development and other land loans, $163,000 for commercial real estate loans, $151,000 of residential real estate loans and $76,000 for commercial and industrial loans). Its future profitability may also be dependent on numerous other factors, including the success of the Nevada economy and favorable government regulation. The Nevada economy has experienced a significant decline in recent years due to the current economic climate. This economy, in which all of Service1st’s loans have been made, continues to exhibit weakness, and there can be no assurance that further material losses will not be experienced in the portfolio. It will also be a highly regulated institution. Our ability to grow and achieve profitability may be adversely affected by state and federal regulations that limit a bank’s ability to make loans and purchase securities. Continued deterioration of the national and/or local economies, adverse government regulation or our inability to grow our business could affect our ability to become profitable. If this happens, there continues to be a risk that it will not operate on a profitable basis in the near or long-term, and it may never become profitable.

The Service1st loan portfolio and any other loan portfolios we may acquire after the closing of the Acquisition may not perform as expected.

Our performance and prospects after the consummation of the Acquisition will be dependent to a significant extent on the performance of the loan portfolio of Service1st, constituting a total of 206 loans totaling approximately $132 million in gross as of March 31, 2010, and other loan portfolios we may acquire following the consummation of the Acquisition, and ultimately on the financial condition of our borrowers and other customers. The Service1st loan portfolio and any other loan portfolios we may acquire after consummation of the Acquisition may differ to some extent in the types of borrowers, industries and credits represented. In addition, there may be differences in the documentation, classifications, risk grading and management of the portfolios, and we may acquire loans from various geographic locations following the Acquisition. None of these loans will have historically been serviced or maintained by our employees or management. As a result, our overall loan portfolio after the consummation of the Acquisition may have a different risk profile than the loan portfolio of Service1st before the consummation of the Acquisition. The performance of our loan portfolio could be adversely affected if any of such factors are worse than currently anticipated. In addition, to the extent that present customers are not retained or additional expenses are incurred in retaining them, there could be adverse effects on our future consolidated results of operations following the consummation of the Acquisition. Realization of improvement in profitability is dependent, in part, on the extent to which the revenues of Service1st are maintained and enhanced.

Further deterioration in the quality of Service1st’s loan portfolio may result in additional charge-offs which will adversely effect our operating results.

During the last two years, Service1st suffered from a deterioration in the quality of its loan portfolio. Net charge-offs to average loans outstanding was 0.68% at March 31, 2010, as compared to 0.00% at March 31, 2009, and 8.43% at December 31, 2009, compared to 1.44% at December 31, 2008 and 0.03% at December 31, 2007. The depressed economic conditions in Nevada which contributed significantly to this deterioration are expected to continue into 2010. As of March 31, 2010, performing loans that are classified as potential problem loans constituted approximately 26.44% of total loans. See the section entitled “Management’s Discussion & Analysis of Service1st Bank of Nevada — Financial Condition.” As a result, while Service1st has implemented various measures to address the current economic situation and took significant charge-offs in 2009, there may be further deterioration in its loan portfolio which will require additional charge-offs. Additional charge-offs will adversely affect our operating results and financial condition.

Most of the loans being acquired have been originated in the last three years and may have experienced performance which may not be representative of credit defaults in the future.

All of Service1st’s loans were originated in the past three years. A portfolio of older loans will often behave more predictably than a newer portfolio. The average age of its loan portfolio, excluding loan renewals, is 1.7 years, and the current level of delinquencies and defaults may not be representative of the level that will prevail in the event we make loans with longer maturity periods. As of March 31, 2010, 30 to 89 days delinquent and accruing loans were $4.8 million, there were no 90 plus days delinquent and accruing loans and non-accrual loans were $6.2 million. If delinquencies and defaults increase, we may be required to increase our provision for loan losses, which would adversely affect our results of operations and financial condition. Current appraisals (6 months or less) were available on all of Service1st’s non-performing real estate loans. All appraisal valuations in file were assessed and updated based on current market conditions, cap rates and varying degrees of stress testing based on property type, location, lease maturities, vacancy factors and tenant strength.

A substantial portion of Service1st’s loan portfolio consists of loans maturing within one year, and there is no guarantee that these loans will be replaced upon maturity or renewed on the same terms or at all.

As of March 31, 2010, approximately 35.08% of Service1st’s loan portfolio consists of loans maturing within one year. As a result, we will either need to renew or replace these loans during the course of the year. There is no guarantee that these loans will be originated or renewed by borrowers on the same terms or at all, as demand for such loans may decrease. Furthermore, there is no guarantee that borrowers will qualify for new loans or that existing loans will be renewed by us on the same terms or at all, as collateral values may be insufficient or the borrowers’ cash flow maybe materially less than when the loan originated. This could result in a significant decline in the performance of our loan portfolio.

Service1st relies upon independent appraisals to determine the value of the real estate which secures a significant portion of its loans, and the values indicated by such appraisals may not be realizable if Service1st is forced to foreclose upon such loans.

A significant portion of Service1st’s loan portfolio consists of loans secured by real estate. As of March 31, 2010, approximately 67.38% of its loans were secured by real estate. Service1st relies upon independent appraisers to estimate the value of the real estate which secures its loans. Appraisals may reflect the estimated value of the collateral on an “as-is” basis, an “as-stabilized” basis or an “as-if-developed” basis, depending upon the loan type and collateral. Raw land generally is appraised at its “as-is” value. Income producing property may be appraised at its “as-stabilized” value, which takes into account the anticipated cash flow of the property based upon expected occupancy rates and other factors. The collateral securing construction loans may be appraised at its “as-if-developed” value, which approximates the post-construction value of the collateralized property assuming that such property is developed. “As-if-developed” values on construction loans often exceed the immediate sales value and may include anticipated zoning changes, and successful development by the purchaser.

Appraisals are only estimates of value and the independent appraisers may make mistakes of fact or judgment which adversely affect the reliability of their appraisal. In addition, events occurring after the initial appraisal may cause the value of the real estate to decrease. With respect to appraisals conducted on an “as-if-developed” basis, if a loan goes into default prior to development of a project, the market value of the property may be substantially less than the “as-if-developed” appraised value. As a result of any of these factors, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, Service1st may not recover the outstanding balance of the loan.

As a de novo bank Service1st is subject to restrictions that may inhibit growth and initiatives not within its existing business plan.

Service1st is subject to customary conditions applicable to newly chartered (so called, “de novo”) banks for a probationary period of seven years. During such probationary period, Service1st must maintain a Tier 1 capital leverage ratio of not less than 8.0%. (At March 31, 2010, its Tier 1 capital leverage ratio was 11.0%.) In addition, during the seven-year period, Service1st is required to operate within the parameters of a business plan submitted to the FDIC (an amended version of which was most recently submitted during the fourth quarter of 2009), and to provide the FDIC 60 days’ advance notice of any proposed material change or material deviation from the business plan, before making any such change or deviation. See the section entitled “Information Related to Service1st Bank of Nevada”. During the seven-year de novo period, Service1st will remain on a 12-month risk management examination cycle and be subject to enhanced supervision for compliance examinations and Community Reinvestment Act evaluations. Consequently, Service1st will be under a high degree of regulatory scrutiny, at least through the end of 2013, and proposed initiatives not included in the business plan submitted to the FDIC will require prior FDIC approval. As a result, Service1st may not be able to implement new business initiatives, and its ability to grow may be inhibited.

Service1st is subject to a Memorandum of Understanding and to regulatory restrictions that may affect its ability to obtain regulatory approval for future initiatives requiring such approval and to hire and retain qualified senior management.

In May of 2009, Service1st entered into a Memorandum of Understanding (“MOU”) with the FDIC and the Nevada Financial Institutions Division. Pursuant to the MOU, Service1st agreed, among other initiatives, to develop and submit a comprehensive strategic plan covering at least a three-year operating period; to reduce the level of adversely classified assets and review loan grading criteria and procedures to ensure accurate risk ratings; to develop a plan to strengthen credit administration of construction and land loans (including the reduction of concentration limits in land, construction and development loans and the improvement of stress-testing of commercial real estate loan concentrations); to review its methodology for determining the adequacy of the allowance for loan and lease losses; and to correct apparent violations listed in its most recent report of examination. Management believes that Service1st is in full compliance with the terms of the MOU and reports compliance with the components of the MOU to its board of directors monthly and the FDIC and the Nevada Financial Institutions Division at the end of each calendar quarter. The MOU reflects a heightened degree of concern by the bank regulators regarding the matters as to which Service1st has agreed to take action, and these underlying concerns, unless fully addressed over time, could adversely affect the ability of Service1st to obtain approval for initiatives requiring approval.

In addition, since mid-2009, Service1st has been required (i) to provide the FDIC with at least 30 days’ prior notice before appointing any new director or senior executive officer or changing the responsibilities of any senior executive officer; and (ii) to obtain FDIC approval before making (or agreeing to make) any severance payments (except pursuant to a qualified pension or retirement plan and certain other employee benefit plans). The FDIC is likely to use the prior notice requirement in practice as a means of objecting to the appointment of new directors or senior executives (or changes in the responsibilities of senior executives) it deems not qualified for the positions sought (or to changes in the responsibilities of senior executives it deems not qualified for the new responsibilities proposed). These requirements will apply as well to WLBC upon the acquisition of Service1st. These regulatory requirements could make it more difficult for Service1st and WLBC to retain and hire qualified senior management. The MOU and these regulatory restrictions will remain in effect until modified or terminated by the regulators.

Risks Related to WLBC

Although we are required to use our commercially reasonable efforts to have an effective registration statement covering the issuance of the shares of common stock underlying exercisable warrants at the time that our warrant holders exercise their warrants, we cannot guarantee that a registration statement will be effective, in which case our warrant holders may not be able to exercise our warrants.

Although we have undertaken in the Amended and Restated Warrant Agreement (as defined in the section entitled “Description of Securities — Warrants” below), and therefore have a contractual obligation, to use our commercially reasonable efforts to maintain a current registration statement covering the shares of common stock underlying our outstanding warrants following the consummation of a business combination to the extent required by federal securities laws, and we intend to comply with our undertaking, we cannot assure that we will be able to do so. In addition, we have agreed to use our commercially reasonable efforts to register the shares of common stock underlying the warrants under the blue sky laws of the states of residence of the existing warrant holders, to the extent an exemption is not available. The value of the warrants may be greatly reduced if a registration statement covering the shares of common stock issuable upon the exercise of the warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of warrants reside. Holders of warrants who reside in jurisdictions in which the shares of common stock underlying the warrants are not qualified and in which there is no exemption will be unable to exercise their warrants and would either have to sell their warrants in the open market or allow them to expire unexercised. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to qualify the underlying securities for sale under all applicable state securities laws.

We may choose to redeem our outstanding warrants at a time that is disadvantageous to our warrant holders.

Subject to there being a current prospectus under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the common stock issuable upon exercise of the warrants, we may redeem the warrants issued as a part of our units at any time after the warrants become exercisable in whole and not in part, at a price of $0.01 per warrant, upon a minimum of 30 days’ prior written notice of redemption, if and only if, the last sales price of our common stock equals or exceeds $21.00 per share for any 20 trading days within a 30-trading-day period ending three business days before we send the notice of redemption. In addition, we may not redeem the warrants unless the warrants comprising the units sold in our initial public offering and the shares of common stock underlying those warrants are covered by an effective registration statement from the beginning of the measurement period through the date fixed for the redemption. Redemption of the warrants could force the warrant holders to (i) exercise the warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, (ii) sell the warrants at the then current market price when they might otherwise wish to hold the warrants, or (iii) accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants. We expect most purchasers of our warrants will hold their securities through one or more intermediaries and consequently you are unlikely to receive notice directly from us that the warrants are being redeemed. If you fail to receive notice of redemption from a third party and your warrants are redeemed for nominal value, you will not have recourse to us.

Our outstanding warrants may be exercised in the future, which would increase the number of shares eligible for future resale in the public market and result in dilution of our stockholders.

Outstanding redeemable warrants to purchase an aggregate of (i) 31,948,850 shares of our common stock with respect to our warrants issued in our initial public offering (“Public Warrants”) and (ii) up to 16,118,908 shares of our common stock with respect to our Private Warrants (assuming the Private Warrants held by Hayground Cove or its affiliates are no longer under Hayground Cove’s or any of its affiliates’ control) will become exercisable after the consummation of the Acquisition. These warrants likely will be exercised only if the per share exercise price is below the market price of the shares of our common stock. To the extent such warrants are exercised, 48,067,758 additional shares of our common stock will be issued, which will result in the dilution of the ownership of the holders of our common stock and an increase in the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

The NYSE Amex has de-listed our securities, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

On October 20, 2009, we received notice from the staff of the New York Stock Exchange Amex (the “NYSE Amex”), where our securities were previously listed, indicating that the NYSE Amex believed that we no longer complied with its continued listing standards due to the recent amendments to our Amended and Restated Certificate of Incorporation approved at our stockholder meeting on October 7, 2009. We did not agree with the NYSE Amex staff’s determination and, accordingly, requested a hearing and appeared before the Panel on February 11, 2010. On February 17, 2010, the Panel issued its decision, wherein the Panel affirmed the NYSE Amex staff’s determination to delist our common stock from the NYSE Amex. The NYSE Amex subsequently suspended trading in our common stock and filed an application with the SEC to strike our common stock from listing and registration on the NYSE Amex, and received authorization to do so. Our common stock now trades on the OTCBB under the symbol “WLBC.OB”. We expect our securities to be listed on a nationally-recognized exchange shortly after the closing of the Acquisition.

Due to the NYSE Amex’s decision to delists our securities from trading, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity with respect to our securities;

•	a significant devaluation of our securities, which could result in a determination that our shares of common stock have become “penny stock,” which will require brokers trading in our shares of common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the shares of common stock;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

In addition, we cannot assure you as to when we will be able to relist such securities on a nationally-recognized securities exchange.

Our stock price could fluctuate and could cause you to lose a significant part of your investment.

Following consummation of the Acquisition, the market price of our securities may be influenced by many factors, some of which are beyond our control, including those described above and the following:

•	changes in our perceived ability to increase our assets and deposits;

•	changes in financial estimates by analysts;

•	announcements by us or our competitors of significant contracts, productions, acquisitions or capital commitments;

•	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	general economic conditions;

•	changes in market valuations of similar companies;

•	terrorist acts;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	future sales of our common stock;

•	regulatory developments in the United States, foreign countries or both;

•	litigation involving us, our subsidiaries or our general industry; and

•	additions or departures of key personnel.

If we are unable to effectively maintain a system of internal control over financial reporting, we may not be able to accurately or timely report financial results, which could materially adversely affect our business.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that a public company evaluate the effectiveness of its internal control over financial reporting as of the end of each fiscal year, and to include a management report assessing the effectiveness of its internal control over financial reporting in its annual report on Form 10-K for that fiscal year. Section 404 also requires that a public company’s independent registered public accounting firm attest to, and report on, the effectiveness of the company’s internal control over financial reporting.

Our ability to comply with the annual internal control report requirements of Section 404 upon consummation of the Acquisition will depend on the effectiveness of our financial reporting and data systems and controls across our operations, including Service1st, which has not historically made evaluations and assessments in accordance with Section 404. We expect the implementation of these systems and controls at Service1st to involve significant expenditures, and our systems and controls will become increasingly complex after the consummation of the Acquisition. To effectively implement these systems at Service1st and manage this complexity, we will likely need to continue to improve our operational, financial and management controls and our reporting systems and procedures.

If we are not able to implement the required new or improved controls, or encounter difficulties in the implementation or operation of these controls, our independent registered public accounting firm may be required to issue an adverse opinion on the effectiveness of our internal control over financial reporting. This failure could cause us to be unable to report our financial information on a timely basis and thereby become subject to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements also could suffer if our management team or our independent registered public accounting firm were to report a material weakness in our internal control over financial reporting. If any of these events were to occur, our business could be adversely affected.

Following the consummation of the Acquisition, our allowance for loan losses may not be adequate to cover actual loan losses, which may require us to take a charge to our earnings and adversely impact our financial condition and results of operations.

Following the consummation of the Acquisition, we will maintain an allowance for estimated loan losses that we believe is adequate for absorbing the inherent losses in our loan portfolio. As of March 31, 2010, the allowance for loan and lease losses for Service1st was $7 million on a total of approximately $132 million gross loans. Based on these amounts, the percentage of allowance to total loans for Service1st was 5.30% and the allowance for loan losses as a percentage of non-performing loans for Service1st was 112.9%.

Pursuant to the acquisition method of accounting for business combinations, the allowance for loan losses from the acquired entities does not transfer to the acquiring entity. In addition, the acquiring bank should establish loan loss allowances for the acquired held-for-investment loans in periods after the acquisition, but only for losses incurred on these loans due to credit deterioration after acquisition. Therefore, management will determine the provision for loan losses based upon an analysis of general market conditions, credit quality of the loan portfolios, and performance of customers relative to their financial obligations. The amount of future losses is susceptible to changes in economic, operating, and other conditions, including changes in interest rates that may be beyond our control and such losses may exceed the allowance for estimated loan losses. Although we expect that the allowance for estimated loan losses will be adequate to absorb any inherent losses on existing loans that may become uncollectible, there can be no assurance that the allowance will prove sufficient to cover actual loan losses in the future. Significant increases to the provision for loan losses may be necessary if material adverse changes in general economic conditions occur or the performance of the loan portfolio deteriorates. Additionally, banking regulators, as an integral part of their supervisory function, periodically review the allowance for estimated loan losses. If these regulatory agencies require us to increase the allowance for estimated loan losses, it could have a negative effect on our results of operations and financial condition.

Following the consummation of the Acquisition, if we are unable to recruit and retain experienced management personnel and recruit and retain additional qualified personnel, our business and prospects could be adversely affected.

Our success following the Acquisition will depend in significant part on our ability to retain senior executives and other key personnel in technical, marketing and staff positions. There can be no assurance that we will be able to successfully attract and retain highly qualified key personnel, either in existing markets and market segments or in new areas that we may enter. If we are unable to recruit and retain an experienced management team or recruit and retain additional qualified personnel, our business, and consequently our sales and results of operations, may be materially adversely affected.

Upon consummation of the Acquisition, Service1st will have approximately 41 full-time equivalent, non-union employees. Service1st seeks to employ adequate staffing commensurate with levels of banking activities and customer service requirements for a community bank.

Our success following the completion of the Acquisition will depend in part on our ability to retain key customers, and to hire and retain management and employees and successfully manage the broader organization resulting from the Acquisition. Competition for qualified individuals may be intense and key individuals may depart because of issues relating to the uncertainty and difficulty of integration or a general desire not to remain with us after the Acquisition. Furthermore, we will face challenges inherent in efficiently managing an increased number of employees. Accordingly, no assurance can be given that we will be able to attract and retain key customers, management or employees or successfully manage the acquired organization, which could result in disruption to our business and negatively impact our operations and financial condition, which in turn could cause us not to realize the benefits anticipated to result from the Acquisition.

We are exposed to risk of environmental liabilities with respect to properties to which we take title.

In the course of our business we may foreclose and take title to real estate, potentially becoming subject to environmental liabilities associated with the properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs or we may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. Costs associated with investigation or remediation activities can be substantial. If we are the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. These costs and claims could adversely affect our business and prospects.

Changing tax laws, rules and regulations are subject to interpretation by applicable taxing authorities. If interpretations or tax laws, rules and regulations were to change, this may adversely affect our business, financial condition and results of operations after the consummation of the Acquisition.

We are subject to various domestic tax laws, rules and regulations. These regulations are subject to change, and applicable laws, rules and regulations are subject to interpretation by the applicable taxing authorities. We attempt to be in compliance with all applicable tax provisions. However, compliance with these tax provisions is not necessarily clear in all cases and taxing authorities may take a contrary position. Such positions could have an adverse effect on our businesses, financial condition and results of operations. If the tax laws, rules and regulations were amended or if current interpretations of the laws were to change adversely to our interests, the results could have an adverse affect on our business, results of operations and financial condition.

Compliance with governmental regulations and changes in laws and regulations and risks from investigations and legal proceedings could be costly and could adversely affect operating results.

Following the consummation of the Acquisition, our operations could be impacted by changes in the legal and business environments in which we could operate, as well as the outcome of ongoing government and internal investigations and legal proceedings. Also, as a result of new laws and regulations or other factors, we could be required to curtail or cease certain operations. Changes that could impact the legal environment include new legislation, new regulation, new policies, investigations and legal proceedings and new interpretations of the existing legal rules and regulations. Changes that impact the business environment include changes in accounting standards, changes in environmental laws, changes in tax laws or tax rates, the resolution of audits by various tax authorities, and the ability to fully utilize any tax loss carry forwards and tax credits. Compliance-related issues could limit our ability to do business in certain countries. These changes could have a significant financial impact on our future operations and the way we conduct, or if we conduct, business in the affected countries.

We may need to raise additional capital in the future and such capital may not be available when needed or at all.

We may need to raise additional capital in the future to provide us with sufficient capital resources and liquidity to satisfy our commitments and business needs, capital might not be available on terms acceptable to us or at all. Our ability to raise additional capital, if needed, will depend on, among other things, conditions in the capital markets at that time, which are outside of our control, and our financial performance. The ongoing liquidity crisis and the loss of confidence in financial institutions may increase our cost of funding and limit our access to some of our customary sources of capital, including but not limited to inter-bank borrowings, repurchase agreements, and borrowings from the discount window of the Federal Reserve. We cannot assure you that capital will be available to us on acceptable terms or at all. Any occurrence that limits our access to the capital markets, such as a decline in the confidence of debt purchasers, depositors of subsidiary banks, or counterparties participating in the capital markets, could adversely affect our capital costs and our ability to raise capital and, in turn, our liquidity. The inability to raise additional capital on acceptable terms when needed could have a materially adverse effect on our businesses, financial condition, and results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this prospectus, including in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Service1st Bank of Nevada”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Western Liberty Bancorp” and “The Business of Western Liberty Bancorp”, constitute forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “potential,” “intend” or similar expressions. These statements include, among others, statements regarding the successful acquisition by us of Service1st, our expected business outlook, anticipated financial and operating results, business strategy and means to implement the strategy, the amount and timing of capital expenditures, the likelihood of our success in building our business, financing plans, budgets, working capital needs and sources of liquidity. We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to predict accurately or over which we have no control.

Forward-looking statements, estimates and projections are based on management’s beliefs and assumptions, are not guarantees of performance and may prove to be inaccurate. Forward-looking statements also involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement and which may have a material adverse effect on our business, financial condition, results of operations and liquidity. A number of important factors could cause actual results or events to differ materially from those indicated by forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

•	the risk that the businesses of WLBC and Service1st will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the Acquisition may not be fully realized or realized within the expected time frame;

•	revenues following the Acquisition may be lower than expected;

•	deposit attrition, operating costs, customer loss and business disruption following the Acquisition, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	the ability to obtain governmental and regulatory approvals of the Acquisition on the proposed terms and schedule;

•	local, regional, national and international economic conditions and the impact they may have on Service1st upon consummation of the Acquisition and its customers and our assessment of that impact;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	prepayment speeds, loan originations and credit losses;

•	sources of liquidity;

•	our common shares outstanding and common stock price volatility;

•	the risk that we will be unable to list our securities on a nationally-recognized exchange;

•	fair value of and number of stock-based compensation awards to be issued in future periods;

•	legislation affecting the financial services industry as a whole, and/or the parties to the Acquisition and their subsidiaries individually or collectively;

•	regulatory supervision and oversight, including required capital levels;

•	increasing price and product/service competition by competitors, including new entrants;

•	rapid technological developments and changes;

•	following the consummation of the Acquisition, Service1st’s ability to continue to introduce competitive new products and services on a timely, cost-effective basis;

•	following the consummation of the Acquisition, Service1st’s ability to contain costs and expenses;

•	governmental and public policy changes;

•	protection and validity of intellectual property rights;

•	reliance on large customers;

•	technological, implementation and cost/financial risks in large, multi-year contracts;

•	the outcome of pending and future litigation and governmental proceedings;

•	continued availability of financing;

•	financial resources in the amounts, at the times and on the terms required to support Service1st’s future businesses; and

•	material differences in the actual financial results of the Acquisition and acquisition activities compared with our expectations, including the full realization of anticipated cost savings and revenue enhancements.

Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Additional information on these and other factors that may cause actual results and our performance to differ materially is included in the section entitled “Risk Factors” and elsewhere in this prospectus and in our periodic reports filed with the SEC.

All forward-looking statements included herein attributable to any of WLBC, Service1st or any person acting on any party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, WLBC and Service1st undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

INFORMATION ABOUT THE PARTIES

WLBC

We were formerly known as “Global Consumer Acquisition Corp.” and were a special purpose acquisition company, formed under the laws of Delaware on June 28, 2007, to consummate an acquisition, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On October 7, 2009, our stockholders approved our initial acquisition of 1st Commerce Bank (such acquisition was subsequently terminated by mutual agreement of the parties), along with certain amendments to our Amended and Restated Certificate of Incorporation removing certain provisions specific to special purpose acquisition companies, changing our name to “Western Liberty Bancorp” and authorizing the distribution and termination of our trust account. See the section entitled “The Acquisition — Background of the Acquisition.”

In connection with the Acquisition, we have initiated a process to become a bank holding company, which will enable us to consummate the Acquisition and participate in financial lines of business. Upon the consummation of the Acquisition, we will operate as a “new” Nevada financial institution bank holding company and will conduct our operations through our wholly-owned subsidiary, Service1st. The consummation of the Acquisition remains subject to such conditions as are customary for acquisitions of such type, including without limitation, obtaining all applicable governmental and other consents and approvals. We expect to provide a full range of traditional community banking services focusing on core commercial business in the form of commercial real estate lending, small business lending, consumer loans and a broad range of commercial and consumer depository products. In addition, we intend to use cash-on-hand to facilitate additional acquisitions and, as and when permitted by federal and state banking regulators, to fund prudent loan portfolio and deposit base growth.

The registration statement for our initial public offering was declared effective on November 20, 2007. We sold 31,948,850 units in our initial public offering (including 1,948,850 units issued pursuant to the partial exercise of the underwriters’ over-allotment option). Each unit consists of one share of common stock and one warrant. Hayground Cove and our former Chief Executive Officer purchased an aggregate of 8,500,000 Private Warrants (7,500,000 by Hayground Cove and 1,000,000 by our former Chief Executive Officer) at a price of $1.00 per warrant for a total of $8.5 million in a private placement that occurred immediately prior to our initial public offering. A total of $314,158,960 of the net proceeds from our initial public offering and the sale of Private Warrants, including $9,584,655 of deferred underwriting commissions payable to the underwriters in our initial public offering, was deposited into a trust account and the remaining proceeds became available to be used for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

On October 7, 2009, our stockholders voted in favor of liquidating the trust account immediately following such stockholder vote and releasing the funds held in trust to us, less the amount paid to stockholders who exercised their right to convert their shares into their pro rata portion of the trust account. As a result, we distributed $211,764,441 from our trust account to stockholders who elected to convert their shares into a pro rata portion of the trust account and the remaining $105,014,080 to us, and there are currently 10,959,169 outstanding shares of our common stock. The remaining funds have been used to pay fees and expenses of our advisors and to pay deferred underwriting commissions payable to the underwriters in our initial public offering (such amounts were reduced pursuant to negotiations between the parties), and will be used to pay acquisition consideration, to pay transaction fees and expenses, including legal, accounting, due diligence fees and other transaction fees directly related to acquisitions and for working capital and general corporate purposes.

Our common stock trades on the OTCBB under the symbol “WLBC.OB”. We expect our securities to be listed on a nationally-recognized exchange shortly after the closing of the Acquisition.

The mailing address of our principal executive office is 1370 Avenue of the Americas, New York, New York, 10019. Our telephone number is (212) 445-7800. Upon consummation of the Acquisition, our mailing address will become 8363 W. Sunset Road, Suite 350, Las Vegas, Nevada 89113, and our telephone number will become (702) 966-7400.

Service1st

Service1st operates as a traditional community bank and provides a full range of banking and related services to locally-owned businesses, professional firms, real estate developers and investors, local non-profit organizations, high net worth individuals and other customers from its headquarters and two retail banking locations in the greater Las Vegas area. Services provided include basic commercial and consumer depository services, commercial working capital and equipment loans, commercial real estate (both owner and non-owner occupied) loans, construction loans, and unsecured personal and business loans. Service1st relies primarily on locally-generated deposits to provide Service1st with funds for making loans. All of its business is generated in the Nevada market. As of March 31, 2010, Service1st had total assets of approximately $210.0 million, total gross loans of $132.0 million and total deposits of $185.6 million.

The mailing address of Service1st’s principal executive office is 8363 W. Sunset Road, Suite 350, Las Vegas, Nevada 89113. Its telephone number is (702) 966-7400.

WL-S1 Interim Bank

Merger Sub was formed solely for the purpose of merging with Service1st, with Service1st being the surviving entity and becoming our wholly-owned subsidiary upon consummation of the Acquisition. It has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. The mailing address of its principal executive office is 1370 Avenue of the Americas, New York, New York, 10019. Its telephone number is (212) 445-7800. Upon consummation of the Acquisition, Merger Sub’s mailing address will become 8363 W. Sunset Road, Suite 350, Las Vegas, Nevada 89113, and its telephone number will become (702) 966-7400.

THE ACQUISITION

The discussion in this prospectus of the Acquisition and the principal terms of the Merger Agreement, by and among WLBC, Merger Sub, Service1st and Curtis W. Anderson, as the representative of the former stockholders of Service1st, is subject to, and is qualified in its entirety by reference to, the Merger Agreement. A copy of the Merger Agreement is attached as Annex A and is incorporated into this prospectus by reference.

Structure of the Acquisition

In connection with the Acquisition, we have initiated the process to become a bank holding company, which will enable us to participate in financial lines of business. Our wholly-owned subsidiary, Merger Sub, which was formed by us under Nevada law for the sole purpose of facilitating our acquisition of Service1st, will merge with and into Service1st, a Nevada-chartered non-member bank located in Las Vegas, Nevada. Western Liberty Bancorp’s banking operations will be conducted through Service1st, which will be the surviving entity pursuant to the Merger Agreement and will retain the Service1st name. Founded in 2006, Service1st is a Nevada-chartered non-member bank located in Las Vegas, Nevada and will continue to operate following the consummation of the Acquisition. Service1st is a Nevada financial institution.

Pursuant to the Original Merger Agreement as amended by the Amendment, attached hereto as Annex A and Annex B respectively, and subject to the terms and conditions specified therein, Merger Sub will be merged with and into Service1st, with Service1st as the surviving entity at closing. Each share of common stock of Merger Sub shall be converted into one share of common stock of the surviving corporation. Based on 49,811 shares of Service1st common stock outstanding as of July 28, 2010, a tangible book value of approximately $22.9 million for Service1st as of March 31, 2010, and an agreed-upon minimum share price of $8.00, the holders of common stock of Service1st will receive as consideration for the Acquisition approximately 2,775,000 shares of our common stock, or approximately 55.71 shares of our common stock for each share of Service1st common stock outstanding. Additionally, all outstanding Service1st options and warrants shall be converted into options and warrants of similar tenor to purchase an aggregate of 349,747 shares of our common stock, which, as of July 28, 2010, includes warrants to purchase 50,139 shares of our common stock and vested options to purchase 116,044 shares of our common stock. However, the number of shares holders of common stock of Service1st will receive as consideration for the Acquisition is not fixed and cannot be determined at this time. In addition, the value of the shares of WLBC common stock to be received will depend not only on the number of shares that may be received but also on the market price of WLBC’s OTCBB quoted price, as described below. Finally, the receipt of the shares of WLBC common stock to be received as consideration for the Acquisition will not occur until after regulatory approvals have been received. Management expects the exchange to occur during the third quarter of 2010. Please see the section under “Summary” that provides more details relating to the exchange pricing and valuation.

Based upon the foregoing assumptions, upon completion of the Acquisition, the current holders of common stock and preferred stock of Service1st will own approximately 2,775,000 shares of our common stock and the current holders of our common stock will own 10,959,169 shares of our common stock. For purposes of presentation, except as noted above, all figures relating to share amounts and Service1st stock options and warrants are presented as they existed as of July 28, 2010. The actual number of shares of our common stock to be delivered to the holders of Service1st common stock as consideration for the Acquisition will be determined in accordance with the exchange ratio described in the section entitled “The Merger Agreement — Acquisition Consideration” and such ratio will take into account any exercises of Service1st options and warrants prior to the closing of the Acquisition. The stockholders of Service1st may also be entitled to receive additional shares of our common stock as Contingent Acquisition Consideration as further discussed under the section entitled “The Merger Agreement — Acquisition Consideration.”

The Acquisition is expected to be consummated as soon as practicable subject to the fulfillment of certain conditions, including (a) obtaining the required regulatory approvals, which will require us to reduce the number of shares of common stock into which our outstanding warrants are convertible, and (b) the Service1st Stockholder Approval. Under the terms of the Amendment, Service1st has agreed to duly call, give notice of, and convene and hold as promptly as practicable after the date of this prospectus a meeting of the

Service1st stockholders to obtain the Service1st Stockholder Approval. Please see the sections entitled “Risk Factors — Service1st may not be able to obtain the Service1st Stockholder Approval, which is required to consummate the Acquisition”, “Risk Factors — The Acquisition is subject to the receipt of consents and approvals from regulatory authorities that may impose conditions that could have an adverse effect on us or, if not obtained, could prevent completion of the Acquisition”, “Risk Factors — We may be unsuccessful in our efforts to restructure the terms of our outstanding warrants in order to obtain regulatory approval of the Acquisition” and “Risk Factors — There could be a significant lapse of time between the time Service 1st’s stockholders vote on the Acquisition and the consummation of the Acquisition.” The Merger Agreement is also subject to the fulfillment of other customary closing conditions.

Interest of WLBC Stockholders in the Acquisition

As a result of the Acquisition, our current stockholders (including holders of 368,306 Private Shares, which constitute approximately 3.0% of the outstanding shares of our common stock prior to the Acquisition) will own approximately 79.79% of the shares of WLBC common stock outstanding after the Acquisition, based upon Service1st’s tangible book value as of March 31, 2010.

Interest of Service1st Stockholders in the Acquisition

As a result of the Acquisition, Service1st’s current stockholders will beneficially own approximately 20.21% of the shares of WLBC common stock after the Acquisition, based upon Service 1sts tangible book value as of March 31, 2010.

Termination of Merger Agreement with 1st Commerce Bank

During a special meeting of our stockholders held on October 7, 2009, our stockholders approved the Merger Agreement, dated July 13, 2009 (the “1st Commerce Merger Agreement”), among us, WL Interim Bank, a Nevada Corporation (“1st Commerce Merger Sub”), 1st Commerce Bank, Capitol Development Bancorp Limited V, a Michigan corporation and Capitol Bancorp Limited, a Michigan corporation (and together with Capitol Development Bancorp Limited V, “Capitol Bancorp”). On November 12, 2009, the parties to the 1st Commerce Merger Agreement entered into a letter agreement confirming the mutual termination of the 1st Commerce Merger Agreement in accordance with the terms specified therein. The 1st Commerce Merger Agreement provided for the planned acquisition of Capitol Bancorp’s Nevada-based affiliate, 1st Commerce Bank, by us. We mutually decided with Capitol Bancorp it is in the best interests of all parties involved to terminate the planned acquisition of 1st Commerce Bank in order to pursue other opportunities, including the Acquisition.

Employment Agreements

We have entered into certain employment agreements which will be effective upon consummation of the Acquisition. Upon consummation of the Acquisition, William E. Martin will serve as our Chief Executive Officer and as the Chief Executive Officer of Service1st, and Richard Deglman will continue to serve as Chief Credit Officer of Service1st. See the section entitled “Executive Officer and Director Compensation — Employment Agreements.”

Lock-Up Agreements

In connection with the vote required for our initial business combination, each of our private stockholders has agreed to vote his or her Private Shares (of which there are 368,306, or approximately 3.0% of the outstanding shares of our common stock prior to the Acquisition) in accordance with the majority of the shares of common stock voted by our public stockholders. Each of our private stockholders has also agreed to vote any shares acquired by him or her in or after our initial public offering in favor of our initial business combination.

All of the Private Shares are currently subject to a lock-up agreement until the earlier of 180 days following the consummation of a business combination or the consummation of a liquidation, acquisition, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating a business combination.

During the lock-up period, our private stockholders, along with holders of our Private Warrants, cannot sell or transfer their Private Shares or Private Warrants except in certain limited circumstances (such as, in the case of Hayground Cove, (a) transfers among various funds under Hayground Cove’s management for rebalancing purposes only and (b) distributions to investors in such funds, provided that such investors agree to be bound by the lock-up agreement, or transfers to relatives and trusts for estate planning purposes), but otherwise retain all other rights as our stockholders, including, without limitation, in the case of our private stockholders, the right to vote their Private Shares and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be subject to the lock-up.

In connection with the consummation of the Acquisition, each stockholder of Service1st that does not exercise such stockholder’s dissenters’ rights under the Nevada Revised Statutes shall be required to execute a letter of transmittal, which includes, among other things, a provision that prohibits such selling stockholder from selling, offering, exchanging, pledging or otherwise disposing of or encumbering any of the shares of our common stock such stockholder will receive as Acquisition consideration on or after the date the letter of transmittal is executed for a period of 60 days or, if such stockholder thereto is a director or a member of management of Service1st, for a period of 180 days.

Background of the Acquisition

The terms of the Merger Agreement are the result of arms-length negotiations between WLBC and representatives of Service1st. The following is a brief discussion of the background of these negotiations, the resulting Merger Agreement and related transactions.

We were formed on June 28, 2007 to effect an acquisition, capital stock exchange, asset acquisition or other similar business combination with one or more businesses. We completed our initial public offering on November 27, 2007, raising net proceeds of $305,658,960, including net proceeds from the sale of units on exercise of the underwriters’ over-allotment option. A total of $314,158,960 of the net proceeds from our initial public offering and from the sale of Private Warrants, including $9,584,655 of deferred underwriting commissions, was placed in a trust account.

Promptly following our initial public offering, we contacted various principals and intermediaries such as investment banks, private equity firms and business brokers, as well as other industry contacts, in order to generate ideas for a suitable business combination. We informed our business contacts that we had consummated an initial public offering and were seeking an operating business for a business combination. We encouraged business brokers to contact clients who might constitute potential acquisition targets and explore the possibility of a transaction.

Through these and further efforts, we identified and reviewed information with respect to approximately 195 potential target companies.

Potential business targets were pursued until they were deemed either unsuitable or potentially too expensive. Criteria for suitability included management’s assessment of the competitive strengths and weaknesses of the potential business targets, the outlook for the sectors in which the targets operated, the strength of the management team, and the quality of the assets to be acquired. In some cases, the geographic location of the business target’s operations and customers was considered as well. Certain potential targets were considered by management to have too great a level of business risk due to poor asset quality or poor or erratic financial results.

On several occasions described below, we engaged in multiple meetings with potential targets and engaged in serious discussions with a select few businesses, which led to approximately 40 confidentiality agreements being executed.

We made offers for specific businesses or assets to approximately 20 of those targets, including, a number of potential targets involved in the financial services industry, the gaming and hospitality sector and the real estate sector.

In October 2008, we engaged Abdo Global Partners, Inc. as a consultant to help source Nevada-based opportunities and to provide customary consulting and financial advisory services to us. We subsequently entered into a formal written agreement with Abdo Global Partners, Inc. with respect to such engagement in January 2010 with respect to Abdo Global Partners’ consulting services in connection with the Acquisition. Abdo Global Partners, Inc. is a financial advisory firm focusing on the small-cap and mid-market sectors in the commercial real estate and gaming markets that advises companies, lenders and investors in asset acquisition, disposition, restructurings, private placements and similar corporate finance matters. Abdo Global Partners, Inc. is compensated for such services on a monthly basis of $8,333. Abdo Global Partners, Inc. is run by Laus M. Abdo, a long time business associate of Mr. Ader. Neither Abdo Global Partners, Inc. nor any of its affiliates owns any shares or warrants of the Company.

In April 2009, we and our board of directors began to focus on Nevada-based opportunities in the financial services industry.

On April 14, 2009 Mr. Abdo had a lunch meeting with the president of a subsidiary of a bank holding company that operates locally-managed banks in Indiana, Michigan, Utah, and Nevada. The president indicated that the transaction structure presented by Mr. Abdo was not of interest to the company and no further discussions took place with this particular target.

On April 14, 2009, Mr. Abdo had a meeting with the president of a Nevada bank with three branches in southern Nevada. At this meeting, Mr. Abdo outlined our interest in exploring acquisition opportunities in the local banking industry. The financial condition of this particular target was strong and they were not interested in pursuing future discussions with us.

On April 16, 2009, Mr. Abdo and Mr. Silvers had an initial meeting with Mr. Mark Daigle, who was the Chief Executive Officer and President of the Nevada Segment of Colonial Bank, an Alabama banking corporation (“Colonial Bank”). Prior to the meeting, Mr. Abdo had conducted preliminary due diligence on Colonial Bank and believed that this could be an ideal target. During the meeting it became clear that the potential for a mutually beneficial transaction was worth further investigation. Following the meeting Mr. Abdo updated Mr. Ader on his discussion with Mr. Daigle. On April 17, 2009 Mr. Ader instructed Messrs. Abdo and Silvers to pursue the possibility of a potential transaction with Colonial Bank.

On April 20, 2009, Mr. Abdo had a telephone call with a board member of a community bank with operations primarily in California and Arizona. The board member was known to Mr. Abdo through a mutual contact. Subsequent calls were held with that bank’s Chairman, and both parties executed a nondisclosure agreement. After a preliminary review of that potential target’s loan portfolio and capital needs, Messrs. Ader, Abdo and Silvers determined the target would not be a suitable target.

Subsequent to the April 16, 2009 meeting with Mr. Daigle, Messrs. Abdo and Silvers continued to hold telephone discussions with contact persons at Colonial Bank, including Mr. Daigle. Concurrently, Messrs. Abdo and Silvers began to gather preliminary information regarding the business and financials of certain Colonial Bank segments.

On April 23, 2009, Mr. Ader and Mr. Abdo met with Mr. Daigle to further advance discussions with Colonial Bank. At this meeting the parties discussed the potential of a transaction with Colonial Bank based on publicly available information.

On April 23, 2009, Mr. Ader and Mr. Abdo also met with Blake L. Sartini, a director and the largest stockholder of Service1st, who was a long-time associate of Mr. Abdo, to explore potential business combination opportunities. During the conversation they explored the idea of a potential merger of us with Service1st. Messrs. Ader, Abdo and Sartini agreed to continue discussions and Mr. Sartini agreed to discuss a potential transaction with the rest of the board of directors of Service1st and to schedule a follow up meeting with the Service1st’s board of directors.

On April 24, 2009 Mr. Ader and Mr. Abdo had a brief follow up meeting with Mr. Daigle to express continued interest in pursuing a transaction with Colonial Bank.

On April 29, 2009 Messrs. Ader, Abdo, Silvers, Daigle and Ms. Sarah Moore, the Senior Executive Vice President and Chief Financial Officer of The Colonial BancGroup, Inc., a Delaware corporation and the parent organization of Colonial Bank (“Colonial BancGroup”), and Colonial Bank, held a conference call. Our interest in exploring a transaction with Colonial Bank was discussed, and in particular whether Colonial Bank’s board of directors would be receptive to a transaction with us. Following the conference call Mr. Ader instructed Mr. Abdo and Mr. Silvers to continue to pursue Colonial Bank as a priority. Both parties executed a mutual non-disclosure agreement.

On May 1, 2009, in connection with the potential transaction with Colonial Bank, our deal team, including outside consultants and advisors, were provided with access to an electronic “data room” containing detailed information related to Colonial Bank generally and the Select Colonial Assets specifically. We commenced legal and financial due diligence and began drafting a proposed term sheet during this time.

On May 12, 2009, Messrs. Ader, Abdo and Silvers attended a follow up meeting to the April 23, 2009 meeting with Mr. Sartini with Service1st’s board of directors. At that meeting it was determined that a transaction between Service1st and us was of preliminary interest to both parties. At the meeting, Mr. Ader also relayed to Messrs. Abdo and Silvers that Colonial Bank should remain our primary focus and that any other acquisitions, including the acquisition of a local bank with a Nevada banking charter, would need to be integrated into the Colonial Bank transaction.

On May 18, 2009, we entered into a confidentiality agreement with Service1st.

During the week of May 18, 2009, the Colonial Bank term sheet was agreed to in principle and both parties mobilized deal teams to begin working towards a definitive agreement.

On or about May 20, Mr. Daigle had a telephone conversation with Tom Mangione, a business associate of Mr. Daigle and the Chairman of 1st Commerce Bank. Mr. Daigle was aware from Capitol Bancorp’s public filings that Capitol Bancorp had engaged Keefe, Bruyette & Woods to assist it in the divestiture of certain of its assets. Discussions between Mr. Daigle and Mr. Mangione ensued regarding Capitol Bancorp’s desire to divest two of its de novo banks, each of which had a Nevada banking charter. Based on his discussions with Mr. Mangione, Mr. Daigle determined that 1st Commerce Bank would be a viable acquisition target to pursue in conjunction with Colonial Bank. Mr. Mangione put Mr. Daigle in touch with Keefe, Bruyette & Woods to discuss next steps.

On May 23, 2009, Messrs. Ader, Abdo, Silvers and Daigle met with the Nevada Financial Institutions Division to discuss the proposed transaction with 1st Commerce Bank and to gauge the receptivity of Nevada regulators to the contemplated acquisitions.

On May 27, 2009, Mr. Daigle made a preliminary due diligence request regarding 1st Commerce Bank and came to an agreement in principle on a non-binding letter of intent with 1st Commerce Bank.

On May 28, 2009, Messrs. Ader, Abdo and Daigle met with the Regional FDIC office in San Francisco, California in order to introduce the structure of the transaction with 1st Commerce Bank and to discuss the process that the transaction might take.

On May 31, 2009, our counsel travelled to Colonial Bank’s Nevada offices in order to conduct legal diligence on the potential loan portfolio.

On June 1, 2009, Mr. Daigle executed a non-binding letter of intent with 1st Commerce Bank.

On July 6, 2009, a telephonic meeting of our board of directors was held. All directors attended. Prior to the meeting, copies of the most recent drafts of the 1st Commerce Merger Agreement and an Asset Purchase Agreement with Colonial Bank and Colonial BancGroup (the “Colonial Asset Purchase Agreement”) and the related significant transaction documents were delivered to the directors. After review and discussion, the Merger Agreement and the Colonial Asset Purchase Agreement and related documents were unanimously approved, subject to final negotiations and modifications, and the Board determined to recommend the approval of the Merger Agreement and the Colonial Asset Purchase Agreement.

On July 13, 2009, we entered into the 1st Commerce Merger Agreement and the Colonial Asset Purchase Agreement and related transaction documents the original support agreement and the Indemnification and Waiver Agreement. None of our advisors and their affiliates nor Hayground Cove and their affiliates own any interest in 1st Commerce or have any loans or deposits that will be purchased in connection with the Acquisition.

On July 14, 2009, we issued a press release and filed a Current Report on Form 8-K announcing the transaction with 1st Commerce Bank and describing the material agreements.

On July 16, 2009, we engaged Jefferies & Company, Inc. and JMP Securities LLC as our advisors in connection with the stockholder vote for the acquisition of 1st Commerce Bank.

On July 20, 2009, we entered into the Private Shares Restructuring Agreement (as defined in the section entitled “Description of Securities — Common Stock” below) and the Amended and Restated Warrant Agreement (as defined in the section entitled “Description of Securities — Warrants” below).

On July 22, 2009, another telephonic meeting of our board of directors was held. Four out of our five directors attended. Prior to the meeting, copies of the most recent drafts of the proxy statement, the Schedule 14C Information Statement and the documents relating to the Private Shares restructuring and the warrant restructuring were delivered to the directors. After review and discussion, the proxy statement and Schedule 14C Information Statement were approved, and the documents relating to the Private Shares restructuring and the warrant restructuring were ratified, subject to final modifications, and the Board determined to recommend the filing of the proxy statement and Schedule 14C Information Statement.

On July 28, 2009, we held another telephonic meeting of our board of directors, which was attended by all of our directors. Prior to the meeting, copies of the proxy statement, the Form 10-Q for the second quarter of the current fiscal year, the Support Agreement, and the employment agreement with George A. Rosenbaum Jr. were delivered to the directors. After review and discussion, the proxy statement, the Form 10-Q, the Support Agreement and the employment agreement with George A. Rosenbaum were approved, and the Board determined to recommend the filing of the proxy statement and the Form 10-Q.

On August 13, 2009, we held another telephonic meeting of our board of directors, which was attended by all of our directors to approve the filing of Amendment No. 1 to the proxy statement, Amendment No. 1 to the Schedule 14C Information Statement, the employment agreement with Laus M. Abdo and the Second Amended and Restated Sponsor Support Agreement. After review and discussion, Amendment No. 1 to the proxy statement, Amendment No. 1 to the Schedule 14C Information Statement, the employment agreement with Laus M. Abdo, the Second and Amended and Restated Sponsor Support Agreement were approved, and the Board determined to recommend the filing of Amendment No. 1 to the proxy statement.

On August 14, 2009, the Alabama State Banking Department closed Colonial Bank and named the FDIC as receiver. Under the terms of an agreement between the FDIC and Branch Banking and Trust Company, Winston Salem, North Carolina, a North Carolina-chartered commercial bank and commercial bank subsidiary of BB&T, BB&T acquired the banking operations of Colonial Bank. In light of the agreement between the FDIC and BB&T and pursuant to FDIC regulations, we believe that, as a practical matter, the Colonial Asset Purchase Agreement cannot be performed.

On August 25, 2009 and September 3, 2009, we held additional telephonic meetings of our board of directors.

On September 8, 2009, we entered into the a non-binding Letter of Intent with Service1st, expressing our interest in acquiring all of the equity of Service1st Bank. Following the execution of the letter of intent, we held off on detailed negotiations with Service1st regarding the proposed Acquisition until it became apparent that we would receive the approval of our stockholders to amend our Amended and Restated Certificate of Incorporation to remove certain provisions specific to special purpose acquisition companies.

On September 15, 2009, we terminated the employment agreements with Mark Daigle and Laus M. Abdo.

On September 16, 2009 and October 2, 2009, we held additional telephonic meetings of our board of directors.

On September 24, 2009, our legal advisors delivered an initial draft of the Merger Agreement to Service1st and its legal advisors.

During the week of September 28, 2009, we had meetings in New York and Boston to introduce Messrs. Gaynor and Martin to our investors so that they could discuss the banking industry in Nevada.

On October 2, 2009, we issued a press release and filed a Current Report on Form 8-K announcing that we had terminated discussions with BB&T Corp. regarding the former Colonial Bank’s assets and deposits.

On October 6, 2009 we held another telephonic meeting of our board of directors.

On October 7, 2009, we held a special meeting where our stockholders approved our acquisition 1st Commerce Bank, along with certain amendments to our Amended and Restated Certificate of Incorporation removing certain provisions specific to special purpose acquisition companies and changing our name to “Western Liberty Bancorp” and authorizing the distribution and termination of our trust account. In connection with such approval, we filed a Certificate of Amendment to our Amended and Restated Certificate of Incorporation (removing certain special purpose acquisition company-specific provisions from our charter to enable us to bring the 1st Commerce Merger Agreement to a vote before our stockholders) and our Second Amended and Restated Certificate of Incorporation (changing our name to Western Liberty Bancorp and removing the remaining special purpose acquisition company-specific provisions from our charter) with the Secretary of State of the State of Delaware. On October 7, 2009, we also liquidated our trust account. As a result, we distributed $211,764,441 from our trust account to stockholders who elected to convert their shares into a pro rata portion of the trust account and the remaining $105,014,080 to us, and there are currently 10,959,169 outstanding shares of our common stock.

Following the approval of the amendments to our Amended and Restated Certificate of Incorporation, we and our advisors continued negotiations with Service1st and its advisors.

On October 20, 2009, we received a notice from the staff of the NYSE Amex indicating that the NYSE Amex believes that we no longer comply with the NYSE Amex’s continued listing standards due to the recent amendments to our Amended and Restated Certificate of Incorporation approved at our special stockholder meeting on October 7, 2009.

On October 23, 2009, we held another telephonic meeting of our board of directors.

On October 26, 2009, after several telephonic meetings, our advisors met with Messrs. Sartini, Martin and Gaynor and Service1st’s financial advisors and other members of its negotiation team in Las Vegas to continue negotiations on the terms of the Acquisition. Following the October 26, 2009 meeting, we continued to have ongoing negotiations with Service1st and its advisors.

On November 3, 2009, we held another telephonic meeting of our board of directors. All directors other than Mr. Schulhof attended. Prior to the meeting, copies of the most recent draft of the Merger Agreement and a memorandum of the Merger Agreement were delivered to the directors. After review and discussion, the Merger Agreement and related documents were approved, subject to final negotiations and modifications, and the Board determined to recommend the approval of the Merger Agreement and the termination of the 1st Commerce Merger Agreement.

On November 6, 2009, we entered into the Merger Agreement and related transaction documents. None of our advisors and their affiliates nor Hayground Cove and their affiliates own any interest in Service1st or have any loans or deposits that will be purchased in connection with the Acquisition.

On November 13, 2009, we issued a press release and filed a Current Report on Form 8-K announcing that we had mutually agreed with Capitol Bancorp to terminate the 1st Commerce Merger Agreement.

On January 19, 2010, we refiled an “Interagency Bank Merger Act Application” with the FDIC seeking the approval of the FDIC for the merger of Merger Sub into Service1st under the Bank Merger Act, and on January 21 2010, we refiled an “Application to the Board of Governors of the Federal Reserve System” with the Federal Reserve under Section 3(a)(1) of the Bank Holding Company Act of 1956, as amended, in connection with the Acquisition and our efforts to become a bank holding company.

On February 8, 2010, we held a telephonic meeting of our board of directors. Prior to the meeting, copies of this Registration Statement on Form S-4 in connection with the Acquisition and our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 were delivered to the directors. All directors other than Mr. Coles, who previously approved the Form S-4 and the Form 10-K, attended. After review and discussion, the Form S-4 and the Form 10-K were approved by our board, and our board determined to recommend the filing of each.

On February 11, 2010, members of our management team attended a hearing before the Panel in connection with the NYSE Amex’s October 20, 2009 notice to us regarding our continued listing status.

On February 17, 2010, the Panel issued its decision, wherein the Panel affirmed the NYSE Amex staff’s determination to delist our common stock from the NYSE Amex.

On February 22, 2010, the NYSE Amex staff advised us that the NYSE Amex would be suspending our securities from trading, effective at the open of business on Thursday, February 25, 2010. In the interim, we filed an application with the Financial Industry Regulation Authority (“FINRA”) to allow our securities to quote on OTCBB. Trading in our securities was suspended at the open of business on Thursday, February 25, 2010. Concurrently, however, our securities were cleared for quotation on the OTCBB, effective at the open of business on Thursday, February 25, 2010.

On March 23, 2010, we supplemented our prospectus dated February 25, 2010, announcing that the special meeting of stockholders originally scheduled to be held on March 25, 2010 in connection with the Acquisition had been postponed. The special meeting was subsequently canceled in accordance with this prospectus.

Following the postponement of the March 25, 2010 special meeting, we determined that it was in the best interest of our stockholders to renegotiate certain terms of the Original Merger Agreement, and we entered into negotiations with Service1st.

On June 1, 2010, after review and discussion of the most recent draft of the Amendment, our board of directors determined that the Acquisition continued to be in the best interest of our stockholders and approved the Amendment, which remained substantially unchanged thereafter.

On June 21, 2010, we entered into the Amendment with Service1st.

For additional background of the Acquisition, see the subsection below entitled “— Service 1st’s Reasons for the Approval of the Acquisition”.

Our Board of Directors’ Reasons for the Approval of the Acquisition

Our board of directors reviewed industry and financial data in order to determine that the transaction terms were reasonable and that the Acquisition was in the best interests of our stockholders.

We conducted a due diligence review of Service1st that included an industry analysis, a description of its existing business model, valuation analysis and financial projections in order to enable the board of directors to ascertain the reasonableness of the consideration. During our negotiations with potential targets, including Service1st, we received consulting services from Abdo Global Partners, Inc., to assist us in to making the necessary analysis and determinations.

Our management, including members of our board of directors, has long and diverse experience in financial services, operational management, investments and financial management and analysis. In the opinion of our board of directors, it is well qualified to conduct the due diligence and other investigations and analyses required in connection with the search for an acquisition partner.

Our board of directors concluded that entry into the Merger Agreement would be in the best interests of our stockholders. In reaching this conclusion, it considered a wide variety of factors. In light of the complexity of those factors, the board of directors did not consider it practicable to quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of our board of directors may have given different weight to different factors. The following is a summary of the material factors that the board of directors considered, divided into positive reasons for the approval of the Acquisition and potential adverse factors considered by the board of directors:

Positive Reasons for the Approval of the Acquisition

Ability to create a well-capitalized bank

The board of directors considered the fact that the Acquisition would enable us to create a bank with a balance sheet in significantly better shape than many competitors. Post-closing, we will focus on conservative business and commercial real estate lending, consumer lending and depository products. Through our management oversight, which we believe will be instrumental in overseeing the credit processes of Service1st, we will be positioned to capitalize on recent financial market turmoil, troubled assets and increased regional and commercial banking closures that have occurred over the past twelve months. The recapitalization plan is anticipated to create what we believe will be an “over capitalized” financial institution that will be positioned to benefit from tight lending markets and current economic conditions.

Potential to create an attractive growth platform

Our board of directors further considered that we also expect to be able to exploit its competitive position to grow a balance sheet in an environment that is favorable to originating and acquiring loan assets at attractive spreads. Additionally, we intend to pursue government assisted transactions and opportunities involving federally assisted bank acquisitions in the future. Given recent events in the financial markets we expect that the government will seek to affect structured transactions for a number of institutions in the Nevada market specifically and the Southwestern region generally.

Experience in the banking industry

Our board of directors considered the extensive experience operating within the banking and regulatory framework that certain members of the proposed management team possessed, including the extensive experience of the Service1st management team that will remain with us upon consummation of the Acquisition, as well Hayground Cove’s long history in the financial services industry generally and extensive exposure to credit processes. The board of directors considered the fact that certain of the management and director nominees did not have direct experience in the provision of consumer and commercial banking services, but gave considerable weight to their experience in the financial services industry.

Mr. Ader, who will serve on our board of directors, is founder and Chief Executive Officer of Hayground Cove. Mr. Ader has extensive experience in the real estate, gaming and hospitality industries.

Terrence L. Wright, who will serve as the Vice Chairman of our board of directors, is currently a director of Service1st. Mr. Wright has extensive experience in the financial services industry, focusing on the insurance and construction sectors.

Gerald F. Hartley, who will serve on our board of directors and as Chairman of the Audit Committee of our board of directors, and Mr. Rosenbaum, who currently serves as our Chief Financial Officer and will serve as Executive Vice President of Service1st, each bring significant experience in both the banking sector and public accounting.

Mr. Martin, currently the Vice Chairman and Chief Executive officer of Service1st, Richard Deglman, currently the Chief Credit Officer of Service1st, and Patricia A. Ochal, currently the Chief Financial Officer of Service1st, will serve as our Chief Executive Officer and as Chief Executive Officer of Service1st, Chief Credit Officer of Service1st and Chief Financial Officer of Service1st, respectively, and will each bring significant experience in the banking sector and provide their unique knowledge of the business of Service1st, its customers and the Nevada banking sector.

Traditional product strategies

Our board of directors considered the package of “traditional” bank products and services offered by Service1st, which includes (i) deposit products (transaction accounts, certificates of deposit, savings accounts) that are structured to be competitive with rates, fees and features offered by other local institutions, (ii) loan products that are designed to meet the needs of businesses and entrepreneurs while providing an appropriate risk-adjusted return to Service1st and (iii) variable rate and balloon loans that offered to minimize Service1st’s interest rate risk.

Potential Adverse Factors Considered by the Board of Directors

Risk of creating a “new” bank holding company

Our board of directors gave considerable thought to the fact that upon the consummation of the Acquisition, we will be a “new” bank holding company with no earnings history. Our board of directors considered the factors that would contribute to our ability to become profitable, including the need to attract a larger amount of deposits, accumulation of a larger portfolio of loans, the success of the local economies in the communities that will be served by us and favorable government regulation.

Climate for depository institutions

The board of directors also considered the current economic climate facing financial institutions as well as the regulatory environment that we would be operating in upon the consummation of the Acquisition. The board of directors took into account the supervisory commitments under which Service1st is currently operating. The Southern Nevada economy has experienced significant declines in recent years due to the current economic climate, which has affected the business of Service1st. Concerns about the financial stability of all banks have made deposit retention and growth challenging. Declining capital ratios add to the concern surrounding all 19 community banks in Southern Nevada, none of which was profitable in 2009. Like other community banks in Nevada, Service1st’s loan portfolio has deteriorated, resulting in the need for it to take large provisions to buttress the allowance for loan losses to offset charge-offs. The board of directors also considered the fact that our ability to grow and achieve profitability could be adversely affected by state and federal regulations that could limit its ability to make loans and purchase securities. Continued deterioration of the national and/or local economies or adverse government regulation could affect our ability to become profitable.

Potential for negative perception of loan portfolio with a concentration in commercial real estate

The loan portfolio to be acquired is heavily weighted to commercial real estate loans, which comprise approximately 50.0% of the portfolio’s gross principal balance on a consolidated basis. Our board of directors took into account the fact that business and earnings will be particularly sensitive to economic and market conditions affecting the real estate industry because a large portion of our loan portfolio will consist of commercial real estate and construction loans. Real estate values have been declining in Nevada, steeply in some cases, which has affected collateral values and has resulted in increased provisions for loan losses for Nevada banks. While generally containing lower risk than unsecured loans, commercial real estate and construction loans generally involve a high degree of credit risk. Such loans also generally involve larger individual loan balances. In addition, real estate construction loans may be affected to a greater extent than residential loans by adverse conditions in real estate markets or the economy because many real estate construction borrowers’ ability to repay their loans is dependent on successful development of their properties, as well as the factors affecting residential real estate borrowers.

Our board of directors considered all of the foregoing factors as a whole and concluded that it supported a favorable determination to approve the Acquisition and recommend it to our stockholders.

Methodology for Review of Loans

Our procedures related to commercial loans were focused on repayment ability, collateral type and value, payment history, and secondary sources of repayment. Using data from September 2009, certain loans and relationships were selected for review. All loans internally risk rated grade 6 or lower were subject to a full review. Risk ratings were based on information from Service1st’s internal risk ratings and an independent review of the loan files. Based on recommended risk grades from our third party consultants six loans were subject to downgrades. Loan files were also reviewed for completeness and adequacy of legal documentation. Loans graded 5 or higher (pass loans) were subject to a judgmental sample. A total of 99 loans were reviewed (53 grade 6 and below and 46 grade 5 and above). These 99 loans aggregated $132.7 million. The total portfolio as of the selection date was 212 loans with outstanding balances of approximately $147 million. This review provided coverage of 46.7% of the number of loans and 90.3% of the dollars outstanding. Consideration was given in the review and risk assessment to potential risk factors, including changes in the real estate market, local economic conditions, industry conditions, and other market conditions that might impact risk grades. Based on review results, we believe the specific sampling and review penetration of 90.3% to be an acceptable assessment of portfolio risk. The remaining 9.7% of the loan portfolio was comprised of performing loans with no indication or evidence of deteriorating credit quality based on review of past due and payment history reports by Service1st.

Service1st’s Reasons for the Approval of the Acquisition

Background and Overview

The Original Merger Agreement was approved by Service1st’s stockholders on March 17, 2010 following its approval by Service1st’s board of directors. In recommending approval by Service1st’s stockholders, Service1st’s board of directors concluded that the combined company would be better position to take advantage of future growth opportunities than Service1st on a stand-alone basis. The board also considered, among other factors, the availability of $15 million in new capital from WLBC upon the closing of the Acquisition to facilitate future growth, the prospect of providing Service1st’s stockholders with liquidity through the WLBC shares to be issued upon the closing of the Acquisition and the expected value of the consideration to be received by Service1st’s stockholders under the Original Merger Agreement in relation to the book value of the Service1st stock and its lack of liquidity.

Subsequently, at a meeting of Service1st’s board of directors on April 15, 2010, the board was presented with a proposed amendment from WLBC to the Original Merger Agreement. Under the proposed amendment, WLBC sought, among other changes, to reduce the Base Merger Consideration by removing the premium over tangible book value. WLBC took the position that a premium over Service1st’s tangible book value was excessive in light of Service1st’s deteriorating financial condition and the additional loan losses incurred in the fourth quarter of 2009 and the first quarter of 2010. Service1st’s board of directors considered various responses to the position taken by WLBC and concluded that it was in the best interests of Service1st’s stockholders to negotiate with WLBC in order to determine if an acceptable amendment to the Original Merger Agreement could be reached. In evaluating its course of action, the board took note of the costs, risks and uncertainties involved with any adversarial proceedings that might be pursued as an alternative to negotiations.

Following a series of negotiations, the parties reached agreement in principle on the terms of the Amendment. The principal terms of the Amendment include (i) reducing the Base Merger Consideration to remove the premium over Service1st’s tangible book value, (ii) increasing WLBC’s commitment to contribute capital to Service1st at the closing of the Acquisition from $15.0 million to $25.0 million, and (iii) revising the definition of Contingent Acquisition Consideration to remove the condition that 120% of Service1st’s tangible book value at closing must exceed $35 million in order for Service1st’s stockholders to receive such consideration, if the other conditions to the payment of Contingent Acquisition Consideration described in this prospectus are otherwise satisfied.

On June 17, 2010, Service1st’s board of directors approved the Merger Agreement, and the Acquisition contemplated thereby and recommended that Service1st’s stockholders approve the Merger Agreement. In reaching its conclusion, the board reaffirmed its belief that, notwithstanding the reduction in the Base Merger Consideration, the best interests of Service1st’s stockholders will be served if Service1st is combined with WLBC. In particular, the board noted that under the Merger Agreement WLBC will provide Service1st with an additional $25 million in capital, an increase of $10 million from the capital to be provided under the terms of the Original Merger Agreement. The board believes that the combined company, with this additional capital, will be in a better position than would Service 1st as a stand alone company, to weather the current economic difficulties and to take advantage of future growth opportunities.

Moreover, Service1st’s board of directors believes the Acquisition continues to represent a reasonable strategic alternative available to Service1st and its stockholders, particularly in light of continuing weakness in economic conditions in the Nevada market, where substantially all of Service1st’s loan portfolio was originated. The depressed economic conditions which began in 2007 have contributed, and continue to contribute to, a deterioration in the quality of the Service1st loan portfolio. Net charge-offs to average loans outstanding was 0.68% at March 31, 2010 compared to 0.00% at March 31, 2009 and 8.43% at December 31, 2009, compared to 1.44% at December 31, 2008 and 0.03% at December 31, 2007. As of March 31, 2010 and December 31, 2009, performing loans that were classified as potential problem loans constituted approximately 26.44% and 26.41% of total loans, respectively. The board of directors believes that the $25 million capital infusion from WLBC under the Merger Agreement will strengthen the combined company’s financial position and will enhance the combined company’s ability to survive at a time when continuing weakness in economic conditions presents on-going challenges.

In reaching its conclusion to proceed with the Acquisition, the board also considered the alternative of seeking additional capital if Service1st were to continue to operate on a stand-alone basis. The board concluded that it was unlikely that Service1st would be able to raise sufficient capital at the same valuation relative to book value as what was proposed in the Amendment in light of current economic conditions in Service1st’s principal market and its recent operating performance.

In addition to the foregoing factors, Service1st’s board of directors weighed other potential benefits against the risks and uncertainties associated therewith, as further described below. The board concluded that the potential benefits of proceeding with the Acquisition under the Merger Agreement outweigh such risks and uncertainties.

Approval of the Merger Agreement

At a meeting of Service1st’s board of directors on June 17, 2010, after due consideration, the board:

•	determined that the Merger Agreement and the Acquisition contemplated thereby are fair and in the bests interest of Service1st and its stockholders;

•	approved the Merger Agreement; and

•	recommended that Service1st’s stockholders approve the Merger Agreement.

In reaching its conclusion to proceed with the Acquisition under the terms of the Merger Agreement, Service1st’s board of directors considered information and advice from its investment bankers and legal advisors. In approving the Merger Agreement, the board considered a number of factors, including the factors discussed below, without assigning any specific or relative weights to the factors:

•	the conditions in the community banking industry in Nevada and Service1st’s business, prospects, financial performance and condition, operations and competitive position on a stand-alone basis as compared to the increased opportunities available to the combined company after giving effect to the Acquisition;

•	the opportunities to capitalize on future growth opportunities through the availability of an additional $25 million in capital following the closing of the Acquisition;

•	the opportunity to provide Service1st’s stockholders with liquidity for their investment as the Merger Agreement provides for the shares of Service1st, which are not currently traded on any stock exchange, to be exchanged for shares of WLBC common stock, which are currently traded on the OTCBB (WLBC has advised Service1st’s board that it anticipates applying to list its common stock on a national securities exchange following the closing of the Acquisition);

•	the potential for Service1st’s stockholders to participate in possible future growth in value of the combined company which will result from the Acquisition;

•	the opinion of Keefe, Bruyette & Woods rendered to Service1st’s board of directors in June 2010, to the effect that, as of the date of the opinion and based upon and subject to the limitations and assumptions stated in its opinion, the consideration to be received by the holders of Service1st common stock in the Acquisition under the Merger Agreement is fair, from a financial point of view, to such holders;

•	the belief of Service1st’s board of directors that the terms of the Merger Agreement and the structure of the Acquisition, are reasonable;

•	certain changes from the Original Merger Agreement which may benefit Service1st’s stockholders, including:

•	the increase in capital to be contributed by WLBC,

•	the opportunity for Service1st’s stockholders to receive additional consideration if at any time within the first two years after the Acquisition the closing price per share of Western Liberty’s common stock exceeds $12.75 for 30 consecutive days, and

•	WLBC’s agreement to use March 31, 2010 as the reference date for measuring a material adverse change to Service 1st, thereby diminishing the likelihood that the Acquisition will not close because of a material adverse change in Service1st’s financial situation;

•	the Acquisition’s structure, which is expected to constitute a tax-free exchange for our stockholders;

•	advantages of the Acquisition compared with alternative corporate strategies, including the timing and likelihood of finding another acquirer with the willingness and ability to offer greater consideration or of raising additional capital in an alternative manner in a challenging economic environment; and

•	the termination fees payable to Service1st if the Merger Agreement is terminated under certain circumstances, including as a result of WLBC not obtaining all regulatory approvals that are required to consummate the Acquisition.

Service1st’s board of directors also identified and considered a number of risks and uncertainties in its deliberations concerning the terms of the Acquisition under the Merger Agreement, including the following:

•	a significant risk that the Acquisition might not be completed due to the failure to obtain regulatory approval, stockholder consent or failure to otherwise satisfy a condition to closing and the effect of the resulting public announcement of termination of the Merger Agreement on, among other things, Service1st’s operating results, particularly in light of the costs incurred in connection with the transaction;

•	the risks inherent in integrating Service1st into WLBC and the additional demands on management’s time and attention required by such integration;

•	the fact that the exact per share consideration to be received by our stockholders is not fixed and may decline prior to the closing of the Acquisition;

•	as a result of the Acquisition, the benefits of Service1st’s long-term prospects would be shared by Service1st and Western Liberty stockholders rather than being realized solely by Service1st’s existing stockholders;

•	the restrictions contained in the Merger Agreement on the operation of Service1st’s business during the period between the signing of the Merger Agreement and completion of the Acquisition;

•	the possibility that a nationally-recognized exchange may not list WLBC’s common stock on its exchange, as further described under “Risk Factors — The NYSE Amex has de-listed our securities, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions”; and

•	the termination fee to be paid to WLBC if the Merger Agreement is terminated by either WLBC or Service1st under certain circumstances.

Some of Service1st’s officers and directors may be deemed to have interests in the Acquisition, described under “Executive Officer and Director Compensation — Employment Agreements” that are in addition to or different from their interests as Service1st’s stockholders generally.

In view of the wide variety of factors considered by Service1st’s board of directors in connection with its evaluation of the Acquisition and the complexity of these matters, Service1st’s board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision to approve the Original Merger Agreement and the Merger Agreement. Service1st’s board of directors evaluated the factors described above, including asking questions of Service1st’s management and Service1st’s legal and financial advisors, and reached the decision that the Acquisition was in the best interests of Service1st and its stockholders. In considering the factors described above, individual members of Service1st’s board of directors may have given different weights to different factors. Service1st’s board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

Certain Material Federal Income Tax Consequences of the Acquisition to Us and Our Stockholders

The following section is a summary of certain material United States federal income tax consequences of the Acquisition to us and to holders of our common stock. This discussion addresses only those of our stockholders that hold their shares as a capital asset within the meaning of Section 1221 of the Code, and does not address all of the United States federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold our common stock as part of a straddle, hedge, constructive sale or conversion transaction; and

•	persons who are not citizens or residents of the United States.

This summary is based upon the Code, applicable treasury regulations thereunder, published rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to income tax, are not addressed.

Neither WLBC nor Service1st intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the Acquisition.

We believe that no income gain or loss will be recognized by us or our stockholders in connection with the acquisition.

We further believe that no income, gain or loss will be recognized by us or by our stockholders in connection with the issuance of restricted stock units to Mr. Martin.

The statements set forth above are based on current law. Future legislative, administrative or judicial changes or interpretations, which can apply retroactively, could affect the accuracy of those conclusions.

This discussion is intended to provide only a summary of certain material United States federal income tax consequences of the Acquisition. It does not address tax consequences that may vary with, or are contingent on, a WLBC stockholder’s individual circumstances. In addition, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the Acquisition. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you.

Anticipated Accounting Treatment

We intend to account for the Acquisition under the acquisition method of accounting. Under this accounting method, we will record at its fair value the assets of the Target less the liabilities assumed, with the excess of the purchase price over the estimated fair value of such net assets reflected as goodwill. Our statement of operations will include the operations of the Target beginning with the date of acquisition.

Regulatory Matters

Completion of the Acquisition is subject to prior receipt of all approvals and consents required to be obtained from applicable governmental and regulatory authorities to complete the Acquisition. Under the Merger Agreement, WLBC, Merger Sub and Service1st have agreed to use commercially reasonable best efforts to take all action necessary to consummate the transactions contemplated thereby, including obtaining such regulatory approvals.

There can be no assurance that regulatory approvals will be obtained, that such approvals will be received on a timely basis, or that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of WLBC or Service1st following completion of the Acquisition.

The approval of an application by the applicable banking regulatory agency means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by the Target is fair. Regulatory approval does not constitute an endorsement or recommendation of the Acquisition.

In order for Merger Sub to merge with and into Service1st, we must first obtain approval from the Federal Reserve under Section 3(a)(1) of the Bank Holding Company Act of 1956, as amended, to become a bank holding company and approval of the FDIC for the merger of Merger Sub into Service1st under the Bank Merger Act. We must also obtain approval of the Nevada Financial Institutions Division. Merger Sub was formed by us under Nevada law for the sole purpose of facilitating our acquisition of Service1st. See the section entitled “Supervision and Regulation” for the further description of BHCA and Regulation Y compliance requirements for investors controlling more than 5% of our outstanding voting common stock.

WLBC and Service1st are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the Acquisition to become effective other than those described herein. WLBC and Service1st intend to seek any other approvals and to take any other actions that may be required to complete the Acquisition. There can be no assurance that any required approval or action can be obtained or taken.

THE MERGER AGREEMENT

The following summary of certain material provisions of the Merger Agreement is qualified by reference to the complete text of the Original Merger Agreement, a copy of which is attached as Annex A to this prospectus and the Amendment, attached hereto as Annex B, and are incorporated herein by reference. Each capitalized term used herein that is defined in the Merger Agreement shall have the meaning set forth in the Merger Agreement. All stockholders are encouraged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the Acquisition.

Structure of the Acquisition

Pursuant to the Merger Agreement, Merger Sub will be merged with and into Service1st, with Service1st being the surviving entity and becoming our wholly-owned subsidiary at the closing.

Acquisition Consideration

We will acquire all of the issued and outstanding shares of common stock of Service1st as a result of the merger of Merger Sub into Service1st. The Acquisition consideration will be payable entirely in common stock of WLBC, par value $0.0001 per share. When Service1st stockholders vote upon the Acquisition, any Service1st stockholders who properly exercise dissenters’ rights will receive cash in an amount to be determined after completion of the Acquisition in accordance with procedures determined by Nevada law, rather than receiving our stock as Acquisition consideration.

The Acquisition consideration consists of two components: the “Base Acquisition Consideration” and the “Contingent Acquisition Consideration.” The Base Acquisition Consideration is to be paid when the acquisition of Service1st is completed. It shall be equal to the tangible book value of Service1st at the close of business on the last day of the calendar month immediately before the calendar month in which the final regulatory approval necessary for the completion of the Acquisition is obtained, less (x) certain transaction expenses borne by Service1st, less (y) $1.0 million. Service1st’s tangible book value on March 31, 2010 was approximately $22.9 million, and although Service1st’s tangible book value on the last day of the calendar month immediately before the calendar month in which final regulatory approval of the Acquisition is obtained is likely to be different, for illustrative purposes only, the March 31, 2010 tangible book value, as adjusted to include Service1st’s transaction expenses less $350,000, will be used herein to estimate the Base Acquisition Consideration. Service1st estimates that its transaction expenses were approximately $1.3 million through March 31, 2010. See the section entitled “The Merger Agreement — Fees and Expenses.” Based on these assumptions, the Base Acquisition Consideration will be approximately $22.2 million.

The number of shares of our common stock that will be exchanged for each share of Service1st common stock will be determined on the Closing Date, and the exchange ratio will be determined by dividing the Base Acquisition Consideration by the product of (x) the number of shares of Service1st common stock outstanding on the Closing Date and (y) the weighted average of the daily closing price of our common stock for the five trading days before and the five trading days after the date final regulatory approval necessary for completion of the Acquisition is obtained (the “Daily VWAP”); provided, however, that the Daily VWAP shall never be less than $8.00 or more than $9.78. There are currently 49,811 outstanding shares of Service1st common stock, and, as of July 28, 2010, the Daily VWAP was less than $8.00. Assuming (i) no Contingent Acquisition Consideration is issuable, (ii) Base Acquisition Consideration of approximately $22.2 million, (iii) Service1st continues to have 49,811 shares outstanding (iv) a Daily VWAP of $8.00, and (v) that none of the Service1st’s stockholders exercise dissenters’ rights, we will issue 55.71 shares of our common stock for each share of Service1st common stock we acquire, for a total issuance of approximately 2,775,000 shares of our common stock.

On the Closing Date all outstanding options to acquire Service1st common stock pursuant to Service1st’s existing stock option plan will be converted into options to acquire our common stock without change in the vesting schedule or other option terms, except that the number of shares of our common stock acquirable by exercise of the option and the option exercise price will be adjusted by the exchange ratio discussed immediately above. As of July 28, 2010 there were outstanding options to acquire 5,378 shares of Service1st common stock of which 2,083 shares are vested. The exercise price of the options is $1,000 per share. A majority of the options have 10-year terms, vesting in equal installments over five years, with the remainder expiring after five years and vesting incrementally over three years. Assuming the exchange ratio of 55.71 shares of our common stock for each share of Service1st common stock, the options to acquire 5,378 shares of Service1st common stock at $1,000 per share will become options to acquire 299,608 shares of our common stock for $17.95 per share.

In addition, each of the 12 original directors and executive officers of Service1st was previously granted an immediately vested warrant to acquire 64 shares of Service1st common stock, and two of the original executive officers of Service1st received a warrant to acquire 66 shares of Service1st common stock. These warrants are exercisable at $1,000 per share and expire on January 16, 2012. On the Closing Date all of these outstanding warrants to acquire Service1st common stock will be converted into warrants to acquire our common stock without a change in terms, except that the number of shares of our common stock acquirable by exercise of the warrants and the warrant exercise price will also be adjusted by the exchange ratio discussed above. As of July 28, 2010, there were outstanding warrants to acquire 900 shares of Service1st common stock at $1,000 per share. Assuming the exchange ratio of 55.71 shares of our common stock for each share of Service1st common stock, the warrants to acquire 900 shares of Service1st common stock at $1,000 per share will become warrants to acquire 50,139 shares of our common stock for $17.95 per share.

The stockholders of Service1st may also be entitled, within two years after the completion of the Acquisition, to receive additional stock as Contingent Acquisition Consideration. The Contingent Acquisition Consideration will be payable if at any time within the first two years after the Acquisition the closing price per share of our common stock exceeds $12.75 for 30 consecutive trading days. The Contingent Acquisition Consideration would be equal to 20% of the tangible book value of Service1st at the close of business on the last day of the calendar month immediately before the calendar month in which the final regulatory approval necessary for the completion of the Acquisition is obtained. The total number of shares of our common stock issuable to Service1st stockholders would be determined by dividing the Contingent Acquisition Consideration by the average of the daily closing price of our common stock on the first 30 trading days on which the closing price of our common stock exceeded $12.75.

Closing and Effective Time of the Acquisition

The closing of the Acquisition will take place upon the satisfaction or waiver of the conditions to closing set forth in the Merger Agreement. The parties to the Merger Agreement will cause the Acquisition to be consummated by filing Articles of Merger with the Secretary of State of Nevada as soon as practicable on or after the closing date of the Acquisition (the “Effective Time”).

Representations and Warranties; Covenants

The Merger Agreement contains customary representations and warranties and covenants, subject to certain exceptions, for the benefit of us and Merger Sub, on the one hand, and Service1st, on the other hand, and each of their respective affiliates. All representations and warranties contained in the Merger Agreement shall survive until the consummation of the Acquisition, except that (i) the covenants and agreements that by their terms survive the Effective Time and Article 12 of the Merger Agreement shall survive the Effective Time; and (ii) solely to permit us the right of set-off with respect to the payment of the Contingent Acquisition Consideration, the representations, warranties, agreements and covenants of Service1st shall survive for a period terminating on the later of (A) the second anniversary of the consummation of the Acquisition and (B) if the Contingent Acquisition Consideration becomes payable, the date of actual payment of the Contingent Acquisition Consideration.

Certain covenants to the Merger Agreement, which are in effect between the date the Merger Agreement was signed until the Effective Time, require Service1st to use its commercially reasonable best efforts to operate its business in the regular and ordinary course of business consistent with its past practices, unless the Merger Agreement permits otherwise, and to operate its business in compliance with all applicable laws. Service1st may not take any action that would adversely affect or delay its ability to get governmental approvals necessary for the consummation of the Acquisition, nor may it take any action that would adversely affect its ability to fulfill its obligations under the Merger Agreement. Unless the Merger Agreement provides otherwise, Service1st is prohibited from doing the following between the date the Merger Agreement was signed and the Effective Time:

•	except in the ordinary course of business, dispose of or permit to be subject to any non-permitted Liens on any of its material assets, business or properties;

•	issue any securities or change the issued and outstanding securities, issue or grant any securities convertible into its shares, or make any dividends;

•	effect any change to its capitalization or acquire any shares of its capital stock;

•	approve any capital expenditure greater than $100,000;

•	modify any loan with an outstanding principal balance of $1 million or more, which is classified as “doubtful” or “standard,” without approval from its board of directors or a committee thereof;

•	fail to maintain its insurance coverage, so long as it is available at current rates or at commercially reasonable rates;

•	other than as required by law, and consistent with its past practices in the ordinary course of business, increase any current employee’s compensation in excess of 4% from the prior year, nor shall it increase compensation to a current employee who is a party to an employment, retention, or change of control agreement; forgive a loan to Insiders; adopt any Benefit Arrangement for any current or former employee; accelerate the vesting or payment of any compensation, except as required by the Merger Agreement or law; or grant new awards under any Benefit Arrangement;

•	terminate or transfer any employees or hire additional employees, except as consistent with the ordinary course of business, and provided that Service1st consults with us before it hires or terminates any executive personnel;

•	cancel or release any debts owed to it, except with respect to Risk Assets in the ordinary course of business;

•	incur any liabilities with respect to Brokered Deposits or extend or renew the term of any Brokered Deposit; however it may extend or renew the term of any Brokered Deposit for a period of less than three months, if such Brokered Deposit matures or expires prior to the Closing;

•	open any branch or modify or assign any real property lease, enter into any new real property lease or otherwise acquire any interest in real property;

•	merge into, consolidate with, affiliate with, or be purchased or acquired by any other person, acquire a significant potion of the assets of any other person, or sell a significant portion of its assets;

•	settle any legal action instituted against it except in the ordinary course of business;

•	make any change in its accounting, credit risk or interest rate risk methods or practices, except changes as may be required by generally accepted accounting principles, or by regulatory requirements;

•	make or change any accounting period, adopt or change any accounting method, or take certain actions with respect to changing its tax returns or settling any claims for taxes, or take certain actions that would increase its tax liability;

•	grant any Loan to any Insider or any Affiliate of any Insider or enter into any transaction (other than the grant of Loans) with any Insider or any Affiliate, other than in the ordinary course of business and on terms no less favorable than could be negotiated on an arm’s length basis; or

•	incur any indebtedness for borrowed money in excess of $50,000, except in the ordinary course of business.

The covenants further require Service1st to report to us the general status of its business and its operations upon our request, and to promptly notify us of any Material Adverse Effect to its business and operations.

Pursuant to the covenants, both we and Service1st are required to take certain actions to facilitate the consummation of the Acquisition.

Conditions to the Consummation of the Acquisition

The obligations of the parties to the Merger Agreement to complete the Acquisition are subject to the satisfaction of specified conditions prior to the closing date, including (i) none of the parties shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which challenges, enjoins or prohibits the consummation of the Acquisition, (ii) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any legislative body or governmental entity which prohibits, restricts or makes illegal the consummation of the Acquisition, (iii) there shall be no action, suit, claim, litigation or proceeding before any administrative or judicial body or threatened against Service1st, WLBC or Merger Sub or any of their respective officers or directors, that would be reasonably expected to materially and adversely affect the ability of WLBC to own or control Service1st or the ability to consummate the Acquisition as provided in the Merger Agreement, and (iv) all necessary governmental approvals, permissions or consents if any shall have been obtained and shall not have been revoked, and all legally required notices to depositors shall have been made, and the legally required waiting or protest periods, of or relating to licenses, approvals and consents shall have been met (the “Regulatory Approvals”).

Obligations of WLBC and Merger Sub

The obligations of WLBC and Merger Sub to consummate the transactions contemplated by the Merger Agreement are subject to, among other things, customary closing conditions as well as the following conditions:

•	the approval by holders of the Public Shares of the Acquisition;

•	receipt of the Service1st Stockholder Approval;

•	the holders of not more than 7.5% of the outstanding shares of Service1st having exercised, or having continuing rights to exercise dissenters’ rights under the Nevada Revised Statutes with respect to the transactions contemplated by the Merger Agreement;

•	Mr. Martin continuing to be employed by Service1st and his employment agreement remaining in full force and effect;

•	Service1st remaining FDIC insured, with no action pending, threatened or contemplated to terminate FDIC deposit insurance;

•	Service1st not having suffered a Material Adverse Effect since March 31, 2010; and

•	the termination of Mr. Gaynor’s employment agreement pursuant to which he would have served as our President and Chief Operating Officer and would continue to serve as the President and Chief Operating Officer of Service 1st following the Acquisition as a result of Mr. Gaynor’s retirement in July 2010 as President and Chief Operating Officer of Service1st.

Obligations of Service1st

The obligations of Service1st to consummate the transactions contemplated by the Merger Agreement are subject to, among other things, customary closing conditions as well as the approval of the Merger Agreement, receipt of the Service1st Stockholder Approval and our compliance with all of our reporting obligations under the Securities Exchange Act of 1934, as amended, and that we shall have not suffered a Material Adverse Effect since November 6, 2009.

Amendment

The Merger Agreement may not be modified except in a writing duly executed by the parties.

Termination

The Merger Agreement may be terminated at any time prior to the closing (i) by mutual written agreement between Service1st and us, (ii) by either Service1st or us if the other party has breached any of its covenants or representations and warranties in any material respect, such breach would result in any condition precedent to the consummation of the Acquisition not being fulfilled and such party has not cured its breach within 30 days of the notice of such breach, provided that the terminating party is itself not in breach, (iii) by either Service1st or us, upon 30 days’ written notice if any court or bank regulatory agency determines that the Merger Agreement violates any applicable law, (iv) by either Service1st or us if the Closing Date shall not have occurred on or before September 30, 2010 for any reason, provided that the failure to consummate the Acquisition by such date was not due to such party’s breach of any of its obligations under the Merger Agreement, (v) by either Service1st or us if any regulatory authority whose approval is required to consummate the Acquisition takes any final, unappealable action with respect the Merger Agreement and the transactions contemplated thereby and the result of such action is the failure to obtain the requisite approval of such regulatory authority, (vi) by us at any time after the receipt of any information from Service1st that discloses an event, change or circumstance that would have a Material Adverse Effect on Service1st or (vii) by Service1st due to the receipt by Service1st of a Superior Bank Proposal (as such term is defined in the Merger Agreement).

Effect of Termination

In the event of termination of the Merger Agreement, the Merger Agreement shall become void and have no further force and effect, and there shall be no liability or other obligation on the part of any party thereto or its respective officers, directors or stockholders, except that any provision that by its terms relates to post-termination rights or obligations and the Confidentiality Agreement, dated as of May 18, 2009, between us and Service1st (the “Confidentiality Agreement”) shall survive termination thereof and remain in full force and effect, and each party shall remain liable for any breach of the Merger Agreement prior to its termination.

Pursuant to the Merger Agreement, either party may be required to pay a termination fee in the event that the Merger Agreement is terminated in accordance with certain termination provisions. If the Merger Agreement is terminated by either Service1st or us pursuant to items (iii), (iv) or (v) in the immediately preceding section, then we must pay Service1st a termination fee of $1.0 million, unless Service1st is in material breach of the Merger Agreement, Service1st failed to hold a shareholder meeting or vote regarding the Merger Agreement or the Merger Agreement was not approved by Service1st’s shareholders. If the Merger Agreement is terminated by either Service1st or us pursuant to items (iii), (iv) or (v) in the immediately preceding section, and (x) a bank regulator whose approval is required has not approved the Merger Agreement and such decision is final and unappealable or (y) we failed to obtain regulatory approvals required by us to be obtained, then we must pay a termination fee to Service1st of $1.25 million, unless Service1st is in material breach of the Merger Agreement, Service1st failed to hold a shareholder meeting or vote regarding the Merger Agreement or the Merger Agreement was not approved by Service1st’s shareholders. If the Merger Agreement is terminated by either Service1st or us pursuant to items (iii), (iv) or (v) in the immediately preceding section, and (x) Service1st has not held a shareholder or vote regarding the Merger Agreement or (y) Service1st’s shareholders did not approve the Merger Agreement, then Service1st must pay a termination fee of $1.0 million to us. If the Merger agreement is terminated by Service1st pursuant to item (vii) in the immediately preceding section, then Service1st must pay us a termination fee equal to (a) $2.0 million plus (b) an amount equal to certain expenses incurred by us in connection with the Acquisition.

Fees and Expenses

Whether or not the Acquisition is consummated, all expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be borne by the party incurring such costs and expenses; provided, however, that we will pay the lesser of (i) 50% of transaction expenses incurred by Service1st or (ii) $350,000 in such transaction expenses. The Acquisition consideration shall be adjusted by such amount.

Confidentiality; Access to Information

All information furnished previously in connection with the transactions contemplated by the Merger Agreement or pursuant thereto shall be treated as the sole property of the party furnishing the information and subject to the Confidentiality Agreement, and the Confidentiality Agreement will continue in full force and effect in accordance with its terms until the earlier of (a) December 31, 2010 or (b) the filing of Articles of Merger with the Secretary of State of Nevada.

In connection with obtaining any and all Regulatory Approvals, each party to the Merger Agreement has agreed to permit the other parties and their representatives reasonable access to the properties and personnel of Service1st and WLBC, respectively, and has agreed to disclose and make available to such other parties all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of Service1st and WLBC, including, without limitation, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and stockholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority (except for any confidential portions thereof), accountants’ work papers, litigation files, loan files, plans affecting employees and any other business activities or prospects; provided, that such access shall be reasonably related to the procurement of the Regulatory Approvals thereunder and, in the reasonable opinion of the respective parties providing such access, not unduly interfere with normal operations or violate applicable law. WLBC, Merger Sub and Service1st have agreed to make their respective directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with the other parties and their representatives; provided, that such access shall be reasonably related to the procurement of the Regulatory Approvals hereunder and shall not unduly interfere with normal operations.

Public Announcements

Other than the mutually agreed upon press releases and other materials to be issued upon the announcement of the Merger Agreement, with respect to which the parties shall cooperate in good faith to jointly prepare, no party shall make any public announcement or public comment regarding the Merger Agreement or the transactions contemplated herein without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned, or delayed), unless and only to the extent that (i) the furnishing or use of such information is required in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereunder or (ii) the furnishing or use of such information is required by applicable law, legal proceedings or the rules or regulations of the SEC or the New York Stock Exchange.

Voting Agreement

In connection with the Merger Agreement, certain stockholders of Service1st entered into the Voting Agreement with us, whereby the stockholders agreed to vote all of the shares of Service1st common stock currently beneficially owned by them or acquired by them after such date in favor of the Acquisition. The Voting Agreement contains restrictions limiting the ability of the stockholders to sell or otherwise transfer the shares of Service1st beneficially owned by them. As of February 23, 2010, the stockholders party to the Voting Agreement owned an aggregate of 12,364 shares, or 24%, of the total amount of outstanding shares of Service1st common stock. The Voting Agreement terminates upon the earliest to occur of (i) the date of the effectiveness of the Acquisition and (ii) the date of the termination of the Merger Agreement in accordance with its terms.

DESCRIPTION OF SECURITIES

General

The following is a summary of the material terms of our securities and is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Second Amended and Restated Certificate of Incorporation, filed with the Securities and Exchange Commission on our Current Report on Form 8-K on October 9, 2009.

Authorized and Outstanding Stock

Our Second Amended and Restated Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. In our initial public offering 31,948,850 shares of our common stock were issued. Prior to the consummation of our initial public offering, we issued 8,625,000 Private Shares to certain of our affiliates, of which 637,786 were redeemed because the underwriters did not fully exercise their over-allotment option, resulting in a total of 7,987,214 Private Shares outstanding after redemption. As of July 28, 2010, there were 10,590,863 shares of our common stock issued in our initial public offering outstanding, 368,306 Private Shares outstanding and no shares of preferred stock outstanding. The outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.

Units

Each of our units consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $12.50 per share of common stock, subject to adjustment. There are currently 3,368 outstanding units.

Common Stock

As of July 28, 2010, there were 10,590,863 shares of our common stock issued in our initial public offering outstanding, 368,306 Private Shares outstanding and no shares of preferred stock outstanding. The outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.

Holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. Holders of common stock have exclusive voting rights for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our Second Amended and Restated Certificate of Incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment.

Holders of our common stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. We have not paid any dividends on our common stock to date. The payment of dividends in the future will depend on our revenues and earnings, if any, capital requirements and general financial condition after our initial acquisition is completed. The payment of any dividends subsequent to a business combination will be within the discretion of our then-board of directors. It is the intention of our present board of directors to retain any earnings for use in our business operations and, accordingly, we do not anticipate the board declaring any dividends in the foreseeable future. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future, except if we may increase the size of the offering pursuant to Rule 462(b) under the Securities Act. Further, our ability to declare dividends may be limited to restrictive covenants if we incur any indebtedness.

In the event of any voluntary or involuntary liquidation, dissolution or winding up and after payment or provision for payment of our debts and other liabilities and of the preferential and other amounts, if any, to which the holders of any preferred stock will be entitled, the holders of all outstanding common shares will be entitled to receive our remaining assets available for distribution ratably in proportion to the number of common shares held by each stockholder.

Holders of our common stock have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Prior to the consummation of our initial public offering, we issued 8,625,000 Private Shares to certain of our affiliates, of which 637,786 were redeemed because the underwriters did not fully exercise their over-allotment option, resulting in a total of 7,987,214 Private Shares outstanding after redemption. On July 20, 2009, we entered into a Private Shares Restructuring Agreement with Hayground Cove (the “Private Shares Restructuring Agreement”), pursuant to which 7,618,908, or over 95%, of our Private Shares, including all of the Private Shares held by Hayground Cove and the funds, accounts and shares it or its affiliates control and shares held by current and past limited partners and investors, were cancelled and exchanged for Private Warrants, resulting in 368,306 Private Shares. Pursuant to this exchange, Hayground Cove and the funds and accounts it or its affiliates control no longer own any of our common stock. The Private Shares Restructuring Agreement also provides that none of our warrants held by Hayground Cove or its affiliates may be exercisable at any time while under Hayground Cove’s or its affiliates’ control.

The 368,306 Private Shares are currently subject to a lock-up agreement until the earlier of 180 days following the consummation of a business combination or the consummation of a liquidation, acquisition, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating a business combination. During the lock-up period, our private stockholders, along with holders of our Private Warrants, cannot sell or transfer their Private Shares or Private Warrants except in certain limited circumstances (such as, in the case of Hayground Cove, (a) transfers among various funds under Hayground Cove’s management for rebalancing purposes only and (b) distributions to investors in such funds, provided that such investors agree to be bound by the lock-up agreement, or transfers to relatives and trusts for estate planning purposes).

Our stockholders have approved the grant of 50,000 restricted stock units to each of Richard A.C. Coles and Michael B. Frankel, who currently serve on our board of directors and will continue to serve on our board of directors upon the consummation of our initial acquisition, Mark Schulhof, who currently serves on our board of directors, and Daniel B. Silvers, who currently serves as our President (a total of 200,000 restricted stock units), and a one-time grant of restricted stock equal to $250,000 divided by the closing price of our common stock on the Closing Date to George A. Rosenbaum Jr., who currently serves as our Chief Financial Officer and will serve as Executive Vice President of Service1st upon the consummation of our initial acquisition. These restricted stock grants will only vest upon to the consummation of our initial acquisition.

In consideration of his employment, we will issue restricted stock with respect to shares of our common stock to William E. Martin, who will become a member of our board of directors and serve as our Chief Executive Officer and as Chief Executive Officer of Service1st. Mr. Martin will be issued restricted shares of our common stock in an amount equal to $1.0 million divided by the closing price of our common stock on the closing date of the Acquisition in consideration for his future services, subject to the closing of the Acquisition. See the section entitled “Executive Officer and Director Compensation — Employment Agreements.”

Preferred Stock

Our Second Amended and Restated Certificate of Incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power, liquidation preference or other rights of the holders of common stock. In addition, preferred stock could be utilized as a method of discouraging, delaying or preventing our change in control. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. There are no shares of preferred stock outstanding and we do not currently intend to issue any shares of preferred stock.

Warrants

General

Outstanding redeemable warrants to purchase an aggregate of (i) up to 31,948,850 shares of our common stock with respect to our warrants issued in our initial public offering and (ii) up to 16,118,908 shares of our common stock with respect to our Private Warrants (assuming the Private Warrants held by Hayground Cove or its affiliates are no longer under Hayground Cove’s or any of its affiliates’ control, as discussed below), will become exercisable after the consummation of the Acquisition. These warrants likely will be exercised only if the per share exercise price is below the market price of the shares of our common stock. To the extent such warrants are exercised, 48,067,758 additional shares of our common stock may be issued.

Public Warrants

We sold 31,948,850 Public Warrants in our initial public offering, which will remain outstanding following the closing of our initial acquisition. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $12.50 per share, subject to adjustment as discussed below, at any time commencing on the consummation of our initial acquisition, provided that we have an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares is available.

On July 20, 2009, we entered into a Letter Agreement (the “Warrant Restructuring Letter Agreement”) with warrantholders who represented that they collectively held at least a majority of our outstanding warrants on the date the Warrant Restructuring Letter Agreement was executed (the “Consenting Warrantholders”) confirming the basis and terms upon which the parties agreed to amend the Warrant Agreement, dated as of November 27, 2007, between us and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent (the “Original Warrant Agreement”). The Warrant Restructuring Letter Agreement served as the consent and approval of each of the Consenting Warrantholders to amend and restate the Original Warrant Agreement pursuant to the Amended and Restated Warrant Agreement we entered into with Continental on July 20, 2009 (the “Amended and Restated Warrant Agreement”). The Consenting Warrantholders consist of holders of our Public Warrants. Pursuant to the Warrant Restructuring Letter Agreement and the Amended and Restated Warrant Agreement, the Original Warrant Agreement was amended where applicable to provide for certain revised terms of our warrants, including:

•	a new strike price of $12.50 per share of our common stock, par value $0.0001;

•	an expiration occurring on the earlier of (x) seven years from the consummation of our initial acquisition or another business combination or (y) the date fixed for redemption of the warrants set forth in the Original Warrant Agreement;

•	a redemption price of $0.01 per warrant, provided that (x) all of the warrants are redeemed, (y) the last sales price of the common stock has been equal to or greater than $21.00 per share on each of 20 trading days within any 30-day trading period ending on the third business day prior to the date on which notice of redemption is given and (z) there is an effective registration statement in place with respect to the common stock underlying the warrants;

•	mandatory downward adjustment of the strike price for each warrant to reflect any cash dividends paid with respect to the outstanding common stock, until such date as our publicly traded common stock trades at $18.00 or more per share on each of 20 trading days within any 30-trading-day period; and

•	in the event an effective registration statement is not in place on the date the warrants are set to expire, the warrants will remain outstanding until 90 days after an effective registration statement is filed. If we have not filed an effective registration statement within 90 days after the expiration date, the warrants shall become exercisable for cash consideration.

In addition, warrants are not exercisable by any warrantholder to the extent that, after giving effect to such exercise, any warrantholder or its affiliates would beneficially own in excess of 9.99% of the shares of our common stock outstanding immediately after giving effect to such exercise. Hayground Cove will be required to obtain an opinion of bank regulatory counsel that the transfer of any warrants will not make the transferee a “bank holding company” under the Bank Holding Company Act or subject the transferee to prior approval by the Federal Reserve Board under the Change in Bank Control Act. The warrant restructuring became effective on October 7, 2009.

The warrants will expire at 5:00 p.m., New York time, on the date that is the seven year anniversary from the date of our initial acquisition or earlier upon redemption. Once the warrants become exercisable, we may call the warrants for redemption, in whole and not in part, at a redemption price of $0.01 per warrant if, and only if, the reported last sale price of our common stock equals or exceeds $21.00 per share for any 20 trading days within a 30-trading-day period ending on the third business day prior to the date on which the notice of redemption is given, and only if on the date we give notice of redemption and during the entire period thereafter until the time we redeem the warrants we have an effective registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available.

If the foregoing conditions are satisfied and we issue a notice of redemption, each warrant holder can exercise his or her warrant prior to the scheduled redemption date. However, there is no guarantee that the price of the common stock will exceed the $21.00 trigger price or the $12.50 exercise price after the redemption notice is issued.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, acquisition or consolidation. However, the exercise price and number of shares of common stock issuable on exercise of the warrants will not be adjusted for issuances of common stock at a price below the warrant exercise price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. Holders of warrants will not be entitled to a net cash settlement upon exercise of the warrants unless there is not in place an effective registration statement on the expiration date of the warrants, in which case the warrants will remain outstanding and not expire until 90 days after an effective registration statement is filed. If, within 90 days following the expiration date we have not filed an effective registration statement, the warrants will become exercisable for cash consideration as set forth in the Amended and Restated Warrant Agreement.

Warrant holders do not have the rights or privileges of holders of common stock, including voting rights, until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise we have an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available. Under the Amended and Restated Warrant Agreement, we have agreed to have an effective registration statement covering shares of common stock issuable on exercise of the warrants and to use commercially reasonable efforts to maintain a current prospectus relating to the common stock from the date the warrants become exercisable to the date the warrants expire or are redeemed.

In order to prevent certain warrant holders from being deemed to have “control” of us upon exercise of their warrants, as discussed herein under the section entitled “Supervision and Regulation,” we will seek to negotiate with warrant holders to reduce the number of shares of common stock into which our outstanding warrants are convertible. This will, in turn, require the holders of a majority of our outstanding warrants to agree to alter either the terms on which their warrants are exercisable or the terms of the warrants such that they are convertible into securities other than our common stock, and any amendments could affect certain other warrant terms, including, but not limited to, the strike price, expiration date and criteria for mandatory redemption.

Private Warrants

Hayground Cove and our former Chief Executive Officer purchased an aggregate of 8,500,000 Private Warrants (7,500,000 by Hayground Cove and 1,000,000 by our former Chief Executive Officer). Furthermore, pursuant to the Private Shares Restructuring Agreement, Hayground Cove exchanged 7,618,908 of our then-outstanding Private Shares, which included all of the Private Shares in the funds and accounts it or its affiliates control and shares held by current and past limited partners and investors, for 7,618,908 Private Warrants. Therefore, we currently have 16,118,908 outstanding Private Warrants that will become exercisable after the consummation of our initial acquisition.

The Private Warrants are identical to our Public Warrants. However, on August 13, 2009, we entered into a Letter Agreement with Hayground Cove, whereby Hayground Cove agreed that it and its affiliates may only transfer any of our warrants they hold to an unaffiliated third party transferee if: (i) the transfer is part of a widespread public distribution of such warrants; (ii) the transferee controls more than 50% of our voting securities without any transfer from or any of its affiliates; or (iii) the warrants transferred to a transferee (or group of associated transferees) would not constitute more than 2% of any class of our voting securities. These restrictions are in addition to the restriction that none of our warrants held by Hayground Cove or its affiliates may be exercisable at any time while under Hayground Cove’s or its affiliates’ control, as set forth in the Private Shares Restructuring Agreement.

All of the Private Warrants are currently subject to a lock-up agreement terminating upon the consummation of a business combination. During the lock-up period, our private warrantholders, along with holders of our Private Shares, cannot sell or transfer their Private Shares or Private Warrants except in certain limited circumstances (such as, in the case of Hayground Cove, (a) transfers among various funds under Hayground Cove’s management for rebalancing purposes only and (b) distributions to investors in such funds, provided that such investors agree to be bound by the lock-up agreement, or transfers to relatives and trusts for estate planning purposes).

Registration Rights

The holders of a majority of all of the (i) Private Shares and Private Warrants and (ii) shares of common stock issuable upon exercise of the Private Warrants are entitled to make up to two demands that we register these securities pursuant to an agreement signed in connection with the private placement of our Private Warrants and Private Shares. Such holders may elect to exercise these registration rights at any time commencing on or after the date of consummation of our initial public offering. In addition, these stockholders have certain “piggy-back” registration rights with respect to registration statements we might file.

Our Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

COMPARISON OF RIGHTS OF WESTERN LIBERTY BANCORP STOCKHOLDERS
AND SERVICE1ST BANK OF NEVADA STOCKHOLDERS

As a result of the Acquisition, many of the holders of Service1st common stock will become stockholders of our common stock. As a holder of our common stock, current holders of Service1st will have similar (but not identical) rights to those that they currently have with their shares of Service1st common stock.

The discussion below is a summary of various rights of stockholders; it is not intended to be a complete statement of all rights. The discussion is qualified in its entirety by reference to our Second Amended and Restated Certificate of Incorporation and bylaws and the Articles of Incorporation and bylaws of Service1st, as well as the provisions of Delaware, Nevada and relevant federal law. We are a Delaware corporation and the rights of our stockholders are governed by, among other things, the Delaware General Corporation Law (the “DGCL”) and other laws of the State of Delaware. Service1st is a Nevada corporation, and the rights of its stockholders are governed by, among other things, the Nevada Revised Statutes and other laws of the State of Nevada.

Authorized Capital Stock

Our Second Amended and Restated Certificate of Incorporation provides for 100,000,000 shares of $0.0001 par value authorized common stock and 1,000,000 shares of $0.0001 par value preferred stock of which, at February 23, 2010, there were 10,959,169 shares of common stock, and no shares of preferred stock, outstanding.

Service1st’s Articles of Incorporation provides for 25,000,000 shares of authorized $0.01 par value common stock. At July 28, 2010, there were 49,811 shares of such stock outstanding. Service1st’s Articles of Incorporation do not provide for another class of stock.

Issuance of Common Stock and Preferred Stock

Under our Second Amended and Restated Certificate of Incorporation and Service1st’s Articles of Incorporation, shares of common stock may be issued from time to time by the applicable board of directors without the approval of the stockholders. In addition, under our Second Amended and Restated Certificate of Incorporation, shares of preferred stock may be issued from time to time by our board of directors without stockholder approval.

Dissolution

In the event of dissolution, holders of our common stock and holders of Service1st common stock are entitled to similar rights to assets distributable to stockholders on a pro rata basis after satisfaction of liabilities.

Voting Rights

Each share of our common stock and each share of Service1st common stock is entitled to one vote per share.

Stockholder Action without a Meeting

Our bylaws and Service1st’s bylaws each provide that any action that is required or permitted to be taken by stockholders at an annual or special meeting may be taken by a written consent signed by the stockholders of the outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Stockholder Vote on Business Combinations

In general, approval of a merger or sale of assets involving Service1st requires the approval of its board of directors as well as a favorable vote of not less than a majority of Service1st’s outstanding shares.

We do not expect to present any acquisitions to our stockholders for a vote, except as required under Delaware or other applicable law or pursuant to stock exchange rules. This includes, among other things, the right to vote upon certain direct mergers involving the Company and the right to vote upon any sale, lease or exchange of all or substantially all of our assets. In general, no vote of our stockholders is required under our Second Amended and Restated Certificate of Incorporation or Delaware law to authorize the purchase by us of the assets of another entity (including, for example, assets purchased from a troubled financial institution as part of a sale by the FDIC or other regulator) or to authorize acquisitions effected through a merger in which we are the surviving corporation, each share of our stock outstanding immediately prior to the effectiveness of the merger is an identical share of the surviving corporation, and our authorized unissued shares or treasury shares to be issued or delivered under the relevant merger agreement do not exceed 20% of the shares of our common stock outstanding immediately prior to the effective date of the merger. Any future acquisition structured as a purchase of the assets of another entity in exchange for cash would not require a stockholder vote under Delaware law. Likewise, any acquisition by us of another company that is structured as a “forward triangular merger” or a “reverse triangular merger” (which, in each case, would involve a merger between the target entity and our wholly-owned subsidiary), or a direct merger between us and the target in which we offer as consideration shares representing less than 20% of our outstanding stock prior to the merger, would not require a stockholder vote under Delaware law. Such matters could be authorized by our board of directors, which is charged with directing our business and affairs, and we do not expect to consult holders of our securities prior to effecting these acquisitions. Although our management and board of directors will use their best efforts to select targets that will produce the best returns on our stockholders’ equity, there is no guarantee that the acquisition of banking assets in the future will produce management’s and the board of directors’ intended results. If required by Delaware law, approval of a merger or sale of our assets would require the approval of our board of directors as well as a favorable vote of less not a majority of our outstanding shares.

Special Meetings of Stockholders

Our bylaws provide that a special meeting of our stockholders may be called by (a) our Chief Executive Officer and (b) our Secretary upon the receipt of a written request stating the purpose or purposes of such meeting from (i) a majority of our board of directors or (ii) the stockholders that own a majority of the shares of our stock issued and outstanding and entitled to vote thereon.

Service1st’s bylaws provide that a special meeting of the stockholders may be called by the Chairman of the Board, President, Vice Chairman, a majority of its board of directors, or by one or more of its stockholders holding 25% or more of its entire capital stock issued and outstanding and entitled to vote.

Dividends

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for future growth and do not anticipate paying any cash dividends for the foreseeable future. Any determination in the future to pay dividends will be at the discretion of our board of directors and will depend on our earnings, financial condition, results of operations, business prospects, capital requirements, regulatory restrictions, contractual restrictions and other factors that the board of directors may deem relevant.

A bank holding company’s ability to pay dividends is subject to Federal Reserve supervisory authority, taking in to account the bank holding company’s capital position, its ability to satisfy its financial obligations as they come due, and its capacity to act as a source of financial strength to its subsidiaries. In addition, Federal Reserve policy discourages the payment of dividends by a bank holding company if the dividends are not supported by current operating earnings. Because we do not expect to have significant assets other than the stock of Service1st, we will be dependent on dividends from the bank for revenue and cash flow. Furthermore, Federal Reserve and FDIC policy statements provide that banks should generally pay dividends solely out of current operating earnings. A bank may not pay a dividend if the bank is undercapitalized or if payment would cause the bank to become undercapitalized.

A bank holding company may not purchase or redeem its equity securities without advance written approval of the Federal Reserve under Federal Reserve Rule 225.4(b) if the purchase or redemption combined with all other purchases and redemptions by the bank holding company during the preceding 12 months equals or exceeds 10% of the bank holding company’s consolidated net worth. However, advance approval is not necessary if the bank holding company is well managed, not the subject of any unresolved supervisory issues, and both before and immediately after the purchase or redemption is well capitalized.

Under sections 661.235 and 661.240 of the Nevada Revised Statutes, a Nevada-chartered bank, such as Service1st, whose deposits are insured by the FDIC, may not make distributions (including dividends) to or for the benefit of its stockholders if the distributions would reduce the bank’s stockholders’ equity below the bank’s initial stockholders’ equity. Pursuant to the Nevada Revised Statutes section 78.288(2), which applies to Nevada corporations generally and therefore to Service1st, a corporation may not make distributions (including dividends) to or for the benefit of its stockholders if, after giving effect to the distribution, the corporation would be unable to pay its debts as they become due in the usual course of business, or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights (if any) upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution (unless the corporation’s articles of incorporation override this latter limitation, which Service1st’s articles do not). Relying on 12 U.S.C. 1818(b), the FDIC may restrict a bank’s ability to pay a dividend if the FDIC has reasonable cause to believe that the dividend would constitute an unsafe and unsound practice. A bank’s ability to pay dividends may be affected also by the FDIC’s capital maintenance requirements and prompt corrective action rules.

Amendment to Charter and Bylaws

Amendments to our Second Amended and Restated Certificate of Incorporation require the approval of a majority vote of our board of directors, if applicable, and a majority vote of the outstanding shares of our common stock. Our bylaws may be amended by a majority vote of the board of directors or the affirmative vote of a majority of the total votes eligible to be voted at a duly constituted meeting of stockholders.

Amendments to Service1st’s Articles of Incorporation require the approval of a majority vote of Service1st’s board of directors and the approval of a majority of the total shares eligible to be voted at a duly constituted meeting of stockholders. Service1st’s bylaws may be amended by the vote of stockholders entitled to exercise a majority of the voting power of the Service1st or by the written consent of stockholders and, subject to the right of stockholders, by Service1st’s board of directors

Board of Directors

Our range of directors shall be not less than one or more than 10 with the exact number of directors fixed by a resolution of the board or our stockholders. Our directors are elected annually for a one year term. Removal of one of our directors requires a vote of the majority of our outstanding shares of our stock entitled to vote.

Service1st’s range of directors may not be less than five nor more than 25 with the exact number fixed by a resolution of its board of directors or stockholders. Service1st’s directors are elected annual for a one-year term. Removal of one of Service1st’s directors requires a vote of two-thirds of the outstanding shares of Service1st stock entitled to vote.

Appraisal and Dissenters’ Rights

Our stockholders do not have appraisal rights in connection with the Acquisition. The stockholders of Service1st have dissenters’ rights in connection with the Acquisition under the Nevada Revised Statutes.

Indemnification and Limitation of Personal Liability of Directors and Officers

Our Second Amended and Restated Certificate of Incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by the DGCL, as amended from time to time.

In addition, we are party to agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided in our Second Amended and Restated Certificate of Incorporation. We believe that these provisions and agreements were necessary to attract qualified directors and officers. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of the indemnified party’s counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Our Second Amended and Restated Certificate of Incorporation provides that we, to the full extent permitted by the DGCL, as amended from time to time, shall indemnify all persons whom we may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by us.

Our bylaws further provide that any indemnification shall be made by us only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made: (i) by our board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by stockholders.

Nevada state law contains provisions eliminating the personal liability of directors and officers to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except for acts or omissions involving intentional misconduct, fraud, or a knowing violation of law. Upon consummation of the Acquisition, the provisions of Nevada state law will not apply to our directors and officers.

Service1st’s Articles of Incorporation provides for the indemnification of current and former directors or officers to the fullest extent legally permissible under the laws of the State of Nevada against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered.

Service1st’s bylaws further provide that unless indemnification is ordered by a court or an advancement of expenses to directors and officers in connection with defense of an action, any indemnification shall be made by Service1st only as authorized in a specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made by the following: (a) the stockholders, (b) the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding, (c) independent legal counsel in a written opinion if a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, or (d) by independent legal counsel in a written opinion if a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained. In addition, Service1st is a party to agreements with its directors and officers to provide contractual indemnification in addition to the indemnification provided in its Articles of Incorporation and bylaws.

CORPORATE GOVERNANCE

Board of Directors

Upon consummation of the Acquisition, the composition of our board of directors will be as follows

Name	Age	Position

Michael B. Frankel	73	Chairman of the Board
Terrence L. Wright	60	Vice Chairman of the Board
Jason N. Ader	42	Director
Gerald F. Hartley	71	Director and Chairman of the Audit Committee
Richard A. C. Coles	42	Director
Robert G. Goldstein	54	Director
Blake L. Sartini	51	Director
William E. Martin	68	Director
Curtis W. Anderson, CPA	60	Director

Effective upon the consummation of the Acquisition, it is anticipated that: (i) our current directors Mark Schulhof and Andrew P. Nelson will resign from our Board of Directors, (ii) our current directors Jason N. Ader, Richard A.C. Coles, Michael B. Frankel and Robert G. Goldstein, whose appointment to our board of directors was approved at the previous special meeting of our stockholders held on October 7, 2009, will continue as or join our board of directors, (iii) as a result of certain appointments as part of the Acquisition, Daniel B. Silvers, Dr. William Stephan and Dr. Leonard E. Goodall, whose service on our board of directors was contingent upon our consummation of our acquisition of 1st Commerce Bank, will resign from their proposed positions on our board of directors (iv) the size of our board of directors will be increased to nine members, and (v) each of William E. Martin, Blake L. Sartini, Terrence L. Wright, Curtis W. Anderson (all of whom are current directors or members of management of Service1st) and Gerald F. Hartley will serve as members of our board of directors from and after the closing of the Acquisition until the first annual meeting of stockholders following the closing of the Acquisition or until their successors are elected and qualified.

In connection with the ongoing review of our applications to become a bank holding company, the relevant regulatory agencies may request that we take additional measures to facilitate our transition to a bank holding company. In particular, regulators may request changes to our proposed directors and executive officers.

Information about the Directors

Michael B. Frankel has been a member of our board of directors since December 2008. Mr. Frankel has been a private investor and advisor since June 2008. Prior to that time, from 1982 to June 2008, Mr. Frankel was employed at Bear, Stearns & Co. Inc. where he was a Senior Managing Director since July 1990. While at Bear Stearns, Mr. Frankel was responsible for establishing and managing the Global Equity Capital Markets Group, was a member of the Commitment Committee, and managed the investment banking-research department relationship. Prior to joining Bear Stearns, from 1958 to 1982, Mr. Frankel was employed at L.F. Rothschild & Co. where he was a General Partner since 1973. At L.F. Rothschild & Co, Mr. Frankel managed the Institutional Equities Department. Mr. Frankel holds a Bachelor of Science in Economics from Lafayette College.

Terrence L. Wright has been a Director and shareholder and the secretary of Service1st since January 2007. During this time, Mr. Wright also served as Chairman of Service1st Nominating and Corporate Governance Committee. Mr. Wright is owner and Chairman of the Board of Nevada Title Company which provides title services through a number of locations in southern Nevada with more than 250 employees. Mr. Wright also is the owner and Chief Executive Officer of Nevada Construction Services, as well as the majority owner, Chairman of the Board, and Chief Executive Officer of Westcor Land Title Insurance Company, the first domestic title insurance company in Nevada, and now has operations in Alabama, Arizona, California, Colorado, Florida, New York, Texas, Utah and Wyoming. Mr. Wright received his undergraduate degree in Business Administration and his Juris Doctorate from DePaul University in Chicago. Mr. Wright joined the Chicago Title Insurance Company while still in law school and remained on staff after graduation as State Manager and Agency Administrator. Nevada Construction Services was established in 1985 providing voucher control and inspection services to financial institutions. Nevada Construction Services also provides lenders with reports detailing disbursements and project updates as well as protection against mechanics liens and wrongful claims. He is a member of the California and Illinois bar associations and has served on the Board of Directors for the Nevada Land Title Association, the Las Vegas Monorail, and the Tournament Players Club in Las Vegas. He was also the past chairman of the Nevada Development Authority, the Nevada Chapter of the Young President’s Organization, and the UNLV Foundation. Mr. Wright currently serves on the board of the Nevada Cancer Institute, the Council for a Better Nevada, and Southwest Gas Corporation where he is a member of the audit and compensation committees of that company’s board.

Jason N. Ader has been our Chief Executive Officer since December 2008 and the Chairman of the Board since our formation. Mr. Ader also founded and serves as Chief Executive Officer of Hayground Cove. Mr. Ader is the sole member of Hayground Cove, the managing member of Hayground Cove Fund Management LLC, which is the general partner of Hayground Cove Associates LP, the investment manager for the funds and accounts managed by Hayground Cove. Mr. Ader also serves as Chairman of Hayground Cove’s Investment Committee and Co-Chairman of Hayground Cove’s Risk Committee. Mr. Ader is co-founder of Hayground Cove Capital Partners LLC, a merchant bank focused on the real estate and consumer sectors which he co-founded with Mr. Silvers in March 2009. Prior to founding Hayground Cove, Mr. Ader was a Senior Managing Director at Bear, Stearns & Co. Inc., from 1995 to 2003, where he performed equity and high yield research for more than 50 companies in the gaming, lodging and leisure industries. From 1993 to 1995, Mr. Ader served as a Senior Analyst at Smith Barney covering the gaming industry. From 1990 to 1993, Mr. Ader served as a buy-side analyst at Baron Capital, where he covered the casino industry. Mr. Ader was rated as one of the top ranked analysts by Institutional Investor Magazine for nine consecutive years from 1994 to 2002. Mr. Ader has a Bachelor of Arts in Economics from New York University and an M.B.A. in Finance from New York University, Stern School of Business. Mr. Ader also sits on the board of directors of the Las Vegas Sands Corp., and serves as Executive Chairman of Reunion Hospitality Corp. and as Chairman of the Board of India Hospitality Corp.

Gerald F. Hartley has over 40 years of experience in financial, accounting and auditing responsibilities with financial institutions. He is currently a director of Midwest Banc Holdings, Inc. and has served as chairman of its audit committee since June 2003. Mr. Hartley qualifies as an audit committee financial expert as defined by the Sarbanes-Oxley Act of 2002. Mr. Hartley previously served as a director of Republic Bancorp, Corp. and Republic Bank of Chicago from August 2000 through May 2003. Prior to those board of directors activities, Mr. Hartley was engaged in the practice of public accounting, primarily with Crowe Horwath, LLP, dealing with community based banks and bank holding companies. Mr. Hartley served as a member of the AICPA Committee on Bank Accounting and Auditing and was one of the authors of the first AICPA guide for bank audits. Mr. Hartley was director of the Illinois CPA Society.

Richard A.C. Coles has been a member of our board of directors since December 2008. Mr. Coles is a Managing Principal of the Emmes Group of Companies and is a Member of their Investment Committee. Mr. Coles joined Emmes in 1997, became a Managing Director in 2004, and a Partner in 2005. Mr. Coles is the primary Principal responsible for the day-to-day oversight of Emmes Asset Management Company LLC and Emmes Realty Services LLC and plays a key role in the execution of the property level value enhancing strategies undertaken by the firm in respect of the assets owned and/or managed by the firm, as well as sourcing new acquisition opportunities for the firm and its partners and clients. Prior to joining Emmes, Mr. Coles worked as an asset manager and a development director of the Enterprise Development Company, overseeing numerous development and leasing projects for retail, urban specialty and office assets. Mr. Coles is the co-chair of The Enterprise Foundation, a leading non-profit provider of affordable housing, New York City advisory board. In addition, he is an active member of the Real Estate Board of New York as well as the Pension Real Estate Association. Mr. Coles holds a Bachelor of Arts from Boston College and a M.B.A. in Finance and Accounting from New York University, Stern School of Business.

Robert G. Goldstein has been Executive Vice President of Las Vegas Sands Corp. and President and Chief Operating Officer of The Venetian Resort-Hotel-Casino since July 2009. Mr. Goldstein is also President and Chief Operating Officer of The Palazzo. He has served as Senior Vice President of Las Vegas Sands Corp. since August 2004 and Senior Vice President of Las Vegas Sands, LLC (or its predecessor, Las Vegas Sands, Inc.) since December 1995. Mr. Goldstein is responsible for the oversight of daily operations of the hotel, food and beverage, casino, and retail operations. From 1992 until joining Las Vegas Sands Corp. in December 1995, Mr. Goldstein was the Executive Vice President of Marketing at the Sands Hotel in Atlantic City as well as an Executive Vice President of the parent Pratt Hotel Corporation. Mr. Goldstein holds a Bachelor of Arts in History and Political Science from the University of Pittsburgh and a J.D. from Temple University School of Law.

Blake L. Sartini was a founder and has been a Director of Service1st Bank of Nevada since it opened in January 2007. In addition, Mr. Sartini is the founder, Chairman and Chief Executive Officer of Golden Gaming, Inc. Mr. Sartini formed the company in October 2001, following his purchase of Southwest Gaming Services, Inc. Today, Golden Gaming has established itself as one of the fastest growing, most innovative and respected gaming and entertainment companies in the U.S. Prior to establishing Golden Gaming, Inc., Mr. Sartini served as Executive Vice President, Chief Operating Officer and Director of Station Casinos, Inc. During his fifteen year tenure with Station Casinos, Mr. Sartini held various management positions and served in numerous senior executive roles. Mr. Sartini was instrumental in overseeing Station’s explosive growth from one local casino with approximately 2,000 team members, to eight regional casinos with approximately 12,000 team members. Today, Mr. Sartini remains a significant shareholder in Station Casinos. Mr. Sartini co-founded Southwest Gaming Services, Inc. in 1985. The company evolved into a slot route operation in the early 1990s where Mr. Sartini served as President. In addition to his gaming interests, Mr. Sartini is a founder, Chairman, and Chief Executive Officer of Sartini Enterprises, Inc., a family investment company established in 2006. Mr. Sartini earned his Bachelor of Arts degree in Business Administration from the University of Nevada, Las Vegas.

Curtis W. Anderson, CPA has been a Director of Service1st Bank of Nevada since the bank opened in January 2007. Mr. Anderson is the founder, partner and Chief Executive Officer of Fair, Anderson and Langerman CPAs, which provides accounting and business advisory services to businesses and individual clients. He has held that position since 1988. He is a 1971 graduate of the University of Notre Dame. He earned his CPA license in 1974 and is a member of the American Institute of CPAs and the Nevada Society of CPAs. Formerly a partner with McGladrey & Pullen, LLP, Mr. Anderson is also an active real estate investor and developer. Mr. Anderson is also a Broker and Officer of MDL Group, a real estate brokerage and management firm that he started at in 1989, and since 2007 has been serving as a Manager of Triple Crown Painting and Drywall LLC, a commercial painting subcontractor. His current community involvement includes Opportunity Village Foundation Board Chairman and Police Athletic League (PAL) Treasurer.

William E. Martin has been the Chief Executive Officer and Vice Chairman of the Board of Service1st Bank of Nevada since December 2007. Mr. Martin is sixty-eight years of age. Mr. Martin graduated from the University of North Texas and joined the Office of the Comptroller of the Currency, where he spent fifteen years as a national bank examiner in California and Nevada. In 1978 he was placed in charge of that agency’s national problem bank group, was a Deputy Comptroller in charge of the OCC’s UBPR, later adopted by the FFIEC for all banking regulatory agencies, and finally, was Deputy Comptroller for Multinational Banking with responsibility for primary oversight of the eleven largest national banks. He was one of three U.S. representatives appointed to the Basel Committee. In 1983, he left the OCC and became President and Chief Executive Officer of Nevada National Bank, a $700 million asset statewide bank, and its parent company, Nevada National Bancorporation, which was acquired by Security Pacific National bank in 1989. Later that year, he joined Pioneer Citizens Bank of Nevada as President and Chief Executive Officer. The bank grew from $110 million in assets to over $1.1 billion by 1999 at which time it was acquired by Zions Bancorporation and merged into Nevada State Bank. For the following seven years he was Chairman, President and Chief Executive Officer of Nevada State Bank, a $4 billion institution with seventy statewide branch offices. He left Nevada State Bank in late 2007 and joined Service1st Bank of Nevada where he serves as Vice Chairman and Chief Executive Officer. Mr. Martin has been involved at a board or active participation level in over thirty civic efforts in his twenty-seven years in Nevada that included chairmanships of the Nevada State College Foundation, Las Vegas Chamber of Commerce, Opportunity Village for Intellectually Handicapped Citizens, Nevada Development Capital Corporation and Water Conservation Coalition.

Our business and affairs are overseen by our board of directors pursuant to the DGCL, our Second Amended and Restated Certificate of Incorporation and our by-laws. The members of our board of directors are kept informed of our business through discussions with our Chairman of the Board and Chief Executive Officer, and with key officers, by reviewing materials provided to them and by participating in board meetings.

Independence of Directors

As a result of our securities previously being listed on the NYSE Amex, we continue to adhere to the rules of that exchange in determining whether a director is independent. The NYSE Amex requires that a majority of the board must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, our board of directors has affirmatively determined that, upon the closing of the Acquisition, Messrs. Hartley, Coles, Frankel, Goldstein, Sartini and Wright will be the independent directors of our board of directors.

Attendance at Meetings

Currently, our board of directors consists of Mr. Ader, the Chairman of our board since our inception, and Messrs. Frankel, Nelson, Coles and Schulhof, each of whom were appointed to our board of directors on December 23, 2008. No meetings were held with these members of our board of directors during 2008; however, 13 meetings were held in 2009. To date, one meeting was held in 2010. Until December 23, 2008, in addition to Mr. Ader, our board of directors was comprised of our former directors Marc Soloway, Scott LaPorta, Robert M. Foresman, Carl H. Hahn, Philip Marineau and Steven Westly and this board of directors held four meetings during 2008, all of which were attended by Mr. Ader either in person or by telephone. Although we do not have a formal policy regarding director attendance at meetings, we expect our directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

Audit Committee Information

Currently, the only committee of our board of directors is the Audit Committee. The Audit Committee is comprised entirely of directors who may be classified as “independent” within the meaning of Section 803(A)(2) of the NYSE Amex Company Guide and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Audit Committee consists of Richard A.C. Coles, Michael B. Frankel and Mark Schulhof. Mr. Coles serves as the chairman of our Audit Committee. These members did not meet during 2008 as they were each appointed to the Audit Committee on December 23, 2008. These Audit Committee members held four meetings in 2009 and four meetings to date in 2010. Until December 23, 2008, the Audit Committee was compromised of our former directors, Messrs. Hahn, Westly and Marineau and these members of the Audit Committee held four meetings, which were attended by each of the former Audit Committee members either in person or by telephone.

The Audit Committee acts pursuant to a separate written charter which has been adopted and approved by the board of directors. A copy of the Audit Committee Charter is available on our website at http://www.globalconsumeracquisition.com by choosing the “Investor Relations” link then clicking on the “Corporate Governance” section. The Audit Committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•	serving as an independent and objective party to monitor our financial reporting process, audits of our financial statements and internal control system;

•	reviewing and appraising the audit efforts and independence of our independent registered public accounting firm and internal finance department; and

•	providing an open avenue of communications among our independent registered public accounting firm, financial and senior management, our internal finance department, and the board of directors.

Upon the consummation of the Acquisition, Mr. Hartley will serve as Chairman of the Audit Committee and the Audit Committee will also be comprised of Messrs. Coles and Frankel. Each is an independent director under the NYSE Amex listing standards.

Financial Experts on Audit Committee

The Audit Committee currently is and will at all times be composed exclusively of “independent directors” who are “financially literate,” meaning they are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, the Audit Committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Messrs. Hartley and Coles satisfy the definition of financial sophistication and also qualify as “audit committee financial experts,” as defined under the SEC’s rules and regulations.

Code of Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws and the rules of NYSE Amex. Our code of ethics is publicly available on our website at http://www.globalconsumeracquisition.com by choosing the “Investor Relations” link then clicking on the “Corporate Governance” section.

Compensation Committee Information

Currently, we do not have a standing Compensation Committee for the purpose of determining compensation for executives and directors because no current executive officer or director, except for George A. Rosenbaum Jr., receives any cash or other compensation for services rendered to us, other than the purchases of Private Shares and Private Warrants and the grants of restricted stock units.

On September 3, 2009, all of the independent directors of our board of directors approved the second amended and restated employment agreement with George A. Rosenbaum Jr. Pursuant to the terms of his employment agreement, Mr. Rosenbaum’s employment as our Chief Financial Officer commenced as of January 1, 2010. Mr. Rosenbaum is entitled to a base salary of $200,000 and will receive a one-time grant of restricted stock equal to $250,000 divided by the closing price of our common stock on the Closing Date. Mr. Rosenbaum was also entitled to a transaction bonus equal to a pro rata amount of his base salary for the period from the signing of his original employment agreement on July 28, 2009. See the section entitled “Executive Officer and Director Compensation — Employment Agreements.”

Following the consummation of the Acquisition, the board of directors will designate a Compensation Committee with Messrs. Frankel and Coles as its members. Each will be an independent director under NYSE Amex listing standards. The purpose of the Compensation Committee will be to discharge our board of directors’ responsibilities in respect of compensation of our executive officers following the consummation of the Acquisition, including approving individual executive officer compensation, oversight of the combined company’s overall compensation and benefit philosophies, production of an annual report on executive compensation for inclusion in the combined company’s proxy statement and administration of any of the combined company’s incentive compensation plans that may be adopted in the future, including authority to make and modify awards under such plans. The Compensation Committee shall have the resources and authority to delegate its duties and responsibilities. The Compensation Committee will have a charter that will be provided on our website.

Compensation Committee Interlocks and Insider Participation

None of the persons designated as our directors currently serves on the compensation committee of any other company on which any other director designee of WLBC or any officer or director of WLBC or Service1st is currently a member. Jason N. Ader sits on the board of directors of Las Vegas Sands Corp, and currently serves on its compensation committee. Our future director Robert Goldstein is the Executive Vice President of Las Vegas Sands Corp.

Nominating Committee Information

In December 2008, we dissolved the Nominating Committee then in place. The board of directors did not believe that it was necessary to have such a committee, because all members of our board of directors participate in the consideration of director nominees. The primary functions of the members of the board of directors relating to the consideration of director nominees is to identify individuals qualified to serve on the board of directors. Our board of directors annually reviews the appropriate experience, skills and characteristics required of directors in the context of our business. This review includes, in the context of the perceived needs of the board at that time, issues of knowledge, experience, judgment and skills, accounting or financial expertise. This review also includes the candidate’s ability to attend regular board meetings and to devote a sufficient amount of time and effort in preparation for such meetings.

Effective upon the consummation of the Acquisition, we will establish a Nominating Committee for the board of directors. The Nominating Committee will be responsible for the appropriate size, functioning and needs of the board including, but not limited to, recruitment and retention of high quality board members and committee composition and structure. The Nominating Committee will have a charter that will be provided on our website. The members of our Nominating Committee will be Messrs. Frankel, Goldstein and Wright.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees will be specified in the Nominating Committee charter, and will generally provide that persons to be nominated should be actively engaged in business endeavors, have an understanding of financial statements, corporate budgeting and capital structure, be familiar with the requirements of a publicly traded company, be familiar with industries relevant to our business endeavors, be willing to devote significant time to the oversight duties of the board of directors of a public company, and be able to promote a diversity of views based on the person’s professional experience, education, skill and other individual qualities and attributes. Thus, our Nominating Committee will evaluate candidates from a variety of educational and professional backgrounds to foster diversity on our board of directors. The Nominating Committee will evaluate each individual in the context of the board as a whole, with the objective of recommending a group of persons that can best implement our business plan, perpetuate our business and represent stockholder interests. The Nominating Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time. The Nominating Committee will not distinguish among nominees recommended by stockholders and other persons.

Changes in Our Independent Registered Public Accountants

The personnel of Hays & Company LLP, our independent registered public accounting firm, joined with Crowe Horwath LLP, resulting in the resignation of Hays & Company LLP as our independent registered public accounting firm. Crowe Horwath LLP was appointed as our independent registered public accounting firm going forward on June 5, 2009. The decision to engage Crowe Horwath LLP was approved by both our board of directors and our Audit Committee.

The audit reports of Hays & Company LLP regarding our financial statements as of and for the fiscal years ended December 31, 2008 and 2007 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During our two most recent fiscal years ended December 31, 2008 and 2007 and through June 5, 2009, we did not consult with Crowe Horwath LLP regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed or (ii) the type of audit opinion that may be rendered by Crowe Horwath LLP on our financial statements. Neither a written report or oral advice was provided by Crowe Horwath LLP to us that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue. Prior to their appointment, we did not consult with Crowe Horwath LLP regarding any matter that was either the subject of a disagreement (as such term is defined in Item 304(a)(1)(iv) and the related instructions to such item) or a “reportable event” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

In connection with the audits of our financial statements for each of the fiscal years ended December 31, 2008 and 2007, the review of the interim financial statements for the period ended March 31, 2009 and through June 5, 2009, there were no disagreements between us and Hays & Company LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Hays & Company LLP, would have caused Hays & Company LLP to make reference to the subject matter of the disagreements in connection with their reports on our financial statements for such years.

During the fiscal years ended December 31, 2007 and December 31, 2008, the interim period ended March 31, 2009 and through June 5, 2009, there were no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

Independent Auditors’ Fees

Hays & Company LLP audited our financial statements for the period from June 27, 2007 (inception) to December 31, 2007 and for the year ended December 31, 2008. Hays & Company LLP reported directly to our Audit Committee. The personnel of Hays & Company LLP joined with Crowe Horwath LLP, resulting in the resignation of Hays & Company LLP as our independent registered public accounting firm. Crowe Horwath LLP was appointed as our independent registered public accounting firm going forward June 5, 2009. Crowe Horwath LLP audited our financial statements for the year ended December 31, 2009. The following is a summary of fees paid or to be paid to Hays & Company LLP and Crowe Horwath LLP, as applicable for services rendered:

Audit Fees

The aggregate fees billed for professional services rendered by Hays & Company LLP for the period ended December 31, 2008 for the audit of our financial statements dated December 31, 2008, review of our financial statements dated March 31, June 30 and September 30, 2008, our current reports on Form 8-K and reviews of SEC filings amounted to approximately $100,167.

The aggregate fees billed or expected to be billed for professional services rendered by Hays & Company LLP and Crowe Horwath LLP for the period ended December 31, 2009 for the audit of our financial statements dated December 31, 2009, review of our financials statements dated March 31, June 30 and September 30, 2009, our current reports on Form 8-K and reviews of SEC filings amounted to approximately $83,200.

Audit Related Fees

On June 5, 2009, we engaged Crowe Horwath LLP to perform financial due diligence in connection with the Acquisition. The aggregate fees billed or expected to be billed for financial due diligence rendered by Crowe Horwath LLP amounted to approximately $631,900.

Tax Fees

The aggregate fees billed or expected to be billed for professional services rendered by Hays & Company LLP for the fiscal year 2008 for tax compliance amounted to approximately $11,800.

The aggregate fees billed or expected to be billed for professional services rendered by Hays & Company LLP and Crowe Horwath LLP for the fiscal year 2009 for tax compliance amounted to approximately $11,900.

All Other Fees

We did not receive products and services provided by Hays & Company LLP or Crowe Horwath LLP, other than those discussed above, for either fiscal year 2008 or 2009.

Audit Committee Pre-Approval Policies and Procedures

Since our Audit Committee was not formed until the consummation of our initial public offering, the Audit Committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our Audit Committee were approved by our board of directors. Since the formation of our Audit Committee, and on a going-forward basis, the Audit Committee approved all auditing services performed for us by Hays & Company LLP, and will pre-approve all auditing services and permitted non-audit services to be performed for us by Crowe Horwath LLP, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the Audit Committee prior to the completion of the audit). The Audit Committee may form and delegate authority to subcommittees of the Audit Committee consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

Communication with the Board of Directors

After consummation of the Acquisition, stockholders and other interested parties may send written communications directly to the board of directors or to specified individual directors, including the Chairman or any non-management directors, by sending such communications to George A. Rosenbaum, Jr., our Executive Vice President, at our principal executive offices: Western Liberty Bancorp, 8363 W. Sunset Road, Suite 350, Las Vegas, Nevada 89113. Such communications will be reviewed and, depending on the content, will be:

•	forwarded to the addressees or distributed at the next scheduled board of directors meeting;

•	if they relate to financial or accounting matters, forwarded to the Audit Committee or distributed at the next scheduled Audit Committee meeting;

•	if they relate to executive officer compensation matters, forwarded to the Compensation Committee or discussed at the next scheduled Compensation Committee meeting;

•	if they relate to the recommendation of the nomination of an individual, forwarded to the Nominating Committee or discussed at the next scheduled Nominating Committee meeting; or

•	if they relate to the operations of the company, forwarded to the appropriate officers of the company, and the response or other handling of such communications reported to the board of directors at the next scheduled board of directors meeting.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation of Executive Officers and Directors of WLBC Prior to the Acquisition

Other than the purchases of Private Shares and Private Warrants and the grants of restricted stock units, none of our executive officers or directors, except for George A. Rosenbaum Jr., has received any cash or other compensation for services rendered to us. In accordance with generally accepted accounting principles, as interpreted by Staff Accounting Bulletin No. 107 (“SAB 107”), we record compensation expense associated with stock options and other forms of equity compensation.

Mr. Rosenbaum, our current Chief Financial Officer, is entitled to a base salary of $200,000 pursuant to the terms of his employment agreement. In addition, Mr. Rosenbaum will receive a one-time grant of restricted stock equal to $250,000 divided by the closing price of our common stock on the Closing Date. Mr. Rosenbaum was also entitled to a transaction bonus equal to a pro rata amount of his base salary for the period from the signing of his original employment agreement on July 28, 2009. Mr. Rosenbaum has received $85,484, which represents payment in full of his transaction bonus. See the section entitled “Executive Officer and Director Compensation — Employment Agreements.” Other than the one-time grant of restricted stock provided for in his employment agreement Mr. Rosenbaum has not received any stock options or other forms of equity compensation.

All of our executive officers and directors are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors and Audit Committee, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

Executive Officers and Directors of WLBC Following the Acquisition

Upon the consummation of the Acquisition, the board of directors and executive officers of WLBC will be as follows:

Name	Age	Position

Michael B. Frankel	73	Chairman of the Board
Terrence L. Wright	60	Vice Chairman of the Board
Jason N. Ader	42	Director
Gerald F. Hartley	71	Director and Chairman of the Audit Committee
Richard A. C. Coles	42	Director
Robert G. Goldstein	54	Director
Blake L. Sartini	51	Director
Curtis W. Anderson, CPA	60	Director
William E. Martin	68	Director and Chief Executive Officer
George A. Rosenbaum Jr.	54	Chief Financial Officer

For biographical information about Messrs. Frankel, Wright, Ader, Hartley, Coles, Goldstein, Sartini, Anderson and Martin see the section entitled “Corporate Governance — Board of Directors.”

George A. Rosenbaum, Jr. currently serves as our Chief Financial Officer and will serve as Executive Vice President of Service1st. From May 2007 to December 2009, Mr. Rosenbaum has served as Consultant for various financial entities, including two groups starting de novo banks. From August 2003 to February 2007, Mr. Rosenbaum, served as Executive Vice President, Chief Financial Officer and Secretary of the board of directors of First Federal Banc of the Southwest, Inc. From May 2002 to August 2003, Mr. Rosenbaum served as Chief Financial Officer of Illini Corporation, a publicly traded $280 million bank holding company. From July 2000 to May 2002, Mr. Rosenbaum worked as Senior Audit Manager at McGladrey & Pullen LLP, working primarily on accounting and audit matters relating to financial institutions. Mr. Rosenbaum holds a Bachelor of Science in Accounting from the National College of Business.

In connection with the ongoing review of our applications to become a bank holding company, the relevant regulatory agencies may request that we take additional measures to facilitate our transition to a bank holding company. In particular, regulators may request changes to our proposed directors and executive officers.

Executive Officers and Directors of Service1st Following the Acquisition

At the effective time of the Acquisition and assuming the election of the individuals set forth above, the board of directors and executive officers of our wholly-owned subsidiary Service1st will be as follows:

Name	Age	Position

Jason N. Ader	42	Director
Gerald F. Hartley	71	Director
Blake L. Sartini	51	Director
Terrence L. Wright	61	Director
Monte L. Miller	63	Director
Curtis W. Anderson, CPA	60	Director
Mark E. Brown	49	Director
John F. Dedolph	67	Director
Steven D. Hill	50	Director
Carl P. Krepper	73	Director
Frances E. Moore	63	Director
Jenna M. Morton	43	Director
George A. Randall	76	Director
John S. Gaynor	66	Director
William E. Martin	68	Director and Chief Executive Officer
George A. Rosenbaum, Jr.	54	Executive Vice President
Richard Deglman	66	Chief Credit Officer
Patricia A. Ochal	45	Chief Financial Officer

In addition, the board of directors of Service1st intends to appoint an individual to replace Kenny Guinn as its Chairman as soon as practicable. Mr. Guinn passed away on July 22, 2010.

For biographical information about Messrs. Ader, Hartley, Sartini, Wright, Goldstein, Anderson and Martin see the section entitled “Corporate Governance — Board of Directors.” For biographical information about Mr. Rosenbaum, see the section above.

Monte L. Miller is a founder and Director of Service1st Bank of Nevada. He has held the position of Director since the bank opened in January 2007. In addition to serving as Director, he is the Chairman of the Loan & Investment Committee and a Member of both the Audit and Nominating and Corporate Governance Committees of Service1st. Mr. Miller started his banking career in 1971 with First National Bank of Nevada and has 38 years of banking and investment experience. From 1975 to 1989, Mr. Miller first served as an officer to Valley Bank of Nevada (now Bank of America), then as the Vice President and Manager of the

Investment Department of the Trust Division and then as the Senior Vice President and Trust Division Manager. Following his banking career, in 1991 Mr. Miller founded KeyState Corporate Management, which provides corporate management services to Nevada and Delaware investment subsidiaries, including a number of investment subsidiaries of community banks. As part of these corporate management services, Mr. Miller serves as an officer and/or director of these Nevada or Delaware subsidiaries (KeyState’s clients), which include special purpose entities and other subsidiaries of public companies created to hold and manage a company’s intangible assets. He holds a Bachelor of Science in Business Administration from the University of Nevada Reno and his M.A. in Economics from the University of Nevada, Las Vegas. He currently serves as a Commissioner for the Nevada Commission on Economic Development, as a Trustee of the University of Nevada Reno Foundation, as Chairman of Nevada Energy Assistance Corporation, on the Executive Committee of the Board of Trustees of the Nevada Development Authority, and on the Governor’s P-16 Education Council. From January 2004 through December 2007, Mr. Miller served on the board of the Federal Home Loan Bank of San Francisco and served on the Audit Committee, Finance Committee, and Personnel/Compensation Committee. He also previously served on the Board of Directors of the Community College of Southern Nevada Foundation and the Nevada Community Foundation.

Mark E. Brown was a founder of Service1st Bank of Nevada and has been a Director since it opened in January 2007. He is a member of the Corporate Governance Committee and the Chair of the Compensation Committee. In addition, since 2007 Mr. Brown has been the Chief Executive Officer of Zen Gaming, an interactive advertising agency, located in Las Vegas, Nevada and is also the President of MBC Communications, a political and public relations consulting company. Previously, he served as President of YourBuyer, Inc. a global purchasing company serving the hospitality, construction, and food packaging industries and from 2000 to 2007 was the President and a principal of R&R Partners, Nevada’s largest advertising and public relations firm with offices in Las Vegas, Reno, Phoenix, Salt Lake City, and Washington, DC. Mr. Brown was the founder and owner of Brown & Partners in 2000, which merged with R&R Partners in 2004. Mr. Brown’s experience includes five years of service as a senior banking legislative assistant to former U.S. Senator Chip Hecht. For six years he served as executive vice president of corporate and government relations and marketing for The Howard Hughes Corporation. In 1999 he became the executive vice president of government relations and corporate communications for Station Casinos, a gaming and entertainment company.

John F. Dedolph has been an Outside Director of Service1st Bank of Nevada since December 2007 and was previously Vice Chairman. Mr. Dedolph previously was the Chairman and Chief Executive Officer of Service1st from January 2007 to October 2007, and the Vice Chairman and Chief Executive Officer of Service1st from October 2007 to December 2007. Mr. Dedolph has thirty years of top level executive experience in four Nevada community banks and forty years of total banking experience. Included in the community bank experience are three start-up commercial banks, creation of three bank holding companies, three secondary stock issues, sale of one bank/holding company, and one turn-around situation. He was the founder of First Independent Bank of Nevada, a Reno bank organized in 1999, where he served as its Vice Chairman. Previously, Mr. Dedolph was President and Chief Executive Officer of Sun State Bank of Nevada from 1984 until its sale to Zions Bancorporation in October 1997. Prior to that he was the President and Chief Executive Officer of two subsidiaries of American Bancorp of Nevada in Las Vegas. Additionally he was the founder of American Bancorp’s banking subsidiary, American Bank of Commerce, in 1997 as its Chief Credit Officer. He also worked for the National Bank and First National Bank of Nevada, where he began his banking career in 1968. He is the former director of Nevada Bankers’ Association, and is a 1965 graduate of the University of Nevada, Reno.

Steven D. Hill has been a Director and the Vice Chairman of the Corporate Governance Committee of Service1st since the bank opened in January 2007. In addition, Mr. Hill is the Senior Vice President, Division Manager of the California Portland Cement Company. Prior to that, he was the founder and President of Silver State Materials Corp, located in Las Vegas, Nevada from 1987 to 2008. From 1981 to 1987, he held the position of Operations Manager and General Manager at Moraine Materials Company in Dayton Ohio. He holds a B.S.M.E. from Rose-Hulman Institute of Technology. Mr. Hill has a number of community involvements including participation as a member in the Clark County Growth Management Task Force, Las

Vegas Water District Water Rate Committee, RTC Regional Fixed Guideway Citizens Advisory Committee, Trauma Systems Development Task Force, Clark County Air Quality Technical Advisory Committee, Clark County Clean Water Coalition Citizens Advisory Committee, the SB432 Interim Advisory Committee on Air Quality and the Las Vegas Chamber of Commerce. Mr. Hill has served as Chairman of the Young Presidents Organization, the Associated Builders and Contractors, the Government Affairs Division of the Associated General Contractors, the Government Affairs Division of the Associated Builders and Contractors, the Governor’s Construction Liability Insurance Task Force, The Boys and Girls Club of Las Vegas, the Las Vegas Chamber of Commerce, and the Las Vegas Chamber of Commerce Government Affairs Division. Mr. Hill is currently the Chairman of the Coalition for Fairness in Construction, the Commissioner of the Savings and Government Efficiency Commission, a member of the Clark County Growth Management Task Force and a member of the Las Vegas Chamber of Commerce.

Carl P Krepper was a founder and has been a Director of Service1st Bank of Nevada since its inception in 2007. He is also a member of the Loan and Investment Committee. From 1980 to 2009 Mr. Krepper was the Vice President of Sales for TAMCO, a steel mini-mill in California that recycles ferrous scrap metal into concrete reinforcing bars, which serves markets primarily in California, Arizona and Nevada.

Frances (Fafie) Moore has been a Director of Service1st, as well as a Member of the Audit and Loan Investment Committees since April 2008. In addition, Ms. Moore is the President of FJM Corporation doing business as Realty Executives of Nevada, a real estate brokerage firm which has been named by the National Association of Realtors as one of the top 100 companies in the nation. She has been involved as President of the Corporation since it was founded in 1989. Ms. Moore is a Nevada licensed real estate broker and has been named to the Realtor Association Hall of Fame. Ms. Moore served four years as President of the Nevada Forum of the International Women’s Forum. She served 10 years on the Western Regional Advisory Committee of the U.S. Civil Rights Commission. She was the 2008 Chairman of the Las Vegas Chamber of Commerce. She is a founding board member of FIT for Tomorrow, an organization dedicated to breaking the cycle of dependency. Ms. Moore is currently a member of the Regional Transportation Commission Stakeholders Advisory Committee. She is a current member of the Board of Directors of both the Greater Las Vegas Association of Realtors and the Nevada Association of Realtors.

Jenna M. Morton has been a Director of Service1st Bank of Nevada since April 2008, as well as a Member of the Audit Committee and the Compensation Committee. Jenna Morton has been a co-owner of the N9NE Group since January 2003 and serves as its Director of Community and Government Relations, overseeing corporate initiatives for over 900 employees in Las Vegas alone. The N9NE Group owns and operates multiple restaurants and nightlife entertainment venues in Chicago, Las Vegas and Dallas. The N9NE Group brands include N9NE Steakhouse, Nove Italiano, Ghostbar, Moon Nightclub, Rain Nightclub, and the world’s only Playboy Club. She is the President of the Las Vegas Springs Preserve Foundation Board of Directors and the Vice President of the Las Vegas Springs Preserve Board of Directors. She also serves as the finance chair for the After School All Stars Board of Directors. She is a founding member of Nevada Women’s Philanthropy and has served on the boards of Summerlin Children’s Forum and Citizen Alert. She is heavily involved with other organizations, including Proeval Raxmu in Guatemala, Nevada Conservation League, Nevada Wilderness Project, AFAN, Planned Parenthood and Vegas PBS. She graduated magnum cum laude from Northwestern University, with a Bachelors of Arts in political science.

George A. Randall is a founder and has been a Director of Service1st Bank of Nevada since its inception in 2007. Mr. Randall is a Managing Partner of Mesquite Partners, a real estate partnership. He has been retired since 1996.

John S. Gaynor has been a Director of Service1st Bank of Nevada since July 2008, and served as its President and Chief Operating Officer from July 2008 to July 2010. Prior to holding his position at Service1st, he was the President, Chief Executive Officer, Vice Chairman and a Director of the Bank of Nevada from October 2000 until June 2007 when he retired. He was retired until accepting his position with Service1st in July 2008. His thirty-nine years of banking experience also includes organizing Commercial Bank of Nevada, a state bank that was chartered in 1994 and acquired by the Colonial Banc Group of Montgomery, Alabama in 1998. Mr. Gaynor was President and Chief Executive Officer of Commercial Bank of Nevada and its successor after the merger, Colonial Bank, until he resigned in 1999. Prior to this, Mr. Gaynor spent nine years with Continental National Bank in Las Vegas, six of which he served as Executive Vice President and Chief Banking Officer. He has also held executive positions with First Interstate Bank of Nevada, both in Reno and Las Vegas. He is a distinguished military graduate of University of Nevada — Reno and also holds a Master’s degree from that institution. He is a graduate of the University of Washington Pacific Coast Banking School and a retired Colonel from the Nevada Army National Guard. In addition, he currently serves on the Board of Directors of Spanish Trail Homeowners Association, Pacific Coast Bankers Bank, and Western Independent Bankers. He is past president of the Nevada Bankers Association and served on both the American Bankers Association’s Community Bankers’ Council and Government Relations Council. He is also an adjunct professor at the College of Southern Nevada and a volunteer pilot for Angel Planes.

Richard Deglman has been an Executive Vice President and Chief Credit Officer of Service1st Bank of Nevada since June 2008. Mr. Deglman is sixty-five years old. Prior to his employment with Service1st, Mr. Deglman served as Executive Vice President and Statewide Commercial Real Estate Manager of Nevada State Bank for ten years. Prior to that, he was the Teamleader — Emerging Technology Group for Silicon Valley Bank from 1994 to 1998. Before joining Silicon Valley Bank, Richard was with Security Pacific Bank for over 20 years in various roles, ending as FVP/Regional Manager of CRE before the bank was acquired by Bank of America in 1992. After the acquisition, he served as Credit Administrator until 1994. Richard earned his Bachelors in Business Administration from San Francisco State University and his MBA from St. Mary’s College. His outside roles and association memberships have included the Nevada Builders Association, Associated General Contractors, State of Nevada Block Grant Commissioner, Board of Directors — Jump Start, and Prospectors — Reno.

Patricia A. Ochal is a founder of Service1st Bank. Ms. Ochal has been Executive Vice President, Chief Financial Officer, Treasurer and Chairman of the ALCO committee since Service1st’s inception on January 16, 2007. As Executive Vice President and Chief Financial Officer, Ms. Ochal oversees the Finance and Accounting departments as well as Information Technology. Ms. Ochal manages Service1st’s facilities, leases, insurance and bank-wide risk assessment. At Service1sts inception, Ms. Ochal was in charge of Human Resources, Bank Operations and Marketing. Bank Operations involved Compliance (BSA/AML/OFAC), on-line banking, remote capture, ACH, wires, ATMs, establishing new branch locations and tenant improvements. Ms. Ochal also coordinated Service1st’s marketing effort and website development/management. Ms. Ochal began organizing Service1st in May 2006. Prior to organizing Service1st, Ms. Ochal was Senior Vice President, Chief Financial Officer of Nevada First Bank from 2004 through 2006. Ms. Ochal received her Bachelor of Science in Accounting from the University of Nevada, Las Vegas and is Certified Public Accountant in the state of Nevada. Ms. Ochal is an alumnus of KPMG Peat Marwick and currently holds affiliations with the American Institute of Certified Public Accountants (AICPA) and the Nevada Society of Certified Public Accountants.

Compensation of Executive Officers and Directors of WLBC Following the Acquisition

Overall, we will seek to provide total compensation packages that are competitive in terms of potential value to our executives, and which are tailored to our unique characteristics and needs within the financial services industry in order to create an executive compensation program that will adequately reward our executives for their roles in creating value for us stockholders. We intend to be competitive with other similarly situated companies in the banking industry following consummation of the Acquisition. The compensation decisions regarding our executives will be based on our need to attract individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above our expectations.

It is anticipated that our executives’ compensation will have three primary components — salary, cash incentive bonuses and stock-based awards. We will view the three components of executive compensation as related but distinct. Although our Compensation Committee will review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We anticipate determining the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, individual performance and other information deemed relevant and timely. Since our Compensation Committee will not be formed until consummation of the Acquisition, we have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation.

In addition to the guidance provided by our Compensation Committee, we may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

Our Compensation Committee will be charged with performing an annual review of our executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies.

Benchmarking of Cash and Equity Compensation

We believe it is important when making compensation-related decisions to be informed as to current practices of similarly situated publicly held companies in the banking industry. We expect that the Compensation Committee will stay apprised of the cash and equity compensation practices of publicly held companies in the banking industry through the review of such companies’ public reports and through other resources. It is expected that any companies chosen for inclusion in any benchmarking group would have business characteristics comparable to us, including revenues, financial growth metrics, stage of development, employee headcount and market capitalization. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our post-acquisition business and objectives that may be unique to us, we generally believe that gathering this information will be an important part of our compensation-related decision-making process.

Compensation Components

Base Salary.  Generally, we anticipate setting executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at comparable companies. We will seek to maintain base salary amounts at or near the industry norms while avoiding paying amounts in excess of what we believes is necessary to motivate executives to meet corporate goals. It is anticipated base salaries will generally be reviewed annually, subject to terms of employment agreements, and that the Compensation Committee and board will seek to adjust base salary amounts to realign such salaries with industry norms after taking into account individual responsibilities, performance and experience.

Annual Bonuses.  We intend to design and utilize cash incentive bonuses for executives to focus them on achieving key operational and financial objectives within a yearly time horizon. Near the beginning of each year, the board of directors, upon the recommendation of the Compensation Committee and subject to any applicable employment agreements, will determine performance parameters for appropriate executives. At the end of each year, the board of directors and Compensation Committee will determine the level of achievement for each corporate goal.

We will structure cash incentive bonus compensation so that it is taxable to our employees at the time it becomes available to them. At this time, it is not anticipated that any executive officer’s annual cash compensation will exceed $1.0 million, and we have accordingly not made any plans to qualify for any compensation deductions under Section 162(m) of the Internal Revenue Code.

Equity Awards.  We also may use stock options and other stock-based awards to reward long-term performance. We believe that providing a meaningful portion of our executives’ total compensation package in stock options and other stock-based awards serves to align the incentives of our executives with the interests of our stockholders and with our long-term success. The Compensation Committee and the board of directors will develop their equity award determinations based on their judgments as to whether the complete compensation packages provided to our executives, including prior equity awards, are sufficient to retain, motivate and adequately award the executives.

Other Compensation.  We will establish and maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans will be available to all salaried employees and we will not discriminate in favor of executive officers. We may extend other perquisites to our executives that are not available to our employees generally.

All of our executive officers will be eligible to participate in non-contributory 401(k) plans, premium-paid health, hospitalization, short and long term disability, dental, life and other insurance plans as we may have in effect from time to time. They also will be entitled to reimbursement for all reasonable business travel and other out-of-pocket expenses incurred in the performance of their services.

Director Compensation

Following the Acquisition, we expect our Compensation Committee to adopt a compensation program for our directors that is appropriate and competitive with those offered by similarly situated public companies.

In addition we intend to issue equity grants to our new independent directors upon consummation of the Acquisition or soon thereafter. The type and amount of the grants will be determined by our Compensation Committee promptly after the closing of the Acquisition.

Post-Closing Transaction Related Equity Awards

Our board of directors has approved the award of up to 1.5 million shares of restricted stock in connection with the Acquisition, which may be awarded to certain members of our management and our consultants, in connection with the Acquisition subject to Compensation Committee approval and allocation. The Compensation Committee will meet to determine whether or not to make such grants, and if so which members of our management and our consultants will receive equity grants and the allocation of such grants. No decision has been made by our current board of directors as to whether these shares will be awarded at all, how many of such shares may be awarded, when such shares may be awarded or to whom such shares may be awarded. All such determinations will be made solely by the Compensation Committee in place upon consummation of the Acquisition. However, assuming that all 1.5 million shares of restricted stock are granted, based upon a recent closing price of $5.95, the maximum dollar value represented by such grants is approximately $8.9 million. Any future awards of these restricted stock will not be subject to the approval of stockholders. For more information regarding methodology see the section entitled “Executive Officer and Director Compensation — Compensation of Executive Officers and Directors of WLBC Following the Acquisition.”

Employment Agreements

The following is a summary of the material terms of the at-will employment agreements that we have entered into in connection with the Acquisition.

George A. Rosenbaum Jr., Chief Financial Officer of WLBC.  On December 18, 2009, we entered into a second amended and restated employment agreement with George A. Rosenbaum Jr. Mr. Rosenbaum is our Chief Financial Officer and will serve as Executive Vice President of Service1st upon consummation of the Acquisition.

Pursuant to the terms of his employment agreement, Mr. Rosenbaum’s employment commenced as of the of January 1, 2010 and will continue for an initial term of three years with one or more additional automatic one-year renewal periods. Mr. Rosenbaum is entitled to a base salary of $200,000. In addition, Mr. Rosenbaum will receive a one-time grant of restricted stock equal to $250,000 divided by the closing price of our common stock on the Closing Date. The restricted stock will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the Closing Date, subject to Mr. Rosenbaum’s continuous employment through each vesting date. Such restricted stock shall be subject to restrictions on transfer for a period of one year following each vesting date. Mr. Rosenbaum was also entitled to a transaction bonus equal to a pro rata amount of his base salary for the period from the signing of his original employment agreement on July 28, 2009. Mr. Rosenbaum has received $85,484, which represents payment in full of his transaction bonus. Mr. Rosenbaum is also eligible to receive an annual discretionary incentive payment, upon the attainment of one or more pre-established performance goals established by the Compensation Committee. Mr. Rosenbaum shall be entitled to employee benefits in accordance with any employee benefits programs and policies adopted by us. In addition, the employment agreement contains customary representations, covenants and termination provisions.

William E. Martin, Chief Executive Officer of WLBC and Chief Executive Officer of Service1st.  On February 8, 2010, in connection with the Acquisition, we entered into an amended and restated employment agreement with William E. Martin, who will become our Chief Executive Officer and remain Chief Executive Officer of Service1st upon the consummation of the Acquisition. In addition, our board of directors will appoint Mr. Martin to our board of directors upon the consummation of the Acquisition.

Pursuant to the terms of his employment agreement, Mr. Martin’s employment shall commence as of the Closing Date, and continue for an initial term of three years with one or more additional automatic one year renewal periods thereafter. Mr. Martin will be entitled to a base salary of $325,000. In addition Mr. Martin will receive a one-time grant of restricted stock equal to $1.0 million divided by the closing price of our common stock on the Closing Date. All restricted stock will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the Closing Date, subject to Mr. Martin’s continuous employment through each vesting date. Such restricted stock shall be subject to restrictions on transfer for a period of one year following each vesting date. Mr. Martin is also eligible to receive additional equity and long-term incentive awards under any equity-based incentive compensation plans adopted by us for which our senior executives are generally eligible, and an annual discretionary incentive payment upon the attainment of one or more pre-established performance goals established by the Compensation Committee of our board of directors. Mr. Martin shall be entitled to employee benefits in accordance with our employee benefits programs. In addition, Mr. Martin shall be entitled to receive a one-time payment equal to his prior year’s salary in the event there is a change in control at Service1st and Mr. Martin remains the Chief Executive Officer of such through the closing of the change in control. Mr. Martin’s employment agreement contains customary representations, covenants and termination provisions.

Richard Deglman, Chief Credit Officer of Service1st.  On November 6, 2009, in connection with the Acquisition, we entered into an employment agreement with Richard Deglman, who will become the Chief Credit Officer of Service1st upon the closing of the Acquisition. Mr. Deglman is currently the Chief Credit Officer of Service1st.

Pursuant to the terms of his employment agreement, Mr. Deglman’s employment shall commence as of the Closing Date, and continue for an initial term of three years with one or more additional automatic one-year renewal periods thereafter. Mr. Deglman will be entitled to a base salary of not less than $250,000. Mr. Deglman will be eligible to receive equity and long-term incentive awards under any equity-based incentive compensation plans adopted by us for which our senior executives are generally eligible, and an annual discretionary incentive payment upon the attainment of one or more pre-established performance goals established by the Compensation Committee of our board of directors. Mr. Deglman shall be entitled to employee benefits in accordance with our employee benefits programs. In addition, Mr. Deglman shall be entitled to receive a one-time payment equal to his prior year’s salary in the event there is a change in control at Service1st and Mr. Deglman remains the Chief Credit Officer of such through the closing of the change in control. Mr. Deglman’s employment agreement contains customary representations, covenants and termination provisions.

We may enter into additional employment agreements with certain of our current and future executive officers. The terms of those agreements will be determined by the Compensation Committee and will be commensurate with the compensation packages of comparable level executives at similarly situated companies.

INFORMATION RELATED TO WESTERN LIBERTY BANCORP

Overview

We were formerly known as “Global Consumer Acquisition Corp.” and were a special purpose acquisition company, formed under the laws of Delaware on June 28, 2007, to consummate an acquisition, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On October 7, 2009, our stockholders approved our initial acquisition of 1st Commerce Bank (such acquisition was subsequently terminated by mutual agreement of the parties), along with changing our name to “Western Liberty Bancorp”, authorizing the distribution and termination of our trust account and certain amendments to our Amended and Restated Certificate of Incorporation removing certain provisions specific to special purpose acquisition companies. Specifically, certain restrictive provisions were removed from our Amended and Restated Certificate of Incorporation, including provisions (i) specifying the minimum fair market value of our initial acquisition target, (ii) granting each public stockholder the right to convert his or her shares into a pro rata portion of the trust account containing the net proceeds from our initial public offering and from the sale of Private Warrants, (iii) requiring us to terminate our existence by November 27, 2009, and liquidate our trust account if our initial acquisition was not consummated by that date, and (iv) entitling our stockholders to vote with respect to our initial business combination.

In connection with the Acquisition, we have initiated a process to become a bank holding company, which will enable us to consummate the Acquisition and participate in financial lines of business. Upon the consummation of the Acquisition, we will operate as a “new” Nevada financial institution bank holding company and will conduct our operations through our wholly-owned subsidiary, Service1st. The consummation of the Acquisition remains subject to such conditions as are customary for acquisitions of such type, including without limitation, obtaining all applicable governmental and other consents and approvals. We expect to provide a full range of traditional community banking services focusing on core commercial business in the form of commercial real estate lending, small business lending, consumer loans and a broad range of commercial and consumer depository products. In addition, we intend to use cash-on-hand to facilitate additional acquisitions, as and when permitted by federal and state banking regulators, and to fund prudent loan portfolio and deposit base growth.

The registration statement for our initial public offering was declared effective on November 20, 2007. We sold 31,948,850 units in our initial public offering (including 1,948,850 units issued pursuant to the partial exercise of the underwriters’ over-allotment option). Each unit consists of one share of common stock and one warrant. Hayground Cove and our former Chief Executive Officer purchased an aggregate of 8,500,000 Private Warrants (7,500,000 by Hayground Cove and 1,000,000 by our former Chief Executive Officer) at a price of $1.00 per warrant for a total of $8.5 million in a private placement that occurred immediately prior to our initial public offering. A total of $314,158,960 of the net proceeds from our initial public offering and the sale of Private Warrants, including $9,584,655 of deferred underwriting commissions payable to the underwriters in our initial public offering was deposited into a trust account and the remaining proceeds became available to be used for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

On October 7, 2009, our stockholders voted in favor of liquidating the trust account immediately following such stockholder vote and releasing the funds held in trust to us, less the amount paid to stockholders who exercised their right to convert their shares into their pro rata portion of the trust account. As a result, we distributed $211,764,441 from our trust account to stockholders who elected to convert their shares into a pro rata portion of the trust account and the remaining $105,014,080 to us, and there are currently 10,959,169 outstanding shares of our common stock. The remaining funds have been used to pay fees and expenses of our advisors and to pay deferred underwriting commissions payable to the underwriters in our initial public offering (such amounts were reduced pursuant to negotiations between the parties), and will be used to pay acquisition consideration, to pay transaction fees and expenses, including legal, accounting, due diligence fees and other transaction fees directly related to acquisitions and for working capital and general corporate purposes.

Facilities

We maintain our principal executive offices at 1370 Avenue of the Americas, 28th Floor, New York, New York 10019. Upon consummation of the Acquisition, our mailing address will become 8363 W. Sunset Road, Suite 350, Las Vegas, Nevada 89113.

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position

Jason N. Ader	42	Chairman of the Board and Chief Executive Officer
Daniel B. Silvers	33	President
George A. Rosenbaum, Jr.	54	Chief Financial Officer
Andrew Nelson	31	Assistant Secretary and Director
Richard A.C. Coles	42	Director
Michael B. Frankel	73	Director
Mark Schulhof	41	Director

For biographical information about Messrs. Ader, Coles, Frankel and Rosenbaum, see the section entitled “Corporate Governance — Board of Directors.”

Mark Schulhof has been a member of the WLBC board of directors since December 2008. Mr. Schulhof is Chief Executive Officer and President of Quadriga Art II, Inc., a leading provider of services to the non-profit community worldwide since 1994. Mr. Schulhof’s responsibilities at Quadriga Art II, Inc. include the oversight of all day-to-day operations and development of strategic growth initiatives in all channels of the business. Mr. Schulhof holds a Bachelor of Arts from Franklin & Marshall College and holds a Masters in Politics and Public Policy from The Eagleton Institute of Politics at Rutgers University.

Daniel B. Silvers has been our President since April 2009. Mr. Silvers is co-founder and President of Hayground Cove Capital Partners LLC, a merchant bank focused on the real estate and consumer sectors which he co-founded with Jason N. Ader, our Chief Executive Officer and Chairman of our Board, in March 2009. Mr. Silvers is also President of Reunion Hospitality Corp., a newly-formed company focused on investments and acquisitions of operating entities, properties, debt and other assets in the hospitality, lodging and leisure industries and related businesses. He joined Hayground Cove Capital Partners from Fortress Investment Group, a leading global alternative asset manager, where he worked from October 2005 to March 2009. At Fortress, Mr. Silvers’ primary focus was to originate, oversee due diligence on and asset management for gaming and real estate investments in the Fortress Drawbridge Special Opportunities Fund. Prior to joining Fortress, Mr. Silvers was a senior member of the real estate, gaming and lodging investment banking group at Bear, Stearns & Co. Inc. where he was from July 1999 to October 2005. In this role, Mr. Silvers was integrally involved in all aspects of the firm’s gaming and hospitality industry investment banking practice, including origination, analysis and transaction execution. Mr. Silvers holds a Bachelor of Science in Economics and an M.B.A. in Finance from The Wharton School of Business at the University of Pennsylvania. Mr. Silvers serves on the Board of Directors of Universal Health Services, Inc.

Andrew Nelson has been our Assistant Secretary since our initial public offering in 2007 and a Director since December 2008. Mr. Nelson was our Chief Financial Officer from our initial public offering in November 2007 until December 2009. Mr. Nelson has also served as Chief Financial Officer at Hayground Cove since September 2005, and as Chief Financial Officer of Reunion Hospitality Corp. since January 2010. In such capacity, Mr. Nelson is responsible for the finance and accounting functions of the firm, provides financial reporting and assists with risk management. Mr. Nelson is also a member of Hayground Cove’s Risk Committee. From 2006 to 2007, Mr. Nelson also served as controller of India Hospitality Corp. Prior to joining Hayground Cove, Mr. Nelson worked at Context Capital Management, a hedge fund located in San Diego, California specializing in the convertible arbitrage strategy, as a Senior Operations Consultant from September 2004 to August 2005. Mr. Nelson holds a Bachelor of Science in Business from the University of

Vermont and an M.B.A. in Finance from New York University, Stern School of Business. Mr. Nelson is a CFA charterholder.

Messrs. Nelson and Schulhof will no longer be members of our board of directors upon the consummation of the Acquisition. Mr. Silvers will no longer be our President upon the consummation of the Acquisition.

Periodic Reporting and Audited Financial Statements

We have registered our securities under the Exchange Act and have reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports contain financial statements audited and reported on by our independent accountants. We have filed with the SEC our Annual Reports on Form 10-K covering the fiscal years ended December 31, 2008 and 2007 and our Quarterly Reports on Form 10-Q covering the quarters ended September 30, 2007, March 31, 2008, June 30, 2008, September 30, 2008, March 31, 2009, June 30, 2009, September 30, 2009 and March 31, 2010.

Legal Proceedings

There are no legal proceedings pending against us.

INFORMATION RELATED TO SERVICE1ST BANK OF NEVADA

Overview

Service1st is a Nevada State chartered, non-member, community bank located in Las Vegas, Nevada. Service1st was formed on November 3, 2006 and commenced operations as a commercial bank on January 16, 2007 under a state charter from the Nevada Financial Institutions Division with federal deposit insurance from the FDIC. Service1st raised an aggregate of $50.0 million in initial capital in a private placement.

Service1st operates as a traditional community bank and provides a full range of banking and related services to locally-owned businesses, professional firms, real estate developers and investors, local non-profit organizations, high net worth individuals and other customers from its headquarters and two retail banking locations in the greater Las Vegas area. Services provided include basic commercial and consumer depository services, commercial working capital and equipment loans, commercial real estate (both owner and non-owner occupied) loans, construction loans, and unsecured personal and business loans. Service1st relies on locally-generated deposits to provide Service1st with funds for making loans. All of its business is generated in the Nevada market. As of March 31, 2010, Service1st had total assets of approximately $210.0 million, $132.0 million in gross loans and $185.6 million in deposits.

Regulation of Service1st

Service1st is under the supervision of and subject to regulation and examination by the Nevada Financial Institutions Division and the FDIC. For more information, see the section entitled “Supervision and Regulation.”

In connection with the FDIC’s approval of deposit insurance, the FDIC subjected Service1st to customary conditions applicable to de novo banks for a period of three years, including the requirement that during such three-year period Service1st maintain a Tier 1 capital leverage ratio of not less than 8.0%. In addition, during the three-year period, Service1st was required to operate within the parameters of the business plan submitted as part of Service1st’s application for deposit insurance, and to provide the FDIC 60 days’ advance notice of any proposed material change or material deviation from the business plan, before making any such change or deviation.

In September of 2009, the FDIC extended the special supervision period for all de novo banks from three years to seven years, thus extending the period during which the foregoing restrictions apply to Service1st from January 2010 to January 2014. In connection with the extension, at the FDIC’s request, Service1st submitted a revised business plan to the FDIC in the fourth quarter of 2009. The FDIC also advised all de novo banks that during the remainder of the seven-year de novo period, banks will remain on a 12-month risk management examination cycle and be subject to enhanced supervision for compliance examinations and Community Reinvestment Act evaluations.

In May of 2009, Service1st entered into the MOU with the FDIC and the Nevada Financial Institutions Division. Pursuant to the MOU, Service1st agreed, among other initiatives, to develop and submit a comprehensive strategic plan covering at least a three-year operating period; to reduce the level of adversely classified assets and review loan grading criteria and procedures to ensure accurate risk ratings; to develop a plan to strengthen credit administration of construction and land loans (including the reduction of concentration limits in land, construction and development loans and the improvement of stress-testing of commercial real estate loan concentrations); to review its methodology for determining the adequacy of the allowance for loan and lease losses; and to correct apparent violations listed in its most recent report of examination. Management provides progress reports on the MOU to the FDIC and the Nevada Financial Institutions Division at the end of each calendar quarter. Management believes that Service1st is in full compliance with the terms of the MOU. Since mid-2009, Service1st has been required (i) to provide the FDIC with at least 30 days’ prior notice before appointing any new director or senior executive officer or changing the responsibilities of any senior executive officer; and (ii) to obtain FDIC approval before making (or agreeing to make) any severance payments (except pursuant to a qualified pension or retirement plan and certain other employee benefit plans).

Market Area

Local Economic Conditions.  According to the National Bureau of Economic Research, the United States economy entered into the longest and most severe recession in the post-war period beginning in December of 2007. The recession has been deeply felt in the greater Las Vegas area. Beginning in 2008 and continuing through the first quarter of 2010, job losses, declining real property values, low consumer and business confidence levels and increasing vacancy and foreclosure rates for commercial and residential property dramatically affected the Las Vegas economy. According to a monthly report produced by The Center for Business & Economic Research at the University of Nevada Las Vegas (the “CBER Report”), the local unemployment rate in Las Vegas rose from 5.6% as of December 31, 2007, to 9.1% as of December 31, 2008, to 13.1% at December 31, 2009 and to 13.8% at March 31, 2010. In addition, new home sales decreased 53.4%, from December 2007 to December 2008, falling a further 25.7% from December 2008 to December 2009, and decreased 8.4% for the quarter ended March 31, 2010 compared to the same period in 2009. During the same period, median new home prices decreased 21.7%, from December 2007 to December 2008, 11.2% from December 2008 to December 2009, and decreased 7.5% for the quarter ended March 31, 2010 compared to the same period in 2009. The national recession also adversely affected tourism and Las Vegas’ critical gaming industry. According to the CBER Report, Las Vegas area gaming revenues decreased 18.4% from December 2007 to December 2008, decreased 2.4% from December 2008 to December 2009, and decreased 0.9% for the quarter ended March 31, 2010 compared to same period for 2009. Data derived from The Applied Analysis, Las Vegas Market Reports (1st quarter 2010) shows that Las Vegas vacancy rates for office, industrial and retail space rose from December 31, 2007 to December 31, 2008 to December 31, 2009 to March 31, 2010: office — from 13.6%, to 17.3%, to 23.0%, to 23.4%; industrial — from 6.6%, to 8.9%, to 13.7%, to 15.0%; and retail — from 4.0%, to 7.4%, to 10.0%, to 10.5%.

Service1st’s target market primarily consists of small business banking opportunities, private banking clientele, commercial lending, and commercial real estate opportunities in the Nevada region. In particular, Service1st believes that there is a significant market segment of small to mid-sized businesses that are looking for a locally-based commercial bank capable of providing a high degree of flexibility and responsiveness, in addition to offering a broad range of financial products and services. With its experienced management and strong capital base, Service1st believes it is well-positioned to pursue opportunities available in the market and to provide lending support in the Nevada economy.

Lending Activities

Service1st provides a variety of financial services to its customers, including commercial real estate loans, commercial and industrial loans, construction and land development loans and, to a lesser extent, consumer loans.

Concentration.  Service1st’s loan portfolio has a concentration of loans secured by real estate. As of March 31, 2010, loans secured by real estate comprised 67.38% of total gross loans. Substantially all of these loans are secured by first liens. Approximately 30.88% of these real estate secured loans are owner occupied. A loan is considered owner occupied if the borrower occupies at least fifty percent of the collateral securing such loan. Service1st’s policy is to obtain collateral whenever it is available or desirable, depending upon the degree of risk Service1st is willing to accept. Repayment of loans is expected from the borrower’s cash flows or the sale proceeds of the collateral. Deterioration in the performance of the economy or real estate values in Service1st’s primary market areas, in particular, could have an adverse impact on collectibility, and consequently have an adverse effect on profitability.

Commercial real estate loans.  The majority of Service1st’s lending activity consists of loans to finance the purchase of commercial real estate and loans to finance inventory and working capital that are additionally secured by commercial real estate. Service1st has a commercial real estate portfolio comprised of loans on professional offices, industrial facilities, retail centers and other commercial properties. As of March 31, 2010, Service1st had $67.5 million in commercial real estate loans, which represented 48.9% of its loan portfolio.

Commercial and industrial loans.  Service1st focuses its commercial lending on small to medium size businesses located in or serving the Las Vegas community. Service1st considers “small businesses” to include commercial, professional and retail businesses. Service1st’s commercial and industrial loan products include:

•	working capital loans and lines of credit;

•	business term loans; and

•	inventory and accounts receivable financing.

As of March 31, 2010, Service1st had $42.8 million in commercial and industrial loans, which represented 32.4% of its loan portfolio.

Construction, land development and other land loans.  The principal types of construction loans include loans for the construction of owner occupied buildings and investment properties (including residential development construction), residences, commercial development and other properties. An analysis of each construction project is performed as part of the underwriting process to determine whether the type of property, location, construction costs and contingency funds are appropriate and adequate. As of March 31, 2010, Service1st had $15.4 million in construction, land development and other land loans, which represented 11.7% of its loan portfolio.

Consumer loans.  To a lesser extent, Service1st originates from time to time consumer loans, such as home equity loans and lines of credit, to meet customer demand and to respond to community needs. Consumer loans are not a significant part of Service1st’s loan portfolio. As of March 31, 2010, Service1st had $234,000 in consumer loans, which represented 0.18% of its loan portfolio.

Depository Services

Service1st offers a variety of traditional demand, savings and time deposit accounts to individuals, professionals and businesses within the Nevada region, including the following products:

•	Demand — Checking/Business Checking

•	Checking accounts

•	Interest bearing checking accounts

•	Savings

•	Traditional savings accounts

•	Money Market Accounts

•	Consumer accounts

•	Business accounts

•	Certificates of Deposit

•	Regular accounts over/under $100,000

•	Freedom CD — a flexible, liquid certificate of deposit product that permits customers to deposit or withdraw funds, subject to certain restrictions, without penalty prior to the end of the CD term.

Service1st’s deposit base is generated from the Nevada area. The competition for these deposits in Service1st’s market is strong. Service1st seeks to structure its deposit products to be competitive with the rates, fees and features offered by other local institutions, but with an emphasis on customer service and relationship-based pricing. As of March 31, 2010, total deposits were $185.6 million compared with $185.3 million at December 31, 2009, representing an increase of $312,000 or 0.16%. Service1st has no brokered deposits. The weighted average cost of Service1st’s interest-bearing deposits was 2.40% for the quarter ended March 31, 2010. For additional information concerning Service1st’s deposits see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Service1st Bank of Nevada — Financial Condition — Deposits.”

Other Services

In addition to traditional commercial banking activities, Service1st provides other financial and related services to its customers, including:

•	1st net online banking;

•	Direct deposits, direct debit and electronic bill payment;

•	Wire transfers;

•	Lock box services;

•	Merchant related services (including point of sale payment processing);

•	Courier service;

•	Safe deposit boxes;

•	Cash management services (including account reconciliation, collections, and sweep accounts);

•	Corporate and consumer credit cards;

•	Night depository;

•	Cashier’s checks; and

•	Notary services.

Credit Policies and Administration

General

Service1st adheres to a specific set of credit standards designed to ensure the proper management of credit risk. Lending is subject to loan and credit administration policies adopted by the Service1st’s board of directors that establish underwriting criteria, concentration limits and loan authorization limits, as well as the procedures to administer loans, monitor credit risk and subject loans to appropriate grading and evaluation for impairment.

Loan originations are subject to a process that includes the credit evaluation of borrowers, established lending limits, analysis of collateral and procedures for continual monitoring and identification of credit deterioration. Loan officers are required to monitor their individual credit relationships in order to report suspected risks and potential downgrades as early as possible.

Loan Approval Procedures and Authority

Service1st’s loan approval procedures are executed through a tiered loan limit authorization process as described below. Each loan officer’s individual lending limit and those of the Senior Loan Committee are set by Service1st’s board of directors. All debt due from the borrower (including unfunded commitments and guaranties) and its related entities is aggregated when determining if a proposed new loan is within an individual’s (or a committee’s) authority.

•	Senior Vice President Team Leader Lending Authority. Each senior vice president team leader may unilaterally approve loans up to the following lending limits:

Loan Type	Lending Limit

Real-estate secured loans	$750,000
Other (non-real estate)secured loans	$500,000
Unsecured loans	$375,000

•	Executive Officer Lending Authority. Credits in excess of a senior vice president team leader’s authority are submitted for approval by Service1st’s Chief Executive Officer, Chief Operating Officer or Chief Credit Officer. Any of such officers may unilaterally approve loans up to the following lending limits, with higher lending limits available when time is of the essence and two or more executive officers approve such loans with the recommendation of the senior vice president team leader as set forth below:

Individual Lending Limits

Loan Type	Lending Limit

Real-estate secured loans	$1,500,000
Other (non-real estate) secured loans	$1,250,000
Unsecured loans	$1,000,000

Combined Lending Limits

Approval By:	Real Estate Secured Loan	Other Secured Loans	Unsecured Loans

Any two of the following: CEO, COO or CCO	$3,000,000	$2,500,000	$2,000,000
Either CEO, COO or CCO plus a Senior Vice President Team Leader	$3,000,000	$2,500,000	$2,000,000
Any two of the following: COO, CCO or Senior Vice President Team Leader plus CEO	$6,000,000	$5,000,000	$3,000,000

•	Senior Loan Committee. As an alternative approval process, credits are submitted to the Senior Loan Committee. The Senior Loan Committee consists of Service1st’s Chief Executive Officer, Chief Operating Officer and Chief Credit Officer, and its senior vice president team leaders. A quorum consists of at least the Chief Executive Officer, Chief Operating Officer, or Chief Credit Officer plus two other members. The Senior Loan Committee has the authority to approve credits, however, loan transactions above $5,000,000 also requires the approval of the Chief Executive Officer in addition to the Senior Loan Committee.

•	Director Loan & Investment Committee. Service1st’s board of directors has formed a Director Loan & Investment Committee, which is responsible for establishing and providing supervision and oversight over Service1st’s credit and investment policies and administration.

The board of directors recognizes that, from time to time, it may be in Service1st’s best interest to grant credit when exceptions to policy exist. All policy exceptions are required to be justified and duly noted in the loan presentation or file memo, as appropriate, and approved or ratified by the necessary approval authority level. Exceptions to loan policies are disclosed to the Director Loan & Investment Committee.

Credit Administration.

The day-to-day administration of Service1st’s lending activities is supervised by Service1st’s Chief Credit Officer, who has overall responsibility for the administration of this policy.

Loans to One Borrower.  Under section 662.145 of the Nevada Revised Statutes, a Nevada-chartered bank’s outstanding loans to one person generally may not exceed 25% of the bank’s capital. Loans by a bank to parties that have certain relationships with a particular borrower and certain investments by a bank in the securities of a particular borrower may be aggregated with the bank’s loans to that borrower for purposes of applying this 25% limit.

Concentrations of Credit Risk.  Service1st’s board of directors has established policies with regard to concentration of credit risk based on industry, collateral and other factors. Management provides monthly updates to Service1st’s board of directors on all concentration levels and limits.

Appraisal Policies.  Current loan-to-value ratios are generally based on the most recent appraisals and include allowances for loan losses. Appraisals are ordered from outside appraisers at a loan’s inception or renewal, or for commercial real estate loans, upon the occurrence of any event causing a “criticized” or “classified” grade to be assigned to the credit. The frequency for obtaining updated appraisals for these adversely graded credits is increased when declining market conditions exist. Appraisals may reflect the collateral’s “as-is”, “as-stabilized” or “as-developed” values, depending upon the loan type and collateral. Raw land generally is appraised at its “as-is” value. Income producing property may be appraised at its “as-stabilized” value, which takes into account the anticipated cash flow of the property based upon expected occupancy rates and other factors. The collateral securing construction loans may be appraised at its “as-if developed” value, which approximates the post-construction value of the collateralized property assuming that such property is developed. “As-developed” values on construction loans often exceed the immediate sales value and may include anticipated zoning changes, and successful development by the purchaser. If a loan goes into default prior to development of a project, the market value of the property may be substantially less than the “as-developed” appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, Service1st may not recover the outstanding balance of the loan.

Loans to Insiders.  Service1st’s authority to extend credit to insiders — meaning executive officers, directors and greater than 10% stockholders — or to entities those persons control, is subject to federal banking regulation. Among other things, these federal laws require insider loans to be made on terms substantially similar to those offered to unaffiliated individuals, place limits on the amount of loans a bank may make to insiders based in part on the bank’s capital position, and require that specified approval procedures be adhered to by Service1st. Loans to an individual insider may generally not exceed 15% of capital but can be higher in some circumstances. The aggregate of all loans to all insiders may not exceed the bank’s unimpaired capital and surplus. All insider loans must be approved in advance by a majority of the board without the vote of the interested director. It is the policy of Service1st that directors not be present when their loan is presented at a board meeting for discussion and approval. Service1st believes that all of its insider loans were made on terms substantially similar to those offered to unaffiliated individuals. As of March 31, 2010, the aggregate amount of all loans outstanding to Service1st’s executive officers, directors and greater than 10% stockholders and their respective affiliates, was approximately $6.5 million, which represented 4.9% of its total gross loans.

Asset Quality

General

To measure asset quality, Service1st has instituted a loan grading system consisting of ten different categories. The first six are considered “satisfactory.” The other four grades range from a “special mention” category to a “loss” category and are consistent with the grading systems used by Federal banking regulators. All loans will be assigned a credit risk grade at the time they are made, and each originating loan officer will review the credit with his or her immediate supervisor on a quarterly basis to determine whether a change in the credit risk grade is warranted. The management loan committee also has the responsibility to assign grades. In addition, the grading of Service1st’s loan portfolio will be reviewed, at minimum, annually by an external, independent loan review firm.

Collection Procedure

If a borrower fails to make a scheduled payment on a loan, Service1st will attempt to remedy the deficiency by contacting the borrower and seeking payment. Service1st’s Problem Loan Committee, consisting of its Chief Executive Officer, Chief Operating Officer and Chief Credit Officer, is responsible for monitoring activity that may indicate increased risk rating, such as past-dues, overdrafts and loan agreement covenant defaults.

Charge-offs

Service1st’s Chief Executive Officer, Chief Operating Officer and Chief Credit Officer must approve all charge-offs. Loans deemed uncollectible are proposed for charge-off or write-down to collectible levels generally on a monthly basis and within their quarter of discovery.

Non-performing Assets

As a result of the continuing weakness in the Las Vegas economy and real estate markets, Service1st has experienced deterioration in the quality of its loan portfolio in 2008, 2009 and the first quarter of 2010, as non-performing assets increased from 2.50% of total loans at year-end 2008 to 5.69% at year-end 2009 and to 4.73% for the quarter ended March 31, 2010. This deterioration also manifested itself in net charge-offs as a percentage of average loans, which increased from 1.44% for the year ended December 31, 2008 to 8.43% for the year ended December 31, 2009 and increased from 0.00% for the quarter ended March 31, 2009 to 0.68% for the quarter ended March 31, 2010. For additional information concerning Service1st’s loans, including its non-performing assets, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Service1st Bank of Nevada — Financial Condition — Loans.”

Service1st’s Chief Credit Officer continuously monitors the status of the loan portfolio and prepares and presents to Service1st’s board of directors a monthly report listing all past due credits. Service1st prepares detailed status reports for all relationships rated “watch” or lower on a quarterly basis. These reports are provided to Service1st’s management and its board of directors.

Service1st generally stops accruing income on loans when interest or principal payments are in arrears for 90 days, or earlier if management deems appropriate. Service1st designates loans on which it stops accruing income as nonaccrual loans and reverses previously accrued interest income on such loans. Nonaccrual loans are returned to accrual status when factors indicating doubtful collection no longer exist and the loan has been brought current.

“Watch” and Potential Problem Loans

Banking regulations require that each insured bank classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, examiners will have authority to identify problem assets, and, if appropriate, classify them. Service1st classifies its loans using a ten category grading system and uses grade six to identify loans in the “Watch” category that display negative trends or other causes for concern and grades seven through ten to identify potential problem assets.

The following describes grades six through ten of Service1st’s loan grading system:

Grade 6: Pass (Watch)

This rating category is reserved for credits that display negative trends or other causes for concern. It is not to be used for new loans. The Watch grade should be regarded as a transition category. This rating indicates that according to current information, the borrower has the capacity to perform according to terms; however, elements of uncertainty (an uncharacteristic negative financial or other risk factor event) exist. Margins of debt service coverage are narrow, and historical patterns of financial performance may be erratic although the overall trends are positive. If secured, collateral value and adequate sources of repayment currently protect the loan. Material adverse trends have not developed at this time. Borrower exhibits signs of weakness in some, but not necessarily all, of the following: financial condition, earnings performance, cash flow, financial trends or management. Borrower is the subject of a negative incident or circumstance that could have a major impact on performance or condition if not reversed. Watch credits may require additional security and/or restrictive covenants due to observed weakness. Provided the credit has been timely recognized as a Watch rating, meaningful improvement in performance or circumstances should be evident within six months which may warrant an upgrade or the credit should be considered for a downgrade.

Grade 7: Special Mention

Loans in this classification exhibit trends or have weaknesses or potential weaknesses that deserve more than normal management attention. If left uncorrected, these weaknesses may result in the deterioration of the repayment prospects for the asset or in Service1st’s credit position at some future date. Special Mention assets pose an elevated level of concern, but their weakness does not yet justify a Substandard classification. Loans in this category are usually performing as agreed, although there may be minor non-compliance with financial or technical covenants.

Grade 8: Substandard

Credits in this category generally have well-defined weaknesses that jeopardize the orderly liquidation of the debt and/or other serious problems or adverse trends which, unless improved, will likely result in repayment over an extended period of time. These well-defined weaknesses may be evident in indicators such as financial statements, underwriting ratios that deal with repayment ability, credit reports, information provided by the borrower, bankruptcy or other legal actions, and poor performance on this credit or other credits the borrower may have with Service1st or other institutions. When it is recognized that chances for repayment on such a credit have become severely impaired, and Service1st lacks sufficient collateral coverage to protect it from loss, that credit (or a portion thereof) should with be assigned a Doubtful rating or charged-off.

Grade 9: Doubtful

Loans that have a clear and defined weakness making the repayment of the loan in full highly improbable, are classified Doubtful. Because of certain known factors that may work to the advantage and strengthening of the asset (for example, capital injection, perfecting liens on additional collateral and refinancing plans), classification as an estimated loss may be deferred until a more precise status is determined.

Grade 10: Loss

Loans in this category are of such little value that their continuance as bank assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value, but rather that it is not practicable or desirable to defer writing off the asset, even though partial recovery may be achieved in the future.

Allowance for Loan Losses

The allowance for loan losses reflects Service1st’s evaluation of the probable losses in its loan portfolio. The allowance for loan losses is maintained at a level that represents Service1st management’s best estimate of losses in the loan portfolio at the balance sheet date that are both probable and reasonably estimable. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The allowance for loan losses is reviewed by Service1st’s management and adjusted on a monthly basis.

Service1st maintains the allowance through provisions for loan losses that it charges to income. Service1st charges losses on loans against the allowance for loan losses when it believes the collection of loan principal is unlikely. Recoveries on loans charged-off are restored to the allowance for loan losses. Allocation of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, is deemed to be uncollectible.

In assessing the adequacy of the allowance, Service1st considers the results of its loan review process. Service1st undertakes this process both to ascertain whether there are loans in the portfolio whose credit quality has weakened over time and to assist in its overall evaluation of the risk characteristics of the entire loan portfolio. Service1st’s loan review process takes into account the judgment of management and reviews that may have been conducted by bank regulatory agencies as part of their usual examination process. Service1st incorporates loan review results in the determination of whether or not it is probable that it will be able to collect all amounts due according to the contractual terms of a loan.

The criteria that Service1st considers in connection with determining the overall allowance for loan losses is subject to a written and board approved methodology that includes:

•	results of the internal credit quality review;

•	general economic and business conditions affecting key lending areas;

•	credit quality trends (including trends in nonperforming loans expected to result from existing conditions);

•	collateral values;

•	loan volumes and concentrations;

•	age of the loan portfolio;

•	specific industry conditions within portfolio segments;

•	duration of the current business cycle;

•	bank regulatory examination results; and

•	external loan review results.

In addition to the foregoing factors, the loan grading system used by Service1st also plays a role in setting the level of the allowance since each grade tier has a fixed percentage allocation assigned to it. Service1st’s loan loss methodology also provides that management will take into account updated appraisals of the collateral especially for loans which can be more volatile such as construction and land loans.

Additions to the allowance for loan losses may be made when Service1st’s management has identified significant adverse conditions or circumstances related to a specific loan. Service1st’s management will continuously review the entire loan portfolio to determine the extent to which additional loan loss provisions might be deemed necessary. However, there can be no assurance that the allowance for loan losses will be adequate to cover all losses that may in fact be realized in the future or that additional provisions for loan losses will not be required.

The assessment will also include an unallocated component. Service1st believes that the unallocated amount is warranted for inherent factors that cannot be practically assigned to individual loan categories, such as the current volatility of the national and global economy.

Service1st reviews the resulting allowance by comparing the balance in the allowance to peer information. Service1st’s management then evaluates the procedures performed, including the result of the testing, and concludes on the appropriateness of the balance of the allowance in its entirety. Service1st’s board of directors reviews and approves the assessment prior to the filing of quarterly or annual financial information.

Various regulatory agencies, as well as Service1st’s outsourced loan review function, as an integral part of their review process, periodically review Service1st’s loan portfolios and the related allowance for loan losses. In determining adequacy, regulatory agencies may from time to time require Service1st to increase the allowance for loan losses based on their review of information available to them at the time of their examination.

As of March 31, 2010, Service1st’s allowance for loan losses was $7.0 million, representing 5.30% of total loans.

Investment Activities

Service1st’s investment policy was established and approved by Service1st’s board of directors. This policy dictates that investment decisions be made based on the safety of the investment, liquidity requirements, potential returns, cash flow targets, and consistency with Service1st’s interest rate risk management policies. Service1st’s Chief Financial Officer is responsible for making security portfolio decisions in accordance with established policies. The Chief Financial Officer has the authority to purchase and sell securities within specified guidelines established by the investment policy.

Service1st’s investment policy allows for investment of the following types of instruments: cash and cash equivalents, which consists of cash and amounts due from banks, federal funds sold and certificates of deposits with original maturities of three months or less; longer term investment securities issued by companies rated “A” or better; securities backed by the full faith and credit of the U.S. government, including U.S. government agency securities; direct obligations of Ginnie Mae; mortgage-backed securities or collateralized mortgage obligations issued by a government-sponsored enterprise such as Fannie Mae, Freddie Mac, or Ginnie Mae and mandatory purchases of equity securities from the Federal Home Loan Bank. Service1st does not plan to purchase collateralized debt obligations, adjustable rate preferred securities, or private label collateralized mortgage obligations.

Service1st’s policies also govern the use of derivatives, and provide that Service1st may prudently use derivatives as a risk management tool to reduce its overall exposure to interest rate risk, and not for speculative purposes.

Service1st’s investment securities are classified as “available-for-sale” or “held-to-maturity”. Available-for-sale securities are reported at fair value in accordance with generally accepted accounting principles, with unrealized gains and losses excluded from earnings and instead reported as a separate component of stockholders’ equity. Held-to-maturity securities are those securities that Service1st has both the intent and the ability to hold to maturity. These securities are carried at cost adjusted for amortization of premiums and accretion of discounts.

Competition

The banking and financial services industries in the Nevada market area in which Service1st operates remain highly competitive despite the recent economic downturn. This increasingly competitive environment is primarily a result of changes in regulation that made mergers and geographic expansion easier; changes in technology and product delivery systems, such as ATM networks and web-based tools; the accelerating pace of consolidation among financial services providers; and the flight of deposit customers to perceived increased safety. The competitive environment is also significantly impacted by federal and state legislation that makes it easier for non-bank financial institutions to compete with Service1st. Service1st competes for loans, deposits and customers with other commercial banks, local community banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions, and other non-bank financial services providers. Competition for deposit and loan products remains strong from both banking and non-banking firms, and this competition directly affects the rates of those products and the terms on which they are offered to consumers.

Consumers in Nevada continue to have numerous choices when it comes to serving their financial needs. Since March of 2000, eight new bank charters have been issued for de novo banks in the Las Vegas valley. Listed by name, date of opening, deposit and asset size as of September 30, 2009, they are as follows:

		Total Deposits	Total Assets
		(As of March 31,	(As of March 31,
Name of Bank	Date of Opening	2010)	2010)

Nevada Commerce Bank	March 2000	$171 million	$201 million
Bank of North Las Vegas	August 2005	$82 million	$92 million
1st Commerce Bank	October 2006	$43 million	$45 million
Service1stBank	January 2007	$186 million	$210 million
First Security Bank	January 2007	$94 million	$113 million
Nevada National Bank	February 2007	$31 million	$40 million
Bank of George	October 2007	$116 million	$126 million
Meadows Bank	March 2008	$119 million	$155 million

Other competitors include regional banks, such Zions’ Nevada State Bank, Western Alliance Bancorporation’s Bank of Nevada and Mutual of Omaha Bank. Finally, several larger nationwide banks also operate in the marketplace, namely US Bank, Wells Fargo, Bank of America, Citibank and Chase. Many of Service1st’s competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader range of financial services than Service1st can offer.

Directors and Executive Officers

From December 2007 through July 2008, Service1st replaced substantially all of its senior executive management team except for its Chief Financial Officer. William E. Martin, Service1st’s current Chief Executive Officer, was named to that position in December 2007; John S. Gaynor, its former President, was appointed in July of 2008; and Richard Deglman, currently Chief Credit Officer, took office in June of 2008. Mr. Gaynor retired as President and Chief Operating Officer of Service1st effective on July 17, 2010. Mr. Gaynor continues to serve as a director of Service1st. The current directors and executive officers of Service1st are as follows:

Name	Age	Position

Blake L. Sartini	51	Director
Terrence L. Wright	61	Director
Monte L. Miller	63	Director
Curtis W. Anderson, CPA	60	Director
Mark E. Brown	49	Director
John F. Dedolph	67	Director
Steven D. Hill	50	Director
Carl P. Krepper	73	Director
Frances E. Moore	63	Director
Jenna M. Morton	43	Director
George A. Randall	76	Director
William E. Martin	68	Director and Chief Executive Officer
John S. Gaynor	66	Director
Richard Deglman	66	Chief Credit Officer
Patricia A. Ochal	45	Chief Financial Officer

The board of directors of Service1st intends to appoint an individual to replace Mr. Gaynor as President and Kenny Guinn as its Chairman as soon as practicable. Mr. Guinn passed away on July 22, 2010.

For biographical information about the directors and officers of Service1st, see the section entitled “Corporate Governance — Board of Directors” and “Executive Officers and Directors of Service1st following the Acquisition.”

Employees

As of June 23, 2010, Service1st had 41 full-time equivalent, non-union employees. Service1st believes its success is dependent upon its ability to attract and retain experienced relationship bankers that have strong relationships in their communities. These professionals bring with them valuable customer relationships, and will be an integral part of its ability to expand in Service1st’s market areas.

Facilities

Service1st conducts its operations from three leased locations. It maintains its principal executive offices at its headquarters located at 8363 West Sunset Road, Suite 350, in Las Vegas, Nevada 89113. Service1st also has two branch locations located at 8349 W. Sunset Road Suite B, Las Vegas, Nevada 89113, and 8965 South Eastern Avenue Suite 190, Las Vegas Nevada 89123. Service1st believes that its current office facilities are adequate for its current needs.

Legal Proceedings

There are no material pending legal proceedings, other than ordinary routine litigation incidental to its business, to which Service1st is a party or of which any of its property is the subject.

THE BUSINESS OF WESTERN LIBERTY BANCORP

Business Overview

We were formerly known as “Global Consumer Acquisition Corp.” and were a special purpose acquisition company, formed under the laws of Delaware on June 28, 2007, to consummate an acquisition, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The registration statement for our initial public offering was declared effective on November 20, 2007. We sold 31,948,850 units in our initial public offering (including 1,948,850 units issued pursuant to the partial exercise of the underwriters’ over-allotment option). Each unit consists of one share of common stock and one warrant. Hayground Cove and our former Chief Executive Officer purchased an aggregate of 8,500,000 Private Warrants (7,500,000 by Hayground Cove and 1,000,000 by our former Chief Executive Officer) at a price of $1.00 per warrant for a total of $8,500,000 in a private placement that occurred immediately prior to our initial public offering. A total of $314,158,960 of the net proceeds from our initial public offering and the sale of Private Warrants, including $9,584,655 of deferred underwriting commissions payable to the underwriters in our initial public offering was deposited into a trust account and the remaining proceeds became available to be used for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

On October 7, 2009, our stockholders approved our initial acquisition of 1st Commerce Bank (such acquisition was subsequently terminated by mutual agreement of the parties), along with changing our name to “Western Liberty Bancorp”, authorizing the distribution and termination of our trust account and certain amendments to our Amended and Restated Certificate of Incorporation removing certain provisions specific to special purpose acquisition companies. Specifically, certain restrictive provisions were removed from our Amended and Restated Certificate of Incorporation, including provisions (i) specifying the minimum fair market value of our initial acquisition target, (ii) granting each public stockholder the right to convert his or her shares into a pro rata portion of the trust account containing the net proceeds from our initial public offering and from the sale of Private Warrants, (iii) requiring us to terminate our existence by November 27, 2009 and liquidate our trust account if our initial acquisition was not consummated by that date, and (iv) entitling our stockholders to vote with respect to our initial business combination. Our stockholders voted in favor of liquidating the trust account immediately following such stockholder vote and releasing the funds held in trust to us, less the amount paid to stockholders who exercised their right to convert their shares into their pro rata portion of the trust account. As a result, we distributed $211,764,441 from our trust account to stockholders who elected to convert their shares into a pro rata portion of the trust account and the remaining $105,014,080 to us, and there are currently 10,959,169 outstanding shares of our common stock. The remaining funds have been used to pay fees and expenses of our advisors and to pay deferred underwriting commissions payable to the underwriters in our initial public offering (such amounts were reduced pursuant to negotiations between the parties), and will be used to pay acquisition consideration, to pay transaction fees and expenses, including legal, accounting, due diligence fees and other transaction fees directly related to acquisitions and for working capital and general corporate purposes.

In connection with the proposed Acquisition, we have initiated a process to become a bank holding company, which will enable us to consummate the Acquisition and participate in financial lines of business. Upon the consummation of the Acquisition, we will operate as a “new” Nevada financial institution bank holding company and will conduct our operations through our wholly-owned subsidiary, Service1st. The consummation of the Acquisition remains subject to such conditions as are customary for acquisitions of such type, including without limitation, obtaining all applicable governmental and other consents and approvals. We expect to provide a full range of traditional community banking services focusing on core commercial business in the form of small business lending, commercial real estate lending, consumer/personal loans and a broad range of commercial and consumer depository products. In addition, we intend to use cash-on-hand to facilitate additional acquisitions, as and when permitted by federal and state banking regulators, and to provide capital to the subsidiary bank to support prudent loan portfolio and deposit base growth.

Recent Economic Developments

The global and U.S. economies, and the economies of the local communities in which we operate, experienced a rapid decline between 2007 and today. The financial markets and the financial services industry in particular suffered unprecedented disruption, causing many major institutions to fail or require government intervention to avoid failure. These conditions were brought about largely by the erosion of U.S. and global credit markets, including a significant and rapid deterioration of the mortgage lending and related real estate markets. We believe that we are well-positioned to exploit the current conditions in the financial markets as a result of, what we expect to be, our well-capitalized balance sheet.

The United States, state and foreign governments have taken or are taking extraordinary actions in an attempt to deal with the worldwide financial crisis and the severe decline in the economy. In the United States, the federal government has adopted the Emergency Economic Stabilization Act of 2008 (enacted on October 3, 2008) and the American Recovery and Reinvestment Act of 2009 (enacted on February 17, 2009). Among other matters, these laws:

•	provide for the government to invest additional capital into banks and otherwise facilitate bank capital formation (commonly referred to as the Troubled Asset Relief Program, or “TARP”);

•	increase the limits on federal deposit insurance; and

•	provide for various forms of economic stimulus, including to assist homeowners in restructuring and lowering mortgage payments on qualifying loans.

We expect to evaluate FDIC-assisted bank opportunities in the future, subject to prior approval of the regulatory agencies while, at the same time, pursuing financially sound borrowers whose financing sources are unable to service their current needs as a result of liquidity or other concerns. We believe that such borrowers are not only an excellent source of lending business, but also present opportunities to efficiently gather deposits. Although there can be no assurance that we will be successful, we will seek to take advantage of the current disruption in our markets to grow market share, quality assets and deposits in a prudent fashion, subject to applicable regulatory limitations and consistent with our business plan.

We are interested in participating with the U.S. Government and the State of Nevada to the extent that additional depository institutions in Nevada, or the Southwest United States, fail or become further distressed. Any such participation will be subject to all required regulatory approvals. We can make no assurance that we will obtain the necessary approvals.

Prospective Strategy and Operating Strengths

We will operate as a bank holding company, with our subsidiary Service1st, serving as a community bank with a strong commercial emphasis. We will keep the policies and procedures of Service1st substantially unchanged with respect to the operation of its business as described in the sections entitled “Information Related to Service1st Bank of Nevada — Lending Activities,” “ — Depository Services,” “ — Other Services,” “ — Credit Policies and Administration,” “ — Asset Quality,” “ — Potential Problem Loans,” “ — Allowance for Loan Losses,” and “ — Investment Activities.” In addition, we expect to implement our business plan from the existing locations based on the following business strategy:

Generate Additional Transactional Deposits to Grow Existing Base of Deposits

With our local management team and Service1st as a platform, we expect to be well-positioned to grow organically our existing base of deposits. The staff of Service1st was able to grow non-interest-bearing demand deposits from $21.6 million at December 31, 2008 to $56.5 million at December 31, 2009. These efforts were the result of an active calling program and depository services geared to the small business customer. As other institutions failed or merged commercial customers continue to seek services from community banks that will meet their needs.

Pursue Conservative Lending Opportunities in Markets Which Are Underserved by Other Lenders

The market in which Service1st operates has been drastically affected by the recent turmoil in the financial industry. We believe that this has created an opportunity for us to pursue business on more attractive terms than lenders have been able to do in the recent past. Certain types of real estate have started to exhibit signs of price stabilization which will provide collateral values consistent with today’s market values. We expect that such conditions will permit us to obtain more conservative advance rates and attractive pricing, while still growing our market share.

Actively Pursue Government Assisted Transactions

If we are approved to participate in regulatory-assisted transactions, we would explore opportunities involving federally assisted bank acquisitions in the future. Given recent events in the financial markets we believe that the FDIC will seek to affect structured transactions for a number of institutions in the Nevada market specifically and the Southwestern region generally. By virtue of what we believe to be a strong balance sheet, we hope to be an active participant in such transactions in partnership with the FDIC. If successful in such transactions, we could significantly grow our loan portfolio and deposit base.

Opportunistically Expand Geographic Footprint

We expect our primary base of operation will be in Nevada. However, given our central location in the Southwestern United States and the current state of the banking industry in that region, we also expect to evaluate opportunities outside of Nevada on a case-by-case basis.

We intend to execute on this strategy by capitalizing on our prospective operating strengths:

Nevada Market

The Nevada market has an overall favorable business climate given its favorable tax environment. Nevada’s proximity to other states with less favorable tax and business environment makes Nevada an attractive destination for businesses looking to relocate. Between 2000 and 2008, Nevada’s population grew by more than 30% to more than 2.6 million people. At the same time, Clark County’s population grew by more than 35% to approximately 1.9 million people. Although no one is expecting dramatic population growth in the near term, the closing and merging of a number of local financial institutions have caused customers to seek other strong community banks. We believe this will be a distinct advantage to Service1st as many of the other local institutions face capital shortages and the threat of failure.

Strong Capital and Liquidity Position

The Acquisition will enable us to create a well-capitalized bank with a balance sheet in significantly better shape than many of our competitors. Post-closing, we will focus on conservative business and commercial real estate lending, consumer lending and depository products. Through our management oversight, which will be instrumental in overseeing the credit processes of Service1st, we believe we will be ideally positioned to capitalize on recent financial market turmoil, troubled assets and increased regional and commercial banking closures over the past twelve months. The recapitalization plan is anticipated to create what we believe will be a substantially “over-capitalized” financial institution to benefit from illiquid lending markets and harsh economic conditions that threaten the survival of many of the local financial institutions.

Experienced Local Management with Strong Relationships

The individuals selected to continue serving as management of Service1st have significant experience in growing core deposits and deep relationships in the local community.

We expect to retain and expand our core deposit base through traditional business and private banking and to capitalize on managements well-established community relationships to source loans while leveraging the credit background of its management team to increase the efficiency and effectiveness of the underwriting process.

Bank Holding Company Management with Significant Credit Experience

Our executive management team has extensive experience providing capital to Nevada businesses. Mr. Ader is regarded by the investment community as an expert in the real estate, gaming and hospitality industries. Mr. Hartley, who will be the Chairman of our Audit Committee, has over 40 years’ experience in financial, accounting, and auditing responsibilities. We will also be retaining the services of, among other current Service1st executives, Mr. Martin, who will become our Chief Executive Officer and remain Chief Executive Officer of Service1st and Mr. Deglman, who will remain Chief Credit Officer of Service1st.

Competition

The banking and financial services industries in our market areas remain highly competitive despite the recent economic downturn. Many of our competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader range of financial services than we can offer.

This increasingly competitive environment is primarily a result of changes in regulation that made mergers and geographic expansion easier; changes in technology and product delivery systems, such as ATM networks and web-based tools; the accelerating pace of consolidation among financial services providers; and the flight of deposit customers to perceived increased safety. The competitive environment is also significantly impacted by federal and state legislation that makes it easier for non-bank financial institutions to compete with us. We compete for loans, deposits and customers with other commercial banks, local community banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions, and other non-bank financial services providers.

Competition for deposit and loan products remains strong from both banking and non-banking firms, and this competition directly affects the rates of those products and the terms on which they are offered to consumers. Consumers in our market areas continue to have numerous choices to serve their financial needs. Competition for deposits has increased markedly, with many bank customers turning to deposit accounts at the largest, most-well capitalized financial institutions or the purchase of U.S. treasury securities. These large institutions have greater access to capital markets and offer a broader range of financial services than we will be able to offer.

Technological innovation continues to contribute to greater competition in domestic and international financial services markets. Many customers now expect a choice of several delivery systems and channels, including telephone, mail, home computer and ATMs.

Mergers between financial institutions have placed additional pressure on banks to consolidate their operations, reduce expenses and increase revenues to remain competitive. In addition, competition has intensified due to federal and state interstate banking laws, which permit banking organizations to expand geographically with fewer restrictions than in the past. These laws allow banks to merge with other banks across state lines, thereby enabling banks to establish or expand banking operations in our market. The competitive environment is also significantly impacted by federal and state legislation that makes it easier for non-bank financial institutions to compete with us.

Properties

Service1st currently conducts its operations from three leased locations. It maintains its principal executive offices at its headquarters located at 8363 West Sunset Road, Suite 350, in Las Vegas, Nevada 89113. Service1st also has two branch locations located at 8349 W. Sunset Road Suite B, Las Vegas, Nevada 89113, and 8965 South Eastern Avenue Suite 190, Las Vegas Nevada 89123.

Employees

Upon consummation of the Acquisition, we expect to have approximately 41 full-time equivalent, non-union employees. We believe our success will derive, in part, from our ability to attract and retain experienced relationship bankers that have strong relationships in their communities. These professionals bring with them valuable customer relationships, and have been an integral part of our ability to expand rapidly in our market areas. These professionals allow us to be responsive to the needs of our customers and provide a high level of service to local businesses. We intend to continue to hire experienced relationship bankers as we expand our franchise.

Legal Proceedings

There are no pending material legal proceedings that are being acquired in connection with the Acquisition.

Government Regulations

Prior to the consummation of the Acquisition, we must obtain regulatory approvals including approval from or notices to the Federal Reserve, the FDIC, federal and state securities authorities, various other federal and state regulatory authorities and self-regulatory organizations, including the Nevada Financial Institutions Division. Upon the consummation of the Acquisition, we will be subject to extensive regulation by federal and state agencies. For more information, see the section entitled “Supervision and Regulation.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations for the period ended March 31, 2010 are based on the historical financial statements of WLBC and Service1st after giving effect to the Acquisition. The Acquisition will be accounted for using the acquisition method of accounting.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2010, and for the year ended December 31, 2009 give effect to the Acquisition as of January 1, 2009. The unaudited pro forma condensed combined balance sheet as of March 31, 2010 assumes that the Acquisition took place on March 31, 2010.

The unaudited pro forma condensed combined financial statements reflect management’s best estimate of the fair value of the tangible and intangible assets acquired and liabilities assumed. As final valuations are performed, increases or decreases in the fair value of assets acquired and liabilities assumed will result in adjustments, which may be material, to the balance sheet and/or statement of operations.

As required, the unaudited pro forma condensed combined financial statements includes adjustments which give effect to the events that are directly attributable to the Acquisition, expected to have a continuing impact and are factually supportable. Hence any planned adjustments affecting the balance sheet, statement of operations or changes in common stock outstanding, subsequent to the assumed closing date, are not included.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only and are subject to a number of uncertainties and assumptions and do not purport to represent what the companies’ actual performance or financial position would have been had the Acquisition occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any date or for any future period. Please refer to the following information in conjunction with the accompanying notes to these pro forma financial statements and the historical financial statements and the accompanying notes thereto and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Western Liberty Bancorp”, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Service1st Bank of Nevada” in this prospectus.

WESTERN LIBERTY BANCORP

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2010

	Historical		Combined	Pro Forma		Combined
	WLBC	Service 1st	Historical	Adjustments		Pro Forma
	(In thousands)

ASSETS
Cash and cash equivalents	$86,478	$42,150	$128,628	$(2,000)	H	$126,628
Certificates of deposit	—	24,315	24,315	—		24,315
Investment securities — AFS	—	5,948	5,948	—		5,948
Investment securities — HTM	—	8,195	8,195	412	D	8,607
Loans	—	131,970	131,970	(13,197)	D	118,773
Allowance for loan losses	—	(6,994)	(6,994)	6,994	D	—
Premises and equipment, net	—	1,555	1,555	—		1,555
Goodwill	—	—	—	566	E	566
Core deposit intangible	—	—	—	3,781	C	3,781
Accrued interest receivable and other assets	550	2,894	3,444	—		3,444

TOTAL ASSETS	$87,028	$210,033	$297,061	$(3,444)		$293,617

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing deposits	$—	$61,363	$61,363	—		$61,363
Interest bearing non-time deposits	—	71,316	71,316	—		71,316
Time Deposits	—	52,953	52,953	265	D	53,218

Total deposits	—	185,632	185,632	265		185,897
Accrued interest on deposits and other liabilities	258	1,538	1,796	—		1,796

Total liabilities	258	187,170	187,428	265		187,693
STOCKHOLDERS’ EQUITY:
Common stock	1	1	2	(1)	B	1
				0	A
Additional paid-in capital	104,362	52,140	156,502	(52,140)	B	125,516
				21,154	A
Retained-earnings deficit	(17,593)	(28,503)	(46,096)	28,503	B	(19,593)
	—	—	—	(2,000)	H
Treasury stock	—	(775)	(775)	775	B	—
	—	—	—	—

Total stockholders’ equity	86,770	22,863	109,633	(3,709)		105,924

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$87,028	$210,033	$297,061	$(3,444)		$293,617

See accompanying notes to the unaudited pro forma condensed combined financial statements.

WESTERN LIBERTY BANCORP

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2010

	Historical		Combined	Pro Forma		Combined
	WLBC	Service1st	Historical	Adjustments		Pro Forma
		(In thousands, except per share data)

Interest Income	$2	$2,210	$2,212	$(42)	D	$2,202
				32	D
Interest Expense	—	417	417	—		417

Net interest income	2	1,793	1,795	(10)		1,785
Provision for loan losses	—	1,518	1,518	—		1,518

Net interest income after provision for loan losses	2	275	277	(10)		267

Noninterest income	—	150	150	—		150
Noninterest expense	1,756	2,239	3,995	155	C	4,213

				63	G

Loss before federal income tax benefit	(1,754)	(1,814)	(3,568)	(228)		(3,796)
Federal income tax benefit	—	—	—	—	I	—
NET LOSS	$(1,754)	$(1,814)	$(3,568)	$(228)		$(3,796)

Pro forma net income (loss) attributable to common stock	$(1,754)	$(1,814)	$(3,568)	(228)		$(3,796)
Pro forma net loss per common share — Basic	$(0.16)	$(36.42)				$(0.26)
Pro forma net loss per common share — Diluted(1)	$(0.16)	$(36.42)				$(0.26)
Weighted Average Number of Share Outstanding — Basic(1)	10,959,169	49,811				14,508,628
Weighted Average Number of Share Outstanding — Diluted(1)	10,959,169	49,811				14,508,628

(1)	When an entity has a net loss from continuing operations the inclusion of potential common shares in the computation of diluted per-share amounts is prohibited. Accordingly, we have utilized the basic shares outstanding amount to calculate both basic and diluted loss per share for all periods presented.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

WESTERN LIBERTY BANCORP

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2009

	Historical		Combined	Pro Forma		Combined
	WLBC	Service1st	Historical	Adjustments		Pro Forma
		(In thousands, except per share data)

Interest Income	$139	$9,043	$9,182	$(165)	D	$9,145
				128	D
Interest Expense	—	2,676	2,676	(265)	D	2,411

Net interest income	139	6,367	6,506	228		6,734
Provision for loan losses	—	15,665	15,665	—		15,665

Net interest income (loss) after provision for loan losses	139	(9,298)	(9,159)	228		(8,931)

Noninterest income	—	514	514	—		514
Noninterest expense	15,037	8,593	23,630	687	C	24,567
				250	G

Loss before federal income tax benefit	(14,898)	(17,377)	(32,275)	(709)		(32,984)
Federal income tax benefit	—	—	—	—	I	—
NET LOSS	$(14,898)	$(17,377)	$(32,275)	$(709)		$(32,984)

Less: Income attributable to common stock subject to possible conversion	$(96)	—	$(96)	—		$(96)
Pro forma net income (loss) attributable to common stock not subject to possible conversion	$(14,994)	$(17,377)	$(32,371)	$(709)		$(33,080)
Pro forma net loss per common share — Basic	$(0.45)	$(342.86)				$(0.90)
Pro forma net loss per common share — Diluted(1)	$(0.45)	$(342.86)				$(0.90)
Weighted Average Number of Share Outstanding — Basic(1)	33,169,481	50,683				36,718,940
Weighted Average Number of Share Outstanding — Diluted(1)	33,169,481	50,683				36,718,940

(1)	When an entity has a net loss from continuing operations the inclusion of potential common shares in the computation of diluted per-share amounts is prohibited. Accordingly, we have utilized the basic shares outstanding amount to calculate both basic and diluted loss per share for all periods presented.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

WESTERN LIBERTY BANCORP

Notes to Unaudited Condensed Combined Pro Forma Financial Statements

1)	Description of the Acquisition and Basis of Preparation

The Acquisition

Upon consummation of the Acquisition, Western Liberty Bancorp will operate as a bank holding company and will conduct operations through the wholly-owned subsidiary, Service1st Bank of Nevada. The parties to the Merger Agreement are Western Liberty Bancorp (“WLBC”), WL-S1 Interim Bank (Merger Sub), Service1st Bank of Nevada (“Service1st Bank”), and Curtis W. Anderson (Former Stockholder’s Representative). Pursuant to the Agreement, Merger Sub will merge with and into Service1st Bank, with Service1st Bank being the surviving entity and becoming our wholly-owned subsidiary.

Additional transaction costs to be incurred in the Acquisition are assumed to be $2.0 million for WLBC. These costs are associated with legal, accounting, and due diligence fees directly related to the acquisition and are not expected to have a continuing impact on operations and therefore have not been included in the unaudited condensed combined pro forma statement of operations.

No tax provision or deferred taxes are reflected in the unaudited pro forma acquisition adjustments due to the net operating losses previously incurred by Service1st Bank and the uncertainty of realization of deferred taxes in future periods.

Basis of Presentation

The unaudited pro forma condensed combined financial statements have been prepared based on WLBC and Service1st Bank’s historical financial information. Certain disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted as permitted by SEC rules and regulations.

These unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the acquisition actually taken place at the dates indicated and do not purport to be indicative of future financial condition or operating results.

2)	Acquisition Method

The unaudited pro forma condensed combined financial statements reflect the accounting for the transaction under the acquisition method, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values, with any excess of the purchase price over the estimated fair value of the identifiable net assets acquired recorded as goodwill.

WLBC will obtain third party valuation for the assets acquired and liabilities assumed, and will refine fair value estimates when the valuation is completed as of the closing date. As a result of this acquisition, WLBC has acquired a Nevada bank and may pay a premium to enter the banking business. WLBC believes the potential premium to acquire the bank is warranted as it allows WLBC to avoid many of the start-up costs associated with the acquisition of a small bank with several “bolt on” acquisitions (other banks or branch purchase and assumption agreements).

WLBC did not recognize a separate valuation allowance as of the acquisition date for the assets acquired. The loans are measured at their estimated acquisition date fair values and the effects of uncertainty about future cash flows are included in the fair value measure.

WESTERN LIBERTY BANCORP

Notes to Unaudited Condensed Combined Pro Forma Financial Statements — (Continued)

The purchase price allocation for Service1st Bank is summarized as follows (in thousands):

Fair value of WLBC common stock consideration exchanged with Service1st Bank common stock	$16,513
Fair value of WLBC common stock contingent consideration exchanged with Service1st Bank common stock	4,641
Allocated to:
Historical book value of Service1st Bank’s assets and liabilities	22,863
To adjust Service1st Bank’s assets and liabilities to fair value:
Securities, held to maturity	412
Loans	(6,203)
Time Deposits	(265)
Core Deposit Intangible	3,781

Total allocation of purchase price	20,588

Excess of purchase price over allocation to identifiable assets and liabilities	$566

3)	Pro Forma Adjustments and Assumptions

A) WLBC will issue approximately 2,775,000 shares of common stock based on a price of $8.00 per share to exchange for all of the shares of Service1st Bank. Under the terms of the Merger Agreement, WLBC stock has a floor of $8.00 and a ceiling of $9.78 for computing the daily volume weighted average price. For purposes of this pro forma presentation, the fair value of merger consideration shares is $5.95 per share a recent closing price of WLBC. All other share value components will be calculated using the recent closing price of $5.95 per share. The total amount of Base Acquisition Consideration for calculation of the number of shares to be issued as of March 31, 2010 is $22,203,000. The Base Acquisition Consideration is based upon a formula detailed in the Merger Agreement, section 3.2. In addition, this section describes the computation of Contingent Acquisition Consideration. In general, the Contingent Acquisition Consideration is calculated as 20% of the tangible book value of Service1st as of the Valuation Date (as defined herein). Using the March 31, 2010 tangible book value of Service1st, the Contingent Acquisition Consideration would be approximately $4,641,000. The Contingent Acquisition Consideration is payable if at any time during the first two years after the Effective Time and WLBC’s common stock closes at a price in excess of $12.75 per share for thirty (30) consecutive trading days. For purposes of this disclosure, the Contingent Acquisition Consideration will be calculated at $12.75 per share to assume maximum dilution of the Contingent Acquisition Consideration. However, at closing the fair value of the Contingent Acquisition Consideration will be recorded as a liability until the trigger is met and the shares are issued.

B) Reflects the elimination of Service1st Bank’s historical net equity of approximately $22.9 million as a result of the acquisition.

C) Reflects the pro forma impact of the core deposit intangible assets of Service1st Bank. The preliminary fair value adjustment and related amortization is as follows (in thousands):

Core Deposit
Intangible

Fair Value Adjustment	$3,781
Amortization Period	10 yrs
Amortization:
For the three months ended March 31, 2010	$155
For the year ended December 31, 2009	$687

The core deposit intangible asset will be amortized using the sum-of-the-years digits method.

WESTERN LIBERTY BANCORP

Notes to Unaudited Condensed Combined Pro Forma Financial Statements — (Continued)

A core deposit intangible arises from a financial institution or a financial institution branch having a deposit base comprised of funds associated with stable customer relationships. The intangible asset is present because these customer relationships and the inertia they present provide a cost benefit to the acquiring institution since they typically are at lower interest rates and can be expected to have long-term retention capacity. Deposit customer relationships have value due to their favorable interest rates in comparison to the market rates for alternative funding sources with expected lives comparable to the expected lives of the core deposits. The discounted cash flow method is based upon the principle of future benefits: economic value tends to be based on anticipated future benefits as measured by cash flows expected to occur in the future.

D) Reflects the pro forma impact of the Purchase Accounting Adjustments (“PAA”) on the assets and liabilities of Service1st Bank.

For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk including consideration of widening credit spreads. A $423,000 fair value adjustment was due to fixed rate loans related to the acquisition. The fair value was based on discounted cash flows using current market rates applied to the estimated life and credit risk including consideration of widening credit spreads for performing loans. This fair value adjustment will be accreted to income over a weighted average life of 3.3 years. The preliminary fair value adjustment and related amortization is as follows:

	Held to
	Maturity		Time
	Investments	Loans	Deposits
	($ in 000’s)

Fair Value Adjustment	$412	$(423)	$265
Amortization Period	2.0 yrs	3.3 yrs	1.0 yrs
Amortization (Accretion):
Method (level yield)
For the three months ended March 31, 2010	$(42)	$32	$—
For the year ended December 31, 2009	$(165)	$128	$(265)

In addition to the interest rate differential adjustment on performing credits of $423,000, an additional discount of approximately $12,774,000 is applied to the gross loan balance. This additional discount is related to the removal of the original valuation allowance for loans and approximates the present value of expected cash flows on certain loans which have shown evidence of credit deterioration since origination. Purchased loans are recorded at the allocated fair value, such that there is no carryover of the seller’s allowance for loan losses. If the present value of expected cash flows is less than the carrying amount, a loss is recorded. If the present value of expected cash flows is greater than the carrying amount, it is recognized as part of future interest income.

WESTERN LIBERTY BANCORP

Notes to Unaudited Condensed Combined Pro Forma Financial Statements — (Continued)

Purchased loans for which it was probable at acquisition that all contractually required payments would not be collected are as follows (in thousands):

March 31, 2010
($ in 000’s)

Contractually required payments receivable of loans purchased during the year:
Loans Secured By Commercial Real Estate	$16,444
C & I Loans	8,925
Construction and Land Loans	11,856
Other Loans	3,990

$41,215

Present value of cash flows expected to be collected at acquisition which approximates fair value of these loans	$28,441

E) Reflects the pro forma adjustment to goodwill of approximately $566,000, representing the excess of the purchase price over the fair value of net assets to be acquired. The total amount of goodwill recognized is expected to be fully deductible for tax purposes.

F) Pro forma earnings per share (EPS), basic and diluted, are based on the following calculations of the number of shares of common stock. Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. The effect of the 48 million shares underlying the outstanding warrants have not been considered in diluted loss per share since the effect of the warrants would be anti-dilutive. The Contingent Acquisition Consideration shares will be issued at the 30 day average above $12.75 per share and are reflected as issued and outstanding using a price of $12.75 per share in the below table.

March 31, 2010

Basic and diluted shares:
WLBC shares outstanding	10,959,169
Shares issued to exchange with Service1st stockholders	2,775,375
Shares issued as Contingent Acquisition Consideration to Service1st stockholders	364,000
Restricted stock units granted to independent directors and President	200,000
Restricted shares issued to CFO per employment agreement	42,017
Restricted shares issued to CEO per employment agreement	168,067

14,508,628

G) Reflects the pro forma adjustment to Non-Interest Expense, representing the Employment Contract the Company has entered into with the CFO. As approved at the October 7, 2009 stockholder meeting, the CFO will receive a one-time grant of restricted stock equal to $250,000, divided by the closing price of our common stock on the Effective Date. Subject to the approval of the Restricted Stock and Unit Proposal by our stockholders, the CEO will receive a one-time grant of restricted stock equal to $1,000,000, divided by the closing price of our common stock on the Effective Date. The restricted stock will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the Effective Date. The total grant consideration of $1,250,000 for the one-time grants of restricted stock is considered in common stock outstanding based on an estimated stock price of $5.95 resulting in 210,084 shares outstanding disclosed in Note F. The estimated stock price is based on recent closing prices.

Our Board of Directors has approved the award of up to 1,500,000 shares of restricted stock in connection with the Acquisition, which we expect to be awarded to certain members of our management and our consultants, in connection with the Acquisition. As soon as practicable after the closing of the Acquisition, the Compensation

WESTERN LIBERTY BANCORP

Notes to Unaudited Condensed Combined Pro Forma Financial Statements — (Continued)

Committee will meet to determine which members of our management and our consultants will receive equity grants and the allocation of such grants. As such, the shares have not been included in the pro forma financial statements.

H) Reflects the estimated payment of $2.0 million of fees yet to be incurred prior to the closing of the transaction. The fees are non-recurring items directly attributable to the closing of the transaction and are not expected to have a continuing impact on operations and therefore are not included in the Unaudited Pro Forma Statement of Operations.

I) No tax provision or deferred taxes are reflected in the pro forma acquisition adjustments due to the net operating losses previously incurred by Service1st Bank and the uncertainty of realization of deferred taxes in future periods.

Selected Unaudited Pro Forma Combined Financial Information

The following selected unaudited pro forma combined balance sheet data combines the pro forma consolidated balance sheet of WLBC and Service1st Bank after giving effect to the acquisition in which WLBC will acquire Service1st Bank, as if the acquisition had been consummated on March 31, 2010. The selected unaudited pro forma combined statement of operations data for the three months ended March 31, 2010 give effect to the Acquisition as of January 1, 2009.

We are providing this information to aid you in your analysis of the financial aspects of the acquisition. The summary unaudited pro forma combined financial data described above should be read in conjunction with the historical financial statements of WLBC and Service1st Bank and the related notes thereto. The unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the merger taken place on the dates noted, or the future financial position or operating results of the combined company.

WESTERN LIBERTY BANCORP
SERVICE1st BANK
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

As of March 31, 2010
Pro Forma Combined
(WLBC & Service1st Bank)
(In thousands, except
share and per share data)

Selected Balance Sheet Data
Assets	$293,617
Cash and cash equivalents	126,628
Loans	118,773
Deposits	185,897
Stockholders’ Equity	105,924
Shares Outstanding	14,508,628
Selected Statement of Operations Data (For the three months ended March 31, 2010)
Interest Income	$2,202
Net Interest Income	1,785
Net Income (loss)	(3,796)
Per Share Data
Net Income (loss) per common share	$(0.26)
Book value per share	7.30
Capital Ratios
Total capital to risk weighted assets	68.42%
Tier 1 capital to risk weighted assets	68.42%
Tier 1 capital to assets	34.44%

SELECTED HISTORICAL FINANCIAL INFORMATION — WESTERN LIBERTY BANCORP

Our balance sheet data as of March 31, 2010 and related statements of operations, changes in stockholders’ equity and cash flows for the periods ended March 31, 2010 and 2009 (including related notes and schedules, if any) are derived from our unaudited financial statements, which are included elsewhere in this prospectus.

Our balance sheet data as of December 31, 2009, 2008 and 2007 and related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2009 and the period from June 28, 2007 (inception) to December 31, 2009, 2008 and 2007 (including related notes and schedules, if any) are derived from our audited financial statements, which are included elsewhere in this prospectus.

This information should be read together with WLBC’s financial information and related notes, “Unaudited Pro Forma Condensed Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Western Liberty Bancorp ” and other financial information included elsewhere in this prospectus. The historical results included below and elsewhere in this prospectus are not indicative of the future performance of WLBC.

WESTERN LIBERTY BANCORP

BALANCE SHEETS

	March 31,	December 31,	December 31,	December 31,
	2010	2009	2008	2007
	(Unaudited)

ASSETS
Cash and cash equivalents	$86,477,818	$87,969,242	$1,445,882	$81,163
Investments held in trust	—	—	316,692,141	315,127,891
Prepaid expenses	550,168	555,198	257,180	257,180

	$87,027,986	$88,520,440	$318,395,203	$315,466,234

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accrued expenses	$258,431	$628,493	$682,057	$825,494
Deferred underwriters’ commission	—	—	9,584,655	9,584,655

	258,431	628,493	10,266,712	10,410,149

Common stock, subject to possible conversion, 9,584,654 shares stated at conversion value	—	—	94,983,921	94,538,357

Commitments and contingencies
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; None issued or outstanding	—	—	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 10,959,169 at March 31, 2010 and December 31, 2009 and 39,936,064 at December 31, 2008 and 2007 issued and outstanding, respectively	1,096	1,096	3,036	3,036
Additional paid-in capital	104,361,628	103,730,471	214,082,720	209,903,332
Accumulated deficit	(17,593,169)	(15,839,620)	(941,186)	611,360

	86,769,555	87,891,947	213,144,570	210,517,728

	$87,027,986	$88,520,440	$318,395,203	$315,466,234

The accompanying notes are an integral part of these financial statements

WESTERN LIBERTY BANCORP

STATEMENTS OF OPERATIONS

					Period from
	Three Months	Three Months			June 28, 2007
	Ended	Ended	Year Ended	Year Ended	(Inception) to
	March 31,	March 31,	December 31,	December 31,	December 31,
	2010	2009	2009	2008	2007
	(unaudited)	(unaudited)

Revenue	$—	$—	$—	$—	$—

Operating expenses
General and administrative expenses	1,124,376	828,454	14,168,517	2,619,043	73,606
Stock based compensation	631,157	93,749	868,938	4,624,952	284,014

Loss from operations	(1,755,533)	(922,203)	(15,037,455)	(7,243,995)	(357,620)
Interest income	1,984	70,622	139,021	5,691,449	968,980

Net (loss) income	$(1,753,549)	$(851,581)	$(14,898,434)	$(1,552,546)	$611,360

Earnings per share
Net (loss) income	$(1,753,549)	$(851,581)	$(14,898,434)	$(1,552,546)	$611,360
Deferred interest on investments held in trust relating to common shares subject to possible conversion	—	—	(95,847)	(445,564)	(321,208)

Net (loss) income attributable to common stockholders	$(1,753,549)	$(851,581)	$(14,994,281)	$(1,998,110)	$290,152

Weighted average number of common shares subject to possible conversion outstanding	—	9,584,654	—	9,584,654	9,584,654

Earnings per share common shares subject to possible conversion	$—	$—	$—	$0.05	$0.03

Weighted average number of common shares outstanding — basic	10,959,169	39,936,064	33,169,481	39,936,063	14,451,397

Weighted average number of common shares outstanding — diluted	10,959,169	39,936,064	33,169,481	39,936,064	54,900,247

Basic (loss) earnings per common share	$(0.16)	$(0.02)	$(0.45)	$(0.05)	$0.02

Diluted earnings per common share	$(0.16)	$(0.02)	$(0.45)	(0.05)	$0.01

The accompanying notes are an integral part of these financial statements

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS — WESTERN LIBERTY BANCORP

The following discussion and analysis should be read in conjunction with our financial statements and notes to the financial statements included in this prospectus. This discussion and analysis contains forward-looking statements that involve risk, uncertainties and assumptions. Certain risks, uncertainties and other factors, including but not limited to those set forth under the section entitled “Cautionary Note Regarding Forward-Looking Statements” may cause actual results to differ materially from those projected in the forward-looking statements.

Overview

We were formerly known as “Global Consumer Acquisition Corp.” and were a special purpose acquisition company, formed under the laws of Delaware on June 28, 2007, to consummate an acquisition, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On October 7, 2009, our stockholders approved our initial acquisition of 1st Commerce Bank (such acquisition was subsequently terminated by mutual agreement of the parties), along with certain amendments to our Amended and Restated Certificate of Incorporation removing certain provisions specific to special purpose acquisition companies, changing our name to “Western Liberty Bancorp” and authorizing the distribution and termination of our trust account. See the section entitled “The Acquisition — Background to the Acquisition.”

We intend to continue the process to become a bank holding company, which will enable us to consummate the Acquisition and participate in financial lines of business. Upon the consummation of the Acquisition, our banking operations will be conducted through Service1st, which will be the surviving entity pursuant to the Merger Agreement and will retain the “Service1st” name. Founded in 2007, Service1st holds a Nevada bank charter and will continue to operate following the consummation of the Merger. As a result of the Acquisition, all of the outstanding shares of Service1st common stock will be cancelled and automatically converted into the right of the holders of Service1st common stock to receive shares of our common stock.

We expect to provide a full range of traditional community banking services focusing on core commercial business in the form of commercial real estate lending, small business lending, consumer loans and a broad range of commercial and consumer depository products. In addition, we intend to use cash-on-hand to facilitate additional acquisitions, as and when permitted by federal and state banking regulators, and to fund prudent loan portfolio and deposit base growth.

The consummation of the Acquisition remains subject to such conditions as are customary for acquisitions of such type, including without limitation, obtaining all applicable governmental and other consents and approvals. There is no guarantee if and when all of the conditions precedent to the consummation of the Acquisition will be satisfied.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities that would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial assets.

Contractual Obligations, Commitments and Contingencies

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities. We previously paid a monthly fee of $10,000 for office space and general and administrative services payable to Hayground Cove. We began incurring this fee on November 27, 2007, and incurred this fee through August 31, 2009.

Results of Operations

For the Fiscal Years Ended December 31, 2009 and 2008

For the fiscal years ended December 31, 2009 and 2008, we had a net loss of $14,994,281 and $1,998,110 ($14,898,434 and $1,552,546 before the adjustment of $95,847 and $445,564 of net interest attributable to common stock subject to redemption), respectively. Since we did not have any revenue, all of our income was derived from interest income, most of which was earned on funds held in our trust account. Our operating expenses for the fiscal years ended December 31, 2009 and 2008 were $15,037,455 and $7,243,995, respectively, and consisted primarily of expenses related to stock based compensation, legal and accounting professional fees, insurance costs, pursuing a business combination and due diligence.

For the Three Months Ended March 31, 2010 and 2009

For the three months ended March 31, 2010 and 2009, we had a net loss of $1,753,549 and $851,581, respectively. Since we did not have any revenue, all of our income was derived from interest income. Our operating expenses for the three months ended March 31, 2010 and 2009 were $1,755,533 and $922,203, respectively, and consisted primarily of expenses related to stock based compensation, legal and accounting professional fees, insurance costs, pursuing a business combination and due diligence.

Liquidity and Capital Resources

On November 27, 2007, we consummated our initial public offering of 31,948,850 units (including 1,948,850 units issued pursuant to the partial exercise of the underwriters’ over-allotment option) at a price of $10.00 per unit. Each unit consists of one share of common stock, par value $0.0001 per share, and one warrant to purchase one share of common stock, at an exercise price of $7.50 per share. We received net proceeds of approximately $305,658,960 million from our initial public offering.

Simultaneously with the consummation of our initial public offering, we consummated a private placement of 8,500,000 Private Warrants to Hayground Cove and our former Chief Executive Officer, at a purchase price of $1.00 per Private Warrant. We received net proceeds of $8,500,000 from the sale of the Private Warrants.

A total of $314,158,960 of the net proceeds from the sale of the Private Warrants and our initial public offering, including $9,584,655 of deferred underwriting discount, were deposited into our trust account established for the benefit of our public stockholders.

On October 7, 2009, our stockholders authorized the Trustee to distribute and terminate our trust account immediately following stockholder approval of the Acquisition. As a result, the Trustee distributed $105,014,080 to us from the trust account. The funds are available for working capital.

As of March 31, 2010, we had unrestricted cash and cash equivalents of $86,477,818, net of all payments made to underwriters, advisors, consultants in connection with our initial public offering and operations thereafter. In October 2009, we made a one-time payment of $2.6 million to Hayground Cove for due diligence and other services related to various acquisition opportunities and other activities since our inception. Proceeds from the payment were disbursed by Hayground Cove to certain of its employees, affiliates and consultants (some of whom also serve as our officers and/or directors) that provided support to us in connection with our efforts in finding and pursuing potential transactions. Prior to the consummation of our initial public offering, our primary source of liquidity was a $139,025 loan made to us in August 2007 by Hayground Cove. This loan was repaid out of the proceeds of the offering. All liabilities were related to costs associated with the offering.

We may apply the cash released to us from the trust account to acquire one or more target businesses, including identifying and evaluating prospective target businesses, selecting one or more target businesses and structuring, negotiating and consummating the Acquisition. We may also apply the cash released to us for general corporate purposes, including for maintenance or expansion of operations of Service1st, the payment of principal or interest due on indebtedness incurred in consummating the Acquisition, to fund the purchase of other companies or for working capital.

Assuming that the Acquisition is not consummated, we anticipate making the following expenditures during the time period:

•	legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiating of a business combination, including without limitation third-party fees for assisting us in performing due diligence investigations of prospective target businesses;

•	legal and accounting fees relating to our SEC reporting obligations;

•	expenses and fees relating to certain general and administrative services; and

•	general working capital that will be used for miscellaneous expenses, including reimbursement of any out-of-pocket expenses incurred by our founding stockholders, directors and officers in connection with activities on our behalf, director and officer liability and other insurance premiums and, if we must dissolve and liquidate, further expenditures for dissolution and liquidation costs.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, the disclosure of contingent assets and liabilities in the financial statements and the accompanying notes, and the reported amounts of revenue and expenses during the periods presented. Actual amounts and results could differ from those estimates. If we were to effect a business combination, estimates and assumptions would be based on historical factors, current circumstances and the experience and judgment of our management, and we would evaluate these assumptions and estimates on an ongoing basis and may employ outside experts to assist in our evaluations. The estimates and assumptions that management believes are the most significant in preparing our financial statements are described below.

Income (loss) Per Common Share

Basic income (loss) per common share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares for the period. Diluted income (loss) per share reflects the potential dilution that could occur if derivative securities were to be exercised or converted and would otherwise result in the issuance of common stock.

For the years ended December 31, 2009 and 2008 and for the period from June 28, 2007 (inception) to December 31, 2007, and for the three months ended March 31, 2010 and 2009, we had potentially dilutive securities in the form of 48,067,758 warrants, including 8,500,000 sponsors’ warrants issued in a private placement, 7,618,908 warrants from shares restructured into warrants and 31,948,850 warrants issued as part of the units in our initial public offering. For the year ended December 31, 2009 and the three months ended March 31, 2010, we also had potentially dilutive securities in the form of 200,000 restricted stock units granted to certain members of our board of directors and our president. We use the “treasury stock method” to calculate potential dilutive shares, as if they were redeemed for common stock at the beginning of the period.

For the fiscal ended December 31, 2009 and for the three months ended March 31, 2010, potentially dilutive securities are excluded from the computation of fully diluted earnings per share as their effects are anti-dilutive.

Our statements of operations for the years ended December 31, 2009 and 2008 and for the period from June 28, 2007 (inception) to December 31, 2007, and for the three months ended March 31, 2010 and 2009, include a presentation of income (loss) per common share subject to possible redemption in a manner similar to the two class method of income (loss) per common share. Basic and diluted income per common share amount for the maximum number of common shares subject to possible redemption is calculated by dividing the net interest attributable to common shares subject to redemption by the weighted average number of common shares subject to possible redemption. Basic and diluted income per share amount for the common shares outstanding not subject to possible redemption is calculated by dividing the net income exclusive of the net interest income attributable to common shares subject to redemption by the weighted average number of common shares not subject to possible redemption.

Fair value of financial instruments

We do not enter into financial instruments or derivative contracts for trading or speculative purposes. The carrying amounts of financial instruments classified as current assets and liabilities approximate their fair value due to their short maturities.

Income Taxes

We account for income taxes using the asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is a broad term for the risk of economic loss due to adverse changes in the fair value of a financial instrument. These changes may be the result of various factors, including interest rates, foreign exchange rates, commodity prices and/or equity prices. We are not and, until such time as we consummate the Acquisition or another business combination, we will not be, exposed to risks associated with foreign exchange rates, commodity prices, equity prices or other market-driven rates or prices. The net proceeds of our initial public offering held in our trust account may be invested by the trustee only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less, or in registered money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Given our limited risk in our exposure to government securities and money market funds, we do not view the interest rate risk to be significant.

We have not engaged in any hedging activities since our inception. We do not currently expect to engage in any hedging activities with respect to the market activities to which we are exposed.

SELECTED HISTORICAL FINANCIAL INFORMATION — SERVICE1ST BANK OF NEVADA

Service1st’s balance sheet data as of March 31, 2010 and related statements of operations, changes in shareholders’ equity and comprehensive loss, and cash flows for the quarter ended March 31, 2010 and March 31, 2009 are derived from Service1st’s unaudited financial statements, which are included elsewhere in this prospectus. Service1st’s balance sheet data as of December 31, 2009 and December 31, 2008 and related statements of operations, changes in shareholders’ equity and cash flows for each of the years ended December 31, 2009 and December 31, 2008, and the period from January 16, 2007 (inception) to December 31, 2007 are derived from Service1st’s audited financial statements, which are included elsewhere in this prospectus.

This information should be read together with Service1st’s reviewed financial statements and related notes, “Unaudited Pro Forma Condensed Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Service1st Bank of Nevada” and other financial information included elsewhere in this prospectus. The historical results included below and elsewhere in this prospectus are not indicative of the future performance of Service1st.

Selected Financial Data of Service1st

Set forth below are selected financial data of Service1st for the three months ended March 31, 2010 and March 31, 2009, the years ended December 31, 2009 and 2008 and the period from January 16, 2007 (inception) to December 31, 2007. You should read this information in conjunction with Service1st’s unaudited financial statements and notes to the financial statements included elsewhere in this prospectus.

SERVICE1ST BANK OF NEVADA SELECTED FINANCIAL DATA

	At or For the		At or For the
	Three Months Ended		Years Ended
	March 31,		December 31,
	2010	2009	2009	2008	2007(4)
	(unaudited)	(unaudited)
	($ in thousands except per share data)

Selected Results of Operations Data:
Interest income	$2,210	$2,299	$9,043	$8,497	$6,370
Interest expense	417	629	2,676	2,022	1,613

Net interest income	1,793	1,670	6,367	6,475	4,757
Provision for loans loss	1,518	598	15,665	3,669	938

Net interest income (loss) after provision for loan loss	275	1,072	(9,298)	2,806	3,819
Non-interest income	150	92	514	340	163
Non-interest expense	2,239	1,834	8,593	8,263	8,181

Net Loss	$(1,814)	$(670)	$(17,377)	$(5,117)	$(4,198)

Per Share data:
Net loss per common share	$(36.42)	$(13.20)	$(342.86)	$(100.70)	$(83.08)
Book Value	$449.96	$822.03	$492.24	$832.8	$925.18
Selected Balance Sheet Data:
Total Assets	$210,033	$187,327	$211,760	$159,494	$130,992
Cash and cash equivalents	42,150	27,278	49,633	9,987	32,178
Certificates of Deposit(3)	24,315	1,648	9,313	0	0
Investments and other securities	14,143	16,770	17,635	11,740	7,114
Gross loans, including net deferred loan fees	131,971	141,448	136,966	137,216	89,472
Allowance for loan losses	6,994	3,481	6,404	2,883	922
Total Deposits	185,632	142,529	185,320	109,891	81,337
Total Stockholders’ equity	22,863	41,768	24,519	42,316	47,009

	At or For the		At or For the
	Three Months Ended		Years Ended
	March 31,		December 31,
	2010	2009	2009	2008	2007(4)
	(unaudited)	(unaudited)
	($ in thousands except per share data)

Performance Ratios:
Net interest margin(1)	3.63%	3.96%	3.22%	4.59%	4.79%
Efficiency ratio(2)	115.23%	104.09%	124.88%	121.24%	166.26%
Return on average assets	(3.55)%	(1.54)%	(8.48)%	(3.52)%	(4.07)%
Return on average equity	(30.50)%	(6.39)%	(43.24)%	(11.12)%	(8.70)%
Asset Quality:
Nonperforming loans	6,236	3,425	$7,799	$3,434	$20
Allowance for loan losses as a percentage of nonperforming loans	112.16%	101.64%	82.11%	83.95%	4,610.69%
Allowance for loan losses as a percentage of portfolio loans	5.30%	2.46%	4.68%	2.10%	1.03%
Nonperforming loans as a percentage of total portfolio loans	4.73%	2.42%	5.69%	2.50%	0.02%
Nonperforming loans as a percentage of total assets	2.97%	1.83%	3.68%	2.15%	0.02%
Net charge offs to average portfolio loans	0.68%	0.00%	8.43%	1.44%	0.03%
Capital Ratios:
Average equity to average assets	11.63%	24.16%	19.60%	31.62%	46.82%
Tier 1 equity to average assets	10.95%	23.75%	10.95%	25.78%	37.78%
Tier 1 Risk-Based Capital ratio	16.28%	26.32%	16.28%	28.21%	52.47%
Total Risk-Based Capital ratio	17.57%	27.59%	17.57%	29.48%	53.70%

(1)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

(2)	Efficiency ratio represents noninterest expenses as a percentage of the total of net interest income plus noninterest income.

(3)	Certificates of deposit issued by other banks with original maturities greater than three months.

(4)	Service1st commenced operations on January 16, 2007. Thus, the 2007 data represents a partial year; commencing on January 16, 2007 to December 31, 2007.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS — SERVICE1ST BANK OF NEVADA

The following discussion and analysis should be read in conjunction with Service1st’s financial statements and notes to the financial statements included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risk, uncertainties and assumptions. Certain risks, uncertainties and other factors, including but not limited to those set forth under “Cautionary Note Regarding Forward-Looking Statements,” may cause actual results to differ materially from those projected in the forward-looking statements.

Overview

Business of Service1st:  Service1st was formed on November 3, 2006 and commenced operations as a commercial bank on January 16, 2007 under a state charter from the Nevada Financial Institutions Division and with federal deposit insurance from the FDIC. Service1st was initially capitalized with $50 million raised in a private placement. At March 31, 2010, Service1st had total assets of $210.0 million, total gross loans of $132.0 million and total deposits of $185.6 million. At December 31, 2009, Service1st had total assets of $211.8 million, total gross loans of $137.0 million and total deposits of $185.3 million.

As a traditional community bank operating from its headquarters and two retail banking locations in the greater Las Vegas area, Service1st provides a variety of loans to its customers, including commercial real estate loans, construction and land development loans, commercial and industrial loans, Small Business Administration (“SBA”) loans, and to a lesser extent consumer loans. As of March 31, 2010 and December 31, 2009, loans secured by real estate constituted 67.4% and 65.8% of Service1st’s loan portfolio, respectively. Service1st relies on locally-generated deposits to provide Service1st with funds for making loans. All of its business is generated in the Nevada market.

Service1st generates substantially all of its revenue from interest on loans and investment securities and service fees and other charges on customer accounts. This revenue is offset by interest expense paid on deposits and other borrowings and non-interest expense such as administrative and occupancy expenses. Net interest income is the difference between interest income on interest-earning assets, such as loans and securities, minus interest expense on interest-bearing liabilities, such as customer deposits and other borrowings used to fund those assets. Interest rate fluctuations, as well as changes in the amount and type of earning assets and liabilities and the level of nonperforming assets combine to affect net interest income.

Service1st receives fees from its deposit customers in the form of service fees, checking fees and other fees. Other services such as safe deposit and wire transfers provide additional fee income. Service1st may also generate income from time to time from the sale of investment securities. The fees collected by Service1st are found under “Non-interest Income” in the statements of operations contained within Service1st’s financial statements (which are included elsewhere in this prospectus). Offsetting these earnings are operating expenses referred to as “Non-Interest Expense” in the statements of operations. Because banking is a very people intensive industry, the largest operating expense is employee compensation and related expenses.

Local Economic Conditions.  According to the National Bureau of Economic Research, the United States economy entered into the longest and most severe recession in the post-war period beginning in December of 2007. The recession has been deeply felt in the greater Las Vegas area. Beginning in 2008 and continuing through the first quarter of 2010, job losses, declining real property values, low consumer and business confidence levels and increasing vacancy and foreclosure rates for commercial and residential property dramatically affected the Las Vegas economy. According to a monthly report produced by The Center for Business & Economic Research at the University of Nevada Las Vegas (the “CBER Report”), the local unemployment rate in Las Vegas rose from 5.6% as of December 31, 2007, to 9.1% as of December 31, 2008, to 13.1% at December 31, 2009 and to 13.8% at March 31, 2010. In addition, new home sales decreased 53.4%, from December 2007 to December 2008, falling a further 25.7% from December 2008 to December 2009, and decreased 8.4% for the quarter ended March 31, 2010 compared to the same period in 2009. During the same period, median new home prices decreased 21.7%, from December 2007 to December 2008, 11.2% from December 2008 to December 2009, and decreased 7.5% for the quarter ended March 31, 2010 compared to the same period in 2009. The national recession also adversely affected tourism and Las Vegas’ critical gaming industry. According to the CBER Report, Las Vegas area gaming revenues decreased 18.4% from December 2007 to December 2008, decreased 2.4% from December 2008 to December 2009, and decreased 0.9% for the quarter ended March 31, 2010 compared to same period for 2009. Data derived from The Applied Analysis, Las Vegas Market Reports (1st quarter 2010) shows that Las Vegas vacancy rates for office, industrial and retail space rose from December 31, 2007 to December 31, 2008 to December 31, 2009 to March 31, 2010: office — from 13.6%, to 17.3%, to 23.0%, to 23.4%; industrial — from 6.6%, to 8.9%, to 13.7%, to 15.0%; and retail — from 4.0%, to 7.4%, to 10.0%, to 10.5%.

Recent Developments — Staff Reduction Program

As part of Service1st’s efforts to reduce costs in light of the continued weakness in local economic conditions, Service1st undertook a staff reduction program in which it terminated seven employees effective June 18, 2010. The staff reduction program included the termination of three business development officer positions, three loan clerical positions and one branch new accounts representative position. Service1st estimates that the staff reduction program will reduce annual salary/benefits costs by $544,000.

In conjunction with the staff reduction program, John Gaynor notified Service1st of his intent to retire as its President and Chief Operating Officer. Mr. Gaynor’s retirement became effective on July 17, 2010.

Summary of Results of Operations and Financial Condition

Since formation at the beginning of 2007, Service1st has not been profitable. To some extent, the lack of profitability is attributable to the start-up nature of its business: time is required to build assets sufficient to generate enough interest income to cover operating expenses. However, in addition to the customary challenges of building profitability for a start-up bank, Service1st has experienced deterioration in the quality of its loan portfolio, largely as a result of the challenging economic conditions in the Las Vegas market.

Three Months Ended March 31, 2010

For the three months ended March 31, 2010, Service1st recorded a net loss of $1.8 million or $36.42 per common share, as compared with a net loss of $670,000 or $13.20 per common share as of March 31, 2009. The increase in net loss in the first quarter of 2010 was primarily the result of a $920,000 increase in the provision for loan losses quarter over quarter. The increase in provision expense was required to address deterioration in Service1st’s loan portfolio. Provision expense was $1.5 million as of March 31, 2010, compared with provision expense of $598,000 as of March 31, 2009. The deterioration in the loan portfolio can also be seen in the progression of the percentage of net charge-offs to average loans outstanding for the three months ended March 31, 2010, which was at 0.68%, compared with 0.00% for the three months ended March 31, 2009. Net income was also adversely affected by the decrease in net interest margins to 3.63% for the three months ended March 31, 2010 from 3.96% for the same period in 2009.

Net interest income and interest rate spread were positively affected in the first quarter of 2010 by Service1st’s deposit rate reduction strategy. During 2009 and the first quarter of 2010, Service1st sought to decrease the rates on its deposit base in order to increase its net interest income, interest rate spread and net interest margin. Deposits increased $312,000 as of March 31, 2010 from $185.3 million as of December 31, 2009 to $185.6 million as of March 31, 2010. Non-interest bearing deposits increased $4.9 million from $56.5 million as of December 31, 2009 to $61.4 million as of March 31, 2010 while all interest bearing deposit categories decreased $4.6 million during the first quarter of 2010 as a result of the deposit rate reduction strategy. In addition, overall rates on deposits decreased 1.06%, from 2.40% as of March 31, 2009 to 1.34% as of March 31, 2010. This resulted in interest expense decreasing $212,000 from March 31, 2009 to March 31, 2010. Service1st decreased cash and cash equivalents during the first quarter of 2010 by $7.5 million, increased certificates of deposit held at other banks by $15.0 million while the investment securities portfolio decreased by $3.5 million. (Cash and cash equivalents consist of cash and amounts due from banks, federal funds sold and certificates of deposits with original maturities of three months or less.)

Consequently, cash and cash equivalents, certificates of deposit held at other banks and investment securities totaled $80.6 million, or 38.4% of total assets at March 31, 2010. This compares with $76.6 million, or 36.2% of total assets for these same asset categories at December 31, 2009.

Net interest income was positively impacted in the first quarter of 2010 by a reduction in interest expense. However, interest income was adversely effected in the first quarter of 2010 by nonaccrual loans which continue to effect the loan portfolio. With many real estate projects requiring an extended time to market, some borrowers have exhausted their liquidity and ceased making payments on their loans, which has required Service1st to place their loans on nonaccrual status. Service1st’s nonaccrual loans decreased from 5.69% of total portfolio loans at year end 2009 to 4.73% as March 31, 2010.

The allowance for loan and lease losses has grown steadily during the bank’s years of operations, as a result of the increasing numbers and percentages of problem loans in Service1st’s loan portfolio. The allowance stood at $7.0 million at March 31, 2010, or 5.30% of loans, as compared with $6.4 million at year end 2009, or 4.68% of loans, and $3.5 million at March 31, 2009 or 2.46% of loans. The increase in the allowance during the first quarter of 2010 was primarily attributable to a provision for loan losses of $1.5 million, offset by charge-offs of $948,000. The allowance balance in the first quarter of 2009 was primarily attributable to a provision for loan losses of $598,000, and no charge-offs.

Year Ended December 31, 2009

For the year ended December 31, 2009, Service1st recorded a net loss of $17.4 million, or $342.86 per common share, as compared with a net loss of $5.1 million, or $100.70 per common share, in 2008, and a net loss of $4.2 million, or $83.08 per common share, in 2007. The increase in net loss in 2009 was primarily the result of a $12.0 million increase in the provision for loan losses from 2008 to 2009 to address deterioration in Service1st’s loan portfolio; the provision expense was $15.7 million in 2009, compared with provision expense of $3.7 million in 2008 and $938,000 in 2007. The deterioration in the loan portfolio can also be seen in the progression of the percentage of net charge-offs to average loans outstanding, which was at 8.43% at December 31, 2009, compared with 1.44% at December 31, 2008 and 0.03% at December 31, 2007. Net income was also adversely affected by the decrease in net interest margins to 3.22% in 2009 from 4.59% in 2008 and 4.79% in 2007.

Net interest income and margins were adversely affected in 2009 by Service1st’s deposit and liquidity strategy. During 2009, Service1st sought to expand its core deposit base in order to increase its liquidity in anticipation of loan growth. Total deposits increased in 2009 by $75.4 million, including a $24.3 million increase of time deposits of $100,000 or more. However, the anticipated loan growth did not materialize and modest increases in gross loans were offset by charge-offs. Instead, Service1st increased cash and cash equivalents in 2009 by $39.6 million, certificates of deposit held at other banks by $9.3 million and investment securities portfolio by $5.9 million. (Cash and cash equivalents consist of cash and amounts due from banks, federal funds sold and certificates of deposits with original maturities of three months or less.) Consequently, cash and cash equivalents, certificates of deposit held at other banks and investment securities totaled $76.6 million, or 36.2% of total assets, at December 31, 2009. This compares with $21.7 million, or 13.6% of total assets for these same asset categories at December 31, 2008.

Net interest income was also adversely impacted in 2009, and to a lesser extent in 2008, by the increase in nonaccrual loans. With many real estate projects requiring an extended time to market, some borrowers have exhausted their liquidity and ceased making payments on their loans, which has required Service1st to place their loans on nonaccrual status. Service1st’s nonaccrual loans increased to 5.69% of total portfolio loans at year end 2009, as compared with 2.50% at year end 2008 and 0.02% at year end 2007.

The allowance for loan and lease losses has grown steadily during the first three years of operations, as a result of the increasing numbers and percentages of problem loans in Service1st’s loan portfolio. The allowance stood at $6.4 million at year end 2009, or 4.68% of loans, as compared with $2.9 million at year end 2008, or 2.10% of loans, and $922,000 at year end 2007, or 1.03% of loans. The increase in 2009 was primarily attributable to a provision for loan losses of $15.7 million, offset by charge-offs of $12.2 million. The increase in 2008 was primarily attributable to a provision for loan losses of $3.7 million, offset partially by $1.7 million in charge-offs. The increase in 2007 was primarily attributable to a provision for loan losses of $938,000, offset by nominal charge-offs.

Sufficiency of Capital

As Service1st commenced operations with $50.0 million of capital, it has sufficient capital to absorb the losses it has experienced during its years of operations. With total stockholders equity of $22.9 million at March 31, 2010, Service1st had a leverage ratio (the ratio of Tier 1 equity to average assets) of 11.02%, well above the 5.00% regulatory requirements for well-capitalized banks and the 8.00% requirement for Service1st due to its status as a de novo bank. At March 31, 2010, Tier 1 risk-based capital stood at 16.60%, and total risk-based capital at 17.90%, both of which exceed the risk-based capital guidelines for “well capitalized” banks of 6.00% and 10.00%, respectively.

Critical Accounting Policies and Estimates

Service1st’s significant accounting policies are described in Note 1 of its audited financial statements (which are included elsewhere in this prospectus), including information regarding recently issued accounting pronouncements, Service1st’s adoption of such policies and the related impact of their adoption. Certain of these policies, along with various estimates that Service1st is required to make in recording its financial transactions, are important to have a complete understanding of Service1st’s financial position. In addition, these estimates require Service1st to make complex and subjective judgments, many of which include matters with a high degree of uncertainty. The following is a summary of these critical accounting policies and significant estimates.

Allowance for Loan Losses

The allowance for loan losses is an estimate of the credit risk in Service1st’s loan portfolio and appears on the balance sheet as a “contra asset” which reduces gross loans. The allowance is established (or once established, increased) by recording provision expense. Loans charged off on Service1st’s books reduce the allowance. Subsequent recoveries of charged off loans, if any, increase the allowance.

The allowance is an amount that Service1st’s management believes will be adequate to absorb probable losses on existing loans that may become uncollectible, based on evaluation of the collectability of loans and prior credit loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, specific problem credits, peer bank information, and current economic conditions that may affect the borrower’s ability to pay. Due to the credit concentration of Service1st’s loan portfolio in real estate secured loans, future adjustments to the allowance may be necessary if there are significant changes in economic or other conditions. In addition, the FDIC and state banking regulatory agencies, as an integral part of their examination process, periodically review Service1st’s allowance for loan losses, and may require Service1st to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative and environmental factors.

A loan is impaired when it is probable Service1st will be unable to collect all contractual principal and interest payments due in accordance with the original terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Investment Securities Portfolio

Securities classified as available for sale are equity securities and those debt securities Service1st intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of Service1st’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar considerations. Securities available for sale are reported at fair value with unrealized gains or losses reported as other comprehensive income (loss), net of related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

Securities classified as held to maturity are those debt securities Service1st has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs, or general economic conditions. These securities are carried at amortized cost, adjusted for amortization of premium and accretion of discount computed by the interest method over the contractual lives. The sale of a security within three months of its maturity date or after at least 85% of the principal outstanding has been collected is considered a maturity for purposes of classification and disclosure. Purchase premiums and discounts are generally recognized in interest income using the effective-yield method over the term of the securities.

Service1st’s management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, including an evaluation of credit ratings, (3) the impact of changes in market interest rates, (4) the intent of Service1st to sell a security and (5) whether it is more likely than not Service1st will have to sell the security before recovery of its cost basis.

Stock-Based Compensation

Service1st records the fair value of stock compensation granted to employees and directors as expense over the vesting period. The cost of the award is based on the grant-date fair value. The compensation expenses recognized related to stock options granted under Service1st’s 2007 Stock Option Plan were approximately $131,000 for the quarter end March 31, 2010, and $123,000 for the quarter ended March 31, 2009. In addition, stock option expense for the entire years of 2009, 2008 and 2007 were $379,000, $423,000 and $439,000, respectively.

Income Taxes

Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Recent accounting pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued revised guidance for accounting for the transfers of financial assets. The guidance removes the concept of a qualifying special-purpose entity (QSPE). This guidance also clarifies the requirements for isolation and limitations on portions of financial assets eligible for sale accounting. This guidance is effective for fiscal years beginning after November 15, 2009. The Bank adopted this guidance on January 1, 2010. The adoption of this guidance did not impact on the Bank’s financial position, results of operations, or cash flows.

In August 2009, the FASB issued guidance clarifying the measurement of liabilities at fair value in the absence of observable market information. This guidance was effective for the Bank beginning January 1,

2010. The adoption of this guidance did not have a material impact the Bank’s financial position, results of operations, or cash flows.

In December 2007, the FASB issued guidance establishing principles and requirements for how an acquirer in a business combination: (a) recognizes and measures in its financial statements identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree; (b) recognizes and measures goodwill acquired in a business combination or a gain from a bargain purchase; and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of a business combination. This guidance is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008; therefore this guidance will be applied for the contemplated business combination disclosed in Note 16. The Bank is currently evaluating the provisions of this guidance and the expected impact on its financial position, results of operations, or cash flows.

New authoritative accounting guidance relating to investments in debt and equity securities (i) changes existing guidance for determining whether an impairment is other than temporary to debt securities and (ii) replaces the existing requirement that an entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert (a) it does not have the intent to sell the security, and (b) it is more likely than not it will not have to sell the security before recovery of its cost basis. Under this guidance, declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the impairment related to other factors is recognized in other comprehensive income. The Bank adopted this guidance in 2009. The adoption did not have a material impact on the Bank’s financial statements, results of operations, or cash flows.

In January 2010 the FASB issued ASU 2010-06 Fair Value Measurements and Disclosures Topic 820 which provides guidance requiring enhanced fair value disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in level 3 fair value measurements and (4) the transfers between levels 1, 2, and 3. The increased disclosure requirements further set forth in the update that in the reconciliation for fair value measurements using significant unobservable inputs (level 3), a reporting entity should present separately information about purchases, sales, issuances and settlements (that is, gross amounts shall be disclosed as opposed to a single net figure). Increased disclosures regarding the level 3 fair value reconciliation are required for fiscal years beginning after December 15, 2010.

Results of Operations

Service1st’s results of operations depend substantially on its ability to generate net interest income, which is the difference between the interest income on its interest-earning assets (primarily loans and investment securities) minus interest expense on its interest-bearing liabilities (primarily deposits). Revenue is also generated by non-interest income, consisting principally of account and other service fees. These sources of revenue are burdened by two categories of expense: first, the provision for loan losses, which consists of a charge against earnings in an amount that Service1st’s management judges necessary to maintain Service1st’s allowance for loan losses at a level deemed adequate to absorb probable loan losses inherent in the loan portfolio; and second, non-interest expense, which consists primarily of operating expenses, such as compensation to employees.

The management of interest income and interest expense is fundamental to the performance of Service1st. Net interest income and interest expense on interest-bearing liabilities, such as deposits and other borrowings, is the largest component of Service1st’s net revenue. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the rates earned or paid on them. Service1st’s management closely monitors both total net interest income and the net interest margin (net interest income divided by average earning assets).

Net interest income and net interest margin are affected by several factors including (1) the level of, and the relationship between the dollar amount of interest earning assets and interest-bearing liabilities; and (2) the relationship between re-pricing or maturity of Service1st’s variable-rate and fixed-rate loans, securities, deposits and borrowings.

Variable rate loans constitute 72.09% of Service1st’s portfolio at March 31, 2010, and approximately 52.94% of Service1st’s variable rate loans are indexed to the national prime rate. At December 31, 2009, Variable rate loans constituted 72.6% of Service1st’s portfolio and approximately 40% of Service1st’s loans were indexed to the national prime rate. However, a majority of these prime-rate based loans are subject to “floors,” ranging from 5.5% to 8.5%. Currently the prime rate is under the applicable floor rate for substantially all of Service1st’s prime-rate based loans.

Movements in the national prime rate that increase the applicable loan rates above applicable floors have a direct impact on Service1st’s loan yield and interest income. The national prime rate, remained at 3.25% throughout 2009 and the first quarter of 2010, as the Federal Reserve maintained the targeted federal funds rate steady. Based on economic forecasts generally available to the banking industry, Service1st currently believes it is reasonably possible that the targeted federal funds rate and the national prime rate will remain flat in the foreseeable future and increase in the long term; however, there can be no assurance to that effect or as to the timing or the magnitude of any increase should an increase occur, as changes in market interest rates are dependent upon a variety of factors that are beyond Service1st’s control.

Service1st, through its asset and liability policies and practices, seeks to maximize net interest income without exposing Service1st to an excessive level of interest rate risk. Interest rate risk is managed by monitoring the pricing, maturity and repricing options of all classes of interest-bearing assets and liabilities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Service1st Bank of Nevada — Quantitative and Qualitative Disclosures About Market Risk” in this section for more information.

The following tables set forth Service1st’s average balance sheet, average yields on earning assets, average rates paid on interest-bearing liabilities, net interest margins and net interest income/spread for the periods ended March 31, 2010 and 2009 and the years and period ended December 31, 2009, 2008 and 2007.

	For the Three Months Ended March 31,
	2010			2009
	Unaudited
		Interest			Interest
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
	($ in thousands)

INTEREST EARNING ASSETS:
Certificates of deposit	$16,116	$59	1.48%	$1,371	$4	1.18%
Interest bearing deposits	31,922	20	0.25%	7,719	5	0.26%
Federal funds sold	—	—	0.00%	9,342	6	0.26%
Securities	15,142	156	4.18%	13,401	147	4.45%
Portfolio loans(1)	137,170	1,975	5.84%	139,128	2,136	6.23%

Total interest-earnings assets/interest income	200,350	2,210	4.47%	170,961	2,298	5.45%
NONINTEREST EARNING ASSETS:
Cash and due from banks	9,349			4,288
Allowance for loan losses	(6,863)			(2,919)
Other assets	4,592			3,549

Total assets	$207,428			$175,879

LIABILITIES AND STOCKHOLDERS’ EQUITY INTEREST-BEARING LIABILITIES:
Interest checking	27,106	118	1.77%	15,956	68	1.73%
Money Markets	40,361	60	0.60%	45,479	215	1.92%
Savings	1,783	3	0.68%	492	2	1.65%
Time deposits under $100,000	6,415	27	1.71%	5,124	39	3.09%
Time deposits $100,00 and over	50,747	209	1.67%	36,441	299	3.33%
Repurchase Agreements	—	—	0.00%	2,730	6	0.89%
Short-term borrowings	—	—	0.00%	—	—	0.00%

Total interest-bearing liabilities liabilities/interest expense	126,412	417	1.34%	106,222	629	2.40%
Noninterest-bearing demand deposits	55,227			25,829
Accrued interest on deposits and other liabilities	1,666			1,329

Total liabilities	183,305			133,380
Stockholders’ equity	24,123			42,499

Total liabilities and stockholders’ equity	$207,428			$175,879

Net interest income and Interest rate spread(2)		$1,793	3.15%		$1,669	3.05%

Net interest margin(3)			3.63%			3.96%
Ratio of Average Interest-Earning Assets to Interest-Bearing Liabilities	158%			161%

(1)	Average balance includes nonaccrual loans of approximately $8,332,504 and $3,429,314 for 2010, and 2009, respectively. Net loan fees or (costs) of $(53,352) and $(15,377) are included in the yield computation for 2010 and 2009, respectively.

(2)	Net interest spread represents the average yield earned on interest earning assets less the average rate paid on interest bearing liabilities.

(3)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

	Year Ended December 31,			Year Ended December 31,			Period Ended December 31,
	2009			2008			2007(4)
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield	Balance	Expense	Yield
	($ in thousands)

INTEREST EARNING ASSETS:
Certificates of deposit	$9,562	$125	1.31%	$845	$37	4.38%	$368	$15	4.08%
Interest bearing deposits	24,585	62	0.25%	5,024	115	2.29%	42,632	2,279	5.35%
Federal funds sold	3,522	8	0.23%	7,958	152	1.91%	7,083	345	4.87%
Investment securities	15,856	646	4.07%	8,598	357	4.15%	2,922	151	5.17%
Portfolio loans(1)	143,984	8,202	5.70%	118,536	7,837	6.61%	46,395	3,580	7.72%

Total interest-earnings assets/interest income	197,509	9,043	4.58%	140,961	8,498	6.03%	99,400	6,370	6.41%
NON-INTEREST EARNING ASSETS:
Cash and due from banks	8,329			2,603			1,809
Allowance for loan losses	(4,274)			(1,468)			(443)
Other assets	3,421			3,393			2,292

Total assets	$204,985			$145,489			$103,058

LIABILITIES AND STOCKHOLDERS’ EQUITY INTEREST-BEARING LIABILITIES:
Demand deposits	19,609	388	1.98%	10,246	158	1.54%	5,253	167	3.18%
Money markets	41,271	627	1.52%	52,649	1,344	2.55%	32,321	1,258	3.89%
Savings	850	12	1.41%	336	6	1.79%	18	—	0.00%
Time deposits under $100,000	5,887	156	2.65%	2,088	69	3.30%	388	15	3.87%
Time deposits $100,00 and over	51,175	1,480	2.89%	10,910	386	3.54%	3,138	132	4.21%
Repurchase Agreements	1,538	13	0.85%	3,303	59	1.79%	1,115	40	3.59%
Short-term borrowings	—	—	0.00%	3	—	1.60%	—	—	0.00%

Total interest-bearing liabilities/interest expense	120,330	2,676	2.22%	79,535	2,022	2.54%	42,233	1,612	3.82%
NON-INTEREST BEARING LIABILITIES:
Non-interest-bearing demand deposits	42,916			18,927			11,819
Accrued interest on deposits and other liabilities	1,555			1,022			756

Total liabilities	164,801			99,484			54,808
Stockholders’ equity	40,184			46,005			48,250

Total liabilities and stockholders’ equity	$204,985			$145,489			$103,058

Net interest income and Interest rate spread(2)		$6,367	2.36%		$6,476	3.49%		$4,758	2.59%

Net interest margin(3)			3.22%			4.59%			4.79%
Ratio of Average Interest-Earning Assets to Interest-Bearing Liabilities	164%			177%			235%

(1)	Average balances include nonaccrual loans of approximately $9,470,000, $1,335,000 and $5,000, for, 2009, 2008 and 2007, respectively. Net loan fees or (costs) of $(122,000), $11,000 and $66,000 are included in the yield computation for 2009, 2008 and 2007, respectively.

(2)	Net interest spread represents the average yield earned on interest earning assets less the average rate paid on interest bearing liabilities.

(3)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)	Service1st commenced operations on January 16, 2007, thus the 2007 data represents a partial year; January 16, 2007 to December 31, 2007.

The Volume and Rate Variances tables below set forth the dollar difference in interest earned and paid for each major category of interest-earning assets and interest-bearing liabilities for the noted periods, and the amount of such change attributable to changes in average balances (volume) or changes in average interest rates. Volume variances are equal to the increase or decrease in the average balance times the prior period rate and rate variances are equal to the increase or decrease in the average rate times the prior period average balance. Variances attributable to both rate and volume changes are equal to the change in rate times the change in average balance and are allocated proportionately to the changes due to volume and changes due to rate.

	Three Months Ended March 31,
	2010 Compared to 2009 in:
	Unaudited
			Net
	Average	Average	Increase
	Volume	Rate	(Decrease)
	($ in thousands)

Interest income:
Certificates of deposit	$219	$4	$223
Interest bearing deposits	61	(1)	60
Federal funds sold	0	(24)	(24)
Investment securities	73	(36)	37
Portfolio loans	(114)	(539)	(653)

Total increase (decrease) in interest income	239	(596)	(357)

Interest expense:
Interest checking	$197	$6	$203
Money markets	(31)	(598)	(629)
Savings	9	(5)	4
Time deposits under $100,000	22	(71)	(49)
Time deposits $100,00 and over	239	(604)	(365)
Repurchase Agreements	0	(24)	(24)
Short-term borrowings	0	0	—

Total increase (decrease) in interest expense	436	(1,296)	(860)

Net increase (decrease) in net interest income	$(197)	$700	$503

	Year Ended December 31,
	2009 Compared to 2008 in:
			Net
	Average	Average	Increase
	Volume	Rate	(Decrease)
	($ in thousands)

Interest income:
Certificates of deposit	$131	$(43)	$88
Interest bearing deposits	123	(176)	(53)
Federal funds sold	(56)	(88)	(144)
Investment securities	296	(7)	289
Portfolio loans	1,541	(1,176)	365

Total increase (decrease) in interest income	2,035	(1,490)	545

Interest expense:
Interest checking	$176	$54	$230
Money markets	(250)	(467)	(717)
Savings	7	(1)	6
Time deposits under $100,000	103	(16)	87
Time deposits $100,000 and over	1,177	(83)	1,094
Repurchase Agreements	(23)	(23)	(46)
Short-term borrowings	0	0	0

Total increase (decrease) in interest expense	1,190	(536)	654

Net increase (decrease) in net interest income	$845	$(954)	$(109)

	Year Ended December 31,
	2008 Compared to 2007 in:
			Net
	Average	Average	Increase
	Volume	Rate	(Decrease)
	($ in thousands)

Interest income:
Certificates of deposit	$21	$1	$22
Interest bearing deposits	(1,313)	(851)	(2,164)
Federal funds sold	38	(231)	(193)
Investment securities	241	(35)	206
Portfolio loans	4,837	(580)	4,257

Total increase (decrease) in interest income	3,824	(1,696)	2,128

Interest expense:
Interest checking	$106	$(115)	$(9)
Money markets	615	(529)	86
Savings	0	6	6
Time deposits under $100,000	56	(2)	54
Time deposits $100,000 and over	278	(24)	254
Repurchase Agreements	47	(28)	19
Short-term borrowings	0	0	0

Total increase (decrease) in interest expense	1,102	(692)	410

Net increase (decrease) in net interest income	$2,722	$(1,004)	$1,718

Comparison of the quarter ended March 31, 2010 with the quarter ended March 31, 2009

For the quarter ended March 31, 2010, average interest-earning assets were $200.4 million and average interest-bearing liabilities were $126.4 million, generating net interest income of $1.8 million. For the quarter ended March 31, 2009, average interest-earning assets were $171.0 million and average interest-bearing liabilities were $106.2 million, generating net interest income of $1.7 million. Average balances of interest earning assets increased by $29.4 million, or 17.2%, while average balances of interest-bearing liabilities increased by $20.2 million, or 19.0%.

During first quarter 2010, Service1st experienced a $6.8 million balance reduction in its average loan portfolio due to paydowns, payoffs and charge offs of loans. Assets grew primarily through increases of average balances of lower yielding assets (consisting of certificates of deposit in other banks and interest-bearing deposits) of $10.4 million, or a growth of 27.5%, from $37.7 million as of December 31, 2009 to $48.0 million as of March 31, 2010.

Average balances of investment securities decreased slightly by $0.8 million, or 5.03%, to $15.1 million as of March 31, 2010 from $15.9 million at December 31, 2009.

Interest income was also adversely impacted by nonaccrual loans, which inhibited the growth of interest earning assets. With many real estate projects requiring an extended time to market, some borrowers have exhausted their liquidity, which has required Service1st to place their loans on nonaccrual status. Non-performing loans were $6.2 million, or 4.73% of total loans at March 31, 2010 versus $7.8 million, or 5.69%, of total portfolio loans at December 31, 2009. As further described below, however, during 2009, quarter-end balances of nonperforming loans were significantly higher than this range.

As a result of all of these factors, the average yield on interest earning assets decreased from 5.45% for first quarter 2009 to 4.47% for first quarter 2010. Despite the increase in interest earning assets, total interest income decreased modestly, from $2.3 million for first quarter 2009 to $2.2 million for first quarter 2010.

The increase in interest earning assets was funded largely by an increase of $49.6 million in average balances of deposit liabilities, from $132.1 million at March 31, 2009 to $181.6 million at March 31, 2010. The increase was primarily attributable to increases in average balances of noninterest-bearing deposits of $29.4 million, time deposits $100,000 and over of $14.3 million and interest checking of $11.2 million.

The decrease in interest expense of $212,000 is primarily the result of a deposit rate reduction strategy.

As a result of both modest decreases in interest rates and large increases in low-yielding liquid assets, Service1st’s net interest rate spread (yield earned on average interest-earning assets less the average rate paid on interest-bearing liabilities) increased to 3.15% as of March 31, 2010 compared with 3.05% as of March 31, 2009, while its net interest margin decreased from 3.96% as of March 31, 2009 to 3.63% as of March 31, 2010.

Comparison of the year ended December 31, 2009 with the year ended December 31, 2008

For the year ended December 31, 2009, average interest-earning assets were $197.5 million and average interest-bearing liabilities were $120.3 million, generating net interest income of $6.4 million. For the year ended December 31, 2008, average interest-earning assets were $141.0 million and average interest-bearing liabilities were $79.5 million, generating net interest income of $6.5 million. Average balances of interest earning assets increased by $56.5 million, or 40.1%, while average balances of interest-bearing liabilities increased by $40.8 million, or 51.3%.

During 2009, Service1st sought to expand its core deposit base in order to increase its liquidity in anticipation of loan growth. However, while the average balance of its portfolio loans increased by $25.5 million, from $118.5 million for the year ended December 31, 2008 to $144.0 million for the year ended December 31, 2009, anticipated loan growth did not fully materialize, and instead assets grew primarily through increases of average balances of lower yielding assets (consisting of certificates of deposit in other banks, interest-bearing deposits and federal funds sold) of $23.9 million, or a growth of 173.2%, from $13.8 million as of December 31, 2008 to $37.7 million as of December 31, 2009. This additional liquidity had a negative impact on the average yield on Service1st’s interest earning assets.

Average balances of investment securities also grew by $7.3 million during the year, or 84.9%, from $8.6 million at December 31, 2008 to $15.9 million at December 31, 2009. As interest rates on the investment portfolio slightly decreased, from 4.15% in 2008 to 4.07% in 2009, the increase in investment securities contributed to interest income.

The modest increase in the average balances of portfolio loans of $25.5 million was partially offset by a decrease in their yield from 6.61% to 5.70%, resulting in a net addition to net interest income of only $365,000. Yields on many of the prime-rate based loans were protected by interest-rate floors. Interest income was also adversely impacted by the increase in nonaccrual loans, which inhibited the growth of interest earning assets. With many real estate projects requiring an extended time to market, some borrowers have exhausted their liquidity, which has required Service1st to place their loans on nonaccrual status. Non-performing loans grew from $3.4 million, or 2.50%, of total loans at December 31, 2008, to $7.8 million, or 5.69%, of total portfolio loans at December 31, 2009. However, during 2009, nonperforming loans grew beyond this range, with $3.4 million at March 31, 2009, $8.7 million at June 30, 2009 and $17.9 million at September 30, 2009. In the fourth quarter of 2009, Service1st charged off $10.3 million in loans, including many nonperforming loans, such that at December 31, 2009, the total of nonperforming loans fell to $7.8 million. The high balances of nonperforming loans during 2009 adversely impacted interest income growth.

As a result of all of these factors, the average yield on interest earning assets decreased from 6.03% for 2008 to 4.58% for 2009. As a result, despite the increase in interest earning assets, total interest income increased only modestly, from $8.5 million for 2008 to $9.0 million for 2009.

The increase in interest earning assets was funded largely by an increase of $66.5 million in average balances of deposit liabilities, from $95.2 million at December 31, 2008 to $161.7 million at December 31,

2009. The increase was primarily attributable to increases in average balances of time deposits over $100,000 of $40.3 million and non-interest bearing demand deposits of $24.0 million.

The increase in interest expense in 2009 of $654,000 is primarily the result of the growth in the volume in interest bearing deposits and, in particular, time deposits over $100,000, which was only partially offset by decreases in rates.

As a result of both modest decreases in interest rates and large increases in low-yielding liquid assets, Service1st’s net interest rate spread (yield earned on average interest-earning assets less the average rate paid on interest-bearing liabilities) decreased to 2.36% in 2009 compared with 3.49% in 2008, and its net interest margin also decreased from 4.59% in 2008 to 3.22% in 2009.

Comparison of the year ended December 31, 2008 with the year ended December 31, 2007

For the year ended December 31, 2007, average interest-earning assets were $99.4 million and average interest-bearing liabilities were $42.2 million, generating net interest income of $4.8 million. Net interest income increased by $1.7 million, or 36.1%, to $6.5 million in 2008, primarily as a result of an increase in interest income derived primarily from an increase in Service1st’s average loan balances from $46.4 million for 2007 to $118.5 million for 2008, offset by an increase in interest expense on total interest-bearing liabilities from $1.6 million in 2007 to $2.0 million in 2008 and a decrease in the yield on total interest-earning assets from 6.41% for 2007 to 6.03% for 2008. The increase in interest earning assets was funded largely by an increase of $42.2 million in average balances of deposit liabilities. The yield on total interest-bearing liabilities decreased from 3.82% for 2007 to 2.54% for 2008. As a result, Service1st’s net interest rate spread increased from 2.59% for the year ended December 31, 2007 to 3.49% for the year ended December 31, 2008, and its net interest margin decreased slightly from 4.79% for the year ended December 31, 2007 to 4.59% for the year ended December 31, 2008.

Provision for Loan Losses

The provision for loan losses in each period is reflected as a charge against earnings in that period. The provision is equal to the amount required to maintain the allowance for loan losses at a level that, in Service1st’s judgment, is adequate to absorb probable loan losses inherent in the loan portfolio. The amount of the provision for loan losses in any period is affected by reductions to the allowance in the period resulting from charge-offs and increases to the allowance in the period as a result of recoveries from charged-off loans. In addition, changes in the size of the loan portfolio and the recognition of changes in current risk factors affect the amount of the provision.

During 2009 and the first quarter of 2010, Service1st has continued to experience significant competitive pressures and challenging economic conditions in the markets in which it operates. The Las Vegas economy, as well as the national economy, has continued to show signs of significant weakness. Weakness in the residential market has expanded into the commercial real estate market, as builders and related industries downsize. These economic trends have adversely affected Service1st’s asset quality and increased charge-offs. Service1st has responded by increasing provision expense to replenish and build the allowance for loan losses allocable to adversely affected segments of Service1st’s loan portfolio — in particular, construction and land development loans and commercial and industrial loans. Continuation of these economic and real estate factors is likely to continue to affect Service1st’s asset quality and overall performance during 2010.

Comparison of the quarter ended March 31, 2010 with the quarter ended March 31, 2009

Service1st’s provision for loan loss was $1.5 million as of March 31, 2010, compared with $598,000 as of March 31, 2009. This significant increase in the provision for loan losses is primarily attributable to $948,000 of charge-offs taken during first quarter 2010, of which $558,000 was in construction and land development, $163,000 was in the commercial real estate, $151,000 was in residential real estate and $76,000 was in commercial and industrial, compared with no charge-offs in first quarter 2009. As a result, net charge-offs to average loans outstanding increased from 0.00% for the three months ended March 31, 2009 to 0.68% for the three months ended March 31, 2010. The increase in provision for loan loss as well as loan charge offs is attributable to the continuing weak economic conditions in the markets served by Service1st. However, in comparing the two quarter ends there is an overall decrease in nonperforming loans from $7.8 million, or 5.69%, of total portfolio loans at December 31, 2009, to $6.2 million, or 4.73%, of total portfolio loans at March 31, 2010. Average balances of nonperforming loans were well above this range for most of 2009, having been reduced by charge-offs of $10.3 million taken in the fourth quarter of 2009, all of which were nonperforming loans. In addition, Service1st’s potential problem loans (loans classified, special mention, substandard, doubtful or loss) totaled approximately $34.9 million at March 31, 2010 compared with $36.2 million at December 31, 2009.

Comparison of the year ended December 31, 2009 with the year ended December 31, 2008

Service1st’s provision for loan losses was $15.7 million for the year ended December 31, 2009, compared with $3.7 million for the year ended December 31, 2008. The significant increase in the provision for loan losses from 2008 to 2009 is primarily attributable to $12.2 million of charge-offs taken in 2009, of which $7.7 million was in Service1st’s construction and land development portfolio (compared with $1.7 million in 2008), and of which $4.4 million was in the commercial and industrial loan portfolio (compared with no charge-offs in 2008). As a result, net charge-offs to average loans outstanding increased from 1.44% in 2008 to 8.43% in 2009. The increase is also attributable to the increase in Service1st’s allowance for loan losses, from $2.9 million, or 2.10% of outstanding loans at December 31, 2008, to $6.4 million, or 4.68% of outstanding loans at December 31, 2009. The increase in the allowance for loan losses reflects the continuing weak economic conditions in the markets served by Service1st, which resulted in an overall increase in nonperforming loans from $3.4 million, or 2.50%, of total portfolio loans at December 31, 2008, to $7.8 million, or 5.69%, of total portfolio loans at December 31, 2009. In addition, Service1st’s potential problem loans (loans classified, special mention, substandard, doubtful or loss) totaled approximately $36.2 million at December 31, 2009 compared with $19.5 million at December 31, 2008.

Comparison of the year ended December 31, 2008 with the year ended December 31, 2007

In 2007, its initial year of operations, Service1st booked $938,000 of provision expense to increase the allowance for loan losses commensurate with loan growth. As the loan portfolio continued to grow in 2008 and began to season, nonperforming loans grew and the portfolio began to exhibit weaknesses reflective of the decline in economic conditions. Charge-offs in 2008 were $1.7 million compared with $16,000 in charge-offs for 2007. In response to these conditions, Service1st increased its provision to $3.7 million in 2008.

Non-Interest Income

Non-interest income primarily consists of loan documentation and late fees, service charges on deposits and other fees such as wire and ATM fees.

Comparison of the quarter ended March 31, 2010 with the quarter ended March 31, 2009

Non-interest income increased from $92,000 for the quarter ended March 31, 2009 to $150,000 for the quarter ended March 31, 2010. The increase of $58,000 is attributable to a $43.1 million increase in deposits in addition to a continuing effort by Service1st’s management to adhere to fee income policies, including limiting waivers of such fees. This effort began in mid-2008 and is anticipated to continue throughout 2010.

Comparison of the year ended December 31, 2009 with the year ended December 31, 2008

Non-interest income increased from $340,000 for 2008 to $514,000 for 2009. The increase of $174,000 is primarily the result of a continuing effort by Service1st’s management to adhere to fee income policies, including limiting waivers of such fees. This effort began in mid-2008 and carried throughout 2009.

Comparison of the year ended December 31, 2008 with the year ended December 31, 2007

Non-interest income increased to $340,000 in 2008, up from $163,000 in 2007. The increase in non-interest income of $177,000 was primarily a result of a concerted effort by Service1st’s management to adhere to fee income policies, including limiting waivers of such fees.

Non-Interest Expense

The following table sets for the principal elements of non-interest expenses for the quarters ending March 31, 2010 and 2009 and the years and period ending December 31, 2009, 2008 and 2007.

	Quarter Ended March 31,		Years and Period Ended December 31,
	2010	2009	2009	2008	2007(1)
	(unaudited)	(unaudited)
	($ in thousands)

Non-interest expenses:
Salaries and employee benefits	$1,046	$1,083	$3,875	$5,029	$3,632
Occupancy, equipment and depreciation	428	418	1,673	1,664	1,120
Computer service charges	66	80	328	313	170
Professional fees	655	57	1,026	256	323
Advertising and business development	28	14	88	157	422
Insurance	137	62	500	145	92
Telephone	24	21	101	104	76
Stationery and supplies	8	9	32	45	107
Director fees	12	9	44	23	147
Organization costs	0	0	0	0	1,238
Stock Warrants	0	0	0	0	213
Loss on disposition of equipment	0	0	3	0	0
Provision for unfunded commitments	(297)	4	498	40	181
Other	132	77	425	487	460

	$2,239	$1,834	$8,593	$8,263	$8,181

(1)	For the period January 16, 2007, the date Service1st commenced operations, to December 21, 2007

Comparison of the quarter ended March 31, 2010 with the quarter ended March 31, 2009

Non-interest expense increased $405,000 from first quarter 2009 to first quarter 2010. Total non-interest expense went from $1.8 million in 2009, to $2.2 million in 2010. Provision for unfunded commitments decreased $301,000 due to reductions in available balances. The $301,000 reduction in provision for unfunded commitment expense was offset by a $598,000 increase in professional fees which was due to additional legal, audit and consulting fees incurred by Service1st in connection with its pending acquisition by WLBC.

Comparison of the year ended December 31, 2009 with the year ended December 31, 2008

Non-interest expense was primarily flat, year over year: $8.6 million for 2009, compared with $8.3 for 2008. Salaries and employee benefits decreased $1.2 million in 2009 from $5.0 million in 2008 to $3.9 million in 2009. The $1.2 million decrease was due to staff reductions, as well as a reduction in salaries and benefits for the remaining employees. These cost-savings were partially offset by a $770,000 increase in professional fees during the same period, of which $741,000 was due to additional legal, audit and consulting fees incurred by Service1st in connection with its pending acquisition by WLBC. In addition, FDIC insurance premiums increased $346,000, primarily due to growth in deposits of $75.4 million. The increase in the provision for unfunded commitments expense was primarily a result of an additional $498,000 to the reserve amount for unfunded lines of credit. These lines of credit are commitments that Service1st has underwritten for its borrowers, but have yet to be funded by the bank.

Comparison of the year ended December 31, 2008 with the year ended December 31, 2007

Non-interest expense of $8.3 million in 2008 was $82,000 more than in 2007. The increase was primarily a result of a $1.4 million increase in salaries and benefits, a $544,000 increase in occupancy expense and a $143,000 increase in computer service charges. These items were substantially offset by decreases in year-over-year expenses. In 2007, Service1st incurred high (one-time) expenses associated with the opening of Service1st. Accordingly, 2008 expense levels were lower than in 2007 by the following amounts in the following categories: $1.2 million in organizational costs and $213,000 in stock warrant costs (all of which were expensed in 2007 but not repeated in 2008), $265,000 in advertising and business development, $124,000 in directors’ fees, $67,000 in professional fees, $62,000 in stationery and supplies and $114,000 in non-interest expenses.

Income Taxes

Due to Service1st incurring operating losses from inception, no provision for income taxes has been recorded since the inception of Service1st.

Financial Condition

Assets

Total assets stood at $210.0 million as of March 31, 2010, a decrease of $1.8 million, from $211.8 million as of December 31, 2009. The decrease was principally attributable to a $7.5 million decrease in cash and cash equivalents (consisting of cash and due from banks, federal funds sold and certificates of deposits with original maturities of three months or less), a decrease in gross loans of $5 million, a $3.5 million decrease in investment securities and a $15 million increase in certificate of deposits held at other banks.

Total assets stood at $211.8 million as of December 31, 2009, an increase of $52.3 million, or 32.8%, from $159.5 million as of December 31, 2008. The increase was principally attributable to an increase of $39.6 million in cash and cash equivalents (consisting of cash and due from banks, federal funds sold and certificates of deposits with original maturities of three months or less), and an increase of $9.3 million in certificate of deposits held at other banks and of $5.9 million in investment securities. Gross loans at December 31, 2009 were $137.0 million, down from $137.2 million at December 31, 2008, as modest loan growth in 2009 was largely offset by $12.2 million in charge-offs.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and due from banks, federal funds sold and certificates of deposits with original maturities of three months or less. Cash and cash equivalents totaled $42.1 million at March 31, 2010 and $49.6 million at December 31, 2009. Cash and cash equivalents are managed based upon liquidity needs. The decrease in cash and cash equivalents reflects Service1st’s efforts to expand its investments in short term certificates of deposits, in anticipation of rising interest rates, until loan volume begins to increase. At that time, monies invested in short term certificates of deposits are anticipated to be reinvested in new loan originations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Service1st Bank of Nevada — Liquidity and Asset/Liability Management” in this section below for more information.

Investment Securities and Certificates of Deposits held at other Banks

Service1st invests in investment grade securities and certificates of deposits at other banks with original maturities exceeding three months for the following reasons: (i) such investments can be readily reduced in size to provide liquidity for loan fundings or deposit withdrawals; (ii) investment securities provide a source of assets to pledge to secure lines of credit (and, potentially, deposits from governmental entities), as may be required by law or by specific agreement with a depositor or lender; (iii) they can be used as an interest rate risk management tool, since they provide a large base of assets, the maturity and interest rate characteristics of which can be changed more readily than the loan portfolio to better match changes in the deposit base and other funding sources of Service1st; and (iv) they represent an alternative interest-earning use of funds when loan demand is weak or when deposits grow more rapidly than loans. Further, if and when Service1st becomes profitable, tax free investment securities can be a source of partially tax-exempt income.

Service1st uses two portfolio classifications for its investment securities: “Held to Maturity”, and “Available for Sale”. The Held to Maturity portfolio consists only of securities that Service1st has both the intent and ability to hold until maturity, to be sold only in the event of concerns with an issuer’s credit worthiness, a change in tax law that eliminates their tax exempt status, or other infrequent situations as permitted by generally accepted accounting principles. Accounting guidance requires Available for Sale securities to be marked to estimated fair value with an offset, net of taxes, to accumulated other comprehensive income, a component of stockholders’ equity.

Service1st’s investment portfolio is currently composed primarily of: (i) U.S. Government Agency securities; (ii) investment grade corporate debt securities; and (iii) collateralized mortgage obligations. At March 31, 2010, investment securities and certificates of deposit totaled $38.5 million, an increase of 42.7% or $11.6 million, compared with $26.9 million at December 31, 2009. At December 31, 2009, investment securities and certificates of deposit totaled $26.9 million, an increase of 129.5% or $15.2 million, compared with $11.7 million at December 31, 2008.

Service1st has not used interest rate swaps or other derivative instruments to hedge fixed rate loans or to otherwise mitigate interest rate risk.

The tables below summarize Service1st’s investment portfolio at March 31, 2010 and December 31, 2009. Securities are identified as available-for-sale or held to maturity. Unrealized gains or losses on available-for-sale securities are recorded as accumulated other comprehensive income in stockholders’ equity. Held-to-maturity securities are carried at cost, adjusted for amortization of premiums or accretion of discounts. Amortization of premiums or accretion of discounts on mortgage-backed securities is periodically adjusted for estimated prepayments. Securities measured at fair value are reported at fair value, with unrealized gains and losses included in current earnings.

	March 31, 2010
	Unaudited
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	($ in thousands)

Investments — Available for Sale
U.S. Government Agency Securities	$3,752	$6	$(1)	$3,757
Collateralized Mortgage Obligations	2,192	2	(3)	2,191

Total	$5,944	$8	$(4)	$5,948

	March 31, 2010
	Unaudited
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	($ in thousands)

Investments-Held to Maturity
Corporate debt securities	$7,399	$417	$—	$7,816
SBA Loan Pools	796	—	(5)	791

Total	$8,195	$417	$(5)	$8,607

	December 31, 2009
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	($ in thousands)

Investments — Available for Sale
U.S. Government Agency Securities	$5,247	$—	$(18)	$5,229
Collateralized Mortgage Obligations	2,209	—	(5)	2,204

Total	$7,456	$—	$(23)	$7,433

	December 31, 2009
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	($ in thousands)

Investments-Held to Maturity
U.S. Government Agency Securities	$997	$3	$—	$1,000
Corporate debt securities	8,390	477	—	8,867
SBA Loan Pools	814	—	(5)	809

Total	$10,201	$480	$(5)	$10,676

	December 31, 2008
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	($ in thousands)

Investments-Held to Maturity
U.S. Government Agency Securities	$6,009	$74	$—	$6,083
Corporate debt securities	4,805	139	—	4,944
Collateralized Mortgage Obligations	—	—	—	—
SBA Loan Pools	925	—	(20)	905

Total	$11,739	$213	$(20)	$11,932

The tables below summarize the maturity dates and investment yields on Service1st’s investment portfolio at March 31, 2010 and December 31, 2009 for securities identified as available for sale or held to maturity.

	As of March 31, 2010
	Unaudited
	Due Under		Due		Due		Due Over
	1 Year		1-5 Years		5-10 Years		10 Years		Total
	Amount/Yield		Amount/Yield		Amount/Yield		Amount/Yield		Amount/Yield
	($ in thousands)

Available for Sale
U.S. Government Agencies	$0	0.00%	$3,757	1.73%	$0	0.00%	$0	0.00%	$3,757	1.73%
Corporate Debt Securities	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%
Collateralized Mortgage Obligations	0	0.00%	2,191	2.36%	0	0.00%	0	0.00%	2,191	2.36%
Small Business Administration Loan Pools	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%

Total available for sale	$0	0.00%	$5,948	1.96%	$0	0.00%	$0	0.00%	$5,948	1.96%

Held to Maturity
U.S. Government Agencies	$0	0.00%	$0	0.00%	$0	0.00%	$0	0.00%	$0	0.00%
Corporate Debt Securities	4,501	5.17%	2,898	6.98%	0	0.00%	0	0.00%	7,399	5.88%
Collateralized Mortgage Obligations	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%
Small Business Administration Loan Pools	14	2.80%	151	3.09%	631	2.73%	0	0.00%	796	2.80%

Total held to maturity	$4,515	5.16%	$3,049	6.79%	$631	2.73%	$0	0.00%	$8,195	0.00%

	As of December 31, 2009
	Due Under		Due		Due		Due Over
	1 Year		1-5 Years		5-10 Years		10 Years		Total
	Amount/Yield		Amount/Yield		Amount/Yield		Amount/Yield		Amount/Yield
	($ in thousands)

Available for Sale
U.S. Government Agency Securities	$0	0.00%	$5,229	1.48%	$0	0.00%	$0	0.00%	$5,229	1.48%
Corporate Debt Securities	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%
Collateralized Mortgage Obligations	0	0.00%	2,204	2.65%	0	0.00%	0	0.00%	2,204	2.65%
Small Business Administration Loan Pools	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%

Total available for sale	$0	0.00%	$7,433	1.83%	$0	0.00%	$0	0.00%	$7,433	1.83%

Held to Maturity
U.S. Government Agency Securities	$0	0.00%	$997	1.55%	$0	0.00%	$0	0.00%	$997	1.55%
Corporate Debt Securities	4,011	3.74%	4,379	7.11%	0	0.00%	0	0.00%	8,390	5.50%
Collateralized Mortgage Obligations	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%
Small Business Administration Loan Pools	0	0.00%	38	3.41%	136	2.94%	641	2.72%	814	2.79%

Total held to maturity	$4,011	3.74%	$5,414	6.06%	$136	2.94%	$641	2.72%	$10,201	4.90%

Loans

As of March 31, 2010 and December 31, 2009, substantially all of Service1st’s loan customers were located in Nevada.

The following table summarizes the composition of Service1st’s loan portfolio by type and percentage of the loan portfolio for the dates indicated.

	March 31,		December 31,
	2010		2009		2008		2007
	(unaudited)
	($ in thousands)

Loans secured by real estate:
Construction, land development and other land loans	$15,430	11.69%	$20,279	14.80%	$38,608	28.12%	$18,234	20.37%
Commercial real estate	67,547	51.19%	68,523	50.02%	41,114	29.95%	29,482	32.93%
Residential (1-4 family)	5,935	4.50%	1,367	1.00%	483	0.35%	176	0.20%

Total real estate secured loans	88,912	67.38%	90,169	65.82%	80,205	58.42%	47,892	53.49%
Loans not secured by real estate:
Commercial and industrial	42,811	32.44%	46,470	33.92%	56,556	41.20%	39,872	44.54%
Consumer	234	0.18%	342	0.26%	522	0.38%	1,765	1.97%

Loans, Gross	131,957	100.00%	136,981	100.00%	137,283	100.00%	89,529	100.00%
Net deferred loan fees	13		(15)		(67)		(57)

Loan, Gross, net of deferred fees	131,970		136,966		137,216		89,472
Less: Allowance for loan losses	(6,994)		(6,404)		(2,883)		(922)

Loans, Net	$124,976		$130,562		$134,333		$88,550

Gross loans, net of deferred fees and the allowance for loan losses, decreased $5.6 million from December 31, 2009 to March 31, 2010, as a result of $1.5 million in new loans and $17.2 million in principal advances being offset by $22.5 million in loan payoffs and principal reductions, plus $591,000 increase in the allowance for loan losses.

Construction, land development and other land loans decreased $4.8 million from 14.80% to 11.69% of the loan portfolio, which reflects $1.7 million in paydowns/payoffs and $558,000 of charge-offs in the first quarter of 2010. Commercial and industrial loans also decreased over the same period, by $3.7 million, from 33.92% to 32.44% of the loan portfolio by reason the depressed business climate, slack loan demand and $76,000 of charge-offs. Over the same period, residential real estate loans increased by $4.6 million, from 1.00% to 4.50% of the portfolio.

The tables below reflects the maturity distribution for Service1st’s loans, by category of loans, and the amount of fixed versus variable rate interest loans, as of March 31, 2010 and December 31, 2009.

	March 31, 2010
	Unaudited
	Due Within	Due 1-5	Due Over
	One Year	Years	Five Years	Total
	($ in thousands)

Loans secured by real estate:
Construction, land development and other land loans	$11,663	$3,767	$—	$15,430
Commercial real estate	12,191	25,559	28,924	66,674
Residential real estate (1-4 family)	—	5,714	1,095	6,809

Total real estate secured loans	$23,854	$35,040	$30,019	$88,913
Loans not secured by real estate:
Commercial and industrial	$22,285	$16,525	$4,001	$42,811
Consumer	162	72	—	234

Loans, Gross	$46,301	$51,637	$34,020	$131,958
Interest rates:
Fixed	$10,558	$23,634	$2,489	$36,681
Variable	35,743	28,003	31,531	95,277

Loans, Gross	$46,301	$51,637	$34,020	$131,958

	December 31, 2009
	Due Within	Due 1-5	Due Over
	One Year	Years	Five Years	Total
	($ in thousands)

Loans secured by real estate:
Construction, land development and other land loans	$18,748	$1,532	$—	$20,279
Commercial real estate	13,308	25,685	29,529	68,523
Residential real estate (1-4 family)	18	873	476	1,367

Total real estate secured loans	$32,073	$28,090	$30,005	$90,169
Loans not secured by real estate:
Commercial and industrial	$27,737	$14,784	$3,950	$46,470
Consumer	262	79	—	342

Loans, Gross	$60,073	$42,954	$33,955	$136,981

Interest rates:
Fixed	$15,518	$19,923	$2,029	$37,469
Variable	44,555	23,031	31,926	99,512

Loans, Gross	$60,073	$42,954	$33,955	$136,981

Concentrations

Service1st’s loan portfolio has a concentration of loans secured by real estate. As of March 31, 2010 and December 31, 2009 loans secured by real estate comprised 67.38%, and 65.82%, of total gross loans, respectively. Substantially all of these loans are secured by first liens. Approximately 30.88% and 26.06% of these real estate secured loans are owner occupied as of March 31, 2010 and December 31, 2009, respectively. A loan is considered owner occupied if the borrower occupies at least fifty percent of the collateral securing such loan. Service1st’s policy is to obtain collateral whenever it is available or desirable, depending upon the degree of risk Service1st is willing to accept. Repayment of loans is expected from the borrower’s cash flows or the sale proceeds of the collateral. Deterioration in the performance of the economy or real estate values in Service1st’s primary market areas, in particular, could have an adverse impact on collectability, and consequently have an adverse effect on profitability.

Interest Reserves

Interest reserves are generally established at the time of the loan origination as an expense item in the budget for a construction and land development loan. Service1st’s practice is to monitor the construction, sales and/or leasing progress to determine the feasibility of ongoing construction and development projects. If at any time during the life of the loan the project is determined not to be viable, Service1st generally has the ability to discontinue the use of the interest reserve and take appropriate action to protect its collateral position via negotiation and/or legal action as deemed appropriate. At March 31, 2010, Service1st had one loan with an outstanding balance of $3.0 million where available interest reserves amount to $53,000. At December 31, 2009, Service1st had five loans with an outstanding balance of $8.8 million where available interest reserves amount to $532,000. In instances where projects have been determined unviable, the interest reserves have been frozen.

Nonperforming Assets

Nonperforming assets consists of:

(i) nonaccrual loans.  In general, loans are placed on nonaccrual status when Service1st determines timely recognition of interest to be in doubt due to the borrower’s financial condition and collection efforts. Service1st generally discontinues accrual of interest when a loan is 90 days delinquent unless the loan is well secured and in the process of collection;

(ii) loans past due 90 days or more and still accruing interest.  Loans past due 90 days or more and still accruing interest consist primarily of loans 90 days or more past their maturity date but not their interest due date.

(iii) restructured loans.  Restructured loans have modified terms to reduce either principal or interest due to deterioration in the borrower’s financial condition, and

(iv) other real estate owned, or OREO.  If a bank takes title to the borrower’s real property that serves as collateral for a defaulted loan, such property is referred to as other real estate owned (“OREO”). As of March 31, 2010, Service1st had no OREO.

The following table sets forth nonperforming assets at the dates indicated by category of asset.

	March 31,	December 31,
	2010	2009	2008	2007
	(unaudited)
	($ in thousands)

Nonaccrual loans:
Loans Secured by Real Estate
Construction, land development and other land loans	$4,961	$6,524	$3,434	$0
Commercial real estate	0	0	0	0
Residential real estate (1-4 family)	0	0	0	0

Total loans secured by real estate	4,961	6,524	3,434	0
Commercial and industrial	1,275	1,275	0	0
Consumer	0	0	0	20

Total nonaccrual loans	$6,236	$7,799	$3,434	$20
Past due (>90 days) loans and accruing interest:
Loans Secured by Real Estate
Construction, land development and other land loans	$0	$0	$0	$0
Commercial real estate	0	0	0	0
Residential real estate (1-4 family)	0	0	0	0

Total loans secured by real estate	0	0	0	0
Commercial and industrial	0	0	0	0
Consumer	0	0	0	0

Total past due loans accruing interest	0	0	0	0
Restructured loans (still on accrual)(1)	0	0	0	0

Total nonperforming loans	$6,236	$7,799	$3,434	$20
Other real estate owned (OREO)	0	0	0	0

Total nonperforming assets	$6,236	$7,799	$3,434	$20

Non-Performing Loans as a percentage of total portfolio loans	4.73%	5.69%	2.50%	0.02%
Non-Performing Loans as a percentage of total assets	2.97%	3.68%	2.15%	0.02%
Allowance for loan losses as a percentage of nonperforming loans	112.16%	82.11%	83.95%	4,610.69%

(1)	As of December 31, 2009 and December 31, 2008, Service1st had approximately $526,000 and $3.4 million, respectively, in loans classified as restructured loans as defined by SFAS No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings. All of such loans were on nonaccrual. Service1st had no loans classified as restructured loans as of December 31, 2007.

As shown in the table above, all of Service1st’s nonperforming assets as of the dates indicated are nonperforming loans — in other words, included in the first category of nonperforming assets.

At March 31, 2010, nonperforming loans totaled $6.2 million, or 4.73%, of total portfolio loans, a decrease of $1.6 million, or 20.04%, from December 31, 2009. The nonperforming loans as of March 31, 2010 are net of $948,000 in charge-offs taken in 2010. During 2009, nonperforming loans were significantly higher than this range, with $3.4 million at March 31, 2009, $8.7 million at June 30, 2009 and $17.9 million at September 30, 2009. In the fourth quarter of 2009, Service1st charged off $10.3 million in loans, including many nonperforming loans, such that at December 31, 2009, the total of nonperforming loans fell to $7.8 million.

The largest category of nonperforming loans is construction, land development and other land loans, which represents the loan category in which Service1st has been most severely impacted by adverse economic conditions in Nevada. With many real estate projects requiring an extended time to market, many of Service1st’s borrowers have exhausted their liquidity and stopped making payments, thereby requiring Service1st to place the loans on nonaccrual. The March 31, 2010 portfolio of $5.0 million in outstanding balances for these loans was slightly reduced from a $6.5 million balance at year end 2009, largely by loan payoffs of approximately $1.0 million and charge-offs of $558,000 of such loans in 2010. Given the current economic conditions in Nevada, Service1st has effectively stopped making such loans (except for contractually required disbursements under existing facilities) unless borrowers can provide strong financial support outside the project under development.

The other loan category with significant nonperforming assets is commercial and industrial loans stayed flat from year end at $1.3 million. Charge-offs of $76,000 of commercial and industrial loans in the first quarter 2010 appear to not have impacted the amount of commercial and industrial loans on nonaccrual as the $76,000 represents activity that occurred during the first quarter 2010 and was charged off before March 31, 2010.

Potential Problem Loans

Service1st classifies its loans consistent with federal banking regulations using a ten category grading system. The following table presents information regarding potential problem loans, which are graded but still performing as of the dates indicated. These graded loans are referred to in applicable banking regulations as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful,” and “Loss.” These loan grades are described in further detail in the section entitled “Information Related to Service1st — Potential Problem Loans.”

	At March 31, 2010
	(unaudited)				At December 31, 2009				At December 31, 2008
	# of	Loan		Percent of	# of	Loan		Percent of	# of	Loan		Percent of
	Loans	Balance	%	Total Loans	Loans	Balance	%	Total Loans	Loans	Balance	%	Total Loans
	($ in thousands)

Construction, land development and other land loans	3	$5,436	15.58%	4.12%	4	$8,578	23.71%	6.26%	4	$11,927	61.12%	8.69%
Commercial real estate	7	13,005	37.27%	9.85%	6	12,320	34.06%	8.99%	1	350	1.79%	0.26%
Residential real estate (1-4 family)	0	0	0.00%	0.00%	0	0	0.00%	0.00%	0	0	0.00%	0.00%
Commercial and industrial	24	16,399	46.99%	12.43%	22	14,790	40.89%	10.80%	4	7,237	37.09%	5.27%
Consumer	2	58	0.17%	0.04%	3	483	1.34%	0.35%	0	0	0.00%	0.00%

Total Loans	36	$34,898	100.00%	26.44%	35	$36,171	100.00%	26.41%	9	$19,514	100%	14.22%

Service1st’s potential problem loans consisted of 36 loans and totaled approximately $34.9 million at March 31, 2010 and consisted of 35 loans and totaled $36.2 million at December 31, 2009. This decrease is due primarily to $948,000 in loan charge offs during the first quarter of 2010. The problem loans presented above are the result of a challenging economic environment in the markets Service1st operates. Commercial and industrial loans comprise approximately 46.99% of the total aggregate balance of potential problem loans at March 31, 2010 compared to approximately 40.89% at December 31, 2009. Commercial real estate comprises approximately 37.27% of the total aggregate balance of potential problem loans at March 31, 2010 compared to approximately 34.06% at December 31, 2009. Commercial real estate and commercial and industrial loans are the only problem loan categories which experienced an increase in problem loan balances since December 31, 2009.

Service1st’s potential problem loans consisted of 35 loans and totaled approximately $36.2 million at December 31, 2009 and consisted of 9 loans and totaled $19.5 million at December 31, 2008. This increase is due primarily to an increased deterioration in the commercial real estate and commercial and industrial loan portfolios of $12.0 million and $7.6 million, respectively. These increases in problem loans are the result of a challenging economic environment in the markets Service1st operates. Construction and land loans comprise approximately 23.71% of the total aggregate balance of potential problem loans at December 31, 2009 compared to approximately 61.12% at December 31, 2008. This decrease is the result of $7.8 million of charge-offs taken in 2009 for construction, land development and other land loans. The majority of Service1st’s potential problem loans are secured by real estate.

Impaired Loans

A loan is impaired when it is probable that Service1st will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are either included in the allowance for loan losses or charged off Service1st’s books if deemed necessary.

The categories of nonaccrual loans and impaired loans overlap, although they are not coextensive. Service1st considers all circumstances regarding the loan and borrower on an individual basis when determining whether a loan is impaired such as the collateral value, reasons for the delay, payment record, the amount past due, and number of days past due.

As of March 31, 2010 and December 31, 2009, the aggregate total amount of loans classified as impaired, was $10.4 million and $9.4 million, respectively. The total specific allowance for loan losses related to these loans was $1.2 million at March 31, 2010 and $841,000 at December 31, 2009. The increases in total impaired loans reflect the overall decline in economic conditions in Nevada.

As of March 31, 2010 and December 31, 2009, Service1st had approximately $2.4 million and $526,000, respectively, in loans classified as restructured loans. All of such loans were on nonaccrual. The $526,000 restructured loan is present in both March 31, 2010 and December 31, 2009 balances and consists of two construction and land development loans on adjacent properties, which were originated in 2007 to a single borrower. These loans exhibited signs of distress in 2008 and were restructured in 2008, resulting in an outstanding balance of $3.4 million as of December 31, 2008. Updated appraisals were ordered for these two properties in 2009; however, both appraisals reflected continued deterioration in value. As a result, Service1st charged off $2.9 million of the outstanding balance, which resulted in an outstanding balance of $526,000 as of December 31, 2009. The second restructured loan, which is only present in the March 31, 2010 outstanding balance, is a $1.9 million land loan which was originated in February 2008. This loan was secured by 12.21 acres of vacant land. An updated appraisal in November 2009 resulted in an impairment and subsequent charge off of $2.0 million.

The breakdown of total impaired loans and the related specific reserves at March 31, 2010 and December 31, 2009 is as follows:

	At March 31, 2010
	(Unaudited)
	Impaired		Percent of	Reserve		Percent of
	Balance	%	Total Loans	Balance	%	Total Allowance
	($ in thousands)

Construction, land development and other land loans	$6,103	58.93%	4.62%	$0	0.00%	0.00%
Commercial real estate	2,978	28.76%	2.26%	850	68.66%	12.15%
Residential real estate (1-4 family)	0	0.00%	0.00%	0	0.00%	0.00%
Commercial and industrial	1,275	12.31%	0.97%	388	31.34%	5.55%
Consumer	0	0.00%	0.00%	0	0.00%	0.00%

Total impaired loans	$10,356	100.00%	7.85%	$1,238	100.00%	17.70%

	At December 31, 2009
	Impaired		Percent of	Reserve		Percent of
	Balance	%	Total Loans	Balance	%	Total Allowance
	($ in thousands)

Construction, land development and other land loans	$8,081	86.37%	5.91%	$453	53.91%	7.63%
Commercial real estate	0	0.00%	0.00%	0	0.00%	0.00%
Residential real estate (1-4 family)	0	0.00%	0.00%	0	0.00%	0.00%
Commercial and industrial	$1,275	13.63%	0.93%	$388	46.09%	6.53%
Consumer	0	0.00%	0.00%	0	0.00%	0.00%

Total impaired loans	$9,356	100.00%	6.84%	$841	100.00%	14.16%

	At December 31, 2008
	Impaired		Percent of	Reserve		Percent of
	Balance	%	Total Loans	Balance	%	Total Allowance
	($ in thousands)

Construction, land development and other land loans	$7,380	100%	5.38%	$0	0.00%	0.00%
Commercial real estate	0	0.00%	0.00%	0	0.00%	0.00%
Residential real estate (1-4 family)	0	0.00%	0.00%	0	0.00%	0.00%
Commercial and industrial	0	0.00%	0.00%	0	0.00%	0.00%
Consumer	0	0.00%	0.00%	0	0.00%	0.00%

Total impaired loans	$7,380	100.00%	5.38%	$0	0.00%	0.00%

The amount of interest income recognized on impaired loans for the quarter ended March 31, 2010 and the year ended December 31, 2009 were approximately $72,000 and $103,000, respectively. No interest income was recognized on impaired loans for the quarter ended March 31, 2009 or December 31, 2009.

Allowance for Loan Losses

The following table presents the activity in Service1st’s allowance for loan losses for the periods indicated.

	Three Months Ended		Year Ended
	March 31,		December 31,
	2010	2009	2009	2008	2007
	(unaudited)	(unaudited)
	($ in thousands)

Allowance for Loan and Lease Loss:
Balance at the beginning of the period	$6,404	$2,883	$2,883	$922	$0
Provisions charged to operating expenses	1,518	598	15,666	3,669	938
Recoveries of loans previously charged off:
Construction, land development and other	0	0	0	0	0
Commercial	0	0	0	0	0
Residential (including multi-family)	0	0	0	0	0
Commercial and industrial	20	0	9	0	0
Consumer	0	0	0	3	0

Total recoveries	$20	$0	$9	$3	$0

	Three Months Ended		Year Ended
	March 31,		December 31,
	2010	2009	2009	2008	2007
	(unaudited)	(unaudited)
	($ in thousands)

Loans charged-off:
Construction, land development and other	$558	$0	$7,745	$1,711	$0
Commercial	163	0	0	0	0
Residential (including multi-family)	151	0	0	0	0
Commercial and industrial	76	0	4,409	0	0
Consumer	0	0	0	0	16

Total charged-off	948	0	12,154	1,711	16

Net charge-offs	928	0	12,145	1,708	16

Balance at end of period	$6,994	$3,481	$6,404	$2,883	$922

Net Charge-offs to average loans outstanding	0.68%	0.00%	8.43%	1.44%	0.03%
Allowance for Loan Loss to outstanding loans	5.30%	2.46%	4.68%	2.10%	1.03%

The accounting principles used by Service1st in maintaining the allowance for loan losses are discussed in the section entitled “Critical Accounting Policies — Allowance for Loan Losses.” The allowance is maintained at a level management believes to be adequate to absorb estimated future credit losses inherent in Service1st’s loan portfolio, based on evaluation of the collectability of the loans, prior credit loss experience, credit loss experience of other banks and other factors deemed relevant.

The allowance for loan losses is established through a provision for loan losses charged to operations and is increased by collection of charged off loans (recoveries) and reduced by charge off loans. Service1st’s board of directors reviews the adequacy of the allowance for loan losses on a monthly basis. As of March 31, 2010, Service1st has established an allowance of $7.0 million, after increasing the allowance by $1.5 million in provisions, $20,000 in recoveries, and decreasing it by charge-offs of $948,000. The allowance has increased from 4.68% of outstanding loans at December 31, 2009 to 5.30% at March 31, 2010, reflecting the increase in nonperforming loans and deterioration in economic conditions.

Service1st’s methodology for the allowance for loan losses incorporates several quantitative and qualitative risk factors used to establish the appropriate allowance for loan loss at each reporting date. Quantitative factors include delinquency and charge-off trends, collateral values, the composition, volume and overall quality of the loan portfolio (including outstanding loan commitments), changes in nonperforming loans, concentrations and information about individual loans. Historical loss experience is an important quantitative factor for many banks, but thus far less so for Service1st, because it has been in operation for just over three years. Qualitative factors include the economic condition of Service1st’s operating markets. Specific changes in the risk factors are based on perceived risk of similar groups of loans classified by collateral type and purpose. Statistics on local trends and peers are also incorporated into the allowance. While Service1st management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic or other conditions. In addition, the FDIC and the Nevada Financial Institutions Division, as an integral part of their examination processes, periodically review Service1st’s allowances for loan losses, and may require additions to Service1st’s allowance based on their judgment about information available to them at the time of their examinations. Service1st periodically reviews the assumptions and formulae used in determining the allowance and makes adjustments if required to reflect the current risk profile of the portfolio.

When Service1st determines that it is unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement, the loan becomes impaired. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses or charged off Service1st’s books if deemed necessary.

Service1st’s loan portfolio has a concentration of loans in commercial real-estate related loans and includes significant credit exposure to the commercial real estate industry. The specific reserves for collateral dependent impaired loans are based on the fair value of the collateral less estimated selling costs (including brokerage fees) and other miscellaneous costs that may be incurred to make the collateral more marketable (such as clean-up costs) and to cure past due amounts (such as delinquent property taxes). The fair value of collateral is determined based on third-party appraisals. See “Information Related to Service1st Bank of Nevada — Allowance for Loan Losses” for more information. In some cases, adjustments are made to the appraised values due to known changes in market conditions or known changes in the collateral.

Service1st’s management believes that the allowance as of March 31, 2010 and the methodology utilized in deriving that level are adequate to absorb known and inherent risks in the loan portfolio. However, credit quality is affected by many factors beyond Service1st’s control, including local and national economies, and facts may exist which are not currently known to Service1st that adversely affect the likelihood of repayment of various loans in the loan portfolio and realization of collateral upon default. Accordingly, no assurance can be given that Service1st will not sustain loan losses materially in excess of the allowance for loan losses. In addition, the FDIC, as a major part of its examination process, periodically reviews the allowance for loan losses and could require additional provisions to be made. The allowance is based on estimates, and actual losses may vary from the estimates. However, as the volume of the loan portfolio grows, additional provisions will be required to maintain the allowance at adequate levels. No assurance can be given that continuing adverse economic conditions or unforeseen events will not lead to increases in delinquent loans, the provision for loan losses and/or charge-offs.

The following table presents the allocation of Service1st’s allowance for loan losses by loan category and percentage of loans in each category to total loans as of the dates indicated.

	March 31,		December 31,
	2010		2009		2008		2007
		% of		% of		% of		% of
	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans
	(unaudited)
	($ in thousands)

Allowance for Loan and Lease Loss:
Loans Secured by Real Estate
Construction, land development and other	$678	11.69%	$1,322	14.80%	$1,083	28.12%	$133	20.37%
Commercial	2,538	51.19%	1,890	50.02%	484	29.95%	234	32.93%
Residential (including multi-family)	229	4.50%	54	1.00%	6	0.35%	1	0.20%

Total loans secured by real estate	3,445	67.38%	3,266	65.82%	1,573	58.42%	368	53.49%
Commercial and industrial	3,541	32.44%	3,135	33.92%	1,177	41.20%	535	44.54%
Consumer	8	0.18%	3	0.26%	133	0.38%	19	1.97%

Total allowance for loan losses	$6,994	100.00%	$6,404	100.00%	$2,883	100.00%	$922	100.00%

The loan category with the largest level of historical net charge-offs is attributed to Service1st’s construction, land development and other land loans. This category had net charge-offs of $558,000 as of March 31, 2010, $7.7 million for all of 2009 and $1.7 million in 2008. Service1st’s loan balance in this category as of March 31, 2010 totaled $15.4 million and, as previously discussed, $5.0 million of these loans are on nonaccrual as of March 31, 2010. There was no allocated allowance for construction, land development and other land loans as of March 31, 2010, but there was an allocated allowance of 53.91% of such loans that were on nonaccrual as of December 31, 2009.

Service1st’s commercial and industrial loan category had net charge-offs of $76,000 as of March 31, 2010 and $4.4 million during 2009. This loan balance totaled $42.8 million as of March 31, 2010 and, as previously discussed, $1.3 million were on nonaccrual as of March 31, 2010. The allocated allowance of $388,000 represented 31.34% of such loans outstanding as of March 31, 2010 and 46.09% of such loans that were on nonaccrual as of December 31, 2009.

Deferred Tax Asset

As of March 31, 2010 and December 31, 2009, a valuation allowance for the entire net deferred tax asset was considered necessary as Service1st determined it was not more likely than not that the deferred tax asset would be realized. Federal operating loss carryforwards begin to expire in 2027.

Internal Revenue Code Section 382 places a limitation on the amount of taxable income that can be offset by net operating loss carry forwards after a change in control (generally greater than 50% change in ownership) of a loss corporation. Accordingly, utilization of net operating loss carry forwards may be subject to an annual limitation regarding their utilization against future taxable income upon a change in control.

Deposits

Service1st’s activities are based in Nevada. Service1st’s deposit base is also primarily generated from this area. Deposits have historically been the primary source for funding Service1st’s asset growth. Service1st has no brokered deposits.

During 2009 and the first quarter of 2010, Service1st sought to decrease the rates on its deposit base in order to increase its net interest income, interest rate spread and net interest margin. Deposits increased $312,000 as of March 31, 2010 from $185.3 million as of December 31, 2009 to $185.6 million as of March 31, 2010. Non-interest bearing deposits increased $4.9 million from $56.5 million as of December 31, 2009 to $61.4 million as of March 31, 2010 while all interest bearing deposit categories decreased $4.6 million during the first quarter of 2010 as a result of the deposit rate reduction strategy. In addition, overall rates on deposits decreased 1.06%, from 2.40% as of March 31, 2009 to 1.34% as of March 31, 2010. This resulted in interest expense decreasing $212,000 from March 31, 2009 to March 31, 2010.

During the first quarter of 2010, Service1st sought to maintain its core deposit base. At March 31, 2010, total deposits were $185.6 million compared with $185.3 million at December 31, 2009, representing an increase of $312,000, or 0.16%. The majority of this increase was in non-interest bearing deposits which increased $4.9 million, or 8.68% from December 31, 2009 to March 31, 2010. Time deposits of $100,000 or more decreased $8.1 million, or 14.99% while money markets decreased $4.7 million or 11.24%. Total deposits increased only slightly during first quarter 2010 due to Service1st effectively managing deposit rates down in order to lower their cost of funds.

The following table reflects the summary of deposit categories by dollar and percentage at March 31, 2010, December 31, 2009 and December 31, 2008:

	At March 31, 2010		At December 31, 2009		At December 31, 2008
		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total
	(unaudited)
	($ in thousands)

Non-Interest-bearing deposits	$61,363	33.06%	$56,463	30.47%	$21,578	19.64%
Interest-bearing deposits	32,526	17.52%	25,094	13.54%	8,888	8.09%
Money Markets	37,076	19.97%	41,773	22.54%	44,330	40.34%
Savings	1,714	0.92%	1,436	0.77%	503	0.46%
Time deposits under $100,000	6,781	3.65%	6,238	3.37%	4,586	4.17%
Time deposits $100,00 and over	46,172	24.87%	54,316	29.31%	30,006	27.30%

Total Deposits	$185,632	100.00%	$185,320	100.00%	$109,891	100.00%

Certificates of deposits of $100,000 or more at March 31, 2010 and December 31, 2009 totaled $46.2 million and $54.3 million, respectively. These deposits are generally more rate sensitive than other deposits and are more likely to be withdrawn to obtain higher yields elsewhere if available. Scheduled maturities of certificates of deposits in amounts of $100,000 or more at March 31, 2010 and December 31, 2009 were as follows:

Certificates of Deposit Maturities > $100,000

	As of	As of
	March 31, 2010	December 31, 2009
	Amount	Amount
	(unaudited)
	($’s in thousands)

Three months or less	$7,466	$6,327
Over three months to six months	16,149	8,404
Over six months to twelve months	22,557	39,585
Over 12 months	0	0

Total	$46,172	$54,316

Capital Resources

The current and projected capital position of Service1st and the impact of capital plans on long term strategies are reviewed regularly by management. Service1st’s capital position represents the level of capital available to support continuing operations and expansion.

Service1st is subject to certain regulatory capital requirements mandated by the FDIC and generally applicable to all banks in the United States. For more information, see the section entitled “Supervision and Regulation.” Failure to meet minimum capital requirements can result in restrictions on activities (including restrictions on the rates paid on deposits), and otherwise may cause federal or state bank regulators to initiate enforcement and/or other action against Service1st. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet item as calculated under regulatory accounting practices. Service1st’s capital amounts and classifications are also subject to qualitative judgments by the FDIC about components, risk weightings and other factors.

Service1st was initially capitalized at formation at the beginning of 2007 with $50 million. Due to operating losses and provisions to the allowance for loan losses during Service1st’s first three years of operations, Service1st’s capital at March 31, 2010 was $22.9 million, which Service1st deems adequate to support continuing operations and growth. As a de novo bank, Service1st is required to maintain a Tier 1 capital leverage ratio of not less than 8.0% during its first seven years of operations. Service1st’s capital ratios at March 31, 2010, relative to the ratios require of “well capitalized” banks under the prompt corrective action regime put in place by federal banking regulations, are as follows:

Capital Ratios:	Service1st	“Well Capitalized‘

Tier 1 equity to average assets	11.0%	5.00%
Tier 1 risk-based capital ratio	16.6%	6.00%
Total risk-based capital ratio	17.9%	10.00%

If the Acquisition is consummated, under the Merger Agreement, WLBC will distribute an additional $25 million of capital to Service1st at the closing of the Acquisition.

Liquidity and Asset/Liability Management

Liquidity management refers to Service1st’s ability to provide funds on an ongoing basis to meet fluctuations in deposit levels as well as the credit needs and requirements of its clients. Both assets and liabilities contribute to Service1st’s liquidity position. Lines of credit with the regional Federal Reserve Bank and Federal Home Loan Bank, as well as short term investments, increases in deposits and loan repayments all contribute to liquidity while loan funding, investing and deposit withdrawals decrease liquidity. Service1st assesses the likelihood of projected funding requirements by reviewing current and forecasted economic conditions and individual client funding needs.

Service1st’s sources of liquidity consists of cash and due from correspondent banks, overnight funds sold to correspondents and the Federal Reserve Bank, certificates of deposits at other financial institution (non-brokered), unpledged security investments and lines of credit with the Federal Reserve Bank of San Francisco and Federal Home Loan Bank of San Francisco. As of March 31, 2010 Service1st had approximately $42.1 million in cash and cash equivalents, approximately $24.3 million in certificates of deposits at other financial institutions, with maturities of one year or less. In addition, Service1st had $6.0 million in unpledged security investments, of which $5.2 million is classified as available for sale while the remaining $800,000 is classified as held to maturity. Service1st also has a $7.4 million collateralized line of credit with the Federal Reserve Bank and a $15.4 million collateralized line of credit with the Federal Home Loan Bank of San Francisco. Both the $7.4 million line of credit with the Federal Reserve and the $15.4 million line of credit with the Federal Home Loan Bank have a zero balance.

Liquidity is also affected by portfolio maturities and the effect of interest rate fluctuations on the marketability of both assets and liabilities. Service1st can sell any of its unpledged securities held in the available for sale category to meet liquidity needs. These securities are also available to pledge as collateral for borrowings if the need should arise.

Service1st’s management believes the level of liquid assets and available credit facilities are sufficient to meet current and anticipated funding needs during the next twelve months. In addition, Service1st’s Asset/Liability Management Committee oversees Service1st’s liquidity position by reviewing a monthly liquidity report. While management recognizes that Service1st may use some of its existing liquidity to issue loans during the next twelve months, it is not aware of any trends, demands, commitments, events or uncertainties that are reasonably likely to impair Service1st’s liquidity.

Off-Balance Sheet Arrangements

In the normal course of business, Service1st is a party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit and letters of credit. To varying degrees, these instruments involve elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position.

	At March 31,	At December 31,
	2010	2009	2008
	(unaudited)
	($ in thousands)

Commitments to extend credit	$25,384	$25,035	$32,001
Commitments to extend credit to directors and officers (undisbursed amount)	$1,388	$1,392	$441
Standyby/commercial letters of credit	$870	$1,408	$152

Service1st maintains an allowance for unfunded commitments, based on the level and quality of Service1st’s undisbursed loan funds, which comprises the majority of Service1st’s off-balance sheet risk. As of March 31, 2010 and December 31, 2009, the allowance for unfunded commitments was approximately $521,000 and $819,000, respectively.

Management is not aware of any other material off-balance sheet arrangements or commitments outside of the ordinary course of Service1st’s business.

Contractual Obligations

The following table is a summary of Service1st’s contractual obligations as of December 31, 2009, by contractual maturity date for the next five years.

	At December 31, 2009
	Payments due by Period
		Less Than	1-3	3-5	After
Contractual Obligations	Total	1 Year	Years	Years	5 Years
	($ in thousands)

Long Term Borrowed Funds	$0	$0	$0	$0	$0
Capital Lease Obligations	0	0	0	0	0
Operating Lease Obligations	3,104	889	2,215	0	0
Purchase Obligations	0	0	0	0	0
Other Long Term Liabilities	0	0	0	0	0

	$3,104	$889	$2,215	$0	$0

Quantitative and Qualitative Disclosures About Market Risk

Market risk is a broad term for the risk of economic loss due to adverse changes in the fair value of a financial instrument. These changes may be the result of various factors, including interest rates, foreign exchange rates, commodity prices and/or equity prices. As a financial institution, Service1st’s primary component of market risk is interest rate volatility. Net interest income is the primary component of Service1st’s net income, and fluctuations in interest rates will ultimately affect the level of both income and expense recorded on a large portion of Service1st’s assets and liabilities. In addition to directly impacting net interest income, changes in the level of interest rates can also affect (i) the amount of loans originated and sold by Service1st, (ii) the ability of borrowers to repay adjustable or variable rate loans, (iii) the average maturity of loans, (iv) the rate of amortization of premiums paid on securities, (v) the fair value of Service1st’s saleable assets, (vi) the amount of unrealized gains and losses on securities available for sale, the volume of interest bearing non-maturity deposits and (vii) the early withdrawal likelihood of customer originated certificates of deposit.

Interest rate risk occurs when assets and liabilities reprice at different times as interest rates change. In general, the interest that Service1st earns on its assets and pays on its liabilities are established contractually for specified period of time. Market interest rates change over time and if a financial institution cannot quickly adapt to changes in interest rates, it may be exposed to volatility in earnings. For instance, if Service1st were to fund long-term fixed rate assets with short-term variable rate deposits, and interest rates were to rise over the term of the assets, the short-term variable deposits would rise in cost, adversely affecting net interest income. Similar risks exist when rate sensitive assets (for example, prime rate based loans) are funded by longer-term fixed rate liabilities in a falling interest rate environment.

Service1st manages its mix of assets and liabilities with the goals of limiting its exposure to interest rate risk, ensuring adequate liquidity, and coordinating its sources and uses of funds while maintaining an acceptable level of net interest income given the current interest rate environment. Service1st’s primary source of funds has been retail deposits, consisting primarily of interest-bearing checking accounts and time deposits. Service1st’s management believes retail deposits, unlike brokered deposits, reduce the effects of interest rate fluctuations because they generally represent a more stable source of funds. Service1st’s has no broker deposits. Service1st also maintains availability of lines of credit from the FHLB of San Francisco and the Federal Reserve Bank of San Francisco as additional sources of funds, but has not drawn on them. Borrowings under these lines generally have a long-term to maturity than retail deposits.

Service1st also uses interest rate “floors,” ranging from 5.5% to 8.5%, on a majority of its prime-rate based loans to protect against a loss of net interest income that would result from a decline in interest rates. At March 31, 2010 and December 31, 2009, approximately 38.19% and 40% of Service1st’s loans are indexed to the national prime rate, respectively. Currently the prime rate is under the applicable floor rate for substantially all of Service1st’s prime-rate based loans. Service1st’s net interest income may be adversely impacted if the prime rate were to increase but remain below the applicable floor rate since any such increase may result in an increase in Service1st’s interest expenses without an increase in Service1st’s interest income derived from such prime-rate based loans until the prime rate exceeds the applicable floor rate.

Service1st has an interest rate risk management system that captures material sources of interest rate risk and generates reports for senior management and the board of directors. Service1st board establishes interest rate risk management policies that govern the measurement and control of interest rate risk. The asset/liability management committee provides oversight of Service1st’s interest rate risk management. The Chief Financial Officer is responsible for day-to-day management of Service1st’s interest rate sensitivity position and examines the potential impact of differing interest rate scenarios. Key measurements include, but are not limited to, traditional gap ratios, earnings at risk, economic value of equity, net interest margin trends relative to peer banks and performance relative to market interest rate cycles.

Risk tolerance limits are set based on net profit impact of instantaneous and sustained interest rate shocks of +/- 100 basis points, with quarterly measures of shocks up to +/- 300 basis points. The effect of interest rate shocks on Service1st’s economic value of equity will also be considered. Service1st’s interest rate risk model is back-tested to ensure integrity of key assumptions and to compare actual results after significant rate changes to predicted results. Applicable measurements are reviewed for consistency with Service1st’s target aggregates and for indication of actual or potential adverse trends. Interest rate risk management reports are prepared quarterly and back-tested as market conditions warrant.

The computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, asset prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions Service1st may undertake in response to changes in interest rates. Actual amounts may differ from the projections set forth below should market conditions vary from underlying assumptions.

December 31, 2009
Sensitivity of Net Interest Income

		Percentage
	Adjusted Net	Change
Interest Rate Scenario	Interest Income	from Base
	($ in thousands)

Up 300 basis points	$7,699	22.13%
Up 200 basis points	7,244	14.91%
Up 100 basis points	6,784	7.61%
BASE	6,304	0.00%
Down 100 basis points	6,371	1.06%
Down 200 basis points	6,551	3.92%
Down 300 basis points	6,577	4.33%

SUPERVISION AND REGULATION

The following summary of Federal and state laws governing the supervision and regulation of bank holding companies and banks is not comprehensive. The summary is qualified in its entirety by reference to applicable statutes and regulations.

Holding companies.  We are seeking the approval of the Federal Reserve to become a bank holding company under the Bank Holding Company Act of 1956. Bank holding companies are subject to extensive regulation, supervision, and examination by the Federal Reserve, acting principally through its local Federal Reserve Bank.

According to Federal Reserve regulations a bank holding company must serve as a source of financial and managerial strength for its subsidiary banks and must not conduct its operations in an unsafe or unsound manner. The Federal Reserve requires all bank holding companies to maintain capital at or above certain prescribed levels. It is the Federal Reserve policy that a bank holding company should provide capital to its subsidiary banks during periods of financial stress or adversity and maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting subsidiary banks. Bank holding companies may also be required to give written notice to and receive approval from the Federal Reserve before purchasing or redeeming common stock or other equity securities.

Under Bank Holding Company Act section 5(e), the Federal Reserve may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary if the Federal Reserve determines that the activity or control constitutes a serious risk to the financial safety, soundness, or stability of a subsidiary bank. Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 addition of the prompt corrective action provisions to the Federal Deposit Insurance Act, section 38(f)(2)(I) of the Federal Deposit Insurance Act now provides that a federal bank regulatory authority may require a bank holding company to divest itself of an undercapitalized bank subsidiary if the agency determines that divestiture will improve the bank’s financial condition and prospects.

A bank holding company must obtain Federal Reserve approval to:

•	acquire ownership or control of any voting shares of another bank or bank holding company, if after the acquisition the acquiring company would own or control more than 5% of the shares of the other bank or bank holding company (unless the acquiring company already owns or controls a majority of the shares),

•	acquire all or substantially all of the assets of another bank, or

•	merge or consolidate with another bank holding company.

The Federal Reserve will not approve an acquisition, merger, or consolidation that would have a substantially anticompetitive result unless the anticompetitive effects of the proposed transaction are clearly outweighed by a greater public interest in satisfying the convenience and needs of the community to be served. The Federal Reserve also considers capital adequacy and other financial and managerial factors in its review of acquisitions and mergers, as well as the parties’ performance under the Community Reinvestment Act of 1977.

With certain exceptions, the Bank Holding Company Act prohibits a bank holding company from acquiring or retaining ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company or from engaging in activities other than banking, managing or controlling banks, or providing services for holding company subsidiaries. The principal exceptions to these prohibitions involve non-bank activities identified by statute, by Federal Reserve regulation, or by Federal Reserve order as activities so closely related to the business of banking or of managing or controlling banks as to be a proper incident thereto, including securities brokerage services, investment advisory services, fiduciary services, and management advisory and data processing services, among others. A bank holding company that also qualifies as and elects to become a “financial holding company” may engage in a broader range of activities that are financial in nature (and complementary to such activities), specifically non-bank activities identified by the Gramm- Leach-Bliley Act of 1999 or by Federal Reserve and Treasury regulation as financial in nature or incidental to a financial activity. Activities that are defined as financial in nature include securities underwriting, dealing, and market making, sponsoring mutual funds and investment companies, engaging in insurance underwriting and agency activities, and making merchant banking investments in non- financial companies. To become and remain a financial holding company, a bank holding company must be well capitalized, well managed, and, except in limited circumstances, have at least a satisfactory rating under the Community Reinvestment Act. If after becoming a financial holding company and undertaking activities not permissible for a bank holding company the company fails to satisfy the standards for financial holding company status, the company must enter into an agreement with the Federal Reserve to comply with all applicable capital and management requirements. If the company does not return to compliance within 180 days, the Federal Reserve may order the company to divest its subsidiary bank or banks or the company may discontinue the activities that are permissible solely for a financial holding company.

The Bank Holding Company Act, the Change in Bank Control Act of 1978, and the Federal Reserve’s Regulation Y require that advance notice be given to the Federal Reserve or that affirmative approval of the Federal Reserve be obtained to acquire control of a bank or bank holding company, with limited exceptions. The Federal Reserve may act during the advance notice period to prevent the acquisition of control. Subject to guidance issued by the Federal Reserve in September 2008, control is conclusively presumed to exist if a person or entity acquires 25% or more of any class of voting stock of a bank holding company or insured depository institution. Control is rebuttably presumed to exist if a person or entity acquires 10% or more but less than 25% of the voting stock and either the issuer has a class of securities registered under section 12 of the Exchange Act, as we do, or no other person or entity will own, control, or hold the power to vote a greater percentage of voting stock immediately after the transaction. In its September 2008 guidance, the Federal Reserve stated that generally it will be able to conclude that an investor does not have a controlling influence over a bank or bank holding company if the investor does not own more than 15% of the voting power and 33% of the total equity of the bank or bank holding company, including nonvoting equity securities. The investor may, however, be required to make passivity commitments to the Federal Reserve, promising to refrain from taking various actions that might constitute exercise of a controlling influence. Under prior Federal Reserve guidance, a board seat was generally not permitted for an investment of 10% or more of the equity or voting power. But under the September 2008 guidance, the Federal Reserve may permit a non-controlling investor to have a board seat.

We must also obtain approval from the Nevada Commissioner of Financial Institutions to become a bank holding company within the meaning of Nevada law. We will be subject to examination by and may be required to file reports with the Nevada Financial Institutions Division under sections 666.065 et seq. of the Nevada Revised Statutes. We would have to obtain the approval of the Nevada Commissioner of Financial Institutions to acquire another bank, and any transfer of control of a Nevada bank holding company would have to be approved in advance by the Nevada Commissioner.

Banks.  Service1st is chartered by the State of Nevada and is therefore subject to regulation, supervision, and examination not only by the FDIC but also by the Nevada Financial Institutions Division. Federal and state statutes governing the business of banking and insurance of bank deposits as well as implementing regulations promulgated by the Federal and state banking regulatory agencies cover most aspects of bank operations, including capital requirements, reserve requirements against deposits, reserves for possible loan losses and other contingencies, dividends and other distributions to stockholders, customers’ interests in deposit accounts, payment of interest on certain deposits, permissible activities and investments, securities that a bank may issue and borrowings that a bank may incur, rate of growth, number and location of branch offices, and acquisition and merger activity with other financial institutions. In addition to minimum capital requirements, Federal law imposes other safety and soundness standards having to do with such things as internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, and compensation and benefits.

If as a result of examination the FDIC determines that a bank’s financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of the bank’s operations are unsatisfactory, or that the bank or its management is in violation of any law or regulation, the FDIC may take a number of remedial actions. Federal bank regulatory agencies make regular use of their authority to bring enforcement actions against banks and bank holding companies for unsafe or unsound practices in the conduct of their businesses and for violations of any law, rule or regulation, any condition imposed in writing by the appropriate federal banking regulatory authority or any written agreement with the authority. Possible enforcement actions include appointment of a conservator or receiver, issuance of a cease-and-desist order that could be judicially enforced, termination of a bank’s deposit insurance, imposition of civil money penalties, issuance of directives to increase capital, issuance of formal and informal agreements, including memoranda of understanding, issuance of removal and prohibition orders against institution-affiliated parties, and enforcement of such actions through injunctions or restraining orders. In addition, a bank holding company’s inability to serve as a source of strength for its subsidiary banks could serve as an additional basis for a regulatory action against the bank holding company. Under Nevada Revised Statutes section 661.085, if the stockholders’ equity of a Nevada-chartered bank becomes impaired, the Nevada Commissioner must require the bank to make the impairment good within three months. If the impairment is not made good, the Nevada Commissioner may take possession of the bank and liquidate it.

Capital. Regulatory capital guidelines.  A bank’s capital hedges its risk exposure, absorbing losses that can be predicted as well as losses that cannot be predicted. According to the Federal Financial Institutions Examination Council’s explanation of the capital component of the Uniform Financial Institutions Rating System, commonly known as the “CAMELS” rating system, a rating system employed by the Federal bank regulatory agencies, a financial institution must “maintain capital commensurate with the nature and extent of risks to the institution and the ability of management to identify, measure, monitor, and control these risks. The effect of credit, market, and other risks on the institution’s financial condition should be considered when evaluating the adequacy of capital.” The minimum ratio of total capital to risk-weighted assets is 8.0%, of which at least 4.0% must consist of so-called Tier 1 capital. The minimum Tier 1 leverage ratio — Tier 1 capital to average assets — is 3.0% for the highest rated institutions and at least 4.0% for all others. These ratios are absolute minimums. In practice, banks are expected to operate with more than the absolute minimum capital. As of December 31, 2009 Service1st’s total risk-based capital ratio was 17.6%, its Tier 1 risk-based capital ratio was 16.3%, and its Tier 1 equity to average assets ratio was 11.0%. The FDIC may establish greater minimum capital requirements for specific institutions. A bank that does not achieve and maintain the required capital levels may be issued a capital directive by the FDIC to ensure the maintenance of required capital levels. The Federal Reserve imposes substantially similar capital requirements on bank holding companies as well.

Tier 1 capital consists of common stock, retained earnings, non-cumulative perpetual preferred stock, trust preferred securities up to a certain limit, and minority interests in certain subsidiaries, less most other intangible assets. Tier 2 capital consists of preferred stock not qualifying as Tier 1 capital, limited amounts of subordinated debt, other qualifying term debt, a limited amount of the allowance for loan and lease losses, and certain other instruments that have some characteristics of equity. To determine risk-weighted assets, the nominal dollar amounts of assets on the balance sheet and credit-equivalent amounts of off-balance-sheet items are multiplied by one of several risk adjustment percentages ranging from 0.0% for assets considered to have low credit risk, such as cash and certain U.S. government securities, to 100.0% for assets with relatively higher credit risk, such as business loans, and a 200% risk-weight for selected investments that are rated below investment grade or, if not rated, that are equivalent to investments rated below investment grade. A banking organization’s risk-based capital ratios are obtained by dividing its Tier 1 capital and total qualifying capital (Tier 1 capital and a limited amount of Tier 2 capital) by its total risk-adjusted assets.

Prompt corrective action.  To resolve the problems of undercapitalized institutions and to prevent a recurrence of the banking crisis of the late 1980s and early 1990s, the Federal Deposit Insurance Corporation Improvement Act of 1991 established a system known as “prompt corrective action.” Under the prompt corrective action provisions and implementing regulations, every institution is classified into one of five categories, depending on its total risk-based capital ratio, its Tier 1 risk-based capital ratio, its leverage ratio, and subjective factors. The categories are “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” To be considered well capitalized for purposes of the prompt corrective action rules a bank must maintain total risk-based capital of 10.0% or greater, Tier 1 risk-based capital of 6.0% or greater, and leverage capital of 5.0% or greater. An institution with a capital level that might qualify for well-capitalized or adequately capitalized status may nevertheless be treated as though it were in the next lower capital category if its primary federal banking supervisory authority determines that an unsafe or unsound condition or practice warrants that treatment.

A financial institution’s operations can be significantly affected by its capital classification under the prompt corrective action rules. For example, an institution that is not well capitalized generally is prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market without advance regulatory approval, which can have an adverse effect on the bank’s liquidity. At each successively lower capital category, an insured depository institution is subject to additional restrictions. Undercapitalized institutions are required to take specified actions to increase their capital or otherwise decrease the risks to the federal deposit insurance funds. A bank holding company must guarantee that a subsidiary bank that adopts a capital restoration plan will satisfy its plan obligations. Any capital loans made by a bank holding company to a subsidiary bank are subordinated to the claims of depositors in the bank and to certain other indebtedness of the subsidiary bank. If bankruptcy of a bank holding company occurs, any commitment by the bank holding company to a Federal banking regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and would be entitled to priority of payment. Bank regulatory agencies generally are required to appoint a receiver or conservator shortly after an institution becomes critically undercapitalized.

Deposit insurance.  Bank deposits are insured by the FDIC to applicable limits through the Deposit Insurance Fund. Insured banks must pay deposit insurance premiums assessed semiannually and paid quarterly. The insurance premium amount is based upon a risk classification system established by the FDIC. Banks with higher levels of capital and a low degree of supervisory concern are assessed lower premiums than banks with lower levels of capital or a higher degree of supervisory concern. For 2008 the FDIC maintained rates of between 5 cents and 7 cents per $100.00 of deposits for banks with higher levels of capital and a low degree of supervisory concern, and up to 43 cents per $100.00 of deposits for institutions in the highest risk category. Effective January 1, 2009 the FDIC increased assessment rates uniformly for all risk categories by 7 cents for the first quarter 2009 assessment period. Effective April 1, 2009 the FDIC will set assessment rates based on the banks’ determined risk category. Banks in the best risk category will pay initial base rates ranging from 12 cents to 16 cents per $100.00 of deposits on an annual basis, with potential adjustments added for levels of unsecured debt, secured liabilities, and brokered deposits.

The FDIC recently estimated that the costs to resolve bank failures over the next four years could be as much as $100 billion, posing a significant challenge for the FDIC to maintain the Deposit Insurance Fund’s reserves at the required ratio of $1.15 in reserves for each $100 of insured deposits. As an alternative to imposing additional special assessments on insured depository institutions or borrowing from the U.S. Treasury, on November 12, 2009 the FDIC adopted a proposal to increase deposit insurance assessments effective on January 1, 2011 and to require all insured depository institutions to prepay by the end of 2009 their deposit insurance assessments for the fourth quarter of 2009 and for the entirety of 2010 through 2012. Institutions record the prepaid FDIC insurance assessments as an asset as of December 31, 2009, later charging the assessments to expense in the periods to which the assessments apply.

The $100,000 basic deposit insurance limit in place for many years was increased temporarily to $250,000 by the Emergency Economic Stabilization Act of 2008, which became law on October 3, 2008. On May 20, 2009 the $250,000 limit was extended until the end of 2013 by the Helping Families Save Their Homes Act.

Dividends and distributions.  We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for future growth and do not anticipate paying any cash dividends for the foreseeable future. Any determination in the future to pay dividends will be at the discretion of our board of directors and will depend on our earnings, financial condition, results of operations, business prospects, capital requirements, regulatory restrictions, contractual restrictions and other factors that the board of directors may deem relevant.

A bank holding company’s ability to pay dividends is subject to Federal Reserve supervisory authority, taking in to account the bank holding company’s capital position, its ability to satisfy its financial obligations as they come due, and its capacity to act as a source of financial strength to its subsidiaries. In addition, Federal Reserve policy discourages the payment of dividends by a bank holding company if the dividends are not supported by current operating earnings. Because we do not expect to have significant assets other than the stock of Service1st, we will be dependent on dividends from the bank for revenue and cash flow. Furthermore, Federal Reserve and FDIC policy statements provide that banks should generally pay dividends solely out of current operating earnings. A bank may not pay a dividend if the bank is undercapitalized or if payment would cause the bank to become undercapitalized.

A bank holding company may not purchase or redeem its equity securities without advance written approval of the Federal Reserve under Federal Reserve Rule 225.4(b) if the purchase or redemption combined with all other purchases and redemptions by the bank holding company during the preceding 12 months equals or exceeds 10% of the bank holding company’s consolidated net worth. However, advance approval is not necessary if the bank holding company is well managed, not the subject of any unresolved supervisory issues, and both before and immediately after the purchase or redemption is well capitalized.

Under sections 661.235 and 661.240 of the Nevada Revised Statutes, a Nevada-chartered bank , such as Service1st, whose deposits are insured by the FDIC may not make distributions (including dividends) to or for the benefit of its stockholders if the distributions would reduce the bank’s stockholders’ equity below the bank’s initial stockholders’ equity. Pursuant to Nevada Revised Statutes section 78.288(2), which applies to Nevada corporations generally including Service1st, a corporation may not make distributions (including dividends) to or for the benefit of its stockholders if, after giving effect to the distribution, the corporation would be unable to pay its debts as they become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights (if any) upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution (unless the corporation’s articles of incorporation override this latter limitation, which Service1st’s articles do not). Relying on 12 U.S.C. 1818(b), the FDIC may restrict a bank’s ability to pay a dividend if the FDIC has reasonable cause to believe that the dividend would constitute an unsafe and unsound practice. A bank’s ability to pay dividends may be affected also by the FDIC’s capital maintenance requirements and prompt corrective action rules.

Selected regulations. Transactions with affiliates.  Transactions by a bank with an affiliate, including a holding company, are subject to restrictions imposed by Federal Reserve Act sections 23A and 23B and implementing regulations, which are intended to protect banks from abuse in financial transactions with affiliates, preventing federally insured deposits from being diverted to support the activities of unregulated entities engaged in nonbanking businesses. Affiliate-transaction limits could impair our ability to obtain funds from our bank subsidiary for our cash needs, including funds for payment of dividends, interest, and operational expenses. Affiliate transactions include, but are not limited to, extensions of credit to affiliates, investments in securities issued by affiliates, the use of affiliates’ securities as collateral for loans to any borrower, and purchase of affiliate assets. Generally, section 23A and section 23B of the Federal Reserve Act.

•	limit the extent to which a bank or its subsidiaries may lend to or engage in various other kinds of transactions with any one affiliate to an amount equal to 10% of the institution’s capital and surplus, limiting the aggregate of covered transactions with all affiliates to 20% of capital and surplus,

•	impose strict collateral requirements on loans or extensions of credit by a bank to an affiliate,

•	impose restrictions on investments by a subsidiary bank in the stock or securities of its holding company,

•	impose restrictions on the use of a holding company’s stock as collateral for loans by the subsidiary bank, and

•	require that affiliate transactions be on terms substantially the same as those provided to a non-affiliate.

Loans to insiders.  Service1st’s authority to extend credit to insiders — meaning executive officers, directors and greater than 10% stockholders — or to entities those persons control, is subject to section 22(g) and section 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve. Among other things, these laws require insider loans to be made on terms substantially similar to those offered to unaffiliated individuals, place limits on the amount of loans a bank may make to insiders based in part on the bank’s capital position, and require that specified approval procedures be adhered to by the bank. Loans to an individual insider may not exceed the Federal legal limit on loans to any one borrower, which in general terms is 15% of capital but can be higher in some circumstances. The aggregate of all loans to all insiders may not exceed the bank’s unimpaired capital and surplus. Insider loans exceeding the greater of 5% of capital or $25,000 must be approved in advance by a majority of the board, with any interested director not participating in such voting by the board. Executive officers may borrow in unlimited amounts to finance their children’s education or to finance the purchase or improvement of their residence, but they may borrow no more than $100,000 for most other purposes. Loans to executive officers exceeding $100,000 may be allowed if the loan is fully secured by government securities or a segregated deposit account. A violation of these restrictions could result in the assessment of substantial civil monetary penalties, the imposition of a cease-and-desist order or other regulatory sanctions.

Loans to one borrower.  Under section 662.145 of the Nevada Revised Statutes, a Nevada-chartered bank’s outstanding loans to one person generally may not exceed 25% of the bank’s capital. Loans by a bank to parties that have certain relationships with a particular borrower and certain investments by a bank in the securities of a particular borrower may be aggregated with the bank’s loans to that borrower for purposes of applying this 25% limit.

Recent banking agency guidance.  In December 2006 the FDIC and other Federal banking agencies issued final guidance on sound risk management practices for concentrations in commercial real estate lending, including acquisition and development lending, construction lending, and other land loans, which recent experience in Nevada and elsewhere has shown can be particularly high-risk lending. According to a recent FDIC publication, a majority of the community banks that became problem banks or failed in 2008 had similar risk profiles: the banks often had extremely high concentrations, relative to their capital, in residential acquisition, development, and construction lending, loan underwriting and credit administration functions at these institutions typically were criticized by examiners, and many of the institutions had exhibited rapid asset growth funded with brokered deposits.

The guidance does not establish rigid limits on commercial real estate lending but does create a much sharper supervisory focus on the risk management practices of banks with concentrations in commercial real estate lending. According to the guidance, an institution that has experienced rapid growth in commercial real estate lending, has notable exposure to a specific type of commercial real estate, or is approaching or exceeds the following supervisory criteria may be identified for further supervisory analysis of the level and nature of its commercial real estate concentration risk:

•	total reported loans for construction, land development, and other land represent 100% or more of the institution’s total capital; or

•	total commercial real estate loans represent 300% or more of the institution’s total capital and the outstanding balance of the institution’s commercial real estate loan portfolio has increased by 50% or more during the prior 36 months.

These measures are intended merely to enable the banking agencies to quickly identify institutions that could have an excessive commercial real estate lending concentration, potentially requiring close supervision to ensure that the institutions have sound risk management practices in place. Conversely, these measures do not imply that banks are authorized by the December 2006 guidance to accumulate a commercial real estate lending concentration up to the 100% and 300% thresholds.

In 2007 the FDIC and other Federal banking agencies issued final guidance on subprime mortgage lending to address issues relating to certain subprime mortgages, especially adjustable-rate mortgage products that can cause payment shock. The subprime guidance identified prudent safety and soundness and consumer protection standards that the regulators expect banks and financial institutions to follow to ensure borrowers obtain loans they can afford to repay.

The FDIC issued supervisory guidance on August 28, 2009 advising FDIC-supervised de novo banks that the FDIC is extending the de novo supervisory period from three years to seven years. Service1st commenced operations in January 2007. The FDIC will require banks that have not yet been in operation for three years to submit updated financial statements and business plans for years four through seven. The expansion of the supervisory period includes subjecting young banks to higher capital requirements and more frequent examinations over seven years. A bank subject to the expanded supervisory period is not permitted to deviate materially from the bank’s approved business plan without first obtaining the FDIC’s approval. Because we are submitting applications to the FDIC and the Federal Reserve for approval to acquire Service1st and because such bank regulatory acquisition applications routinely include pro forma financial projections for a three year period post acquisition, the FDIC supervisory guidance extending the de novo period from three years to seven years is not expected to impose significant burden upon us when Service1st becomes an operating subsidiary. As indicated to banking regulators in connection with our application, we intend to operate Service1st with capitalization well above well capitalized status. The FDIC’s supervisory guidance was issued as a response to the fact that banks in their first seven years of operation have been over represented on the list of banks that have failed in 2008 and 2009.

Interstate banking and branching.  The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 generally authorizes interstate branching. Currently, bank holding companies may purchase banks in any state and banks may merge with banks in other states, unless the home state of the bank holding company or either merging bank has opted out under the legislation. After properly entering a state, an out-of-state bank may establish de novo branches or acquire branches or acquire other banks on the same terms as a bank that is chartered by the state.

Consumer protection laws and regulations.  Service1st will be subject to regular examination by the FDIC to ensure compliance with statutes and regulations applicable to the bank’s business, including consumer protection statutes and implementing regulations, some of which are discussed below. Violations of any of these laws may result in fines, reimbursements, and other related penalties.

Community Reinvestment Act.  The Community Reinvestment Act of 1977 is intended to encourage insured depository institutions to satisfy the credit needs of their communities, within the limits of safe and sound lending. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution’s discretion to develop the types of products and services it believes are best suited to its particular community. The Act requires that bank regulatory agencies conduct regular Community Reinvestment Act examinations and provide written evaluations of institutions’ Community Reinvestment Act performance. The Act also requires that an institution’s Community Reinvestment Act performance rating be made public. Community Reinvestment Act performance evaluations are based on a four-tiered rating system: Outstanding, Satisfactory, Needs to Improve and Substantial Noncompliance. Community Reinvestment Act performance evaluations are used principally in the evaluation of regulatory applications submitted by an institution. Performance evaluations are considered in evaluating applications for such things as mergers, acquisitions, and applications to open branches.

Equal Credit Opportunity Act.  The Equal Credit Opportunity Act generally prohibits discrimination in any credit transaction, whether for consumer or business purposes, on the basis of race, color, religion, national origin, sex, marital status, age (except in limited circumstances), receipt of income from public assistance programs, or good faith exercise of any rights under the Consumer Credit Protection Act.

Truth in Lending Act.  The Truth in Lending Act is designed to ensure that credit terms are disclosed in a meaningful way so that consumers may compare credit terms more readily and knowledgeably. As a result of the Truth in Lending Act, all creditors must use the same credit terminology to express rates and payments, including the annual percentage rate, the finance charge, the amount financed, the total of payments and the payment schedule, among other things.

Fair Housing Act.  The Fair Housing Act makes it unlawful for any lender to discriminate in its housing-related lending activities against any person because of race, color, religion, national origin, sex, handicap, or familial status. A number of lending practices have been held by the courts to be illegal under the Fair Housing Act, including some practices that are not specifically mentioned in the Federal Housing Act.

Home Mortgage Disclosure Act.  The Home Mortgage Disclosure Act arose out of public concern over credit shortages in certain urban neighborhoods. The Home Mortgage Disclosure Act requires financial institutions to collect data that enable regulatory agencies to determine whether the financial institutions are serving the housing credit needs of the neighborhoods and communities in which they are located. The Home Mortgage Disclosure Act also requires the collection and disclosure of data about applicant and borrower characteristics as a way to identify possible discriminatory lending patterns. The vast amount of information that financial institutions collect and disclose concerning applicants and borrowers receives attention not only from state and Federal banking supervisory authorities but also from community-oriented organizations and the general public.

Real Estate Settlement Procedures Act.  The Real Estate Settlement Procedures Act requires that lenders provide borrowers with disclosures regarding the nature and cost of real estate settlements. The Real Estate Settlement Procedures Act also prohibits abusive practices that increase borrowers’ costs, such as kickbacks and fee-splitting without providing settlement services.

Privacy.  Under the Gramm-Leach-Bliley Act, all financial institutions are required to establish policies and procedures to restrict the sharing of non-public customer data with non-affiliated parties and to protect customer data from unauthorized access. In addition, the Fair Credit Reporting Act of 1971 includes many provisions concerning national credit reporting standards and permits consumers to opt out of information-sharing for marketing purposes among affiliated companies.

Predatory lending.  What is commonly referred to as predatory typically involves one or more of the following elements —

•	making unaffordable loans based on a borrower’s assets rather than the borrower’s ability to repay an obligation,

•	inducing a borrower to refinance a loan repeatedly in order to charge high points and fees each time the loan is refinanced, or loan flipping, and

•	engaging in fraud or deception to conceal the true nature of the loan obligation from an unsuspecting or unsophisticated borrower.

The Home Ownership and Equity Protection Act of 1994 and implementing regulations adopted by the Federal Reserve require specified disclosures and extend additional protection to borrowers in closed-end consumer credit transactions, such as home repairs or renovation, that are secured by a mortgage on the borrower’s primary residence. The disclosures and protections are applicable to “high cost” transactions with any of the following features —

•	interest rates for first lien mortgage loans more than eight percentage points above the yield on U.S. Treasury securities having a comparable maturity,

•	interest rates for subordinate lien mortgage loans more than 10 percentage points above the yield on U.S. Treasury securities having a comparable maturity, or

•	total points and fees paid in the credit transaction exceed the greater of either 8% of the loan amount or a specified dollar amount that is inflation-adjusted each year.

The Home Ownership and Equity Protection Act prohibits or restricts numerous credit practices, including loan flipping by the same lender or loan servicer within a year of the loan being refinanced. Lenders are presumed to have violated the law unless they document that the borrower has the ability to repay. Lenders that violate the rules face cancellation of loans and penalties equal to the finance charges paid. The Home Ownership and Equity Protection Act also governs so-called “reverse mortgages.” In December 2007 the Federal Reserve issued proposed rules under the Home Ownership and Equity Protection Act to address recent practices in the subprime mortgage market. The proposed rules would require disclosures and additional protections or prohibitions on certain practices connected with “higher-priced mortgages,” which the proposed rules define as closed-end mortgage loans that are secured by a consumer’s principal dwelling and that carry interest rates exceeding the yield on comparable U.S. Treasury securities by at least 3 percentage points for first-lien loans, or 5 percentage points for subordinate-lien loans.

Corporate governance and accounting legislation.  The Sarbanes-Oxley Act of 2002 was adopted to enhance corporate responsibility, increase penalties for accounting and auditing improprieties at publicly traded companies, and protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. It applies generally to all companies that file or are required to file periodic reports with the SEC under the Exchange Act, including WLBC. Under the Sarbanes-Oxley Act, the SEC and securities exchanges adopted extensive additional disclosure, corporate governance and other related rules. Among its many provisions, the Sarbanes-Oxley Act subjects bonuses issued to top executives to disgorgement if a subsequent restatement of a company’s financial statements was due to corporate misconduct, prohibits an officer or director from misleading or coercing an auditor, prohibits insider trades during pension fund “blackout periods,” imposes new criminal penalties for fraud and other wrongful acts, and extends the period during which securities fraud lawsuits can be brought against a company or its officers.

Anti-money laundering and anti-terrorism legislation.  The Bank Secrecy Act of 1970 requires financial institutions to maintain records and report transactions to prevent the financial institutions from being used to hide money derived from criminal activity and tax evasion. The Bank Secrecy Act establishes (a) record keeping requirements to assist government enforcement agencies with tracing financial transactions and flow of funds, (b) reporting requirements for Suspicious Activity Reports and Currency Transaction Reports to assist government enforcement agencies with detecting patterns of criminal activity, (c) enforcement provisions authorizing criminal and civil penalties for illegal activities and violations of the Bank Secrecy Act and its implementing regulations, and (d) safe harbor provisions that protect financial institutions from civil liability for their cooperative efforts.

Title III of the USA PATRIOT Act of 2001 added anti-terrorist financing provisions to the requirements of the Bank Secrecy Act and its implementing regulations. Among other things, the USA PATRIOT Act requires all financial institutions, including subsidiary banks and non-banking affiliates, to institute and maintain a risk-based anti-money laundering compliance program that includes a customer identification program, provides for information sharing with law enforcement and between certain financial institutions by means of an exemption from the privacy provisions of the Gramm-Leach-Bliley Act, prohibits U.S. banks and broker-dealers from maintaining accounts with foreign “shell” banks, establishes due diligence and enhanced due diligence requirements for certain foreign correspondent banking and foreign private banking accounts, and imposes additional record keeping requirements for certain correspondent banking arrangements. The USA PATRIOT Act also grants broad authority to the Secretary of the Treasury to take actions to combat money laundering. Federal bank regulators are required to evaluate the effectiveness of a financial institution’s efforts to combat money laundering when evaluating an application submitted by the financial institution.

The Treasury’s Office of Foreign Asset Control administers and enforces economic and trade sanctions against targeted foreign countries, entities, and individuals based on U.S. foreign policy and national security goals. As a result, financial institutions must scrutinize transactions to ensure that they do not represent obligations of or ownership interests in entities owned or controlled by sanctioned targets.

Monetary policy.  The earnings of financial institutions are affected by the policies of regulatory authorities, including monetary policy of the Federal Reserve. An important function of the Federal Reserve is regulation of aggregate national credit and money supply. The Federal Reserve accomplishes these goals with measures such as open market transactions in securities, establishment of the discount rate on bank borrowings, and changes in reserve requirements against bank deposits. These methods are used in varying combinations to influence overall growth and distribution of financial institutions’ loans, investments and deposits, and they also affect interest rates charged on loans or paid on deposits. Monetary policy is influenced by many factors, including inflation, unemployment, short-term and long-term changes in the international trade balance, and fiscal policies of the United States government. Federal Reserve monetary policy has had and will continue to have a significant effect on the operating results of financial institutions.

Recent initiatives.  The economic upheaval that reached crisis proportions in the third and fourth quarters of 2008 and the associated recession have not ended and might not end for some time. Legislation has been enacted and the Treasury Department, the Federal Reserve, and the FDIC have taken actions in the meantime to stabilize the financial industry, promote recovery, and prevent a recurrence of a similar crisis. Additional legislation can be expected and has already been proposed, including proposed legislation that could significantly change the Federal bank regulatory structure. The purpose of these legislative and regulatory initiatives is to stabilize U.S. financial markets. The U.S. Congress and Federal bank regulatory agencies could adopt additional regulatory requirements or restrictions in response to the threats to the financial system, which changes could adversely affect our operations. In addition, the legislative and regulatory actions already taken or that could be taken might not have the intended beneficial impact on the financial markets or the banking industry. If the market does not respond favorably to these legislative and regulatory initiatives, WLBC’s prospects and results of operations would be adversely affected. We cannot assure you that these initiatives will improve economic conditions generally or the financial markets or financial services industry in particular. The failure of legislative and regulatory initiatives to stabilize the financial markets could materially adversely affect our ability to access the capital and credit markets, our business, financial condition, results of operations and the market price for our common stock.

Enacted on October 3, 2008, the Emergency Economic Stabilization Act of 2008 created the Troubled Asset Relief Program (“TARP”), giving the U.S. Treasury Department authority to purchase and insure certain types of troubled assets. One component of TARP is a generally available capital access program known as the Capital Purchase Program under which a financial institution may issue preferred shares and warrants to purchase shares of its common stock to the Treasury. The goal of the Capital Purchase Program is to help stabilize the financial system as a whole and ensure the availability of credit necessary for the country’s economic recovery. Service1st is not a participant in the Capital Purchase Program and we currently do not expect that we will participate in the Capital Purchase Program. Enacted on February 17, 2009, the American Recovery and Reinvestment Act of 2009 includes numerous economic stimulus provisions and makes more restrictive the executive compensation limits applicable to Capital Purchase Program participants.

In June 2009 the White House proposed comprehensive legislation that could significantly alter the Federal bank regulatory structure. The proposed legislation would create a new Financial Services Oversight Council of financial regulators to identify emerging systemic risks and improve interagency cooperation, grant new authority for the Federal Reserve to supervise all firms that could pose a threat to financial stability, even those that do not own banks, and impose stronger capital and other prudential standards for all financial firms, and even higher standards for large, interconnected firms. The Federal thrift charter would be eliminated. Hedge funds and other private pools of capital would be required to register with the SEC. It is too soon to predict whether these and the numerous other provisions of the proposed legislation will be enacted as proposed or at all, but it is very likely that significant changes in some form will be enacted within the next year, possibly soon. In a recent publication the FDIC stated that banks can expect an increased focus on capital adequacy in the future, suggesting also that risk-based capital standards may need to be modified. The FDIC stated that the recent economic and financial crisis revealed deficiencies in the risk-based capital framework, with banks’ largest losses occurring in asset classes given the most favorable risk-based capital treatment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Code of Ethics and Related Person Policy

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws and the rules of NYSE Amex. Our code of ethics is publicly available on our website at http://www.globalconsumeracquisition.com by choosing the “Investor Relations” link then clicking on the “Corporate Governance” section.

In order to prepare our prospectus each member of our board of directors and each executive officer was required to complete an extensive questionnaire. The purpose of the questionnaire is to obtain information from directors and executive officers to verify disclosures required to be made in these documents. This process is to facilitate disclosure of any related party transactions entered into between themselves (or family members or entities in which they hold an interest) and WLBC that in the aggregate exceeds $120,000, that is currently proposed or that occurred during the preceding year. When completing the questionnaire, each director and executive officer is required to report any such transaction.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

WLBC Related Party Transactions

Purchases of Private Shares by Hayground Cove, Our Executive Officers and Directors

On July 16, 2007, we issued 8,625,000 Private Shares (of which 637,786 were redeemed because the underwriters did not fully exercise their over-allotment option, resulting in a total of 7,987,214 shares outstanding after redemption), to certain of our affiliates for an aggregate amount of $8,625 in cash, at a purchase price of $0.001 per share.

In connection with our formation, Hayground Cove, and the funds and accounts it manages, purchased 8,348,500 Private Shares. Andrew Nelson, our former Chief Financial Officer, and our current Assistant Secretary and director purchased 25,000 Private Shares, Scott LaPorta, our former Chief Executive Officer, as well as our former directors Robert Foresman, Carl H. Hahn, Philip A. Marineau and Steven Westly, each purchased 25,000 Private Shares, and our former director Marc Soloway purchased 50,000 Private Shares. Jason Ader, our Chairman and Chief Executive Officer, did not directly purchase any Private Shares; however, he is the sole member of Hayground Cove.

All of the Private Shares were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act. The Private Shares were sold for an aggregate offering price of $8,625 at a purchase price of $0.001 per share. No underwriting commissions were paid, nor was there any general solicitation, with respect to such sales.

Private Shares Restructuring

On July 20, 2009, we entered into the Private Shares Restructuring Agreement with Hayground Cove, pursuant to which 7,618,908, or over 95%, of our Private Shares, including all of the Private Shares held by Hayground Cove and the funds, accounts, and shares it or its affiliates control and shares held by current and past limited partners and investors, were cancelled and exchanged for Private Warrants, with 368,306 Private Shares currently outstanding. Pursuant to this exchange, Hayground Cove and the funds and accounts it or its affiliates no longer own any of our common stock. Each new Private Warrant is governed by the Amended and Restated Warrant Agreement and have terms identical to those of the restructured Private Warrants. The Private Shares Restructuring Agreement provides that no warrant held by Hayground Cove or any of its affiliates, including their Private Warrants, is exercisable at any time while under Hayground Cove’s or any of its affiliates’ control. In addition, Hayground Cove is required to obtain an opinion of bank regulatory counsel that the transfer of any warrants will not make the transferee a “bank holding company” under the Bank Holding Company Act or subject the transferee to prior approval by the Federal Reserve under the Change in Bank Control Act. Pursuant to a separate agreement between us and Hayground Cove, Hayground Cove and its affiliates may only transfer their warrants to an unaffiliated third party transferee if: (i) the transfer is part of a widespread distribution of such warrants; (ii) the transferee controls more than 50% of our voting securities prior to affecting the warrant transfer or (iii) the warrants transferred would not constitute more than 2% of any class of our voting securities. In consideration for entering into the Private Shares Restructuring Agreement, we agreed to indemnify Hayground Cove and each participating former holder of Private Shares for any claims that arise out of or are based upon the restructuring of the Private Shares and shall indemnify Hayground Cove and its affiliates for any of their obligations with respect to the Private Shares.

Private Warrants

Hayground Cove and our former Chief Executive Officer purchased in a private placement transaction pursuant to Section 4(2) under the Securities Act a total of 8,500,000 Private Warrants (7,500,000 by Hayground Cove and 1,000,000 by our former Chief Executive Officer) from us at a price of $1.00 per warrant. The Private Warrants cannot be sold or transferred by Hayground Cove until the completion of our initial business combination. The $8,500,000 purchase price of the Private Warrants were added to the proceeds of our initial public offering to be held in the trust account pending our completion of one or more business combinations.

On July 20, 2009, we entered in the Amended and Restated Warrant Agreement with Continental, as further amended on October 7, 2009, which amends certain terms of our Public Warrants and our Private Warrants. The terms of the Amended and Restated Warrant Agreement provide for certain new terms, including (i) a new strike price of $12.50 per share of our common stock, par value $0.0001, (ii) an expiration occurring on the earlier of (x) seven years from the consummation of the Acquisition or another business combination or (y) the date fixed for redemption of the warrants set forth in the original warrant agreement, (iii) a redemption price of $0.01 per warrant, provided that (x) all of the warrants are redeemed, (y) the last sales price of the common stock has been equal to or greater than $21.00 per share on each of 20 trading days within any 30-day trading period ending on the third business day prior to the date on which notice of redemption is given and (z) there is an effective registration statement in place with respect to the common stock underlying the warrants, (iv) mandatory downward adjustment of the strike price for each warrant to reflect any cash dividends paid with respect to the outstanding common stock, until such date as our publicly traded common stock trades at $18.00 or more per share on each of 20 trading days within any 30-trading-day period; and (v) in the event an effective registration statement is not in place on the date the warrants are set to expire, the warrants will remain outstanding until 90 days after an effective registration statement is filed. If we have not filed an effective registration statement within 90 days after the expiration date, the warrants shall become exercisable for cash consideration. Additionally, the warrants shall not be exercisable by any warrant holder to the extent that, after giving effect to such exercise, any warrant holder or its affiliates would beneficially own in excess of 9.99% of the common stock outstanding immediately after giving effect to such exercise and no warrants held by Hayground Cove or any of its affiliates will be exercisable at any time while under Hayground Cove’s or any of its affiliates’ control. In addition, Hayground Cove will be required to obtain an opinion of bank regulatory counsel that the transfer of any warrants will not make the transferee a “bank holding company” under the Bank Holding Company Act or subject the transferee to prior approval by the Federal Reserve under the Change in Bank Control Act.

Registration Rights

The holders of a majority of all (i) Private Shares and Private Warrants and (ii) shares of common stock issuable upon exercise of the Private Warrants will be entitled to make up to two demands that we register these securities pursuant to an agreement signed in connection with the insider private placement. Such holders may elect to exercise these registration rights at any time commencing on or after the date of consummation of our initial public offering. In addition, these stockholders have certain “piggy-back” registration rights with respect to registration statements we might file subsequent to the consummation of our initial public offering. We will bear the expenses incurred in connection with the filing of any such registration statements.

Restricted Stock Grants

In consideration of their participation on our board of directors and any committee thereof, we entered into letter agreements with each of our current directors Richard A.C. Coles, Michael Frankel and Mark Schulhof, each dated December 23, 2008, to grant each of them 50,000 restricted stock units with respect to shares of our common stock. In consideration of his appointment as our President, we also entered into a letter agreement with our current President, Daniel B. Silvers, dated April 28, 2009, to grant him 50,000 such restricted stock units. Our stockholders have approved the grant of 50,000 restricted stock units to each of Messrs. Coles, Frankel, Schulhof and Silvers (a total of 200,000 restricted stock units). Our stockholders also approved a one-time grant of restricted stock equal to $250,000 divided by the closing price of our common stock on the Closing Date to George A. Rosenbaum Jr., who currently serves as our Chief Financial Officer and will serve as Executive Vice President of Service1st upon the consummation of our initial acquisition. See the section entitled “Employment Agreement with George A. Rosenbaum, Jr.” below and the section entitled “Executive Officer and Director Compensation — Employment Agreements.” These restricted stock grants will only vest upon the consummation of our initial acquisition.

In consideration of his employment, we will issue restricted stock with respect to shares of our common stock to William E. Martin, who will become a member of our board of directors and serve as our Chief Executive Officer and as Chief Executive Officer of Service1st. Mr. Martin will be issued restricted shares of our common stock in an amount equal to $1.0 million divided by the closing price of our common stock on the closing date of the Acquisition in consideration for his future services, subject to the closing of the Acquisition. See the section entitled “Executive Officer and Director Compensation — Employment Agreements.”

Settlement Agreement

Our former Chief Executive Officer, Scott LaPorta, has an option to purchase 495,000 shares of our common stock at an exercise price of $0.001 per share. On December 23, 2008, we entered into a settlement agreement with Mr. LaPorta in connection with his termination as our Chief Executive Officer and his resignation from our board of directors. The settlement agreement provides that his employment terminated without cause effective as of December 23, 2008. He received a severance payment from us in the sum of $247,917, less applicable withholding taxes. The settlement agreement also provides that: (i) he irrevocably and unconditionally retains his option to purchase 495,000 shares of our common stock from Hayground Cove at an exercise price of $0.001 per share under the terms of his employment agreement and his termination under the terms of the settlement agreement shall not constitute a forfeiture of any part of his option; (ii) he shall be deemed to be fully vested in the option as of the effective date of the settlement agreement, provided however that he shall not be entitled to exercise all or any portion of the option until on or after the date that is six months after the closing date of a business combination and that he shall have the right to exercise the option at any time on or after such date; (iii) he irrevocably and unconditionally retains all rights and title to the 25,000 Private Shares he received in connection with his service on our board of directors under his employment agreement and that we irrevocably and unconditionally relinquish any and all rights under his employment agreement or otherwise to redeem or repurchase these shares; (iv) he irrevocably and unconditionally retains all rights and title to the 1,000,000 Private Warrants he purchased and the we irrevocably and unconditionally relinquish any and all rights under his employment agreement or otherwise to redeem or repurchase the warrants; (v) we shall maintain directors and officers’ liability insurance that names him as an insured under such policies for a period of six years following the effective date of the settlement agreement at a level commensurate with that which is then applicable to our most senior executives and directors; (vi) he acknowledges that his non-solicitation obligations under his employment agreement survive the termination thereof, and he therefore may not, for a period of two years commencing on the date of his termination, solicit our employees, personnel, consultants, advisers or contractors or encourage in any manner our customers or clients to reduce their relationship with us; and (vii) he acknowledges that his option, the shares of our stock he may acquire upon exercise of his option, the shares he received as a member of our board of directors and his warrants will all be subject to the terms of a lock-up agreement, dated October 3, 2007, between

Hayground Cove and us. The settlement agreement also provides for a mutual general release of claims he has or may have against us or our officers, directors and affiliates or we have or may have against him.

Sponsor Support Agreement

Pursuant to the Second Amended and Restated Sponsor Support Agreement, dated as of August 13, 2009, between us and Hayground Cove (the “Sponsor Support Agreement”), we have agreed that neither we nor Hayground Cove (or any affiliates of Hayground Cove) will enter into any private negotiations to purchase any of our securities, or solicit tenders of any of our securities. We have agreed to indemnify Hayground and its affiliates for any liabilities arising from the Sponsor Support Agreement or otherwise in their capacity as our affiliate.

Employment Agreement with George A. Rosenbaum Jr.

On December 18, 2009, we entered into a second amended and restated employment agreement with George A. Rosenbaum Jr. Mr. Rosenbaum’s currently serves as our Chief Financial Officer and will serve as Executive Vice President of Service1st upon consummation of the Acquisition.

Pursuant to the terms of his employment agreement, Mr. Rosenbaum’s employment commenced as of January 1, 2010 and will continue for an initial term of three years with one or more additional automatic one-year renewal periods. Mr. Rosenbaum is entitled to a base salary of $200,000. In addition, Mr. Rosenbaum will receive a one-time grant of restricted stock equal to $250,000 divided by the closing price of our common stock on the Closing Date. The restricted stock will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the Closing Date, subject to Mr. Rosenbaum’s continuous employment through each vesting date. Such restricted stock shall be subject to restrictions on transfer for a period of one year following each vesting date. Mr. Rosenbaum was also entitled to a transaction bonus equal to a pro rata amount of his base salary for the period from the signing of his original employment agreement on July 28, 2009. Mr. Rosenbaum received $85,484, which represents payment in full of his transaction bonus. Mr. Rosenbaum is also eligible to receive an annual discretionary incentive payment, upon the attainment of one or more pre-established performance goals established by the Compensation Committee. Mr. Rosenbaum shall be entitled to employee benefits in accordance with any employee benefits programs and policies adopted by us. In addition, the employment agreement contains customary representations, covenants and termination provisions.

Compensation Committee Interlocks and Insider Participation

None of the persons designated as our directors currently serves on the compensation committee of any other company on which any other director designee of WLBC or any officer or director of WLBC or Service1st is currently a member. Jason N. Ader sits on the board of directors of Las Vegas Sands Corp, and currently serves on their compensation committee. Our future director Robert Goldstein is the Executive Vice President of Las Vegas Sands Corp.

PRICE RANGE OF WESTERN LIBERTY BANCORP SECURITIES AND DIVIDENDS

Our equity securities trade on the OTCBB. Each of our units consists of one share of common stock and one warrant and trades on the OTCBB under the symbol “WLBCU.OB.” Our Public Warrants and common stock trade separately on the OTCBB under the symbols “WLBCW.OB” and “WLBC.OB,” respectively. Each warrant entitles the holder to purchase one share of our common stock at a price of $12.50 commencing on the consummation of our initial business combination. The warrants expire on the date that is the seven year anniversary from the date of our initial acquisition or earlier upon redemption.

The following table sets forth, for the fourth quarter of the year ended December 31, 2007, each quarter in the years ended December 31, 2009 and 2008 and the first and second quarters for the 2010 fiscal year, the high and low sales price of our units, common stock and warrants as reported on the NYSE Amex or the OTCBB. Prior to November 27, 2007, there was no established public trading market for our securities.

	Units		Common Stock		Warrants
Quarter Ended	High	Low	High	Low	High	Low

2007
Fourth Quarter (from November 27, 2007)	$10.10	$9.75	$9.05	$9.05	$0.90	$0.90
2008
First Quarter	10.00	9.66	9.20	9.00	0.92	0.71
Second Quarter	10.53	9.67	9.30	9.03	1.04	0.57
Third Quarter	10.00	9.30	9.49	9.22	0.90	0.25
Fourth Quarter	9.24	8.49	9.18	8.40	0.30	0.05
2009
First Quarter	9.55	9.15	9.48	9.14	0.17	0.08
Second Quarter	9.76	9.48	9.69	9.44	0.23	0.09
Third Quarter	10.70	9.90	9.89	9.65	1.25	0.20
Fourth Quarter	10.30	7.75	9.83	6.42	1.20	0.55
2010
First Quarter	8.60	7.95	8.04	6.18	0.80	0.35
Second Quarter	7.50	7.00	9.00	5.75	0.45	0.22

Performance Graph

The graph below is a comparison of the cumulative total return of our common stock from December 28, 2007, the date that our common stock first became separately tradable, through January 31, 2010 with the comparable cumulative return for two indices, the S&P 500 Index and the Dow Jones Industrial Average Index. The graph plots the growth in value of an initial investment of $100 in each of our common stock, the S&P 500 Index and the Dow Jones Industrial Average Index over the indicated time periods, and assuming reinvestment of all dividends, if any, paid on the securities. We have not paid cash dividends and, therefore, the cumulative total return calculation for us is based solely upon stock price appreciation and not upon reinvestment of cash dividends. The stock price performance shown on the graph is not necessarily indicative of future price performance.

Holders of Common Equity

On July 28, 2010, there was approximately one holder of record of our units, approximately one holder of record of our Public Warrants and approximately one holder of record of our public common stock. Such numbers do not include beneficial owners holding shares, warrants, units through nominee names, or holders of our Private Shares. On July 28, 2010, there were approximately 20 holders of record of our Private Shares and 20 holders of our Private Warrants.

Dividends

We have not paid any dividends on our common stock to date and we do not intend to pay cash dividends prior to the consummation of our initial business combination. If we complete the Acquisition, the payment of dividends will depend on our revenues and earnings, if any, capital requirements and general financial condition. The payment of dividends after any business combination will be within the discretion of our then-board of directors. Our board of directors currently intends to retain any earnings for use in our business operations and, accordingly, we do not anticipate the board declaring any dividends prior to a business combination.

Recent Sales of Unregistered Securities

On July 16, 2007, we issued an aggregate amount of 8,575,000 shares, at a purchase price of $0.001 per share, in private placement transactions. On August 1, 2007, we issued 25,000 shares, at a purchase price of

$0.001 per share, in a private placement. On September 28, 2007, we issued 25,000 shares, at a purchase price of $0.001 per share, in a private placement. In total, prior to our initial public offering we issued 8,625,000 shares of our common stock for an aggregate amount of $8,625 in cash. Of those shares, 637,786 were redeemed because the underwriters did not fully exercise their over-allotment option, resulting in a total of 7,987,214 shares outstanding after the redemption.

On August 1, 2007, our former Chief Executive Officer agreed to purchase 1,000,000 of our warrants to purchase one share of our common stock at a price of $1.00 per warrant. Our former Chief Executive Officer purchased such warrants from us immediately prior to the consummation of our initial public offering on November 27, 2007.

On October 19, 2007, Hayground Cove agreed to purchase 7,500,000 of our warrants to purchase one share of our common stock at a price of $1.00 per warrant. Hayground Cove purchased such warrants from us immediately prior to the consummation of our initial public offering on November 27, 2007.

The sales of the above securities were deemed to be exempt from the registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. In each such transaction, such entity represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions.

On July 20, 2009, we entered into the Private Shares Restructuring Agreement with Hayground Cove, pursuant to which 7,618,908, or over 95%, of our Private Shares, including all of the Private Shares held by Hayground Cove and the funds, accounts and shares it or its affiliates control and shares held by current and past limited partners and investors, were cancelled and exchanged for Private Warrants. Pursuant to this exchange, Hayground Cove and the funds and accounts it or its affiliates no longer own any of our common stock. Each new Private Warrant is governed by the Amended and Restated Warrant Agreement and have terms identical to those of the restructured Private Warrants. The Private Shares Restructuring Agreement provides that no warrant held by Hayground Cove or any of its affiliates, including their Private Warrants, is exercisable at any time while under Hayground Cove’s or any of its affiliates’ control. In addition, Hayground Cove is required to obtain an opinion of bank regulatory counsel that the transfer of any warrants will not make the transferee a “bank holding company” under the Bank Holding Company Act or subject the transferee to prior approval by the Federal Reserve under the Change in Bank Control Act. Pursuant to a separate agreement between us and Hayground Cove, Hayground Cove and its affiliates may only transfer their warrants to an unaffiliated third party transferee if: (i) the transfer is part of a widespread distribution of such warrants; (ii) the transferee controls more than 50% of our voting securities prior to affecting the warrant transfer or (iii) the warrants transferred would not constitute more than 2% of any class of our voting securities. In consideration for entering into the Private Shares Restructuring Agreement, we agreed to indemnify Hayground Cove and each participating former holder of Private Shares for any claims that arise out of or are based upon the restructuring of the Private Shares and shall indemnify Hayground Cove and its affiliates for any of their obligations with respect to the Private Shares.

On July 20, 2009, we entered in the Amended and Restated Warrant Agreement with Continental, as further amended on October 7, 2009, which amends certain terms of our Public Warrants and our Private Warrants. The terms of the Amended and Restated Warrant Agreement provide for certain new terms, including (i) a new strike price of $12.50 per share of our common stock, par value $0.0001, (ii) an expiration occurring on the earlier of (x) seven years from the consummation of the Acquisition or another business combination or (y) the date fixed for redemption of the warrants set forth in the original warrant agreement, (iii) a redemption price of $0.01 per warrant, provided that (x) all of the warrants are redeemed, (y) the last sales price of the common stock has been equal to or greater than $21.00 per share on each of 20 trading days within any 30-day trading period ending on the third business day prior to the date on which notice of redemption is given and (z) there is an effective registration statement in place with respect to the common stock underlying the warrants, (iv) mandatory downward adjustment of the strike price for each warrant to reflect any cash dividends paid with respect to the outstanding common stock, until such date as our publicly traded common stock trades at $18.00 or more per share on each of 20 trading days within any 30-trading-day period; and (v) in the event an effective registration statement is not in place on the date the warrants are set to expire, the warrants will remain outstanding until 90 days after an effective registration statement is filed. If we have not filed an effective registration statement within 90 days after the expiration date, the warrants shall become exercisable for cash consideration. Additionally, the warrants shall not be exercisable by any warrant holder to the extent that, after giving effect to such exercise, any warrant holder or its affiliates would beneficially own in excess of 9.99% of the common stock outstanding immediately after giving effect to such exercise and no warrants held by Hayground Cove or any of its affiliates will be exercisable at any time while under Hayground Cove’s or any of its affiliates’ control. In addition, Hayground Cove will be required to obtain an opinion of bank regulatory counsel that the transfer of any warrants will not make the transferee a “bank holding company” under the Bank Holding Company Act or subject the transferee to prior approval by the Federal Reserve under the Change in Bank Control Act.

Our stockholders have approved the grant of 50,000 restricted stock units to each of Richard A.C. Coles and Michael B. Frankel, who currently serve on our board of directors and will continue to serve on our board of directors upon the consummation of our initial acquisition, to Mark Schulhof, who currently serves on our board of directors, and to Daniel B. Silvers, who currently serves as our President (a total of 200,000 restricted stock units), and a one-time grant of restricted stock equal to $250,000 divided by the closing price of our common stock on the Closing Date to George A. Rosenbaum Jr., who will serve as our Chief Financial Officer and as Executive Vice President of Service1st upon the consummation of our initial acquisition. These restricted stock grants will only vest upon the consummation of our initial acquisition.

In consideration of his employment, we will issue restricted stock with respect to shares of our common stock to William E. Martin, who will become a member of our board of directors and serve as our Chief Executive Officer and as Chief Executive Officer of Service1st. Mr. Martin will be issued restricted shares of our common stock in an amount equal to $1.0 million divided by the closing price of our common stock on the closing date of the Acquisition in consideration for his future services, subject to the closing of the Acquisition. See the section entitled “Executive Officer and Director Compensation — Employment Agreements.”

Securities Authorized for Issuance under Equity Compensation Plans

We currently have no compensation plans under which equity securities are authorized for issuance.

LEGAL MATTERS

Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, has acted as counsel for WLBC. Grady & Associates, 20950 Center Ridge Road, Suite 100, Rocky River, Ohio, 44116, has acted as special regulatory counsel for WLBC.

EXPERTS

The financial statements as of December 31, 2009 and for the year then ended included in this prospectus have been so included in reliance on the report of Crowe Horwath LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of December 31, 2008 and for the year then ended and for the period from June 28, 2007 (inception) to December 31, 2007 included in this prospectus have been so included in reliance on the report of Hays & Company LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Service1st as of December 31, 2009 and 2008 and for the years ended December 31, 2009, and 2008, and the period from January 16, 2007 (inception) to December 31, 2007, included in this prospectus have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, as set forth in their report appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by us with the SEC at the SEC Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on us at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this prospectus.

If you would like additional copies of this prospectus or if you have questions about the Acquisition, you should contact our Assistant Secretary via telephone or in writing:

Mr. Andrew Nelson
Assistant Secretary
Western Liberty Bancorp
1370 Avenue of the Americas, Floor 28
New York, New York 10019
Telephone: (212) 445-7800

INDEX TO FINANCIAL STATEMENTS

SERVICE1ST BANK OF NEVADA

Financial Statements
Balance Sheets as of March 31, 2010 (unaudited) and December 31, 2009	F-2
Statements of Operations for the three months ended March 31, 2010 and 2009 (unaudited)	F-3
Statements of Comprehensive Loss for the three months ended March 31, 2010 and 2009 (unaudited)	F-4
Statement of Changes in Stockholders’ Equity for the three months ended March 31, 2010 (unaudited)	F-5
Statements of Cash Flows for the three months ended March 31, 2010 and 2009 (unaudited)	F-6
Notes to Financial Statements (unaudited)	F-7
Report of Independent Registered Public Accounting Firm	F-18
Balance Sheets as of December 31, 2009 and 2008	F-19
Statements of Operations for the Years Ended December 31, 2009 and 2008 and the period from January 16, 2007 (date of inception) to December 31, 2007	F-20
Statements of Changes in Stockholders’ Equity and Comprehensive Loss for the Years Ended December 31, 2009 and 2008 and the period from January 16, 2007 (date of inception) to December 31, 2007	F-21
Statements of Cash Flows for the Years Ended December 31, 2009 and 2008 and the period from January 16, 2007 (date of inception) to December 31, 2007	F-22
Notes to Financial Statements	F-23

WESTERN LIBERTY BANCORP

Financial Statements
Condensed Balance Sheets as of March 31, 2010 (unaudited) and December 31, 2009	F-46
Condensed Statements of Operations for the three months ended March 31, 2010 and 2009 (unaudited)	F-47
Condensed Statement of Changes in Stockholders’ Equity for the three months ended March 31, 2010 (unaudited)	F-48
Condensed Statements of Cash Flows for the three months ended March 31, 2010 and 2009 (unaudited)	F-49
Notes to Condensed Financial Statements (unaudited)	F-50
Report of Independent Registered Public Accounting Firm	F-56
Balance Sheets as of December 31, 2009 and 2008	F-58
Statements of Operations for the Years ended December 31, 2009 and 2008 and for the Period from June 28, 2007 (date of inception) to December 31, 2007	F-59
Statements of Changes in Stockholders’ Equity for the Years Ended December 31, 2009 and 2008 and for the Period ended June 28, 2007 (inception) to December 31, 2007	F-60
Statements of Cash Flows for the Years ended December 31, 2009 and 2008 and for the Period from June 28, 2007 (date of inception) to December 31, 2007	F-61
Notes to Financial Statements	F-62

SERVICE1ST BANK OF NEVADA

BALANCE SHEETS

	March 31,	December 31,
	2010	2009
	(Unaudited)

ASSETS
Cash and due from banks	$11,760,628	$13,686,456
Interest-bearing deposits in banks	30,389,031	35,946,806

Cash and cash equivalents	42,149,659	49,633,262
Certificates of deposit	24,315,100	9,313,000
Securities, available for sale	5,948,117	7,433,591
Securities, held to maturity (estimated fair value 2010: $8,606,584 and 2009: $10,676,582)	8,194,943	10,201,396
Loans, net of allowance for loan losses 2010: $6,994,316 and 2009: $6,403,794	124,976,412	130,562,660
Premises and equipment, net	1,555,067	1,633,724
Accrued interest receivable	597,205	528,608
Other assets	2,296,399	2,453,770

Total assets	$210,032,902	$211,760,011

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$61,362,506	$56,463,145
Interest bearing:
Demand	32,526,324	25,094,322
Savings and money market	38,789,887	43,208,602
Time, $100,000 or more	46,171,731	54,316,415
Other time	6,781,150	6,237,624

Total deposits	185,631,598	185,320,108
Accrued interest payable and other liabilities	1,538,006	1,921,129

Total liabilities	187,169,604	187,241,237

Commitments and contingencies (Note 6)

Stockholders’ Equity:
Common stock, par value: $.01; shares authorized: 25,000,000; shares issued: 50,811; shares outstanding March 31, 2010 and December 31, 2009: 50,811 less 1,000 shares held in treasury	508	508
Additional paid-in capital	52,140,151	52,008,958
Accumulated deficit	(28,506,989)	(26,692,642)
Accumulated other comprehensive income (loss), net	4,628	(23,050)
Less cost of treasury stock, 1,000 shares	(775,000)	(775,000)

Total stockholders’ equity	22,863,298	24,518,774

Total liabilities and stockholders’ equity	$210,032,902	$211,760,011

The accompanying notes are an integral part of these unaudited financial statements.

SERVICE1ST BANK OF NEVADA

STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,
	2010	2009
	(Unaudited)

Interest and dividend income:
Loans, including fees	1,975,219	2,136,127
Securities, taxable	155,945	147,407
Federal funds sold and other	79,134	15,225

Total interest and dividend income	2,210,298	2,298,759

Interest expense:
Deposits	417,180	622,817
Repurchase sweep agreements	—	6,388

Total interest expense	417,180	629,205

Net interest income	1,793,118	1,669,554
Provision for loan losses	1,518,176	597,869

Net interest (loss) income after provision for loan losses	274,942	1,071,685

Non-interest income:
Service charges	118,982	66,254
Loan and late fees	7,223	11,479
Other	23,763	13,866

	149,968	91,599

Non-interest expense:
Salaries and employee benefits	1,045,966	1,082,601
Occupancy, equipment and depreciation	427,928	418,015
Computer service charges	66,293	80,329
Professional fees	654,759	57,611
Advertising and business development	28,441	13,730
Insurance	137,143	61,986
Telephone	24,233	21,472
Stationery and supplies	7,644	8,606
Director fees	11,730	8,610
Provision for unfunded commitments	(297,069)	4,214
Other	132,189	76,687

	2,239,257	1,833,861

Net loss	$(1,814,347)	$(670,577)

Loss per share:
Basic and diluted	$(36.42)	$(13.20)

The accompanying notes are an integral part of these unaudited financial statements.

SERVICE1ST BANK OF NEVADA

STATEMENTS OF COMPREHENSIVE LOSS

	Three Months Ended
	March 31,
	2010	2009
	(Unaudited)

Net Loss	$(1,814,347)	$(670,577)
Other comprehensive loss, net:
Unrealized gain/(loss) on securities AFS, net	27,678	—

Comprehensive loss	$(1,786,669)	$(670,577)

The accompanying notes are an integral part of these unaudited financial statements.

SERVICE1ST BANK OF NEVADA

STATEMENTS OF STOCKHOLDERS’ EQUITY

	For the Three Months Ended March 31, 2010
	(Unaudited)
					Accumulated Other
	Common Stock (Issued)		Additional	Accumulated	Comprehensive	Treasury Stock
	Shares	Amount	Paid-In Capital	Deficit	Income (loss)	Shares	Amount	Total
	(Unaudited)

Balance, December 31, 2009	50,811	$508	$52,008,958	$(26,692,642)	$(23,050)	1,000	$(775,000)	$24,518,774
Stock option expense	—	—	131,193	—	—	—	—	131,193
Net loss	—	—	—	(1,814,347)	—	—	—	(1,814,347)
Unrealized gain on securities available for sale, net of taxes	—	—	—	—	27,678	—	—	27,678

Balance, March 31, 2010	50,811	$508	$52,140,151	$(28,506,989)	$4,628	1,000	$(775,000)	$22,863,298

The accompanying notes are an integral part of these unaudited financial statements.

SERVICE1ST BANK OF NEVADA

STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,
	2010	2009
	(Unaudited)

Cash Flows from Operating Activities:
Net loss	$(1,814,347)	$(670,577)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of premises and equipment	135,132	158,229
Amortization of securities premiums/discounts, net	4,838	(6,026)
Provision for loan losses	1,518,176	597,869
Stock warrants and stock option expense	131,193	122,691
Increase in accrued interest receivable	(68,597)	(164,833)
Increase in other assets	163,146	48,120
(Decrease) increase in accrued interest payable and other liabilities	(383,123)	87,291

Net cash (used in) provided by operating activities	(313,582)	172,764

Cash Flows from Investing Activities:
Purchases of certificates of deposit	(20,147,100)	(3,664,500)
Proceeds from certificates of deposit	5,145,000	1,746,500
Purchases of securities available for sale	(1,000,000)	—
Proceeds from call of securities available for sale	2,500,458	—
Purchase of securities held to maturity	—	(5,040,753)
Proceeds from maturities of securities held to maturity	2,008,534	10,938
Purchase of premises and equipment	(56,475)	—
Proceeds from disposition of premises and equipment	—	4,213
Net decrease (increase) in loans	4,068,072	(4,231,652)

Net cash used in investing activities	(7,481,511)	(11,175,254)

Cash Flows from Financing Activities:
Net increase in deposits	311,490	32,637,733
Net repayments from repurchase sweep agreements	—	(4,343,942)

Net cash provided by financing activities	311,490	28,293,791

(Decrease) increase in cash and cash equivalents	(7,483,603)	17,291,301
Cash and cash equivalents, beginning	49,633,262	9,986,696

Cash and cash equivalents, ending	$42,149,659	$27,277,997

Supplementary cash flow information:
Interest paid on deposits and repurchase sweep agreements	$417,180	$629,205

Supplemental disclosure of noncash operating and investing activities:
Principal paydowns on SBA loan pool securities reclassified to other assets	$5,775	$5,724

The accompanying notes are an integral part of these unaudited financial statements.

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS

Note 1.	Nature of Business and Summary of Significant Accounting Policies

Nature of business

Service1st Bank of Nevada (the Bank) was formed on November 3, 2006 and commenced operations as a financial institution on January 16, 2007 when a state charter was received from the Nevada Financial Institutions Division (NFID) and federal deposit insurance was granted by the Federal Deposit Insurance Corporation (FDIC). The Bank is under the supervision of and subject to regulation and examination by the NFID and the FDIC.

The Bank has two branches located in Las Vegas, Nevada, which accept deposits and grant loans to customers. The Bank’s loan portfolio contains primarily commercial and real estate loans concentrated in Nevada. Segment information is not presented since all of the Bank’s results are attributed to Service1st Bank of Nevada.

Subsequent events have been evaluated for potential recognition and disclosure through June 30, 2010, the date the financial statements were issued.

The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and general practice in the banking industry. A summary of the significant accounting policies used by the Bank is as follows:

Use of estimates in the preparation of financial statements

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

Interim financial information

The accompanying unaudited financial statements as of and for the three months ended March 31, 2010 and 2009 have been prepared in condensed format, and therefore do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. These statements have been prepared on a basis that is substantially consistent with the accounting principles applied to the Bank’s financial statements for the year ended December 31, 2009.

The information furnished in these interim statements reflects all adjustments which are, in the opinion of management, necessary for a fair statement of the results for each respective period presented. Such adjustments are of a normal recurring nature. The results of operations in the interim statements are not necessarily indicative of the results that may be expected for any other quarter or for the full year. The interim financial information should be read in conjunction with the Bank’s audited financial statements.

Fair values of financial instruments

The Bank discloses fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value.

Management uses its best judgment in estimating the fair value of the Bank’s financial instruments. However, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Bank could have realized in a sales transaction as of March 31, 2010 and December 31, 2009. The estimated fair value amounts as of March 31, 2010 and December 31, 2009 have been measured as of that date and have not

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

been reevaluated or updated for purposes of these financial statements subsequent to that date. As such, the estimated fair values of these financial statements subsequent to the reporting date may be different than the amounts reported as of March 31, 2010 and December 31, 2009.

The information in Note 8 should not be interpreted as an estimate of the fair value of the entire Bank since a fair value calculation is only required for a limited portion of the Bank’s assets and liabilities. Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimate, comparisons between the Bank’s disclosures and those of other companies or banks may not be meaningful.

Cash and cash equivalents including interest bearing deposits in banks

The carrying amounts reported in the balance sheet for cash and cash equivalents including interest bearing deposits in banks approximate their fair value.

Certificates of deposit

The carrying amounts reported in the balance sheet for certificates of deposit approximate their fair value as the terms on the certificates of deposits do not exceed one year.

Securities

Fair values for securities are based on quoted market prices where available or on quoted market prices for similar securities in the absence of quoted prices on the specific security.

Loans

For variable rate loans that reprice frequently and that have experienced no significant change in credit risk, fair values are based on carrying values. Variable rate loans comprise approximately 72% and 73% of the loan portfolio as of March 31, 2010 and December 31, 2009, respectively. Fair value for all other loans is estimated based on discounted cash flows using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Prepayments prior to the repricing date are not expected to be significant. Loans are expected to be held to maturity and any unrealized gains or losses are not expected to be realized.

Impaired loans

The fair value of an impaired loan is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value, and discounted cash flows. Those impaired loans not requiring an allowance for probable losses represent loans for which the fair value of the expected repayments or collateral exceeds the recorded investment in such loans.

Accrued interest receivable and payable

The carrying amounts reported in the balance sheet for accrued interest receivable and payable approximate their fair value.

Restricted stock

The Bank is a member of the FHLB system and maintains an investment in capital stock of the FHLB of an amount pursuant to the agreement with the FHLB. This investment is carried at cost since no ready market exists, and there is no quoted market value.

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

Deposit liabilities

The fair value disclosed for demand and savings deposits is by definition equal to the amount payable on demand at their reporting date (carrying amount). The carrying amount for variable-rate deposit accounts approximates their fair value. Due to the short-term maturities of fixed-rate certificates of deposit, their carrying amount approximates their fair value. Early withdrawals of fixed-rate certificates of deposit are not expected to be significant.

Off-balance sheet instruments

Fair values for the Bank’s off-balance sheet instruments, lending commitments and standby letters of credit, are based on quoted fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

Loss per share

Diluted earnings per share is based on the weighted average outstanding common shares (excluding treasury shares, if any) during each period, including common stock equivalents. Basic earnings per share is based on the weighted average outstanding common shares during the year.

Basic and diluted loss per share, based on the weighted average outstanding shares, are summarized as follows:

	March 31,	March 31,
	2010	2009

Basic and diluted:
Net loss applicable to common stock	$(1,814,347)	$(670,577)
Weighted average common shares outstanding	49,811	50,811

Loss per share	$(36.42)	$(13.20)

Due to the Bank’s historical net losses, all of the Bank’s stock based awards are considered anti-dilutive, and accordingly, basic and diluted loss per share is the same.

Recent accounting pronouncements

In January 2010 the FASB issued ASU 2010-06 Fair Value Measurements and Disclosures Topic 820 which provides guidance requiring enhanced fair value disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in level 3 fair value measurements and (4) the transfers between levels 1, 2, and 3. The increased disclosure requirements further set forth in the update that in the reconciliation for fair value measurements using significant unobservable inputs (level 3), a reporting entity should present separately information about purchases, sales, issuances and settlements (that is, gross amounts shall be disclosed as opposed to a single net figure). Increased disclosures regarding the level 3 fair value reconciliation are required for fiscal years beginning after December 15, 2010.

Note 2.	Fair Value Accounting

The Bank uses a fair value hierarchy that prioritizes inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 — Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, or model-based valuation techniques where all significant assumptions are observable, either directly or indirectly, in the market;

Level 3 — Valuation is generated from model-based techniques where all significant assumptions are not observable, either directly or indirectly, in the market. These unobservable assumptions reflect our own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques may include use of matrix pricing, discounted cash flow models and similar techniques.

Fair value on a recurring basis

Financial assets measured at fair value on a recurring basis include the following:

Securities available for sale.  Securities reported as available for sale are reported at fair value utilizing Level 2 inputs. For these securities the Bank obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the bond’s terms and conditions, among other things.

	Fair Value Measurements as of March 31, 2010
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)

Securities available for sale
U.S. Agency Securities	$3,756,958	$—	$3,756,958	$—
Collateralized Mortgage Obligation Securities	2,191,159	—	2,191,159	—

Total	$5,948,117	$—	$5,948,117	$—

	Fair Value Measurements as of December 31, 2009
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)

Securities available for sale
U.S. Agency Securities	$5,228,926	$—	$5,228,926	$—
Collateralized Mortgage Obligation Securities	2,204,665	—	2,204,665	—

Total	$7,433,591	$—	$7,433,591	$—

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

Fair value on a nonrecurring basis

Certain assets are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The following table presents such assets carried on the balance sheet by caption and by level within the fair value hierarchy.

Fair Value Measurements
Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)

Impaired loans with specific valuation allowance March 31, 2010	$7,976,596	—	—	$7,976,596

Impaired loans with specific valuation allowance December 31, 2009	$6,958,595	—	—	$6,958,595

Impaired loans.  The specific reserves for collateral dependent impaired loans are based on the fair value of the collateral less estimated costs to sell. The fair value of collateral is determined based on third-party appraisals. In some cases, adjustments are made to the appraised values due to various factors, including age of the appraisal, age of comparables included in the appraisal, and known changes in the market and in the collateral. Accordingly, the resulting fair value measurement has been categorized as a Level 3 measurement.

Note 3.	Securities

Carrying amounts and fair values of investment securities as of March 31, 2010 are summarized as follows:

		Gross	Gross
		Unrealized	Unrealized
Securities Available for Sale	Amortized Cost	Gains	Losses	Fair Value

U.S. Agencies	$3,751,638	$6,260	$(940)	$3,756,958
Collateralized Mortgage Obligation Securities	2,191,851	2,205	(2,897)	2,191,159

	$5,943,489	$8,465	$(3,837)	$5,948,117

		Gross	Gross
		Unrealized	Unrealized
Securities Held to Maturity	Amortized Cost	Gains	Losses	Fair Value

Corporate Debt Securities	$7,399,098	$416,512	$—	$7,815,610
Small Business Administration Loan Pools	795,845	154	(5,025)	790,974

	$8,194,943	$416,666	$(5,025)	$8,606,584

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

Carrying amounts and fair values of investment securities as of December 31, 2009 are summarized as follows:

		Gross	Gross
		Unrealized	Unrealized
Securities Available for Sale	Amortized Cost	Gains	Losses	Fair Value

U.S. Agencies	$5,247,459	$—	$(18,533)	$5,228,926
Collateralized Mortgage Obligation Securities	2,209,182	—	(4,517)	2,204,665

	$7,456,641	$—	$(23,050)	$7,433,591

		Gross	Gross
		Unrealized	Unrealized
Securities Held to Maturity	Amortized Cost	Gains	Losses	Fair Value

U.S. Agencies	$996,876	$3,434	$—	$1,000,310
Corporate Debt Securities	8,390,055	476,570	—	8,866,625
Small Business Administration Loan Pools	814,465	74	(4,892)	809,647

	$10,201,396	$480,078	$(4,892)	$10,676,582

There were no realized gains or losses as of March 31, 2010 and December 31, 2009.

Information pertaining to securities with gross losses at March 31, 2010, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

	March 31, 2010
	Less than Twelve Months		Over Twelve Months
	Gross		Gross
	Unrealized		Unrealized
	(Losses)	Fair Value	(Losses)	Fair Value

Securities Available for Sale
U.S Agencies	$(940)	$999,060	$—	$—
Collateralized Mortgage Obligations Securities	(2,897)	438,259	—	—

	$(3,837)	$1,437,319	$—	$—

Securities Held to Maturity
U.S Agencies	$—	$—	$—	$—
Corporate Debt Securities	—	—	—	—
Small Business Administration Loan Pools	(992)	316,449	(4,033)	430,218

	$(992)	$316,449	$(4,033)	$430,218

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

Information pertaining to securities with gross losses at December 31, 2009, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

	December 31, 2009
	Less than Twelve Months		Over Twelve Months
	Gross		Gross
	Unrealized		Unrealized
	(Losses)	Fair Value	(Losses)	Fair Value

Securities Available for Sale
U.S Agencies	$(18,533)	$5,228,926	$—	$—
Collateralized Mortgage Obligations Securities	(4,517)	2,204,665	—	—

	$(23,050)	$7,433,591	$—	$—

Securities Held to Maturity
U.S Agencies	$—	$—	$—	$—
Corporate Debt Securities	—	—	—	—
Small Business Administration Loan Pools	—	—	(4,892)	764,792

	$—	$—	$(4,892)	$764,792

As of March 31, 2010 and December 31, 2009, 15 and 22 debt securities have unrealized losses with aggregate degradation of less than 0.4% as of both periods from the Bank’s amortized costs basis. These unrealized losses totaling approximately $8,000 and $28,000 at March 31, 2010 and December 31, 2009, respectively, related primarily to fluctuations in the current interest rate environment and other factors, but do not presently represent realized losses. As of March 31, 2010 and December 31, 2009, there are no securities that have been determined to be other than temporarily impaired.

The amortized cost and fair value of securities as of March 31, 2010 by contractual maturities are shown below. The maturities of small business administration loan pools may differ from their contractual maturities because the loans underlying the securities may be repaid without any penalties; therefore, these securities are listed separately in the maturity summary.

	March 31, 2010
	Amortized	Fair
	Cost	Value

Securities available for sale
Due in one year or less	$—	$—
Due after one year through five years	5,943,489	5,948,117

	$5,943,489	$5,948,117

	Amortized	Fair
	Cost	Value

Securities held to maturity
Due in one year or less	$4,501,259	$4,644,130
Due after one year through five years	2,897,839	3,171,480
Small Business Administration Loan Pools	795,845	790,974

	$8,194,943	$8,606,584

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 4.	Loans

The components of the Bank’s loan portfolio as of March 31, 2010 and December 31, 2009 are as follows:

	March 31,	December 31,
	2010	2009

Construction, land development, and other land loans	$15,430,133	$20,279,335
Commercial real estate	67,547,423	68,522,872
Residential real estate	5,935,464	1,366,804
Commercial and industrial	42,810,761	46,470,075
Consumer	234,232	341,969
Less: net deferred loan fees	12,715	(14,601)

	131,970,728	136,966,454
Less: allowance for loan losses	(6,994,316)	(6,403,794)

	$124,976,412	$130,562,660

Information about impaired and non-accrual loans as of and for the periods ended is as follows:

	March 31,	December 31,
	2010	2009

Impaired loans without a valuation allowance	$6,103,035	$6,528,035
Impaired loans with a valuation allowance	4,253,444	2,828,160

Total impaired loans	$10,356,479	$9,356,195

Related allowance for loan losses on impaired loans	$1,237,943	$840,660

Total non-accrual loans	$6,236,095	$7,799,255

Loans past due 90 days or more and still accruing	$—	$—

	March 31,	December 31,
	2010	2009

Average balance during the period on impaired loans	$10,359,812	$14,938,982

Interest income recognized on impaired loans	$33,161	$103,197

Interest income recognized on cash basis	$—	$—

As of March 31, 2010, approximately $6,103,000 of the Bank’s impaired loans do not have any specific valuation allowance. All of these loans are real estate secured and partial charge-offs were recognized on these loans during the fourth quarter of 2009 due to declines in appraised values. The Bank typically updates appraisals every six months on impaired credits. If real estate values continue to decline and as updated appraisals are received, the Bank may have to increase its allowance for loan losses appropriately.

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

Changes in the allowance for loan losses for the three months ended March 31, 2010 and 2009 are as follows:

	March 31,	March 31,
	2010	2009

Balance, beginning	$6,403,794	$2,882,882
Provisions charged to operating expense	1,518,176	597,869
Recoveries of amounts charged off	20,000	120
Less amounts charged off	(947,654)	—

Balance, ending	$6,994,316	$3,480,871

Note 5.	Income Tax Matters

As of March 31, 2010 and December 31, 2009, a valuation allowance for the entire deferred tax asset is considered necessary as the Bank has determined that it is not more likely than not that the deferred tax assets will be realized.

Note 6.	Commitments and Contingencies

In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the financial statements.

Financial instruments with off-balance sheet risk

A summary of the contract amount of the Bank’s exposure to off-balance sheet risk is as follows:

	March 31,	December 31,
	2010	2009

Commitments to extend credit	$25,384,007	$25,035,246
Standby letters of credit	870,175	1,408,150

	$26,254,182	$26,443,396

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 7.	Regulatory Capital

	March 31, 2010
			For Capital		To Be
	Actual		Adequacy Purposes		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total Capital (to Risk Weighted Assets)	$24,641,000	17.9%	$11,014,000	8.0%	$13,767,000	10.0%
Tier 1 Capital (to Risk Weighted Assets)	22,849,000	16.6%	5,507,000	4.0%	8,260,000	6.0%
Tier 1 Capital (to Average Assets)	22,849,000	11.0%	8,297,000	4.0%	10,371,000	5.0%

	December 31, 2009
			For Capital		To Be
	Actual		Adequacy Purposes		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total Capital (to Risk Weighted Assets)	$26,493,000	17.6%	$12,061,000	8.0%	$15,077,000	10.0%
Tier 1 Capital (to Risk Weighted Assets)	24,542,000	16.3%	6,031,000	4.0%	9,046,000	6.0%
Tier 1 Capital (to Average Assets)	24,542,000	11.0%	8,961,000	4.0%	11,202,000	5.0%

The actual capital amounts and ratios for the Bank as of March 31, 2010 and December 31, 2009 are presented in the following tables:

Note 8.	Fair Value of Financial Instruments

The estimated fair value of the Bank’s financial instruments are as follows:

	March 31, 2010		December 31, 2009
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Financial assets:
Cash and due from banks	$11,760,628	$11,761,000	$13,686,456	$13,686,000
Interest bearing deposits in banks	30,389,031	30,389,000	35,946,806	35,947,000
Certificates of deposit	24,315,100	24,315,000	9,313,000	9,313,000
Restricted Stock	486,700	486,700	486,700	487,000
Securities available for sale	5,948,117	5,948,000	7,433,591	7,434,000
Securities held to maturity	8,194,943	8,607,000	10,201,396	10,677,000
Loans, net	124,976,412	121,535,000	130,562,660	127,148,000
Accrued interest receivable	597,205	597,200	528,608	529,000
Financial liabilities:
Deposits	185,631,598	185,632,000	185,320,108	185,320,000
Accrued interest payable	108,342	108,000	138,554	139,000

Fair Value of Commitments

The estimated fair value of the standby letters of credit at March 31, 2010 and December 31, 2009 is insignificant. Loan commitments on which the committed interest rate is less than the current market rate are also insignificant at March 31, 2010 and December 31, 2009.

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

Interest Rate Risk

The Bank assumes interest rate risk (the risk to the Bank’s earnings and capital from changes in interest rate levels) as a result of its normal operations. As a result, the fair values of the Bank’s financial instruments as well as its future net interest income will change when interest rate levels change and that change may be either favorable or unfavorable to the Bank.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Service1st Bank of Nevada

We have audited the accompanying balance sheets of Service1st Bank of Nevada (a Nevada corporation) as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the period ended December 31, 2009, December 31, 2008 and January 16, 2007, date of inception, to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Service1st Bank of Nevada as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the period ended December 31, 2009, December 31, 2008 and January 16, 2007, date of inception, to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/  Grant Thornton LLP

Albuquerque, New Mexico
February 8, 2010

SERVICE1ST BANK OF NEVADA

BALANCE SHEETS

	December 31,
	2009	2008

ASSETS
Cash and due from banks	$13,686,456	$2,996,696
Federal funds sold	—	6,990,000
Interest-bearing deposits in banks	35,946,806	—

Cash and cash equivalents	49,633,262	9,986,696
Certificates of deposits	9,313,000	—
Securities, available for sale	7,433,591	—
Securities, held to maturity (estimated fair value 2009: $10,676,582 and 2008: $11,932,025)	10,201,396	11,739,995
Loans, net of allowance for loan losses 2009: $6,403,794 and 2008: $2,882,882	130,562,660	134,333,491
Premises and equipment, net	1,633,724	2,262,491
Accrued interest receivable	528,608	430,471
Other assets	2,453,770	740,442

Total assets	$211,760,011	$159,493,586

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$56,463,145	$21,578,356
Interest bearing:
Demand	25,094,322	8,888,458
Savings and money market	43,208,602	44,832,598
Time, $100,000 or more	54,316,415	30,005,697
Other time	6,237,624	4,585,906

Total deposits	185,320,108	109,891,015
Accrued interest payable and other liabilities	1,921,129	1,354,363
Repurchase sweep agreements	—	5,932,554

Total liabilities	187,241,237	117,177,932

Commitments and contingencies (Note 8)
Stockholders’ Equity:
Common stock, par value: $.01; shares authorized: 25,000,000; shares issued: 50,811; and shares outstanding 2009: 50,811 less 1,000 shares held in treasury and 2008: 50,811	508	508
Additional paid-in capital	52,008,958	51,630,250
Accumulated deficit	(26,692,642)	(9,315,104)
Accumulated other comprehensive loss, net	(23,050)	—
Less cost of treasury stock, 1,000 shares	(775,000)	—

Total stockholders’ equity	24,518,774	42,315,654

Total liabilities and stockholders’ equity	$211,760,011	$159,493,586

The accompanying notes are an integral part of these financial statements.

SERVICE1ST BANK OF NEVADA

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2009, 2008 AND PERIOD JANUARY 16, 2007,
DATE OF INCEPTION, TO DECEMBER 31, 2007

	2009	2008	2007

Interest and dividend income:
Loans, including fees	$8,201,681	$7,836,763	$3,579,630
Securities, taxable	646,000	355,218	150,574
Federal funds sold and other	195,547	305,462	2,640,166

Total interest and dividend income	9,043,228	8,497,443	6,370,370

Interest expense:
Deposits	2,663,069	1,962,594	1,572,865
Repurchase sweep agreements	12,870	59,507	40,083

Total interest expense	2,675,939	2,022,101	1,612,948

Net interest income	6,367,289	6,475,342	4,757,422
Provision for loan losses	15,665,626	3,669,569	938,126

Net interest (loss) income after provision for loan losses	(9,298,337)	2,805,773	3,819,296

Non-interest income:
Service charges	327,659	196,072	13,250
Loan and late fees	97,911	98,513	106,295
Gain on sale of securities	17,285	—	—
Other	71,213	45,553	43,617

	514,068	340,138	163,162

Non-interest expense:
Salaries and employee benefits	3,875,100	5,029,448	3,632,284
Occupancy, equipment and depreciation	1,673,428	1,663,812	1,119,451
Computer service charges	327,813	312,612	170,431
Professional fees	1,026,342	255,680	322,718
Advertising and business development	87,521	156,636	421,819
Insurance	499,609	145,375	91,622
Telephone	100,599	104,435	76,307
Stationery and supplies	32,116	44,828	106,791
Director fees	44,451	22,943	147,000
Organization costs	—	—	1,238,298
Stock warrants	—	—	213,228
Loss on disposition of equipment	3,220	—	—
Other	923,070	526,869	640,886

	8,593,269	8,262,638	8,180,835

Net loss	$(17,377,538)	$(5,116,727)	$(4,198,377)

Loss per share:
Basic and diluted	$(342.86)	$(100.70)	$(83.08)

The accompanying notes are an integral part of these financial statements.

SERVICE1ST BANK OF NEVADA

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS

YEARS ENDED DECEMBER 31, 2009, 2008 AND PERIOD JANUARY 16, 2007,
DATE OF INCEPTION, TO DECEMBER 31, 2007

	Comprehensive	Common Stock (Issued)		Additional	Accumulated	Accumulated Other	Treasury Stock
	Loss	Shares	Amount	Paid-In Capital	Deficit	Comprehensive Loss	Shares	Amount	Total

Balance, January 16, 2007, date of inception		—	$—	$—	$—	$—	—	$—	$—
Sale of common stock, net of stock issuance costs of $42,646		50,811	508	50,767,846	—	—	—	—	50,768,354
Stock warrants and stock option expense		—	—	439,227	—	—	—	—	439,227
Net loss	$(4,198,377)	—	—	—	(4,198,377)	—	—	—	(4,198,377)

Balance, December 31, 2007		50,811	508	51,207,073	(4,198,377)	—	—	—	47,009,204
Stock option expense		—	—	423,177	—	—	—	—	423,177
Net loss	$(5,116,727)	—	—	—	(5,116,727)	—	—	—	(5,116,727)

Balance, December 31, 2008		50,811	508	51,630,250	(9,315,104)	—	—	—	42,315,654
Stock option expense		—	—	378,708	—	—	—	—	378,708
Treasury stock transaction		—	—	—	—	—	1,000	(775,000)	(775,000)
Net loss	$(17,377,538)	—	—	—	(17,377,538)	—	—	—	(17,377,538)
Unrealized loss on securities available for sale, net of taxes	(23,050)	—	—	—	—	(23,050)	—	—	(23,050)

Balance, December 31, 2009	$(17,400,588)	50,811	$508	$52,008,958	$(26,692,642)	$(23,050)	1,000	$(775,000)	$24,518,774

The accompanying notes are an integral part of these financial statements.

SERVICE1ST BANK OF NEVADA

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2009, 2008 AND PERIOD JANUARY 16, 2007,
DATE OF INCEPTION, TO DECEMBER 31, 2007

	2009	2008	2007

Cash Flows from Operating Activities:
Net loss	$(17,377,538)	$(5,116,727)	$(4,198,377)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of premises and equipment	633,168	597,571	361,599
Amortization of securities premiums/discounts, net	27,245	7,441	14,523
Provision for loan losses	15,665,626	3,669,569	938,126
Stock warrants and stock option expense	378,708	423,177	439,227
Loss on disposition of equipment	3,220	—	—
Gain on sale securities	(17,285)	—	—
Increase in accrued interest receivable	(98,137)	(48,431)	(382,040)
Increase in other assets	(1,707,602)	(392,428)	(338,303)
Increase (decrease) in accrued interest payable and other liabilities	566,766	(13,716)	734,365

Net cash used in operating activities	(1,925,829)	(873,544)	(2,430,880)

Cash Flows from Investing Activities:
Purchases of certificates of deposit	(31,105,500)	—	—
Proceeds from certificates of deposit	21,792,500	—	—
Purchases of securities available for sale	(14,693,067)	—	—
Proceeds from sales of securities available for sale	6,994,119	—	—
Proceeds from principal paydowns of securities available for sale	203,922	—	—
Purchase of securities held to maturity	(6,035,441)	(10,810,275)	(7,350,909)
Proceeds from maturities of securities held to maturity	7,097,851	6,171,299	218,215
Proceeds from sales of securities held to maturity	498,888	—	—
Purchase of premises and equipment	(7,621)	(141,338)	(2,446,609)
Net increase in loans	(12,669,795)	(49,453,091)	(89,488,095)

Net cash used in investing activities	(27,924,144)	(54,233,405)	(99,067,398)

Cash Flows from Financing Activities:
Net increase in deposits	75,429,093	28,554,139	81,336,876
Net (repayments) proceeds from repurchase sweep agreements	(5,932,554)	4,361,999	1,570,555
Proceeds from sale of common stock, net	—	—	50,768,354

Net cash provided by financing activities	69,496,539	32,916,138	133,675,785

Increase (decrease) in cash and cash equivalents	39,646,566	(22,190,811)	32,177,507
Cash and cash equivalents, beginning	9,986,696	32,177,507	—

Cash and cash equivalents, ending	$49,633,262	$9,986,696	$32,177,507

Supplementary cash flow information:
Interest paid on deposits and repurchase sweep agreements	$2,662,313	$1,958,906	$1,551,215

Supplemental disclosure of noncash operating and investing activities:
Principal paydowns on SBA loan pool securities reclassified to other assets	$5,726	$5,209	$4,502

Increases to premises and equipment funded by tenant allowances	$—	$292,632	$341,082

Treasury stock received in settlement of an impaired loan	$775,000	$—	$—

The accompanying notes are an integral part of these financial statements.

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS
December 31, 2009

Note 1.	Nature of Business and Summary of Significant Accounting Policies

Nature of business

Service1st Bank of Nevada (the “Bank”) was formed on November 3, 2006 and commenced operations as a financial institution on January 16, 2007 when a state charter was received from the Nevada Financial Institutions Division (NFID) and federal deposit insurance was granted by the Federal Deposit Insurance Corporation (FDIC). The Bank is under the supervision of and subject to regulation and examination by the NFID and the FDIC.

The Bank has two branches located in Las Vegas, Nevada, which accept deposits and grant loans to customers. The Bank’s loan portfolio contains primarily commercial and real estate loans concentrated in Nevada. Segment information is not presented since all of the Bank’s results are attributed to Service1st Bank of Nevada.

Subsequent events have been evaluated for potential recognition and disclosure through February 8, 2010, the date the financial statements were issued.

The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and general practice in the banking industry. A summary of the significant accounting policies used by the Bank is as follows:

Use of estimates in the preparation of financial statements

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

Cash and cash equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks (including cash items in process of clearing), federal funds sold, and interest bearing deposits in banks with original maturities of 90 days or less. Cash flows from loans originated by the Bank and deposits are reported net.

The Bank is required to maintain balances in cash or on deposit with the Federal Reserve Bank. The total of those reserve balances was approximately $3,018,000 and $250,000 as of December 31, 2009 and 2008, respectively.

Certificates of deposit

The Bank invests in institutional certificates of deposits in addition to selling overnight federal funds. The Bank’s certificates of deposit do not exceed the FDIC insured limit at any one institution. The terms of the Bank’s certificates of deposit do not exceed one year.

Securities

Securities classified as available for sale are debt securities the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

factors. Securities available for sale are reported at fair value with unrealized gains or losses reported as other comprehensive income (loss). Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

Securities classified as held to maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs, or general economic conditions. These securities are carried at amortized cost, adjusted for amortization of premium and accretion of discount computed by the interest method over the contractual lives. The sale of a security within three months of its maturity date or after at least 85% of the principal outstanding has been collected is considered a maturity for purposes of classification and disclosure. Purchase premiums and discounts are generally recognized in interest income using the effective yield method over the term of the securities.

Management evaluates securities for other-than-temporary impairment (OTTI) at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer including an evaluation of credit ratings, (3) the impact of changes in market interest rates, 4) the intent of the Bank to sell a security, and 5) whether it is more likely than not the Bank will have to sell the security before recovery of its cost basis.

If the Bank intends to sell an impaired security, the Bank records an other-than-temporary loss in an amount equal to the entire difference between fair value and amortized cost. If a security is determined to be other-than-temporarily impaired, but the Bank does not intend to sell the security, only the credit portion of the estimated loss is recognized in earnings, with the other portion of the loss recognized in other comprehensive income.

Loans

Loans are stated at the amount of unpaid principal, reduced by unearned net loan fees and allowance for loan losses.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb probable losses on existing loans that may become uncollectible, based on evaluation of the collectability of loans and prior credit loss experience of the Bank and peer bank historical loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, specific problem credits, peer bank information, and current economic conditions that may affect the borrower’s ability to pay. Due to the credit concentration of the Bank’s loan portfolio in real estate secured loans, the value of collateral is heavily dependent on real estate values in Southern Nevada. This evaluation is inherently subjective and future adjustments to the allowance may be necessary if there are significant changes in economic or other conditions. In addition, the FDIC and state banking regulatory agencies, as an integral part of their examination processes, periodically review the Bank’s allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience of the Bank and peer bank historical loss experience, adjusted for qualitative and environmental factors.

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

A loan is impaired when it is probable the Bank will be unable to collect all contractual principal and interest payments due in accordance with the original terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Interest and fees on loans

Interest on loans is recognized over the terms of the loans and is calculated using the effective interest method. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to make payments as they become due.

The Bank determines a loan to be delinquent when payments have not been made according to contractual terms, typically evidenced by nonpayment of a monthly installment by the due date. The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection.

All interest accrued but not collected for loans that are placed on nonaccrual status or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment to the related loan’s yield. The Bank is generally amortizing these amounts over the contractual life of the loan. Commitment fees, based upon a percentage of a customer’s unused line of credit, and fees related to standby letters of credit are recognized over the commitment period.

Transfers of financial assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. The Banks transfers of financial assets consist solely of loan participations.

Advertising costs

Advertising costs are expensed as incurred.

Premises and equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets. Improvements to leased property are amortized over the lesser of the term of the lease or life of the improvements. Depreciation and amortization is computed using the following estimated lives:

Years

Furniture and fixtures	7 - 10
Equipment and vehicles	3 - 5
Leasehold improvements	5 - 10

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

Organization and start-up costs

Organization and start-up costs are charged to expense as they are incurred. Organization and start-up costs charged to expense during the period ended December 31, 2007 were approximately $1,238,000.

Other Assets

Other assets are comprised primarily of Federal Home Loan Bank (FHLB) stock and prepaid expenses.

Prepaid assets are amortized over the terms of the agreements. As of December 31, 2009 the Bank prepaid approximately $1.4 million, or approximately 3 years, of its FDIC insurance premiums which will be amortized through 2012.

The Bank, as a member of the FHLB system, is required to maintain an investment in capital stock of the FHLB of an amount pursuant to the agreement with the FHLB. These investments are recorded at cost since no ready market exists for them, and they have no quoted market value. As of December 31, 2009 and 2008, the Bank’s investment in the FHLB was $487,000 and $411,000, respectively, and is included in other assets.

The Bank views its investment in the FHLB stock as a long-term investment. Accordingly, when evaluating FHLB stock for impairment, the value is determined based on the ultimate recovery of the par value rather than recognizing temporary declines in values. The determination of whether a decline affects the ultimate recovery is influenced by criteria such as: (1) the significance of the decline in net assets of the FHLBs as compared to the capital stock amount and length of time a decline has persisted; (2) impact of legislative and regulatory changes on the FHLB; and (3) the liquidity position of the FHLB. The FHLB of San Francisco’s capital ratios exceeded the required ratios as of September 30, 2009 and the Bank does not believe that its investment in the FHLB is impaired as of this date. However, this estimate could change in the near term as a result of any of the following events: (1) significant OTTI losses are incurred on their mortgage-backed securities (MBS) causing a significant decline in their regulatory capital status; (2) the economic losses resulting from credit deterioration on the MBS increases significantly; and (3) capital preservation strategies being utilized by the FHLB become ineffective.

Income taxes

Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Stock compensation plans

The Bank has the 2007 Stock Option Plan, which is described more fully in Note 9. The Bank records the fair value of stock compensation granted to employees and directors as expense over the vesting period. The cost of the award is based on the grant-date fair value.

Off-balance sheet instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financing instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded.

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

Comprehensive loss

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net loss, are components of comprehensive loss. Gains and losses on available for sale securities are reclassified to net loss as the gains or losses are realized upon sale of the securities. OTTI impairment charges are reclassified to net income at the time of the charge.

Fair value measurement

For assets and liabilities recorded at fair value, it is the Bank’s policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements. Fair value measurements for assets and liabilities, where there exists limited or no observable market data and, therefore, are based primarily upon estimates, are often calculated based on the economic and competitive environment, the characteristics of the asset or liability and other factors. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values. The Bank utilizes fair value measurements to determine fair value disclosures and certain assets recorded at fair value on a recurring and nonrecurring basis. See Notes 2 and 14.

Fair values of financial instruments

The Bank discloses fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value.

Management uses its best judgment in estimating the fair value of the Bank’s financial instruments. However, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Bank could have realized in a sales transaction as of December 31, 2009 and 2008. The estimated fair value amounts as of December 31, 2009 and 2008 have been measured as of that date and have not been reevaluated or updated for purposes of these financial statements subsequent to that date. As such, the estimated fair values of these financial statements subsequent to the reporting date may be different than the amounts reported as of December 31, 2009 and 2008.

The information in Note 14 should not be interpreted as an estimate of the fair value of the entire Bank since a fair value calculation is only required for a limited portion of the Bank’s assets. Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimate, comparisons between the Bank’s disclosures and those of other companies or banks may not be meaningful.

Certificates of deposit

The carrying amounts reported in the balance sheet for certificates of deposit approximate their fair value as the terms on the certificates of deposits do not exceed one year.

Securities

Fair values for securities are based on quoted market prices where available or on quoted market prices for similar securities in the absence of quoted prices on the specific security.

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

Loans

For variable rate loans that reprice frequently and that have experienced no significant change in credit risk, fair values are based on carrying values. Variable rate loans comprise approximately 73% and 69% of the loan portfolio as of December 31, 2009 and 2008, respectively. Fair value for all other loans is estimated based on discounted cash flows using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Prepayments prior to the repricing date are not expected to be significant. Loans are expected to be held to maturity and any unrealized gains or losses are not expected to be realized.

Impaired loans

The fair value of an impaired loan is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value, and discounted cash flows. Those impaired loans not requiring an allowance for probable losses represent loans for which the fair value of the expected repayments or collateral exceeds the recorded investment in such loans.

Accrued interest receivable and payable

The carrying amounts reported in the balance sheet for accrued interest receivable and payable approximate their fair value.

Restricted stock

The Bank is a member of the FHLB system and maintains an investment in capital stock of the FHLB of an amount pursuant to the agreement with the FHLB. This investment is carried at cost since no ready market exists, and there is no quoted market value.

Deposit liabilities

The fair value disclosed for demand and savings deposits is by definition equal to the amount payable on demand at their reporting date (carrying amount). The carrying amount for variable-rate deposit accounts approximates their fair value. Due to the short-term maturities of fixed-rate certificates of deposit, their carrying amount approximates their fair value. Early withdrawals of fixed-rate certificates of deposit are not expected to be significant.

Repurchase sweep agreements

The recorded value of repurchase agreements approximates fair value due to the short-term nature of the borrowings.

Off-balance sheet instruments

Fair values for the Bank’s off-balance sheet instruments, lending commitments and standby letters of credit, are based on quoted fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

Loss per share

Diluted earnings per share is based on the weighted average outstanding common shares (excluding treasury shares, if any) during each year, including common stock equivalents. Basic earnings per share is based on the weighted average outstanding common shares during the year.

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

Basic and diluted loss per share, based on the weighted average outstanding shares, are summarized as follows:

			Inception to
	Year Ended December 31,		December 31,
	2009	2008	2007

Basic and diluted:
Net loss applicable to common stock	$(17,377,538)	$(5,116,727)	$(4,198,377)
Weighted average common shares outstanding	50,683	50,811	50,532

Loss per share	$(342.86)	$(100.70)	$(83.08)

Due to the Bank’s historical net losses, all of the Bank’s stock based awards are considered anti-dilutive, and accordingly, basic and diluted loss per share is the same.

Reclassifications

Certain amounts in the financial statements and related disclosures as of December 31, 2008 and 2007 and for the year ended December 31, 2008 and inception (January 16, 2007) through December 31, 2007 have been reclassified to conform to the current presentation. Certain gross loan amounts have been reclassified in Note 4 to meet the banking regulatory classification guidance. In addition, certain gross deferred tax items in Note 6 as of December 31, 2008 have been reclassified. These reclassification adjustments have no effect on net loss or stockholders’ equity as previously reported.

Recent accounting pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued revised guidance for accounting for the transfers of financial assets. The guidance removes the concept of a qualifying special-purpose entity (QSPE). This guidance also clarifies the requirements for isolation and limitations on portions of financial assets eligible for sale accounting. This guidance is effective for fiscal years beginning after November 15, 2009. The Bank will adopt this guidance on January 1, 2010. The adoption of this guidance is not expected to have a material impact on the Bank’s financial position, results of operations, or cash flows.

In August 2009, the FASB issued guidance clarifying the measurement of liabilities at fair value in the absence of observable market information. This guidance is effective for the Bank beginning January 1, 2010. The guidance is not expected to have a material impact on the Bank’s financial position, results of operations, or cash flows.

In December 2007, the FASB issued guidance establishing principles and requirements for how an acquirer in a business combination: (a) recognizes and measures in its financial statements identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree; (b) recognizes and measures goodwill acquired in a business combination or a gain from a bargain purchase; and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of a business combination. This guidance is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008; therefore this guidance will be applied for the contemplated business combination disclosed in Note 16. The Bank is currently evaluating the provisions of this guidance and the expected impact on its financial position, results of operations, or cash flows.

New authoritative accounting guidance relating to investments in debt and equity securities (i) changes existing guidance for determining whether an impairment is other than temporary to debt securities and (ii) replaces the existing requirement that an entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert (a) it does not have the

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

intent to sell the security, and (b) it is more likely than not it will not have to sell the security before recovery of its cost basis. Under this guidance, declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the impairment related to other factors is recognized in other comprehensive income. The Bank adopted this guidance in 2009. The adoption did not have an impact on the Bank’s financial statements, results of operations, or cash flows.

Note 2.	Fair Value Accounting

The Bank uses a fair value hierarchy that prioritizes inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 — Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, or model-based valuation techniques where all significant assumptions are observable, either directly or indirectly, in the market;

Level 3 — Valuation is generated from model-based techniques where all significant assumptions are not observable, either directly or indirectly, in the market. These unobservable assumptions reflect our own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques may include use of matrix pricing, discounted cash flow models and similar techniques.

Fair value on a recurring basis

Financial assets measured at fair value on a recurring basis include the following:

Securities available for sale.  Securities reported as available for sale are reported at fair value utilizing Level 2 inputs. For these securities the Bank obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasure yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the bond’s terms and conditions, among other things.

Fair Value Measurements at December 31, 2009:
Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)

Assets:
Securities available for sale	$7,433,591	—	$7,433,591	—

Fair value on a nonrecurring basis

Certain assets are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (for

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

example, when there is evidence of impairment). The following table presents such assets carried on the balance sheet by caption and by level within the fair value hierarchy.

Fair Value Measurements at December 31,
Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)

Impaired loans 2009	$6,958,595	—	—	$6,958,595

Impaired loans 2008	$3,434,182	—	—	$3,434,182

Impaired loans.  The specific reserves for collateral dependent impaired loans are based on the fair value of the collateral less estimated costs to sell. The fair value of collateral is determined based on third-party appraisals. In some cases, adjustments are made to the appraised values due to various factors, including age of the appraisal, age of comparables included in the appraisal, and known changes in the market and in the collateral. Accordingly, the resulting fair value measurement has been categorized as a Level 3 measurement.

Note 3.	Securities

Carrying amounts and fair values of investment securities as of December 31, 2009 are summarized as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized
Securities Available for Sale	Cost	Gains	Losses	Fair Value

U.S. Agencies	$5,247,459	$—	$(18,533)	$5,228,926
Collateralized Mortgage Obligation Securities	2,209,182	—	(4,517)	2,204,665

	$7,456,641	$—	$(23,050)	$7,433,591

		Gross	Gross
	Amortized	Unrealized	Unrealized
Securities Held to Maturity	Cost	Gains	Losses	Fair Value

U.S. Agencies	$996,876	$3,434	$—	$1,000,310
Corporate Debt Securities	8,390,055	476,570	—	8,866,625
Small Business Administration Loan Pools	814,465	74	(4,892)	809,647

	$10,201,396	$480,078	$(4,892)	$10,676,582

Carrying amounts and fair values of investment securities as of December 31, 2008 are summarized as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized
Securities Held to Maturity	Cost	Gains	Losses	Fair Value

U.S. Agencies	$6,009,413	$73,727	$—	$6,083,140
Corporate Debt Securities	4,805,202	138,907	—	4,944,109
Small Business Administration Loan Pools	925,380	—	(20,604)	904,776

	$11,739,995	$212,634	$(20,604)	$11,932,025

During the year ended December 31, 2009, the Bank had net realized gains on the sale of securities of approximately $17,000. Of this gain, $14,000 related to a sale of a security with a carrying value of

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

approximately $479,000 that was classified as held-to-maturity (HTM). Management sold this HTM security as a result of a decline in the issuer’s creditworthiness. Specifically, their credit rating declined to below investment grade. There were no realized losses in 2009, 2008, and 2007.

Securities with carrying amounts of approximately $9,387,000 and $6,009,000 as of December 31, 2009 and 2008, respectively, were pledged for various purposes as required or permitted by law.

Information pertaining to securities with gross losses at December 31, 2009 and 2008, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

	2009
	Less than Twelve Months		Over Twelve Months
	Gross		Gross
	Unrealized		Unrealized
	(Losses)	Fair Value	(Losses)	Fair Value

Securities Available for Sale
U.S. Agencies	$(18,533)	$5,228,926	$—	$—
Collateralized Mortgage Obligations Securities	(4,517)	2,204,665	—	—

	$(23,050)	$7,433,591	$—	$—

Securities Held to Maturity
U.S. Agencies	$—	$—	$—	$—
Corporate Debt Securities	—	—	—	—
Small Business Administration Loan Pools	—	—	(4,892)	764,792

	$—	$—	$(4,892)	$764,792

2008
	Less than Twelve Months		Over Twelve Months
	Gross		Gross
	Unrealized		Unrealized
	(Losses)	Fair Value	(Losses)	Fair Value

Securities Held to Maturity
U.S. Agencies	$—	$—	$—	$—
Corporate Debt Securities	—	—	—	—
Small Business Administration Loan Pools	(7,716)	456,963	(12,888)	447,813

	$(7,716)	$456,963	$(12,888)	$447,813

As of December 31, 2009, 22 debt securities have unrealized losses with aggregate degradation of less than 0.4% from the Bank’s amortized costs basis. These unrealized losses totaling approximately $28,000 related primarily to fluctuations in the current interest rate environment and other factors, but do not presently represent realized losses. As of December 31, 2009, there are no securities that have been determined to be OTTI.

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

The amortized cost and fair value of securities as of December 31, 2009 by contractual maturities are shown below. The maturities of small business administration loan pools may differ from their contractual maturities because the loans underlying the securities may be repaid without any penalties; therefore, these securities are listed separately in the maturity summary.

	Amortized	Fair
	Cost	Value

Securities available for sale
Due in one year or less	$—	$—
Due after one year through five years	7,456,641	7,433,591

	$7,456,641	$7,433,591

	Amortized	Fair
	Cost	Value

Securities held to maturity
Due in one year or less	$4,010,865	$4,098,125
Due after one year through five years	5,376,066	5,768,810
Small Business Administration Loan Pools	814,465	809,647

	$10,201,396	$10,676,582

Note 4.	Loans

The components of the Bank’s loan portfolio as of December 31 are as follows:

	2009	2008

Construction, land development, and other land loans	$20,279,335	$38,608,136
Commercial real estate	68,522,872	41,113,533
Residential real estate	1,366,804	483,398
Commercial and industrial	46,470,075	56,555,874
Consumer	341,969	522,283
Less: net deferred loan fees	(14,601)	(66,851)

	136,966,454	137,216,373
Less: allowance for loan losses	(6,403,794)	(2,882,882)

	$130,562,660	$134,333,491

Information about impaired and non-accrual loans as of and for the periods ended December 31 is as follows:

	2009	2008

Impaired loans without a valuation allowance	$6,528,035	$7,379,510
Impaired loans with a valuation allowance	$2,828,160	$—

Total impaired loans	$9,356,195	$7,379,510

Related allowance for loan losses on impaired loans	$840,660	$—

Total non-accrual loans	$7,799,255	$3,434,182

Loans past due 90 days or more and still accruing	$—	$—

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

	2009	2008	2007

Average balance during the year on impaired loans	$14,938,982	$2,001,398	$32,821

Interest income recognized on impaired loans	$103,197	$—	$1,149

Interest income recognized on cash basis	$—	$—	$1,149

As of December 31, 2009, primarily all of the Bank’s impaired loans are real estate secured loans. As of December 31, 2009, approximately $6.5 million of the Bank’s impaired loans do not have any specific valuation allowance. However, impaired loans as of December 31, 2009 are net of partial charge-offs of approximately $7.2 million recorded during the year ended December 31, 2009. The Bank experienced significant declines in current valuations for real estate supporting its loan collateral in 2009. If real estate values continue to decline and as updated appraisals are received, the Bank may have to increase its allowance for loan losses appropriately.

At December 31, 2009 and 2008, the Bank was not committed to lend additional funds on these impaired loans.

Changes in the allowance for loan losses for the periods ended December 31 are as follows:

	2009	2008	2007

Balance, beginning	$2,882,882	$922,138	$—
Provisions charged to operating expense	15,665,626	3,669,569	938,126
Recoveries of amounts charged off	9,099	2,641	—
Less amounts charged off	(12,153,813)	(1,711,466)	(15,988)

Balance, ending	$6,403,794	$2,882,882	$922,138

Note 5.	Premises and Equipment

The major classes of premises and equipment and the total accumulated depreciation and amortization as of December 31 are as follows:

	2009	2008

Leasehold improvements	$1,732,905	$1,732,905
Equipment	812,957	819,209
Furniture and fixtures	612,306	610,025
Vehicles	55,900	55,900

	3,214,068	3,218,039
Less: accumulated depreciation and amortization	(1,580,344)	(955,548)

	$1,633,724	$2,262,491

Depreciation expense for the periods ended December 31, 2009, 2008, and 2007 was approximately $633,000, $598,000, and $362,000, respectively.

Note 6.	Income Tax Matters

The Bank files income tax returns in the U.S. federal jurisdiction. ASC 740, Income taxes, was amended to clarify the accounting and disclosure for uncertain tax positions as defined. The Bank is subject to the provisions of this updated guidance effective as of January 1, 2009, and has analyzed filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. The Bank identified its federal tax return as “major” tax jurisdictions, as defined. The periods subject to examination for the Bank’s federal tax return are 2007 and 2008. The Bank believes that its

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to applicable guidance. In addition, the Bank did not record a cumulative effect adjustment related to the adoption of this amended guidance.

The Bank may from time to time be assessed interest or penalties by tax jurisdictions, although the Bank has had no such assessments historically. The Bank’s policy is to include interest and penalties related to income taxes as a component of income tax expense.

The cumulative tax effects of the primary temporary differences as of December 31 are as follows:

	2009	2008

Deferred tax assets:
Net operating loss carryforward	$7,453,000	$1,500,000
Organization costs	337,000	365,000
Allowance for loan losses and unfunded commitments	675,000	945,000
Stock warrants and stock options	242,000	199,000
Accrued expenses	303,000	250,000
Other	89,000	4,000

	9,099,000	3,263,000
Deferred tax liabilities:
Prepaid loan fees	(109,000)	(86,000)
Premises and equipment	—	(7,000)
Deferred loan costs	(114,000)	(115,000)

Net deferred tax asset	8,876,000	3,055,000
Valuation allowance	(8,876,000)	(3,055,000)

	$—	$—

As of December 31, 2009 and 2008, a valuation allowance for the entire net deferred tax asset is considered necessary as the Bank has determined that it is not more likely than not that the deferred tax assets will be realized. Due to the Bank incurring operating losses, no provision for income taxes has been recorded for the periods ended December 31, 2009, 2008, and 2007. Federal operating loss carryforwards totals approximately $21,900,000 and begin to expire in 2027.

For the years ended December 31, 2009, 2008, and 2007 the components of income tax benefit consist of the following:

	2009	2008	2007

Current:
Federal	$—	$—	$—
State	—	—	—
	—	—	—
Deferred:
Federal	5,821,000	1,656,000	1,399,000
State	—	—	—

	5,821,000	1,656,000	1,399,000
Less valuation allowance	(5,821,000)	(1,656,000)	(1,399,000)

Income tax benefit	$—	$—	$—

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

The reasons for the differences between the statutory federal income tax rate of 35% and the effective tax rates are summarized as follows:

	2009	2008	2007

Computed expected tax (benefit)	$(6,082,000)	$(1,790,000)	$(1,469,000)
Nondeductible expenses	100,000	111,000	26,000
Other	161,000	23,000	44,000
Deferred tax asset valuation allowance	5,821,000	1,656,000	1,399,000

	$—	$—	$—

Internal Revenue Code section 382 places a limitation on the amount of taxable income that can be offset by net operating loss carry forwards after a change in control (generally greater than 50% change in ownership) of a loss corporation. Accordingly, utilization of net operating loss carry forwards may be subject to an annual limitation regarding their utilization against future taxable income upon change in control.

Note 7.	Deposits and Repurchase Sweep Agreements

As of December 31, 2009 and 2008, all time deposits are scheduled to mature within one year.

The Bank maintained demand deposit accounts for a related party title company with total balances of approximately $51,000 and $5,497,000 or 0.03% and 5% of the Bank’s total deposit balance as of December 31, 2009 and 2008, respectively. The Bank had two depositors with combined deposit balances totaling approximately $31,404,000 or 17% of the Bank’s total deposit balances as of December 31, 2009.

Overnight repurchase agreements with customers at December 31, 2009 and 2008 was approximately $0 and $5,933,000, respectively. This product was discontinued in the 4th quarter of 2009.

Note 8.	Commitments and Contingencies

Contingencies

In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the financial statements.

Financial instruments with off-balance sheet risk

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of amounts recognized in the balance sheet.

The Bank’s exposure to credit loss in the event of nonperformance by the other parties to the financial instrument for these commitments is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

A summary of the contract amount of the Bank’s exposure to off-balance sheet risk as of December 31 is as follows:

	2009	2008

Commitments to extend credit	$25,035,246	$32,001,173
Standby letters of credit	1,408,150	151,971

	$26,443,396	$32,153,144

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate, undeveloped and developed land, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required as the Bank deems necessary. Essentially all letters of credit issued have expiration dates within one year.

The total liability for financial instruments with off-balance sheet risk as of December 31, 2009 and 2008 is approximately $819,000 and $321,000, respectively.

Lease commitments

The Bank leases premises and equipment under noncancelable operating leases expiring through 2013. Generally, these leases contain 5-year renewal options. The following is a schedule of future minimum rental payments under these leases as of December 31, 2009:

2010	$889,123
2011	910,433
2012	741,742
2013	562,903

$3,104,201

Rent expense of approximately $740,000, $720,000, and $560,000 is included in occupancy expense for the periods ended December 31, 2009, 2008, and 2007, respectively.

Concentrations

The Bank grants commercial, construction, real estate, and consumer loans to customers. The Bank’s business is concentrated in Nevada, and the loan portfolio includes significant credit exposure to the commercial real estate industry of this area. As of December 31, 2009, commercial real estate loans represent 55% of total loans. Owner occupied commercial real estate loans represent 41% of commercial real estate loans. As of December 31, 2009 and 2008, real estate related loans accounted for approximately 66% and 58%, respectively, of total loans.

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

The Bank’s policy for requiring collateral is to obtain collateral whenever it is available or desirable, depending upon the degree of risk the Bank is willing to take.

Lines of credit

The Bank has lines of credit available from the FHLB and the FRB. Borrowing capacity is determined based on collateral pledged, generally consisting of securities and loans, at the time of the borrowing. As of December 31, 2009, the Bank had available credit with the FHLB and FRB of approximately $15,784,000 and $7,471,000, respectively. As of December 31, 2009 and 2008, the Bank has no outstanding borrowings under these agreements.

Note 9.	Stock Awards

During April 2007, the stockholders of the Bank approved the 2007 Stock Option Plan (the Plan). The Plan gives the Board of Directors the authority to grant up to 10,000 stock options. Stock awards available to grant as of December 31, 2009 are 3,966. The maximum contractual term for options granted under the Plan is 10 years. Generally, stock options granted have vesting period of 3 to 5 years. The fair value of shares at the date of grant is determined by the Board of Directors. The fair value of each stock award is estimated on the date of grant using the Black-Scholes Option Valuation Model that uses the assumptions noted in the following table. The expected volatility is based on the historical volatility of the stock of a similar bank that has traded at least as long as the expected life of the Bank’s stock-based awards. The Bank estimates the life of the awards by calculating the average of the vesting period and the contractual life. The risk-free rate for periods within the contractual life of the awards is based on the U.S. Treasury yield for debt instruments with maturities similar to the expected life of the awards. The dividends rate assumption of zero is based on management’s intention not to pay dividends for the foreseeable future.

A summary of the assumptions used in calculating the fair value of awards during the year ended December 31, 2009 are as follows:

January 14 Stock
Option Grants

Expected life in years	7.5
Risk-free interest rate	1.72%
Dividends rate	0.00%
Volatility	80.20%
Fair value per award	$745.03

A summary of the assumptions used in calculating the fair value of awards during the year ended December 31, 2008 are as follows:

	April 17 Stock	August 11 Stock
	Option Grants	Option Grants

Expected life in years	7.5	7.5
Risk-free interest rate	3.27%	3.57%
Dividends rate	0.00%	0.00%
Volatility	35.54%	44.21%
Fair value per award	$450.61	$527.04

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

A summary of the assumptions used in calculating the fair value of awards during the period ended December 31, 2007 are as follows:

			December 20
		June 12 Stock	Stock Option
	Stock Warrants	Option Grants	Grants

Expected life in years	3.0	8.0	6.0
Risk-free interest rate	4.85%	5.21%	3.57%
Dividends rate	0.00%	0.00%	0.00%
Volatility	30.00%	30.00%	32.00%
Fair value per award	$236.92	$465.38	$351.58

During the period ended December 31, 2007, 900 stock warrants were granted with an exercise price of $1,000 per share and were vested immediately. During the period ended December 31, 2007, 4,683 stock options were granted with an exercise price of $1,000 per share and 973 of these options were forfeited during the same period.

A summary of stock award activity as of December 31, 2009 and changes during the year then ended is presented below:

	Stock Warrants		Stock Options
		Weighted		Weighted
		Average		Average
	Shares	Exercise Price	Shares	Exercise Price

Outstanding, January 1, 2009	900	$1,000	6,381	$1,000
Granted	—	—	76	1,000
Exercised	—	—	—	—
Forfeited or expired	(64)	1,000	(423)	1,000

Outstanding, December 31, 2009	836	$1,000	6,034	$1,000

Exercisable, end of period	836	$1,000	1,634	$1,000

A summary of stock award activity as of December 31, 2008 and changes during the year then ended is presented below:

	Stock Warrants		Stock Options
		Weighted		Weighted
		Average		Average
	Shares	Exercise Price	Shares	Exercise Price

Outstanding, January 1, 2008	900	$1,000	3,710	$1,000
Granted	—	—	3,842	1,000
Exercised	—	—	—	—
Forfeited or expired	—	—	(1,171)	1,000

Outstanding, December 31, 2008	900	$1,000	6,381	$1,000

Exercisable, end of period	900	$1,000	576	$1,000

As of December 31, 2009 and 2008, the weighted average remaining contractual terms of outstanding stock warrants are approximately 2.0 and 3.0 years, respectively. The weighted average contractual terms of vested stock warrants are 2.0 and 3.0, respectively. As of December 31, 2009 and 2008, the aggregate intrinsic value of outstanding and vested stock warrants is $0 and $0, respectively.

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

As of December 31, 2009 and 2008, the weighted average remaining contractual terms of outstanding stock options are 7.5 and 8.5 years, respectively. The weighted average contractual terms of vested stock options are 7.2 and 8.7, respectively. As of December 31, 2009 and 2008, the aggregate intrinsic value of outstanding and vested stock options is $0 and $0, respectively.

For stock options granted under the Plan as of December 31, 2009 and 2008, there is approximately $1,674,000 and $2,250,000, respectively, of total unrecognized compensation cost related to non-vested stock award compensation. That cost is expected to be recognized over a weighted average period of 2.8 and 3.7 years, respectively.

Stock based compensation expense is based on awards that are ultimately expected to vest and therefore has been reduced for estimated forfeitures. The Bank estimates forfeitures using historical data based upon the groups identified by management. Stock- based compensation expense was approximately $379,000, $423,000, and $439,000 for the periods ended December 31, 2009, 2008, and 2007, respectively.

Note 10.	Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve qualitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2009 and 2008, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2009, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Bank’s category. The actual capital amounts and ratios for the Bank as of December 31, 2009 and 2008 are presented in the following tables:

	2009
			For Capital		To be
	Actual		Adequacy Purposes		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total Capital (to Risk Weighted Assets)	$26,493,000	17.6%	$12,061,440	8.0%	$15,076,800	10.0%
Tier 1 Capital (to Risk Weighted Assets)	24,542,000	16.3%	6,030,720	4.0%	9,046,080	6.0%
Tier 1 Capital (to Average Assets)	24,542,000	11.0%	8,961,320	4.0%	11,201,650	5.0%

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

As a de novo, the Bank is required to maintain a Tier 1 capital leverage ratio of not less than 8.00% during its first seven years of operations. The Bank’s capital ratios at December 31, 2009 and 2008, relative to the ratios required of “well capitalized” banks under the prompt corrective action regime put in place by federal banking regulators are presented above (for 2009) and below (for 2008).

	2008
			For Capital		To Be
	Actual		Adequacy Purposes		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total Capital (to Risk Weighted Assets)	$44,207,000	29.5%	$12,020,800	8.0%	$15,026,000	10.0%
Tier 1 Capital (to Risk Weighted Assets)	42,316,000	28.2%	6,010,400	4.0%	9,015,600	6.0%
Tier 1 Capital (to Average Assets)	42,316,000	25.8%	6,564,640	4.0%	8,205,800	5.0%

Additionally, State of Nevada banking regulations restrict distribution of the net assets of the Bank because such regulations require the sum of the Bank’s stockholders’ equity and reserve for loan losses to be at least 6% of the average total daily deposit liabilities for the preceding 60 days. As a result of these regulations, approximately $11,208,000 and $6,765,000 of the Bank’s stockholders’ equity is restricted as of December 31, 2009 and 2008, respectively.

In May of 2009, the Bank entered into a Memorandum of Understanding (MOU), with the FDIC and the Nevada Financial Institutions Division. Pursuant to the MOU, the Bank agreed, among other initiatives, to develop and submit a comprehensive strategic plan covering at least a three-year operating period; to reduce the level of adversely classified assets and review loan grading criteria and procedures to ensure accurate risk ratings; to develop a plan to strengthen credit administration of construction and land loans (including the reduction of concentration limits in land, construction and development loans and the improvement of stress-testing of commercial real estate loan concentrations); to review its methodology for determining the adequacy of the allowance for loan and lease losses; and to correct apparent violations listed in its most recent report of examination. Management has fully complied with the terms of the MOU. Since mid-2009, the Bank had been required (1) to provide the FDIC with at least 30 days’ prior notice before appointing any new director or senior executive officer or changing the responsibilities of any senior executive officer; and (2) to obtain FDIC approval before making (or agreeing to make) any severance payments (except pursuant to a qualified pension or retirement plan and certain other employee benefit plans).

Note 11.	Employee Benefit Plan

The Bank has a qualified 401(k) employee benefit plan for all eligible employees. Participants under 50 years of age are able to defer up to $16,500 of their annual compensation, while participants 50 years of age and over are able to defer up to $22,000 of their annual compensation. Under the terms of the plan, the Bank may not make matching contributions.

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 12.	Transactions with Related Parties

Principal stockholders of the Bank and officers and directors, including their families and companies of which they are principal owners, are considered to be related parties. These related parties were loan customers of, and had other transactions with, the Bank in the ordinary course of business. In management’s opinion, these loans and transactions are on the same terms as those for comparable loans and transactions with unrelated parties. The aggregate activity in such loans for the years ended December 31 is as follows:

	2009	2008

Balance, beginning	$14,788,046	$11,180,000
New loans	770,189	4,691,257
Repayments	(2,468,485)	(1,083,211)
Other Changes	(6,463,600)	—

Balance, ending	$6,626,150	$14,788,046

The Bank had approximately $6,464,000 in outstanding balances with a related party as of December 31, 2008. The related party resigned their position with the Bank during 2009. As a result, this credit has been removed from the outstanding balance and is reflected in “Other Changes” in the above related party table.

None of these loans were past due, on nonaccrual, or restructured at December 31, 2009, to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower.

Total loan commitments outstanding with related parties total approximately $1,392,000 and $441,000 as of December 31, 2009 and 2008, respectively.

Note 13.	Stockholders’ Equity

The Bank is authorized to issue only one class of stock, which is designated as Common Stock. The total number of shares the Bank is authorized to issue is 25,000,000, and the par value of each share is one penny ($0.01).

Initial offering

In January 2007, the Bank completed a private placement offering of Common Stock (the Initial Private Placement Offering). Proceeds from the offering, net of stock issuance costs of approximately $43,000, were approximately $50,768,000, which were used to pay organization, pre-opening, and other expenses related to the filing of regulatory applications, leasing of office space, the retention of key officers, and preparing to commence business as a financial institution.

Treasury Stock

In September 2009, the Bank received 1,000 shares of the Bank’s own stock in settlement of an impaired loan. The outstanding loan balance at the time of receipt of the stock was approximately $988,000 of which approximately $213,000 was charged to the allowance for loan and lease loss and the balance was satisfied with receipt of the stock. The stock was recorded at $775,000 based on the Bank’s estimated fair value of the Bank’s common stock at that time.

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 14.	Fair Value of Financial Instruments

The estimated fair value of the Bank’s financial statements as of December 31 is as follows:

	2009		2008
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Financial assets:
Cash and due from banks	$13,686,456	$13,686,000	$2,996,696	$2,997,000
Federal funds sold and other	—	—	6,990,000	6,990,000
Interest bearing deposits in banks	35,946,806	35,947,000	—	—
Certificates of deposits	9,313,000	9,313,000	—	—
Restricted Stock	486,700	487,000	410,700	411,000
Securities available for sale	7,433,591	7,434,000	—	—
Securities held to maturity	10,201,396	10,677,000	11,739,995	11,932,000
Loans, net	130,562,660	127,148,000	134,333,491	133,209,000
Accrued interest receivable	528,608	529,000	430,471	430,000
Financial liabilities:
Deposits	185,320,108	185,320,000	109,891,015	109,891,000
Accrued interest payable	138,554	139,000	124,928	125,000
Repurchase sweep agreements	—	—	5,932,554	5,933,000

Fair Value of Commitments

The estimated fair value of the standby letters of credit at December 31, 2009 and 2008 is insignificant. Loan commitments on which the committed interest rate is less than the current market rate are also insignificant at December 31, 2009 and 2008.

Interest Rate Risk

The Bank assumes interest rate risk (the risk to the Bank’s earnings and capital from changes in interest rate levels) as a result of its normal operations. As a result, the fair values of the Bank’s financial instruments as well as its future net interest income will change when interest rate levels change and that change may be either favorable or unfavorable to the Bank.

Note 15.	Quarterly Data (Unaudited)

	Year Ended December 31,
	2009				2008
	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	(In thousands)

Interest and dividend income	$2,200	$2,237	$2,296	$2,310	$2,120	$2,305	$2,080	$1,992
Interest expense	558	752	738	628	589	511	469	453

Net interest income	1,642	1,485	1,558	1,682	1,531	1,794	1,611	1,539
Provision for loan loss	11,274	3,428	365	598	3,029	(105)	167	578

Net interest income (loss) after provisions for loan losses	(9,632)	(1,943)	1,193	1,084	(1,498)	1,899	1,444	961
Noninterest income	222	127	86	79	171	71	60	38
Noninterest expenses	2,943	1,990	1,826	1,834	1,931	2,246	1,910	2,176

Net Loss	$(12,353)	$(3,806)	$(547)	$(671)	$(3,258)	$(276)	$(406)	$(1,177)

Earnings (loss) per share:
Basic and Diluted	$(243.74)	$(75.09)	$(10.79)	$(13.24)	$(64.12)	$(5.43)	$(7.99)	$(23.16)

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 16.	Merger

On November 6, 2009, Western Liberty Bancorp, a Delaware corporation (“WLBC”), entered into a Merger Agreement (the “Merger Agreement”) with WL-S1 Interim Bank, a Nevada corporation (“Merger Sub”), Service1st Bank of Nevada, (“Service1st”) and Curtis W. Anderson, as representative of the stockholders of Service1st, which provides for the merger (the “Merger”) of Merger Sub with and into Service1st, with Service1st being the surviving entity and becoming WLBC’s wholly-owned subsidiary.

As a result of the Merger, all of the outstanding shares of Service1st common stock will be cancelled and automatically converted into the right of the holders of Service1st common stock to receive shares of WLBC common stock. The base merger consideration shall be the greater of (a) $35 million and (b) the agreed upon tangible book value of Service1st on the last day of the calendar month immediately preceding the month in which all the regulatory approvals for the consummation of the Merger have been received (the “Valuation Date”), less the sum of (x) a portion of Service1st’s transaction expenses (y) $1 million and (z) the amount, if any, by which $29,166,667 exceeds the agreed upon tangible book value of Service1st as of the Valuation Date (the “Base Merger Consideration”). Furthermore, on or prior to the second anniversary of the consummation of the Merger (the “Closing Date”), if the closing price of the common stock of WLBC exceeds $12.75 per share for 30 consecutive trading days, then an additional “earn out” provision of 20.0% of the agreed upon tangible book value of Service1st at the close of business on the Valuation Date would be added to the purchase price; provided, however, that if the agreed upon tangible book value of Service1st as of the Valuation Date is less than $35 million, then the “earn out” provision shall be equal to 120% of the agreed upon tangible book value of the Bank as of the Valuation Date minus $35 million (if the result is positive) (the “Contingent Merger Consideration”). The number of shares to be issued to the stockholders of Service1st as of the Closing Date will be determined by dividing (a) the Base Merger Consideration by (b) the product of (x) the number of outstanding shares of Service1st common stock as of the Closing Date and (y) the average closing price of WLBC’s common stock for the five trading days immediately prior to and after the date on which all regulatory approvals for the Merger have been received (subject to certain adjustments as set forth in the Merger Agreement) (the “Exchange Ratio”). The number of additional shares to be issued to the former stockholders of Service1st as of the date any earn out consideration is due will be determined by dividing (a) the Contingent Merger Consideration by (b) the product of (x) the number of outstanding shares of Service1st common stock as of the Closing Date and (y) the average of the closing price of WLBC’s common stock for the first 30 consecutive trading days on which the closing price of WLBC’s common stock shall have been more than $12.75.

Additionally, all outstanding Service1st options and warrants shall be cancelled and substituted with options and warrants of similar tenor to purchase additional shares of WLBC common stock in amounts equal to the product of (a) the number of shares of Service1st common stock that would be issuable upon exercise of such option or warrant immediately prior to the Closing Date and (b) the Exchange Ratio. The per share exercise price for the warrants and options will be equal to the quotient determined by dividing (x) the per share exercise price for such option or warrant immediately prior to the Closing Date by (y) the Exchange Ratio. The shares of those Service1st stockholders who do not exercise their dissenter’s rights under Nevada law will be cancelled and extinguished and exchanged for each stockholder’s pro rata portion of the overall merger consideration.

The Merger is subject to approvals from the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Nevada Division of Financial Institutions. As a corporation not currently subject to bank supervisory regulation, WLBC’s applications to become a bank holding company for a Nevada-based community bank is subject to statutory approval processes maintained by several federal and state bank regulatory agencies.

The Merger Agreement may be terminated at any time, but not later than the Closing Date, by either WLBC or Service1st if the Closing Date shall not have occurred on or before September 30, 2010 for any

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

reason, provided that the failure to consummate the Merger by such date was not due to such party’s breach of any of its representations, warranties, covenants or other agreements under the Merger Agreement.

WLBC has agreed, subject to the approval of its stockholders, to cause the size of its board of directors to be increased to eight directors, and to cause the appointment of three individuals designated by Service1st to serve as directors as of the Closing Date. In addition, WLBC has agreed to make a capital contribution of $15 million to Service1st on the Closing Date. The Merger Agreement also contains customary representations, warranties and covenants made by the respective parties thereto.

As an inducement to WLBC and as a condition to WLBC’s entering into the Merger Agreement, certain stockholders of Service1st (the “Stockholders”) entered into an Amended and Restated Voting Agreement with WLBC, dated January 28, 2010 (the “Voting Agreement”), whereby the Stockholders agreed to vote all of the shares of Service1st common stock currently beneficially owned by them or acquired by them after such date in favor of approval of the Merger. The Voting Agreement contains restrictions limiting the ability of the Stockholders to sell or otherwise transfer the shares of Service1st beneficially owned by them. As of January 28, 2010, the Stockholders owned an aggregate of approximately 12,364 shares of Service1st common stock. The Voting Agreement terminates upon the earliest to occur of (i) the date of the effectiveness of the Merger and (ii) the date of the termination of the Merger Agreement in accordance with its terms.

The Merger is expected to be consummated upon the fulfillment of certain conditions, including (a) obtaining all necessary approvals from governmental agencies and other third parties that are required for the consummation of the transactions contemplated by the Merger Agreement, (b) the preparation and filing by WLBC and Service1st of a registration statement (which shall contain a prospectus) to register, under the Securities Act of 1933, as amended, the common shares of WLBC that will constitute the consideration for the Merger, (c) the receipt of the affirmative vote of Service1st’s stockholders and WLBC’s stockholders to adopt the Merger Agreement and (d) other customary closing conditions. There is no guarantee if and when all of the conditions precedent to the consummation of the Merger will be satisfied.

WESTERN LIBERTY BANCORP

CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2010	2009
	(Unaudited)

ASSETS
Cash and cash equivalents	$86,477,818	$87,969,242
Prepaid expenses	550,168	551,198

	$87,027,986	$88,520,440

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accrued expenses	$258,431	$628,493

Commitments and contingencies
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; None issued or outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 10,959,169 issued and outstanding	1,096	1,096
Additional paid-in capital	104,361,628	103,730,471
Accumulated deficit	(17,593,169)	(15,839,620)

	86,769,555	87,891,947

	$87,027,986	$88,520,440

The accompanying notes are an integral part of these condensed financial statements.

WESTERN LIBERTY BANCORP

CONDENSED STATEMENTS OF OPERATIONS

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2010	2009
	(Unaudited)

Revenue	$—	$—

Operating expenses
General and administrative expenses	1,124,376	828,454
Stock based compensation	631,157	93,749

Loss from operations	(1,755,533)	(922,203)
Interest income	1,984	70,622

Net loss	$(1,753,549)	$(851,581)

Earnings per share
Net loss	$(1,753,549)	$(851,581)
Deferred interest on investments held in trust relating to common shares subject to possible conversion	$—	$—

Net loss attributable to common stockholders	$(1,753,549)	$(851,581)

Weighted average number of common shares subject to possible conversion outstanding		9,584,654

Earnings per share common shares subject to possible conversion		$—

Weighted average number of common shares outstanding — basic and diluted	10,959,169	39,936,064

Basic and diluted loss per common share	$(0.16)	$(0.02)

The accompanying notes are an integral part of these condensed financial statements.

WESTERN LIBERTY BANCORP

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2010

	Common Stock		Additional	Earnings
	Shares	Amount	Paid-In Capital	(Deficit)	Total
	(Unaudited)

Balance at January 1, 2010	10,959,169	$1,096	$103,730,471	$(15,839,620)	$87,891,947
Stock based compensation	—	—	631,157	—	631,157
Net loss	—	—	—	(1,753,549)	(1,753,549)

Balance at March 31, 2010	10,959,169	$1,096	$104,361,628	$(17,593,169)	$86,769,555

The accompanying notes are an integral part of these condensed financial statements.

WESTERN LIBERTY BANCORP
CONDENSED STATEMENTS OF CASH FLOWS

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2010	2009
	(Unaudited)

Cash flow from operating activities
Net loss	$(1,753,549)	$(851,581)
Adjustments to reconcile net loss to net cash used in operating activities
Stock based compensation	631,157	93,749
Interest earned on cash held in trust	—	(69,046)
Changes in operating assets and liabilities
Prepaid expenses	1,030	75,150
Accrued expenses	(370,062)	76,550

Net cash used in operating activities	(1,491,424)	(675,178)

Net decrease in cash and equivalents	(1,491,424)	(675,178)
Cash and cash equivalents, beginning of period	87,969,242	1,445,882

Cash and cash equivalents, end of period	$86,477,818	$770,704

The accompanying notes are an integral part of these condensed financial statements.

WESTERN LIBERTY BANCORP

NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

1  Interim Financial Information

These unaudited condensed financial statements as of March 31, 2010 and for the three months ended March 31, 2010 and 2009, have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the interim period presented are not necessarily indicative of the results to be expected for any other interim period or for the full year. These interim unaudited financial statements should be read in conjunction with the financial statements for the year ended December 31, 2009, which are included in Western Liberty Bancorp’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

2  Organization and Business Operations

On October 7, 2009, Global Consumer Acquisition Corp.’s stockholders approved the proposal to change its name to Western Liberty Bancorp (“WLBC”, us or we). All references to Global Consumer Acquisition Corp. have been changed to Western Liberty Bancorp.

General

We were formerly known as “Global Consumer Acquisition Corp.” and were a special purpose acquisition company, formed under the laws of Delaware on June 28, 2007, to consummate an acquisition, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On October 7, 2009, our stockholders approved our initial acquisition of 1st Commerce Bank, a Nevada-chartered non-member bank (“1st Commerce Bank”) (such acquisition was subsequently terminated by mutual agreement of the parties), along with certain amendments to our Amended and Restated Certificate of Incorporation removing certain provisions specific to special purpose acquisition companies, changing our name to “Western Liberty Bancorp” and authorizing the distribution and termination of our trust account. Effective October 7, 2009, the Company began its business operations and exited its development stage.

Stockholder Approval to Become Western Liberty Bancorp

On October 7, 2009, WLBC’s stockholders approved certain proposals to amend its Amended and Restated Certificate of Incorporation (the “COI Amendments”) and its existing Investment Management Trust Agreement and the acquisition of 1st Commerce Bank at a special meeting of its stockholders held on October 7, 2009 (the “Special Meeting”).

Amendment to Trust Agreement

At the Special Meeting, WLBC’s stockholders authorized WLBC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) to distribute and terminate WLBC’s trust account pursuant to an Amendment No. 1 to the Investment Management Trust Agreement, dated October 7, 2009 (the “Trust Agreement Amendment”). The Trust Agreement Amendment amends the Trust Agreement, which provided that the Trustee could only liquidate the trust account upon the consummation of WLBC’s initial business combination or on November 27, 2009.

WESTERN LIBERTY BANCORP

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

COI Amendments

The COI Amendments were also approved at the Special Meeting. The COI Amendments amended WLBC’s Amended and Restated Certificate of Incorporation as follows:

•	amended the definition of “Business Combination” to remove the requirement that WLBC’s initial acquisition of one or more assets or operating businesses needed to have a fair market value of at least 80.0% of WLBC’s net assets held in trust (net of taxes and amounts disbursed for working capital purposes and excluding the amount held in the trust account representing a portion of the underwriters’ discount) at the time of acquisition;

•	removed the prohibition on the consummation of a business combination if holders of an aggregate of 30.0% or more in interest of the shares of WLBC’s common stock issued in its initial public offering (“Public Shares”) exercised their conversion rights; and

•	removed the requirement that only holders of Public Shares who voted against WLBC’s initial business combination could covert their Public Shares into cash.

•	changed WLBC’s name from “Global Consumer Acquisition Corp.” to “Western Liberty Bancorp”;

•	changed WLBC’s corporate existence to perpetual, so WLBC will not be required to liquidate on November 27, 2009;

•	deleted the provision in the Certificate of Incorporation that provided that in the event a business combination was not consummated prior to November 27, 2009, WLBC’s corporate purpose would automatically have been limited to effecting and implementing WLBC’s dissolution and liquidation and that WLBC’s powers would be limited to those set forth in Section 278 of the Delaware General Corporation Law and as otherwise may be necessary to implement the limited purpose; and

•	deleted the following restrictions only applicable to special purpose acquisition companies:

•	the requirement that a business combination be submitted to WLBC’s stockholders for approval and authorized by the vote of a majority of the Public Shares cast at a meeting of stockholders to approve such business combination;

•	the procedures for exercising conversion rights;

•	the provision for when funds may be disbursed from WLBC’s trust account established in connection with its initial public offering;

•	the provision that no other business combination could be consummated until WLBC initial business combination is consummated; and

•	the provision that holders of Public Shares would be entitled to receive distributions from WLBC’s trust account only in the event of WLBC’s liquidation or by demanding conversion.

Amendment to Amended and Restated Warrant Agreement

On October 7, 2009, WLBC and the Warrant Agent entered into an Amendment No. 1 (the “Warrant Agreement Amendment”) to the Amended and Restated Warrant Agreement. The Warrant Agreement Amendment (i) amends the definition of “Business Combination” as set forth in the Warrant Agreement to allow for the exercise of WLBC’s warrants immediately upon consummation of an initial business combination, subject to certain requirements as set forth in the Amended and Restated Warrant Agreement, and (ii) makes certain technical amendments to the Insider Letters in conformance with the COI Amendments and the Trust Agreement Amendment.

WESTERN LIBERTY BANCORP

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

Service1st Merger Agreement

On November 6, 2009, WLBC, entered into a Merger Agreement (the “Merger Agreement”) with WL-S1 Interim Bank, a Nevada corporation (“Merger Sub”), Service1st Bank of Nevada, a Nevada-chartered non-member bank (“Service1st”) and Curtis W. Anderson, as representative of the former stockholders of Service1st, which provides for the merger (the “Merger”) of Merger Sub with and into Service1st, with Service1st being the surviving entity and becoming our wholly-owned subsidiary.

In connection with the Merger, WLBC intends to continue the process to become a bank holding company, which will enable us to participate in financial lines of business. WLBC banking operations will be conducted through Service1st, which will be the surviving entity pursuant to the Merger Agreement and will retain the Service1st name. Founded in 2007, Service1st holds a Nevada bank charter and will continue to operate following the consummation of the Merger. As a result of the Merger, all of the outstanding shares of Service1st common stock will be cancelled and automatically converted into the right of the holders of Service1st common stock to receive shares of our common stock.

The Merger is expected to be consummated upon the fulfillment of certain conditions, including (a) obtaining all necessary approvals from governmental agencies and other third parties that are required for the consummation of the transactions contemplated by the Merger Agreement, (b) the preparation and filing of a registration statement (which shall contain a prospectus) to register, under the Securities Act of 1933, as amended, the common shares of WLBC that will constitute the Merger consideration, (c) the receipt of the affirmative vote of Service1st’s stockholders the receipt of the affirmative vote of WLBC’s stockholders to adopt the Merger Agreement and (d) other customary closing conditions. There is no guarantee when all of the conditions precedent to the consummation of the Merger will be satisfied.

As a result of the Merger, all of the outstanding shares of Service1st common stock will be cancelled and automatically converted into the right of the holders of Service1st common stock to receive shares of WLBC common stock. The base merger consideration shall be the tangible book value of Service1st on the last day of the calendar month immediately before the month in which the final regulatory approval necessary for the completion of the Merger is obtained (the “Valuation Date”), less the sum of (x) a portion of Service1st’s transaction expenses and (y) $1 million (the “Base Merger Consideration”). Furthermore, on or prior to the second anniversary of the consummation of the Merger (the “Closing Date”), if the closing price of the common stock of WLBC exceeds $12.75 per share for 30 consecutive trading days, then an additional “earn out” provision of 20.0% of the agreed upon tangible book value of Service1st at the close of business on the Valuation Date would be added to the purchase price (the “Contingent Merger Consideration”). The number of shares to be issued to the stockholders of Service1st as of the Closing Date will be determined by dividing (a) the Base Merger Consideration by (b) the product of (x) the number of outstanding shares of Service1st common stock as of the Closing Date and (y) the average closing price of WLBC’s common stock for the five trading days immediately prior to and after the date on which all regulatory approvals for the Merger have been received (subject to certain adjustments as set forth in the Merger Agreement) (the “Exchange Ratio”). The number of additional shares to be issued to the former stockholders of Service1st as of the date any earn out consideration is due will be determined by dividing (a) the Contingent Merger Consideration by (b) the product of (x) the number of outstanding shares of Service1st common stock as of the Closing Date and (y) the average of the closing price of WLBC’s common stock for the first 30 consecutive trading days on which the closing price of WLBC’s common stock shall have been more than $12.75.

Additionally, all outstanding Service1st options and warrants shall be converted into options and warrants of similar tenor to purchase additional shares of WLBC common stock in amounts equal to the product of (a) the number of shares of Service1st common stock that would be issuable upon exercise of such option or warrant immediately prior to the Closing Date and (b) the Exchange Ratio. The per share exercise price for the warrants and options will be equal to the quotient determined by dividing (x) the per share exercise price for such option or warrant immediately prior to the Closing Date by (y) the Exchange Ratio. The shares of

WESTERN LIBERTY BANCORP

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

those Service1st stockholders who do not exercise their dissenter’s rights under Nevada law will be cancelled and extinguished and exchanged for each stockholder’s pro rata portion of the overall merger consideration. In addition, WLBC has agreed to make a capital contribution of $25 million to Service1st on the Closing Date.

Voting Agreement

On January 28, 2010, certain stockholders of Service1st (the “Stockholders”) entered into an Amended and Restated Voting Agreement with WLBC (the “Voting Agreement”), whereby the Stockholders agreed to vote all of the shares of Service1st common stock currently beneficially owned by them or acquired by them after such date in favor of approval of the approval of the Merger. The Voting Agreement contains restrictions limiting the ability of the Stockholders to sell or otherwise transfer the shares of Service1st beneficially owned by them. The Voting Agreement terminates upon the earliest to occur of (i) the date of the effectiveness of the Merger and (ii) the date of the termination of the Merger Agreement in accordance with its terms.

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On October 20, 2009, WLBC received notice from the staff of the NYSE Amex (the “Exchange”) indicating that the Exchange believes that WLBC no longer complies with the Exchange’s continued listing standards due to the recent amendments to the Certificate of Incorporation approved at WLBC’s stockholder meeting on October 7, 2009 and an insufficient number of public shareholders of WLBC’s common stock, as set forth in Section 1003(c) of the Exchange’s Company Guide, and that its securities are, therefore, subject to being delisted from the Exchange. The Company appealed this determination and was granted the right to a hearing before a committee of the NYSE Amex on February 11, 2010. On February 17, 2010, the Listed Qualification Panel of the NYSE Amex’s Committee on Securities (the “Panel”) affirmed the determination by the staff (the “Staff”) of the Exchange to delist the securities of WLBC from the Exchange. In the Panel’s notice to WLBC, it advised WLBC that the Exchange expected to suspend trading in WLBC’s securities as soon as practicable. On February 22, 2010, the Staff advised WLBC that the Exchange would be suspending WLBC’s securities from trading, effective at the open of business on Thursday, February 25, 2010. In the interim, WLBC filed an application with the Financial Industry Regulation Authority (“FINRA”) to allow its securities to quote on the Over the Counter Bulletin Board (the “OTCBB”). Trading in WLBC’s securities was suspended at the open of business on Thursday, February 25, 2010. Concurrently, however, WLBC’s securities were cleared for quotation on the OTCBB, effective at the open of business on Thursday, February 25, 2010. WLBC expects to be listed on a national exchange upon closing of the previously announced Services1st Bank of Nevada acquisition.

3  Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

WLBC considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value.

At March 31, 2010, financial instruments that potentially expose WLBC to credit risk consist of cash and cash equivalents. WLBC maintains its cash balances in various financial institutions. The Federal Deposit Insurance Corporation insures balances in bank accounts up to $250,000 and the Securities Investor Protection

WESTERN LIBERTY BANCORP

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

Corporation insures balances up to $500,000 in brokerage accounts. WLBC has not experienced losses on these accounts and management believes WLBC is not exposed to significant risks on such accounts.

As of March 31, 2010, approximately $86,002,517 of the Company’s cash and cash equivalents were invested in the Federated U.S. Treasury Cash Reserve Fund (UTIXX) and the Goldman Sachs Financial Square Funds — Treasury Instruments Fund (FTIXX). Both funds, under normal circumstances, invests their assets exclusively in obligations of the U.S. Treasury, including Treasury bills, bonds and notes and other obligations issued or guaranteed by the U.S. Treasury.

4  Stockholders Equity

Preferred Stock

WLBC is authorized to issue 1,000,000 shares of blank check preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the board of directors of WBLC (the “Board of Directors”).

Common Stock

On October 7, 2009, 21,357,987 shares of common stock were redeemed and 7,618,908 shares of common stock were restructured into warrants as a result of the shareholder meeting (Note 1).

At March 31, 2010 and December 31, 2009, there were 48,267,758 shares of common stock reserved for issuance upon exercise of WLBC’s outstanding options and warrants.

Restricted Stock

Pursuant to Letter Agreements dated December 23, 2008 between WLBC and each of its independent directors, Richard A.C. Coles, Michael B. Frankel and Mark Schulhof, and a letter agreement dated as of April 28, 2009 between WLBC and Daniel B. Silvers, WLBC’s President, WLBC granted each independent director and Mr. Silvers 50,000 restricted stock units with respect to shares of WLBC’s common stock, subject to certain terms and conditions. The restricted stock units shall fully vest on the closing date of a business combination. Settlement of vested restricted stock units will occur on the date that is 180 calendar days after the vesting date. Restricted stock units will be settled by delivery of one share of WLBC’s common stock for each restricted stock unit settled. WLBC will incur compensation expense equal to the grant date fair value of the restricted stock units. Based upon the market price of WLBC common shares at grant date, WLBC determined that the grant date fair value of the restricted stock units was $9.25 per unit, $1,850,000 in the aggregate. WLBC will record compensation expense of $1,850,000 over an estimated vesting period of 266 days. WLBC estimated the vesting period as the estimated number of days from the grant date to the estimated closing date of the business combination. WLBC recorded $631,156 in compensation expense due to the restricted stock units for the three months ended March 31, 2010, $631,156 remains unamortized.

WLBC will also provide a one-time grant of restricted stock equal to $250,000 divided by the closing price of WLBC’s common stock on the closing date of the Merger to George A. Rosenbaum Jr., WLBC’s Chief Financial Officer. In addition, WLBC shall also issue restricted stock with respect to shares of our common stock to William E. Martin, who will become a member of our board of directors and serve as our Chief Executive Officer and as Chief Executive Officer of Service1st. Mr. Martin will be issued restricted shares of WLBC common stock in an amount equal to $1.0 million divided by the closing price of our common stock on the closing date of the Merger in consideration for his future services, subject to the closing of the Acquisition.

WESTERN LIBERTY BANCORP

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

5  Transaction Costs

For the three months ended March 31, 2010, WLBC incurred transaction costs relating to the proposed business combination with Service1st in the amount of $841,728. Such transaction costs were expensed as professional fees.

6  Commitments and Contingencies

There is no material litigation currently pending against WLBC or any members of its management team in their capacity as such.

7  Indemnifications

WLBC has entered into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided in its amended and restated certificate of incorporation. WLBC believes that these provisions and agreements are necessary to attract qualified officers and directors. WLBC’s bylaws also will permit it to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. WLBC has purchased a policy of directors’ and officers’ liability insurance that insures WLBC’s directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures WLBC against its obligations to indemnify the directors and officers.

To the Board of Directors and Shareholders
Western Liberty Bancorp
New York, New York

Report of Independent Registered Public Accounting Firm

We have audited the accompanying balance sheet of Western Liberty Bancorp (formally known as Global Consumer Acquisition Corp.) as of December 31, 2009, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s Management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Western Liberty Bancorp as of December 31, 2009, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Crowe Horwath LLP

New York, New York
February 8, 2010

To the Board of Directors and Stockholders of
Western Liberty Bancorp

Report of Independent Registered Public Accounting Firm

We have audited the accompanying balance sheet of Western Liberty Bancorp (formerly known as Global Consumer Acquisition Corp.) as of December 31, 2008 and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2008 and the period from June 28, 2007 (inception) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Western Liberty Bancorp as of December 31, 2008 and the results of its operations and its cash flows for year ended December 31, 2008 and the period from June 28, 2007 (inception) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/  Hays & Company LLP

New York, New York
March 16, 2009

WESTERN LIBERTY BANCORP

BALANCE SHEETS

	December 31,	December 31,
	2009	2008

ASSETS
Cash and cash equivalents	$87,969,242	$1,445,882
Investments held in trust	—	316,692,141
Prepaid expenses	551,198	257,180

	$88,520,440	$318,395,203

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accrued expenses	$628,493	$682,057
Deferred underwriters’ commission	—	9,584,655

	628,493	10,266,712

Common stock, subject to possible conversion, 0 and 9,584,654 shares stated at conversion value, respectively	—	94,983,921

Commitments and contingencies
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; None issued or outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 10,959,169 and 39,936,064 issued and outstanding, respectively	1,096	3,036
Additional paid-in capital	103,730,471	214,082,720
Accumulated deficit	(15,839,620)	(941,186)

	87,891,947	213,144,570

	$88,520,440	$318,395,203

WESTERN LIBERTY BANCORP

STATEMENTS OF OPERATIONS

			Period from
			June 28, 2007
	Year Ended	Year Ended	(Inception) to
	December 31,	December 31,	December 31,
	2009	2008	2007

Revenue	$—	$—	$—

Operating expenses
General and administrative expenses	14,168,517	2,619,043	73,606
Stock based compensation	868,938	4,624,952	284,014

Loss from operations	(15,037,455)	(7,243,995)	(357,620)
Interest income	139,021	5,691,449	968,980

Net (loss) income	$(14,898,434)	$(1,552,546)	$611,360

Earnings per share
Net (loss) income	$(14,898,434)	$(1,552,546)	$611,360
Deferred interest on investments held in trust relating to common shares subject to possible conversion	$(95,847)	$(445,564)	$(321,208)

Net (loss) income attributable to common stockholders	$(14,994,281)	$(1,998,110)	$290,152

Weighted average number of common shares subject to possible conversion outstanding		9,584,654	9,584,654

Earnings per share common shares subject to possible conversion		$0.05	$0.03

Weighted average number of common shares outstanding — basic	33,169,481	39,936,064	14,451,397

Weighted average number of common shares outstanding — diluted	33,169,481	39,936,064	54,900,247

Basic (loss) earnings per common share	$(0.45)	$(0.05)	$0.02

Diluted (loss) earnings per common share	$(0.45)	$(0.05)	$0.01

WESTERN LIBERTY BANCORP

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
PERIOD FROM JUNE 28, 2007 (INCEPTION)
TO DECEMBER 31, 2009

	Common Stock		Additional	Earnings
	Shares	Amount	Paid-in Capital	(Deficit)	Total

Common shares issued at $0.001 per share	8,625,000	$863	$7,762	$—	$8,625
Sale of 31,948,850 units, net of underwriter’s commissions and offering expenses (includes 9,584,654 shares subject to possible conversion)	31,948,850	3,195	295,649,528	—	295,652,723
Proceeds subject to possible conversion of 9,584,654 shares	—	(958)	(94,216,190)	—	(94,217,148)
Proceeds from issuance of private placement warrants	—	—	8,500,000	—	8,500,000
Redemption of common shares at $0.001 per share	(637,786)	(64)	(574)	—	(638)
Stock based compensation	—	—	284,014	—	284,014
Deferred interest on investments held in trust relating to common shares subject to possible conversion	—	—	(321,208)	—	(321,208)
Net income	—	—	—	611,360	611,360

Balance at December 31, 2007	39,936,064	3,036	209,903,332	611,360	210,517,728
Stock based compensation	—	—	4,624,952	—	4,624,952
Deferred interest on investments held in trust relating to common shares subject to possible conversion	—	—	(445,564)	—	(445,564)
Net loss	—	—	—	(1,552,546)	(1,552,546)

Balance at December 31, 2008	39,936,064	3,036	214,082,720	(941,186)	213,144,570
Exchange of common shares at $0.0001 per share	(7,618,908)	(762)	(6,095)	—	(6,857)
Redemption of common shares at $9.915 per share, net of $94,983,921 previously reserved for	(21,357,987)	(1,178)	(116,779,342)	—	(116,780,520)
Settlement of deferred underwriters commission in connection with the offering	—	—	5,564,250	—	5,564,250
Stock based compensation	—	—	868,938	—	868,938
Net loss	—	—	—	(14,898,434)	(14,898,434)

Balance at December 31, 2009	10,959,169	$1,096	$103,730,471	$(15,839,620)	$87,891,947

WESTERN LIBERTY BANCORP

STATEMENTS OF CASH FLOWS

			Period from
			June 28, 2007
	Year Ended	Year Ended	(Inception) to
	December 31,	December 31,	December 31,
	2009	2008	2007

Cash flow from operating activities
Net (loss) income	$(14,898,434)	$(1,552,546)	$611,360
Adjustments to reconcile net (loss) income to net cash used in operating activities
Stock based compensation	868,938	4,624,952	284,014
Interest earned on cash held in trust	(86,382)	(5,664,250)	(968,931)
Changes in operating assets and liabilities
Prepaid expenses	(294,018)	—	(257,180)
Accrued expenses	(53,564)	355,338	326,719
Accrued offering costs	—	(498,775)	498,775

Net cash (used in) provided by operating activities	(14,463,460)	(2,735,281)	494,757

Cash flow from investing activities
Cash withdrawn from trust account for working capital	316,778,521	4,100,000	—
Cash placed in trust account	—	—	(314,158,960)

Net cash provided by (used in) investing activities	316,778,521	4,100,000	(314,158,960)

Cash flow from financing activities
Proceeds from sales of shares of common stock to initial stockholders, net	—	—	7,987
Proceeds from sale of warrants in private placement	—	—	8,500,000
Proceeds from initial public offering	—	—	319,488,500
Payment of redemption of common shares	(211,764,441)	—	—
Payment of underwriter’s discount and offering costs	(4,027,260)	—	(14,251,121)

Net cash (used in) provided by financing activities	(215,791,701)	—	313,745,366

Net increase in cash and equivalents	86,523,360	1,364,719	81,163
Cash and cash equivalents, beginning of period	1,445,882	81,163	—

Cash and cash equivalents, end of period	$87,969,242	$1,445,882	$81,163

Supplemental disclosure of non-cash financing activities
Deferred interest on investments held in trust relating to common shares subject to possible conversion	$95,847	$445,564	$321,208

Deferred underwriter commissions included in proceeds from initial public offering	$—	$—	$9,584,655

WESTERN LIBERTY BANCORP

NOTES TO FINANCIAL STATEMENTS
PERIOD FROM JUNE 28, 2007 (INCEPTION)
TO DECEMBER 31, 2009

1.	ORGANIZATION AND BUSINESS OPERATIONS

On October 7, 2009, Global Consumer Acquisition Corp.’s stockholders approved the proposal to change its name to Western Liberty Bancorp (“WLBC”, us or we). All references to Global Consumer Acquisition Corp. have been changed to Western Liberty Bancorp.

General

We were formerly known as “Global Consumer Acquisition Corp.” and were a special purpose acquisition company, formed under the laws of Delaware on June 28, 2007, to consummate an acquisition, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On October 7, 2009, our stockholders approved our initial acquisition of 1st Commerce Bank, a Nevada-chartered non-member bank (“1st Commerce Bank”) (such acquisition was subsequently terminated by mutual agreement of the parties), along with certain amendments to our Amended and Restated Certificate of Incorporation removing certain provisions specific to special purpose acquisition companies, changing our name to “Western Liberty Bancorp” and authorizing the distribution and termination of our trust account. Effective October 7, 2009, the Company began its business operations and exited its development stage.

The registration statement for WLBC’s initial public offering (the “Offering”) was declared effective on November 20, 2007. WLBC consummated the Offering on November 21, 2007 and received net proceeds of $305,658,960 therefrom and $8,500,000 from the private placement sale of Founders Warrants (Note 3). Substantially all of the net proceeds of the Offering were intended to be generally applied toward consummating a business combination. WLBC’s management had complete discretion in identifying and selecting the target business. There was no assurance that WLBC would be able to successfully effect a business combination. Management agreed that 98.3% or $314,158,960 ($316,776,730 at September 30, 2009 including accrued interest) of the gross proceeds from the Offering would be held in a trust account (“Trust Account”) until the earlier of (i) the completion of a business combination and (ii) liquidation of WLBC. The placing of funds in the Trust Account did not necessarily protect those funds from third party claims against WLBC. Although WLBC sought to have all vendors, prospective target businesses or other entities it engages execute agreements with WLBC waiving any right in or to any monies held in the Trust Account, there was no guarantee that they would execute such agreements. The remaining unrestricted interest earned of $45,792 not held in the Trust Account was used to pay for business, legal and accounting due diligence on prospective acquisitions, and initial and continuing general and administrative expenses. WLBC, after signing a definitive agreement for the acquisition of a target business, was required to submit such transaction for stockholder approval, and could proceed with the initial business combination only if a majority of the shares of common stock voted by the public stockholders (the “Public Stockholders”) voted in favor of the business combination.

All of WLBC’s founding stockholders agreed to vote all their shares of common stock owned by them prior to the Offering in accordance with the majority of shares of common stock held by public stockholders who voted at a meeting with respect to a business combination and any shares of common stock acquired by them in or after the Offering in favor of a business combination. After consummation of a business combination, these voting safeguards would no longer be applicable.

With respect to a business combination that is approved and consummated, WLBC would redeem the common stock of its Public Stockholders who elected to have their shares of common stock converted into cash. The per share conversion price equaled the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed business combination, less any remaining tax liabilities relating to interest income, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Public Stockholders who would have converted their stock into their share of the Trust Account would have retained their warrants.

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NOTES TO FINANCIAL STATEMENTS — (Continued)

1st Commerce Merger Agreement

On July 13, 2009, WLBC entered into a Merger Agreement (the “1st Commerce Merger Agreement”) with WL Interim Bank, a Nevada corporation (“1st Commerce Merger Sub”), 1st Commerce Bank, Capitol Development Bancorp Limited V, a Michigan corporation, and Capitol Bancorp Limited, a Michigan corporation, which provided for the merger of 1st Commerce Merger Sub with and into 1st Commerce Bank, with 1st Commerce Bank being the surviving entity and becoming our wholly-owned subsidiary. However, on November 12, 2009, the parties to the 1st Commerce Merger Agreement entered into a letter agreement (the “Letter Agreement”) confirming the mutual termination of the 1st Commerce Merger Agreement in accordance with the terms specified therein. Pursuant to the Letter Agreement, the parties agreed to make certain reimbursements which amounted to $25,000 for transaction-related expenses. No party shall have any further obligation or liability of any nature whatsoever under the 1st Commerce Merger Agreement, other than with respect to the confidentiality and public announcement provisions therein.

Warrant and Private Shares Restructuring

On July 20, 2009, WLBC entered into a Letter Agreement (the “Warrant Restructuring Letter Agreement”) with warrantholders who have represented to WLBC that they collectively hold at least a majority of its outstanding warrants (the “Consenting Warrantholders”) confirming the basis and terms upon which the parties agreed to amend the Warrant Agreement, dated as of November 27, 2007 (the “Original Warrant Agreement”), between WLBC and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), previously filed with the SEC on November 13, 2007. The terms of the Amended and Restated Warrant Agreement include (i) a new strike price of $12.50 per share of our common stock, par value $0.0001, (ii) an expiration occurring on the earlier of (x) seven years from the consummation of the Acquisition or another business combination or (y) the date fixed for redemption of the warrants set forth in the original warrant agreement, (iii) a redemption price of $0.01 per warrant, provided that (x) all of the warrants are redeemed, (y) the last sales price of the common stock has been equal to or greater than $21.00 per share on each of 20 trading days within any 30-day trading period ending on the third business day prior to the date on which notice of redemption is given and (z) there is an effective registration statement in place with respect to the common stock underlying the warrants, (iv) mandatory downward adjustment of the strike price for each warrant to reflect any cash dividends paid with respect to the outstanding common stock, until such date as our publicly traded common stock trades at $18.00 or more per share on each of 20 trading days within any 30-trading-day period; and (v) in the event an effective registration statement is not in place on the date the warrants are set to expire, the warrants will remain outstanding until 90 days after an effective registration statement is filed. If we have not filed an effective registration statement within 90 days after the expiration date, the warrants shall become exercisable for cash consideration.

On July 20, 2009, WLBC also entered into a Private Shares Restructuring Agreement with its former sponsor, Hayground Cove Asset Management LLC (“Hayground Cove”), pursuant to which Hayground Cove, on behalf of itself and the funds and accounts it manages and Private Shares that Hayground Cove or its affiliates control, agreed to cancel at least 90.0% of the outstanding Private Shares in exchange for one warrant per Private Share cancelled, each warrant identical in terms and conditions to WLBC’s restructured outstanding warrants (except as set forth in the Amended and Restated Warrant Agreement defined below). The cancelled Private Shares include all such Private Shares currently held by Hayground Cove and its affiliates.

In connection with the foregoing, on July 20, 2009, WLBC and the Warrant Agent entered into an Amended and Restated Warrant Agreement (the “Amended and Restated Warrant Agreement”) to effect the amendments to the Original Warrant Agreement as agreed between WLBC and the Consenting Warrantholders pursuant to the Warrant Restructuring Letter Agreement. In addition, WLBC has received approval for listing of the amended warrants by the New York Stock Exchange and certifications from the applicable registered holders of such warrants certifying the number of warrants held by the consenting warrantholders. WLBC also

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NOTES TO FINANCIAL STATEMENTS — (Continued)

filed and distributed a Schedule 14C Information Statement in connection with the warrant restructuring on September 17, 2009. The warrant restructuring and Private Shares restructuring became effective on October 7, 2009 after the receipt of stockholder approval of the acquisition of 1st Commerce Bank and the COI Amendments.

Warrant Letter Agreement with Sponsor

On August 13, 2009, WLBC entered into a Letter Agreement with Hayground Cove, whereby Hayground Cove agreed that it and its affiliates may only transfer any WLBC warrants they hold to an unaffiliated third party transferee if: (i) the transfer is part of a widespread public distribution of such warrants; (ii) the transferee controls more than 50.0% of WLBC’s voting securities without any transfer from Hayground Cove or any of its affiliates or (iii) the warrants transferred to a transferee (or group of associated transferees) would not constitute more than 2.0% of any class of WLBC’s voting securities.

Stockholder Approval to Become Western Liberty Bancorp

On October 7, 2009, WLBC’s stockholders approved certain proposals to amend its Amended and Restated Certificate of Incorporation (the “COI Amendments”) and its existing Investment Management Trust Agreement and the acquisition of 1st Commerce Bank at a special meeting of its stockholders held on October 7, 2009 (the “Special Meeting”).

Amendment to Trust Agreement

At the Special Meeting, WLBC’s stockholders authorized WLBC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) to distribute and terminate WLBC’s trust account pursuant to an Amendment No. 1 to the Investment Management Trust Agreement, dated October 7, 2009 (the “Trust Agreement Amendment”). The Trust Agreement Amendment amends the Trust Agreement, which provided that the Trustee could only liquidate the trust account upon the consummation of WLBC’s initial business combination or on November 27, 2009.

COI Amendments

The COI Amendments were also approved at the Special Meeting. The COI Amendments amended WLBC’s Amended and Restated Certificate of Incorporation as follows:

•	amended the definition of “Business Combination” to remove the requirement that WLBC’s initial acquisition of one or more assets or operating businesses needed to have a fair market value of at least 80.0% of WLBC’s net assets held in trust (net of taxes and amounts disbursed for working capital purposes and excluding the amount held in the trust account representing a portion of the underwriters’ discount) at the time of acquisition;

•	removed the prohibition on the consummation of a business combination if holders of an aggregate of 30.0% or more in interest of the shares of WLBC’s common stock issued in its initial public offering (“Public Shares”) exercised their conversion rights; and

•	removed the requirement that only holders of Public Shares who voted against WLBC’s initial business combination could covert their Public Shares into cash.

•	changed WLBC’s name from “Global Consumer Acquisition Corp.” to “Western Liberty Bancorp”;

•	changed WLBC’s corporate existence to perpetual, so WLBC will not be required to liquidate on November 27, 2009;

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•	deleted the provision in the Certificate of Incorporation that provided that in the event a business combination was not consummated prior to November 27, 2009, WLBC’s corporate purpose would automatically have been limited to effecting and implementing WLBC’s dissolution and liquidation and that WLBC’s powers would be limited to those set forth in Section 278 of the Delaware General Corporation Law and as otherwise may be necessary to implement the limited purpose; and

•	deleted the following restrictions only applicable to special purpose acquisition companies:

•	the requirement that a business combination be submitted to WLBC’s stockholders for approval and authorized by the vote of a majority of the Public Shares cast at a meeting of stockholders to approve such business combination;

•	the procedures for exercising conversion rights;

•	the provision for when funds may be disbursed from WLBC’s trust account established in connection with its initial public offering;

•	the provision that no other business combination could be consummated until WLBC initial business combination is consummated; and

•	the provision that holders of Public Shares would be entitled to receive distributions from WLBC’s trust account only in the event of WLBC’s liquidation or by demanding conversion.

Amendment to Amended and Restated Warrant Agreement

On October 7, 2009, WLBC and the Warrant Agent entered into an Amendment No. 1 (the “Warrant Agreement Amendment”) to the Amended and Restated Warrant Agreement. The Warrant Agreement Amendment (i) amends the definition of “Business Combination” as set forth in the Warrant Agreement to allow for the exercise of WLBC’s warrants immediately upon consummation of an initial business combination, subject to certain requirements as set forth in the Amended and Restated Warrant Agreement, and (ii) makes certain technical amendments to the Insider Letters in conformance with the COI Amendments and the Trust Agreement Amendment.

Service1st Merger Agreement

On November 6, 2009, WLBC, entered into a Merger Agreement (the “Merger Agreement”) with WL-S1 Interim Bank, a Nevada corporation (“Merger Sub”), Service1st Bank of Nevada, a Nevada-chartered non-member bank (“Service1st”) and Curtis W. Anderson, as representative of the former stockholders of Service1st, which provides for the merger (the “Merger”) of Merger Sub with and into Service1st, with Service1st being the surviving entity and becoming our wholly-owned subsidiary.

In connection with the Merger, WLBC intends to continue the process to become a bank holding company, which will enable us to participate in financial lines of business. WLBC banking operations will be conducted through Service1st, which will be the surviving entity pursuant to the Merger Agreement and will retain the Service1st name. Founded in 2007, Service1st holds a Nevada bank charter and will continue to operate following the consummation of the Merger. As a result of the Merger, all of the outstanding shares of Service1st common stock will be cancelled and automatically converted into the right of the holders of Service1st common stock to receive shares of our common stock.

The Merger is expected to be consummated upon the fulfilment of certain conditions, including (a) obtaining all necessary approvals from governmental agencies and other third parties that are required for the consummation of the transactions contemplated by the Merger Agreement, (b) the preparation and filing of a registration statement (which shall contain a proxy statement/prospectus) to register, under the Securities Act of 1933, as amended, the common shares of WLBC that will constitute the Merger consideration, (c) the

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NOTES TO FINANCIAL STATEMENTS — (Continued)

receipt of the affirmative vote of Service1st’s stockholders the receipt of the affirmative vote of WLBC’s stockholders to adopt the Merger Agreement and (d) other customary closing conditions. There is no guarantee when all of the conditions precedent to the consummation of the Merger will be satisfied.

As a result of the Merger, all of the outstanding shares of Service1st common stock will be cancelled and automatically converted into the right of the holders of Service1st common stock to receive shares of WLBC common stock. The base merger consideration shall be the greater of (a) $35 million and (b) the agreed upon tangible book value of Service1st on the last day of the calendar month immediately preceding the month in which the all regulatory approvals for the consummation of the Merger have been received (the “Valuation Date”), less the sum of (x) a portion of Service1st’s transaction expenses (y) $1 million and (z) the amount, if any, by which $29,166,667 exceeds the agreed upon tangible book value of Service1st as of the Valuation Date (the “Base Merger Consideration”). Furthermore, on or prior to the second anniversary of the consummation of the Merger (the “Closing Date”), if the closing price of the common stock of WLBC exceeds $12.75 per share for 30 consecutive trading days, then an additional “earn out” provision of 20.0% of the agreed upon tangible book value of Service1st at the close of business on the Valuation Date would be added to the purchase price; provided, however, that if the agreed upon tangible book value of Service1st as of the Valuation Date is less than $35 million, then the “earn out” provision shall be equal to 120% of the agreed upon tangible book value of WLBC as of the Valuation Date minus $35 million (if the result is positive) (the “Contingent Merger Consideration”). The number of shares to be issued to the stockholders of Service1st as of the Closing Date will be determined by dividing (a) the Base Merger Consideration by (b) the product of (x) the number of outstanding shares of Service1st common stock as of the Closing Date and (y) the average closing price of WLBC’s common stock for the five trading days immediately prior to and after the date on which all regulatory approvals for the Merger have been received (subject to certain adjustments as set forth in the Merger Agreement) (the “Exchange Ratio”). The number of additional shares to be issued to the former stockholders of Service1st as of the date any earn out consideration is due will be determined by dividing (a) the Contingent Merger Consideration by (b) the product of (x) the number of outstanding shares of Service1st common stock as of the Closing Date and (y) the average of the closing price of WLBC’s common stock for the first 30 consecutive trading days on which the closing price of WLBC’s common stock shall have been more than $12.75.

Additionally, all outstanding Service1st options and warrants shall be converted into options and warrants of similar tenor to purchase additional shares of WLBC common stock in amounts equal to the product of (a) the number of shares of Service1st common stock that would be issuable upon exercise of such option or warrant immediately prior to the Closing Date and (b) the Exchange Ratio. The per share exercise price for the warrants and options will be equal to the quotient determined by dividing (x) the per share exercise price for such option or warrant immediately prior to the Closing Date by (y) the Exchange Ratio. The shares of those Service1st stockholders who do not exercise their dissenter’s rights under Nevada law will be cancelled and extinguished and exchanged for each stockholder’s pro rata portion of the overall merger consideration. In addition, WLBC has agreed to make a capital contribution of $15 million to Service1st on the Closing Date.

Employment Agreement with William E. Martin

On February 8, 2010, WLBC entered into an amended and restated employment agreement with William E. Martin (the “Martin Employment Agreement”), who will become the Chief Executive Officer of WLBC and WLBC’s Nevada banking operations. In addition, WLBC and its board of directors shall take such action as is necessary to appoint or elect Mr. Martin to WLBC’s board of directors upon the consummation of the Merger. Mr. Martin is currently the Vice Chairman and Chief Executive Officer of Service1st.

Pursuant to the terms of the Martin Employment Agreement, Mr. Martin’s employment shall commence as of the Closing Date, and continue for an initial term of three years with one or more additional automatic one year renewal periods thereafter. Mr. Martin will be entitled to a base salary of not less than $325,000. In

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NOTES TO FINANCIAL STATEMENTS — (Continued)

addition, Mr. Martin will receive a one-time grant of restricted stock equal to $1 million divided by the closing price of WLBC’s common stock on the Closing Date. All restricted stock will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the Closing Date, subject to Mr. Martin’s continuous employment through each vesting date. Such restricted stock shall be subject to restrictions on transfer for a period of one year following each vesting date. Mr. Martin is also eligible to receive additional equity and other long-term incentive awards under any equity-based incentive compensation plans adopted by WLBC for which WLBC’s senior executives are generally eligible, and an annual discretionary incentive payment upon the attainment of one or more pre-established performance goals established by the Compensation Committee of WLBC’s board of directors. Mr. Martin shall be entitled to employee benefits in accordance with WLBC’s employee benefits programs. In addition, Mr. Martin shall be entitled to receive a one-time payment equal to his prior year’s salary in the event there is a change in control at WLBC’s Nevada banking operations and Mr. Martin remains the Chief Executive Officer of such through the closing of the change in control. The Martin Employment Agreement contains customary representations, covenants and termination provisions.

Employment Agreement with John S. Gaynor

In connection with the Merger, on November 6, 2009, WLBC entered into an employment agreement with John S. Gaynor (the “Gaynor Employment Agreement”), who will become the President and Chief Operating Officer of WLBC and WLBC’s Nevada banking operations upon consummation of the Merger. Mr. Gaynor is currently the President and Chief Operating Officer of Service1st.

Pursuant to the terms of the Gaynor Employment Agreement, Mr. Gaynor’s employment shall commence as of the Closing Date, and continue for an initial term of three years with one or more additional automatic one year renewal periods thereafter. Mr. Gaynor will be entitled to a base salary of not less than $300,000. In addition, subject to approval by WLBC’s stockholders, Mr. Gaynor will receive a one-time grant of restricted stock equal to $1 million divided by the closing price of WLBC’s common stock on the Closing Date. All restricted stock will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the Closing Date, subject to Mr. Gaynor’s continuous employment through each vesting date. Such restricted stock shall be subject to restrictions on transfer for a period of one year following each vesting date. Mr. Gaynor is also eligible to receive additional equity and other long-term incentive awards under any equity-based incentive compensation plans adopted by WLBC for which WLBC’s senior executives are generally eligible, and an annual discretionary incentive payment upon the attainment of one or more pre-established performance goals established by the Compensation Committee of WLBC’s board of directors. Mr. Gaynor shall be entitled to employee benefits in accordance with WLBC’s employee benefits programs. In addition, Mr. Gaynor shall be entitled to receive a one-time payment equal to his prior year’s salary in the event there is a change in control at WLBC’s Nevada banking operations and Mr. Gaynor remains the President and Chief Operating Officer of such through the closing of the change in control. The Gaynor Employment Agreement contains customary representations, covenants and termination provisions.

Employment Agreement with Richard Deglman

In connection with the Merger, on November 6, 2009, WLBC entered into an employment agreement with Richard Deglman (the “Deglman Employment Agreement” and, together with the Martin Employment Agreement and the Gaynor Employment Agreement (the “Employment Agreements”), who will become the Chief Credit Officer of WLBC’s Nevada banking operations upon consummation of the Merger. Mr. Deglman is currently the Chief Credit Officer of Service1st.

Pursuant to the terms of the Deglman Employment Agreement, Mr. Deglman’s employment shall commence as of the Closing Date, and continue for an initial term of three years with one or more additional automatic one year renewal periods thereafter. Mr. Deglman will be entitled to a base salary of not less than $250,000. Mr. Deglman is eligible to receive additional equity and other long-term incentive awards under any

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NOTES TO FINANCIAL STATEMENTS — (Continued)

equity-based incentive compensation plans adopted by WLBC for which WLBC’s senior executives are generally eligible, and an annual discretionary incentive payment upon the attainment of one or more pre-established performance goals established by the Compensation Committee of WLBC’s board of directors. Mr. Deglman shall be entitled to employee benefits in accordance with WLBC’s employee benefits programs. In addition, Mr. Deglman shall be entitled to receive a one-time payment equal to his prior year’s salary in the event there is a change in control at WLBC’s Nevada banking operations and Mr. Deglman remains the Chief Credit Officer of such through the closing of the change in control. The Deglman Employment Agreement contains customary representations, covenants and termination provisions.

Employment Agreement with George Rosenbaum

On December 18, 2009, Western Liberty Bancorp (“WLB”) entered into a second amended and restated employment agreement with George A. Rosenbaum, Jr. (the “Second A&R Employment Agreement”), pursuant to which Mr. Rosenbaum became WLBC’s Chief Financial Officer. The Second A&R Employment Agreement also provides that Mr. Rosenbaum will become the Executive Vice President and Chief Financial Officer of WLBC’s Nevada commercial banking operations upon the consummation of the Merger.

Pursuant to the terms of the Second A&R Employment Agreement, Mr. Rosenbaum’s employment shall commence as of January 1, 2010 (the “Effective Date”) and continue for an initial term of three years with one or more additional automatic one year renewal periods. Mr. Rosenbaum will be entitled to a base salary of not less than $200,000. In addition, Mr. Rosenbaum will receive a one time grant of restricted stock equal to $250,000 divided by the closing price of WLB’s common stock on the Effective Date. The restricted stock will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the Effective Date, subject to Mr. Rosenbaum’s continuous employment through each vesting date. Such restricted stock shall be subject to restrictions on transfer for a period of one year following each vesting date. Within 10 days following the Effective Date, Mr. Rosenbaum was entitled to receive a transaction bonus equal to a pro rata amount of his base salary for the period from the signing of his original employment agreement on July 28, 2009. As of January 1, 2010, Mr. Rosenbaum has received $67,000 as a portion of his transaction bonus. Mr. Rosenbaum is also eligible to receive an annual discretionary incentive payment, upon the attainment of one or more pre-established performance goals established by the board of directors of WLBC or its Compensation Committee. Mr. Rosenbaum shall be entitled to employee benefits in accordance with any employee benefits programs and policies adopted by WLBC. In addition, the Second A&R Employment Agreement contains customary representations, covenants and termination provisions.

Voting Agreement

On January 28 2010, certain stockholders of Service1st (the “Stockholders”) entered into an Amended and Restated Voting Agreement with WLBC (the “Voting Agreement”), whereby the Stockholders agreed to vote all of the shares of Service1st common stock currently beneficially owned by them or acquired by them after such date in favor of approval of the approval of the Merger. The Voting Agreement contains restrictions limiting the ability of the Stockholders to sell or otherwise transfer the shares of Service1st beneficially owned by them. The Voting Agreement terminates upon the earliest to occur of (i) the date of the effectiveness of the Merger and (ii) the date of the termination of the Merger Agreement in accordance with its terms.

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2.	SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

WLBC considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value.

At December 31, 2009, financial instruments that potentially expose WLBC to credit risk consist of cash and cash equivalents. WLBC maintains its cash balances in various financial institutions. The Federal Deposit Insurance Corporation insures balances in bank accounts up to $250,000 and the Securities Investor Protection Corporation insures balances up to $500,000 in brokerage accounts. WLBC has not experienced losses on these accounts and management believes WLBC is not exposed to significant risks on such accounts.

Stock based compensation

WLBC records compensation expense associated with stock based compensation measured at the grant date based on the fair value of the award and is recognized as expense over the service period. The terms and vesting schedules for stock-based awards vary by type of grant. Generally, the awards vest based on time-based or performance-based conditions.

Income Taxes

We comply with SFAS No. 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely thank not” test, no tax benefit is recorded.

Earnings per Share

Basic earnings per common share (“Basic EPS”) is computed by dividing the net income available to common stockholders by the weighted-average number of shares outstanding. Diluted earnings per common share (“Diluted EPS”) are computed by dividing the net income available to common stockholders by the weighted average number of common shares and dilutive common share equivalents then outstanding.

The 7,987,214 shares of common stock issued to WLBC’s initial stockholders were issued for $0.001 per share, which is considerably less than the Offering per share price. Such shares have been assumed to be retroactively outstanding since July 27, 2007, inception. As of July 20, 2009, 7,618,908 of those shares were restructured into warrants and 368,305 of those shares remain outstanding.

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For the years ended December 31, 2009 and 2008, potentially dilutive securities are excluded from the computation of fully diluted earnings per share as their effects are anti-dilutive.

The following table sets forth the computation of basic and diluted per share information:

			Period from
			June 28, 2007
	Year Ended	Year Ended	(Inception) to
	December 31, 2009	December 31, 2008	December 31, 2007

Numerator:
Net (loss) income available to common stockholders	$(14,994,281)	$(1,998,110)	$290,152

Denominator:
Weighted-average common shares outstanding	33,169,481	39,936,064	14,451,397
Dilutive effect of warrants and Restricted Stock Units	33,169,481	39,936,064	40,448,850

Weighted-average common shares outstanding, assuming dilution	33,169,481	39,936,064	54,900,247

Net (loss) income per share
Basic	$(0.45)	$(0.05)	$0.02

Diluted			$0.01

For the years ending December 31, 2009 and 2008, 48,067,758 and 31,948,850 warrants have been excluded from the computation of dilutive earnings per share as their exercise prices were greater than the average market price per common share and their effect is antidilutive.

Fair Value of Financial Instruments

The Company measures fair value in accordance with generally accepted accounting principles. Fair value measurements are applied under other accounting pronouncements that require or permit fair value measurements. The provisions are to be applied prospectively as of the beginning of the fiscal year in which it is initially adopted, with any transition adjustment recognized as a cumulative-effect adjustment to the opening balance of retained earnings. The adoption of this standard had no significant impact on the Company’s financial statements.

Recently Issued Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued the FASB Accounting Standards Codification (the “ASC”). The ASC has become the single source of non-governmental accounting principles generally accepted in the United States (“GAAP”) recognized by the FASB in the preparation of financial statements. The ASC does not supersede the rules or regulations of the Securities and Exchange Commission (“SEC”), therefore, the rules and interpretive releases of the SEC continue to be additional sources of GAAP for the Company. The Company adopted the ASC as of June 30, 2009.

Effective June 30, 2009, the Company adopted a new accounting standard issued by the FASB related to the disclosure requirements of the fair value of financial instruments. This standard expands the disclosure requirements of fair value (including the methods and significant assumptions used to estimate fair value) of certain financial instruments to interim period financial statements that were previously only required to be disclosed in financial statements for annual periods. In accordance with this standard, the disclosure

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requirements have been applied on a prospective basis and did not have a material impact on the Company’s financial statements.

Effective June 30, 2009, the Company adopted a newly issued accounting standard related to accounting for and disclosure of subsequent events in its financial statements. This standard provides the authoritative guidance for subsequent events that was previously addressed only in United States auditing standards. This standard establishes general accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued and requires the Company to disclose the date through which it has evaluated subsequent events and whether that was the date the financial statements were issued or available to be issued. This standard does not apply to subsequent events or transactions that are within the scope of other applicable GAAP that provide different guidance on the accounting treatment for subsequent events or transactions. The adoption of this standard did not have a material impact on the Company’s financial statements.

In August 2009, the FASB issued an amendment to the accounting standards related to the measurement of liabilities that are recognized or disclosed at fair value on a recurring basis. This standard clarifies how a company should measure the fair value of liabilities and that restrictions preventing the transfer of a liability should not be considered as a factor in the measurement of liabilities within the scope of this standard. This standard is effective for the Company on October 1, 2009. The Company does not expect the impact of its adoption to be material to its financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on WLBC’s financial statements.

3.	INITIAL PUBLIC OFFERING

On November 27, 2007, WLBC sold 31,948,850 Units, including 1,948,850 Units from the partial exercise of the underwriters’ over-allotment option, at an Offering price of $10.00 per Unit. Each Unit consists of one share of WLBC’s common stock, $.0001 par value, and one Redeemable Common Stock Purchase Warrant (“Warrant”). Each Warrant entitles the holder to purchase from WLBC one share of common stock at an exercise price of $7.50 per share commencing the later of the completion of a Business Combination or November 27, 2009 and expiring November 27, 2012. WLBC may redeem the Warrants at a price of $0.01 per Warrant upon 30 days notice after the Warrants become exercisable, but only in the event that the last sale price of the common stock is at least $14.25 per share for any 20 trading days within a 30 trading day period ending three business days prior to the date on which the notice of redemption is given. The terms of the warrants were amended on July 20, 2009, as described in Note 1.

WLBC agreed to pay the underwriters in the Offering an underwriting commission of 7% of the gross proceeds of the Offering. However, the underwriters agreed that approximately 3% of the underwriting discount will not be payable unless and until WLBC completes a Business Combination and have waived their right to receive such payments upon WLBC’s liquidation if it is unable to complete a Business Combination. As of December 31, 2009 WLBC paid $4,027,260 of the deferred underwriters discount and has entered into mutual releases with all of the underwriters. Pursuant to the agreements, all obligations of WLBC to pay any fees and/or expenses to the underwriters were deemed fully satisfied.

On November 27, 2007, certain of the initial stockholders purchased an aggregate of 8,500,000 warrants (the “Private Warrants”) from WLBC in a private placement pursuant to the exemption from registration contained in Section 4(2) of the Securities of Act of 1933, as amended. The warrants were sold for a total purchase price of $8,500,000, or $1.00 per warrant. The private placement took place simultaneously with the consummation of the Offering. Each warrant is exercisable to one share of common stock. The exercise price on the warrants is $7.50. The Private Warrants are also subject to a lock-up agreement with WLBC’s underwriters and will not be transferable before the consummation of a Business Combination. The holders of

WESTERN LIBERTY BANCORP

NOTES TO FINANCIAL STATEMENTS — (Continued)

the Private Warrants are also entitled, at any time and from time to time, to exercise the Private Warrants on a cashless basis at the discretion of the holder. The proceeds from the sale of the Private Warrants have been deposited into the trust account, subject to a trust agreement. The terms of the warrants were amended on July 20, 2009, as described in Note 1.

Based upon observable market prices, WLBC determined that the grant date fair value of the Private Warrants was $1.10 per warrant, $9,350,000 in the aggregate. The valuation was based on all comparable initial public offerings by blank check companies in 2007. WLBC recorded compensation expense of $850,000 over a 24 month service period in connection with the Private Warrants, which is the amount equal to the grant date fair value of the warrants minus the purchase price. WLBC estimated the service period as the estimated time to complete a Business Combination.

The holders of a majority of all of the Private Shares (Note 6) and shares of common stock issuable upon exercise of the Private Warrants will be entitled to make up to two demands that WLBC register these securities pursuant to an agreement signed in connection with the insider private placement. Such holders may elect to exercise these registration rights at any time after the date of the Offering. In addition, these stockholders have certain “piggy-back” registration rights with respect to registration statements WLBC might file subsequent to the date of the Offering. WLBC will bear the expenses incurred in connection with the filing of any such registration statements.

4.	RELATED PARTY TRANSACTIONS

Certain of WLBC’s officers, directors and its Initial Stockholders are also officers, directors, employees and affiliated entities of Hayground Cove Asset Management LLC, WLBC’s sponsor.

Services Agreement

WLBC agreed to pay Hayground Cove Asset Management LLC, $10,000 per month, plus out-of-pocket expenses not to exceed $10,000 per month, for office space and services related to the administration of WLBC’s day-to-day activities. This agreement was effective upon the consummation of the Offering and terminated on August 31, 2009. WLBC incurred $13,000 in connection with this agreement for the period from June 28, 2007 (inception) to December 31, 2007, $120,000 for the year ended December 31, 2008 and $80,000 for the year ended December 31, 2009.

Payment for Due Diligence Services

In October 2009, WLBC made a one-time payment of $2,600,000 to Hayground Cove Asset Management LLC for due diligence and other services related to various acquisition opportunities and other activities since WLBC’s inception. Proceeds from the payment were disbursed by Hayground Cove Asset Management LLC to certain of its employees, affiliates and consultants (some of whom also serve as WLBC’s officers and/or directors) that provided support to WLBC in connection with its efforts in finding and pursuing potential transactions.

5.	INCOME TAXES

At December 31, 2009, WLBC had no federal income tax expense or benefit but did have a federal tax net operating loss carry-forward of approximately $13,335,848. The federal net operating loss carry-forwards will begin to expire in 2027, unless previously utilized. Pursuant to Internal Revenue Code Sections 382 and 383, use of WLBC’s net operating loss carry-forwards may be limited if a cumulative change in ownership of more than 50% occurs within a three-year period. No assessment has been made as to whether such a change in ownership has occurred.

WESTERN LIBERTY BANCORP

NOTES TO FINANCIAL STATEMENTS — (Continued)

Significant components of WLBC’s net deferred tax assets at December 31, 2009, 2008 and 2007 are shown below. A valuation allowance of $5,215,000, $2,530,300 and $216,300 has been established to offset the net deferred tax assets at December 31, 2009, 2008 and 2007, respectively, as realization of such assets is uncertain.

	2009	2008	2007

Noncurrent net operating loss carryforwards	$4,550,000	$98,100	$14,700
Start-up costs	175,000	770,200	105,000
Other noncurrent	490,000	1,662,000	96,600

Total deferred tax assets	5,215,000	2,530,300	216,300
Deferred tax asset valuation allowance	(5,215,000)	(2,530,300)	(216,300)

Net deferred taxes	$—	$—	$—

As of December 31, 2009, 2008 and 2007 no provision for state and local income has been made since WLBC was formed as a vehicle to effect a Business Combination and as a result does not conduct operations and is not engaged in a trade or business in any state.

The Company’s policy is to include interest and penalties related to unrecognized tax benefits within the Company’s provision for (benefit from) income taxes. The Company recognized no amounts for interest and penalties related to unrecognized tax benefits in 2009 and 2008 and as of December 31, 2009 and 2008, had no amounts accrued for interest and penalties.

The Company is subject to U.S. federal income tax and tax years since June 27, 2007 (inception) remain open and subject to examination by the appropriate governmental agencies in the U.S.

6.	STOCKHOLDERS’ EQUITY

Preferred Stock

WLBC is authorized to issue 1,000,000 shares of blank check preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

Common Stock

WLBC issued 8,625,000 shares of common stock to the Initial Stockholders for cash proceeds of $8,625 (the “Private Shares”). In the event the 4,500,000 over-allotment Units (Note 2) were not issued, the Initial Stockholders would be required to redeem the Private Shares in an amount sufficient to cause the amount of issued and outstanding Private Shares to equal 20% of WLBC’s aggregate amount of issued and outstanding coming stock after giving effect to the issuance of common stock in connection with the Offering. The underwriters exercised 1,948,850 Units of the 4,500,000 over-allotment Units. The underwriters had 30 days from November 27, 2007 to exercise their over-allotment option. Therefore, as of December 27, 2007, 637,787 shares of the Initial Stockholders’ Founder shares were redeemed.

On October 7, 2009, 21,357,987 shares of common stock were redeemed and 7,618,908 shares of common stock were restructured into warrants as a result of the shareholder meeting (Note 1).

At December 31, 2008 and 2007, there were 40,448,339 shares of common stock reserved for issuance upon exercise of WLBC’s outstanding options and warrants. At December 31, 2009, there were 48,267,758 shares of common stock reserved for issuance upon exercise of WLBC’s outstanding options and warrants.

WESTERN LIBERTY BANCORP

NOTES TO FINANCIAL STATEMENTS — (Continued)

Restricted Stock

Pursuant to Letter Agreements dated December 23, 2008 between WLBC and each of its independent directors, Richard A.C. Coles, Michael B. Frankel and Mark Schulhof, and a letter agreement dated as of April 28, 2009 between WLBC and Daniel B. Silvers, WLBC’s President, WLBC granted each independent director and Mr. Silvers 50,000 restricted stock units with respect to shares of WLBC’s common stock, subject to certain terms and conditions. The restricted stock units shall fully vest on the closing date of a business combination. Settlement of vested restricted stock units will occur on the date that is 180 calendar days after the vesting date. Restricted stock units will be settled by delivery of one share of WLBC’s common stock for each restricted stock unit settled. WLBC will incur compensation expense equal to the grant date fair value of the restricted stock units. Based upon the market price of WLBC common shares at grant date, WLBC determined that the grant date fair value of the restricted stock units was $9.25 per unit, $1,850,000 in the aggregate. WLBC will record compensation expense of $1,850,000 over an estimated vesting period of 266 days. WLBC estimated the vesting period as the estimated number of days from the grant date to the estimated closing date of the business combination. WLBC recorded $587,688 in compensation expense due to the restricted stock units for the year ended December 31, 2009. $1,262,312 remains unamortized.

WLBC will also provide a one-time grant of restricted stock equal to $250,000 divided by the closing price of WLBC’s common stock on the closing date of the Merger to George A. Rosenbaum Jr., WLBC’s Chief Financial Officer. In addition, WLBC shall also issue restricted stock with respect to shares of our common stock to each of William E. Martin, who will become a member of our board of directors and serve as our Chief Executive Officer and as Chief Executive Officer of Service1st, and John S. Gaynor, who will serve as WLBC President and Chief Operating Officer and as the President and Chief Operating Officer of Service1st. Each of Messrs. Martin and Gaynor will be issued restricted shares of WLBC common stock in an amount equal to $1.0 million divided by the closing price of our common stock on the closing date of the Merger in consideration for their future services, subject to the closing of the Acquisition and the approval of the restricted stock proposal by our stockholders.

7.	FAIR VALUE MEASUREMENTS

The Company defines fair value as the amount at which an asset (or liability) could be bought (or incurred) or sold (or settled) in a current transaction between willing parties that is, other than a forced or liquidation sale. The fair value estimates presented in the table below are based on information available to the Company as of December 31, 2009 and 2008.

The accounting standard regarding fair value measurements discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The standard utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

•	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•	Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.

WESTERN LIBERTY BANCORP

NOTES TO FINANCIAL STATEMENTS — (Continued)

The carrying value and fair value of the Company’s significant financial assets and liabilities and the necessary disclosures for the periods are presented as follows:

	Financial Assets at Fair Value as of December 31, 2009
				Significant
	Fair Value	Quoted Prices in	Significant Other	Unobservable
	December 31,	Active Markets	Observable Inputs	Inputs
Description	2009	(Level 1)	(Level 2)	(Level 3)

Assets:
Investments held in trust	$—	$—	$—	$—
Cash and cash equivalents	87,969,242	87,969,242	—	—

Total	$87,969,242	$87,969,242	$—	$—

	Financial Assets at Fair Value as of December 31, 2008
				Significant
	Fair Value	Quoted Prices in	Significant Other	Unobservable
	December 31,	Active Markets	Observable Inputs	Inputs
Description	2008	(Level 1)	(Level 2)	(Level 3)

Assets:
Investments held in trust	$316,692,141	$—	$316,692,141	$—

Total	$316,692,141	$—	$316,692,141	$—

Investments in Registered Money Market Funds

As of December 31, 2009, approximately $87,000,064 of the Company’s cash and cash equivalents were invested in the Federated U.S. Treasury Cash Reserve Fund (UTIXX) and the Goldman Sachs Financial Square Funds — Treasury Instruments Fund (FTIXX). Both funds, under normal circumstances, invests their assets exclusively in obligations of the U.S. Treasury, including Treasury bills, bonds and notes and other obligations issued or guaranteed by the U.S. Treasury.

The fair values of the Company’s investments money market funds are determined through market, observable and corroborated sources.

The carrying amounts reflected in the balance sheets for other current assets and accrued expenses approximate fair value due to their short-term maturities.

Investments Previously Held in Trust

Prior to the liquidation of the Trust Account on October 7, 2009, the Company’s investments held in trust were invested in the Federated U.S. Treasury Cash Reserve Fund. For the period January 1, 2009 to January 15, 2009, the Company’s investments held in trust were invested in the JP Morgan U.S. Treasury Plus Money Market Fund. The Company recognized interest income of $86,382 on these investments for the period from January 1, 2009 to October 7, 2009.

8.	COMMITMENTS AND CONTINGENCIES

There is no material litigation currently pending against WLBC or any members of its management team in their capacity as such.

The Initial Stockholders have waived their right to receive distributions with respect to their Private Shares upon WLBC’s liquidation.

WESTERN LIBERTY BANCORP

NOTES TO FINANCIAL STATEMENTS — (Continued)

Pursuant to an employment agreement effective August 1, 2007 between WLBC and its former CEO, WLBC’s former CEO obtained an option to purchase 475,000 shares of Private Shares at a purchase price of $0.001 per share from WLBC’s sponsor and its affiliates, which option will vest on the date (the “Trigger Date”) that is one year after the closing of a qualifying Business Combination, but the vesting will occur only if the appreciation of the per share price of WLBC’s common stock is either (i) greater than 1x the Russell 2000 hurdle rate on the Trigger Date or (ii) exceeds the Russell 2000 hurdle rate for 20 consecutive trading days after the Trigger Date. The Russell hurdle rate means the Russell 2000 Index performance over the period between the completion of the Offering and the Trigger Date. The amount of the option was increased by the amount of shares equal to 10,000 shares for each $10,000,000 of gross proceeds from the exercise of the underwriters over-allotment option. As a result the option was increased to 495,000 shares due to the exercise of 1,948,850 Units of the underwriters over-allotment option.

WLBC determined that the fair value of the options on the date of grant, November 27, 2007 was $4,573,597. The fair value of the option is based on a Black-Scholes model using an expected life of three years, stock price of $9.25 per share, volatility of 33.7% and a risk-free interest rate of 4.98%. However, because shares of WLBC’s common stock did not have a trading history, the volatility assumption is based on information that was available to WLBC. WLBC believes that the volatility estimate is a reasonable benchmark to use in estimating the expected volatility of shares of WLBC’s common stock. In addition, WLBC believes a stock price of $9.25 per share is a fair assumption based on WLBC’s observation of market prices for comparable shares of common stock. This assumption is based on all comparable initial public offerings by blank check companies in 2007. The stock based compensation expense will be recognized over the service period of 24 months. WLBC estimated the service period as the estimated time to complete a business combination. However, pursuant to a Settlement Agreement dated December 23, 2008, the options were deemed to be fully vested as of the effective date of the Settlement Agreement. As a result, the entire remaining compensation expense was recognized by WLBC on December 23, 2008. WLBC recognized $237,973 in stock based compensation expense related to the options for the period from June 28, 2007 (inception) to December 31, 2007, $4,155,368 for the year ended December 31, 2008 and $0 for the year ended December 31, 2009. The Company also, as required under the terms of the Settlement Agreement, paid $247,917 in compensation expenses related to a severance payment to the former CEO during January 2009.

Indemnifications

WLBC has entered into agreements with its directors to provide contractual indemnification in addition to the indemnification provided in its amended and restated certificate of incorporation. WLBC believes that these provisions and agreements are necessary to attract qualified directors. WLBC’s bylaws also will permit it to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. WLBC has purchased a policy of directors’ and officers’ liability insurance that insures WLBC’s directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

9.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through February 8, 2010, the date on which the financial statements were issued.

WESTERN LIBERTY BANCORP

NOTES TO FINANCIAL STATEMENTS — (Continued)

10.	SUMMARIZED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

WLBC’s unaudited condensed quarterly financial information is as follows for the year ended December 31, 2009 and 2008:

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
	2009	2009	2009	2009

Year Ended December 31, 2009
Operating Expenses	$(6,489,150)	$(5,063,587)	$(2,562,515)	$(922,203)
Interest income	51,912	5,925	10,562	70,622

Net (loss) income for the period	$(6,437,238)	$(5,057,662)	$(2,551,953)	$(851,581)
Weighted average number of common shares outstanding not subject to possible redemption, basic	33,169,481	39,936,064	39,936,064	39,936,064
Weighted average number of common shares outstanding not subject to possible redemption, diluted	75,444,175	39,936,064	39,936,064	80,384,913
Net (loss) income per common share not subject to possible redemption, basic	$(0.19)	$(0.13)	$(0.06)	$(0.02)
Net (loss) income per common share not subject to possible redemption, diluted		$(0.13)	$(0.06)	$(0.02)

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
	2008	2008	2008	2008

Year Ended December 31, 2008
Operating Expenses	$(3,998,364)	$(1,176,160)	$(1,150,529)	$(918,942)
Interest income	431,067	1,750,226	1,481,237	2,028,919

Net (loss) income for the period	$(3,567,297)	$574,066	$330,708	$1,109,977
Weighted average number of common shares outstanding not subject to possible redemption, basic	39,936,063	39,936,063	39,936,063	39,936,063
Weighted average number of common shares outstanding not subject to possible redemption, diluted	80,384,913	80,384,913	80,384,913	80,384,913
Net (loss) income per common share not subject to possible redemption, basic	$(0.09)	$0.01	$0.01	$0.03
Net (loss) income per common share not subject to possible redemption, diluted	$(0.09)	$0.01	$0.00	$0.01

Annex A

AGREEMENT AND PLAN OF MERGER
among
WESTERN LIBERTY BANCORP,
as Parent,
WL-S1 INTERIM BANK,
as Merger Sub,
SERVICE1ST BANK OF NEVADA,
as Bank,
and
CURTIS W. ANDERSON,
as Former Stockholders’ Representative
Dated as of November 6, 2009

SCHEDULES

Schedule I	Stockholders
Schedule II	Definitions
Schedule III	Notices / Addresses
Bank Schedule 5.1	Capital Structure
Bank Schedule 5.1(a)	Capital Stock Rights
Bank Schedule 5.1(b)	Outstanding Bank Stock Option
Bank Schedule 5.1(c)	Warrants
Bank Schedule 5.2(a)	Jurisdictions
Bank Schedule 5.2(b)	No Action
Bank Schedule 5.4	No Violations, Conflicts, Etc.
Bank Schedule 5.5	Bank Regulatory Approvals
Bank Schedule 5.6	Regulatory Reports
Bank Schedule 5.7(a)	Validity of Loans
Bank Schedule 5.7(b)	Defaulted Loans
Bank Schedule 5.7(c)	Certain Letters of Credit
Bank Schedule 5.7(d)	Noncompliance in Making Loans
Bank Schedule 5.8	Insider Loans
Bank Schedule 5.9	Participation Loans
Bank Schedule 5.10(a)	Financial Statements
Bank Schedule 5.10(b)	Internal Control
Bank Schedule 5.10(c)	Bank Auditor Reports
Bank Schedule 5.11(a)	Undisclosed Liabilities
Bank Schedule 5.11(b)	Off-balance Sheet Arrangements
Bank Schedule 5.12	Environmental Matters
Bank Schedule 5.12(d)	Environmental Studies
Bank Schedule 5.13	Tax Matters
Bank Schedule 5.14	Legal Proceedings
Bank Schedule 5.15(a)	Compliance with Laws
Bank Schedule 5.15(b)	Permits
Bank Schedule 5.15(c)	Non-compliance with Governmental Laws
Bank Schedule 5.16(a)	Employee Benefit Plans
Bank Schedule 5.16(b)	Non-qualified Benefit Arrangements
Bank Schedule 5.16(d)	Benefits for Health, Life or Welfare-type Benefits
Bank Schedule 5.16(e)	Non-complying Benefit Arrangements
Bank Schedule 5.16(g)	Benefit Arrangement Obligations
Bank Schedule 5.16(h)	Collective Bargaining Arrangements
Bank Schedule 5.16(i)	Bank Employees
Bank Schedule 5.17(a)	Certain Contracts
Bank Schedule 5.17(b)	Validity of Contracts
Bank Schedule 5.18(a)	Absence of Changes
Bank Schedule 5.18(b)	Absence of Material Adverse Effect
Bank Schedule 5.19	Brokers and Finders
Bank Schedule 5.20(a)	Insurance
Bank Schedule 5.20(b)	Insurance Claims

Bank Schedule 5.21(a)	Real Property
Bank Schedule 5.21(b)	Real Property Leases
Bank Schedule 5.21(c)	Description of Real Property Leases
Bank Schedule 5.21(d)	Agreements for Disposition of Leased Premises
Bank Schedule 5.21(e)	Lease Improvements
Bank Schedule 5.21(f)	Liens
Bank Schedule 5.23	Condition of Assets
Bank Schedule 5.24	Location and Conduct of Business
Bank Schedule 5.25(a)	Intellectual Property
Bank Schedule 5.25(b)(i)	Defaulted IP Contracts
Bank Schedule 5.25(b)(ii)	Consent for IP Contracts
Bank Schedule 5.25(c)	Infringement of Intellectual Property Rights
Bank Schedule 5.26	Insider Party Transactions
Bank Schedule 5.27(b)	Deposit Summary
Bank Schedule 5.27(c)	Deposits of Governmental Funds
Bank Schedule 5.29	Adequacy of Capital
Bank Schedule 5.31	Excess Payments
Bank Schedule 7.5	Corporate and Other Consents
Bank Schedule 8.8	Appointed Directors
Bank Schedule 8.10	Indemnification Agreements
Bank Schedule 10.2(c)	Required Bank Consents
Parent Schedule 6.3	No Violations, Conflicts, Etc.
Parent Schedule 6.4	Regulatory Approvals
Parent Schedule 6.5	Brokers and Finders
Parent Schedule 8.3	Third Party Consents
Parent Schedule 10.3(c)	Required Parent Consents

EXHIBITS

Exhibit A           Letter of Transmittal

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made effective as of November 6, 2009, by and among WESTERN LIBERTY BANCORP, a Delaware corporation with its principal place of business in New York, New York (“Parent”), WL-S1 INTERIM BANK, a Nevada corporation (“Merger Sub”), SERVICE1ST BANK OF NEVADA, a Nevada-chartered non-member bank (“Bank”), and CURTIS W. ANDERSON, an individual, as the representative of the Persons who will be former stockholders of Bank after the Closing (the “Former Stockholders’ Representative”). Parent, Merger Sub, Bank and the Former Stockholders’ Representative are sometimes individually referred to herein as a “Party” or collectively referred to herein as the “Parties”.

RECITALS

WHEREAS, Parent, Merger Sub and Bank intend to effect a merger, whereby Merger Sub shall be merged with and into Bank (the “Merger”), upon the terms and subject to the conditions of this Agreement and in accordance with the Nevada Revised Statutes (“Nevada Law”);

WHEREAS, the Parties intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code;

WHEREAS, the board of directors of Bank (the “Bank Board”) has (i) approved the Agreement, the Merger and the other transactions contemplated by this Agreement and declared the Merger’s advisability, (ii) determined that it is in the best interest of the Bank Stockholders to consummate the Merger on the terms and subject to the conditions of this Agreement and the other transactions contemplated hereby, and (iii) recommended that the Bank Stockholders adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement (collectively, the “Bank Board Approval”);

WHEREAS, concurrently with the execution of this Agreement, each of the Stockholders listed on Schedule I is entering into a voting agreement with Parent; and

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (i) approved the Agreement, the Merger and the other transactions contemplated by this Agreement and declared the Merger’s advisability, (ii) determined that it is in the best interest of the Parent Stockholders to consummate the Merger on the terms and subject to the conditions of this Agreement and the other transactions contemplated hereby, (iii) authorized the issuance of the shares of Parent Common Stock as contemplated pursuant to this Agreement (the “Parent Shares”), and (iv) recommended that the stockholders of Parent (the “Parent Stockholders”) approve the issuance of the Parent Shares as contemplated pursuant to this Agreement (collectively, the “Parent Board Approval”); and

WHEREAS, concurrently herewith, each of William E. Martin, John S. Gaynor and Richard Deglman has entered into an employment agreement (each, an “Employment Agreement”) with the Surviving Corporation, with each employment agreement to be effective, if at all, only upon the Closing Date.

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1  Certain Definitions.  Unless the context otherwise requires, capitalized terms used in this Agreement shall have the meanings set forth herein or in Schedule II attached hereto. References to Articles, Sections, Exhibits and Schedules refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

ARTICLE 2

THE MERGER

2.1  The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Nevada Law, the Merger shall occur, the separate corporate existence of Merger Sub shall cease and Bank shall continue as the surviving corporation. Bank, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”.

2.2  Filing; Effective Time.  Upon the terms and subject to the conditions of this Agreement and in accordance with Nevada Law, the Parties hereto shall cause the Merger to be consummated by filing articles of merger, in such appropriate form as determined by the Parties, with the Secretary of State of Nevada (the “Articles of Merger”) (the date and time of such filing (or such later date and time as may be agreed in writing by Bank and Parent and specified in the Articles of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date.

2.3  Effect Of The Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and Section 92A.250 of Nevada Law and other applicable provisions of Nevada Law. Without limiting the generality of the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of Bank and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Bank and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4  Articles of Incorporation; Bylaws.

(a) At the Effective Time, the Articles of Incorporation of Bank, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and as provided by such Articles of Incorporation of the Surviving Corporation.

(b) At the Effective Time, the Bylaws of Bank, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

2.5  Directors and Officers.  The initial directors of the Surviving Corporation shall be the directors of Bank immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Bank immediately prior to the Effective Time, until their respective successors are duly appointed. For the avoidance of doubt, nothing in this Agreement shall affect the ability of Parent to elect additional directors of Bank after the Effective Time.

2.6  Effect on Bank Stock Options.  Bank and Parent shall take all actions necessary (including any required notices by Bank) to provide that, effective as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding Bank Stock Option shall cease to represent the right to acquire shares of Bank Common Stock and shall instead be converted automatically into options to acquire shares of Parent Common Stock as provided below, and such options will be assumed by Parent on substantially the same terms and conditions as were applicable under such Bank Stock Options immediately prior to the Effective Time; provided, however, that from and after the Effective Time, (i) each Bank Stock Option will be exercisable for a number of shares of Parent Common Stock equal to the product of the number of shares of Bank Common Stock that would be issuable upon exercise of such Bank Stock Option outstanding immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the Parent Common Stock issuable upon exercise of such assumed Bank Stock Option will be equal to the quotient determined by dividing the per share exercise price for such Bank Stock Option outstanding immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. The exercise price and the number of shares purchasable pursuant to the assumed Bank Stock Options as well as the terms and conditions of exercise of such assumed options are intended to comply with Sections 424(a) and 409A of the Code. Any restriction on the exercisability of such Bank Stock Option in effect as of the date hereof will continue in full force and effect, and the term, exercisability, and vesting schedule of such Bank Stock Option as in effect of the date hereof will remain unchanged. For the avoidance of doubt, neither the

Merger nor the actions contemplated by this Section 2.6 will terminate any of the outstanding Bank Stock Options or accelerate the exercisability or vesting of such Bank Stock Options. As soon as practicable after the Effective Time, but no later than fifteen (15) days following the Effective Time, Parent shall deliver to each holder of Bank Stock Options an appropriate notice setting forth such holder’s rights pursuant thereto after giving effect to the adjustments required by this Section 2.6. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of such assumed Bank Stock Options pursuant to the terms set forth in this Section 2.6. As soon as practicable, but no later than fifteen (15) days following the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or on such other registration statement form as may be required under Applicable Law) to register a number of shares of Parent Common Stock subject to the Bank Stock Options assumed pursuant to this Section 2.6.

2.7  Effect on Bank Warrants.  Bank and Parent shall take all actions necessary (including any required notices by Bank) to provide that, effective as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding Bank Warrant shall cease to represent the right to acquire shares of Bank Common Stock and shall instead be converted automatically into warrants to acquire shares of Parent Common Stock as provided below, and such warrants will be assumed by Parent on substantially the same terms and conditions as were applicable under such Bank Warrants immediately prior to the Effective Time; provided, however, that from and after the Effective Time, (i) each Bank Warrant will be exercisable for a number of shares of Parent Common Stock equal to the product of the number of shares of Bank Common Stock that would be issuable upon exercise of such Bank Warrant outstanding immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the Parent Common Stock issuable upon exercise of such assumed Bank Warrant will be equal to the quotient determined by dividing the per share exercise price for such Bank Warrant outstanding immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Any restriction on the exercisability of such Bank Warrant in effect as of the date hereof will continue in full force and effect, and the term, exercisability, and vesting schedule of such Bank Warrant as in effect of the date hereof will remain unchanged. For the avoidance of doubt, neither the Merger nor the actions contemplated by this Section 2.7 will terminate any of the outstanding Bank Warrants or accelerate the exercisability or vesting of such Bank Warrants. As soon as practicable after the Effective Time, but no later than fifteen (15) days following the Effective Time, Parent shall deliver to each holder of Bank Warrants an appropriate notice setting forth such holder’s rights pursuant thereto after giving effect to the adjustments required by this Section 2.7. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of such assumed Bank Warrants pursuant to the terms set forth in this Section 2.7. As soon as practicable, but no later than fifteen (15) days following the Effective Time, Parent shall prepare and file with the SEC a registration statement as may be required under Applicable Law to register a number of shares of Parent Common Stock subject to the Bank Warrants assumed pursuant to this Section 2.7.

2.8  Effect on Capital Stock of Bank.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Bank or the holders of any Shares or any shares of capital stock of Merger Sub, the following will occur:

(a) Subject to Section 2.8(b) and Section 2.8(c), each Share issued and outstanding immediately prior to the Effective Time, other than any Share to be cancelled pursuant to Section 2.8(b) and the Dissenting Shares, will, without any further action on the part of the holder thereof, be cancelled and extinguished and automatically converted into the right to receive the following (the “Per Share Merger Consideration”):

(i) a number of shares of Parent Common Stock equal to (A) the Base Merger Consideration divided by (B) the product of the Total Outstanding Bank Common Stock and the Parent Common Stock Approval Date Price (the “Exchange Ratio”); and

(ii) if and when there is any Contingent Merger Consideration payable pursuant to Section 3.2(a)(ii), a number of shares of Parent Common Stock equal to (A) the Contingent Merger

Consideration divided by (B) the product of the Total Outstanding Bank Common Stock and the Parent Common Stock Subsequent Trading Price.

(b) Each Share held by Bank immediately prior to the Effective Time shall be cancelled and extinguished and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c) Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any Bank Stockholder who is entitled to dissent and properly dissents and demands payment of the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Sections 92A.300 through 92A.500, inclusive, of the Nevada Law (the “Dissenters’ Rights Sections” and, such shares, the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, but instead such holder shall be entitled solely to receive payment of the fair value of such Dissenting Shares, plus accrued interest, in accordance with the provisions of the Dissenters’ Rights Sections. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the payment of the fair value of such shares in accordance with the provisions of the Dissenters’ Rights Sections. Notwithstanding the foregoing, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to demand payment of fair value under the Dissenters’ Rights Sections, or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by the Dissenters’ Rights Sections, then the right of such holder to be paid the fair value of such Dissenting Shares under the Dissenters’ Rights Sections shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Per Share Merger Consideration. Bank shall deliver prompt notice to Parent of any demands for payment of the fair value of any Shares received by it prior to the Effective Time, withdrawals of such demands and any related instruments served pursuant to Nevada Law received by Bank prior to the Effective Time, and Parent shall have the right to participate in and manage all negotiations and proceedings with respect to such demands. Bank shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing except to the extent a court determines fair value exceeds the amount offered by Bank, and assesses the costs of fair value against the Bank, pursuant to Section 92 A.490 of the Nevada Law.

2.9  Effect on Capital Stock of Merger Sub.  Each share of common stock, par value $0.10 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. From and after the Effective Time, each certificate evidencing ownership of shares of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall evidence ownership of such shares of common stock of the Surviving Corporation.

2.10  Surrender of Certificates.

(a) Exchange Agent.  Prior to the Effective Time, Parent shall designate Wells Fargo Bank, National Association or, if not Wells Fargo Bank, National Association, then a United States bank, trust company or other party reasonably acceptable to Bank, to act as the exchange agent (the “Exchange Agent”) in the Merger.

(b) Exchange Procedures.

(i) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail or deliver to each holder of record (as of the Effective Time) a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented the outstanding Shares a letter of transmittal (a “Letter of Transmittal”) in substantially the form attached hereto as Exhibit A.

(ii) Promptly following surrender or delivery of the Certificates for cancellation or delivery of the Affidavit to the Exchange Agent, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Parent or the Exchange Agent, each Bank Stockholder shall be entitled to receive in exchange therefor the consideration to which such Bank Stockholder is entitled pursuant to Section 2.8 and the Certificate(s) so surrendered shall be cancelled.

(iii) No interest shall be paid or accrue on any amount payable upon surrender of any Certificates or the delivery of any Affidavits.

(c) Termination of Exchange Fund.  Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 3.2 that remains undistributed to the Bank Stockholders for six (6) months after its deposit with the Exchange Agent shall be delivered to Parent, upon demand, and any Former Stockholder who has not previously complied with this Section 2.10 shall thereafter look only to Parent for payment of its claim for the applicable Per Share Merger Consideration without interest.

(d) No Liability.  Notwithstanding anything to the contrary in this Section 2.10, none of Parent, Merger Sub, Bank and the Exchange Agent shall be liable to any person in respect of any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 3.2(b) that is subsequently delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Withholding Rights.  As provided under Section 2.12 hereof, the Parties intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and, therefore, the Parties contemplate that Parent shall not be required to withhold any portion of the Merger Consideration payable to any Former Stockholder under any provision of Applicable Law. Notwithstanding the foregoing, if Parent determines in good faith and upon advice of its counsel that withholding is otherwise required under any provision of Applicable Law, then Parent, upon written notice delivered to the Former Stockholders’ Representative prior to Closing, shall be entitled to deduct and withhold from the portion of the Merger Consideration otherwise payable to any Former Stockholder, as the case may be, pursuant to this Agreement such amounts as it determines in good faith, upon advice of its counsel, to be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of Applicable Law. Any amounts so deducted and withheld shall be treated as having been paid to the applicable Former Stockholder for purposes of this Agreement. In connection with any withholding or other tax payment or report made by Parent related to any consideration received or to be received by a Former Stockholder in connection with the Merger, Parent will provide such Former Stockholder with such tax reporting documentation as may be reasonably required to evidence the payment.

(f) Lost, Stolen or Destroyed Certificates.  If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof (the “Affidavit”), the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificates, the total Per Share Merger Consideration into which the Shares represented by such Certificates were converted pursuant to Section 2.8(a) that such holder otherwise would have been entitled to hereunder; provided, however, that Parent may, in its reasonable discretion and as a condition precedent to such payment, require the holder of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable amount as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11  Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Bank and Merger Sub, the officers and directors of Parent, Merger Sub and Bank are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action as may be reasonably required.

2.12  Tax Treatment.  It is intended by the Parties that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and Bank shall be a “party to a reorganization” within the meaning of Section 368(b) of the Code. Each of the Parties adopts this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Both prior to and after the Closing, each Party’s books and records shall be maintained, and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a reverse triangular merger under Section 368(a)(2)(E) of the Code (and comparable provisions of any applicable state or local laws), except to the extent the Merger is determined in a final administrative or judicial decision not to qualify as a reorganization within the meaning of Code Section 368(a).

ARTICLE 3

THE CLOSING; MERGER CONSIDERATION; OTHER PAYMENTS

3.1  Time And Place.  Subject to the provisions of Article 10, the closing of the Merger (the “Closing”) shall take place at the offices of Brownstein Hyatt Farber Schreck LLP, 100 City Parkway, Suite 1600, Las Vegas, Nevada 89106-4614 at 10:00 a.m. on a date specified by Parent at least three (3) Business Days but not more than ten (10) Business Days after all conditions to Closing have been satisfied or waived pursuant to Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date or time mutually agreed by Parent and Bank after all conditions to Closing have been satisfied or waived pursuant to Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (such date, the “Closing Date”); provided, however, that the Closing shall be delayed to the extent necessary until resolution of any dispute concerning the determination of the Tangible Book Value of Bank as of the Valuation Date pursuant to Section 4.1(c) and, if so delayed, the Closing shall occur promptly, and in no event later than five (5) Business Days after, the resolution of such dispute.

3.2  Merger Consideration.

(a) Merger Consideration.  The merger consideration for the Shares shall, subject to the terms and conditions of this Agreement, consist of the following (the “Merger Consideration”):

(i) an amount (the “Base Merger Consideration”) equal to:

(A) the greater of (A) $35,000,000 and (B) the Tangible Book Value of Bank as of the Valuation Date as calculated pursuant to Section 4.1, minus

(B) all Bank-Borne Transaction Expenses, minus

(C) $1,000,000, minus

(D) the amount, if any, by which $29,166,667 exceeds Tangible Book Value of Bank as of the Valuation Date as calculated pursuant to Section 4.1; and

(ii) if at any time during the first two years after the Effective Time, Parent Common Stock shall have closed trading on the New York Stock Exchange or such other national securities exchange on which Parent Common Stock is then listed at a price in excess of $12.75 per share (as reported in the Wall Street Journal or, if not reported thereby, an alternative chosen mutually by Parent and Bank) for thirty (30) consecutive trading days, an additional amount equal to the following (such amount, if payable, the “Contingent Merger Consideration”): 20% of the Tangible Book Value as of the Valuation Date as calculated pursuant to Section 4.1; provided, however, that if the Tangible Book Value as of the Valuation Date as calculated pursuant to Section 4.1 is less than $35,000,000, then the Contingent Merger Consideration shall be equal to the following, if the result is positive: 120% of the Tangible Book Value as of the Valuation Date as calculated pursuant to Section 4.1 minus $35,000,000.

(b) Payment of Merger Consideration.  The Merger Consideration shall be payable in the form of Parent Common Stock, as follows:

(i) On the Closing Date, Parent shall deposit with the Exchange Agent a number of shares of Parent Common Stock equal to the quotient obtained by dividing the Base Merger Consideration by the Parent Common Stock Approval Date Price (the “Initial Exchange Agent Deposit”); and

(ii) On a date no later than five (5) Business Days after it has been determined that the Contingent Merger Consideration has become payable, Parent shall deposit with the Exchange Agent a number of shares of Parent Common Stock equal to the quotient obtained by dividing the Contingent Merger Consideration by the Parent Common Stock Subsequent Trading Price (the “Contingent Exchange Agent Deposit”).

(c) Right of Set-off Against Contingent Merger Consideration.  From and after the Effective Time, Parent, in addition to all of its other rights and remedies under this Agreement or at law, shall have the right but not the obligation to set-off any and all amounts due by Parent under this Agreement in respect of the Contingent Merger Consideration against the amount of any loss, damages, cost or expense (including reasonable attorney’s fees) (collectively, “Damages”) incurred by Parent or any of its Affiliates or their respective officers, directors and agents as a result of a breach of any representation, warranty, covenant or other agreement of Bank under this Agreement. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Parent in any manner in the enforcement of any other remedies that may be available to it; provided, however, that Parent may not set-off any amount for any Damages as a result of a breach of any representation, warranty, covenant or other agreement of Bank unless the aggregate amount of Damages incurred by the Parent exceeds Fifty Thousand Dollars ($50,000), whereupon, Parent shall be entitled to set-off the full amount of such Damages in respect thereof. In the event the Closing has taken place, such right of set-off shall be the sole and exclusive remedy of Parent in respect of a claim for any breach of representation, warranty, covenant or other agreement of Bank under this Agreement. If Parent exercises such right of set-off, it shall immediately notify the Former Stockholders’ Representative thereof, who shall have the right to contest the validity thereof, including whether or not any such breach occurred and the amount of Damages in respect thereof.

3.3  Closing Deliveries Of Bank.  At the Closing, Bank shall deliver, or cause to be delivered, to Parent the following:

(a) copies of the Required Bank Consents;

(b) a certificate of the Secretary of Bank attaching the following, each certified by the Secretary of Bank as being true, complete and correct copies of the originals, which have not been modified or amended and which are in effect immediately prior to the Effective Time:

(i) the Articles of Incorporation of Bank (certified by the Nevada Secretary of State);

(ii) the Bylaws of Bank;

(iii) the Bank Board Approval; and

(iv) all of the votes, consents and approvals required of Bank Stockholders for the authorization, execution and delivery of this Agreement and the Related Documents by Bank and the performance by Bank of the Merger and the other transactions contemplated hereby and thereby (the “Bank Stockholder Approval”);

(c) certificates of good standing for Bank issued by (i) the Nevada Secretary of State and (ii) the Secretary of State or other appropriate authority for each foreign jurisdiction in which Bank is qualified to do business, each such certificate to be dated not more than 10 days prior to Closing;

(d) a copy of the stock ledger of Bank as of immediately prior to the Effective Time, certified as of immediately prior to the Effective Time to be true and complete by the Secretary of Bank;

(e) each of the certificates to be delivered under Sections 10.2(a) and (b), duly executed by the appropriate Person(s) specified in such Sections; and

(f) such other documents, instruments, certificates and other agreements as Parent may reasonably require to effect the transactions contemplated by this Agreement to be consummated as of the Closing.

3.4  Closing Deliveries Of Parent And Merger Sub. At the Closing, Parent and Merger Sub shall deliver, or cause to be delivered, to Bank the following:

(a) copies of all Regulatory Approvals and all Required Parent Consents;

(b) a certificate of the Secretary of Parent attaching the following, each certified by the Secretary of Parent as being true, complete and correct copies of the originals, which have not been modified or amended and which are in effect immediately prior to the Effective Time:

(i) the Certificate of Incorporation of Parent (certified by the Delaware Secretary of State);

(ii) the Bylaws of Parent;

(iii) the Parent Board Approval; and

(iv) all of the votes, consents and approvals required of the Parent Stockholders authorizing and approving the issuance of the Parent Shares, to the extent such approval is required by Applicable Laws (the “Parent Stockholder Approval”);

(c) a certificate of the Secretary of Merger Sub attaching the following, each certified by the Secretary of Merger Sub as being true, complete and correct copies of the originals, which have not been modified or amended and which are in effect immediately prior to the Effective Time:

(i) the Certificate of Incorporation of Merger Sub (certified by the Delaware Secretary of State);

(ii) the Bylaws of Merger Sub;

(iii) a copy of the resolutions of the board of directors of Merger Sub authorizing the execution and delivery of this Agreement and the completion of the transactions contemplated hereby (the “Merger Sub Board Approval”); and

(iv) all of the votes, consents and approvals required of the Merger Sub’s stockholders for the authorization, execution and delivery of this Agreement and the Related Documents by Merger Sub and the performance by Merger Sub of the Merger and the other transactions contemplated hereby and thereby (the “Merger Sub Stockholder Approval”);

(d) a certificate of good standing for Parent issued by (i) the Delaware Secretary of State and (ii) the Secretary of State or other appropriate authority for each foreign jurisdiction in which Parent is qualified to do business, each such certificate to be dated not more than 10 days prior to Closing and a certificate of good standing for Merger Sub issued by the Nevada Secretary of State;

(e) each of the certificates to be delivered under Section 10.3(a) and (b), duly executed by the appropriate Person(s) specified in such Sections;

(f) written evidence to the reasonable satisfaction of Bank that the shares of Parent Common Stock to be issued as part of the Base Merger Consideration and Contingent Merger Consideration have been registered with the SEC pursuant to a Registration Statement that has been declared effective prior to the Closing;

(g) such other documents, instruments, certificates and other agreements as Bank may reasonably require to effect the transactions contemplated by this Agreement to be consummated as of the Closing; and

(h) at the Closing, Parent and Merger Sub shall deliver, or cause to be delivered, the Initial Exchange Agent Deposit, as required under Section 3.2(b).

ARTICLE 4

BASE MERGER CONSIDERATION DETERMINATION

4.1  Base Merger Consideration Determination.

(a) Bank shall deliver to Parent within five (5) Business Days after the Final Approval Date a balance sheet of Bank (the “Valuation Balance Sheet”) and a statement of the Tangible Book Value of Bank (the “TBV Statement” and, together with the Valuation Balance Sheet, the “Valuation Documentation”), each as of the Valuation Date, together with a certification statement signed by the chief financial officer of Bank to the effect that (A) the Valuation Balance Sheet has been prepared in good faith and in accordance with GAAP and regulatory accounting principles and, to the extent consistent with GAAP, consistent with the Model Balance Sheet, and (B) the TBV Statement has been prepared in accordance with this Agreement.

(b) If, within five (5) Business Days following receipt of the Valuation Documentation, Parent has not given Bank notice of its objection to the TBV Statement, then the Tangible Book Value of Bank as of the Valuation Date shall be as set forth in the TBV Statement for purposes of calculating the Base Merger Consideration. If Parent timely gives such notice of objection, Parent and Bank will work together in good faith to promptly resolve the issues in dispute. If all disputed issues are resolved, the Tangible Book Value of Bank as of the Valuation Date for purposes of calculating the Base Merger Consideration shall be as set forth in the TBV Statement, subject to any revisions as agreed upon by Parent and Bank.

(c) If Parent and Bank are unable to resolve all such disputed issues within five (5) Business Days following Bank’s receipt of Parent’s objection to the Valuation Documentation, Parent may submit such dispute to PricewaterhouseCoopers LLP for resolution in accordance with the procedures set forth in this Section 4.1(c), or to such other accounting or valuation expert as may be mutually agreed upon by Parent and Bank (such expert, the “Closing Accountant”). If PricewaterhouseCoopers LLP is unwilling to serve as the Closing Accountant or is not independent, then the Parties shall, in good faith, select a nationally recognized independent public accounting firm, other than Parent’s or Bank’s accountants, to be the Closing Accountant, or such other accounting or valuation expert as may be mutually agreed upon by Parent and Bank. The fees of any such accounting firm or such expert shall be paid by Bank (and the full amount of such payment shall be deemed to be a Bank-Borne Transaction Expense for purposes of the determination of the Tangible Book Value of Bank as of the Valuation Date) unless the amount of the Tangible Book Value as set forth in the TBV Statement is greater than 95% of the amount of the Tangible Book Value of Bank as of the Valuation Date as finally determined by the Closing Accountant pursuant to this Section 4.1(c), in which case Parent shall pay the fees of such accounting firm. The Closing Accountant shall act as an arbitrator to determine, based solely on the presentations by Bank and Parent and not by independent review, only those issues that remain in dispute. Bank and Parent shall make their presentations promptly and in no event later than ten (10) Business Days after the request by either Party to submit the disputed issues to the Closing Accountant. The Tangible Book Value of Bank as of the Valuation Date as finally determined by the Closing Accountant shall be used for purposes of determining the Base Merger Consideration. The Closing Accountant’s determination shall be made within ten (10) Business Days of such presentations, shall be set forth in a written statement delivered to the Bank and Parent, and shall be final, binding and conclusive on the Parties.

ARTICLE 5

REPRESENTATION AND WARRANTIES OF BANK

Subject to such exceptions as are disclosed in the disclosure schedules dated as of the date hereof and attached hereto and as may be updated prior to the Closing pursuant to Section 7.3(b) hereof (the “Bank Schedules”) corresponding to the applicable Section and subsection or clause of this Article 5 (or disclosed in any other Bank Schedule, provided, that it is reasonably clear on its face, upon a reading of the disclosure that such disclosure is responsive to such other Section, subsection or clause of this Article 5), Bank hereby makes the following representations and warranties to Parent and Merger Sub as of the date hereof and as of the Closing Date. The inclusion of an item in the Bank Schedules shall not be deemed an admission by Bank that such item represents a material fact, event, or circumstance or would or is likely to result in a Material Adverse Effect on Bank.

5.1  Capital Structure.

(a) The authorized capital stock of Bank consists of twenty five million (25,000,000) shares of Bank Common Stock, par value $0.01, of which fifty thousand eight hundred and eleven (50,811) Shares are issued and outstanding as of the date of this Agreement. As of the date of this Agreement, there are outstanding Bank Stock Options to purchase an aggregate of 6,334 shares of Bank Common Stock and Bank Warrant to purchase an aggregate of 900 shares of Bank Common Stock. Bank has no other authorized classes or series of capital stock. Bank has no subsidiaries (including any subsidiaries engaged in non-banking activities) nor does Bank own or have the right or obligation to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization (including, without limitation, any ownership interests in the stock of any ATM network corporation), other than investment securities representing not more than one percent (1%) of any entity and FHLB Stock. All outstanding shares of Bank Common Stock (i) have been duly authorized and validly issued, are fully paid and nonassessable and not subject to preemptive rights or similar rights created by statute, Bank’s Articles of Incorporation, the Bylaws of Bank or any Contract to which Bank or any of the Bank Stockholders is a party and are owned of record by the Persons listed on Bank Schedule 5.1 and (ii) have been offered, sold, issued and delivered by Bank in all material respects in compliance with all Applicable Laws. Except as set forth in Bank Schedule 5.1(a), no Rights are authorized, issued or outstanding with respect to the capital stock of Bank, and there are no agreements, understandings or commitments relating to the rights or obligations of any Bank Stockholder to vote or to dispose of such capital stock or the rights or obligations of Bank to issue any Rights. Schedule I contains a true, complete and correct list of the names of all (i) directors of Bank and/or Affiliates of directors of Bank who directly or indirectly own any shares of Bank Common Stock and (ii) Bank Stockholders owning 5% or more of Bank Common Stock.

(b) Bank Schedule 5.1(b) sets forth, as of the date hereof, a complete and correct list of all outstanding Bank Stock Options, including with respect to each such option, the number of shares subject to such option, the name of the holder, the grant date, the exercise price per share, the vesting schedule (including any portion that would become vested as a result of the transactions contemplated hereby) and expiration date of each such option, and whether the option is intended to qualify as an “incentive stock option” under Section 422 of the Code or a non-qualified stock option. Bank has delivered to Parent a true and complete copy of each form of the Bank Stock Option agreement with respect to such Bank Stock Option, except as set forth on Bank Schedule 5.1(b). The Bank Stock Option Plan is the only plan or program Bank maintains under which stock options, restricted shares, restricted share units, stock appreciation rights, performance shares or other compensatory equity-based awards have been granted and remain outstanding or may be granted.

(c) Bank Schedule 5.1(c) sets forth, as of the date hereof, a complete and correct list of all outstanding Bank Warrants, including with respect to each such Bank Warrant, the number of shares subject to such Bank Warrant, the name of the holder, the grant date, the exercise price per share, the vesting schedule (including any portion that would become vested as a result of the transactions contemplated hereby) and expiration date of each such Bank Warrant. Bank has delivered to Parent a true and complete copies of the Bank Warrants, except as set forth on Bank Schedule 5.1(c).

5.2  Organization, Standing And Authority Of Bank.  Bank is a Nevada-chartered non-member bank, duly organized and validly existing under the laws of the State of Nevada with the corporate power and authority, and all required permits, licenses, approvals and qualifications, to own or lease or hold as trustee, agent, custodian or in its own right, as the case may be, all of its properties and assets and to carry on its business as now conducted. Bank is duly licensed or qualified to do business and is in good standing in the locations listed on Bank Schedule 5.2(a), which constitute each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Bank. Bank has heretofore delivered or made available in the Data Room to Parent true and complete copies of the Articles of Incorporation and Bylaws of Bank each as amended and as in effect as of the date hereof, and no amendments thereto are pending. Except as set forth in this Agreement or disclosed in Bank Schedule 5.2(b), no action or proceeding has been taken or commenced or is contemplated by Bank, the Bank Board (or any committee thereof) or any Bank Stockholder with respect to any amendment of the Articles of Incorporation or the Bylaws of Bank, or for the merger, consolidation, sale of assets and business, liquidation or dissolution of Bank.

5.3  Legal Authority, Binding Effect.  Bank has all requisite corporate power and authority (i) to enter into, execute and deliver this Agreement (subject to receipt of all approvals set forth on Bank Schedule 5.5) and each Related Document to be executed and delivered by Bank pursuant to this Agreement and (ii) to perform all of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (subject to receipt of all approvals set forth on Bank Schedule 5.5). The execution, delivery and performance of this Agreement and the Related Documents have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Bank. This Agreement has been duly and validly executed and delivered by Bank and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of Bank, enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Applicable Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exceptions”).

5.4  No Violation, Conflict, Etc.  Except as disclosed on Bank Schedule 5.4, none of (i) the execution and delivery of this Agreement or any Related Document by Bank, (ii) the consummation of the transactions contemplated hereby or thereby, or (iii) the compliance by Bank with any of the provisions hereof or thereof in any case does or will (A) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Bank, (B) violate, conflict with or result in a material breach of any term, condition or provision of, or constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon any property or asset of Bank pursuant to, any note, bond, mortgage, indenture, deed of trust, lease or other material contract to which Bank is a party or by which Bank is bound or to which any of Bank’s property or assets is subject, or (C) subject to receipt of all Regulatory Approvals, does or will constitute a violation of any order, writ, injunction, decree, judgment, governmental permit, license, statute, rule or regulation applicable to Bank.

5.5  Regulatory Approvals.  Except as described on Bank Schedule 5.5, no filings, registrations, consents, authorizations, approvals of or filings or registrations with any Governmental Entity are necessary on the part of Bank in connection with the execution and delivery by Bank of this Agreement and the Related Documents and the consummation by Bank of the transactions contemplated hereby or thereby.

5.6  Regulatory Reports.  Bank has duly filed with the FDIC, the Nevada FID and any other applicable Bank Regulators, as the case may be, in correct form in all material respects the reports, returns and filing information data required to be filed under Applicable Laws, including any and all federal and state banking authorities, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of Applicable Laws. In connection with the most recent examinations of Bank by Bank Regulators, except as disclosed on Bank Schedule 5.6, Bank was not required to correct or change any action, procedure or proceeding that has not been corrected or changed as required as of the date hereof. The Deposits of Bank are insured by the FDIC pursuant to the FDIA. Bank is an insured bank under the provisions of Chapter 16 of Title 12 of the United States Code Annotated, relating to the FDIC, and no act or default on the part of Bank has occurred which might adversely affect the status of Bank as an insured bank under said Chapter.

5.7  Loans.

(a) Bank has made available in the Data Room a true, correct and complete listing by borrowers of all notes and other evidences of indebtedness executed and delivered to Bank in connection with any of the Loans (including participation interests therein) reflected in the records of Bank or in the Bank Financial Statements (the “Loans”) as of the Balance Sheet Date (with individual consumer loans of $25,000 or less listed in the aggregate only). Except as set forth in Bank Schedule 5.7(a), all Loans, including, without limitation, any related security documentation, are genuine, valid and enforceable subject to the Bankruptcy and Equity

Exceptions and subject to other matters affecting the enforceability thereof as may arise under Applicable Law, and not subject to set-off, counterclaim or defense by the borrower or obligor (and no claim to set-off or defense has been asserted by the obligor).

(b) Bank Schedule 5.7(b) lists (by obligor) as of the Balance Sheet Date the aggregate amount for each of the following to which Bank is a party (in each case, the amounts reflected thereon are as of the Balance Sheet Date): (i) Loans under which the obligor is more than ninety (90) days past due with respect to any scheduled payment of principal or interest and (ii) Loans classified as “watch,” “loss,” “doubtful,” “substandard” or “special mention” by any Governmental Entity or by Bank’s internal credit review system.

(c) Bank Schedule 5.7(c) lists as of the Balance Sheet Date (i) all outstanding financial standby letters of credit issued by Bank; and (ii) all outstanding performance standby letters of credit issued by Bank.

(d) Except as disclosed in Bank Schedule 5.7(d), (i) Bank either has complied in all material respects, or on the Closing Date will have complied with in all material respects, with all Applicable Laws, as the case may be, in making or purchasing Loans; and (ii) all Loans serviced by Bank or any Affiliate were serviced in all material respects in accordance with the requirements of any applicable guaranty of any Governmental Entity, pursuant to commercially accepted standards and, as applicable for mortgage loans, subject to the Government National Mortgage Association, the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association.

(e) Bank has made available to Parent, for inspection in its offices, true and correct copies of the Loan files related to each individual Loan, note, borrowing arrangement and other commitment and information pertaining to all securities held for investment by Bank as of the Balance Sheet Date.

5.8  Insider Loans.  Set forth on Bank Schedule 5.8 is a list as of the Balance Sheet Date of any and all outstanding notes or other evidences of indebtedness executed and delivered by each Insider of Bank to Bank. For purposes of this Agreement, “Insider” shall have the meaning ascribed to the term “insider” in § 215.2(h) of Regulation O (12 C.F.R. § 215.2(h)).

5.9  Participation Loans.  Bank Schedule 5.9 attached hereto contains a summary listing as of the Balance Sheet Date of all outstanding Loans or other evidences of indebtedness in which Bank has participated with other parties either as the originating lender or as a participant.

5.10  Financial Statements; Internal Controls

(a) Bank has previously delivered to Parent true and complete copies of the Bank Financial Statements. Except as set forth in Bank Schedule 5.10(a), the Bank Financial Statements (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim statements for the omission of footnotes and (iii) fairly present in all material respects the financial condition of Bank as of the respective dates set forth therein and the results of operations, stockholders’ equity and, with respect to the year-end audited Bank Financial Statements, cash flows of Bank for the respective periods set forth therein, subject in the case of interim statements to year-end adjustments.

(b) Except as set forth in Bank Schedule 5.10(b), Bank has in place sufficient systems and processes that are customary for a financial institution of its size and that are designed to (x) provide reasonable assurances regarding the reliability of the Bank Financial Statements and (y) in a timely manner accumulate and communicate to Bank’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Bank Financial Statements. Except as set forth in Bank Schedule 5.10(b), neither Bank nor, to Bank’s Knowledge, any Employee, auditor, accountant or representative of Bank has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of the Bank Financial Statements. Except as set forth in Bank Schedule 5.10(b), there has been no instance of fraud by Bank, whether or not material, that occurred during any period covered by the Bank Financial Statements.

(c) During the periods covered by the Bank Financial Statements, Bank’s external auditor was independent of Bank and its management. Bank Schedule 5.10(c) lists each written report by Bank’s external auditors to the Bank Board, or any committee thereof, or Bank’s management concerning any period covered by the Bank Financial Statements, true and correct copies of which have been delivered to Parent.

5.11  Undisclosed Liabilities.  Except for: (a) liabilities recorded or reserved against on the Bank Balance Sheet or reflected in any of the schedules to the Bank’s Form FFIEC 041 as of the Balance Sheet Date; (b) liabilities incurred since such date in the ordinary course of business consistent with past practice; (c) the Transaction Expenses incurred or to be incurred by Bank; and (d) liabilities as set forth in Bank Schedule 5.11(a), Bank does not have any material debts, liabilities, demands or obligations of a nature required to be disclosed in a balance sheet prepared in accordance with GAAP and regulatory accounting principles (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise). Except as set forth under Bank Schedule 5.11(b), Bank does not have any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

5.12  Environmental Matters.  Except as disclosed in Bank Schedule 5.12:

(a) Except in compliance with applicable Environmental Laws, and in concentrations which would not be reasonably likely to result in an obligation to report to a regulatory agency, investigate or remediate any environmental condition at any real property owned, leased or operated by Bank whether directly, indirectly or in a fiduciary capacity (including, without limitation, the Bank Offices, Leased Premises and any Other Real Estate Owned) (collectively, the “Real Property”), there are no Materials of Environmental Concern located in, on, over, under or at any Real Property.

(b) The Real Property, Bank and the Bank Business are in material compliance with all applicable Environmental Laws and have at all times during Bank’s operations been in material compliance with all applicable Environmental Laws. All real property formerly owned, leased or operated by Bank (collectively, the “Former Real Property”) has been in material compliance with applicable Environmental Laws during the ownership, lease or operation of Bank whether directly, indirectly or in a fiduciary capacity. Bank has not received any notice of any Environmental Claim or actual or threatened liability or obligation that is (i) pending or unresolved, (ii) arising under Environmental Laws and (iii) relating to any Real Property, Former Real Property or the conduct of the Bank Business.

(c) None of the Real Property or Former Real Property will result in material liability of Bank under any Environmental Law or a material Environmental Claim against Bank.

(d) Bank has not conducted or prepared, and is not otherwise in possession of, any environmental studies or reports conducted or prepared with respect to any Real Property or Former Real Property, as of the date hereof. Bank has provided to Parent a copy of all such studies and reports set forth on Bank Schedule 5.12(d).

(e) None of the matters disclosed in Bank Schedule 5.12, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Bank.

5.13  Tax Matters.  Except as disclosed in Bank Schedule 5.13:

(a) All Tax Returns required to be filed by or with respect to Bank (including Tax Returns of consolidated, combined, unitary or similar groups that include Bank (each an “Affiliated Group”) have been filed in a timely manner (taking into account all extensions of due dates). All such Tax Returns are accurate, correct and complete in all material respects.

(b) All Taxes due and payable by or with respect to Bank, whether nor not shown on a Tax Return, have been paid in full on a timely basis.

(c) There is no pending claim in a jurisdiction where Bank does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(d) The liability of Bank for unpaid Taxes attributable to periods ending on or before the Closing Date did not, as of the dates of the Bank Financial Statements described in Section 5.10, exceed the current liability accruals for Taxes (excluding reserves for deferred Taxes) set forth on the Bank Financial Statements.

(e) There are no ongoing audits, examinations or claims procedures with respect to any Tax Returns or Taxes of Bank or any Affiliated Group, and no notice has been received from any Governmental Entity of the expected commencement of such a proceeding.

(f) Bank has a taxable year ending on December 31.

(g) Bank has not agreed to, and is not required to, make any adjustments under Code Section 481(a) as a result of a change in accounting methods.

(h) Bank has withheld and paid over to the proper Governmental Entities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.

(i) Bank is not a party to or subject to any Contract extending, or having the effect of extending, the period of assessment or collection of any Taxes, and no power of attorney with respect to any Taxes has been executed or filed with the IRS or any other taxing authority.

(j) Bank has made available to Parent in the Data Room correct and complete copies of all Tax Returns filed by or with respect to Bank (or if such Tax Returns are filed by an Affiliated Group, pro forma versions of such Tax Returns reflecting all items relating to Bank) for taxable years beginning after its inception.

(k) There are no Liens on the assets of Bank relating to or attributable to Taxes (other than Permitted Liens).

(l) No election or consent under Section 341 of the Code has been made with respect to Bank or with respect to any of the assets of Bank.

(m) Bank is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and, at the Closing, Bank shall provide Parent with a certificate to that effect (and the related notice to the Internal Revenue Service) that complies with sections 897 and 1445 of the Code and the related Treasury Regulations.

(n) Bank is not a member of an Affiliated Group filing a consolidated federal income Tax Return. Bank has no liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Applicable Law) as a transferee or successor, by contract or otherwise.

(o) Bank has not used a method of accounting that defers the recognition of income for tax purposes beyond the time of receipt of a cash payment or of the arising of an account or other receivable in favor of Bank.

(p) To Bank’s Knowledge, there is no fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.14  Legal Proceedings.  Bank Schedule 5.14 hereto lists all currently pending litigation and governmental or administrative proceedings or formal governmental investigations to which Bank is a party, either directly, indirectly or in a fiduciary capacity. Except as disclosed in Bank Schedule 5.14, there is no action, suit, claim or proceeding instituted or pending or, to Bank’s Knowledge, threatened against Bank or against any asset, interest or right of Bank which, if adversely determined, would prevent or hinder the consummation of the Merger or have a Material Adverse Effect on Bank. Except as disclosed in Bank Schedule 5.14, there are no actions, suits, claims or proceedings, whether in federal or state court or administrative agency instituted or pending or, to Bank’s Knowledge, threatened against the Bank or against any interest or right of Bank.

5.15  Compliance With Laws

(a) Except as disclosed on Bank Schedule 5.15(a), Bank is not, nor has it been, in violation of its Articles of Incorporation or Bylaws, is not and has not been in violation in any material respect of any Applicable Law or any order, rule or regulation of any federal, state, local or other Governmental Entity, or in default in any material respects under any order, license, regulation or demand of any Governmental Entity and has not received written notice of any of the foregoing. Except as disclosed on Bank Schedule 5.15(a), Bank is not, nor has it been, subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks and holding companies thereof), and has received no written communication requesting that it enter into any of the foregoing.

(b) Bank Schedule 5.15(b) lists each material consent, license, permit, grant or other authorization issued to Bank or any Employee by a Governmental Entity (i) pursuant to which Bank currently operates or holds any interest in any of its properties and assets or (ii) that is required for the operation of the Bank Business as currently conducted (collectively, the “Permits”). Except as disclosed in Bank Schedule 5.15(b), the Permits are in full force and effect and Bank is in material compliance with the terms and conditions of all Permits.

(c) Except as set forth in Bank Schedule 5.15(c), Bank’s business is and has been, in all material respects, in compliance with all Applicable Laws of all Governmental Entities to which it or its businesses is subject, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act and other applicable fair lending laws and other laws relating to discriminatory business practices and all statutes and regulations with respect to the accounting for and paying over of unclaimed or abandoned funds.

5.16  Employee Benefit Arrangements; Labor

(a) Bank Schedule 5.16(a) lists each Benefit Arrangement sponsored or maintained by Bank pursuant to which any current or former Employees of Bank, or current or former service providers to Bank, are participants. Bank has made available to Parent in the Data Room correct and complete copies of (i) each Benefit Arrangement (or, in the case of any such Benefit Arrangement that is unwritten, descriptions thereof), (ii) the most recent annual reports on Form 5500 filed with the IRS with respect to each Benefit Arrangement (if any such report was required), (iii) the most recent summary plan description for each Benefit Arrangement for which such summary plan description is required and (iv) each trust agreement and insurance or group annuity contract relating to any Benefit Arrangement.

(b) Except as disclosed in Bank Schedule 5.16(b), (i) each Benefit Arrangement that is intended to be tax qualified under Section 401(a) of the Code (each, a “Qualified Plan”) is tax qualified and Bank has received a determination letter or an opinion letter from the IRS upon which it may rely regarding each such Qualified Plan’s qualified status under the Code, for all statutory and regulatory changes with respect to plan qualification requirements for which the IRS will issue such a letter, and (ii) no event has occurred since the date of the most recent determination letter or application therefor relating to any such Qualified Plan that would adversely affect the qualification of such Qualified Plan. Bank has made available to Parent in the Data Room a correct and complete copy of the most recent determination letter or opinion letter received with respect to each Qualified Plan, as well as a correct and complete copy of each pending application for a determination letter, if any.

(c) None of Bank or any of its ERISA Affiliates sponsors, maintains, contributes to, or has any liability or contingent liability, including, but not limited to, any “withdrawal liability,” as to any employee pension benefit plan (within the meaning of Section 3(2) of ERISA), including any multiemployer plan (within the meaning of Section 3(37)(A) of ERISA), subject to Sections 412 and 430 of the Code, Section 302 of ERISA or Title IV of ERISA. There is no encumbrance or Lien pursuant to Section 4068 of ERISA or Section 412(n) of the Code (as in effect prior to its repeal) or Section 430(k) of the Code in favor of or enforceable by the Pension Benefit Guaranty Corporation with respect to any of Bank’s assets. None of Bank or any of its ERISA

Affiliates (x) maintains, has established or has ever participated in a multiple employer welfare benefit arrangement as described in Section 3(40)(A) of ERISA, or (y) has any current or future obligation or liability with respect to a Benefit Arrangement pursuant to the provisions of a collective bargaining agreement, in each case on behalf of or with respect to any current or former employee, director, or other service provider of Bank or their beneficiaries.

(d) Except as listed on Bank Schedule 5.16(d), no Benefit Arrangement provides for any health, life or other welfare-type benefit for current or future retired or terminated employees or their beneficiaries of Bank or current or future terminated non-employee service providers to Bank or their beneficiaries, other than COBRA.

(e) Except as listed on Bank Schedule 5.16(e):

(i) the Benefit Arrangements have been operated in compliance in all material respects with their terms and the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental Laws and regulations with respect to Bank’s employees;

(ii) no claim has been threatened, asserted, instituted, or, to Bank’s Knowledge, is anticipated against any Benefit Arrangement (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, Bank, any of its ERISA Affiliates, any employee, officer, director, or other service provider of Bank (whether current or former), or any of the assets of any trust of any of the Benefit Arrangements; and

(iii) each Benefit Arrangement may be amended, terminated, modified or otherwise revised, other than with respect to the nondiscrimination rules and benefits protected under Sections 401(a)(4) and 411(d), respectively, of the Code, on and after the Closing Date, without further material liability to Parent, Merger Sub, any Affiliate of Parent, or Bank.

(f) All contributions, premiums and benefit payments under or in connection with the Benefit Arrangements that are required to have been made in accordance with the terms of the Benefit Arrangements or Applicable Law for any period through the Closing Date have been timely made or properly accrued, except to any extent any failure to make any such contributions, premiums or benefit payments would not be material.

(g) Except as listed on Bank Schedule 5.16(g), none of Bank or any of its ERISA Affiliates is obligated under any Benefit Arrangement or otherwise to pay or provide any separation, severance, termination or similar benefit, unemployment compensation, or withdrawal liability, or accelerate the time of payment, funding, or vesting or increase the amount of compensation or benefits due to any employee, director, independent contractor or other service provider of Bank (whether current or former) or its beneficiaries as a result of any transaction contemplated by this Agreement or as a result of a change in control or ownership within the meaning of Section 280G of the Code (alone or in connection with any subsequent termination).

(h) Except as set forth in Bank Schedule 5.16(h):

(i) there are no collective bargaining agreements or any other agreement with a trade union or labor organization binding on the Bank or any of its contractors; none of the Employees of Bank is represented by a labor union, and, to the Knowledge of Bank, there is no, and since November 3, 2006, there has been no, (a) organizational effort currently being made or threatened by or on behalf of any labor organization or trade union to organize any employees of Bank, and (b) no demand for recognition of any Employees of Bank has been made by or on behalf of any labor organization or trade unions.

(ii) there are no strikes, work stoppages, work slowdowns or lockouts (collectively, “Labor Disputes”) with respect to any employees, and there have been no such Labor Disputes since November 3, 2006 pending or, to the Knowledge of Bank, contemplated or threatened against or involving Bank;

(iii) there are no legal proceedings pending or, to the Knowledge of Bank, threatened against or affecting Bank, relating to the alleged violation of any Applicable Law pertaining to labor relations or employment matters;

(iv) there are no unfair labor practice charges pending or, to the Knowledge of Bank, threatened against or affecting Bank, relating to the alleged violation of any, and the Bank are in compliance in all material respects with, Applicable Law pertaining to labor relations or employment matters; and

(v) the Bank has paid or made provision for payment of all salaries, wages, and vacation pay accrued through the Closing Date and no employee or former employee of the Bank is owed any form of compensation or benefits.

(i) Bank Schedule 5.16(i) contains a complete and accurate list of the names of each employee of Bank (“Bank Employee”) as of the date hereof. Bank has delivered to Parent the following information with respect to each Bank Employee: (i) date of hire, (ii) job title or position held, (iii) base salary or current wages or remuneration, (iv) employment status (i.e., active or on leave or disability and full-time or part-time) and (v) vacation and sick pay entitlement.

(j) There has been no mass layoff or plant closing as defined in the WARN Act or any similar state or local “plant closing” Applicable Law with respect to the employees of Bank.

5.17  Certain Contracts

(a) Except as disclosed on Bank Schedule 5.17(a) and other than (1) the Real Property Leases, which are required to be listed under Bank Schedule 5.21(a); (2) any Benefit Arrangements of Bank, which are required to be listed under Bank Schedule 5.16(a); (3) the Bank’s insurance polices, which are required to be listed under Bank Schedule 5.20(a); (4) any Risk Asset Documents; and (5) Contracts evidencing or memorializing deposits or other liabilities reflected on Bank Financial Statements or reflecting Contingent Risk Liabilities, Bank is not a party to, and neither receives nor is obligated to pay benefits under:

(i) any Contract relating to the borrowing of money by Bank or the guarantee by Bank of any obligation of any third party (other than acceptance or endorsement of checks, drafts and other commercial paper in the ordinary course of business consistent with past practice);

(ii) data processing, item processing or ATM Contracts;

(iii) any Contract involving mortgages, deeds of trust, security agreements or suretyships involving Liens on any Bank property, other than Permitted Liens;

(iv) any Contract pursuant to which Bank is obligated to indemnify any current or former director, officer, employee or agent of Bank (other than as provided in Bank’s Bylaws or as otherwise required under Nevada law);

(v) any collective bargaining agreement;

(vi) any Contract which requires the payment by Bank of more than $50,000 annually or which cannot be terminated without penalty upon notice of thirty (30) days or less;

(vii) any Contract that involves a payment or series of payments of more than $100,000 individually or in the aggregate from or to Bank;

(viii) any Contract containing covenants which limit the ability of Bank to compete in any line of business or with any Person or which involves any restrictions on the geographical area in which, or method by which, Bank may carry on its respective business (other than as may required by Applicable Law or any applicable regulatory authority);

(ix) any Contract related to indebtedness for borrowed money for an amount in excess of $50,000 where Bank is the borrower or obligor;

(x) any license, sublicense, services, technology or other agreement (i) pursuant to which any third party is authorized to use or provide services related to any Bank Owned IP or (ii) pursuant to which

Bank is authorized to use any Intellectual Property of any third party (other than “off the shelf” software commercially available for a license fee of $10,000 or less) (together, “IP Contracts”);

(xi) any Contract for the future disposition or acquisition of any assets or properties, other than in the ordinary course of business consistent with customary and prudent practices for similarly situated financial institutions and not involving assets that are material to Bank;

(xii) any Contract for any merger or other business combination;

(xiii) any Contract concerning confidentiality or non-solicitation obligations; or

(xiv) any outstanding offer, agreement, commitment or obligation to enter into any Contract or arrangement of the nature described in subsections (i) through (xii) of this Section 5.17(a).

(b) Bank has delivered or made available to Parent in the Data Room true, complete and correct copies of each Contract listed on Bank Schedule 5.17(a). Except as set forth on Bank Schedule 5.17(b), (i) each Contract listed on Bank Schedule 5.17(a) is valid and binding on Bank and, to the Knowledge of Bank, on the other parties thereto, in each case, subject to the Bankruptcy and Equity Exceptions; and (ii) neither Bank nor, to the Knowledge of Bank, any other party, is in material default under any such Contract, and no event has occurred which constitutes, or with the lapse of time, the giving of notice or both could constitute, a material default by Bank or, to the Knowledge of Bank, a material default by any other party under such Contract.

5.18  Absence of Changes.

(a) Except as set forth on Bank Schedule 5.18 since September 30, 2009 through the date of this Agreement there has not been:

(i) Any (A) increase (other than those in the ordinary course of business consistent with customary and prudent practices for similarly situated financial institutions) in the wages, salaries, compensation, pension or other benefits payable or to become payable by Bank to any Bank Employees or agents, (B) bonus, incentive compensation, service award or like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any Bank Employee or agent, (C) any new employment, severance or change of control agreement to which Bank is a party, or (D) any adoption of or material amendment to, or material modification of, any Benefit Arrangement except as required by the terms or such plan or Applicable Law.

(ii) Any issuance of or Contract to issue any shares of Bank Common Stock or other Rights, other than the issuance of any shares of Bank Common Stock upon the exercise of any outstanding Rights issued by Bank and set forth in Bank Schedule 5.1;

(iii) Any discharge or satisfaction of any Lien other than (i) a Permitted Lien or (ii) in the ordinary course of business consistent with past practice;

(iv) Any payment of any obligation or liability by Bank other than payments made in the ordinary course of business consistent with past practice;

(v) Any mortgage, pledge or subjection to Lien (other than a Permitted Lien) of any of Bank’s assets, real or personal, tangible or intangible, other than in the ordinary course of business consistent with past practice;

(vi) The sale or transfer of any of Bank’s material tangible assets (other than collateral foreclosed on by the Bank in the ordinary course of business consistent with customary and prudent practices for similarly situated financial institutions), or the cancellation or release of any debts or claims owing to Bank, other than the cancellation or release of any such debts or claims with respect to any Risk Assets in the ordinary course of business consistent with customary and prudent practices for similarly situated financial institutions;

(vii) Entry by Bank into any material transaction other than in the ordinary course of business consistent with past practice; or

(viii) The sale, assignment, transfer or encumbrance by Bank of any trademarks, trade names or other intangible assets.

(b) Except as set forth on Bank Schedule 5.18 or disclosed in the Bank Financial Statements, since December 31, 2008 through the date of this Agreement there has not been a Material Adverse Effect on Bank.

5.19  Brokers And Finders.  Except as set forth on Bank Schedule 5.19, none of Bank or any of the directors, officers or employees of Bank has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

5.20  Insurance.  Bank Schedule 5.20(a) lists Bank’s insurance policies and binders of insurance and the amounts and types of insurance coverage available thereunder as of the Balance Sheet Date. Except as set forth in Bank Schedule 5.20(b), all such policies of insurance (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are adequate for the business conducted by Bank in respect of amounts, types and risks insured (other than the risk of terrorist attacks); and (iii) will remain in full force and effect through and after the Effective Time, subject to normal renewal policies and procedures, including, without limitation, the payment of premiums. Except as set forth in Bank Schedule 5.20(b), (a) there is no claim by Bank or any of its Affiliates pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that Bank has a reason to believe will be denied or disputed by the underwriters of such policies or bonds; and (b) there is no pending claim that would reasonably be expected to exceed the policy limits. Except as set forth in Bank Schedule 5.20(b), (i) all premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing) and Bank and its Affiliates are otherwise in material compliance with the terms of such policies and bonds; (ii) Bank has no Knowledge of a threatened termination of, or material premium increase with respect to, any of such policies; and (iii) none of Bank or any of its Affiliates has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan or program.

5.21  Real and Tangible Properties.

(a) As of the date of this Agreement, Bank does not own any real properties. If, after the date hereof and prior to Closing, Bank acquires any Other Real Estate Owned, then Bank will deliver to Parent a Bank Schedule 5.21(a) listing such other Real Property acquired by Bank.

(b) Bank is the lessee under the real estate leases described in Bank Schedule 5.21(b) (the premises leased to Bank thereunder are referred to herein individually and collectively, as the context may require, as the “Leased Premises”) free and clear of all Liens, other than any applicable Permitted Liens. Except as set forth in Bank Schedule 5.21(b), Bank does not lease any real property.

(c) Bank Schedule 5.21(c) sets forth a true, correct and complete description of the following: (i) the leases pursuant to which the Leased Premises are leased to Bank (the “Real Property Leases”), including all amendments, modifications, supplements, renewals, extensions, guarantees and other material documents and agreements with respect thereto) and (ii) the lessor of the Leased Premises. Bank has delivered or made available to Parent in the Data Room a true and complete copy of each Real Property Lease (including all amendments, modifications, supplements, renewals, extensions, guarantees and other material documents and agreements with respect thereto) and all material notices delivered or received by Bank relating thereto. Except as disclosed in Bank Schedule 5.21(c): (A) each Real Property Lease is valid, binding and in full force and effect and is enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions and subject to such matters affecting the enforceability thereof as may arise under Applicable Laws, and has not been modified, amended, nor any provision thereof waived rights of Bank and constitutes the entire agreement between the lessor and lessee with respect to the Leased Premises so demised; (B) neither Bank nor, to the Knowledge of Bank, any other party thereto, is or is alleged to be in material violation of or in material default in respect of, nor has there occurred any event or condition which (with or without notice or lapse of time or both) would constitute a material violation of or material default under, any Real Property Lease; and

(C) none of the parties to any Real Property Lease has given notice of termination of, or of its intention to amend or to the Knowledge of Bank is seeking to terminate or amend in any material respect, any Real Property Lease.

(d) Subject to the terms of the Real Estate Leases, except as disclosed in Bank Schedule 5.21(d), Bank has not entered into a Contract, option or right of first refusal for the sale, transfer, lease, sublease, assignment or other disposition of the Leased Premises or any portion thereof.

(e) To the Knowledge of Bank, except as disclosed in Bank Schedule 5.21(e)(i), there are no outstanding material requirements from the lessor under any Real Property Lease requiring any repairs or work to be done with respect to the improvements constituting a part of the Leased Premises (collectively, the “Improvements”) or pertaining to the maintenance of such property in order to comply with such Real Property Lease if such requirements would cost, in the aggregate, in excess of $5,000 with respect to any individual Leased Premises or $15,000 in the aggregate with respect to all Leased Premises. Except as disclosed in Bank Schedule 5.21(e)(ii), Bank has not received any notice of any actual or threatened liability or obligation arising under any Applicable Law applicable to the Leased Premises.

(f) Bank has title, free and clear of all Liens, to all of the personal tangible properties reflected on the statement of financial condition of Bank as of December 31, 2008 included in the Bank Financial Statements or acquired after such date, except for (i) Permitted Liens, (ii) those items that secure public or statutory obligations or any discount with, borrowing from, or obligations to any Federal Reserve Bank or FHLB, (iii) as reflected on the notes to the statement of financial condition of Bank as of December 31, 2008 included in the Bank Financial Statements, and (iv) as disclosed on Bank Schedule 5.21(f).

5.22  Books And Records.  The minute books of Bank have been kept in the ordinary course of business consistent with customary and prudent practices for similarly situated financial institutions and are complete in all material respects to corporate action taken by the Bank Stockholders and the Bank Board (and committees thereof), and are in compliance in all material respects with all Applicable Laws. Except for minutes reflecting any discussion by Bank Board (or any committee thereof) relating to the transactions contemplated hereunder, Bank has delivered or made available to Parent in the Data Room true and complete copies of minutes of all meetings and all written consents of Bank Stockholders and of Bank Board (and any committees thereof) (but without attachments to the minutes) and has made available for inspection at the Bank’s offices all of the attachments referenced in such minutes.

5.23  Condition of Tangible Assets.  Except as set forth on Bank Schedule 5.23:

(a) there is no material asset used by Bank in the conduct of its business which is not either owned by Bank or leased to Bank under appropriate licenses or leases;

(b) Bank has good and valid title to, or, in the case of the Leased Premises and leased tangible properties and assets, valid leasehold interests in, all of its material properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except Permitted Liens and as reflected in the Bank Financial Statements; and

(c) all such assets owned or used by Bank are, and on the Closing Date will be, (i) adequate for the conduct of the Bank Business as currently conducted in all material respects and (ii) reasonably fit and suitable for the uses and purposes for which they were intended and in good operating condition subject to normal wear and tear and maintenance requirements, except where such failure would not materially impair the operation of Bank as presently conducted.

5.24  Location And Conduct Of Business.  Bank conducts all the customer operations of the Bank Business at the Bank Offices set forth on Bank Schedule 5.24 and at no other locations.

5.25  Intellectual Property.

(a) Bank Schedule 5.25(a) contains a true, correct and complete listing or description of all Bank Owned IP that is registered, or for which an application for registration is pending with any Governmental Entity or other registrar in the name of Bank (“Registered Bank Owned IP”). Bank owns, or has the right to use pursuant to a valid and enforceable license, sublicense or similar agreement, all Bank IP, in each case, free and clear of Liens (except for any Permitted Liens). With respect to Registered Bank Owned IP, the registrations for such Registered Bank Owned IP are valid, subsisting, enforceable and in full force and effect. The Bank has not received any third party claim contesting the validity, enforceability, use or ownership of any of the Bank IP.

(b) Except as disclosed in Bank Schedule 5.25(b)(i), Bank is not in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in any IP Contracts. All IP Contracts are in full force and effect and are enforceable by Bank in accordance with their respective terms subject to Bankruptcy and Equity Exceptions. The consummation of the transactions contemplated hereby will not result in any loss or impairment of Bank’s rights to own or use any Bank IP, nor will such consummation require the consent of any third party in respect of the Bank IP, except as otherwise set forth on Bank Schedule 5.25(b)(ii).

(c) Except as disclosed in Bank Schedule 5.25(c), (i) neither the Bank Business as conducted by Bank at the Closing Date nor any Bank Owned IP infringes, misappropriates, violates or conflicts with a third party’s Intellectual Property, and Bank has not received notice claiming otherwise, and there are no facts or circumstances that would reasonably be anticipated to result in any such claim; (ii) to the Knowledge of Bank, no third party is infringing, misappropriating or violating any Bank IP; (iii) there is not, and has not been, any claim, suit, action or proceeding, pending or threatened, (A) against Bank asserting that Bank’s use of any Bank IP infringes, misappropriates or violates any third party Intellectual Property or (B) against any third party asserting that such third party is infringing, misappropriating or misusing any Bank IP.

(d) Bank has taken commercially reasonable measures to protect (i) the proprietary nature of the Bank Owned IP and (ii) the confidential nature of personally identifiable information in Bank’s possession, including by using commercially reasonable efforts to provide for the signing by all employees and all third parties with access to confidential information, including all personally identifiable information of valid and binding nondisclosure agreements. Bank’s practices are in compliance with and have complied with, in each case in all material respects, all privacy policies and Applicable Laws governing the collection and storage of personally identifiable information. Bank has procured valid and binding written agreements containing assignment and/or work for hire provisions from all parties who contributed to the creation of Bank Owned IP. To the Knowledge of the Bank, no employee or third party has any interest in or claim to any Bank Owned IP. Bank has implemented commercially reasonable practices designed to protect its physical and electronic information and assets from unauthorized disclosure, use or modification.

5.26  Insider Transactions.  Except as set forth on Bank Schedule 5.26, no Insider of Bank or Affiliate of any Insider of Bank is currently a party to any Contract with Bank, including, without limitation, any Contract providing for the employment of, furnishing of services by, rental of assets from or to, or otherwise requiring payments to any Insider of Bank or Affiliate of any Insider of Bank. Furthermore, except as expressly set forth in Bank Schedule 5.26 attached hereto, no Insider of Bank or Affiliate of any Insider of Bank has, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation, firm, association or business organization which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of Bank or any of its subsidiaries. Except as set forth on Bank Schedule 5.26, there are no outstanding notes or accounts receivable from or advances to, any Insider of Bank or Affiliate of any Insider of Bank. To the Knowledge of Bank, except as disclosed in Bank Schedule 5.26, neither Bank nor any of its directors, officers, employees or agents, have: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments from corporate funds to officials of any Governmental Entities; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of Bank; (e) made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (f) made any other payment, favor or gift not fully deductible for federal income tax purposes.

5.27  Deposits; Deposit Summary

(a) All of the Deposits held by Bank (including the records and documentation pertaining to such Deposits) have been established and are held in compliance in all material respects with (i) all applicable policies, practices and procedures of Bank and (ii) all Applicable Law, including anti-money laundering requirements. All of the Deposits held by Bank are insured to the maximum limit set by the FDIC and the FDIC premium and all assessments have been fully paid.

(b) Attached hereto as Bank Schedule 5.27(b) is a summary of the amounts and types of the Deposits held by Bank on the Balance Sheet Date and the weighted average interest rates being paid thereon as of such date (the “Deposit Summary”). The Deposit Summary was prepared by Bank from the books and records of Bank in the ordinary course of business consistent with past practice.

(c) Except as set forth on Bank Schedule 5.27(c), none of the Deposits held by Bank are of public and governmental funds as to which there is required security posted by Bank.

5.28  Approval Of Bank Stockholders.  The Merger to be authorized must be approved by Bank Stockholders holding at least a majority of the Shares.

5.29  Adequacy of Capital.  Except as disclosed in Bank Schedule 5.29, Bank’s risk-based capital and leverage capital are adequate and in compliance with the requirements of the FDIC’s capital maintenance requirements in 12 C.F.R. Part 325, Subpart A, including Appendices A (risk-based capital) and B (leverage capital), and Bank is considered well capitalized for purposes of the Prompt Corrective Action rules contained in 12 C.F.R. Part 325, Subpart B.

5.30  No Participation In TARP.  Neither Bank nor any of its Affiliates participates in the U.S. Treasury Department’s Troubled Asset Relief Program, including the Capital Purchase Program.

5.31  No Excess Payments.  Except as listed on Bank Schedule 5.31, none of Bank’s officers or directors would be entitled as a result of the Merger or any subsequent purchase of banking operations to compensation that would constitute excess parachute payments under Section 280G and 4999 of the Code.

5.32  No Other Representations Or Warranties.  Except for the representations and warranties expressly contained in this Article 5, Bank makes no additional representations or warranties, expressed or implied, and Bank hereby disclaims any other representations or warranties, whether made by Bank or any of its officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Related Documents to which Bank is a party, or the transactions contemplated hereby or thereby (including, without limitation, any representation or warranty, expressed or implied, as to workmanship, financial performance, profitability, future performance, fitness for a particular purpose, or as to any projection, forecast or other forward-looking information provided or made available to Parent or its representatives), notwithstanding the delivery or disclosure, in writing or orally, to Parent, Merger Sub or their representatives of any documentation or other information.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to such exceptions as are disclosed in the disclosure schedules dated as of the date hereof and attached hereto (the “Parent Schedules”) corresponding to the applicable Section and subsection or clause of this Article 6 (or disclosed in any other Parent Schedule, provided, that it is reasonably clear on its face, upon a reading of the disclosure that such disclosure is responsive to such other Section, subsection or clause of this Article 6), Parent and Merger Sub hereby jointly and severally make the following representations and warranties to Bank as of the date hereof and as of the Closing Date. The inclusion of an item in the Parent Schedules shall not be deemed an admission by Parent that such item represents a material fact, event, or circumstance or would or is likely to result in a Material Adverse Effect on Parent.

6.1  Organization, Standing And Authority Of Parent And Merger Sub; Charter Documents and Bylaws.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Nevada, respectively, with the corporate power and authority, and all required permits, licenses, approvals and qualifications, to own or lease all of its properties and assets and to carry on its business as now conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not be reasonably expected to prevent or hinder the consummation of the Merger. Each of Parent and Merger Sub has heretofore delivered or will make available to Bank true and complete copies of the Articles of Incorporation and Bylaws of Parent and Merger Sub, as the case may be, each as amended and as in effect as of the date hereof.

6.2  Legal Authority, Binding Effect, Ownership.  Each of Parent and Merger Sub has all requisite corporate power and authority (i) to enter into this Agreement and each Related Document to be executed and delivered by Merger Sub and Parent, as the case may be (subject to receipt of all necessary approvals from Governmental Entities), and (ii) to perform all of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (subject to receipt of all necessary approvals from Governmental Entities). The execution and delivery of this Agreement and each agreement, document and instrument to be executed and delivered to Bank by Merger Sub and Parent pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Merger Sub and Parent. This Agreement has been duly and validly executed and delivered by Merger Sub and Parent, and, assuming due authorization, execution and delivery by Bank, constitutes a legal, valid and binding obligation of Merger Sub and Parent which is enforceable against Merger Sub and Parent in accordance with its terms, subject, as to enforceability, to the Bankruptcy and Equity Exceptions.

6.3  No Violation, Conflict, Etc.  Except as disclosed on Parent Schedule 6.3, none of (i) the execution and delivery of this Agreement or any Related Document to be executed and delivered to Bank by Merger Sub and Parent, (ii) the consummation of the transactions contemplated hereby or thereby or (iii) compliance by each of Parent and Merger Sub with any of the provisions hereof or thereof in any case does or will (A) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of each of Parent and Merger Sub, (B) violate, conflict with or result in a material breach of any term, condition or provision of, or constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon any property or asset of Parent and Merger Sub pursuant to, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material contract, instrument or obligation to which each of Parent and Merger Sub is a party, or to which any of its properties or assets is subject, or (C) subject to receipt of all Regulatory Approvals, does or will constitute a violation of any order, writ, injunction, decree, judgment, governmental permit, license, statute, rule or regulation applicable to Parent and Merger Sub.

6.4  Regulatory Approvals.  Except for (a) the filing of applications and notices with, and the consents and approvals of, as applicable, the Bank Regulators and any other Governmental Entity set forth on Parent Schedule 6.4 (the “Regulatory Approvals”), no consents or approvals of or filings or registrations with any Governmental Entity are necessary on the part of Parent or Merger Sub in connection with the execution and delivery by Parent and Merger Sub of this Agreement and the Related Documents and the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby.

6.5  Brokers And Finders.  Except as set forth in Parent Schedule 6.5, neither Parent nor Merger Sub nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

6.6  Investment Intent.  Parent is acquiring the Shares for its own account and not with the view toward distribution within the meaning of Section 2(a)(11) of the Securities Act other than in compliance with all Applicable Laws, including United States federal securities laws.

6.7  Non-Reliance.  Parent acknowledges and agrees that in entering into this Agreement it has not relied and is not relying on any representations, warranties or other statements whatsoever, whether written or oral (from or by Bank or any Person acting on Bank’s behalf) other than those expressly set out in this Agreement and Related Documents and that it will not have any right or remedy rising out of any representation, warranties or other statements not expressly set out in this Agreement or the Related Documents.

6.8  Capital Structure and Status.

(a) As of the date of this Agreement:

(i) the authorized share capital of Parent consists of 100,000,000 shares of Parent Common Stock and 100,000 shares of preferred stock of Parent, which 10,959,169 shares of Parent Common Stock were issued and outstanding,

(ii) there were outstanding warrants for the purchase of up to 48,067,758 shares of Parent Common Stock,

(iii) the authorized capital stock of Merger Sub consisted of 1,000 shares of Merger’s Sub’s common stock, par value $0.10, of which 100 shares were issued and outstanding,

(iv) except as set forth in the Parent SEC Reports, there is no material action, suit, claim or proceeding instituted or pending or, to Parent’s Knowledge, threatened against Parent or Merger Sub or against any of their respective assets, interests or rights which either (1) if adversely determined, would prevent or hinder the consummation of the transactions contemplated by this Agreement or (2) is of the nature required to be disclosed in a filing pursuant to the Exchange Act,

(v) except as set forth in the Parent SEC Reports, neither Parent or Merger Sub has any material debts, liabilities, demands or obligations of the nature required to be disclosed (x) in a balance sheet in accordance with GAAP (whether known or unknown, accrued or fixed, absolute or contingent, determined or undetermined, or as a guarantor or otherwise) and (y) in a filing pursuant to the Exchange Act,

(vi) except as set forth in the Parent SEC Reports, neither Parent nor Merger Sub is in material violation with respect to any Applicable Law which violation (A) is of the nature required to be disclosed in a filing pursuant to the Exchange Act or (B) would reasonably be expected to materially impair the validity or consummation of this Agreement or the transactions contemplated hereby,

(vii) except as set forth in the Parent SEC Reports, neither Parent nor Merger Sub is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks and holding companies thereof) nor have either of them received a written communication requesting that it enter into any of the foregoing,

(viii) except as set forth in the Parent SEC Reports, all outstanding shares of Parent Common Stock and the Merger Sub’s common stock (1) have been duly authorized and validly issued, are fully paid and nonassessable and not subject to preemptive rights or similar rights created by statute, Parent’s or Merger Sub’s Articles of Incorporation, the Bylaws of Parent or Merger Sub or any Contract to which Parent or Merger Sub, any of Parent’s or Merger Sub’s stockholders is a party and (2) have been offered, sold, issued and delivered by Parent and Merger Sub in all material respects in compliance with all Applicable Laws, and

(ix) except as set forth in the Parent SEC Reports, no Rights are authorized, issued or outstanding with respect to the capital stock of Parent or Merger Sub and there are no agreements, understandings or commitments relating to the rights or obligations of any stockholder of Parent or Merger Sub to vote or to dispose of such capital stock or the right or obligations of Parent or Merger Sub to issue any Rights.

6.9  SEC Filings; Financial Statements

(a) Parent has filed all forms, reports, certifications and documents required to be filed by it pursuant to the Securities Act or the Exchange Act with the SEC (collectively, together with all exhibits thereto, the “Parent SEC Reports”). The Parent SEC Reports (i) were prepared in compliance in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Except with respect to any financial information relating to Bank, Capitol Bancorp Limited, 1st Commerce Bank, Colonial BankGroup, Inc., Colonial Bank (including any financial information or statements related to the carve-out financials of the Nevada operations of Colonial Bank), the consolidated financial statements of Parent (including, in each case, the related notes thereto) contained in the Parent SEC Reports were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto), and fairly present in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount and such statements do not contain notes required by GAAP.

6.10  Parent Common Stock.  The shares of Parent Common Stock to be issued to the Former Stockholders as part of the Base Merger Consideration and Contingent Merger Consideration, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights, and will be free of any liens or encumbrances. At the Closing, Parent shall have sufficient authorized but unissued shares of Parent Common Stock to consummate the Merger.

6.11  No Other Representations Or Warranties.  Except for the representations and warranties expressly contained in this Article 6, neither Parent nor Merger Sub makes any additional representations or warranties, expressed or implied, and Parent and Merger Sub hereby disclaim any other representations or warranties, whether made by Parent, Merger Sub or any of its officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Related Documents to which Parent or Merger Sub is a party, or the transactions contemplated hereby or thereby (including, without limitation, any representation or warranty, expressed or implied, as to workmanship, financial performance, profitability, future performance, fitness for a particular purpose, or as to any projection, forecast or other forward-looking information provided or made available to Bank or its representatives), notwithstanding the delivery or disclosure, in writing or orally, to Bank or its representatives of any documentation or other information.

ARTICLE 7

COVENANTS OF BANK

7.1  Conduct Of Business.

(a) Affirmative Covenants.  During the period from the date of this Agreement to the Effective Time, except with the written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), Bank will use its commercially reasonable best efforts to (i) operate its business only in the regular and ordinary course of business consistent with past practices (except as otherwise expressly contemplated by this Agreement) and in compliance with all Applicable Law and (ii) preserve intact in all material respects its business organization and assets and maintain its rights and franchises. Bank shall not take any action that would (A) adversely affect the ability of Bank to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (B) adversely affect Bank’s ability to perform its covenants and agreements under this Agreement. Without limiting the foregoing, Bank will perform in a prompt and timely manner, in accordance with its ordinary course of business consistent with past practice or existing business plans, all of its obligations with respect to the Bank Business.

(b) Negative Covenants.  From the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by Parent in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Bank shall not:

(i) except in the ordinary course of business consistent with past practice, sell, transfer, license or otherwise dispose of or discontinue any of its material assets, business or properties or permit or allow any of its material assets or properties to be subjected to any Lien, other than Permitted Liens;

(ii) (A) issue any capital stock or other securities of Bank or make any change in the issued and outstanding capital stock or securities of Bank; (B) issue or grant any Rights of any character relating to the authorized or issued capital stock of Bank, or any securities convertible into shares of such stock or such Rights; or (C) declare, make or pay any cash dividends or distributions to the holders of its capital stock; provided, however, that nothing in this Section 7.1(b)(ii) shall restrict Bank from issuing any capital stock or securities of Bank on account of the exercise of any Rights issued by Bank by the holder of such Rights;

(iii) effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of Bank’s capital stock;

(iv) approve any capital expenditure, individually or in the aggregate, in excess of $100,000;

(v) rollover, refinance, renew, cancel, release or otherwise modify any Loan with an outstanding principal balance of $1 million or more, which is classified by the Bank as “doubtful” or “substandard,” without approval of the Board of Directors or a Committee of the Board of Directors of the Bank;

(vi) fail to maintain insurance coverage under insurance policies at presently existing levels so long as such insurance is available at current rates or commercially reasonable rates;

(vii) change, amend or waive any provisions of Bank’s Articles of Incorporation or Bylaws;

(viii) other than as required by Applicable Law, (A) grant base salary, base wage or discretionary incentive compensation increases for any current employee, except in the ordinary course of business consistent with past practice; provided, however, that any such base salary, base wage or discretionary incentive compensation increase shall not exceed 4% of any such employee’s base salary, base wage or discretionary incentive compensation from the previous year; provided, further, that, except as authorized herein or as obligated by Contract, no salary or wage increases shall be granted to any current employee that is a party to any employment, retention, change in control or similar agreement with Bank; (B) forgive any Loans to Insiders; (C) enter into any employment, change of control or severance agreement with, or, except as required by Applicable Law, establish, adopt, enter into, or amend, any Benefit Arrangement for the benefit of, any current or former employee, director, officer or employee of Bank; (D) exercise any discretion to accelerate the vesting or payment of any compensation of benefit, or take any action to fund the payment of any benefit, under any Benefit Arrangement, except as may be contemplated by this Agreement or required by Applicable Law or (E) grant any new awards under any Benefit Arrangements or otherwise;

(ix) terminate or transfer any Employees or hire any additional Employees, except such termination, transfers or hiring that arise in the ordinary course of business consistent with past practice; provided that prior to terminating or hiring any executive personnel, Bank shall consult with Parent;

(x) except in the ordinary course of business consistent with past practice, acquire any collateralized mortgage obligations or other securities, incur any liabilities or obligations for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument (other than Deposits, FHLB advances, federal funds purchased and securities sold under agreements to repurchase, in each case, in the ordinary course of business consistent with past practice);

(xi) cancel or release any debts or claims owing to Bank, other than the cancellation of release of any such debts or claims with respect to any Risk Assets in the ordinary course of business consistent with past practices.

(xii) incur any liabilities with respect to Brokered Deposits or extend or renew the term of any Brokered Deposit, provided, however, that Bank may extend or renew the term of any Brokered Deposit for a period not to exceed three (3) months if such Brokered Deposit matures or expires prior to the Closing;

(xiii) open any branch or take any action to open a new branch, modify or assign any real property lease, enter into any new real property lease or otherwise acquire any interest in real property other than Other Real Estate Owned;

(xiv) merge into, consolidate with, affiliate with, or be purchased or acquired by (assets or capital stock), any other Person, or permit any other to be merged, consolidated or affiliated with it or be purchased or acquired by it, or except to realize upon collateral in the ordinary course of its business consistent with customary and prudent practices for similarly situated financial institutions, acquire a significant potion of the assets of any other Person, or sell a significant portion of its assets;

(xv) settle any material action, claim or proceeding filed or otherwise instituted against it except in the ordinary course of business;

(xvi) make any change in its accounting, credit risk or interest rate risk methods or practices, except changes as may be required by GAAP or by regulatory requirements;

(xvii) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any tax closing agreement, settle any claim for Taxes or assessments relating to Bank, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any claim for Taxes or assessments relating to Bank, if, in each such case, such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would increase the liability for Taxes of Bank for any period after the date of Closing;

(xviii) (A) grant any Loan to any Insider of Bank or any Affiliate of any Insider of Bank or (B) enter into any transaction (other than the grant of Loans) with any Insider of Bank or any Affiliate of any Insider of Bank, in each case, other than in the ordinary course of business consistent with customary and prudent practices for similarly situated financial institutions and on terms no less favorable than could be negotiated on an arm’s length basis;

(xix) take any action that would materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of the Parties to obtain any Regulatory Approval required for the transactions contemplated by this Agreement or the ability of Bank to perform its covenants and agreements under this Agreement;

(xx) accept any Brokered Deposits;

(xxi) take or fail to take any action to cause the termination of Bank’s FDIC deposit insurance;

(xxii) incur any indebtedness for borrowed money in excess of $50,000, including, without limitation, any draw-down by Bank on its line of credit with FHLB, except in the ordinary course of business consistent with customary practices for similarly situated financial institutions;

(xxiii) take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(xxiv) agree to take any of the actions specified in this Section 7.1(b), except as contemplated by this Agreement.

7.2  Current Information.  During the period from the date of this Agreement to the Effective Time, Bank will and will cause its Representatives to confer with Representatives of Parent and report the general status of Bank’s ongoing operations (including credit quality and related issues), customer communications, employee matters and other issues relating to Bank and the transactions contemplated hereby to the extent permitted by Applicable Law, as (and in such detail) Parent may reasonably request on reasonable advance notice during normal business hours. Bank shall promptly notify Parent of any material and adverse change in the normal course of its business or in the operation of its properties and, to the extent permitted by Applicable Law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Bank. Bank shall provide to Parent reports regarding the Loans and Deposits as reasonably requested by Parent, as well as asset quality reports as reasonably requested by Parent, in each case, no more frequently than monthly, including but not limited to watch Loans, past due reports, non-performing assets, charge-offs, risk rating distribution, portfolio growth, industry and product concentrations and composition, and changes to off-balance sheet exposures. Bank shall also provide Parent with such information with respect to such events as Parent may reasonably request from time to time. As soon as submitted to the applicable federal banking agency, Bank will deliver to Parent each of Bank’s quarterly Reports of Condition and Income, including all schedules thereto.

7.3  Advise of Changes; Updated Schedules.

(a) Bank shall promptly notify Parent of any change or event (i) that has had or would reasonably be expected to have a Material Adverse Effect on Bank since the Balance Sheet Date, (ii) which it believes constitutes a breach of any of its or Bank’s representations, warranties or covenants contained herein, or (iii) which it believes would or would be reasonably likely to cause any of the conditions set forth in Section 10.2 not being satisfied; provided, that a breach of this Section shall not be considered for purposes of determining the satisfaction of the closing conditions set forth in Section 10.2(a) and 10.2(b), or give rise to a right of termination under Article 11, if the underlying breach or breaches with respect to which Bank failed to give notice would not result in the failure of the closing conditions set forth in Section 10.2 to be satisfied.

(b) Bank may supplement or amend any Bank Schedules as of the Closing with respect to any matter arising after the date of this Agreement that is not in existence on the date of this Agreement and that, if existing or occurring on or prior to the date of this Agreement, would have (i) been required to be set forth or described in such Bank Schedules or (ii) without such supplement or amendment, rendered inaccurate any representation or warranty made by Bank in this Agreement. Bank shall deliver substantially complete drafts of such supplemented and amended Bank Schedules not earlier than fifteen (15) Business Days or later than ten (10) Business Days prior to the Closing Date, and shall deliver any such supplemented and amended Bank Schedules in final form as of the Closing, and (if required) the Closing shall be extended (but by no more than two (2) Business Days) to provide Parent with a reasonable amount of time to review the supplemented and amended Bank Schedules. Such supplemental and/or amended Bank Schedules shall not qualify or cure any breach of or inaccuracy in, any representation or warranty in this Agreement made by Bank on or as of the date hereof, but, solely with respect to matters arising after the date of this Agreement shall qualify, and cure any breach of or inaccuracy in, any representation or warranty in this Agreement (or any certificate furnished to Parent hereunder) made on or as of the Closing Date. If, in any supplement or amendment of the Disclosure Schedules delivered pursuant to this Section 7.3(b), Bank discloses an event, change or circumstance that by itself, or together with other events, changes or circumstances, constitutes or has had a Material Adverse Effect on Bank since the Balance Sheet Date, Parent shall have the right to terminate this Agreement as provided in Section 11.1(f); provided however, that if Parent does not terminate this Agreement within the timeframe set forth in Section 11.1(f), then (i) Parent will be deemed to have accepted such supplement or amendment to the Bank Schedules; (ii) the event, change or circumstance so disclosed in such supplement or amendment shall not be deemed to constitute a Material Adverse Effect for the purposes of Section 10.2(e) or serve as the basis for termination pursuant to Section 11.1(f); and (iii) the supplements or amendments delivered pursuant to this Section 7.3 shall be taken into account and given effect to determine the accuracy of the representation and warranties to which they relate for all purposes and shall not provide the basis for any claim of breach of a representation or warranty unless and to the extent that the representation or warranty as modified by such supplemented or amended Bank Schedules is inaccurate as of the Closing Date.

7.4  Commercially Reasonable Best Efforts.  Subject to the terms and conditions herein provided, Bank agrees to use commercially reasonable best efforts to secure all corporate consents required to be obtained in order to consummate the Merger, and to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.5  Third-Party Consents.  Bank shall use commercially reasonable best efforts to secure all non-governmental consents and approvals from third parties with respect to those material contracts to which Bank is a party and which are listed on Bank Schedule 7.5 (the “Bank Consents”), and Parent shall fully cooperate in order to obtain such consents. Bank shall provide copies of such consents to Parent upon Parent’s request.

7.6  Access To And Retention Of Books And Records.

(a) Upon execution of this Agreement, Bank shall cause each of its officers, directors, and employees to provide Parent and its representatives, accountants and counsel reasonable access during normal business hours to the Leased Premises, Real Property, Bank Offices, employees, depository records, loan files, Bank Financial Statements and all other documents and other information concerning Bank as Parent may reasonably request. Bank shall provide Parent reasonable assistance in its investigation relating to the Real Property and Bank Offices; provided, that Parent’s investigation shall be conducted during normal business hours and in a manner that does not unreasonably interfere with Bank’s normal operations, customers and employee relations; provided, further, that Parent shall not communicate with any employee of Bank (other than John S. Gaynor, Richard Deglman, William Martin or Patricia Ochal), or any customer of Bank with respect to the transactions contemplated by this Agreement or with respect to any business or affairs of the Bank without the prior consent of Bank. Bank shall and shall use its commercially reasonable best efforts to cause its auditors, Grant Thornton LLP, to (a) continue to provide Parent and its advisors access to all of Bank’s information used in the preparation of the Bank Financial Statements and (b) cooperate with any reviews performed by Parent or its advisors of any such financial statements or information.

(b) In the event any information that is subject to privilege based upon attorney work product or confidential attorney-client communication (“Privileged Information”) should come into the possession of or is otherwise disclosed to Parent, Parent agrees that (i) such disclosure was inadvertent and is not a waiver of any privilege by Bank; (ii) subject to Applicable Law, Parent will not share such Privileged Information with any Governmental Entity or third party; and (iii) Parent will promptly return to Bank any document containing Privileged Information whenever found or at the request of Bank.

7.7  Communications; Notices; Etc.  Subject to regulatory restrictions after the Final Approval Date and prior to the Closing Date, on a date which is mutually agreeable to Parent and Bank, Bank shall send statements (or, in the event the parties shall mutually agree, the parties shall send a joint statement) to Bank’s customers announcing the transactions contemplated hereby.

7.8  Bank Stockholders Approval; Bank Board Recommendations

(a) Bank, acting through the Bank Board, shall take all actions in accordance with Nevada Law, the Articles of Incorporation and Bylaws of Bank and all other Applicable Laws to mail the Bank Proxy Statement or Bank Information Statement and duly call and give notice of as promptly as practicable (but in no event more than ten (10) Business Days after the Registration Statement shall have become effective) and to convene and hold, as promptly as practicable thereafter, a meeting of the Bank Stockholders, or otherwise solicit written consents of the Bank Stockholders, to obtain the Bank Stockholder Approval.

(b) Subject to the provisions of Section 7.9 hereof, the Bank Board shall recommend that the Bank Stockholders adopt and approve this Agreement (the “Bank Board Recommendation”) and Bank shall include such Board Recommendation in the Bank Proxy Statement or Bank Information Statement.

(c) Except as otherwise permitted pursuant to Section 7.9(c) or except upon the termination of this Agreement pursuant to Article 11, neither Bank nor the Bank Board nor any committee thereof shall (A) (1) withdraw, modify or qualify, or propose to withdraw, modify or qualify, the approval or recommendation by the Bank Board or any such committee of this Agreement, the Merger or any of the transactions contemplated by this Agreement or (2) approve or recommend, or propose to approve or recommend, any Bank Takeover Proposal (either (1) or (2) being a “Change in Recommendation”) or (B) approve, or cause or permit Bank to enter into, any letter of intent, agreement in principle, acquisition agreement or similar agreement (each, an “Acquisition Agreement”) relating to any Bank Takeover Proposal.

7.9  Exclusivity; Superior Bank Proposal

(a) Bank shall, and shall cause all of its Affiliates and any of its or its Affiliates’ respective officers, directors, stockholders, agents or other representatives (including, without limitation, attorneys, accountants, consultants and financial advisors) (collectively, “Representatives”), to immediately cease all existing discussions or negotiations with any person or party other than Parent and its Representatives relating to any Bank Takeover Proposal and to demand the return of all confidential information delivered to any other party in connection therewith. Bank shall not, and shall not permit any of its Affiliates or any of its or its Affiliates’ Representatives, to, directly or indirectly: (i) solicit, initiate or encourage the submission of any Bank Takeover Proposal, (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person in connection with a Bank Takeover Proposal, (iii) provide any non-public information to any person or group in connection with a Bank Takeover Proposal or (iv) otherwise facilitate any effort or attempt by any person to initiate or pursue any of the foregoing. Bank shall promptly (and in any event within 48 hours) advise Parent orally and in writing of (i) any inquiries, proposals or offers regarding any actual or potential Bank Takeover Proposal, (ii) any request for nonpublic information relating to the Bank or (iii) any Bank Takeover Proposal. Bank shall keep Parent reasonably informed on a reasonably current basis of the status (including any material change to the terms thereof) of any Bank Takeover Proposal.

(b) Notwithstanding the provisions of this Section 7.9, if, at any time after the date hereof, Bank receives a bona fide unsolicited written Bank Takeover Proposal that did not result from a breach by Bank of this Section 7.9, and Bank otherwise has complied with this Section 7.9, the Bank Board determines in good faith after consultation with outside counsel and an independent financial advisor of nationally recognized reputation that it is required to do so in order to comply with its fiduciary duties and that such Bank Takeover Proposal is, or is reasonably likely to result in, a Superior Bank Proposal, Bank may, subject to providing prior written notice of its decision to take such action to Parent: (1) furnish information with respect to Bank to the person making such Bank Takeover Proposal pursuant to a confidentiality and standstill agreement, provided that all such information not previously provided to Parent is provided on a concurrent basis to Parent; and (2) participate in discussions or negotiations with the person making such Bank Takeover Proposal regarding such Bank Takeover Proposal.

(c) Notwithstanding the provisions of Section 7.8(b) or anything else herein, if, at any time after the date hereof (x) Bank receives a Superior Bank Proposal that did not result from a breach by Bank of Section 7.9 and (y) the Bank Board determines in good faith based on advice of outside counsel that, in light of such proposal, a failure to make a Change in Recommendation or terminate this Agreement in order to accept such Superior Bank Proposal would be inconsistent with the fiduciary obligations of the Bank Board under Applicable Laws, Bank may, (A) make a Change in Recommendation or (B) terminate this Agreement pursuant to Section 11.1(g), so long as (i) Bank has complied in all material respects with this Section 7.9 with respect to such proposal, (ii) the Bank Board shall have first provided a Superior Proposal Notice to Parent, (iii) either (x) within five (5) Business Days after receipt of such Superior Proposal Notice (the “Proposal Period”) Parent shall not have made a binding and irrevocable proposal for any adjustments to the terms and conditions of this Agreement or (y) the Bank Board shall have determined in good faith, after consultation with its financial advisor, that any such proposal by Parent during the Proposal Period does not cause the Superior Bank Proposal to cease to constitute a Superior Bank Proposal, and (iv) concurrently with and as a condition to such termination, the Bank Board causes Bank to accept such Superior Bank Proposal and enter into an Acquisition Agreement with respect thereto and to pay the termination fee pursuant to Section 11.2(b)(iv). Bank agrees that, during the Proposal Period, Bank and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement that are proposed by Parent as would enable the Bank Board to proceed without making a Change in Recommendation or terminate this Agreement.

(d) Nothing contained in this Agreement shall prohibit Bank or the Bank Board from (i) taking and disclosing to the Bank Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any legally required disclosure to the Bank Stockholders or taking any position with respect to the Merger if, in the good faith judgment of the Bank Board, based on advice of

Bank’s outside legal advisors, failure to so take and/or disclose would be inconsistent with the directors’ fiduciary obligations to the Bank Stockholders under Applicable Law.

7.10  Cooperation in Parent SEC Filings.  Bank shall provide as promptly as practicable to the other Parties such information concerning its business affairs and financial statements as may be required or appropriate for inclusion in the Proxy Statement and Registration Statement or in any amendments or supplements thereto, and shall cause its counsel to cooperate with the other Parties’ counsel in the preparation of the Proxy Statement and Registration Statement and shall request the cooperation of such Parties’ auditors in the preparation of the Proxy Statement and Registration Statement. Notwithstanding the foregoing, Bank will provide for inclusion in the Proxy Statement and Registration Statement: (i) information requested by Parent in accordance with the requirements of Regulation S-K, including, but not limited to, selected financial data, business, properties, legal proceedings, risk factors, affiliate transactions and Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Bank for the fiscal years ended December 31, 2007, 2008 and, to the extent required, 2009 and the nine month periods ended September 30, 2009 and September 30, 2008, (ii) financial statements of Bank for the fiscal years ended December 31, 2007, 2008 and, to the extent required, 2009 and the nine month periods ended September 30, 2009 and September 30, 2008 prepared in compliance with GAAP and with Regulation S-X, as if Bank were a reporting company with the SEC and (iii) all requisite financial information for pro forma financial statements in compliance with Article 10 of Regulation S-X as if Bank were a reporting company with the SEC, including, to the extent required by Regulation S-X, supplemental qualitative data regarding Bank as set forth in Article 9 of Regulation S-X and Industry Guide No. 3. The Bank Financial Statements will, to the extent required by Regulation S-X, be audited or reviewed by an independent auditor registered with the Public Company Accounting Oversight Board (“Bank Auditor”) and Bank will use its commercially reasonable best efforts to obtain Bank Auditor’s consent in accordance with SEC rules and regulations as promptly as practical upon request by Parent in advance of any filing of the Registration Statement or Proxy Statement.

7.11  Registration Statement and Proxy Statement.  The information to be supplied by Bank, and to the Knowledge of Bank, by any Bank Stockholder for inclusion in the Proxy Statement and/or the Registration Statement, will not, as of the date it is first filed with the SEC and, with respect to any amendment thereof or supplement thereto, as of the date such amendment or supplement is first filed with the SEC, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact, omits to state any material fact necessary in order to make the statements made therein not false or misleading, or omits to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent’s Stockholders Meeting that has become false or misleading. If, at any time, any information is discovered or any event occurs with respect to Bank or to Bank Stockholders, or any change occurs with respect to such information included in the Proxy Statement and/or Registration Statement which is required to be described in an amendment of, or a supplement to, the Proxy Statement and/or Registration Statement so that such document does not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the provisions of Section 8.4(b) shall apply.

ARTICLE 8

COVENANTS OF PARENT AND MERGER SUB

8.1  Current Information.  During the period from the date of this Agreement to the Effective Time, to the extent that such could affect the consummation of the transactions contemplated hereby, Parent will promptly notify Bank in writing, to the extent permitted by Applicable Law, of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entity, or the institution or the threat of material litigation involving Parent, Merger Sub or any subsidiary of Parent that would be reasonably expected to adversely affect the transactions contemplated by this Agreement, and, to the extent permitted by Applicable Law, Parent will also provide Bank such information with respect to such events as Bank may reasonably request from time to time.

8.2  Commercially Reasonable Best Efforts.  Subject to the terms and conditions herein, Parent agrees to use commercially reasonable best efforts to secure all corporate consents required to be obtained in order to consummate the Merger, and to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

8.3  Third-Party Consents.  Parent shall use commercially reasonable best efforts to secure all non-governmental consents and approvals from third-parties with respect to those material contracts to which Parent or Merger Sub is a party and which are listed on Parent Schedule 8.3 (the “Parent Consents”), and Bank shall fully cooperate in order to obtain such consents. Parent shall provide copies of such consents to Bank upon Bank’s request.

8.4  Proxy Statement; Registration of Parent Shares

(a) Parent shall use its commercially reasonable best efforts to prepare and file with the SEC as soon as reasonably practical (i) a proxy statement to be sent to the Parent Stockholders relating to the Parent Stockholders’ Meeting and a proxy statement (the “Bank Proxy Statement”) or information statement (the “Bank Information Statement”) to be sent to the Bank Stockholders to solicit from the Bank Stockholders the Bank Stockholder Approval (such proxy statement and Bank Proxy Statement or Bank Information Statement, collectively and together with any amendments thereof or supplements thereto, the “Proxy Statement”); and (ii) a registration statement on Form S-4 (or such other or successor form as shall be appropriate) in which the Proxy Statement shall be included as a prospectus and pursuant to which the Parent Shares to be issued as part of the Base Merger Consideration and the Contingent Merger Consideration will be registered with the SEC (together with all amendments thereto, the “Registration Statement”). Parent shall use its commercially reasonable best efforts, and Bank shall cooperate with Parent, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Parent, Merger Sub and Bank shall provide as promptly as practicable to the other such information concerning its business affairs and financial statements as, in the reasonable judgment of the providing Party or its counsel, may be required or appropriate for inclusion in the Proxy Statement and Registration Statement, or in any amendments or supplements thereto, and shall cause its counsel to cooperate with the other Parties’ counsel in the preparation of the Proxy Statement and Registration Statement and shall request the cooperation of such Parties’ auditors in the preparation of the Proxy Statement and Registration Statement. Parent shall notify Bank promptly upon the receipt of any comments by the SEC or its staff or any other government officials with respect to the Proxy Statement or Registration Statement and provide Bank with copies of any such comments. Parent shall provide Bank with a reasonable opportunity to review and comment on any response to an SEC comment, or any amendment or supplement on the Proxy Statement and Registration Statement prior to the filing thereof with the SEC. Parent shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 8.4 to comply in all material respects with all Applicable Laws. As promptly as practicable after the Registration Statement shall have become effective, Parent shall mail the Proxy Statement to the Parent Stockholders if required under Applicable Law.

(b) If, at any time prior to the Effective Time, any information is discovered or any event occurs with respect to Parent, Merger Sub or Bank, or any change occurs with respect to the other information included in the Proxy Statement or Registration Statement which is required to be described in an amendment of, or a supplement to, the Proxy Statement or Registration Statement so that such document does not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then (i) the Party learning of such information shall notify the other Parties promptly of such event, and Parent shall promptly file with the SEC any necessary amendment or supplement to the Proxy Statement or Registration Statement; and (ii) Parent and Bank shall (A) use reasonable best efforts to have such amendment or supplement cleared for mailing as soon as practicable and (B) as required by Applicable Law, disseminate the information contained in such amendment or supplement to Bank Stockholders and the Parent Stockholders; provided, however, that no amendment or supplement will be filed and no such information shall be otherwise disseminated without prior consultation between Parent and Bank and providing Bank with a reasonable opportunity to review and comment on such amendment or supplement.

(c) The information to be supplied by Parent and Merger Sub for inclusion in each of the Proxy Statement and/or the Registration Statement, will not, as of the date it is first filed with the SEC and, with respect to any amendment thereof or supplement thereto, as of the date such amendment or supplement is first filed with the SEC, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact, omits to state any material fact necessary in order to make the statements made therein not false or misleading, or omits to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent’s Stockholders Meeting that has become false or misleading.

8.5  Meetings of Parent Stockholders; Parent Board Recommendations

(a) To the extent required under Applicable Law, Parent, acting through the Parent Board, shall take all actions in accordance with the DGCL, the certificate of incorporation or bylaws or similar governing documents of Parent and all other Applicable Laws to promptly and duly call, give notice of, convene and hold, as promptly as practicable after the Registration Statement shall have become effective, the Parent Stockholders’ Meeting for the purpose of considering and voting upon the issuance of shares of Parent Common Stock in consideration for the Merger pursuant to this Agreement, to the extent such voting is required under any Applicable Law (the “Parent Voting Proposal”). The Parent Board shall recommend approval of the Parent Voting Proposal by the Parent Stockholders and include such recommendation in the Proxy Statement. Neither the Parent Board nor any committee thereof shall withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify in any manner adverse to Bank the recommendation of the Parent Board that the Parent Stockholders vote in favor of the Parent Voting Proposal. Parent shall use its commercially reasonable best efforts to solicit from its stockholders proxies in favor of the Parent Voting Proposal and shall use its commercially reasonable best efforts to take all other action reasonably necessary or advisable to secure the Required Parent Stockholder Vote.

(b) Except to the extent required by Applicable Law, Parent shall not (i) change the date specified in the Proxy Statement for the Parent Stockholders’ Meeting or (ii) postpone, delay or adjourn the Parent Stockholders’ Meeting, except, in each case, after consultation with Bank, (A) to the extent necessary to ensure that any amendment or supplement to the Proxy Statement required by Applicable Law is provided to the stockholders of Parent sufficiently in advance of the Parent Stockholders’ Meeting or (B) if there are an insufficient number of shares of Parent Common Stock represented in person or by proxy at the Parent Common Stockholders’ Meeting to constitute a quorum, in which case Parent may adjourn the Parent Stockholders’ Meeting and use its reasonable best efforts to obtain a quorum and the Required Parent Stockholder Vote as promptly as practicable in the prevailing circumstances.

8.6  Exchange Listing.  Parent agrees to use its commercially reasonable efforts to cause the authorization for listing on the New York Stock Exchange or such other national securities exchange on which Parent Common Stock is then listed, of the shares of Parent Common Stock issuable to the Former Stockholders as Base Merger Consideration.

8.7  Capital Contribution.  At the Closing, Parent shall contribute, assign, transfer and deliver to Bank as a capital contribution the amount of $15,000,000 in cash by wire transfer of immediately available funds to an account designated by Bank in writing prior to the Closing.

8.8  Parent Board Composition.

(a) Subject to Parent Stockholder Approval, Parent shall take any and all actions as may be required under the DGCL, its certificate of incorporation and bylaws and any all other Applicable Laws in order to (i) fix the size of the Parent Board at nine (9) as of the Effective Time; (ii) cause the election of the four (4) individuals designated by Bank as set forth in Bank Schedule 8.8 to serve as directors on the Parent Board as of the Effective Time for a period of one (1) year following the Effective Time; and (iii) if Parent directors are up for re-election prior to the first year anniversary of the Effective Time, include the individuals designated by Bank as set forth in Bank Schedule 8.8, or if any such individual is then no longer serving on the Parent Board, such other individual as may be designated by Bank and approved by Parent to serve as a director on Parent Board pursuant to Section 8.8(b) (each, a “Bank-Designated Director”), for re-election as director nominees in the proxy statement to be sent to the Parent Stockholders for the next annual stockholders meeting of Parent. The Parent Board shall recommend to its stockholders in such proxy statement the election or re-election, as applicable, of each Bank-Designated Director.

(b) In the event of the resignation, death, removal or disqualification of a Bank-Designated Director at any time prior to the first anniversary of the Effective Time, the Former Stockholders’ Representative shall be entitled to nominate a replacement director and after written notice of the nomination has been given by the Former Stockholders’ Representative to Parent and Parent has approved such nominees (which approval shall not be unreasonably withheld or delayed), the Parent Board shall, subject to Parent Stockholder Approval, take such actions as may be necessary under the DGCL, its certificate of incorporation and bylaws and any all other Applicable Laws to elect such nominee to the Parent Board to serve until his or her successor is duly elected.

8.9  Merger Sub Compliance.  Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions of this Agreement.

8.10  Indemnification and Insurance.

(a) Parent and Merger Sub agree that the Merger shall not affect or diminish any of Bank’s duties and obligations of indemnification existing immediately prior to the Effective Time in favor of the current or former directors and officers of Bank arising: (i) by virtue of the Articles of Incorporation or Bylaws of Bank; (ii) by operation of Applicable Law; or (iii) by virtue of any other agreements in the form in effect on the date of this Agreement as set forth on Bank Schedule 8.10, and such duties and obligations shall continue in full force and effect for so long as they would (but for the Merger) otherwise survive and continue in full force and effect. All such provisions for indemnification and limitation of liability now existing in favor of the directors and officers of Bank shall survive the Merger and, unless otherwise provided in any agreement referenced in clause (iii), shall continue in full force and effect with respect to acts or omissions occurring prior to the Effective Time for a period of six years thereafter or, in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved. For a period of six years from the Effective Time, the Surviving Corporation shall maintain in effect the exculpation and indemnification provisions of the Articles of Incorporation and Bylaws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of Bank with any of their respective directors or officers set forth on Bank Schedule 8.10, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors or officers of Bank.

(b) Parent shall cause the Surviving Corporation to maintain the existing officers’ and directors’ liability insurance including, but not limited to, coverage for acts and omissions of the directors and officers of Bank prior to the Effective Time (“D&O Insurance”) for a period of not less than six years after the Effective Time; provided, however, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers; provided further, that if the existing D&O Insurance expires or is terminated or cancelled during such period, then Parent shall use all commercially reasonable efforts to obtain substantially similar D&O Insurance.

8.11  Bank Holding Company Status.  During the period from the date of this Agreement to the Effective Time, Parent shall not make any investment or engage in any activity that would be prohibited to a bank holding company under the Bank Holding Company Act of 1956.

8.12  Reorganization.  Parent shall not knowingly take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE 9

REGULATORY AND OTHER MATTERS

9.1  Regulatory Approvals.

(a) As soon as practicable after the date hereof, but in no event later than forty-five (45) days after the date of this Agreement, each of Parent, Merger Sub and Bank shall take all commercially reasonable best efforts to prepare all necessary documentation and effect all necessary filings in order to obtain all necessary permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary to consummate the transactions contemplated by this Agreement, except for those matters covered in Sections 7.8, 7.10, 8.4, 8.5, 8.6, and 8.8. Parent, Merger Sub and Bank will cooperate with each other and will each furnish the others and the others’ counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Bank, Merger Sub or Parent to any Governmental Entity in connection with the Merger. Parent and Bank shall have the right to review in advance all filings and approve in advance all characterizations of the information relating to them and any of their respective subsidiaries which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity (other than with regard to information reasonably considered confidential by the providing Party). In addition, Parent and Bank shall each furnish to the others a final copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity (other than such filings reasonably considered confidential by the providing Party).

(b) The Parties shall use their commercially reasonable best efforts to:

(i) cooperate in all respects with each other in connection with any filing or submission (except for any confidential portions thereof) and in connection with any investigation or other inquiry relating to the Regulatory Approvals, including but not limited to Bank, Parent and Merger Sub cooperating and using commercially reasonable best efforts to make, on a timely basis, all registrations, filings and applications with, give all notices to, and obtain any approvals, orders, qualifications and waivers from a Governmental Entity necessary for the consummation of the transactions contemplated hereby; provided, however, that, except as otherwise set forth herein, neither Bank or any of its Affiliates nor Parent, Merger Sub or any of their respective Affiliates shall be required to commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any Person in connection with any such registration, filing, application, notice, approval, order, qualification or waiver; provided, further, however, that the Parties acknowledge and agree that any request, demand, accommodation or other obligation or condition imposed by any Governmental Entity upon Parent, Bank or Merger Sub requiring the replacement of individual members of the Bank Board or Parent Board or pertaining to the requirement that Parent serve as a source of financial and managerial strength for Bank as required by Applicable Laws, or which is otherwise generally applicable to approvals granted by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, and the rules and regulations thereunder, and to approvals granted under the Bank Merger Act, as amended, and the rules and regulations thereunder, shall not constitute a material accommodation for purposes of this Section 9.1(b)(i).

(ii) subject to Applicable Law, Parent and Bank shall permit each other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication (or other correspondence or memoranda) between it and any Governmental Entity (except for any confidential portions thereof);

(iii) Parent and Bank shall promptly inform each other of and supply to each other any communication (or other correspondence or memoranda) received by them from, or given by them to, any Bank Regulator and any other state agency governing financial institutions or any other Governmental Entity, in each case regarding any of the transactions contemplated hereby; and

(iv) Parent and Bank shall ensure that representatives of Parent and representatives of Bank reasonably acceptable to Parent shall have the right to attend and participate in any hearing, proceeding, meeting, conference or similar event before or with any Governmental Entity or other organization relating to any Parent Regulatory Approval or otherwise relating to any transactions contemplated by this Agreement. In furtherance of the foregoing, Parent and Bank shall provide each other reasonable advance notice of any such hearing, proceeding, meeting, conference or similar event.

(c) In furtherance and not in limitation of the Parties’ obligations hereunder, if any objection is asserted with respect to the transactions contemplated hereby under any antitrust or competition law, Parent will use its commercially reasonable best efforts to resolve any antitrust concerns, federal, state, foreign or private, obtain all Regulatory Approvals and obtain termination of any applicable waiting periods and the termination of any outstanding federal or state judicial or administrative orders prohibiting the Closing so as to permit the prompt completion of the transactions contemplated hereby, including selling, holding separate or otherwise disposing of or conducting its business and the business of Bank in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct its business and the business of Bank in a specified manner, or such other required action.

(d) The Parties acknowledge and agree that all fees, costs and expenses incurred with respect to any registrations, filings, applications, notices, approvals, orders, qualifications and waivers as may be required in order to consummate the transactions contemplated by this Agreement shall be borne by the Party incurring such fees, costs and expenses.

9.2  Access And Investigation.  Without in any way limiting anything else contained in this Agreement, Parent and Bank shall, in connection with the procurement of any and all Regulatory Approvals, permit each other and each of the other’s representatives reasonable access to the properties and personnel of Bank and Parent, respectively, and shall disclose and make available to such other Parties all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of Bank and Parent, including, without limitation, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and stockholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority (except for any confidential portions thereof), accountants’ work papers, litigation files, loan files, plans affecting employees and any other business activities or prospects; provided, that such access shall be reasonably related to the procurement of the Regulatory Approvals hereunder and, in the reasonable opinion of the respective Parties providing such access, not unduly interfere with normal operations or violate Applicable Law. Without in any way limiting anything else contained in this Agreement, Bank and Merger Sub shall make their respective directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with the other Parties and their representatives; provided, that such access shall be reasonably related to the procurement of the Regulatory Approvals hereunder and shall not unduly interfere with normal operations.

9.3  Form 8-K Filings.  Parent and Bank shall cooperate in good faith with respect to the preparation of, and as promptly as practicable after the execution of this Agreement, Parent shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement. Parent and Bank shall cooperate in good faith with respect to the preparation of, and at least five days prior to the Closing, Parent shall prepare a draft Form 8-K announcing the Closing (“Transaction Form 8-K”). Prior to Closing, Parent and Bank shall prepare the press release announcing the consummation of the transactions contemplated hereby (“Press Release”). Simultaneously with the Closing, Parent shall file the Transaction Form 8-K with the SEC and distribute the Press Release. Within sixty (60) days after the Closing Date, Bank shall deliver to Parent the financial statements of Bank prepared by Bank and its accountant required to be filed by Parent with the SEC in connection with the transactions contemplated by this Agreement.

9.4  No Securities Transactions.  Neither Bank nor any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the earlier of (a) the time of the making of a public announcement of the transactions contemplated by this Agreement or (b) the effective date of termination of this Agreement. Bank shall use commercially reasonable best efforts to require each of its stockholders, officers, directors, employees, agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement. Neither Parent nor any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Bank prior to the earlier of (a) the time of the making of a public announcement of the transactions contemplated by this Agreement or (b) the effective date of termination of this Agreement. Parent shall use commercially reasonable best efforts to require each of its stockholders, officers, directors, employees, agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.

9.5  Disclosure of Certain Matters.  Each of Parent and Bank will provide the other with prompt written notice of any event, development or condition that would cause any of the conditions set forth in Article 10 hereof will not be satisfied.

9.6  Confidentiality.  All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the Party furnishing the information and subject to the Confidentiality Agreement, dated as of May 18, 2009 (the “Confidentiality Agreement”), between Parent and Bank, which Confidentiality Agreement will continue in full force and effect in accordance with its terms; provided, however, that the Confidentiality Agreement is hereby amended to provide that the Confidentiality Agreement shall terminate on the earlier of (i) December 31, 2010 or (ii) the Effective Time.

9.7  Public Announcements.  Other than the mutually agreed upon press releases and other materials to be issued upon the announcement of this Agreement, with respect to which the Parties shall cooperate in good faith to jointly prepare, from and after the date hereof neither Party shall make any public announcement or public comment regarding this Agreement or the transactions contemplated herein without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned, or delayed), unless and only to the extent that (i) the furnishing or use of such information is required in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereunder or (ii) the furnishing or use of such information is required by Applicable Law, legal proceedings or the rules or regulations of the SEC and the New York Stock Exchange or such other national securities exchange on which Parent Common Stock is then listed.

9.8  Non-Solicitation.  Each of Bank and Parent hereby agrees to continue to comply with the employee non-solicitation covenants as set forth in that certain letter of intent, dated September 8, 2009, by and between Parent and Bank until the earlier of (a) the Closing Date or (b) if the Closing does not occur for any reason, for a period of one year after the effective date of termination of this Agreement, as provided in such letter of intent.

ARTICLE 10

CLOSING CONDITIONS

10.1  Conditions To Each Party’s Obligation to consummate The Merger Under This Agreement.  The respective obligations of each Party to consummate the Merger under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, none of which may be waived, except for the condition set forth in Section 10.1(c), which may be waived with the consent of Parent and Bank:

(a) Legal Proceedings.  None of the Parties shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which challenges, enjoins or prohibits the consummation of the Merger. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any legislative body or Governmental Entity which prohibits, restricts or makes illegal the consummation of the Merger. There shall be no action, suit, claim, litigation or proceeding before any administrative or judicial body or threatened against Bank, Parent or Merger Sub or any of their respective officers or directors, that would be reasonably expected to materially and adversely affect the ability of Parent to own or control Bank or the ability to consummate the Merger as provided in this Agreement.

(b) Regulatory Approvals.  All Regulatory Approvals shall have been obtained and shall not have been revoked, and all legally required notices to depositors shall have been made, and the legally required waiting or protest periods, of or relating to the Regulatory Approvals shall have been met.

(c) Tax Opinion.  Bank shall have obtained an opinion from its tax counsel (or if Bank’s tax counsel is unable to issue such an opinion, from other reputable outside tax counsel designated by Parent and reasonably satisfactory to Bank whose fees for such opinion shall be paid by Bank) that the Merger will qualify as a reorganization under Section 368(a) of the Code and each of Parent, Merger Sub and Bank will be a party to the reorganization within the meaning of Section 368(b) of the Code. The parties hereto shall each provide to tax counsel such representation certificates as are reasonably requested by it.

10.2  Conditions To The Obligation Of Parent And Merger Sub to consummate The Merger Under This Agreement.  The obligation of Parent and Merger Sub to consummate the Merger under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any of one or more of which may be waived by Parent and Merger Sub, to the extent permitted by Applicable Law.

(a) Representations and Warranties.  The representations and warranties of Bank contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except to the extent that such representations and warranties are qualified by the term “material,” or such other materiality threshold, in which case such representations and warranties (as so written, including the term “material”) shall be true and correct in all respects at and as of the Effective Time, and Bank shall have delivered to Parent a certificate to such effect signed by its respective Chief Executive Officer and Chief Financial Officer.

(b) Agreements and Covenants.  Bank shall have performed in all material respects all obligations, except where the performance of such obligations were qualified by materiality, in which case Bank shall have performed in all respects, and complied with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time under this Agreement, and Parent shall have received a certificate signed on behalf of Bank by its Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.

(c) Bank Consents.  Bank shall have obtained those Bank Consents listed on Bank Schedule 10.2(c) (the “Required Bank Consents”).

(d) Closing Deliveries.  Parent shall have received all of Bank’s Closing deliveries pursuant to Article 3.

(e) Corporate Approvals; Dissenters’ Rights.

(x) The Bank Board Approval and the Bank Stockholder Approval shall have been obtained and shall be in full force and effect. Bank Stockholders holding not more than 7.5% of the outstanding shares of Bank Common Stock shall have exercised, or have continuing rights to exercise, Dissenters’ Rights with respect to the transactions contemplated by this Agreement.

(xi) The Parent Board Approval and the Parent Stockholder Approval (if required under Applicable Law) shall have been obtained and shall be in full force and effect.

(xii) The Merger Sub Board Approval and the Merger Sub Stockholder Approval shall have been obtained and shall be in full force and effect.

(f) Material Adverse Effect.  Since the Balance Sheet Date, Bank shall not have suffered a Material Adverse Effect.

(g) Continuation of Bank.  Bank shall remain FDIC insured with no action pending, threatened or contemplated to terminate FDIC deposit insurance.

(h) Certain Employment Arrangements.  (i) Messrs. Martin and Gaynor shall continue to be employed by Bank and (ii) the Employment Agreements entered into by Bank with each of Messrs. Martin and Gaynor shall remain in full force and effect, in each case, except in the case of death or disability; provided, however, that the condition set forth in clause (ii) shall not apply with respect to any Employment Agreement that has been terminated by Parent (other than as required by Applicable Law or if Parent reasonably believes that such termination is required in order to obtain Regulatory Approvals as a result of discussions with Bank Regulators, and Parent provides Bank with written notice of the termination of such Employment Agreement specifying in reasonable detail the basis on which Parent’s reasonable belief for such termination is based).

10.3  Conditions To The Obligation Of Bank To Consummate The Merger Under This Agreement.  The obligation of Bank to consummate the Merger under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Bank, to the extent permitted by Applicable Law:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except to the extent that such representations and warranties are qualified by the term “material,” or such other materiality threshold, in which case such representations and warranties (as so written, including the term “material”) shall be true and correct in all respects at and as of the Effective Time, and Parent and Merger Sub shall have delivered to Bank a certificate of Parent and Merger Sub to such effect signed by one of its executive officers as of the Effective Time.

(b) Agreements and Covenants.  Parent and Merger Sub shall have performed in all material respects all obligations, except where the performance of such obligations were qualified by materiality, in which case Parent and Merger Sub shall have performed in all respects and complied with all agreements or covenants of Parent or Merger Sub, as applicable, to be performed or complied with by it at or prior to the Effective Time under this Agreement, and Bank shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect dated as of the Effective Time.

(c) Consents.  Parent shall have obtained those Parent Consents listed on Parent Schedule 10.3(c) (the “Required Parent Consents”).

(d) Closing Deliveries.  Bank shall have received all of Parent’s and Merger Sub’s Closing deliveries pursuant to Article 3.

(e) SEC Compliance.  Immediately prior to the Closing, Parent shall be in compliance in all material respects with the reporting requirements applicable to it under the Exchange Act.

(f) Parent Material Adverse Effect.  Since the date of this Agreement, Parent shall not have suffered a Material Adverse Effect.

(g) Corporate Approvals.

(i) The Bank Board Approval and the Bank Stockholder Approval shall have been obtained and shall be in full force and effect.

(ii) The Parent Board Approval shall have been obtained and shall be in full force and effect.

(iii) The Parent Stockholder Approval (if required under Applicable Law) shall have been obtained and shall be in full force and effect.

(iv) The Merger Sub Board Approval and the Merger Sub Stockholder Approval shall have been obtained and shall be in full force and effect.

(h) Registration Statement; Proxy Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Proxy Statement, if required under Applicable Law, shall have been initiated or threatened in writing by the SEC or its staff and not concluded or withdrawn.

ARTICLE 11
TERMINATION

11.1  Termination.  This Agreement may be terminated prior to the Effective Time:

(a) at any time by the mutual written agreement of Parent and Bank;

(b) by either Bank or Parent (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a material breach on the part of the other Party of any representation, warranty or agreement contained herein, which would result in a condition contained in Sections 10.2 or Section 10.3, respectively, not being fulfilled and which cannot be or has not been cured within thirty (30) days after written notice by Bank or Parent to the other of such breach;

(c) by either Bank or Parent, with thirty (30) days’ prior written notice or such shorter period as required by a court or Bank Regulator, or Applicable Law, if any court or Bank Regulator shall finally determine that the subject of this Agreement violates any Applicable Law;

(d) at the election of either Parent or Bank, if the Closing shall not have occurred on or before September 30, 2010 for any reason, or such later date as shall have been agreed to in writing by Parent and Bank (the “Termination Date”); provided, that no Party may terminate this Agreement pursuant to this Section 11.1(d) if the failure of the Closing to have occurred on or before said date was due to such Party’s breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(e) by either Bank or Parent if final action has been taken by a Governmental Entity whose approval is required to consummate the Merger, which final action (i) has become unappealable and (ii) does not approve this Agreement or the transactions contemplated hereby;

(f) by Parent, within five (5) Business Days after the delivery of the supplement and/or amendment of the Bank Schedules pursuant to Section 7.3(b) if the conditions set forth in Section 7.3(b) for termination of this Agreement are met; or

(g) by Bank on account of a Superior Bank Proposal in accordance with Section 7.9(c).

11.2  Effect Of Termination; Termination Fees

(a) Effect of Termination.  In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force and there shall be no liability or further obligation on the part of any Party hereto or its officers, directors or stockholders, except that (i) the provisions of Article 12, Section 9.6, Section 9.7, Section 9.8, this Section 11.2, any other Section that, by its terms, relates to post-termination rights or obligations, and the Confidentiality Agreement shall survive such termination of this Agreement and remain in full force and effect and (ii) each Party shall remain liable for any breach of this Agreement prior to its termination.

(b) Fees and Expenses.

(i) Whether or not the Merger is consummated, all Transaction Expenses shall be borne by the Party incurring such costs and expenses, except as otherwise set forth herein.

(ii) In the event that this Agreement is terminated by either Bank or Parent pursuant to Sections 11.1(c) or 11.1(e) then, in addition to any remedies available at law or equity, Parent shall promptly, but in no event later than ten (10) Business Days after the effective date of such termination, pay Bank a termination fee equal to $1,000,000, payable by wire transfer of same day funds; provided, that no termination fee shall be payable to Bank pursuant to this Section 11.2(b)(ii) if (A) Bank is then in material breach of any representation, warranty, covenant or other agreement contained under this Agreement, (B) Bank has failed to timely and duly convene a meeting or to hold a vote to obtain Bank Stockholder Approval in breach of this Agreement, or (C) the Merger and the other transactions contemplated by this Agreement and the Related Documents were not approved by Bank Stockholders holding the requisite number of Shares at the initial vote or any re-vote held at a meeting of Bank Stockholders or by written consent; and

(iii) In the event that this Agreement is terminated by either Bank or Parent pursuant to Section 11.1(d) then, in addition to any remedies available at law or equity, Parent shall promptly, but in no event later than ten (10) Business Days after the effective date of such termination, pay Bank a termination fee equal to $1,000,000, payable by wire transfer of same day funds; provided, that no termination fee shall be payable to Bank pursuant to this Section 11.2(b)(iii) if (A) Bank is then in material breach of any representation, warranty, covenant or other agreement contained under this Agreement, (B) Bank has failed to timely and duly convene a meeting or to hold a vote to obtain Bank Stockholder Approval in breach of this Agreement, or (C) the Merger and the other transactions contemplated by this Agreement and the Related Documents were not approved by Bank Stockholders holding the requisite number of Shares at the initial vote or any re-vote held at a meeting of Bank Stockholders or by written consent.

(iv) In the event that this Agreement is terminated by either Bank or Parent pursuant to Sections 11.1(c), 11.1(d), or 11.1(e) and (A) if final action has been taken by a Bank Regulator whose approval is required to consummate the Merger, which final action (i) has become unappealable and (ii) does not approve this Agreement or the transactions contemplated hereby, or (B) Parent has failed to obtain the Regulatory Approvals required by it to be obtained on or before the Termination Date, then, in addition to any remedies available at law or equity, Parent shall promptly, but in no event later than ten (10) Business Days after the effective date of such termination, pay Bank a termination fee equal to $1,250,000 (but without duplication for any other termination fee payable under this Section 11.2(b)), payable by wire transfer of same day funds; provided, that no termination fee shall be payable to Bank pursuant to this Section 11.2(b)(iv) if (A) Bank is then in material breach of any representation, warranty, covenant or other agreement contained under this Agreement, (B) Bank has failed to timely and duly convene a meeting or to hold a vote to obtain Bank Stockholder Approval in breach of this Agreement, or (C) the Merger and the other transactions contemplated by this Agreement and the Related Documents were not approved by Bank Stockholders holding the requisite number of Shares at the initial vote or any re-vote held at a meeting of Bank Stockholders or by written consent.

(v) In the event that this Agreement is terminated by either Bank or Parent pursuant to Section 11.1(c), 11.1(d) or 11.1(e), and (A) Bank has failed to timely and duly convene a meeting or to hold a vote to obtain Bank Stockholder Approval in breach of this Agreement, or (B) the Merger and the other transactions contemplated by this Agreement and the Related Documents were not approved by Bank Stockholders holding the requisite number of Shares at the initial vote or any re-vote held at a meeting of Bank Stockholders or by written consent, then Bank shall promptly, but in no event later than ten (10) Business Days after the effective date of such termination, pay Parent a termination fee equal to $1,000,000, payable by wire transfer of same day funds.

(vi) In the event that this Agreement is terminated by Bank pursuant to Section 11.1(g), then Bank shall pay a termination fee equal to the greater of (A) $2,000,000 and (B) the amount of all documented out-of-pocket Transaction Expenses incurred by Parent. If payment is required to be made under the preceding subclause (A), then such payment shall be payable by wire transfer of same day funds within ten (10) Business Days after the termination of this Agreement. If payment is required to be made under the preceding subclause (B), then such payment shall be made promptly after receipt of appropriate documentation of such Transaction Expenses as may be reasonably requested by Bank. Upon request by Bank after receipt by Bank of a Superior Bank Proposal, Parent shall promptly (and in no event later than ten (10) Business Days after such request) provide Bank with its best estimate of such Transaction Expenses incurred through the date of the request.

ARTICLE 12
MISCELLANEOUS

12.1  Survival.  The Parties agree that all of the representations, warranties, agreements and covenants of the Parties contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, except that (i) the covenants and agreements that by their terms survive the Effective Time and this Article 12 shall survive the Effective Time; and (ii) solely to permit Parent the right of set-off pursuant to Section 3.2(c), the representations, warranties, agreements and covenants of the Bank shall survive for a period terminating on the later of (A) the second anniversary of the Closing and (B) if the Contingent Merger Consideration becomes payable, the date of actual payment of the Contingent Merger Consideration.

12.2  Notices.  All notices required or permitted under this Agreement shall be given in writing, shall reference this Agreement and shall be deemed to have been delivered and given (a) upon personal delivery to the Party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient or, if not, then on the next Business Day; (c) five days after having been sent by registered or certified U.S. mail, return receipt requested, postage and charges prepaid; (d) one Business Day after deposit with a nationally-recognized commercial overnight courier, specifying next day delivery, with written verification of receipt; or (e) by email with the original transmitted by one of the other methods specified above (which shall be deemed received in accordance with the provisions of subsections (a)-(d)). All communications shall be sent to the addresses set forth on Schedule III or to such other address as may be designated by a Party by giving written notice to the other Parties pursuant to this Section 12.2.

12.3  Assignment And Binding Effect.  No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Parent or Merger Sub, at its discretion, may assign its rights and obligations under this Agreement to one or more Affiliates. Upon identification of such Affiliate or Affiliates, Parent shall cause each such Affiliate to enter into such agreements as shall be necessary to bind it as an additional party to this Agreement. Notwithstanding anything to the contrary contained herein, in the event of any such assignment, the Parent and Merger Sub shall remain liable for any liabilities under this Agreement. All terms of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the Parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the Parties to this Agreement and for the benefit of no other person; provided, however, that the Parties hereby agree that Bank’s officers and directors are intended third party beneficiaries of this Agreement with respect to the provisions of Section 8.10 hereof. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement.

12.4  Complete Agreement.  This Agreement, including any and all Exhibits and Schedules hereto and thereto, the Related Documents and the Confidentiality Agreement, represent the entire agreement of the Parties with respect to the subject matter hereof and thereof including but not limited to that certain letter of intent between Parent and Bank. All prior negotiations between the Parties are merged into this Agreement, and there are no understandings or agreements other than those incorporated herein and therein.

12.5  Modifications And Waivers.  This Agreement may not be modified except in a writing duly executed by Parent and Bank; provided, however, that any modification to the provisions of Section 12.12 shall require the written consent of the Former Stockholders’ Representative. Any waiver must be in writing.

12.6  Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

12.7  Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the Parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision that, insofar as practical, implements the purposes and intents of this Agreement.

12.8  Governing Law; Consent To Jurisdiction, Waiver Of Jury Trial.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflicts of laws. Each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each Party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the Parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each Party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER. In any proceeding under this Agreement, each prevailing party shall be entitled to recover from the non-prevailing part(ies) all fees and expenses incurred by such prevailing party in connection with such proceeding.

12.9  Headings; Interpretation.  The headings contained in this Agreement and the Schedules are for reference purposes only and shall not affect the meaning or interpretation hereof. The use of the singular pronoun in this Agreement shall be deemed to be or include the plural (and vice versa), whenever appropriate. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

12.10  Mutual Drafting.  This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties and shall not be construed for or against any Party.

12.11  Specific Performance.  Each of the Parties hereto acknowledges that the other Party would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Accordingly, each of the Parties hereto agrees that, without the necessity of proving actual damages or posting bond or other security, the other Party shall be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

12.12  Appointment of Former Stockholders’ Representative.

(a) By having voted in favor of or consented to the Merger and the appointment of the Former Stockholders’ Representative or by surrendering or delivering a Certificate or affidavit of loss in lieu thereof to the Exchange Agent, each Former Stockholder irrevocably constitutes and appoints the Former Stockholders’ Representative with all the rights, powers and obligations contemplated by this Section 12.12, as the sole, exclusive, true and lawful agent, representative and attorney-in-fact for and on behalf of all Former Stockholders, and each of them, with respect to any and all matters relating to, arising out of, or in connection with, this Agreement or any other Related Document, including for purposes of taking any action or omitting to take action on behalf of all Former Stockholders or each of them hereunder or thereunder. All actions, notices, communications and determinations by or on behalf of the Former Stockholders in accordance with this Agreement shall be given or made by the Former Stockholders’ Representative and all such actions, notices, and determinations by the Former Stockholders’ Representative shall conclusively be deemed to have been authorized by, and shall be binding upon, any of and all the Former Stockholders. All actions of the

Former Stockholders’ Representative shall require the approval of a majority of the members of the Former Stockholders’ Representative.

(b) If the Former Stockholders’ Representative resigns or is otherwise similarly unable to carry out his duties hereunder, then the Former Stockholders holding a majority of the Shares immediately prior to the Effective Time shall, within five business days, appoint a new Former Stockholders’ Representative. The Former Stockholders holding a majority of the Shares immediately prior to the Effective Time may at any time, for any reason or no reason, remove the Former Stockholders’ Representative. If at any time there shall not be a Former Stockholders’ Representative and the Former Stockholders fail to designate in writing a successor Former Stockholders’ Representative within five business days after receipt of a written request delivered by Parent or Bank to the Former Stockholders requesting that a successor Former Stockholders’ Representative be designated in writing, then Parent or Bank may petition a court of competent jurisdiction to appoint a new Former Stockholders’ Representative hereunder.

(c) Without limiting the generality of the foregoing, the Former Stockholders’ Representative, as the sole and exclusive agent, representative and attorney-in-fact for the Former Stockholders for all purposes under this Agreement and any other Related Document, shall have the power and authority to undertake any of the following actions on behalf of the Former Stockholders: (i) service of process upon the Former Stockholders, (ii) executing and delivering to Parent, Bank or any other Person on behalf of any of or all Former Stockholders any and all instruments, certificates, documents and agreements called for by this Agreement or any other Related Document and the transactions contemplated hereby and thereby, (iii) receiving notices on behalf of the Former Stockholders with respect to any matter, suit, claim, action or proceeding arising under this Agreement and (iv) in connection with any of the foregoing actions, engaging and hiring accountants, auditors, appraisers, legal counsel and other legal and financial experts as may be necessary and appropriate to properly discharge the duties and obligations of the Former Stockholders’ Representative under this Agreement. In connection with this Agreement, the Former Stockholders may act only through the Former Stockholders’ Representative. Parent and Bank shall be entitled to rely on the Former Stockholders’ Representative’s authority as the agent, representative and attorney-in-fact of the Former Stockholders for all purposes under this Agreement and the other Related Documents and shall have no liability for any such reliance. Each of the Former Stockholders, by having voted in favor of or consented to the Merger and the appointment of the Former Stockholders’ Representative or by surrendering or delivering a Certificate or affidavit of loss in lieu thereof to the Exchange Agent, agrees to ratify and confirm, and hereby ratifies and confirms, any action taken by the Former Stockholders’ Representative in the exercise of the power-of-attorney granted to the Former Stockholders’ Representative pursuant to this Section 12.12, which power-of-attorney, being coupled with an interest, is irrevocable and shall survive the death, incapacity or incompetence of each such Former Stockholders.

(d) The Former Stockholders’ Representative shall not be liable to the Former Stockholders for any act done or omitted hereunder in its capacity as the Former Stockholders’ Representative, unless caused by its fraud or willful misconduct. The Former Stockholders shall jointly and severally (pro rata in accordance with their respective ownership of Shares immediately prior to the Effective Time), indemnify and defend the Former Stockholders’ Representative and hold the Former Stockholders’ Representative harmless against any Damage incurred by the Former Stockholders’ Representative and arising out of or in connection with the acceptance, performance or administration of the Former Stockholders’ Representative’s duties hereunder and under any Related Document, including, without limitation, the reasonable fees and expenses of any legal counsel, accountants, auditors and other advisors retained by the Former Stockholders’ Representative. In the event of any ambiguity or uncertainty hereunder, the Former Stockholders’ Representative may, in its sole and reasonable discretion, refrain from taking any action, unless the Former Stockholders’ Representative receives written instructions, signed by Former Stockholders holding a majority of the Shares immediately prior to the Effective Time, which eliminate such ambiguity or uncertainty; provided, however, that nothing herein shall be deemed or construed to excuse or delay or extend the time period for performance of any obligation of the Former Stockholders or the Former Stockholders’ Representative hereunder.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

WESTERN LIBERTY BANCORP

By:	/s/ Jason N. Ader
Name:     Jason N. Ader

Title:	Chief Executive Officer

WL-S1 INTERIM BANK

By:	/s/ Jason N. Ader
Name:     Jason N. Ader

Title:	President

SERVICE1ST BANK OF NEVADA

By:	/s/ Kenny C. Guinn
Name:     Kenny C. Guinn

Title:	Director and Authorized Signatory

/s/  Curtis W. Anderson
CURTIS W. ANDERSON, in his capacity as the
Former Stockholders’ Representative

[SIGNATURE PAGE TO MERGER AGREEMENT]

SCHEDULE I

STOCKHOLDERS EXECUTING VOTING AGREEMENTS*

	Number of	Percentage of Outstanding
Stockholder Name	Shares**	Shares**

CURTIS W. ANDERSON	630	1.2%
MARK E. BROWN	200	0.4%
JOHN F. DEDOLPH	400	0.8%
JOHN S. GAYNOR	150	0.3%
KENNY C. GUINN	250	0.5%
STEVEN D. HILL	750	1.5%
CARL P. KREPPER	300	0.6%
WILLIAM E. MARTIN	401	0.8%
MONTE L. MILLER	2,942	5.8%
FAFIE E. MOORE	100	0.2%
JENNA M. MORTON	50	0.1%
GEORGE A. RANDALL***	250	0.5%
BLAKE L. SARTINI	4774	9.4%
TERRENCE L. WRIGHT	1,167	2.3%

	12,364	24.3%

*	The two shareholder listings above include the Shares held by all directors of Bank, either directly or through one or more Affiliates of directors and all Bank Stockholders owning 5% or more of Bank Common Stock.

**	The number of Shares and percentage of Shares outstanding are as of the Agreement Date based upon an aggregate of 50,811 Shares outstanding as of the Agreement Date.

***	George A. Randall will deliver his signature page to the Voting Agreement to Parent as soon as practicable following the date of this Agreement.

SCHEDULE II

DEFINITIONS

“Acquisition Agreement” shall have the meaning set forth in Section 7.8(c).

“Affidavit” shall have the meaning set forth in Section 2.10(f).

“Affiliate” shall mean, with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, (a) owns or controls that Person, (b) is owned or controlled by that Person, or (c) is under common control or ownership with that Person. For purposes of the definition of Affiliate, the term (i) “ownership” means the direct or indirect beneficial ownership of more than 25% of the equity securities of a Person, or, in the case of a Person that is not a corporation, more than 25% of the voting and/or equity interest, and (ii) “control” (including the terms “controlled by,” and “under common control or ownership with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” shall have the meaning set forth in Section 5.13(a).

“Agreement” shall mean this agreement and plan of merger.

“Applicable Law” shall mean any federal, state, foreign, or local law, statute, ordinance, rule, wage, order, regulation, writ, injunction, directive, judgment, administrative interpretation, treaty, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation or other requirement of any Government Entity applicable, in the case of Bank, to Bank or its properties, assets, officers, directors, employees or agents (in connection with such officers’, directors’, employees’ or agents’ activities on behalf of it) and, in the case of Parent or Merger Sub, to Parent and Merger Sub, or their properties, assets, officers, directors, employees, or agents (in connection with such officers’, directors’, employees’ or agents’ activities on behalf of them). For avoidance of doubt, “Applicable Law” shall mean any rules, regulations or listing requirements of any stock exchange on which shares of the Parent Common Stock are listed or included for trading.

“Articles of Merger” shall have the meaning set forth in Section 2.2.

“Balance Sheet Date” shall mean September 30, 2009.

“Bank” shall mean Service1st Bank of Nevada, a Nevada-chartered non-member bank.

“Bank Auditor” shall have the meaning set forth in Section 7.10.

“Bank Balance Sheet” shall mean the unaudited consolidated balance sheet of Bank as of the Balance Sheet Date.

“Bank-Borne Transactions Expenses” means all Transaction Expenses accrued or otherwise incurred by Bank before, on or after the date of this Agreement other than the Parent-Borne Transaction Expenses, provided, however, that all fees payable by Bank pursuant to Section 4.1(b) shall be deemed to be Bank-Borne Transaction Expenses.

“Bank Board” shall have the meaning set forth in the recitals hereto.

“Bank Board Approval” shall have the meaning set forth in the recitals hereto.

“Bank Board Recommendation” shall have the meaning set forth in Section 7.8(b).

“Bank Business” shall mean any and all services, functions and activities conducted or performed by Bank, and all assets, rights and liabilities related thereto as currently conducted.

“Bank Common Stock” shall mean the common stock, par value $0.01 per share of Bank.

“Bank Consents” shall have the meaning set forth in Section 7.5.

“Bank-Designated Director” shall have the meaning set forth in Section 8.8(a).

“Bank Employee” shall have the meaning set forth in Section 5.16(i).

“Bank Financial Statements” shall mean (i) the audited balance sheets of Bank as of December 31, 2008 and December 31, 2007 and the related audited statements of income, stockholders’ equity and cash flows of Bank for the period ended December 31, 2008 and for the period from January 17, 2007 (the date of inception) to December 31, 2007 (including related notes and schedules, if any) and (ii) the Consolidated Reports of Condition and Income of Bank as reported on FFIEC Form 041 as of, and for each of the three (3) months ended, March 31, 2009, June 30, 2009 and September 30, 2009 (including related schedules).

“Bank Information Statement” shall have the meaning set forth in Section 8.4(a).

“Bank IP” shall mean all Intellectual Property owned, used or held for use by Bank in the operation of the Bank Business as of the Closing Date.

“Bank Offices” shall mean the banking and trust offices and other premises operated by Bank as of the date hereof and as of the Effective Time at which its Bank Business is conducted.

“Bank Owned IP” shall mean all Intellectual Property owned by Bank as of the Closing Date.

“Bank Proxy Statement” shall have the meaning set forth in Section 8.4(a).

“Bank Regulator” shall mean the Federal Reserve Board, the FDIC, the Office of the Nevada FID, or any other federal or state regulatory agency with authority over any of the Parties or Bank.

“Bank Schedules” shall have the meaning set forth in the first paragraph of Article 5.

“Bank Stock Option Plan” shall mean the Bank’s stock option plan adopted by the Bank Board on December 6, 2006 and subsequently approved by the Bank Stockholders.

“Bank Stock Options” shall mean options to acquire shares of Bank Common Stock granted under or pursuant to the Bank’s Stock Option Plan adopted by the Bank Board on December 6, 2006 and subsequently approved by the Bank Stockholders.

“Bank Stockholder” or “Bank Stockholders” shall mean the holders of Shares.

“Bank Stockholder Approval” shall have the meaning set forth in Section 3.3(b)(iv).

“Bank Takeover Proposal” shall mean any bona fide inquiry, proposal or offer made by any Person or group of Persons (other than a proposal or offer by Parent or any of its subsidiaries) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Bank, (ii) a tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of the outstanding Shares, (iii) the acquisition by any Person or group of Persons of 20% or more of the assets of the Bank, taken as a whole or (iv) the direct or indirect acquisition by any Person or group of Persons of 20% or more of the outstanding Shares.

“Bank Warrants” shall mean all warrants outstanding as of the date of this Agreement for the purchase of Bank Common Stock, as set forth in Bank Schedule 5.1.

“Bankruptcy and Equity Exceptions” shall have the meaning set forth in Section 5.3.

“Base Merger Consideration” shall have the meaning set forth in Section 3.2(a)(i).

“Benefit Arrangement” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and any other plan, program, agreement, arrangement, obligation or practice, whether or not legally enforceable, including, without limitation, any pension, profit sharing, severance, welfare, fringe benefit, employee loan, retirement, medical, welfare, employment or consulting, severance, stay or retention bonuses or compensation, executive or incentive compensation, sick leave, vacation pay, plant closing benefits, disability, workers’ compensation, retirement, deferred compensation, bonus, stock option or purchase or other stock-based, tuition reimbursement or scholarship, employee discount, meals, travel, or vehicle allowances, plan, program, agreement, arrangement, obligation or practice, any plans subject to Code Section 125, and any plans or arrangements providing benefits or payments in the event of a change of control, change in ownership or effective control or sale of assets (i) established, sponsored, maintained, or contributed to, or required to be contributed to, by Bank or any ERISA Affiliate, on behalf of any current or former director, employee, agent, independent contractor, or service provider of Bank, or their beneficiaries, or (ii) pursuant to which Bank or any ERISA Affiliate has any obligation (whether contingent or otherwise) with respect to any such persons.

“Brokered Deposit” shall mean “brokered deposit” as defined in 12 C.F.R. 337.6(a)(2).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Nevada or New York are authorized or required to close for regular banking business.

“Certificates” shall have the meaning set forth in Section 2.10(b)(i).

“Change in Recommendation” shall have the meaning set forth in Section 7.8(c).

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Accountant” shall have the meaning set forth in Section 4.1(e).

“Closing Date” shall have the meaning set forth in Section 3.1.

“COBRA” shall mean the group health plan continuation of coverage requirements of Part 6 of Subtitle B of Title 1 of ERISA, Section 4980B of the Code, and any similar and applicable state law requirement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall have the meaning set forth in Section 9.6.

“Contingent Exchange Agent Deposit” shall have the meaning set forth in Section 3.2(b)(ii).

“Contingent Merger Consideration” shall have the meaning set forth in Section 3.2(a)(ii).

“Contingent Risk Liability” shall mean an off-balance sheet liability of the kind that would be required to be set forth on Schedule RC-L of FFIEC Form 041.

“Contract” shall mean any agreement, indenture or other instruments, agreements, notes, franchises, leases, licenses, commitments, arrangements or understandings, written or oral.

“Core Deposit” shall mean any and all Deposits other than Brokered Deposits.

“Damages” shall have the meaning set forth in Section 3.2(c).

“Data Room” shall mean the electronic data room set up by Bank on GroveSite to which access was granted to Parent on October 22, 2009, provided, however, that all references to the Data Room hereunder shall only deem to include such documents that were posted to the Data Room prior to the date of this Agreement.

“D&O Insurance” shall have the meaning set forth in Section 8.10(b).

“Deposit” shall mean a deposit as defined in 12 U.S.C. Section 1813(l), including, without limitation, outstanding cashier’s checks and other official checks and all uncollected items included in the depositor’s balances and credited on the books and records of Bank.

“Deposit Summary” shall have the meaning set forth in Section 5.27(b).

“DGCL” shall mean the Delaware General Corporation Law.

“Dissenters’ Rights Sections” shall have the meaning set forth in Section 2.8(c).

“Dissenting Shares” shall have the meaning set forth in Section 2.8(c).

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereto as the effective time of the Merger.

“Employee” shall mean any current, former or retired employee, officer, or director of Bank.

“Employment Agreement” shall have the meaning set forth in the recitals hereto.

“Environmental Claim” shall mean any written notice from any Governmental Entity or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising under Environmental Law or out of, based on or resulting from the presence, or release into the environment, of any Materials of Environmental Concern, including, without limitation, the actual or alleged offsite transportation, treatment, storage, or disposal of Materials of Environmental Concern.

“Environmental Laws” shall mean any foreign, federal, state or local law, common law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation, restoration or pollution of human health or the environment (including, without limitation, air, indoor air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environment Concern. The term Environmental Law shall include, without limitation, (x) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq.; and all comparable state and local laws, and (y) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity required to be aggregated in a controlled group or affiliated service group with Bank for purposes of ERISA or the Code (including under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA), at any relevant time.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 2.10(a).

“Exchange Ratio” shall have the meaning set forth in Section 2.8(a)(i).

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“FFIEC Form 041” shall mean the Consolidated Reports of Condition and Income for a Bank with Domestic Offices Only — FFEIC 041 as filed with the FDIC.

“FHLB” shall mean any Federal Home Loan Bank or any successor thereto.

“FHLB Stock” shall mean ownership interests issued by any FHLB.

“Final Approval Date” shall mean the date on which the last Regulatory Approval required to permit consummation of the Merger has been obtained, notwithstanding the fact that a waiting period may ensue before the Parties are entitled to consummate the Merger.

“Former Real Property” shall have the meaning set forth in Section 5.12(b).

“Former Stockholders” shall mean holders of Shares immediately prior to the Effective Time.

“Former Stockholders’ Representative” shall have the meaning set forth in introductory paragraph of this Agreement.

“GAAP” shall mean generally accepted accounting principles in effect in the United States.

“Governmental Entity” shall mean any federal, state, municipal, foreign or other governmental department, authority, commission, board, court, administrative or regulatory agency bureau, body or instrumentality or self regulatory organization.

“Improvements” shall have the meaning set forth in Section 5.21(e).

“Initial Exchange Agent Deposit” shall have the meaning set forth in Section 3.2(b)(i).

“Insider” shall have the meaning set forth in Section 5.8.

“Intellectual Property” shall mean, anywhere in the world, whether or not registered, (a) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (b) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (c) copyrights and copyrightable works; (d) registrations, applications and renewals for any of the foregoing (and reissues, divisions, continuations, re-examinations and extensions thereof for purposes of clause (a)); (e) trade secrets and know-how; and (f) computer software in both source code and object code (including but not limited to data, data bases and documentation.

“IP Contracts” shall have the meaning set forth in Section 5.17(a)(x).

“Knowledge” of Bank with respect to any fact or other matter shall mean the actual knowledge of such fact or other matter by John S. Gaynor, Richard Deglman, William E. Martin or Patricia Ochal after reasonable investigation and “Knowledge” of Parent or Merger Sub with respect to any fact or other matter shall mean the actual knowledge of such fact or other matter by Dan Silvers or Andrew Nelson after reasonable investigation.

“Labor Disputes” shall have the meaning set forth in Section 5.16(h)(ii)

“Leased Premises” shall have the meaning set forth in Section 5.21(b).

“Letter of Transmittal” shall have the meaning set forth in Section 2.10(b)(i).

“Lien(s)” shall mean any mortgage, security interest, pledge, hypothecation, assignment, Deposit arrangement, lease, reservation, encroachment, encumbrance, restriction, easement, overlap, charge, preference, priority or other security agreement or title defect.

“Loans” shall have the meaning set forth in Section 5.7(a).

“Material Adverse Effect” shall mean, with respect to any Party, any effect, event, change, occurrence or circumstance that, by itself or together with other effects, events, changes, occurrences or circumstances, has had or would be reasonably expected to have a material and adverse effect on the business, assets, liabilities, profits, condition (financial or otherwise) or results of operations of such Party, taken as a whole, or that materially impairs the ability of such Party to consummate the transactions contemplated by this Agreement; provided, however, that in determining whether a Material Adverse Effect with respect to a Party has occurred, there shall be excluded any effect, event, change, occurrence or circumstance impacting, or which would be reasonably expected to impact, the Party to the extent caused by, (i) any change generally affecting banks or bank holding companies or companies such as Parent in laws, regulations or rules (or enforcement or interpretations thereof), or of GAAP or regulatory accounting principles or requirements); (ii) any change in markets (including a general decline in the national or local securities or real estate markets) or conditions (financial, political or economic) affecting national or local economies or financial markets or the banking industry generally or community banks in particular, including without limitation interest rates, unemployment levels, war, terrorism, or hostilities (unless such change has a materially disproportionate adverse effect on such Party relative to similarly situated organizations); (iii) any event or circumstance resulting from or attributable to the execution or announcement of this Agreement or the pendency of the transactions contemplated hereby or by the Related Documents; (iv) any changes made by Bank in the Bank Business or other actions taken, delayed or omitted to be taken by Bank, in each case, at the written request or with the written consent of Parent; and (v) with respect to the Bank, any restrictions or conditions imposed on Bank by a Governmental Entity as a result of, or in connection with, its regulatory status, as such status has been disclosed to the Parent in the Bank Schedules hereto.

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic substances, asbestos-containing materials, polychlorinated biphenyls, petroleum, petroleum derivatives, and petroleum products and any other materials regulated under Environmental Laws.

“Merger” shall have the meaning set forth in the recitals hereto.

“Merger Consideration” shall have the meaning set forth in Section 3.2(a).

“Merger Sub” shall mean WL-S1 INTERIM BANK, a Nevada corporation.

“Merger Sub Board Approval” shall have the meaning set forth in Section 3.4(c)(iii).

“Merger Sub Stockholder Approval” shall have the meaning set forth in Section 3.4(c)(iv).

“Model Balance Sheet” shall have the meaning set forth in Section 4.1(a).

“Nevada FID” shall mean the Division of Financial Institutions of the Nevada Department of Business and Industry.

“Nevada Law” shall have the meaning set forth in the recitals hereto.

“Other Real Estate Owned” shall mean real estate acquired by Bank between the date of this Agreement and the Closing Date as a result of the foreclosure of any Loan (or a similar proceeding, involuntary or otherwise, resulting in the Bank acquiring ownership of the real estate securing such Loan) made by Bank prior to the date of this Agreement or of any Loan made or assumed by Bank after the date of this Agreement in accordance with this Agreement.

“Parent” shall mean Western Liberty Bancorp, a Delaware corporation.

“Parent Board” shall have the meaning set forth in the recitals hereto.

“Parent Board Approval” shall have the meaning set forth in the recitals hereto.

“Parent-Borne Transaction Expenses” means all Transaction Expenses accrued or otherwise incurred by Bank before, on or after the date of this Agreement up to a maximum amount equal to the lesser of (i) 50% of all such Transaction Expenses or (ii) $350,000.

“Parent Common Stock” shall mean the common stock of Parent.

“Parent Common Stock Approval Date Price” shall mean the weighted average of the daily closing prices per share of Parent Common Stock on the New York Stock Exchange or such other national securities exchange on which Parent Common Stock is then listed, for the five (5) consecutive trading days before and the five (5) consecutive trading days following the Final Approval Date, subject to the following adjustments: (a) if the foregoing calculation results in a Parent Common Stock Approval Date Price that is greater than one hundred and ten percent (110%) of the Parent Common Stock Initial Price, then the Parent Stock Approval Date Price shall be equal to one hundred and ten percent (110%) of the Parent Common Stock Initial Price, and (b) if the foregoing calculation results in a Parent Common Stock Approval Date Price that is less than ninety percent (90%) of the Parent Common Stock Initial Price, then the Parent Stock Approval Date Price shall be equal to ninety percent (90%) of the Parent Common Stock Initial Price. For the avoidance of doubt, no adjustments shall be made to the Parent Common Stock Approval Date Price if such price is equal to or greater than ninety percent (90%) of the Parent Common Stock Initial Price or is equal to or less than one hundred and ten percent (110%) of the Parent Common Stock Initial Price. The Parent Common Stock Approval Date Price shall be determined as reported in the Wall Street Journal or, if not reported thereby, an alternative chosen mutually by Parent and Bank.

“Parent Common Stock Initial Price” shall mean $8.89, subject to adjustment for a reclassification, subdivision, recapitalization, split, reverse split or combination.

“Parent Common Stock Subsequent Trading Price” shall mean the average of the daily closing prices per share of Parent Common Stock on the New York Stock Exchange or such other national securities exchange on which Parent Common Stock is then listed (as reported in the Wall Street Journal or, if not reported thereby, an alternative chosen mutually by Parent and Bank) for the first thirty (30) consecutive trading days on which the closing price of Parent Common Stock shall have been more than $12.75.

“Parent Consents” shall have the meaning set forth in Section 8.3.

“Parent SEC Reports” shall have the meaning set forth in Section 6.9(a).

“Parent Schedules” shall have the meaning set forth in the first paragraph of Article 6.

“Parent Shares” shall have the meaning set forth in the recitals hereto.

“Parent Stockholder Approval” shall have the meaning set forth in Section 3.4(b)(iv).

“Parent Stockholders” shall have the meaning set forth in the recitals hereto.

“Parent Stockholders’ Meeting” shall mean the meeting of the holders of Parent Common Stock to be called and held for the purpose of soliciting proxies from Parent Stockholders to obtain the requisite approval of the issuance of shares of Parent Common Stock in consideration for the Merger pursuant to this Agreement.

“Parent Voting Proposal” shall have the meaning set forth in Section 8.5(a).

“Party” or “Parties” shall have the meaning set forth in the preamble hereto.

“Permits” shall have the meaning set forth in Section 5.15(b).

“Permitted Liens” shall mean (i) Liens for current taxes and assessments not yet delinquent or as to which Bank is diligently contesting in good faith and by appropriate proceeding either the amount thereof or the liability therefor or both and for the payment of which adequate reserves in accordance with GAAP and regulatory accounting principles have been established on the books of Bank; (ii) Liens of landlords, carriers, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with customary and prudent practices for similarly situated financial institutions for sums not yet past due, to the extent reflected on the Bank’s books, or which are being contested in good faith by appropriate proceedings and for the payment of which adequate reserves in accordance with GAAP and regulatory accounting principles have been established on the books of Bank, or the defense of which has been accepted by a title insurer, bonding company, other surety or other Person; (iii) any recorded Lien (other than for funded indebtedness) relating to any Leased Premises that will not have a Material Adverse Effect on Bank which do not materially impair the use of such property or the merchantability or the value of such property or interest therein; (iv) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property or the merchantability or the value of such property or interest therein (v) Liens encumbering the interest of the landlord under any Real Estate Lease the existence of which does not result in a default by Landlord under such Real Estate Lease or materially interfere with the use of the related Leased Premises in the manner it is currently operated; (vi) deposits, Liens or pledges to secure payments of worker’s compensation, unemployment insurance, pensions or other social security obligations, or the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (vii) purchase money mortgages or other purchase money or vendor’s Liens (including, without limitation, finance leases), provided that no such Lien shall extend to or cover any other property of Bank other than that so purchased or affect any Leased Premises; (viii) Liens on Risk Assets given to secure deposits and other liabilities of Bank arising in the ordinary course of business (including those given to secure borrowings, advances, or discount window availability from any private or governmental banking entity or any clearinghouse); (ix) pledges of securities to secure fed funds borrowings from other banks and (x) Liens arising out of judgments or awards in respect of which Bank is in good faith prosecuting an appeal or proceeding for review and in respect of which it has secured a subsisting stay of execution pending such appeal or proceeding and which are reserved against on the Bank Financial Statements.

“Per Share Merger Consideration” shall have the meaning set forth in Section 2.8(a).

“Person” shall mean an individual, corporation, partnership, limited liability company, unincorporated association, trust, joint venture or other organization or entity or Governmental Entity and shall include any successor (by merger or otherwise) of such entity.

“Press Release” shall have the meaning set forth in Section 9.3.

“Privileged Information” shall have the meaning set forth in Section 7.6(b).

“Proposal Period” shall have the meaning set forth in Section 7.9(c).

“Proxy Statement” shall have the meaning set forth in Section 8.4(a).

“Qualified Plan” shall have the meaning set forth in Section 5.16(b).

“Real Property” shall have the meaning set forth in Section 5.12(a).

“Real Property Leases” shall have the meaning set forth in Section 5.21(c).

“Registered Bank Owned IP” shall have the meaning set forth in Section 5.25(a).

“Registration Statement” shall have the meaning set forth in Section 8.4(a).

“Regulatory Approvals” shall have the meaning set forth in Section 6.4.

“Related Documents” shall mean the Schedules and Exhibits to this Agreement and any other document entered into pursuant to the terms and conditions of this Agreement.

“Representatives” shall have the meaning set forth in Section 7.9(a).

“Required Bank Consents” shall have the meaning set forth in Section 10.2(c).

“Required Parent Consents” shall have the meaning set forth in Section 10.3(c).

“Required Parent Stockholder Vote” shall mean the vote to approve the issuance of Parent Common Stock in the Merger by the holders of a majority of the shares of Parent Common Stock present (in person or by proxy) at the Parent Stockholders’ Meeting and constituting a quorum for the purpose of voting on such proposal to the extent such vote is required by Applicable Laws.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments that obligate an entity to issue, dispose of, redeem or acquire any of its capital stock or other ownership interests or that provide for compensation based on the equity appreciation of such entity’s capital stock.

“Risk Assets” shall mean, as of any specified date (a) all cash, coin, currency, bullion, amounts due from other financial institutions, investment securities, loans, trading securities, securities purchased, customers’ liabilities on acceptances, Federal Funds sold and other items appearing as assets on the balance sheets of Bank, as of such date, relating to the Bank’s activities and operations, other than premises, plant and equipment and Intangible Assets; and (b) all off-balance sheet items of Bank relating to its activities and operations as of such date accorded risk-weighting (at 0% or above) for purposes of calculating risk-weighted capital ratios in Appendix A of Part 3 of Title 12 of the Code of Federal Regulations, as applicable to FDIC-insured banks, or reportable by such banks on Schedule RC-L of the Consolidated Reports of Condition and Income for a Bank with Domestic Offices Only — FFIEC 041, including without limitation those in the following categories: (i) unused commitments; (ii) standby and commercial letters of credit; (iii) participations in acceptances conveyed to others by the reporting bank; (iv) securities lent; (v) credit derivatives; (vi) spot foreign exchange contracts; and (vii) all other off-balance sheet assets required to be reported on Schedule RC-L.

“Risk Asset Documents” shall mean, with respect to any Risk Asset, all Contracts, documents and instruments governing, evidencing, guarantying, insuring or securing such Risk Asset.

““Schedules” shall have the meaning set forth in Article 5.

“SEC” shall mean the U.S. Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shares” shall mean shares of Bank Common Stock.

“Superior Bank Proposal” shall mean an unsolicited Bank Takeover Proposal (substituting 80% for the 20% threshold set forth in the definition of “Bank Takeover Proposal”) made by any Person or group of Persons on terms that the Bank Board determines in good faith, after consultation with the Bank’s outside financial and legal advisors, is more favorable to the Bank Stockholders than the transactions contemplated by this Agreement from a financial point of view (taking into account such factors as the Bank Board in good faith deems relevant).

“Superior Proposal Notice” shall mean a written notice to Parent from Bank advising Parent that the Bank Board has received a Superior Bank Proposal, specifying the material terms and conditions of such Superior Bank Proposal, attaching the most current draft of the Superior Bank Proposal and identifying the person making such Superior Bank Proposal.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tangible Book Value” shall mean stockholders’ equity less any intangible assets, in each case determined in accordance with GAAP and regulatory accounting principles used in connection with the Model Balance Sheet and without any deduction for any Parent-Borne Transaction Expenses or Bank-Borne-Borne Transaction Expenses (and to the extent any such Transaction Expenses have been accrued, they shall be added back for the purposes of determining Tangible Book Value at the relevant date of determination). For the avoidance of doubt, no accounting adjustments made or to be made as a result of the Merger or the change in control of the Bank occasioned by the consummation of the transactions contemplated by this Agreement shall be taken into account in the calculation of Tangible Book Value.

“Tax” or “Taxes” shall mean (a) all Federal, state, local and foreign taxes and other assessments and governmental charges of a similar nature (whether imposed directly or through withholdings), including any interest, penalties and additions to tax applicable thereto, (b) any liability for payment of amounts described in clause (a) as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any liability for payment of amounts described in clause (a) or (b) as a result of any tax sharing, tax indemnity or allocation agreement or any other express or implied agreement to indemnify any other person for amounts described in clause (a) or (b).

“Tax Return” shall mean any federal, state, local or foreign return, declaration, report, claim for refund or information return or statement required to be filed with any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“TBV Statement” shall have the meaning set forth in Section 4.1(b).

“Termination Date” shall have the meaning set forth in Section 11.1(d).

“Total Additional Payment Amount” shall have the meaning set forth in Section 4.1(f).

“Total Outstanding Bank Common Stock” shall mean the total number of Shares issued and outstanding immediately prior to the Effective Time (and without taking into effect cancellation of any Dissenting Shares).

“Transaction Form 8-K” shall have the meaning set forth in Section 9.3.

“Transaction Expenses” shall mean all expenses incurred or to be incurred by the Parties with respect to the transactions contemplated by this Agreement, whether or not payable prior to Closing, including but not limited to (i) attorneys’ fees, accounting fees, investment banker fees and any other fees and expenses incurred in connection with the consummation of the transactions contemplated hereunder, including the preparation and distribution of the Proxy Statement and Registration Statement, if applicable; and (ii) any employee bonuses, severance or retention or change of control payments provided under any Benefit Arrangement and which are triggered by the Closing; provided, however, that all such employee bonuses, severance or retention or change of control (other than a change of control resulting from the Merger) payments incurred or accrued after the Closing shall not be deemed to be Transaction Expenses. By way of clarification, no employee bonus, severance or retention or change of control payments made pursuant to any Employment Agreement (or any employment agreement entered into between Pat Ochal and Parent) shall constitute Transaction Expenses. The Parties anticipate that the Parent and Pat Ochal will execute and deliver an employment agreement, effective at the Closing, that supersedes, effective at the Closing, Pat Ochal’s existing employment agreement with the Bank dated November 30, 2007. However, if such a superseding agreement between Pat Ochal and Parent is not executed and delivered prior to the Closing, notwithstanding anything to the contrary, no payments made by Bank pursuant to the change of control provisions contained in the Bank’s existing employment agreement with Pat Ochal shall constitute Transaction Expenses.

“Valuation Balance Sheet” shall have the meaning set forth in Section 4.1(b).

“Valuation Date” shall mean the close of business on the last day of the calendar month immediately preceding the month in which the Final Approval Date occurs.

“Valuation Documentation” shall have the meaning set forth in Section 4.1(b).

SCHEDULE III

NOTICES / ADDRESSES

If to Parent:	Jason N. Ader Chairman c/o Hayground Cove Asset Management LLC 1370 Avenue of the Americas, 28th Floor New York, New York 10019 Facsimile Number: (212) 445-7801

with a copy to:	Jeffrey A. Horwitz, Esq. Proskauer Rose LLP 1585 Broadway New York, New York 10036-8299 Facsimile Number: (212) 969-2900

If to Bank:	Service1st Bank of Nevada 8363 West Sunset Road Suite 350 Las Vegas, NV 89113 Attention: Fax: 702 966-7404 Email address: wmartin@service1stnevada.com

with a copy to:	Morrison & Foerster LLP 425 Market Street San Francisco, CA 94105-2482 Attention: Robert M. Mattson, Jr., Esq. Fax: (415) 268-7522 email address: rmattson@mofo.com

Exhibit A

LETTER OF TRANSMITTAL

Pursuant to the Merger of WL-S1 Interim Bank with and into Service1st Bank of Nevada

Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement (defined below). The undersigned acknowledges and confirms that it has reviewed, or has had an opportunity to review, a copy of the Merger Agreement, and the undersigned is familiar with the information and terms and conditions therein.

This Letter of Transmittal, including the Substitute Form W-9 on page 8 (or for non-U.S. Persons, the applicable Form W-8), should be completed, signed and submitted, together with all certificates in your possession evidencing shares of Common Stock (defined below) of Service1st Bank of Nevada (the “Certificates”) to:

Wells Fargo Bank, N.A.
[               ]

Ladies and Gentlemen:

The undersigned has been advised that, at the Effective Time, WL-S1 Interim Bank (“Merger Sub”), a Nevada corporation and subsidiary of Western Liberty Bancorp (“Parent”), was merged with and into Service1st Bank of Nevada, a Nevada-chartered non-member bank (the “Company”), with the Company continuing as the surviving corporation (the “Merger”), subject to the terms and conditions of that certain Agreement and Plan of Merger, dated as of          , 2009, by and among the Company, Parent, Merger Sub and          , as the representative of the Persons who were stockholders of Bank prior to the Effective Time (the “Former Stockholders’ Representative”) (as the same may be amended from time to time, the “Merger Agreement”). Pursuant to the Merger Agreement, each share of the Company’s common stock, par value $0.01 per share (“Common Stock”), outstanding at the Effective Time was converted into the right to receive $      (the “Base Merger Consideration”), payable in [          ] shares of common stock of Parent (“Parent Common Stock”). Attached hereto as Exhibit A is a true and complete copy of the Merger Agreement.

In addition to the Base Merger Consideration, each share of Common Stock outstanding at the Effective Time may be entitled to receive additional consideration (the “Contingent Merger Consideration”), payable in Parent Common Stock, upon the achievement by Parent of certain milestones, as set forth in Section 3.2(a)(ii) of the Merger Agreement. The Base Merger Consideration and the Contingent Merger Consideration shall be collectively referred to herein as, the “Merger Consideration”.

The undersigned herewith surrenders the Certificates listed below, unless the undersigned has otherwise indicated that such Certificates are held by the Company (which shall be verified with the Company and Parent) or have been lost or destroyed. If the space provided below is inadequate, the requested information should be listed on a separate schedule attached hereto.

BOX A — TO BE COMPLETED BY EACH HOLDER OF COMMON STOCK

Certificate(s) Formerly Representing Shares of Common Stock

Name and Address of Registered Holder
(As It Appears on Certificates)	Certificate Number

Indicate if any of above Certificates is held by the Company:

Indicate if any of above Certificates is lost or destroyed:

PLEASE CAREFULLY READ THE ACCOMPANYING INSTRUCTIONS.

Unless otherwise requested pursuant the special instructions in Boxes B or C, the undersigned requests that the Merger Consideration to which the undersigned is entitled be issued in the name(s) and mailed to the address(es) set forth in Box A in accordance with the Merger Agreement and this Letter of Transmittal.

The undersigned hereby irrevocably approves and appoints Wells Fargo Bank, N.A. as exchange agent (the “Exchange Agent”) and as the true and lawful attorney-in-fact of the undersigned with respect to the Certificates with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to deliver such Certificates on the account books maintained by the Exchange Agent, to the extent the undersigned holds Common Stock, and to deliver as the undersigned’s agent the Merger Consideration to which the undersigned is entitled in accordance with the terms and conditions of the Merger Agreement.

The undersigned acknowledges and agrees that Parent, Merger Sub and the Surviving Corporation shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the Exchange Agent. The undersigned acknowledges and agrees that any payments made by Parent to the Exchange Agent pursuant to and in accordance with the terms of the Merger Agreement or at the written request or instructions of the Exchange Agent shall fully discharge Parent from any liability to the undersigned in connection with such payment, as fully and completely as if such payment had been made directly to the undersigned.

The undersigned further agrees to be bound by the terms and provisions of the Merger Agreement and waives any right to assert appraisal or dissenters’ rights with respect to the shares of Common Stock represented by the Certificates pursuant to the Nevada Revised Statutes. If a notice of appraisal or demand for payment has been filed with respect to the shares of Common Stock represented by the Certificates, the undersigned hereby withdraws such notice or demand and agrees that the fair value of such shares is not more than the Merger Consideration to be received by the undersigned with respect to such shares pursuant to the Merger Agreement, without interest thereon.

The undersigned shall indemnify and hold harmless Parent, the Surviving Corporation and the Company’s subsidiaries and any of their respective partners, shareholders, members, officers, directors, employees or agents (each, a “Parent Indemnified Party” and, collectively, the “Parent Indemnified Parties”) from, against and in respect of any and all Damages suffered or incurred by a Parent Indemnified Party arising out of or in connection with any breach of any representation, warranty, covenant or agreement of the undersigned in this Letter of Transmittal.

By delivery of this Letter of Transmittal, the undersigned irrevocably constitutes and appoints the Former Stockholders’ Representative with all the rights, powers and obligations provided by Section 12.12 of the Merger Agreement, as the sole, exclusive, true and lawful agent, representative and attorney-in-fact for and on behalf of the undersigned with respect to any and all matters relating to, arising out of, or in connection with, the Merger Agreement or any other Related Document (as such term is defined in the Merger Agreement), including for purposes of taking any action or omitting to take action on behalf of all Former Stockholders or each of them thereunder. All actions, notices, communications and determinations by or on behalf of the Former Stockholders in accordance with the Merger Agreement shall be given or made by the Former Stockholders’ Representative and all such actions, notices, and determinations by the Former Stockholders’ Representative shall conclusively be deemed to have been authorized by, and shall be binding upon, any of and all the Former Stockholders.

Without limiting the generality of the immediately foregoing paragraph, the Former Stockholders’ Representative, as the sole and exclusive agent, representative and attorney-in-fact for the undersigned and the other Former Stockholders for all purposes under the Merger Agreement and any other Related Document, shall have the power and authority to undertake any of the following actions on behalf of the undersigned and the other Former Stockholders: (i) service of process upon the Former Stockholders, (ii) executing and delivering to Parent, the Company or any other Person on behalf of any of or all Former Stockholders any and all instruments, certificates, documents and agreements called for by the Merger Agreement or any other Related Document and the transactions contemplated hereby and thereby, (iii) receiving notices on behalf of the Former Stockholders with respect to any matter, suit, claim, action or proceeding arising under the Merger Agreement, and (iv) in connection with any of the foregoing actions, engaging and hiring accountants, auditors, appraisers, legal counsel and other legal and financial experts as may be necessary and appropriate to properly discharge the duties and obligations of the Former Stockholders’ Representative under the Merger Agreement. In connection with the Merger Agreement, the Former Stockholders may act only through the Former Stockholders’ Representative. Parent and the Company shall be entitled to rely on the Former Stockholders’ Representative’s authority as the agent, representative and attorney-in-fact of the Former Stockholders for all purposes under the Merger Agreement and the other Related Documents and shall have no liability for any such reliance. The undersigned, by delivering this Letter of Transmittal, agrees to ratify and confirm, and hereby ratifies and confirms, any action taken by the Former Stockholders’ Representative in the exercise of the power-of-attorney granted to the Former Stockholders’ Representative pursuant to Section 12.12 of the Merger Agreement, which power-of-attorney, being coupled with an interest, is irrevocable and shall survive the death, incapacity or incompetence of the undersigned.

The Former Stockholders’ Representative shall not be liable to the undersigned and all other Former Stockholders for any act done or omitted under the Merger Agreement its capacity as the Former Stockholders’ Representative, unless caused by its fraud or willful misconduct. The undersigned and all other Former Stockholders agree to jointly and severally (pro rata in accordance with their respective ownership of Bank common stock immediately prior to the Effective Time), indemnify and defend the Former Stockholders’ Representative and hold the Former Stockholders’ Representative harmless against any Damage incurred by the Former Stockholders’ Representative and arising out of or in connection with the acceptance, performance or administration of the Former Stockholders’ Representative’s duties under the Merger agreement and under any Related Document, including, without limitation, the reasonable fees and expenses of any legal counsel, accountants, auditors and other advisors retained by the Former Stockholders’ Representative. In the event of any ambiguity or uncertainty under the Merger Agreement, the Former Stockholders’ Representative may, in its sole and reasonable discretion, refrain from taking any action, unless the Former Stockholders’ Representative receives written instructions, signed by Former Stockholders holding a majority of the Shares immediately prior to the Effective Time, which eliminate such ambiguity or uncertainty; provided, however, that nothing herein shall be deemed or construed to excuse or delay or extend the time period for performance of any obligation of the Former Stockholders or the Former Stockholders’ Representative under the Merger Agreement.

The undersigned hereby acknowledges and agrees that the Former Stockholders’ Representative and each of the Parent Indemnified Parties are third party beneficiaries of this Letter of Transmittal and shall be entitled to enforce this Letter of Transmittal against the undersigned.

The undersigned hereby agrees not to transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber any of the Parent Common Stock on or after the date hereof for a period of 60 days or, if the undersigned is a director or a member of management of the Company or of Parent, for a period of 180 days.

All questions as to validity, form and eligibility of any surrender of any Certificates will be determined by the Company as the surviving corporation in the Merger (the “Surviving Corporation”) (which may delegate power in whole or in part to the Exchange Agent) and such determination shall be final and binding. The Surviving Corporation reserves the right to waive any irregularities or defects in the surrender of any Certificates. A surrender will not be deemed to have been made until all irregularities have been cured or waived. The Exchange Agent will not exchange any Certificates until all instructions herein are complied with.

All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, estates, successors and assigns of the undersigned. The undersigned hereby represents and warrants that:

(a) Organization; Authority. The undersigned is an individual, trust, corporation, limited liability company or limited partnership and, if a corporation, limited liability company or limited partnership, duly organized, validly existing and in good standing under the laws of the State of its organization. If the undersigned is a corporation, limited liability company or limited partnership, the undersigned has all requisite corporate, limited liability company or limited partnership power and authority, as applicable, to execute, deliver and perform this Letter of Transmittal and any other document contemplated by the Merger Agreement (collectively, the “Transaction Documents”) to which it is a party and to perform its obligations hereunder and thereunder. If the undersigned is an individual or trust, the undersigned has the legal capacity to execute, deliver and perform this Letter of Transmittal and any Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.

(b) Authorization; Enforceability. If the undersigned is a corporation, limited liability company or limited partnership, the execution and delivery by the undersigned of this Letter of Transmittal and any Transaction Documents to which it is a party, the performance by the undersigned of its obligations hereunder and thereunder, and the consummation by the undersigned of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, limited liability company or limited partnership action of the undersigned, as applicable. This Letter of Transmittal has been (and each Transaction Document to be executed by the undersigned at or prior to the Closing will be) duly and validly executed and delivered by the undersigned and, assuming the due authorization, execution and delivery thereof by the Company, Parent, Former Stockholders’ Representative and Merger Sub, as applicable, constitutes (or will constitute) a valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms to the fullest extent allowed under applicable law.

(c) No Violation or Conflict. The execution, delivery and performance by the undersigned of this Letter of Transmittal and any Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (with or without notice or lapse of time or both): (a) do not require any consent or approval of any Governmental Entity or other Person (including any Person under any contract or instrument to which the undersigned is a party or bound or to which its assets are subject); (b) do not violate or result in a breach of any provision of the organizational documents of the undersigned if the undersigned is a corporation, limited liability company or limited partnership; (c) do not violate, conflict with, or result in a breach of any legal requirement to which the undersigned is bound; and (d) do not conflict with, violate, constitute grounds for termination, modification, amendment, or cancellation of, or loss of any material benefits or rights under, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, or give rise to any obligation of the undersigned to make payment under, any (i) material license to which the undersigned is bound or (ii) material contract or instrument to which such the undersigned is a party or bound or to which its assets are subject.

(d) Claims and Litigation. There is no (i) outstanding injunction, judgment, order, decree, or ruling, or (ii) action, suit, proceeding, in, or before any Governmental Entity pending or, to the knowledge of the undersigned, threatened against the undersigned that would prevent the consummation of the transaction contemplated hereby.

(e) Certain Fees. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of the undersigned in connection with this Letter of Transmittal, the Merger Agreement or the transactions contemplated hereby or thereby or is entitled to any payment in connection herewith or therewith which, in either case, would result in any obligation or liability on the part of Parent or, after the Closing, the Company or any of the Company’s subsidiaries.

(f) Title to Common Stock. The undersigned owns all of the Common Stock identified in this Letter of Transmittal as held by it, free and clear of any Liens.

(g) Foreign Person. The undersigned is not a foreign person within the meaning of section 897 of the Internal Revenue Code.

If the undersigned cannot make the representations and warranties in clause (g) above, please contact the Exchange Agent promptly.

The undersigned will, upon reasonable request, execute and deliver any additional documents necessary or desirable to complete the exchange of such Certificates for the Merger Consideration.

BOX B SPECIAL ISSUANCE INSTRUCTIONS
(See Instructions 1, 4, 5 and 6
on pages 6 and 7)

To be completed ONLY if the Parent Common Stock issued as Merger Consideration should be issued in the name of someone other than as set forth in Box A.

Issue to:

Name:
(Please Print)

Address:

(Include Zip Code)

(Tax ID or Social Security Number)
(Such Person(s) must properly complete the
Substitute Form W-9 herein, a Form W-8BEN,
a Form W-8ECI or a Form W-8IMY, as applicable)

BOX C SPECIAL DELIVERY INSTRUCTIONS
(See Instruction 6
on page 7)

To be completed ONLY if the Parent Common Stock issued as Merger Consideration should be sent to someone other than as set forth in Box A or to an address other than as set forth in Box A.

Mail or deliver to:

Name:
(Please Print)

Address:

(Include Zip Code)

(Tax ID or Social Security Number)
(Such Person(s) must properly complete the
Substitute Form W-9 herein, a Form W-8BEN,
a Form W-8ECI or a Form W-8IMY, as applicable)

BOX D

SIGN HERE
(See Instructions 1 and 4 on Page 6)
(Complete Accompanying Substitute Form W-9 on Page 8 or, if a non-U.S. Person, the applicable Form W-8)

(Signature of Shareholder)

Dated:  , 2009

(Must be signed by the holder(s) exactly as name(s) appear(s) on the Certificates held by such holder(s) or by Persons authorized to become holder(s) in accordance with any agreements with the Company and other documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, please provide the following information. See Instruction 4.)

Name(s)

(Please Print)

Capacity (full title)

Address

(Including Zip Code)

Area Code and Telephone Number (   )

Tax Identification or Social Security No.

Place signature Medallion Guarantee on this page if applicable.

INSTRUCTIONS

A stockholder of the Company will not receive his, her or its Merger Consideration in exchange for such holder’s Certificates until the Certificates owned by such holder are received by the Exchange Agent at the address set forth on page 1, and until the same are processed by the Exchange Agent. No interest will accrue on any amounts due, other than as specifically set forth in the Merger Agreement.

1. Guarantee of Signatures.  If the registered holder(s) of the Certificates does not sign Box D entitled “Sign Here” or completes Box B entitled “Special Issuance Instructions,” the signatures on this Letter of Transmittal must be guaranteed by an eligible guarantor institution which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program.

2. Delivery of Letter of Transmittal and Certificates.  Please do not send the Certificates directly to the Company. The Certificates, together with a properly completed and duly executed copy of this Letter of Transmittal, and any other documents required by this Letter of Transmittal, should be delivered to the Exchange Agent at the address set forth on page 1 of this Letter of Transmittal.

The method of delivery of the Certificates is at the option and risk of the owner and holder thereof. If the Certificates are sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested. Risk of loss and title shall pass upon delivery to the Exchange Agent.

3. Inadequate Space.  If the space provided in this Letter of Transmittal is inadequate, the information requested in Box A should be listed on a separate schedule attached hereto.

4. Signatures on Letter of Transmittal, Stock Powers and Endorsements.  If the registered holder of the Certificates surrendered hereby signs this Letter of Transmittal, the signature must correspond with the name that is written on the face of the Certificates without alteration, enlargement or any change whatsoever.

If the Certificates surrendered are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

It will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of Certificates if any shares of Common Stock are registered in different names on several Certificates. Photocopies of this Letter of Transmittal may be used if multiples are required.

When this Letter of Transmittal is signed by the registered owner(s) of the Certificates listed and surrendered herewith, no endorsements or separate stock powers are required.

If this Letter of Transmittal is signed by a Person other than the registered owner of the Certificates listed, such Certificates must be endorsed or accompanied by appropriate stock power(s) signed by the registered owner or owners or a Person with full authority to sign on behalf of the registered owner. Signatures on such Certificates must be guaranteed by an eligible guarantor institution which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program. See Instruction 1.

If this Letter of Transmittal or any Certificate is signed by an executor, administrator, trustee, guardian, attorney-in-fact, officer or other Person acting in a fiduciary or representative capacity, such Persons must so indicate when signing, must give his or her full title in such capacity, and evidence satisfactory to the Exchange Agent of his or her authority to so act must be submitted.

5. Transfer Taxes.  Except as otherwise provided in this Instruction 5, the Exchange Agent will pay or cause to be paid all transfer taxes payable by reason of the issuance of the Merger Consideration. If the Merger Consideration is to be made to a Person other than the registered holder(s) of the Certificate(s), or if Certificate(s) evidencing surrendered shares are registered in the name of the Person other than the Person(s) signing this Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered or named holder(s), or such other Person or otherwise) payable on account of the transfer to such other Person also will be deducted from such Merger Consideration, unless evidence satisfactory to the Exchange Agent of the payment of such taxes or exemption therefrom is submitted. Except as provided in this Instruction 5 or otherwise required by law, it will not be necessary for transfer tax stamps to be affixed to the Certificate(s) evidencing the shares surrendered hereby.

6. Special Payment and Delivery Instructions.  If the Merger Consideration is to be issued in the name of a Person other than the Person(s) signing this Letter of Transmittal or if such Merger Consideration is to be sent to someone other than the Person signing this Letter of Transmittal, or to the Person signing this Letter of Transmittal but at an address other than that shown in Box A, then Box B and/or Box C in this Letter of Transmittal must be completed. In the case of a different name, the taxpayer identification or social security number of the Person named must also be indicated, and such Person must properly complete the Substitute Form W-9 herein or a Form W-8BEN, Form W-8ECI or Form W-8IMY, as applicable.

7. Backup Withholding.  In order to avoid backup withholding of federal income tax, each shareholder surrendering Certificate(s) must deliver to the Exchange Agent the appropriate duly executed Internal Revenue Service (“IRS”) form, as described below under “Important Tax Information.” For United States Persons, the correct form is the Substitute Form W-9 on page 8.

8. Lost, Stolen or Destroyed Certificate.  Indicate whether any Certificate has been lost, stolen or destroyed in Box A of the enclosed Letter of Transmittal. The Exchange Agent may require you to execute an affidavit and indemnity agreement and provide a surety bond in connection with such lost or destroyed Certificates and such other documents as it may request to effect exchange. The Exchange Agent may require you to reimburse it for certain fees and expenses in connection with the exchange or cancellation of lost, stolen or destroyed Certificates.

9. Information and Additional Copies.  Information and additional copies of this Letter of Transmittal may be obtained from the Exchange Agent by writing to the address listed on page 1 of this Letter of Transmittal.

TO BE COMPLETED BY ALL HOLDERS OF THE COMPANY
COMMON STOCK
(See “Important Tax Information” on next page)

PAYOR’S NAME: Wells Fargo Bank, N.A.
SUBSTITUTE FORM W-9	Part I — PLEASE PROVIDE YOUR TIN IN THE BOX AT THE RIGHT AND CERTIFY BY SIGNING AND DATING BELOW.	Social Security Number or Employer Identification Number

Department of the Treasury Internal Revenue Service	Part II — Certification — Under penalties of perjury, I certify that:		Part III — Awaiting TIN ☐

Payor’s Request for Taxpayer Identification Number (“TIN”) and Certificate	(1) The number shown on this form is my correct TIN (or I am waiting for a number to be issued to me);

(2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends or (c) the IRS has notified me that I am no longer subject to backup withholding;
Part IV — For Payees exempt from backup withholding, see the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 and complete as instructed therein.
(3) I am a U.S. person (including a U.S. resident alien); and
(4) All other information provided on this form is true, correct and complete.

Certification Instructions — You must cross out item (2) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding, you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item (2). (Also see the instructions in the enclosed Guidelines).

Name (Please Print)

Address

	City	State	ZIP Code

NOTE:	FAILURE TO COMPLETE AND RETURN THIS SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF A PORTION OF ALL REPORTABLE PAYMENTS MADE TO YOU. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

Sign
Here:     Signature:   Date:

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU ARE AWAITING YOUR TIN.
CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a TIN has not been issued to me, and either (a) I have mailed or delivered an application to receive a TIN to the appropriate IRS Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a TIN by the time of payment, a portion of all reportable payments made to me will be withheld.

Signature:   Date:

Name (please print):

IMPORTANT TAX INFORMATION

Each holder of Common Stock is required to provide the Exchange Agent with such holder’s correct tax identification number (“TIN”) on the Substitute Form W-9 attached below or otherwise establish a basis for exemption from backup withholding of federal income tax. If the Exchange Agent is not provided with the correct TIN or an adequate basis for exemption, the Merger Consideration made to such holder may be subject to backup withholding, and such holder may be subject to a $50 penalty imposed by the IRS.

On Substitute Form W-9, the holder must certify that:

•	the TIN provided on the Substitute Form W-9 is correct (or that the holder is awaiting a TIN);

•	the holder is not subject to backup withholding because (a) the holder is exempt from backup withholding, (b) the holder has not been notified by the IRS that the holder is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified the holder that the holder is no longer subject to backup withholding; and

•	the holder is a U.S. Person (including a U.S. resident alien).

If the holder has not been issued a TIN and has applied for a number or intends to apply for a number in the near future, such holder should check the box in Part II, sign and date the Substitute Form W-9 and sign and date the Certificate of Awaiting Taxpayer Identification Number, which appears in a separate box below the Substitute Form W-9. If the box in Part II is checked, the Exchange Agent will be required to withhold 28% of the Merger Consideration payable to such holder. If the Exchange Agent is provided with a TIN within 60 days, the amount of such withholding will be refunded to the holder.

The holder is required to give the Exchange Agent the record holder’s TIN, generally the social security number or employer identification number, of the record holder. If the Certificates are held in more than one name or are not held in the name of the actual owner, consult the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” for additional guidance on which number to report.

Certain holders (including, among others, corporations and certain foreign Persons) are not subject to these backup withholding and reporting requirements. Exempt holders should indicate their exempt status on the Substitute Form W-9 by writing the word “EXEMPT” on the line for social security number in Part I. A foreign Person may qualify as an exempt recipient by submitting to the Exchange Agent a properly completed IRS Form W-8BEN, Form W-8ECI or Form W-8IMY, as applicable (instead of a Substitute Form W-9), executed under penalties of perjury, certifying such holder’s exempt status. Copies of Form W-8BEN, Form W-8ECI and Form W-8IMY can be obtained from the Exchange Agent upon request, at the address set forth in this Letter of Transmittal. Holders are urged to consult their own tax advisors to determine whether they are exempt from these backup withholding and reporting requirements.

If backup withholding applies, the Exchange Agent is required to withhold 28% of the Merger Consideration payable to the holder or other payee. Backup withholding is not an additional United States federal income tax. If the required information is furnished to the IRS in a timely manner, the United States federal income tax liability of Persons subject to backup withholding may be reduced by the amount of tax withheld, and, if withholding results in an overpayment of taxes, a refund may be obtained from the IRS.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9

GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER

Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer Identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the Payer.

FOR THIS TYPE OF
ACCOUNT:		GIVE NAME AND SOCIAL SECURITY NUMBER (SSN) OF:
1.	Individual	The individual
2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account (l)
3.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor (2)
4.	(a) The usual revocable savings trust (grantor is also trustee)	The grantor-trustee (1)
	(b) So-called trust account that is not a legal or valid trust under state law	The actual owner (1)
5.	Sole proprietorship	The owner (3)

FOR THIS TYPE OF ACCOUNT:		GIVE NAME AND EMPLOYER IDENTIFICATION NUMBER (EIN) OF:
6.	A valid trust, estate, or pension trust	The legal entity (Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.) (4)
7.	Corporation	The corporation
8.	Association, club, religious, charitable, educational or other tax-exempt organization	The organization
9.	Partnership	The partnership
10.	A broker or registered nominee	The broker or nominee
11.	Account with the Department of Agriculture in the name of a public entity (such as State or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person’s number must be furnished.

(2)	Circle the minor’s name and furnish the minor’s SSN.

(3)	You must show your individual name, but you may also enter your business or “DBA” name. You may use either your SSN or EIN (if you have one).

(4)	List first and circle the name of the legal trust, estate, or pension trust.

NOTE:  If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

Section references are to the Internal Revenue Code.

Obtaining a Number.  If you do not have a taxpayer identification number or you do not know your number, obtain Form SS-5, Application for a Social Security Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service (the “IRS”) and apply for a number.

Payees Exempt from Backup Withholding.  The following is a list of payees exempt from backup withholding and for which no information reporting is required. For interest and dividends, all listed payees are exempt except item (9). For broker transactions, payees listed in (1) through (13) are exempt. A person registered under the Investment Advisers Act of 1940 who regularly acts as a broker is also exempt. Payments subject to reporting under sections 6041 and 6041A are generally exempt from backup withholding only if made to payees described in items (1) through (7), except that the following payments made to a corporation and reportable on Form 1099-MISC are not exempt from backup withholding or information reporting: medical and health care payments, attorneys’ fees and payments for services paid by a federal executive agency. Only payees described in items (2) through (6) are exempt from backup withholding for barter exchange transactions and patronage dividends.

(1) A corporation.

(2)	An organization exempt from tax under section 501(a), or an individual retirement plan (“IRA”), or a custodial account under 403(b)(7) if the account satisfies the requirements of section 401(f)(2).

(3)	The United States or any of its agencies or instrumentalities.

(4)	A State, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.

(5)	A foreign government or any of its political subdivisions, agencies, or instrumentalities.

(6)	An international organization or any of its agencies or instrumentalities.

(7) A foreign central bank of issue.

(8)	A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.

(9) A futures commission merchant registered with the Commodity Futures Trading Commission.

(10) A real estate investment trust.

(11)	An entity registered at all times during the tax year under the Investment Company Act of 1940.

(12)	A common trust fund operated by a bank under section 584(a).

(13) A financial institution.

(14)	A middleman known in the investment community as a nominee or custodian or listed in the most recent publication of the American Society of Corporate Secretaries, Inc., Nominee List.

(15)	A trust exempt from tax under section 664 or described in section 4947.

Payments of dividends and patronage dividends generally not subject to backup withholding also include the following:

•	Payments to nonresident aliens subject to withholding under section 1441.

•	Payments to partnerships not engaged in a trade or business in the United States and that have at least one nonresident partner.

•	Payments of patronage dividends not paid in money.

•	Payments made by certain foreign organizations.

•	Section 404(k) distributions made by an ESOP.

Payments of interest generally not subject to backup withholding include the following:

•	Payments of interest on obligations issued by individuals. NOTE: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer’s trade or business and you have not provided your correct taxpayer identification number to the payer.

•	Payments of tax-exempt interest (including exempt interest dividends under section 852).

•	Payments described in section 6049(b)(5) to nonresident aliens.

•	Payments on tax-free covenant bonds under section 1451.

•	Payments made by certain foreign organizations.

•	Mortgage interest paid to you.

Payments that are not subject to information reporting are also not subject to backup withholding. For details see sections 6041, 6041(A), 6042, 6044, 6045, 6049, 6050A and 6050N, and the regulations under such sections.

Privacy Act Notice.  Section 6109 requires you to give your correct taxpayer identification number to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA or Archer MSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS may also provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, and the District of Columbia to carry out their tax laws. You must provide your taxpayer identification number whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

Penalties.

(1) Penalty for Failure to Furnish Taxpayer Identification Number. If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) Civil Penalty for False Information with Respect to Withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

(3) Criminal Penalty for Falsifying Information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR
TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE

ANNEX B

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER dated June 21, 2010 (this “Amendment”), is made to the Agreement and Plan of Merger dated as of November 6, 2009 (the “Merger Agreement”), by and among WESTERN LIBERTY BANCORP, a Delaware corporation with its principal place of business in New York, New York (“Parent”), WL-S1 INTERIM BANK, a Nevada corporation, SERVICE1ST BANK OF NEVADA, a Nevada-chartered non-member bank (“Bank”), and CURTIS W. ANDERSON, an individual, as the representative of the Persons who will be former stockholders of Bank after the Closing. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, pursuant to Section 12.5 of the Merger Agreement, Parent and Bank wish to amend the Merger Agreement as set forth in this Amendment.

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent and Bank hereby agree as follows:

1. Amendments.

a. Merger Consideration.  Clauses (i) and (ii) of Section 3.2(a) of the Merger Agreement are hereby deleted in their entirety and replaced with the following:

(i) an amount (the “Base Merger Consideration”) equal to:

(A) the Tangible Book Value of Bank as of the Valuation Date as calculated pursuant to Section 4.1, minus

(B) all Bank-Borne Transaction Expenses, minus

(C) $1,000,000; and

(ii) if at any time during the first two years after the Effective Time, either (x) Parent Common Stock shall have closed trading on the New York Stock Exchange or such other national securities exchange (a “National Exchange”) on which Parent Common Stock is then listed at a price in excess of $12.75 per share (as reported in the Wall Street Journal or, if not reported thereby, an alternative chosen mutually by Parent and Bank) for thirty (30) consecutive trading days or (y) in the event Parent Common Stock is not listed on a National Exchange, if Parent Common Stock shall have closed trading on the Over-the-Counter Bulletin Board at a price in excess of $12.75 per share (as reported in the Wall Street Journal or, if not reported thereby, an alternative chosen mutually by Parent and Bank) for thirty (30) consecutive trading days, an additional amount equal to the following (such amount, if payable, the “Contingent Merger Consideration”): 20% of the Tangible Book Value as of the Valuation Date as calculated pursuant to Section 4.1.

b. References to Merger Agreement.  The term “Agreement” as defined in the recitals and Schedule II of the Merger Agreement is hereby amended to refer to the Merger Agreement, as amended, restated, modified or otherwise supplemented from time to time, including without limitation, by this Amendment.

c. References to Date of the Merger Agreement.  Notwithstanding the execution of this Amendment, any and all references in the Merger Agreement to the date of the “Agreement” shall be a reference to November 6, 2009.

d. Material Adverse Effect.

i. The date “December 31, 2008” in Section 5.18(b) of the Merger Agreement is hereby replaced with “March 31, 2010”.

ii. The words “the Balance Sheet Date” in Section 10.2(f) of the Merger Agreement are hereby replaced with “March 31, 2010”.

e. Post-Effective Amendment to Registration Statement.  A new Section 7.12 is hereby added to the Merger Agreement reading in its entirety as follows:

Section 7.11.  Post-Effective Amendment to Registration Statement.  In accordance with the provisions of Section 8.4(b) of the Merger Agreement, (i) Parent shall file with the SEC as promptly as practicable after the date of the First Amendment to Agreement and Plan of Merger, dated June 21, 2010 among the parties to this Agreement (the “Amendment”), a post-effective amendment to the Registration Statement to amend the Registration Statement to reflect the terms of the Amendment (the “Registration Statement Amendment”), (ii) Parent and Bank shall use reasonable best efforts to have the Registration Statement Amendment declared effective as soon as practicable and (iii) as required by Applicable Law, Bank shall disseminate the information contained in the Registration Statement Amendment to the Bank Stockholders; provided, however, that no amendment will be filed and no such information shall be otherwise disseminated without prior consultation between Parent and Bank and providing Parent and Bank with a reasonable opportunity to review and comment on such amendment. For the avoidance of doubt, the provisions of this Agreement relating to the Registration Statement, including Section 7.10, shall to the extent reasonably applicable apply to the Registration Statement Amendment mutatis mutandis.

f. Bank Proxy Statement; Meeting of the Bank Stockholders.  A new Section 7.13 is hereby added to the Merger Agreement reading in its entirety as follows:

Section 7.13.  Bank Proxy Statement; Meeting of the Bank Stockholders.  Bank shall prepare promptly following the date of the Amendment an amended Bank Proxy Statement to reflect the terms of this Amendment. Bank, acting through the Bank Board, shall take all actions in accordance with Nevada Law, the Articles of Incorporation and Bylaws of Bank and all other Applicable Laws to mail such amendment to the Bank Proxy Statement and duly call and give notice of as promptly as practicable after the Registration Statement Amendment shall have become effective, and to convene and hold, as promptly as practicable thereafter, a meeting of the Bank Stockholders, or otherwise solicit written consents of the Bank Stockholders, to obtain the Bank Stockholder Approval of the Merger Agreement, as amended by the terms of the Amendment, and the Related Documents, and the performance by Bank of the Merger and the other transactions contemplated by the Agreement and the Related Documents. For the avoidance of doubt, the provisions of this Agreement relating to the Proxy Statement, including Section 7.10, shall to the extent reasonably applicable apply to the amended Bank Proxy Statement mutatis mutandis.

g. Meeting of Parent’s Stockholders.  The phrase “as promptly as practicable after the Registration Statement shall have become effective” contained in the first sentence of Section 8.5(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following phrase: “as promptly as practicable after the making of any such determination, if any, by the Parent Board”.

h. Exclusivity; Superior Bank Proposal.  The reference to “Section 11.2(b)(iv)” contained in Section 7.9(c) of the Merger Agreement is hereby replaced with “Section 11.2(b)(vi)”.

i. Additional Capital.  The reference to “$15,000,000” in Section 8.7 of the Merger Agreement is hereby replaced with “$25,000,000”.

j. Bank-Designated Director.  Bank Schedule 8.8 of the Merger Agreement is hereby amended to replace the name “Kenny C. Guinn” with “Curtis Anderson”.

k. Employment of John Gaynor.  Section 10.2(h) is hereby replaced in its entirety with the following:

(h) Certain Employment Arrangements.  (i) Mr. Martin shall continue to be employed by Bank and/or Parent, (ii) the Employment Agreement entered into by Parent with Mr. Martin shall remain in full force and effect, except in the case of death or disability, and (iii) the Employment Agreement entered into by Parent with Mr. Gaynor shall have been terminated without any liability to Bank, Parent or any of their Affiliates and otherwise on terms and conditions reasonably acceptable to Parent; provided, however, that the condition set forth in clause (ii) shall not apply with respect to any Employment Agreement that has been terminated by Parent (other than as required by Applicable Law or if Parent reasonably believes that such termination is required in order to obtain Regulatory Approvals as a result of discussions with Bank Regulators, and Parent provides Bank with written notice of the termination of such Employment Agreement specifying in reasonable detail the basis on which Parent’s reasonable belief for such termination is based).

2. Miscellaneous Provisions.  Sections 12.2, 12.3, 12.5, 12.6, 12.7, 12.8, 12.9, 12.10 and 12.11 of the Merger Agreement are incorporated into this Amendment by reference as if they were a part hereof and for the purposes of this Section 2, each reference to the “Agreement” therein shall be construed as a reference to this Amendment.

3. Survival of Merger Agreement.  Except as amended hereby, all the terms of the Merger Agreement shall remain in full force and effect. This Amendment amends certain provisions of the Merger Agreement and together with the Merger Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, each of the undersigned Amendment has caused this Amendment to be duly executed and delivered as of the date first written above.

Parent:

WESTERN LIBERTY BANCORP

By:	/s/ Jason N. Ader
Name:     Jason N. Ader

Title:	Chairman

Bank:

SERVICE1ST BANK OF NEVADA

By:	/s/ William E. Martin
Name:     William E. Martin

Title:	Vice Chairman & CEO

ACKNOWLEDGED AND AGREED TO BY:

/s/  Curtis W. Anderson
CURTIS W. ANDERSON, in his capacity as
the Former Stockholders’ Representative

WL-S1 INTERIM BANK

By:	/s/ Jason N. Ader
Name:     Jason N. Ader

Title:	Chairman

[SIGNATURE PAGE TO FIRST AMENDMENT TO MERGER AGREEMENT]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The Second Amended and Restated Certificate of Incorporation of Western Liberty Bancorp. (“WLBC”) provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by WLBC to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

We are party to agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided in WLBC’s Second Amended and Restated Certificate of Incorporation. We believe that these provisions and agreements were necessary to attract qualified directors and officers. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to WLBC’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, WLBC has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, WLBC will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by WLBC is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eighth of WLBC’s Second Amended and Restated Certificate of Incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

WLBC’s bylaws further provide that any indemnification shall be made by WLBC only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made: (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by stockholders.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of November 6, 2009, by and among Western Liberty Bancorp., WL-S1 Interim Bank, Service1st Bank of Nevada and Curtis W. Anderson, as Former Stockholders’ Representative (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on November 9, 2009)
2.2	First Amendment to the Agreement and Plan of Merger, dated as of June 21, 2010, by and among Western Liberty Bancorp., WL-S1 Interim Bank, Service1st Bank of Nevada and Curtis W. Anderson, as Former Stockholders’ Representative (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on June 24, 2010)
3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on October 9, 2007)
3.2	By-laws (incorporated by reference to Exhibit 3.3 to Form S-1, File No. 333-144799, filed by the Company with the Securities and Exchange Commission on July 24, 2007)
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.6 to the Form S-3, filed by the Company with the Securities and Exchange Commission on November 16, 2009)

Exhibit No.	Description

4.2	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.7 to the Form S-3, filed by the Company with the Securities and Exchange Commission on November 16, 2009)
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.8 to the Form S-3, filed by the Company with the Securities and Exchange Commission on November 16, 2009)
4.4	Registration Rights Agreement, dated as of November 27, 2007, among the Company and the Private stockholders (incorporated by reference to Exhibit 4.5 to the Quarterly Report on Form 10-Q, File No. 001-33704, filed by the Company with the Securities and Exchange Commission on December 27, 2007)
4.5	Letter Agreement, dated as of July 20, 2009, between Global Consumer Acquisition Corp. and the signatories thereto (incorporated by reference to Exhibit 4.1 the Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on July 22, 2009)
4.6	Founders Shares Restructuring Agreement, dated as of July 20, 2009, between Global Consumer Acquisition Corp. and Hayground Cove Asset Management LLC (incorporated by reference to Exhibit 4.2 the Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on July 22, 2009)
4.7	Amended and Restated Warrant Agreement, dated as of July 20, 2009, between Global Consumer Acquisition Corp. and Continental Stock Transfer &Trust Company (incorporated by reference to Exhibit 4.1 the Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on July 24, 2009)
4.8	Amendment No. 1 to Amended and Restated Warrant Agreement, dated as of October 7, 2009, by and between Global Consumer Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on October 9, 2009)
5.1	Opinion of Proskauer Rose LLP as to the validity of the shares being registered**
10.1	Form of Letter Agreement between the Company and each of the Private stockholders of the Company (incorporated by reference to Exhibit 10.9 to Amendment No. 3 to the Form S-1, File No. 333-144799, filed by the Company with the Securities and Exchange Commission on October 25, 2007)
10.2	Letter Agreement, dated November 20, 2007, by and between the Company and Hayground Cove Asset Management LLC (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q, File No. 001-33704, filed by the Company with the Securities and Exchange Commission on December 27, 2007)
10.3	Investment Management Trust Agreement, dated as of November 27, 2007, by and between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on December 4, 2007)
10.4	Warrant Subscription Agreement, dated August 1, 2007, by and between the Company and Scott LaPorta (incorporated by reference to Exhibit 10.7 to Amendment No. 1 to the Form S-1, File No. 333-144799, filed by the Company with the Securities and Exchange Commission on September 6, 2007)
10.5	Warrant Subscription Agreement, dated July 19, 2007, by and between the Company and Hayground Cove Asset Management LLC (incorporated by reference to Exhibit 10.4 to Form S-1, File No. 333-144799, filed by the Company with the Securities and Exchange Commission on July 24, 2007)
10.6	Amendment No. 1 to the Warrant Subscription Agreement, dated August 1, 2007, by and between the Company and Hayground Cove Asset Management LLC (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to the Form S-1, File No. 333-144799, filed by the Company with the Securities and Exchange Commission on September 6, 2007)

Exhibit No.	Description

10.7	Amendment No. 2 to the Warrant Subscription Agreement, dated October 18, 2007, by and between the Company and Hayground Cove Asset Management LLC (incorporated by reference to Exhibit 10.13 to Amendment No. 3 to the Form S-1, File No. 333-144799, filed by the Company with the Securities and Exchange Commission on October 25, 2007)
10.8	Form of Founders’ Shares Subscription Agreement (incorporated by reference to Exhibit 10.1 to Form S-1, File No. 333-144799, filed by the Company with the Securities and Exchange Commission on July 24, 2007)
10.9	Promissory Note, dated August 31, 2007, issued to Hayground Cove Asset Management LLC (incorporated by reference to Exhibit 10.11 to Amendment No. 1 to the Form S-1, File No. 333-144799, filed by the Company with the Securities and Exchange Commission on September 6, 2007)
10.10	Form of Indemnification Agreement between the Company and each of the directors and officers of the Company (incorporated by reference to Exhibit 10.10 to Amendment No. 1 to the Form S-1, File No. 333-144799, filed by the Company with the Securities and Exchange Commission on September 6, 2007)
10.11	Form of Director Agreement between the Company and each of the directors of the Company (incorporated by reference to Exhibit 10.12 to Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on December 29, 2008)
10.12	Settlement Agreement and General Release, dated December 23, 2008, between the Company and Scott LaPorta (incorporated by reference to Exhibit 10.13 to Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on December 29, 2008)
10.13	Director Resignation Agreement, dated December 23, 2008, between the Company, Robert M. Foresman, Carl H. Hahn, Philip A. Marineau and Steven Westly (incorporated by reference to Exhibit 10.14 to Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on December 29, 2008)
10.14	Officer Letter between Daniel Silvers and the Company (incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on April 28, 2009)
10.15	Second Amended and Restated Sponsor Support Agreement, dated as of August 13, 2009, by and between Global Consumer Acquisition Corp. and Hayground Cove Asset Management LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on August 14, 2009)
10.16	Letter Agreement, dated as of August 13, 2009, by and between Global Consumer Acquisition Corp. and Hayground Cove Asset Management LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on August 14, 2009)
10.17	Amendment No. 1 to the Investment Management Trust Agreement, dated as of October 7, 2009, by and between Global Consumer Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on October 9, 2009)
10.18	Employment Agreement, dated as of November 6, 2009, by and between Western Liberty Bancorp and Richard Deglman (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on November 9, 2009)
10.19	Second Amended and Restated Employment Agreement, dated as of December 18, 2009, by and between Western Liberty Bancorp and George A. Rosenbaum, Jr. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on December 24, 2009)

Exhibit No.	Description

10.20	Amended and Restated Voting Agreement, dated as of January 28, 2010, by and among Western Liberty Bancorp and the Stockholders Party Thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on January 29, 2010)
10.21	Amended and Restated Employment Agreement, dated as of February 8, 2010, by and between Western Liberty Bancorp and William E. Martin (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on February 8, 2010)
23.1	Consent of Crowe Horwath LLP*
23.2	Consent of Hays & Company LLP*
23.3	Consent of Grant Thornton LLP*
23.4	Consent of Proskauer Rose LLP (included in Exhibit 5.1)
99.1	Consent of Curtis W. Anderson**
99.2	Consent of Gerald F. Hartley**
99.3	Consent of Robert G. Goldstein**
99.4	Consent of Blake L. Sartini**
99.5	Consent of William E. Martin**
99.6	Consent of Terrence L. Wright**

*	Filed herewith

**	Previously filed

Item 22.	Undertakings.

Each of the undersigned and WLBC, hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in an initial distribution of securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Each of the undersigned hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

Each of the undersigned undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Each of the undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Each of the undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

WESTERN LIBERTY BANCORP

By:	/s/ Jason N. Ader
Name:     Jason N. Ader

Title:	Chief Executive Officer
(Principal Executive Officer)

Signature	Title	Date

/s/ Jason N. Ader Jason N. Ader	Chairman and Chief Executive Officer (Principal Executive Officer)	July 29, 2010

/s/ George A. Rosenbaum, Jr. George A. Rosenbaum, Jr.	Chief Financial Officer	July 29, 2010

/s/ Andrew Nelson Andrew Nelson	Assistant Secretary and Director	July 29, 2010

/s/ Richard A.C. Coles Richard A.C. Coles	Director	July 29, 2010

/s/ Michael B. Frankel Michael B. Frankel	Director	July 29, 2010

/s/ Mark Schulhof Mark Schulhof	Director	July 29, 2010

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of November 6, 2009, by and among Western Liberty Bancorp., WL-S1 Interim Bank, Service1st Bank of Nevada and Curtis W. Anderson, as Former Stockholders’ Representative (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on November 9, 2009)
2.2	First Amendment to the Agreement and Plan of Merger, dated as of June 21, 2010, by and among Western Liberty Bancorp., WL-S1 Interim Bank, Service1st Bank of Nevada and Curtis W. Anderson, as Former Stockholders’ Representative (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on June 24, 2010)
3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on October 9, 2007)
3.2	By-laws (incorporated by reference to Exhibit 3.3 to Form S-1, File No. 333-144799, filed by the Company with the Securities and Exchange Commission on July 24, 2007)
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.6 to the Form S-3, filed by the Company with the Securities and Exchange Commission on November 16, 2009)
4.2	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.7 to the Form S-3, filed by the Company with the Securities and Exchange Commission on November 16, 2009)
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.8 to the Form S-3, filed by the Company with the Securities and Exchange Commission on November 16, 2009)
4.4	Registration Rights Agreement, dated as of November 27, 2007, among the Company and the Private stockholders (incorporated by reference to Exhibit 4.5 to the Quarterly Report on Form 10-Q, File No. 001-33704, filed by the Company with the Securities and Exchange Commission on December 27, 2007)
4.5	Letter Agreement, dated as of July 20, 2009, between Global Consumer Acquisition Corp. and the signatories thereto (incorporated by reference to Exhibit 4.1 the Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on July 22, 2009)
4.6	Founders Shares Restructuring Agreement, dated as of July 20, 2009, between Global Consumer Acquisition Corp. and Hayground Cove Asset Management LLC (incorporated by reference to Exhibit 4.2 the Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on July 22, 2009)
4.7	Amended and Restated Warrant Agreement, dated as of July 20, 2009, between Global Consumer Acquisition Corp. and Continental Stock Transfer &Trust Company (incorporated by reference to Exhibit 4.1 the Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on July 24, 2009)
4.8	Amendment No. 1 to Amended and Restated Warrant Agreement, dated as of October 7, 2009, by and between Global Consumer Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on October 9, 2009)
5.1	Opinion of Proskauer Rose LLP as to the validity of the shares being registered**
10.1	Form of Letter Agreement between the Company and each of the Private stockholders of the Company (incorporated by reference to Exhibit 10.9 to Amendment No. 3 to the Form S-1, File No. 333-144799, filed by the Company with the Securities and Exchange Commission on October 25, 2007)
10.2	Letter Agreement, dated November 20, 2007, by and between the Company and Hayground Cove Asset Management LLC (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q, File No. 001-33704, filed by the Company with the Securities and Exchange Commission on December 27, 2007)

Exhibit No.	Description

10.3	Investment Management Trust Agreement, dated as of November 27, 2007, by and between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on December 4, 2007)
10.4	Warrant Subscription Agreement, dated August 1, 2007, by and between the Company and Scott LaPorta (incorporated by reference to Exhibit 10.7 to Amendment No. 1 to the Form S-1, File No. 333-144799, filed by the Company with the Securities and Exchange Commission on September 6, 2007)
10.5	Warrant Subscription Agreement, dated July 19, 2007, by and between the Company and Hayground Cove Asset Management LLC (incorporated by reference to Exhibit 10.4 to Form S-1, File No. 333-144799, filed by the Company with the Securities and Exchange Commission on July 24, 2007)
10.6	Amendment No. 1 to the Warrant Subscription Agreement, dated August 1, 2007, by and between the Company and Hayground Cove Asset Management LLC (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to the Form S-1, File No. 333-144799, filed by the Company with the Securities and Exchange Commission on September 6, 2007)
10.7	Amendment No. 2 to the Warrant Subscription Agreement, dated October 18, 2007, by and between the Company and Hayground Cove Asset Management LLC (incorporated by reference to Exhibit 10.13 to Amendment No. 3 to the Form S-1, File No. 333-144799, filed by the Company with the Securities and Exchange Commission on October 25, 2007)
10.8	Form of Founders’ Shares Subscription Agreement (incorporated by reference to Exhibit 10.1 to Form S-1, File No. 333-144799, filed by the Company with the Securities and Exchange Commission on July 24, 2007)
10.9	Promissory Note, dated August 31, 2007, issued to Hayground Cove Asset Management LLC (incorporated by reference to Exhibit 10.11 to Amendment No. 1 to the Form S-1, File No. 333-144799, filed by the Company with the Securities and Exchange Commission on September 6, 2007)
10.10	Form of Indemnification Agreement between the Company and each of the directors and officers of the Company (incorporated by reference to Exhibit 10.10 to Amendment No. 1 to the Form S-1, File No. 333-144799, filed by the Company with the Securities and Exchange Commission on September 6, 2007)
10.11	Form of Director Agreement between the Company and each of the directors of the Company (incorporated by reference to Exhibit 10.12 to Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on December 29, 2008)
10.12	Settlement Agreement and General Release, dated December 23, 2008, between the Company and Scott LaPorta (incorporated by reference to Exhibit 10.13 to Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on December 29, 2008)
10.13	Director Resignation Agreement, dated December 23, 2008, between the Company, Robert M. Foresman, Carl H. Hahn, Philip A. Marineau and Steven Westly (incorporated by reference to Exhibit 10.14 to Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on December 29, 2008)
10.14	Officer Letter between Daniel Silvers and the Company (incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on April 28, 2009)
10.15	Second Amended and Restated Sponsor Support Agreement, dated as of August 13, 2009, by and between Global Consumer Acquisition Corp. and Hayground Cove Asset Management LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on August 14, 2009)

Exhibit No.	Description

10.16	Letter Agreement, dated as of August 13, 2009, by and between Global Consumer Acquisition Corp. and Hayground Cove Asset Management LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on August 14, 2009)
10.17	Amendment No. 1 to the Investment Management Trust Agreement, dated as of October 7, 2009, by and between Global Consumer Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on October 9, 2009)
10.18	Employment Agreement, dated as of November 6, 2009, by and between Western Liberty Bancorp and Richard Deglman (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on November 9, 2009)
10.19	Second Amended and Restated Employment Agreement, dated as of December 18, 2009, by and between Western Liberty Bancorp and George A. Rosenbaum, Jr. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on December 24, 2009)
10.20	Amended and Restated Voting Agreement, dated as of January 28, 2010, by and among Western Liberty Bancorp and the Stockholders Party Thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on January 29, 2010)
10.21	Amended and Restated Employment Agreement, dated as of February 8, 2010, by and between Western Liberty Bancorp and William E. Martin (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by the Company with the Securities and Exchange Commission on February 8, 2010)
23.1	Consent of Crowe Horwath LLP*
23.2	Consent of Hays & Company LLP*
23.3	Consent of Grant Thornton LLP*
23.4	Consent of Proskauer Rose LLP (included in Exhibit 5.1)
99.1	Consent of Curtis W. Anderson**
99.2	Consent of Gerald F. Hartley**
99.3	Consent of Robert G. Goldstein**
99.4	Consent of Blake L. Sartini**
99.5	Consent of William E. Martin**
99.6	Consent of Terrence L. Wright**

*	Filed herewith

**	Previously filed